As filed with the U.S. Securities and Exchange Commission on July 24, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IB Acquisition Corp.
(Exact name of registrant as specified in its charter)

GNQ Insilico Inc.*
(Exact name of co-registrant as specified in its charter)

Nevada	6770	85-2946784
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432
(214) 687-0020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

I-B Good Works 4, LLC

1200 N Federal Highway, Suite 215,

Boca Raton, FL 33432

Telephone: (214) 687-0020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ralph V. De Martino, Esq. Marc E. Rivera, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 857-6000	Pierre Saint-Aubin Sabrina Mach Dentons Canada LLP 1 Place Ville Marie 39th Floor Montréal, Quebec H3B 4M7 Canada	Jay Knight, Esq. Timothy Van Hal, Esq. Barnes & Thornburg LLP 1600 West End Avenue Nashville, TN 37203	Omar Soliman Cassels Brock & Blackwell LLP 40 Temperance Street, Suite 3200 Toronto, ON M4H 0B4 Canada

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed business combination are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant and Co-Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

*	For information regarding the Co-Registrant, see “Table of Co-Registrants”

†	Prior to the consummation of the Business Combination, the Registrant intends to effect a conversion under Section 265 of the Delaware General Corporation Law and Section 93A of the Nevada Revised Statutes, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the State of Nevada to the State of Delaware (the “Conversion”). All securities being registered will be issued by the Combined Entity (as defined herein) following the Conversion, and upon the consummation of the Business Combination, the Combined Entity will be renamed “GNQ Insilico Inc.”

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
GNQ Insilico Inc.(1)(2)	Canada	7372	Not Applicable

(1) The Co-Registrant has the following principal executive office:

#101-2275 Upper Middle Road East

Oakville, Ontario, L6H 0C3

(905) 491-6905

(2) The agent for service of process for the Co-Registrant is:

Marciano Estigarribia

Chief Financial Officer and Chief Revenue Officer

575 Fifth Avenue, 14th Floor

New York, NY 10017

(647) 739-1928

The information in this preliminary proxy statement/prospectus is not complete and may be changed. IB Acquisition Corp. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this preliminary proxy statement/prospectus form a part, is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 24, 2026

PROXY STATEMENT FOR SPECIAL MEETING OF
STOCKHOLDERS OF
IB Acquisition Corp.
and
PROSPECTUS FOR UP TO 63,749,279 SHARES OF CLASS A COMMON STOCK
OF
IB Acquisition Corp.

The board of directors of IB Acquisition Corp., a Nevada corporation (“IBAC”), has (i) unanimously approved and adopted the Business Combination Agreement, dated March 16, 2026 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and between IBAC and GNQ Insilico, Inc., a corporation formed under the federal laws of Canada (“GNQ”), (ii) determined that the Business Combination Agreement and the transactions contemplated thereby (collectively, the “Business Combination”) are advisable, fair to and in the best interests of IBAC and its stockholders, and (iii) resolved to recommend that IBAC Stockholders vote in favor of the proposals described herein. In connection with the Business Combination, the IBAC board of directors obtained a fairness opinion from Marshall & Stevens dated February 19, 2026. See “The Business Combination Proposal - Fairness Opinion.” Pursuant to the Business Combination Agreement, among other things, by means of an Arrangement pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) involving IBAC, ExchangeCo, CallCo, GNQ and the securityholders of GNQ:

(a) Electing Shareholders will exchange their respective GNQ Common Shares for ExchangeCo Exchangeable Shares;

(b) GNQ Non-Electing Shareholders will exchange their respective GNQ Common Shares for shares of IBAC Class A Common Stock (together with the exchange described in clause (a) the “Share Exchanges”);

(c) GNQ Options shall be exchanged for Replacement Options to purchase shares of IBAC Class A Common Stock;

(d) GNQ Convertible Notes shall be automatically converted into GNQ Common Shares immediately prior to the Arrangement Effective Time;

(e) GNQ Warrants shall be exchanged for shares of IBAC Class A Common Stock and each Bridge Warrant outstanding at the Arrangement Effective Time shall automatically be converted into a warrant to purchase IBAC Class A Common Stock on substantially the same terms as the applicable Bridge Warrant, with the right to acquire IBAC Class A Common Stock in lieu of GNQ Common Shares;

(f) following the Share Exchanges, IBAC will contribute any GNQ Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares; and

(g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any GNQ Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares.

Pursuant to IBAC’s currently effective Amended and Restated Articles of Incorporation (the “Existing IBAC Charter”), IBAC has until September 28, 2026 to consummate the Business Combination.

For details on the transactions involved in the Business Combination, see “Questions and Answers about the Proposals.” For impacts of dilution resulting from the consummation of the Business Combination on the non-redeeming IBAC Stockholders who hold IBAC’s securities until the consummation of the Business Combination, see “Questions and Answers about the Proposals — What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”

IBAC Stockholders are being asked to consider and vote upon the Business Combination and certain proposals related thereto as described in this proxy statement/prospectus. As a result of, and upon consummation of the Business Combination, IBAC (following consummation of the Business Combination, the “Combined Entity”) will be a public company owned by the prior holders of IBAC Common Stock, the prior holders of GNQ Common Shares, the prior holders of GNQ Warrants, and the prior holders of GNQ Convertible Notes.

Prior to the consummation of the Business Combination, IBAC will convert from a Nevada corporation to a Delaware corporation in accordance with Section 265 of the Delaware General Corporation Law and Sections 92A.105 and 92A.205 of the Nevada Revised Statutes. Upon the consummation of the Business Combination, each share of IBAC Common Stock will be automatically converted into one share of IBAC Class A Common Stock. Effective upon the consummation of the Business Combination, IBAC will change its name to GNQ Insilico Inc., and the Combined Entity Common Stock will be listed on the Nasdaq Global Market under the symbol “GNQI.”

Material Financing Transactions:

Since the completion of IBAC’s IPO in March 2024, IBAC has not completed any material financing transactions.

Possible Working Capital Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, directors, officers or affiliates of IBAC may, but are not obligated to, loan IBAC funds as may be required (“Working Capital Loans”). If IBAC completes the Business Combination, IBAC will repay any such Working Capital Loans out of the proceeds of the Trust Account to be released to IBAC upon the closing of the Business Combination. In the event that the Business Combination does not close, IBAC may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of any such Working Capital Loans may be convertible into IBAC working capital units, at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement/prospectus, IBAC had no borrowings under any Working Capital Loans.

Bridge Financing

Concurrently with the execution of the Business Combination Agreement, GNQ entered into the Side Letter Agreement pursuant to which GNQ intends to complete a debt financing consisting of 10% secured convertible promissory notes (the “GNQ Convertible Notes”) and common share purchase warrants (the “Bridge Warrants”) for aggregate gross proceeds to GNQ of up to $2,000,000 (the “Bridge Financing”). In connection with the execution of the Business Combination Agreement, an investor introduced by IBAC purchased a GNQ Convertible Note in the aggregate principal amount of $250,000. The GNQ Convertible Notes bear interest at a rate of 10% per annum, have a maturity date that is six months from the date of issuance, and are convertible into GNQ Common Shares at a conversion price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio under the Business Combination Agreement. The Bridge Financing proceeds are included in the calculation of Available Cash for purposes of the Minimum Cash Amount closing condition under the Business Combination Agreement. The Bridge Warrants entitle holders to purchase GNQ Common Shares at an exercise price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the Company Exchange Ratio set forth in the Business Combination Agreement, exercisable for a period of five years from the date of issuance. Each Bridge Warrant is issued alongside a GNQ Convertible Note, with the number of underlying shares determined by dividing 100% of the funded amount by an assumed value for a GNQ Common Share based on a discount to the $10.00 reference value of a share of IBAC Class A Common Stock. Upon the Arrangement Effective Time, each Bridge Warrant will automatically convert into a warrant to purchase IBAC Class A Common Stock on substantially the same terms.

PIPE Investment

As provided in the Business Combination Agreement, IBAC has agreed to use commercially reasonable efforts to secure commitments for a private investment in IBAC (the “PIPE Investment”) in an aggregate amount of $10,000,000 (inclusive of the proceeds from the Bridge Financing), pursuant to which IBAC will issue and sell up to 1,000,000 shares of IBAC Class A Common Stock at a price of $10.00 per share to accredited institutional investors pursuant to subscription agreements substantially in the form attached to the Business Combination Agreement as Exhibit B, prior to or upon the consummation of the Business Combination. We do not expect that IBAC’s Sponsor, directors, officers or their affiliates will participate in the PIPE Investment.

As of the date of this proxy statement/prospectus, IBAC and GNQ have received $[_______] in commitments in respect of the PIPE Investment (inclusive of the Bridge Financing). The proceeds of the PIPE Investment will be used to pay transaction expenses in respect of the Business Combination and provide operating capital to the Combined Entity in the form of equity capital. The PIPE Investment is also intended to enable the Combined Entity to meet the Nasdaq Global Market initial listing criteria. Accordingly, the principal terms and conditions of the PIPE Investment are designed to provide that the shares of IBAC Class A Common Stock issued in the PIPE Investment will be classified as a component of stockholders’ equity in the Combined Entity’s consolidated balance sheet under United States generally accepted accounting principles and under the rules and regulations of the United States Securities and Exchange Commission.

For further discussions on potential sources of dilution and potential risks associated therewith, See “Risk Factors — It is uncertain whether the PIPE Investment, Bridge Financing or other transaction financing will be available at or prior to the Closing, which, if not available, may materially and adversely affect the Combined Entity’s business and results of operations; or, if available, may significantly dilute the equity interest of the continuing stockholders of the Combined Entity.” on page 89, and “— The IBAC Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination (including upon conversion of the ExchangeCo Exchangeable Shares), in connection with the PIPE Investment, as well as future issuances pursuant to the Stock Incentive Plan. Having a minority share position may reduce the influence that IBAC’s current stockholders have on the management of the Combined Entity, and in the event Earnout Shares are issued during the Earnout Period, the IBAC Public Stockholders may own a smaller percentage in the Combined Entity than they might otherwise anticipate.” on page 90.

Compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

Set forth below is a summary of amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
I-B Good Works 4, LLC (the Sponsor)

Upon the Closing, the Sponsor will receive 2,227,076 shares of Combined Entity Common Stock in exchange for 2,227,076 IBAC Founder Shares. IBAC issued 3,243,590 Founder Shares to the Sponsor (of which 1,016,514 were later distributed to James Michael McCrory) prior to IBAC’s IPO for an aggregate price of $3,000 (or approximately $0.0009 per share).

$3,000, or $0.0009 per IBAC Founder Share.

Upon the Closing, the Sponsor will receive 641,025 shares of Combined Entity Common Stock in exchange for 641,025 Private Shares underlying 610,500 Private Units (which Private Units are comprised of 610,500 IBAC Private Shares and 610,500 IBAC Rights entitling the holder to purchase 30,525 Private Shares). IBAC issued such 610,500 IBAC Private Units to the Sponsor simultaneously with the closing of IBAC’s IPO for an aggregate purchase price of $6,105,000 (or $10.00 per IBAC Private Unit).

$6,105,000, or $10.00 per IBAC Private Unit.

	Upon the Closing, the Sponsor may receive up to 157,500 shares of Combined Entity Common Stock in exchange for 150,000 IBAC Private Units issuable upon conversion of up to $1,500,000 of Working Capital Loans at a price of $10.00 per IBAC Private Unit.	As of the date hereof, no Working Capital loans have been incurred.

	Upon the Closing, IBAC will reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.	As of the date hereof, $2,788 of reimbursable expenses have been incurred.
I-Bankers Securities, Inc.

Upon the Closing, pursuant to the Business Combination Marketing Agreement, dated March 28, 2024, by and between IBAC and I-Bankers Securities, Inc. (“I-Bankers”), an affiliate of IBAC that acted as the lead underwriter of IBAC’s initial public offering, IBAC will pay I-Bankers a fee equal to 3.5% of the gross proceeds of IBAC’s initial public offering for the mergers and acquisition services of I-Bankers in connection with the Business Combination (the “M&A Fee”).

The M&A Fee is equal to $4,025,000 as I-Bankers exercised the full over-allotment option in IBAC’s IPO.

	IBAC will pay I-Bankers a finder’s fee equal to 1.0% of the consideration issued to a target if the initial business combination is consummated with a target introduced by I-Bankers.	The finder’s fee is equal to $5,000,000

As indicated in the “Questions and Answers about the Proposals — What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?” the Sponsor will have less than 10% of the voting power in Combined Entity immediately after the Closing. We therefore do not expect the issuance of securities listed in the above table to result in material dilution of the equity interests of non-redeeming IBAC Stockholders who hold IBAC’s securities until the consummation of the Business Combination.

Conflicts of Interest

In connection with the Business Combination, there may be actual or potential material conflicts of interest between IBAC’s Sponsor, officers, directors and their affiliates, on one hand, and unaffiliated security holders of IBAC, on the other hand. These conflicts arise from, among other things: (i) the Sponsor paid approximately $0.001 per share for its Founder Shares, which will be worthless if the Business Combination is not consummated but would have significant value if the Business Combination is completed; (ii) the Sponsor and IBAC’s officers and directors have agreed to vote in favor of the Business Combination regardless of how IBAC Public Stockholders vote; (iii) if the Sponsor has made any Working Capital Loans to IBAC, those Loans will not be repaid if the Business Combination is not completed; and (iv) IBAC’s officers and directors will be eligible for continued indemnification and directors’ and officers’ liability insurance coverage after the Business Combination. For more information, see “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination” beginning on page 161 and “Risk Factors” beginning on page 47.

No compensation of any kind, including finder’s and consulting fees, will be paid by IBAC to our Sponsor, officers, directors or any of our or their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination, other than as disclosed as above and in “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination” and elsewhere in this proxy statement/prospectus.

In determining whether or not to proceed with the Business Combination, the IBAC Board has considered various factors, and obtained a fairness opinion from Marshall & Stevens Advisory Services LLC (“Marshall & Stevens”) dated February 19, 2026. For more information, see “The Business Combination Proposal — IBAC Board’s Reasons for the Approval of the Business Combination” and “The Business Combination Proposal — IBAC Board’s Reasons for the Approval of the Business Combination — Fairness Opinion.”

The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Upon the consummation of the Business Combination, Combined Entity shall adopt the amended and restated certificate of incorporation (the “Combined Entity Charter”) in the form attached to this proxy statement/prospectus as Annex C.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus shall be presented at the special meeting of stockholders of IBAC (the “Special Meeting”) scheduled to be held on [_______], 2026.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting of IBAC Stockholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

The board of directors of IBAC has approved and adopted the Business Combination Agreement and recommends that the IBAC Stockholders vote FOR all of the proposals presented to the IBAC Stockholders at the Special Meeting. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of IBAC’s directors and officers have interests in the Business Combination. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination.”

This proxy statement/prospectus is dated [_______], 2026 and is first being mailed to IBAC Stockholders on or about [_______], 2026.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

To the Stockholders of IB Acquisition Corp.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of IB Acquisition Corp. (“IBAC”), on [_______], 2026, at [_______], Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at [_______]. At the Special Meeting, the stockholders of IBAC will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)	The Business Combination Proposal – to approve and adopt the Business Combination Agreement dated March 16, 2026 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”), by and between IBAC and GNQ Insilico, Inc., a corporation formed under the federal laws of Canada (“GNQ”), and to approve the transactions contemplated thereby, including an arrangement under Section 192 of the Canada Business Corporations Act on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), to be submitted to the Ontario Superior Court of Justice (Commercial List) (such transactions, collectively, the “Business Combination”);

(2)	The Conversion Proposal – to approve the conversion of IBAC from a corporation organized under the laws of the State of Nevada to a corporation organized under the laws of the State of Delaware as set forth in a plan of conversion (the “Plan of Conversion”);

(3)	The Election of Directors Proposal — to consider and vote upon a proposal to elect five directors to serve on the board of directors of IBAC following the Business Combination (such entity, the “Combined Entity”), to serve a term ending on the date of the third annual meeting of stockholders following the date of the accompanying proxy statement/prospectus and until their respective successors are duly elected and qualified; provided, that each director initially assigned to Class I shall serve for a term expiring at the Combined Entity’s first such annual meeting of stockholders; each director initially assigned to Class II shall serve for a term expiring at the Combined Entity’s second such annual meeting of stockholders; and each director initially assigned to Class III shall serve for a term expiring at the Combined Entity’s third such annual meeting of stockholders;

(4)	The Nasdaq Proposals — to approve separate proposals for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, for the issuance of (i) up to [_______] shares of IBAC Class A Common Stock pursuant to the Business Combination Agreement, (ii) up to an additional [_______] shares of IBAC Class A Common Stock issuable upon conversion of ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (iii) up to [_______] shares of IBAC Class A Common Stock issued pursuant to the PIPE Investment;

(5)	The Stock Incentive Plan Proposal — to approve and adopt the Stock Incentive Plan of the Combined Entity (the “Stock Incentive Plan”) in connection with the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D;

(6)	The Charter Amendment Proposals — to approve material differences between the Existing IBAC Charter and the proposed amended and restated certificate of incorporation of the Combined Entity (the “Combined Entity Charter”) that will be in effect upon the closing of the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B; and

(7)	The Adjournment Proposal — to approve a proposal (if presented) to adjourn the Special Meeting to a later date or dates, if it is determined by IBAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Pursuant to the Existing IBAC Charter, we have until September 28, 2026 to consummate the Business Combination (or a later date if approved by IBAC Stockholders pursuant to the Existing IBAC Charter). If IBAC does not consummate the Business Combination by such date, IBAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to IBAC Public Stockholders.

As provided in the Business Combination Agreement, IBAC will use commercially reasonable efforts to obtain equity financing (the “PIPE Investment”) on the terms mutually agreed to by IBAC and GNQ, in an amount that is at least $10,000,000 (inclusive of the Bridge Financing) prior to or upon the Closing. We do not expect that IBAC’s Sponsor, directors, officers and their affiliates will participate in the PIPE Investment.

In connection with the Business Combination, certain related agreements have been entered into or will be entered into prior to or concurrently with the closing of the Business Combination, including the Shareholders Support Agreement, Sponsor Support Agreement, Registration Rights Agreement, and Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “The Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Under the Business Combination Agreement, the approval of the Proposals (except the Adjournment Proposal) by the requisite vote of IBAC Stockholders is a condition to consummate the Business Combination. The Adjournment Proposal, if adopted, shall allow the Chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary. In no event shall IBAC solicit proxies to adjourn the Special Meeting or consummate the Business Combination and related transactions beyond the date by which it may properly do so under the Existing IBAC Charter, and the CBCA. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination and related transactions and to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals. The Adjournment Proposal is not conditioned upon the approval of the other Proposals.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each IBAC Stockholder is encouraged to read carefully and in its entirety.

Pursuant to the Existing IBAC Charter, a holder (an “IBAC Public Stockholder”) of IBAC Common Stock sold in IBAC’s IPO (including pursuant to the underwriters’ exercise of their over-allotment option) (such shares, “IBAC Public Shares”) may request that IBAC redeem all or a portion of such holder’s IBAC Public Shares for cash in connection with the completion of the Business Combination. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its IBAC Public Shares. IBAC Public Stockholders may elect to redeem their IBAC Public Shares regardless if they vote “for,” “against,” or abstain from voting on the Business Combination Proposal. If the Business Combination is not consummated, the IBAC Public Shares for which a redemption request has been made will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an IBAC Public Stockholder properly exercises its right to redeem all or a portion of the IBAC Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental Stock Transfer & Trust Company, IBAC will redeem such IBAC Public Shares for a per-share redemption price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account referred to in the Existing IBAC Charter (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to IBAC. For illustrative purposes, as of [_______], 2026 (the “Record Date”), the redemption price was approximately $[_______] per share less any owed but unpaid taxes on the funds in the Trust Account. If an IBAC Public Stockholder exercises its redemption rights in full, then it will be electing to exchange its IBAC Public Shares for cash and will no longer own IBAC Public Shares. See “Special Meeting of IBAC Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your IBAC Public Shares for cash.

Notwithstanding the foregoing, an IBAC Public Stockholder, together with any affiliate of such IBAC Public Stockholder or any other person with whom such IBAC Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its IBAC Public Shares with respect to more than an aggregate of 15% of the IBAC Public Shares. Accordingly, if an IBAC Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the IBAC Public Shares, then any such shares in excess of that 15% limit would not be redeemed.

I-B Good Works 4, LLC, which is IBAC’s sponsor (the “Sponsor”), and the officers and directors of IBAC (together with the affiliates of the Sponsor, officers and directors of IBAC, the “IBAC Initial Stockholders”) have agreed to, among other things, vote all of their IBAC Founder Shares and IBAC Private Shares in favor of the Proposals being presented at the Special Meeting and waive, without any separate consideration provided by IBAC for such waiver, their redemption rights with respect to their IBAC Founder Shares and IBAC Private Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the IBAC Initial Stockholders own approximately 76.96% of the issued and outstanding shares of IBAC Common Stock.

The approval of each of the Business Combination Proposal, the Conversion Proposal, and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The board of directors of IBAC has already approved the Business Combination.

The consummation of the Business Combination is subject to the satisfaction or waiver of certain other closing conditions set forth in the Business Combination Agreement, as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition.

IBAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to IBAC Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by IBAC Stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all IBAC Stockholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.

In connection with the Business Combination, the IBAC Board obtained a fairness opinion from Marshall & Stevens dated February 19, 2026. For more information, see “The Business Combination Proposal— IBAC Board’s Reasons for the Approval of the Business Combination — Fairness Opinion.”

After careful consideration, IBAC’s board of directors has approved the Business Combination and determined that the Proposals are advisable and fair to and in the best interest of IBAC and its stockholders and recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Conversion Proposal, “FOR” the Election of Directors Proposal, “FOR” the Nasdaq Proposals, “FOR” the Stock Incentive Plan Proposal, “FOR” the Charter Amendment Proposals, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these Proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Under the Business Combination Agreement, the approval of each of the Business Combination Proposal, the Conversion Proposal, and the Charter Amendment Proposals, by the requisite vote of IBAC Stockholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the IBAC Stockholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those stockholders of IBAC who are present, in person or by proxy, and vote thereupon at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Special Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals are approved at the Special Meeting. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR SHARES OF IBAC COMMON STOCK BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT PRIOR TO 5:00 PM EASTERN TIME ON [_______], 2026 (TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE SPECIAL MEETING). IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF IBAC STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of IBAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Al Lopez Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [_______], 2026 and is first being mailed to the stockholders of IBAC on or about [_______], 2026.

IB Acquisition Corp.
1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF IB ACQUISITION CORP.
TO BE HELD ON [_______], 2026

TO THE STOCKHOLDERS OF IB ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of IB Acquisition Corp., a Nevada corporation (“IBAC,” and after consummation of the Business Combination (as defined below), the “Combined Entity”), will be held on [_______], 2026, at, [_______] Eastern Time, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at [_______]. At the Special Meeting, IBAC Stockholders will be asked to consider and vote upon the following proposals:

(1)	The Business Combination Proposal – to approve and adopt the Business Combination Agreement, dated March 16, 2026 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”), by and between IBAC and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (“GNQ”), and to approve the transactions contemplated thereby, including an arrangement under Section 192 of the Canada Business Corporations Act, on the terms and subject to the conditions of a plan of arrangement (the “Plan of Arrangement”) to be submitted to the Ontario Superior Court of Justice (Commercial List) (such transactions, collectively, the “Business Combination”).

We refer to this proposal as the “Business Combination Proposal.” Copies of the Business Combination Agreement and certain other agreements to be entered into pursuant to the Business Combination Agreement are attached to the accompanying proxy statement/prospectus as Annexes A, F, H and I.

(2)	The Conversion Proposal – To approve the conversion (the “Conversion”) of IBAC from a corporation governed under the laws of the State of Nevada to a corporation governed under the laws of the State of Delaware as set forth in a plan of conversion (the “Plan of Conversion”). We refer to this proposal as the “Conversion Proposal.”

(3)	The Election of Directors Proposal - To consider and vote upon a proposal to elect five directors to serve on the board of directors of IBAC following the Business Combination (the “Combined Entity Board”), to serve a term ending on the date of the third annual meeting of stockholders following the date of the accompanying proxy statement/prospectus and until their respective successors are duly elected and qualified; provided, that each director initially assigned to Class I shall serve for a term expiring at the Combined Entity’s first such annual meeting of stockholders; each director initially assigned to Class II shall serve for a term expiring at the Combined Entity’s second such annual meeting of stockholders; and each director initially assigned to Class III shall serve for a term expiring at the Combined Entity’s third such annual meeting of stockholders. We refer to this proposal as the “Election of Directors Proposal.”

(4)	The Nasdaq Proposals - To approve separate proposals, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule”), for the issuance of (i) up to [_______] shares of IBAC Class A Common Stock pursuant to the Business Combination Agreement, (ii) up to an additional [________] shares of IBAC Class A Common Stock issuable upon conversion of ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (iii) up to [_______] shares of IBAC Class A Common Stock pursuant to the PIPE Investment. We refer to these proposals collectively as the “Nasdaq Proposals.”

(5)	The Stock Incentive Plan Proposal - To approve and adopt the Stock Incentive Plan of the Combined Entity (the “Stock Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D. We refer to this proposal as the “Stock Incentive Plan Proposal.”

(6)	The Charter Amendment Proposals - To consider and vote upon separate proposals to approve material differences between the Existing IBAC Charter and the proposed amended and restated certificate of incorporation of the Combined Entity (the “Combined Entity Charter”) that will be in effect upon the closing of the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. We refer to these proposals collectively as the “Charter Amendment Proposals.”

(7)	The Adjournment Proposal - To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by IBAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals, collectively as the “Proposals.”

Only holders of record of IBAC Common Stock at the close of business on [_______], 2026 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. The Special Meeting will be held virtually conducted via live audio webcast. You will be able to attend the Special Meeting by visiting [_______]. IBAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Under the Business Combination Agreement, the approval of each of the Business Combination Proposals, the Conversion Proposal and the Charter Amendment Proposals, by the requisite vote of IBAC Stockholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the IBAC Stockholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those stockholders of IBAC who are present, in person or by proxy, and vote thereupon at the Special Meeting.

In connection with the Business Combination, there will be no redemption rights or liquidating distributions with respect to the rights included in the units sold in the IPO (the “IBAC Public Units”). The rights will expire worthless in the event that IBAC does not complete its initial business combination and winds up.

Pursuant to the Existing IBAC Charter, IBAC is providing IBAC Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of IBAC Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $8.2 million on July 1, 2026, the estimated per share redemption price would have been approximately $10.85. IBAC Public Stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of IBAC Common Stock for cash. This means that IBAC Public Stockholders who hold shares of IBAC Common Stock on or before [_______], 2026, (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of IBAC Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. An IBAC Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of IBAC Common Stock included in the IBAC Units sold in the IPO. Holders of outstanding IBAC Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding IBAC Units must separate the underlying IBAC Public Shares and IBAC Rights prior to exercising redemption rights with respect to the IBAC Public Shares.

The Sponsor and IBAC’s officers and directors have agreed to waive their redemption rights with respect to any shares of IBAC Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and officers and directors of IBAC own 56.7% of the issued and outstanding shares of IBAC Common Stock. The Sponsor and IBAC’s officers and directors have agreed to vote any shares of IBAC Common Stock owned by them in favor of the Business Combination Proposal.

The approval of each of the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The board of directors of IBAC has already approved the Business Combination.

As of June 30, 2026, there was approximately $8.2 million in the Trust Account. Each redemption of shares of IBAC Common Stock by IBAC’s Public Stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

After careful consideration, the IBAC Board has approved the Business Combination and determined that the Proposals are advisable and fair to and in the best interest of IBAC and its stockholders and recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Conversion Proposal, “FOR” the Election of Directors Proposal, “FOR” the Nasdaq Proposals, “FOR” the Stock Incentive Plan Proposal, “FOR” the Charter Amendment Proposals, and “FOR” the Adjournment Proposal, if presented. When you consider the IBAC Board’s recommendation of these Proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, you may call Advantage Proxy, IBAC’s proxy solicitor, at [_______] or [_______] (banks and brokers) or email at [_______].

By Order of the IBAC Board,

[_______], 2026	Al Lopez Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” constitutes a prospectus of the Combined Entity under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the securities of the Combined Entity to be issued to IBAC Stockholders and certain GNQ Shareholders, if the proposed Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement of IBAC under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of IBAC Stockholders at which IBAC Stockholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals, and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposals, the Conversion Proposal and the Charter Amendment Proposals.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In particular, in certain cases, percentage changes are based on a comparison of the actual values recorded in the relevant financial statements and not rounded values shown in this proxy statement/prospectus.

This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date on the cover hereof, or the date referenced herein, as applicable. Neither the mailing of this proxy statement/prospectus to IBAC Stockholders nor the issuance by the Combined Entity of its securities in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding IBAC and its business, operations, management, and other matters has been provided by IBAC and its representatives. Information contained in this proxy statement/prospectus regarding GNQ and its business, operations, management, and other matters has been provided by GNQ and its representatives.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the IBAC Special Meeting, please contact IBAC’s proxy solicitor identified above. You will not be charged for any of the documents that you request.

ii

TRADEMARKS AND TRADE NAMES

This proxy statement/prospectus includes trademarks of GNQ such as “GNQ Insilico,” “GNQ,” “Bio Avatar,” “BioLens,” “Q-BRM,” and others, which are protected under applicable intellectual property laws and are the property of GNQ. This proxy statement/prospectus also includes other trademarks, trade names, and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, TM, and SM symbols, but such references are not intended to indicate, in any way, that IBAC, GNQ, or the Combined Entity do not assert, to the fullest extent under applicable law, their respective rights, or the right of the applicable licensor to these trademarks, trade names, and service marks.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains industry data, information and statistics regarding the markets in which GNQ operates and the Combined Entity will operate, as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with GNQ’s own internal estimates and information obtained from other sources, taking into account publicly available information about other industry participants and GNQ management’s judgment where information is not publicly available. IBAC and GNQ have not commissioned any of the industry publications or other reports generated by third-party providers that are referred to in this proxy statement/prospectus. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information. This information appears in “Summary of the Proxy Statement/Prospectus,” “Information Related to GNQ” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of GNQ,” and other sections of this proxy statement/prospectus. The industry in which GNQ operates, and the Combined Entity will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this proxy statement/prospectus entitled “Risk Factors.”

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”, in particular “Risk Factors — Risks related to GNQ’s Business and Operations.” These and other factors could cause results to differ materially from those expressed in any forecasts, estimates, or industry information from independent third parties, IBA, or GNQ. Although both IBAC and GNQ believe that third-party information on which the companies have based estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and is, in any event, subject to change and has not been independently verified.

iii

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“Ancillary Agreements” means the General Security Agreement, Secured Convertible Promissory Note, Shareholder Support Agreement, Side Letter, Sponsor Support Agreement, and Warrants Certificate, each dated March 16, 2026, and executed in conjunction with the Business Combination Agreement.

“Arrangement” means an arrangement under Section 192 of the CBCA involving the parties to the Business Combination Agreement, on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments, supplements or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or as may be required by the Court in the Final Order with the prior written consent of IBAC and GNQ, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of $500,000,000 plus any amount paid under the Revenue Earnout or the Share Price Earnout, as each term is defined in the Business Combination Agreement.

“Arrangement Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as IBAC and GNQ agree to in writing before the Closing Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

“CallCo” means GNQ Call Inc., a newly formed corporation formed by IBAC under the laws of the Province of Ontario as a direct subsidiary of IBAC.

“Cash and Cash Equivalents” means (a) U.S. dollars or Canadian dollars, including all money held in checking or savings accounts or held as demand deposits, and (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada, in each case maturing within one year from the date of the Business Combination Agreement.

“CBCA” means the Canada Business Corporations Act.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” means IBAC following the Business Combination.

“Combined Entity Bylaws” means the bylaws of the Combined Entity.

“Combined Entity Charter” means the proposed certificate of incorporation of the Combined Entity that will be in effect upon the Closing.

“Combined Entity Class A Common Stock” means the Class A common stock of the Combined Entity following the Business Combination.

“Dissenting Shares” means GNQ Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by GNQ Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have exercised their dissent rights pursuant to Section 190 of the CBCA and otherwise complied with all of the provisions of the CBCA relevant to the exercise and perfection of dissenters’ rights with respect to such GNQ Common Shares.

“Earnout Shares” means the shares of IBAC Class A Common Stock (or ExchangeCo Exchangeable Shares, as applicable) that may become issuable to the GNQ Shareholders upon satisfaction of the Revenue Earnout or the Share Price Earnout, as described in the Business Combination Agreement.

“Electing Shareholders” means an Eligible Canadian Shareholder who has duly elected, in accordance with the Plan of Arrangement, to receive ExchangeCo Exchangeable Shares in exchange for his, her or its GNQ Common Shares pursuant to the Plan of Arrangement.

“Eligible Canadian Shareholder” means a GNQ Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act.

“Exchange Agreement” means the exchange and support agreement to be entered into pursuant to the Plan of Arrangement among IBAC, ExchangeCo, CallCo and the persons who hold ExchangeCo Shares.

“ExchangeCo” means GNQ Exchange Inc., a newly formed corporation formed by IBAC under the laws of the Province of Ontario as an indirect subsidiary of IBAC.

“ExchangeCo Common Shares” means common shares in the capital of ExchangeCo.

“ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of IBAC Class A Common Stock pursuant to the terms of the Voting and Exchange Agency Agreement, the ExchangeCo governing documents and IBAC Governing Documents.

“ExchangeCo Shares” means, collectively, the common shares of ExchangeCo and the ExchangeCo Exchangeable Shares.

“Existing IBAC Bylaws” means the bylaws of IBAC, as amended and/or restated from time to time.

“Existing IBAC Charter” means the Amended and Restated Certificate of Incorporation of IBAC, dated February 7, 2024, as amended and/or restated from time to time.

iv

“Final Order” means the final order of the Ontario Superior Court of Justice (Commercial List) (the “Court”) pursuant to section 192 of the CBCA, approving the Arrangement, as such order may be amended by the Court with the consent of IBAC and GNQ, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of IBAC and GNQ.

“Founder Shares” means the shares of IBAC Common Stock owned by the Sponsor and the two independent directors of IBAC that own shares of IBAC Common Stock.

“Fully-Diluted GNQ Common Shares” means the total number of issued and outstanding GNQ Common Shares as of immediately prior to the Arrangement Effective Time determined on a fully-diluted basis (a) assuming exercise of all outstanding vested GNQ Options and (b) assuming exercise of the GNQ Warrants. For greater certainty, unvested GNQ Options shall not be included in the Fully-Diluted GNQ Common Shares for allocation of the Arrangement Consideration.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GNQ Arrangement Resolution” means a special resolution of the holders of GNQ Common Shares, voting as a single class on an as-converted to GNQ Common Shares basis, in respect of the Arrangement to be considered at the GNQ Shareholders Meeting.

“GNQ Board” means the board of the directors of GNQ.

“GNQ Closing Cash” means (a) all Cash and Cash Equivalents of GNQ as of 12:01 a.m. (Eastern Time) on the Closing Date less (b) any indebtedness for borrowed money incurred by GNQ that has not been repaid as of the Closing and in each case as determined in accordance with IFRS; provided, that for purposes of the definition of Arrangement Consideration, in no event will the GNQ Closing Cash be less than $0. For the avoidance of doubt, GNQ Closing Cash will be calculated to include uncleared checks, wires and drafts received or deposited by the GNQ Companies and to exclude issued but uncleared checks, wires and drafts written, sent or issued by GNQ, in each case, before and as of the Reference Time.

“GNQ Common Shares” means the common shares in the capital of GNQ.

“GNQ Company” means GNQ and any subsidiary of GNQ.

“GNQ Exchange Ratio” means the quotient obtained by dividing 50,000,000 by the Fully-Diluted GNQ Common Shares.

“GNQ Options” means any outstanding options granted under any GNQ incentive plan to purchase GNQ Common Shares.

“GNQ Required Approval” means, unless varied by the Interim Order, approval by the affirmative vote of the holders of at least 66 2/3% of the votes cast at the GNQ Shareholders Meeting by the holders of the GNQ Common Shares, present in person or represented by proxy and entitled to vote at the GNQ Shareholders Meeting, pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the GNQ Governing Documents.

“GNQ Securities” means, collectively, the GNQ Common Shares, GNQ Options, GNQ Convertible Notes, the GNQ Warrants and any other issued and outstanding securities of GNQ.

“GNQ Shareholder” means any holder of any GNQ Common Shares.

“GNQ Shareholders Meeting” means the meeting of the GNQ Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the GNQ Arrangement Resolution.

“GNQ Transaction Expenses” means any out-of-pocket fees and expenses payable by the GNQ Companies (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the GNQ Companies at or after the Closing pursuant to any agreement to which any of the GNQ Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of the Business Combination Agreement or the consummation of the Transactions; and (c) any and all filing fees paid to governmental authorities in connection with the Transactions.

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“GNQ Warrants” means the outstanding warrants to purchase GNQ Common Shares, other than any warrants issued in connection with the Bridge Financing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBAC Available Cash” means the amount of cash available to IBAC as of the Closing, from (a) the PIPE Investments that has been funded to IBAC and (b) the cash available in the Trust Account after deducting the aggregate amount payable from the Trust Account to IBAC Stockholders that have validly exercised their IBAC Share Redemption.

“IBAC Board” means the board of directors of IBAC.

“IBAC Class A Common Stock” means Class A common stock of IBAC, par value $0.0001 per share, from and after the Arrangement Effective Time.

“IBAC Common Stock” means the common stock of IBAC, par value $0.0001 per share.

“IBAC Governing Documents” means, collectively, the Existing IBAC Charter and IBAC Bylaws.

“IBAC Placement Units” means the IBAC Units issued to the Sponsor in the IBAC Private Placement.

“IBAC Private Placement” means the private placement that closed concurrently with the closing of the IPO, on March 28, 2024, pursuant to which IBAC issued and sold to the Sponsor 610,500 IBAC Placement Units, at a purchase price of $10.00 per IBAC Placement Unit, generating gross proceeds of $6.11 million.

“IBAC Private Rights” means the IBAC Rights underlying the IBAC Placement Units.

“IBAC Private Shares” means the shares of IBAC Common Stock underlying the IBAC Placement Units.

“IBAC Public Shares” means the shares of IBAC Common Stock sold as part of the IBAC Units in the IPO.

“IBAC Right” means the right to receive one-twentieth (1/20) of one share of IBAC Common Stock upon the consummation of the Business Combination.

“IBAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the Existing IBAC Charter) holder of shares of IBAC Common Stock to redeem all or a portion of the shares of IBAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the IBAC Governing Documents) in connection with the Proposals.

“IBAC Stockholder” means any holder of any shares of IBAC Common Stock prior to the Arrangement Effective Time.

“IBAC Stockholders’ Approval” means the approval of the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, and the Charter Amendment Proposals by the requisite vote of the IBAC Stockholders.

“IBAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by IBAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Business Combination, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes and (C) any and all filing fees paid to Governmental Authorities in connection with the Business Combination.

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“IBAC Units” means units of IBAC, each unit consisting of one share of IBAC Common Stock and one IBAC Right. Each IBAC Right entitles the holder thereof to receive one-twentieth (1/20) of one share of IBAC Class A Common Stock upon the consummation of the Business Combination.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Interim Bylaws” means the bylaws that IBAC shall adopt upon effectiveness of the Conversion.

“Interim Charter” means the certificate of incorporation that IBAC shall file, concurrently with the Conversion, with the Secretary of State of the State of Delaware in form mutually agreed to by the parties of the Business Combination Agreement.

“Interim Order” means the interim order of the Court as set forth in the Business Combination Agreement and made pursuant to 192 of the CBCA, providing for, among other things, the calling and holding of the GNQ Shareholders Meeting, as the same may be amended by the Court with the consent of GNQ and IBAC, such consent not to be unreasonably withheld, conditioned or delayed.

“IPO” means IBAC’s initial public offering of IBAC Units, which was consummated on March 28, 2024.

“IRS” means the Internal Revenue Service.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key GNQ Shareholder” means the key shareholders of GNQ, listed in the disclosure schedules to the Business Combination Agreement.

“Lock-Up Agreement” means the lock-up agreement in the form attached to the Business Combination Agreement as Exhibit E, pursuant to which certain holders of GNQ Securities agree not to sell, for the period set forth therein, the shares of IBAC Class A Common Stock or ExchangeCo Exchangeable Shares (as applicable) that they receive in the Transactions or upon exercise of any Replacement Options.

“Minimum Cash Amount” means $15,000,000.

“Non-Electing Shareholders” means a GNQ Shareholder who is not an Electing Shareholder.

“PIPE Investment” means a private investment in IBAC in the aggregate amount of $10,000,000 (including the proceeds from the Bridge Financing) by the PIPE Investors purchasing, pursuant to subscription agreements (the “PIPE Subscription Agreements”), an aggregate of up to 1,000,000 shares of IBAC Class A Common Stock at a price per share equal to $10.00 (ten dollars) at the Closing.

“PIPE Investors” means those persons who are participating in the PIPE Investment pursuant to a PIPE Subscription Agreement entered into with IBAC as of the date of the Business Combination Agreement or following such date in accordance with the Business Combination Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached to the Business Combination Agreement, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Court in the Final Order with the prior written consent of GNQ and IBAC, each acting reasonably.

“Price per GNQ Share” means the quotient, expressed as a dollar number, obtained by dividing the Arrangement Consideration by the Fully-Diluted GNQ Common Shares.

“Replacement Option” means an option to purchase shares of IBAC Class A Common Stock issued in exchange for a GNQ Option pursuant to the Plan of Arrangement.

“Sponsor” means I-B Good Works 4, LLC, a Delaware limited liability company.

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“Sponsor Related Parties” means the Sponsor and its affiliates (and family members of such persons) who are participating in the PIPE Investment.

“Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

“Tax Act” means the Income Tax Act (Canada).

“Trading Market” means the national stock exchange on which the shares of IBAC Class A Common Stock are listed for trading, which will be either Nasdaq or NYSE.

“Transactions” means, collectively, the Arrangement and the other transactions contemplated by the Business Combination Agreement, the Plan of Arrangement or any of the Ancillary Agreements.

“Trust Account” means the trust account of IBAC for the benefit of IBAC Public Stockholders.

“Voting and Exchange Agency Agreement” means the agreement to be entered into by and among IBAC, ExchangeCo and such other person as may be appointed by GNQ and IBAC (each acting reasonably), as agent, in connection with the Plan of Arrangement, substantially in the form attached to the Business Combination Agreement as Exhibit L.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements relate to, among other things: expectations, beliefs, intentions, projections; future business and financial plans, strategies and prospects; anticipated events or trends; and similar expressions concerning matters that are not historical facts. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipates,” “approximately,” “assumption,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecasts,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predicts,” “project,” “scheduled,” “seeks,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties, many of which are difficult to predict and/or beyond IBAC’s and GNQ’s control, which could cause actual results to differ materially from results expressed or implied by forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing the views of IBAC or GNQ as of any subsequent date, and neither IBAC nor GNQ undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of these and other factors, the actual results, performance or achievements of IBAC, GNQ or the Combined Entity may differ materially from those expressed or implied by such forward-looking statements.

In addition, statements that IBAC, GNQ or the Combined Entity “believes” or similar formulations reflect only such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either IBAC or GNQ has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Forward-looking statements may also be made orally or in writing by IBAC, GNQ or their respective representatives from time to time, and investors should not place undue reliance on any such statements.

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You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of IBAC, GNQ or the Combined Entity may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

●	IBAC’s directors and officers have potential conflicts of interest in recommending that IBAC Public Stockholders vote in favor of the proposed Business Combination;

●	the Sponsor has agreed to vote in favor of the proposed Business Combination, which will increase the likelihood that IBAC will receive the requisite stockholder approval for the proposed Business Combination and the transactions contemplated thereby regardless of how IBAC Public Stockholders vote;

●	the outcome of any legal proceedings that may be instituted against IBAC, GNQ or others following announcement of the Business Combination and the transactions contemplated thereby;

●	the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of IBAC or GNQ or other conditions to closing in the Business Combination Agreement;

●	the risk that the proposed transaction disrupts GNQ’s current plans and operations as a result of the announcement of and management’s efforts toward consummating the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with existing customers, develop profitable relationships with new customers, compete within its industry and retain its key employees;

●	IBAC and GNQ will incur significant transaction costs related to the proposed Business Combination, which may exceed current estimates and expectations, and those costs will be paid using the proceeds from the proposed Business Combination and related financings, diminishing the amount of capital available to the Combined Entity following closing;

●	costs related to the proposed Business Combination;

●	the possibility that IBAC, GNQ, or the Combined Entity may be adversely impacted by other economic, business, and/or competitive factors;

●	GNQ’s limited operating history makes it difficult to evaluate its business and prospects;

●	GNQ’s recent and rapid growth may not be indicative of future performance;

●	GNQ may not be able to achieve or maintain profitability;

●	the ability of IBAC Public Stockholders to exercise redemption rights with respect to a large number of public shares could deplete IBAC’s Trust Account prior to the closing of the proposed Business Combination and thereby diminish the amount of capital available to the Combined Entity;

●	securities of companies formed through combinations with special purpose acquisition companies such as IBAC may experience a material decline in price relative to the share price prior to such combinations;

●	the holders of IBAC’s Founder Shares, including the Sponsor, may receive a positive return on their investment such shares even if IBAC Public Stockholders experience a negative return on their investment after the consummation of the proposed Business Combination;

●	IBAC cannot assure you that its due diligence review of GNQ’s business has identified all material issues or risks associated with GNQ’s business or the industry in which GNQ operates. Additional information may later arise in connection with or after the consummation of the proposed Business Combination. If IBAC’s due diligence investigation was inadequate, then stockholders of the Combined Entity could lose some or all of their investment;

●	IBAC Public Stockholders will experience significant dilution due to the consummation of the proposed Business Combination and related financings;

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●	if, following the consummation of the proposed Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendation regarding the Combined Entity’s shares adversely, then the price and trading volume of the Combined Entity’s shares could decline;

●	an active trading market for the Combined Entity’s securities may not be available on a consistent basis to provide Combined Entity stockholders with adequate liquidity. The market price of the Combined Entity shares could decline significantly and trading volume could decline significantly or become volatile following the consummation of the proposed Business Combination;

●	because there are no current plans for the Combined Entity to pay cash dividends for the foreseeable future, stockholders may not receive any return on investment unless shares are sold for a price greater than that which was initially paid;

●	future sales and issuance of shares could result in additional dilution of the percentage ownership of the Combined Entity stockholders and cause the market price of the Combined Entity’s shares to decline even if the business is doing well;

●	the Combined Entity’s reported operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause the market price of its securities to fluctuate or decline;

●	following the consummation of the proposed Business Combination, the Combined Entity may be subject to an increased risk of securities class action litigation;

●	the Combined Entity may be unable to obtain additional financing to fund its operations or growth following the consummation of the proposed Business Combination;

●	there can be no assurance that the Combined Entity will be able to meet the initial listing standards of Nasdaq, or following the closing of the proposed Business Combination, comply with the continued listing standards of Nasdaq;

●	GNQ may not be able to implement its business plans, forecasts and other expectations after completion of the Business Combination;

●	additional financing in connection with the Business Combination, or additional capital needed following the Business Combination to support GNQ’ business or operations, may not be raised on favorable terms or at all;

●	the evolution of the markets in which GNQ competes;

●	the ability of GNQ to implement its strategic initiatives and continue to innovate successfully with respect to its existing and future products and services;

●	GNQ’s financial stability and ability to continue as a going concern, including GNQ’ ability to obtain funds to pay its expenses and repay indebtedness; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those under the section entitled “Risk Factors”.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of IBAC Stockholders. The following questions and answers do not include all the information that is important to IBAC Stockholders. IBAC Stockholders should read this proxy statement/prospectus, including the Annexes attached hereto and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held on [_______], 2026, at [_______], Eastern Time, at [_______], and virtually via [_______], or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Q:	Why am I receiving this proxy statement/prospectus?

A:	IBAC and GNQ have agreed to the Business Combination under the terms of the Business Combination Agreement as described in this proxy statement/prospectus. The Business Combination Agreement provides that upon the Arrangement Effective Time, among other things:

●	for each GNQ Common Share held by an Electing Shareholder, the Electing Shareholder will receive a number of ExchangeCo Exchangeable Shares equal to the GNQ Exchange Ratio;

●	for each GNQ Common Share held by a Non-Electing Shareholder, the Non-Electing Shareholder will receive a number of shares of IBAC Class A Common Stock equal to the GNQ Exchange Ratio;

●	all outstanding GNQ Options will be exchanged for Replacement Options to purchase a number of shares of IBAC Class A Common Stock based on the GNQ Exchange Ratio;

●	the GNQ Warrants will be exchanged for a number of shares of IBAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of GNQ Common Shares subject to the GNQ Warrants and the GNQ Exchange Ratio;

●	each outstanding GNQ Convertible Note will automatically convert into GNQ Common Shares immediately prior to the Arrangement Effective Time at the conversion price set forth in such GNQ Convertible Note, and such GNQ Common Shares will then be exchanged for a number of shares of IBAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of GNQ Common Shares issued upon such conversion and the GNQ Exchange Ratio;

●	each issued and outstanding Bridge Warrant at the Arrangement Effective Time will automatically be converted into a warrant to purchase IBAC Class A Common Stock (each, an “IBAC Assumed Bridge Warrant”) on substantially the same terms as the applicable Bridge Warrant, with the right to acquire IBAC Class A Common Stock in lieu of GNQ Common Shares; and

●	the GNQ Shareholders shall become entitled to receive Earnout Shares in accordance with the Business Combination Agreement upon achievement of the applicable earnout milestones.

Upon consummation of the Business Combination, each share of IBAC Class A Common Stock that is outstanding and not subject to redemption will continue to be one share of Combined Entity Class A Common Stock.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about IBAC, GNQ, and the business of the Combined Entity and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

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Q:	What proposals are IBAC Stockholders being asked to vote upon?

A:	At the Special Meeting, IBAC is asking holders of IBAC Common Stock to consider and vote upon the following proposals:

●	The Business Combination Proposal – To approve and adopt the Business Combination Agreement, by and between IBAC and GNQ, and approve the transactions contemplated thereby. Copies of the Business Combination Agreement and certain other agreements to be entered into pursuant to the Business Combination Agreement are attached to this proxy statement/prospectus as Annexes A, G, H and I. See the section entitled “The Business Combination Proposal.”

●	The Conversion Proposal – To approve the conversion of IBAC from a corporation organized under the laws of the State of Nevada to a corporation organized under the laws of the State of Delaware as set forth in a plan of conversion (the “Plan of Conversion”);

●	The Election of Directors Proposal - To consider and vote upon a proposal to elect five directors to serve on the Combined Entity Board following the Business Combination, to serve a term ending on the date of the third annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified; provided, that each director initially assigned to Class I shall serve for a term expiring at the Combined Entity’s first such annual meeting of stockholders; each director initially assigned to Class II shall serve for a term expiring at the Combined Entity’s second such annual meeting of stockholders; and each director initially assigned to Class III shall serve for a term expiring at the Combined Entity’s third such annual meeting of stockholders See the section entitled “The Election of Directors Proposal.”

●	The Nasdaq Proposals - To approve separate proposals, for purposes of complying with the Nasdaq Listing Rule 5635, the issuance of (i) up to [_______] shares of IBAC Class A Common Stock pursuant to the Business Combination Agreement, (ii) up to an additional [_______] shares of IBAC Class A Common Stock issuable upon conversion of ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (iii) up to [_______] shares of IBAC Class A Common Stock pursuant to the PIPE Investment. See the section entitled “The Nasdaq Proposals.”

●	The Stock Incentive Plan Proposal - To approve and adopt the Stock Incentive Plan of the Combined Entity, a copy of which is attached to this proxy statement/prospectus as Annex D.

●	The Charter Amendment Proposals - To consider and vote upon separate proposals to approve certain material differences between the Existing IBAC Charter and the Combined Entity Charter that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B. See the section entitled “The Charter Amendment Proposals.”

●	The Adjournment Proposal - To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by IBAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

IBAC will hold the Special Meeting of IBAC Stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. IBAC Stockholders should read it carefully.

The vote of IBAC Stockholders is important. IBAC Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that will be issued as part of the PIPE Investment at the Closing?

A:	IBAC issued the IBAC Units in the IPO at an offering price of $10.00 per IBAC Unit, with each IBAC Unit consisting of one share of IBAC Common Stock and one IBAC Right. In connection with the Closing, the issued and outstanding shares of IBAC Common Stock will automatically convert into shares of IBAC Class A Common Stock at a one-to-one ratio. In addition, at the Closing, PIPE Investors will purchase shares of IBAC Class A Common Stock at $10.00 per share as part of the PIPE Investment and will therefore hold the same security as the IPO investors immediately after the Business Combination.

Q:	Will Sponsor or any of its directors, officers or affiliates participate in the PIPE Investment?

A:	No. The Sponsor or any of its directors, officers or affiliates will not participate in the PIPE Investment.

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Q:	How many votes per share is each class of the Combined Entity’s Common Stock entitled?

A:	Except as otherwise set forth in the Combined Entity Charter, upon the Closing each holder of record of IBAC Class A Common Stock is entitled to one vote for each share of IBAC Class A Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

Q:	What is the treatment of the GNQ Options in connection with the Business Combination?

A:	Each GNQ Option, whether vested or unvested, will be exchanged for a Replacement Option to purchase shares of IBAC Class A Common Stock. The number of shares subject to each Replacement Option will equal the product of (i) the number of GNQ Common Shares subject to the GNQ Option immediately before the Arrangement Effective Time and (ii) the GNQ Exchange Ratio, rounded down to the nearest whole number. The exercise price per share of IBAC Class A Common Stock will equal the exercise price per GNQ Common Share under the GNQ Option divided by the GNQ Exchange Ratio, rounded up to the nearest whole cent. The Replacement Options will have the same vesting schedule, expiry, and other terms as the original GNQ Options, subject to adjustments required by applicable law.

Q:	What are the Earnout Shares?

A:	GNQ Shareholders may become entitled to receive additional Earnout Shares during the twenty-four (24) month period following Closing (the “Earnout Period”). There are two types of earnouts: (1) Revenue Earnout: If the GNQ Companies achieve the 2026 TCV Threshold, IBAC will issue 7,500,000 additional shares of IBAC Class A Common Stock to the GNQ Shareholders; and (2) Share Price Earnout: Up to an aggregate of 7,500,000 additional shares may be issued based on share price milestones, with 2,500,000 shares issued if the VWAP of the IBAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) trading days (which need not be consecutive) within any period of forty (40) consecutive trading days, and 1,250,000 additional shares issued at each $2.50 increment above $15.00 (i.e., at $17.50, $20.00, and $22.50), in each case if the VWAP of the IBAC Class A Common Stock equals or exceeds such incremental threshold for any twenty (20) trading days (which need not be consecutive) within any period of forty (40) consecutive trading days. If both earnouts are satisfied, GNQ Shareholders are entitled only to the earnout with the greater aggregate value. Earnout Shares for Electing Shareholders will be paid in ExchangeCo Exchangeable Shares in lieu of IBAC Class A Common Stock.

Q:	What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?

A:	The following tables illustrate estimated ownership levels in the Combined Entity, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Stockholders. Each redemptions scenario assumes that the Minimum Cash condition is met through assumed illustrative PIPE Financing.

The following table illustrates varying ownership levels of the Combined Entity immediately following the Business Combination:

	No Additional Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders(1)(2)	1,334,139	2.4%	1,144,355	2.0%	954,570	1.7%	764,785	1.4%	575,000	1.0%
Initial Stockholders(3)	4,279,615	7.6%	4,279,615	7.6%	4,279,615	7.6%	4,279,615	7.6%	4,279,615	7.6%
GNQ Debtholders(4)	57,313	0.1%	57,313	0.1%	57,313	0.1%	57,313	0.1%	57,313	0.1%
GNQ Stockholders(5)	48,616,565	86.4%	48,616,565	86.4%	48,616,565	86.3%	48,616,565	86.3%	48,616,565	86.3%
Assumed PIPE Investors(6)	1,988,820	3.5%	2,193,544	3.9%	2,398,270	4.3%	2,602,995	4.6%	2,807,720	5.0%
Total	56,276,452	100.0%	56,291,392	100.0%	56,306,333	100.0%	56,321,273	100.0%	56,336,213	100.0%

(1)	Amount comprises the unredeemed Public Shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Additional Redemption Scenario, (ii) 189,784 shares under the 25% Redemptions Scenario, (iii) 379,569 shares under the 50% Redemptions Scenario, (iv) 569,354 shares under the 75% Redemptions Scenario, and (v) 759,139 shares under the 100% Redemptions Scenario.
(2)	Amount includes the 575,000 Public Rights Shares upon automatically conversion of the 11,500,000 Public Rights upon the consummation of the Business Combination.
(3)	Amount includes the 3,243,590 Founder Shares, 610,500 Private Placement Shares, 395,000 Representative Shares, and 30,525 Private Placement Rights Shares upon automatically conversion of the 610,500 Private Placement Rights upon the consummation of the Business Combination.
(4)	Concurrently with the execution of the Business Combination Agreement, GNQ entered into an agreement with IBAC pursuant to which GNQ intends to complete a debt financing consisting of the GNQ Convertible Notes and the Bridge Warrants for aggregate gross proceeds to GNQ of up to $2,000,000. As of the date of the prospectus, GNQ has received an aggregate principal amount of $450,000, which are convertible into GNQ Common Shares at a conversion price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio under the Business Combination Agreement.
(5)	GNQ Electing Shareholders will hold equity interests in ExchangeCo, an indirect subsidiary of IBAC, and will not directly own any equity interests in IBAC. Their voting power will be exercisable through their ownership of ExchangeCo Exchangeable Shares and issuance of IBAC Class A Common Stock in exchange therefor, through their ownership of ExchangeCo Exchangeable Shares. The number of ExchangeCo Exchangeable Shares is 18,336,186, and the ownership percentage is 32.6% under different redemption scenarios.
(6)	Amount reflects the IBAC Class A Common Stock that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Cash condition at each assumed level of redemptions and assumes no Additional Financing or other financing. These amounts reflect approximately (i) $19.9 million of PIPE Investment in the No Additional Redemption Scenario, (ii) $21.9 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $24.0 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $26.0 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $28.1 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there has been no binding agreement for a PIPE Investment or other financing.

The following table illustrates varying ownership levels of the Combined Entity immediately following the Business Combination on a fully diluted basis(1):

	No Additional Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	1,334,139	2.0%	1,144,355	1.7%	954,570	1.4%	764,785	1.1%	575,000	0.9%
Initial Stockholders	4,279,615	6.4%	4,279,615	6.4%	4,279,615	6.4%	4,279,615	6.4%	4,279,615	6.4%
GNQ Debtholders(2)	117,063	0.2%	117,063	0.2%	117,063	0.2%	117,063	0.2%	117,063	0.2%
GNQ Stockholders(3)(4)	59,026,595	88.4%	59,026,595	88.4%	59,026,595	88.4%	59,026,595	88.4%	59,026,595	88.4%
Assumed PIPE Investors	1,988,820	3.0%	2,193,544	3.3%	2,398,270	3.6%	2,602,995	3.9%	2,807,720	4.1%
Total	66,746,232	100.0%	66,761,172	100.0%	66,776,113	100.0%	66,791,053	100.0%	66,805,993	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 7,500,000 Earnout Shares, the 2,910,030 shares underlying the GNQ Options, and the 59,750 shares underlying the Bridge Warrants.
(2)	Amount includes the 59,750 shares underlying the Bridge Warrants.
(3)	Amount includes the 7,500,000 Earnout Shares and the 2,910,030 shares underlying the GNQ Options.
(4)	The number of ExchangeCo Exchangeable Shares is 21,180,018, and the ownership percentage is 31.7% under different redemption scenarios.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the Public Shares. If the amount of PIPE Investment or Additional Financing is greater than the assumptions above, such financing would further increase dilution to Public Stockholders, and the amount of such potential additional dilution will not be calculable until definitive agreements for a PIPE Investment and/or Additional Financing are entered into, if any.

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Sources and Uses of Proceeds

The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Assuming No Additional Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of March 31, 2026	$8.2	Redemptions	$—
Assumed PIPE Proceeds(1)	19.9	Transaction expenses	9.5
Bridge Financing	0.5	Underwriter marketing fees	4.0
		Cash	15.1

Total Sources	$28.6	Total Uses	$28.6

Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of March 31, 2026	$8.2	Redemptions	$2.0
Assumed PIPE Proceeds(1)	21.9	Transaction expenses	9.5
Bridge Financing	0.5	Underwriter marketing fees	4.0
		Cash	15.1

Total Sources	$30.6	Total Uses	$30.6

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of March 31, 2026	$8.2	Redemptions	$4.1
Assumed PIPE Proceeds(1)	24.0	Transaction expenses	9.5
Bridge Financing	0.5	Underwriter marketing fees	4.0
		Cash	15.1

Total Sources	$32.7	Total Uses	$32.7

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of March 31, 2026	$8.2	Redemptions	$6.1
Assumed PIPE Proceeds(1)	26.0	Transaction expenses	9.5
Bridge Financing	0.5	Underwriter marketing fees	4.0
		Cash	15.1

Total Sources	$34.7	Total Uses	$34.7

Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of March 31, 2026	$8.2	Redemptions	$8.2
Assumed PIPE Proceeds(1)	28.1	Transaction expenses	9.5
Bridge Financing	0.5	Underwriter marketing fees	4.0
		Cash	15.1

Total Sources	$36.8	Total Uses	$36.8

(1)	Amount reflects the IBAC Class A Common Stock that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Cash condition at each assumed level of redemptions and assumes no Additional Financing or other financing. These amounts reflect approximately (i) $19.9 million of PIPE Investment in the No Additional Redemption Scenario, (ii) $21.9 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $24.0 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $26.0 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $28.1 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there has been no binding agreement for a PIPE Investment or other financing.

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Dilution

IBAC’s net tangible book value as of March 31, 2026 was $(1,688,366), or $(0.34) per share, based on 5,008,229 shares of IBAC Common Stock outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing stockholders at varying redemption levels.

	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Offering Price of the Securities in the IBAC IPO per share	$10.00	$10.00	$10.00	$10.00	$10.00
IBAC’s net tangible book value as of March 31, 2026, as adjusted	$16,530,808	$16,530,808	$16,530,808	$16,530,808	$16,530,808
IBAC’s shares outstanding, as adjusted for redemptions	7,602,574	7,617,514	7,632,455	7,647,395	7,662,335
IBAC’s net tangible book value per share as of March 31, 2026, as adjusted	$2.17	$2.17	$2.17	$2.16	$2.16
Dilution per share to the existing IBAC’s Stockholders	$7.83	$7.83	$7.83	$7.84	$7.84

The following table illustrates the as adjusted net tangible book value to IBAC’s Stockholders and decrease in net tangible book value to IBAC’s Stockholders.

	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
As adjusted net tangible book value per share	$2.17	$2.17	$2.17	$2.16	$2.16

Numerator adjustments:
IBAC’s net tangible book value as of March 31, 2026	$(1,688,366)	$(1,688,366)	$(1,688,366)	$(1,688,366)	$(1,688,366)
Underwriter marketing fees	(4,025,000)	(4,025,000)	(4,025,000)	(4,025,000)	(4,025,000)
Transaction costs attributed to IBAC	(6,973,200)	(6,973,200)	(6,973,200)	(6,973,200)	(6,973,200)
Reversal of excise tax	1,140,176	1,140,176	1,140,176	1,140,176	1,140,176
Assumed PIPE	19,888,204	21,935,444	23,982,696	26,029,947	28,077,198
Funds released from Trust	8,188,994	6,141,754	4,094,502	2,047,251	—
As adjusted net tangible book value	$16,530,808	$16,530,808	$16,530,808	$16,530,808	$16,530,808

Denominator adjustments:
IBAC Public Shares outstanding	759,139	569,355	379,570	189,785	—
IBAC Founder Shares outstanding	3,243,590	3,243,590	3,243,590	3,243,590	3,243,590
IBAC Representative Shares	395,000	395,000	395,000	395,000	395,000
IBAC Private Placement Shares	610,500	610,500	610,500	610,500	610,500
IBAC Public Rights Shares	575,000	575,000	575,000	575,000	575,000
IBAC Private Placement Rights Shares	30,525	30,525	30,525	30,525	30,525
Assumed PIPE Shares	1,988,820	2,193,544	2,398,270	2,602,995	2,807,720
As adjusted total shares outstanding	7,602,574	7,617,514	7,632,455	7,647,395	7,662,335

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To the extent that additional shares are issued pursuant to the foregoing, IBAC’s Stockholders will experience further dilution. In addition, IBAC may enter into other transactions. To the extent it issues such securities, investors and IBAC’s Stockholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that IBAC’s Stockholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	No Additional Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders(1)(2)	1,334,139	2.0%	1,144,355	1.7%	954,570	1.4%	764,785	1.1%	575,000	0.9%
Initial Stockholders(3)	4,279,615	6.4%	4,279,615	6.4%	4,279,615	6.4%	4,279,615	6.4%	4,279,615	6.4%
GNQ Debtholders(4)(5)	117,063	0.2%	117,063	0.2%	117,063	0.2%	117,063	0.2%	117,063	0.2%
GNQ Stockholders(6)(7)	59,026,595	88.4%	59,026,595	88.4%	59,026,595	88.4%	59,026,595	88.4%	59,026,595	88.4%
Assumed PIPE Investors(8)	1,988,820	3.0%	2,193,544	3.3%	2,398,270	3.6%	2,602,995	3.9%	2,807,720	4.1%
Total	66,746,232	100.0%	66,761,172	100.0%	66,776,113	100.0%	66,791,053	100.0%	66,805,993	100.0%

(1)	Amount comprises the unredeemed Public Shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Additional Redemption Scenario, (ii) 189,784 shares under the 25% Redemptions Scenario, (iii) 379,569 shares under the 50% Redemptions Scenario, (iv) 569,354 shares under the 75% Redemptions Scenario, and (v) 759,139 shares under the 100% Redemptions Scenario.

(2)	Amount includes the 575,000 Public Rights Shares upon automatically conversion of the 11,500,000 Public Rights upon the consummation of the Business Combination.

(3)	Amount includes the 3,243,590 Founder Shares, 610,500 Private Placement Shares, 395,000 Representative Shares, and 30,525 Private Placement Rights Shares upon automatically conversion of the 610,500 Private Placement Rights upon the consummation of the Business Combination.

(4)	Concurrently with the execution of the Business Combination Agreement, GNQ entered into an agreement with IBAC pursuant to which GNQ intends to complete a debt financing consisting of the GNQ Convertible Notes and the Bridge Warrants for aggregate gross proceeds to GNQ of up to $2,000,000. As of the date of this proxy statement/prospectus, GNQ has received an aggregate principal amount of $450,000, which are convertible into GNQ Common Shares at a conversion price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio under the Business Combination Agreement.

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(5)	Amount includes the 59,750 shares underlying the Bridge Warrants.

(6)	GNQ Electing Shareholders will hold equity interests in ExchangeCo, an indirect subsidiary of IBAC, and will not directly own any equity interests in IBAC. Their voting power will be exercisable through their ownership of ExchangeCo Exchangeable Shares and issuance of IBAC Class A Common Stock in exchange therefor, through their ownership of ExchangeCo Exchangeable Shares. The number of ExchangeCo Exchangeable Shares is 21,180,018, and the ownership percentage is 31.7% under different redemption scenarios.

(7)	Amount includes the 7,500,000 Earnout Shares and the 2,910,030 shares underlying the GNQ Options.

(8)	Amount reflects the IBAC Class A Common Stock that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Cash condition at each assumed level of redemptions and assumes no Additional Financing or other financing. These amounts reflect approximately (i) $19.9 million of PIPE Investment in the No Additional Redemption Scenario, (ii) $21.9 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $24.0 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $26.0 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $28.1 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there has been no binding agreement for a PIPE Investment or other financing.

IBAC issued shares in its IPO at $10.00 per share. After giving effect to the IPO and historical redemptions, the current issued and outstanding Public Shares are 759,139, assuming no additional redemptions. In connection with the de-SPAC transaction, 48,616,565 shares will be issued to GNQ Stockholders and 57,313 shares will be issued to GNQ Debtholders. Redemption levels of 0%, 25%, 50%, 75% and 100% have been disclosed in the table below as required by Item 1604(c) of Regulation S-K.

For purposes of Item 1604(c)(1) of Regulation S-K, the Combined Entity would have 56,276,452 total shares after giving effect to the de-SPAC transaction under the no additional redemptions scenario. Where there are no additional redemptions, the company valuation is based on IBAC offering price of the securities in the initial registered offering price per share of $10.00 is therefore calculated as: $10.00 (per share IPO price) times 56,276,452 shares, or $562.8 million. The following table illustrates the valuation at the offering Price of the securities in the initial registered offering price of $10.00 per share for each redemption scenario:

	No Additional Redemptions Scenario	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	100% Redemptions Scenario
IBAC shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$76,025,740	$76,175,140	$76,324,550	$76,473,950	$76,623,350
IBAC shares outstanding post de-SPAC	7,602,574	7,617,514	7,632,455	7,647,395	7,662,335
GNQ shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$486,738,780	$486,738,780	$486,738,780	$486,738,780	$486,738,780
GNQ shares outstanding post de-SPAC	48,673,878	48,673,878	48,673,878	48,673,878	48,673,878
Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$562,764,520	$562,913,920	$563,063,330	$563,212,730	$563,362,130
Total shares outstanding post de-SPAC	56,276,452	56,291,392	56,306,333	56,321,273	56,336,213

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The required disclosure is not a guarantee that the trading price of the Combined Entity will not be below the IPO offering price of IBAC, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Business Combination Agreement, including but not limited to:

●	the approval by the IBAC Stockholders of each of the Proposals included in this proxy statement/prospectus;

●	GNQ obtaining executed counterparts to the Shareholder Support Agreement from all the Key GNQ Shareholders together holding at least 51% of the Fully-Diluted GNQ Common Shares, and the Lock-Up Agreement from the Key GNQ Shareholders and certain other holders of GNQ Securities together holding at least 95% of the Fully-Diluted GNQ Common Shares;

●	IBAC and GNQ obtaining the requisite regulatory approvals, including the Interim Order and the Final Order having been granted on terms consistent with the Business Combination Agreement;

●	this proxy statement/prospectus becoming effective under the Securities Act, with no stop order suspending its effectiveness having been issued by the SEC;

●	the shares of IBAC Class A Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and

●	the IBAC Available Cash being no less than the Minimum Cash Amount of $15,000,000, calculated after giving effect to IBAC Share Redemptions, deferred underwriting fees, transaction expenses, and any accrued taxes, and including proceeds from the Bridge Financing and PIPE Investments.

For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Q:	Why is IBAC providing its stockholders with the opportunity to vote on the Business Combination?

A:	Under the Existing IBAC Charter, holders of the IBAC Public Shares must have the opportunity to have their IBAC Public Shares redeemed upon the consummation of IBAC’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, IBAC has elected to provide its stockholders with the opportunity to have their IBAC Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, IBAC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow IBAC Public Stockholders to effectuate redemptions, upon the Closing, of their IBAC Public Shares that they elected to redeem in connection with the vote on the Business Combination.

Q:	Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A:	Yes. Concurrently with the execution of the Business Combination Agreement, GNQ entered into a letter agreement with IBAC pursuant to which GNQ intends to complete a debt financing of 10% secured convertible promissory notes (“GNQ Convertible Notes”) and common share purchase warrants (“Bridge Warrants”) for aggregate gross proceeds of up to US$2,000,000 (the “Bridge Financing”). In connection with the execution of the Business Combination Agreement, an investor introduced by IBAC purchased a GNQ Convertible Note for US$250,000 in aggregate principal amount.

Additionally, IBAC may enter into PIPE Subscription Agreements with PIPE Investors pursuant to which the PIPE Investors may agree to purchase, and IBAC may agree to issue and sell to the PIPE Investors, concurrently with the Closing, an aggregate of up to 1,000,000 shares of IBAC Class A Common Stock, for a purchase price of $10.00 per share and gross proceeds to IBAC of up to $10.0 million (inclusive of the Bridge Financing). IBAC has agreed to use commercially reasonable efforts to secure aggregate commitments for the PIPE Investments of not less than $10,000,000 (inclusive of the Bridge Financing) to fund at the Closing. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the substantially concurrent Closing.

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The proceeds from the Trust Account (net of any amounts used to fund redemptions) and the PIPE Investment will be used to pay any loans owed by IBAC to the Sponsor, for any unpaid transaction or administrative expenses of IBAC and GNQ, and any remainder will be used for general corporate purposes of the Combined Entity, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

Q:	How many votes do I have at the Special Meeting?

A:	IBAC Stockholders are entitled to one vote at the Special Meeting for each share of IBAC Common Stock held of record as of [_______], 2026, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were [_______] shares of IBAC Common Stock issued and outstanding.

Q:	What vote is required to approve the Proposals presented at the Special Meeting?

A:	The approval of the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. Accordingly, an IBAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. An IBAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting will have no effect on the outcome of the vote on the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, or the Adjournment Proposal.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only [_______], or approximately [____]%, of the [_______] IBAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:	Are the Proposals conditioned on one another?

A:	The Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, and the Charter Amendment Proposals are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, and the Charter Amendment Proposals will not be presented to the IBAC Stockholders at the Special Meeting.

The Business Combination Proposal is subject to and conditioned on the approval of the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, and each of the Charter Amendment Proposals.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If IBAC does not consummate the Business Combination and fails to complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), IBAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to IBAC Public Stockholders in accordance with the Existing IBAC Charter, subject to payment of IBAC’s tax obligations and up to $100,000 of dissolution expenses.

9

Q:	What constitutes a quorum at the Special Meeting?

A:	A quorum of stockholders is necessary to hold a valid special meeting of IBAC. A quorum will be present if the holders of a majority in voting power of IBAC Common Stock issued and outstanding and entitled to vote at the Special Meeting are represented in person (including virtually) or by proxy at the Special Meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established for the Special Meeting but will have no effect on the outcome of the Proposals. The shares of the Sponsor and the officers and directors of IBAC, who own approximately [____]% of the issued and outstanding shares of IBAC Common Stock as of the Record Date, will count towards this quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Special Meeting. As of the Record Date, [_______] shares of IBAC Common Stock would be required to achieve a quorum.

Q:	How will the Sponsor and IBAC’s directors and officers vote?

A:	The Sponsor and IBAC’s officers and directors have agreed to vote any shares of IBAC Common Stock held by them in favor of the initial business combination, including the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and IBAC’s officers and directors had agreed to vote their shares of IBAC Common Stock in accordance with the majority of the votes cast by IBAC Public Stockholders.

As a result, we would need only [________] or approximately [____]%, of the [________] IBAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:	What interests do the Sponsor and IBAC’s officers and directors have in the Business Combination?

A:	The Sponsor and IBAC’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

●	the Existing IBAC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of IBAC’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing IBAC Charter. In the course of their other business activities, IBAC’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to IBAC as well as the other entities with which they are affiliated. IBAC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before IBAC is presented with it. IBAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

●	unless IBAC consummates an initial business combination, the Sponsor (and IBAC’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of IBAC, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $0 as of July 24, 2026);

●	the 610,500 IBAC Private Rights purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the 610,500 IBAC Private Shares and the 30,525 shares of IBAC Common Stock underlying the 610,500 IBAC Private Rights, will not be sold or transferred by it until 30 days after IBAC has completed a business combination, subject to limited exceptions;

●	the fact that the Sponsor paid $3,000, or approximately $0.0009 per share, for the Founder Shares (of which it currently holds 2,227,076 after 1,016,514 founder shares were distributed to James Michael McCrory), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $24.0 million, based on the closing price of IBAC Common Stock on July 13, 2026, and that such shares will be worthless if a business combination is not consummated and that Sponsor and its affiliates can earn a positive rate of return on their investment in IBAC even if IBAC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares or IBAC Private Shares in connection with a stockholder vote to approve a proposed initial business combination;

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●	if IBAC does not complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), the proceeds from the sale of the IBAC Placement Units of $6.1 million will be included in the liquidating distribution to IBAC Public Stockholders and the IBAC Private Rights will expire worthless;

●	the fact that upon completion of the Business Combination, the M&A Fee of $4,025,000 will be payable by IBAC to I-Bankers Securities, Inc., which is an affiliate of IBAC;

●	if the Trust Account is liquidated, including in the event IBAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IBAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per IBAC Public Share (or such lesser amount per IBAC Public Share held in the Trust Account as of the date of liquidation, due to reductions in the value of the trust assets, net of interest that may be withdrawn to pay taxes) by the claims of prospective target businesses with which IBAC has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to IBAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that IBAC’s officers and directors are members of the Sponsor, and therefore indirectly hold interests in the Founder Shares held by the Sponsor, which shares will be worthless if a business combination is not consummated;

●	the fact that there is substantial overlap in management among the Sponsor and IBAC as they have the same officers and directors;

●	the fact that the Sponsor distributed 1,016,514 Founder Shares to James Michael McCrory, one of its members, resulting in Mr. McCrory holding his Founder Shares directly rather than indirectly through the Sponsor, which shares will be worthless if a business combination is not consummated; and

●	the fact that IBAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Other than arising out of the proposed Business Combination and related transactions, none of IBAC, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, GNQ. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of IBAC’s officers and directors to approve IBAC entering into the Business Combination Agreement and IBAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize IBAC’s officers and directors to complete the Business Combination, even if on terms less favorable to IBAC Public Stockholders compared to liquidating IBAC, because, among other things, if IBAC is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and IBAC Placement Units and the IBAC independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $24.0 million based on the closing price of IBAC Common Stock on July 13, 2026), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to IBAC would not be repaid to the extent such amounts exceed cash held by IBAC outside of the Trust Account (which such expenses and loans, as of July 24, 2026 amounted to $500,000), and I-Bankers Securities, Inc., which is an affiliate of IBAC, would not receive (i) the M&A Fee of $4,025,000 (equal to 3.5% of the gross proceeds from IBAC’s initial public offering) payable pursuant to IBAC’s business combination marketing agreement entered into in connection with IBAC’s initial public offering, and (ii) the placement agent fees of approximately $[_______] (equal to up to approximately $[_______], in the aggregate) payable pursuant to the underwriting agreement entered into in connection with IBAC’s initial public offering. Upon completion of the Business Combination, it is not anticipated that any persons associated with IBAC will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for [I-Bankers] to be retained by the Combined Entity after Closing.

IBAC’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of IBAC should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, IBAC’s independent directors on the IBAC Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

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Q:	Did the IBAC Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:	Yes. The Board has obtained a fairness opinion from Marshall & Stevens, dated February 19, 2026. For a description of the opinion, see the section entitled “The Business Combination Proposals — IBAC Board’s Reasons for the Approval of the Business Combination — Fairness Opinion.”

Q:	What factors did the IBAC Board consider in determining whether or not to proceed with the Business Combination?

A:	The IBAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, (1) the determination by the IBAC Board that the Arrangement is advisable, fair to and in the best interests of IBAC and its stockholders, including IBAC’s unaffiliated security holders, (2) the receipt of a fairness opinion from Marshall & Stevens to the effect that, as of the date thereof and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion, the consideration to be paid by IBAC in connection with the Business Combination pursuant to the Business Combination Agreement is fair, from a financial point of view, to IBAC’s unaffiliated stockholders, (3) the growth potential of GNQ’s business as it develops its business plan and expands its offerings, (4) an attractive valuation if GNQ is successful in achieving its goal, and (5) the continuity of GNQ’s management team following completion of the Business Combination.

The IBAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to: macroeconomic risks generally, the competitive landscape and evolving nature of the AI-driven drug discovery and development industry in which GNQ operates, risks that GNQ’s business plan may not be achieved, risks related to the terms of the PIPE Investment (including the commitment to secure aggregate PIPE commitments of not less than $10,000,000), and risks related to IBAC’s valuation of GNQ’s business, including the assumptions underlying the Arrangement Consideration of $500,000,000, the earnout arrangements tied to revenue and share price targets, and the possibility that GNQ may not achieve the 2026 TCV Threshold or the Share Price Target during the Earnout Period. See the sections titled “The Business Combination Proposal - IBAC Board’s Reasons for the Approval of the Business Combination.”

Q:	What happens if I sell my shares of IBAC Common Stock before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of IBAC Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of IBAC Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or to seek redemption of those shares.

Q:	Why are ExchangeCo Exchangeable Shares being offered to Canadian residents pursuant to the Business Combination?

A:	As part of the Business Combination, Canadian resident holders of GNQ Common Shares will be entitled to elect to receive ExchangeCo Exchangeable Shares, rather than IBAC Class A Common Stock, in exchange for their GNQ Common Shares. This option is being afforded to Canadian resident holders of GNQ Common Shares, in order to enable such holders to defer Canadian income tax on any capital gain otherwise arising on the exchange of their GNQ Common Shares for IBAC Class A Common Stock. Each ExchangeCo Exchangeable Share will be convertible into one share of IBAC Class A Common Stock, as described under “The Business Combination Proposal - The Business Combination Agreement - General; Structure of the Business Combination; Closing.”

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Q:	What happens if IBAC Stockholders vote against the Business Combination Proposal?

A:	Pursuant to the Existing IBAC Charter, if the Business Combination Proposal is not approved and IBAC does not otherwise consummate an alternative business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), IBAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the IBAC Public Stockholders, subject to payment of IBAC’s tax obligations and up to $100,000 of dissolution expenses.

Q:	How do the IBAC Public Rights differ from the IBAC Private Rights and what are the related risks to any holders of IBAC Public Rights following the Business Combination?

A:	The IBAC Private Rights are identical to the IBAC Public Rights in all material respects, except that the IBAC Private Rights will not be transferable, assignable or salable until 30 days after the completion of the Business Combination. Both the IBAC Public Rights and IBAC Private Rights will automatically convert into one-twentieth of one share of IBAC Common Stock upon consummation of the Business Combination.

No fractional shares of IBAC Class A Common Stock will be issued upon conversion of the IBAC Public Rights; you must hold rights in multiples of 20 in order to receive whole shares, and any fractional entitlement will be rounded down to the nearest whole share without payment of cash or other compensation in lieu thereof. Following the Business Combination, the issuance of shares of IBAC Class A Common Stock upon conversion of the IBAC Public Rights will increase the number of issued and outstanding shares and may reduce the value of the shares of IBAC Class A Common Stock. There is no assurance that an active trading market for the shares of IBAC Class A Common Stock issued upon conversion of the IBAC Public Rights will develop or be sustained, and holders may be unable to sell their shares at a desirable price, or at all. See the section titled “Risk Factors” for additional information regarding risks related to the Business Combination and the IBAC securities.

Q:	Do I have redemption rights?

A:	Yes. In connection with the completion of the Business Combination, each IBAC Public Stockholder may elect to redeem all or a portion of its IBAC Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in IBAC’s Trust Account, including interest earned on the funds held in the Trust Account and not previously released to IBAC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding IBAC Public Shares (a “Redemption Election”), regardless of how such IBAC Public Stockholder votes on the Proposals or whether such IBAC Public Stockholder votes at all. The deadline to make a Redemption Election is 5:00 p.m. Eastern Time on [_______], 2026 (two business days prior to the scheduled vote at the Special Meeting) (the “Redemption Deadline”). For illustrative purposes, as of July 1, 2026, the redemption price was approximately $10.85 per IBAC Public Share. If a holder exercises its redemption rights in full, then it will be electing to exchange its IBAC Public Shares for cash and will no longer own IBAC Public Shares. See the section titled “Special Meeting of IBAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your IBAC Public Shares.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the trading market.

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Q:	How do I exercise my redemption rights?

A:	Pursuant to the Existing IBAC Charter, an IBAC Public Stockholder may request that IBAC redeem all or a portion of such IBAC Public Stockholder’s shares for cash if the Business Combination Proposal is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(1)	hold IBAC Public Shares; and

(2)	prior to the scheduled vote at the Special Meeting, (a) submit a written request, including the name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to IBAC’s transfer agent, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004, that IBAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent at least two business days prior to the scheduled vote at the Special Meeting, physically or electronically through DTC. If you hold your shares through a bank or broker, you must ensure your bank or broker complies with the requirements identified herein, including submitting a written request that your shares be redeemed for cash to the transfer agent and delivering your shares to the transfer agent at least two business days prior to the scheduled vote at the Special Meeting.

You must also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of IBAC Common Stock. A holder of the IBAC Public Shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the IBAC Public Shares without the prior consent of IBAC, which we refer to as the “15% threshold.” Accordingly, all IBAC Public Shares in excess of the 15% threshold beneficially owned by an IBAC Public Stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is IBAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, IBAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with IBAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to IBAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that IBAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting IBAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	IBAC expects that a U.S. holder (as defined below in “United States Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its IBAC Public Shares will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a dividend for U.S. federal income tax purposes, or as integrated with the Business Combination. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal — United States Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	If I am an IBAC Rights holder, can I exercise redemption rights with respect to my IBAC Rights?

A:	No. The holders of IBAC Rights have no redemption rights with respect to IBAC Rights.

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Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of IBAC Common Stock or IBAC Rights in connection with the Business Combination. See the section titled “Appraisal Rights” for more information.

Q:	What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to:

●	pay IBAC Public Stockholders who properly exercise their redemption rights;

●	pay the $4,025,000 M&A Fee and the $[_______] placement fee to the placement agents (including $[_______] payable to [_______]);

●	pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by IBAC or GNQ in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

●	repay any loans owed by IBAC to the Sponsor for any IBAC Transaction Expenses or other administrative expenses incurred by IBAC; and

●	provide for general corporate purposes of the Combined Entity including, but not limited to, working capital for operations.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, IBAC is unable to complete the Business Combination or another initial business combination transaction by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), the Existing IBAC Charter provides that IBAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the IBAC Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to IBAC to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding IBAC Public Shares, which redemption will completely extinguish rights of the IBAC Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the IBAC Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Nevada Revised Statutes (the “NRS”) to provide for claims of creditors and other requirements of applicable law.

IBAC expects that the amount of any distribution IBAC Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to IBAC’s obligations under the NRS to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding IBAC Rights. Accordingly, the IBAC Rights will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing of the Business Combination” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated by IBAC and/or GNQ upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

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Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at [_______] Eastern Time, on [_______], 2026, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at .

Q:	How can I attend the Special Meeting virtually?

A:	IBAC is pleased to conduct the Special Meeting virtually via the Internet through a live webcast and online shareholder tools.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of IBAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of IBAC through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you are a holder of record of IBAC Common Stock on [_______], 2026, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:	At the Special Meeting, IBAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals but will have no effect on the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by IBAC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to nondiscretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. IBAC believes the Proposals presented to the stockholders will be considered nondiscretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to [_______], our proxy solicitor, prior to the date of the Special Meeting or by voting in person (including virtually) at the Special Meeting. Attendance at the Special Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to [_______], which must be received by [_______] prior to the Special Meeting.

If your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the Special Meeting and vote at the Special Meeting, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	IBAC will pay the cost of soliciting proxies for the Special Meeting. IBAC has engaged [_______] to assist in the solicitation of proxies for the Special Meeting. IBAC has agreed to pay a fee of $[_______], plus disbursements. IBAC will reimburse [_______] for reasonable out-of-pocket expenses and will indemnify [_______] and its affiliates against certain claims, liabilities, losses, damages and expenses. IBAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of IBAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the IBAC Common Stock and in obtaining voting instructions from those owners. IBAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

IB Acquisition Corp.

2500 N Federal Highway, Suite 215

Boca Raton FL 33432

Telephone: (214) 687-0020

You may also contact our proxy solicitor at:

[_______]

Telephone: [_______]

E-mail: [_______]

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To obtain timely delivery, IBAC Stockholders must request the materials no later than [_______], 2026.

You may also obtain additional information about IBAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your IBAC Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to IBAC’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to IBAC and its consolidated subsidiaries (including GNQ) after giving effect to the Business Combination. References to “IBAC” refer to IB Acquisition Corp. and references to “GNQ” refer to GNQ Insilico Inc.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the IBAC Public Stockholders and do not include any shares of IBAC Common Stock issuable upon the conversion of the IBAC Rights.

Information About the Parties to the Business Combination

IB Acquisition Corp.

IBAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. IBAC Common Stock and IBAC Rights are currently listed on Nasdaq under the symbols “IBAC” and “IBACR,” respectively. The mailing address of IBAC’s principal executive offices is 1200 N Federal Highway, Suite 215, Boca Raton, FL 33432.

For more information about IBAC, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IBAC” and “Information About IBAC.”

GNQ Insilico Inc.

GNQ is a precision medicine TechBio company. Its mission is to accelerate drug development and deliver individualized clinical intelligence by combining multi-omics data and causal artificial intelligence into a unified platform that GNQ calls “Silicon-to-Patient.”

For more information about GNQ, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GNQ” and “Information Related to GNQ.”

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The Proposals to be Voted on by IBAC Stockholders

The Business Combination Proposal

IBAC Stockholders will be asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. IBAC and GNQ have agreed to the Business Combination under the terms of the Business Combination Agreement, dated as of March 16, 2026 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A. Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement, at the Arrangement Effective Time, the parties shall effect the Business Combination. For more information about the Business Combination Agreement and the Business Combination, see the section titled “The Business Combination Proposal.”

The Conversion Proposal

IBAC Stockholders will be asked to approve the conversion of the Company from a corporation organized under the laws of the State of Nevada to a corporation organized under the laws of the State of Delaware pursuant to the Plan of Conversion. For more information about the Conversion and the Plan of Conversion, see the section titled, “The Conversion Proposal.”

The Election of Directors Proposal

IBAC Stockholders will be asked to consider and vote upon a proposal to elect five directors to serve on the Combined Entity Board following the Business Combination, to serve a term ending on the date of the third annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. For more information, see the section entitled the “The Election of Directors Proposal.”

The Nasdaq Proposals

IBAC Stockholders will be asked to approve separate proposals, for purposes of complying with the Nasdaq Listing Rule, the issuance of (i) up to [_______] shares of IBAC Class A Common Stock pursuant to the Business Combination Agreement, (ii) up to an additional [_______] shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (iii) up to [_______] shares of IBAC Class A Common Stock issued pursuant to the PIPE Investment. For more information, see the section entitled the “The Nasdaq Proposals.”

Stock Incentive Plan Proposal

IBAC Stockholders will be asked to approve and adopt the Stock Incentive Plan of the Combined Entity, a copy of which is attached to this proxy statement/prospectus as Annex D. For more information, see the section entitled “The Stock Incentive Plan Proposal.”

The Charter Amendment Proposals

IBAC Stockholders will be asked to consider and vote upon separate proposals to approve the following material differences between the Existing IBAC Charter and the Combined Entity Charter that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B. For more information, see the section entitled “The Charter Amendment Proposals.”

The Adjournment Proposal

IBAC Stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by IBAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. For more information, see the section entitled “The Adjournment Proposal.”

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Transaction Agreements

Business Combination Agreement

IBAC and GNQ have agreed to the terms of the Business Combination as set forth in the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, the following:

In exchange for their respective shares of capital stock of GNQ:

●	for each GNQ Common Share held by the Electing Shareholders, such Electing Shareholder will receive a number of ExchangeCo Exchangeable Shares equal to the GNQ Exchange Ratio; and

●	for each GNQ Common Share held by the Non-Electing Shareholders, such Non-Electing Shareholder will receive a number of shares of IBAC Class A Common Stock equal to the GNQ Exchange Ratio.

In addition, under the Business Combination Agreement and the Plan of Arrangement:

●	all outstanding options to purchase GNQ Common Shares will be exchanged for Replacement Options to purchase shares of IBAC Class A Common Stock;

●	the outstanding warrants to purchase GNQ Common Shares will be exchanged for a number of shares of IBAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of shares of GNQ capital stock subject to the warrant and the GNQ Exchange Ratio;

●	each outstanding GNQ Convertible Note will automatically convert into GNQ Common Shares immediately prior to the Arrangement Effective Time at the conversion price set forth in such GNQ Convertible Note, and each GNQ Common Share issued upon such conversion will be exchanged for a number of shares of IBAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of GNQ Common Shares issued upon conversion and the GNQ Exchange Ratio;

●	each issued and outstanding Bridge Warrant at the Arrangement Effective Time will automatically be converted into a warrant to purchase IBAC Class A Common Stock (each, an “IBAC Assumed Bridge Warrant”) on substantially the same terms as the applicable Bridge Warrant, with the right to acquire IBAC Class A Common Stock in lieu of GNQ Common Shares; and

●	the GNQ Shareholders shall become entitled to receive Earnout Shares in accordance with the Business Combination Agreement upon achievement of the applicable earnout milestones.

The Business Combination values GNQ at an implied enterprise value of $500,000,000 (the “Arrangement Consideration”), subject to increase by up to an additional $100,000,000 in Earnout Shares upon the achievement of certain revenue and share price milestones during the twenty-four (24) month period following the Closing (the “Earnout Period”). GNQ Shareholders may become entitled to receive Earnout Shares upon satisfaction of either (1) the Revenue Earnout (as defined in the Business Combination Agreement), if the 2026 TCV Threshold is achieved, in which case IBAC will issue 7,500,000 additional Earnout Shares of IBAC Class A Common Stock, or (2) the Share Price Earnout (as defined in the Business Combination Agreement), under which up to 7,500,000 additional Earnout Shares may be issued upon achievement of VWAP milestones (at $15.00, $17.50, $20.00, and $22.50). If both the Revenue Earnout and the Share Price Earnout are satisfied, GNQ Shareholders are entitled only to the earnout with the greater aggregate value.

The Business Combination is expected to close in the second half of 2026, subject to the satisfaction or waiver of certain closing conditions, including the approval of IBAC’s stockholders at the Special Meeting.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or GNQ Material Adverse Effect or SPAC Material Adverse Effect (each as defined in the Business Combination Agreement).

The Business Combination Agreement also contains pre-closing covenants of the parties, including obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other party, in each case, subject to certain exceptions and qualifications. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

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IBAC and GNQ agreed, as promptly as practicable after the execution of the Business Combination Agreement, to prepare and (in the case of IBAC) file with the SEC this proxy statement/prospectus in connection with the registration under the Securities Act of the issuance of the Class A Common Stock to be issued to the GNQ Shareholders including those to be issued upon conversion of ExchangeCo Exchangeable Shares, and containing a proxy statement/prospectus for the purpose of IBAC soliciting proxies from the IBAC Stockholders to obtain the IBAC Stockholders’ Approval at the Special Meeting and providing the IBAC Stockholders an opportunity, in accordance with the Existing IBAC Charter, to have their shares of IBAC Class A Common Stock redeemed.

IBAC agreed to take all action within its power so that effective at the Closing, (i) the Combined Entity Board will (A) consist of the individuals designated by GNQ in writing, at least three of whom shall be independent directors in accordance with applicable Nasdaq requirements and (B) comply with all diversity requirements under applicable law, and (ii) the executive officers of GNQ immediately prior to the Closing will be the executive officers of the Combined Entity.

Conditions to the Parties’ Obligations to Consummate the Merger

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions, including, among others, the following: (i) the approval of the Business Combination and the other Proposals required to approve the Business Combination by the IBAC Stockholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) and all waiting or other periods have been obtained or have expired or been terminated, as applicable, (iii) the Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties, acting reasonably, (iv) effectiveness of this Proxy/Registration Statement, (v) the shares of IBAC Class A Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq, subject to round lot holder requirements, and (vi) IBAC having a minimum of $5,000,001 of net tangible assets upon the Closing (after giving effect to any redemptions and any PIPE Investment).

The obligations of IBAC to consummate (or cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of GNQ being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by GNQ with its pre-closing covenants, subject to the materiality standards contained in the Business Combination Agreement, (iii) GNQ obtaining executed counterparts to the Shareholder Support Agreement from all the Key GNQ Shareholders together holding at least 51% of the Fully-Diluted GNQ Common Shares and the Lock-Up Agreement from the Key GNQ Shareholders and certain other holders of GNQ Securities together holding at least 95% of the Fully-Diluted GNQ Common Shares, and (iv) no GNQ Material Adverse Effect.

In addition, the obligations of GNQ to consummate (and cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of IBAC being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by IBAC with its pre-closing covenants, subject to the materiality standards contained in the Business Combination Agreement, (iii) no SPAC Material Adverse Effect, and (iv) the IBAC Available Cash being at least $15 million.

Termination Rights

The Business Combination Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of IBAC and GNQ, (ii) if the consummation of the Business Combination is prohibited by law, (iii) if the Closing has not occurred on or before the 270-day anniversary of the date of the Business Combination Agreement, subject to extension as set forth in the Business Combination Agreement, (iv) in connection with a breach of a representation, warranty, covenant or other agreement by a party which is not capable of being cured within 30 days after receipt of notice of such breach, subject to the materiality standards contained in the Business Combination Agreement, (v) by either IBAC or GNQ if the board of directors of the other party publicly changes its recommendation with respect to the Business Combination Agreement or other Proposals, (vi) by either IBAC or GNQ if the Special Meeting is held and the IBAC Stockholders’ Approval is not received, or (vii) by IBAC if the GNQ Required Approval in respect of the GNQ Arrangement Resolution has not been obtained at the GNQ Shareholders Meeting.

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Company Superior Proposal

Under the Business Combination Agreement, if the agreement is terminated as a result of a material uncured willful breach or actual fraud by either IBAC or GNQ, the breaching party is required to pay a termination fee of $10,000,000 (the “Break-Up Fee”) to the non-breaching party within three business days following such termination; provided that no Break-Up Fee is due or payable unless and until the earlier of (a) the consummation by the breaching party of an Alternative Transaction or (b) the liquidation or bankruptcy of the breaching party. In addition, if GNQ terminates the Business Combination Agreement to enter into a definitive agreement with respect to a Company Superior Proposal (as defined in the Business Combination Agreement), or if the Business Combination Agreement is terminated and within twelve months thereafter GNQ enters into or consummates an Alternative Transaction, GNQ is required to pay the Break-Up Fee to IBAC. Any Break-Up Fee owed by IBAC must be funded solely from sources other than the Trust Account. Except as described above, neither party to the Business Combination Agreement is required to pay a termination fee or reimburse the other party for its expenses as a result of a termination of the Business Combination Agreement, and each party is responsible for its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby.

Trust Account Waiver

GNQ agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for IBAC Public Stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

For more information, see the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A.

Related Agreements

Side Letter Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC and GNQ entered into a letter agreement (the “Side Letter Agreement”) pursuant to which GNQ intends to complete a debt financing consisting of 10% secured convertible promissory notes (the “GNQ Convertible Notes”) and common share purchase warrants (the “Bridge Warrants”) for aggregate gross proceeds to GNQ of up to $2,000,000 (the “Bridge Financing”). The Bridge Financing proceeds are included in the calculation of IBAC Available Cash for purposes of the Minimum Cash Amount closing condition under the Business Combination Agreement.

For more information, see “The Business Combination Proposal - Related Agreements - Side Letter Agreement” and the copy of the Side Letter Agreement attached to this proxy statement/prospectus as Annex J.

PIPE Subscription Agreements

Pursuant to the Business Combination Agreement, IBAC may enter into PIPE Subscription Agreements with PIPE Investors pursuant to which the PIPE Investors may agree to purchase, and IBAC may agree to issue and sell to the PIPE Investors, an aggregate of up to 1,000,000 shares of IBAC Class A Common Stock, for a purchase price of $10.00 per share and gross proceeds to IBAC of up to $10.0 million (inclusive of the Bridge Financing). IBAC and GNQ have agreed to use commercially reasonable efforts to secure aggregate commitments for the PIPE Investments of not less than $10,000,000 (inclusive of the Bridge Financing) to fund at the closing.

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investment is to pay transaction expenses, provide operating capital to the Combined Entity in the form of equity capital, and to enable the Combined Entity to meet the Nasdaq Global Market initial listing criteria.

The material financing transactions described above may result in dilution to non-redeeming IBAC Stockholders. Specifically, the issuance of up to 1,000,000 shares of IBAC Class A Common Stock to PIPE Investors at $10.00 per share, the potential conversion of the Bridge Financing into GNQ Common Shares (which will convert into Combined Entity shares at Closing), and the potential conversion of up to $1,500,000 of working capital loans into IBAC working capital units at $10.00 per unit will increase the total number of shares of Common Stock outstanding, thereby reducing the percentage ownership and voting power of non-redeeming IBAC Stockholders in the Combined Entity. For further discussions on potential sources of dilution arising from these material financing transactions and potential risks associated thereof, see “Risk Factors — It is uncertain whether the PIPE Investment, Bridge Financing or other transaction financing will be available at or prior to the Closing, which, if not available, may materially and adversely affect the Combined Entity’s business and results of operations; or, if available, may significantly dilute the equity interest of the continuing stockholders of the Combined Entity.” on page 89, and “— The IBAC Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination (including upon conversion of the ExchangeCo Exchangeable Shares), in connection with the PIPE Investment, as well as future issuances pursuant to the Stock Incentive Plan. Having a minority share position may reduce the influence that IBAC’s current stockholders have on the management of the Combined Entity, and in the event Earnout Shares are issued during the Earnout Period, the IBAC Public Stockholders may own a smaller percentage in the Combined Entity than they might otherwise anticipate.” on page 90.

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For more information, see The Business Combination Proposal – Related Agreements – PIPE Subscription Agreements” and the copy of the Form of PIPE Subscription Agreement attached to this proxy statement/prospectus as Annex H.

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC, GNQ and certain GNQ Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, the GNQ Shareholders party to such agreement agreed (i) to vote their GNQ Common Shares in favor of the Arrangement and other resolutions needed to consummate the Arrangement and the other Transactions, and, subject to limited exceptions, to not to transfer such shares, (ii) to irrevocably waive any dissent rights for GNQ Common Shares in connection with the Arrangement, (iii) to release GNQ and its subsidiaries from pre-closing claims relating to their capacity as holders of equity securities of GNQ, subject to customary exceptions, and (iv) to execute and deliver such additional consents, documents and other instruments as may be necessary to effect the Arrangement and the other Transactions. The GNQ Shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Arrangement.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

For more information, see “The Business Combination Proposal – Related Agreements – Shareholder Support Agreement” and the copy of the Shareholder Support Agreement attached to this proxy statement/prospectus as Annex G.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC entered into a Sponsor Support Agreement with the Sponsor and GNQ, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of IBAC capital stock in favor of the Business Combination Agreement and the Transactions, and subject to limited exceptions, not to transfer such shares, (ii) not to redeem any of its shares of IBAC capital stock in connection with the Transactions, (iii) to waive its anti-dilution rights with respect to its shares of IBAC Common Stock under the Existing IBAC Charter, (iv) to release IBAC and its subsidiaries from any pre-Closing claims, subject to customary exceptions, and (v) to subject certain of its shares of IBAC Common Stock and IBAC Private Securities to transfer restrictions after Closing.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect.

For more information, see “The Business Combination Proposal - Related Agreements - Sponsor Support Agreement” and the copy of the Sponsor Support Agreement attached to this proxy statement/prospectus as Annex F.

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Lock-Up Agreements

Prior to the Closing, IBAC intends to enter into separate Lock-Up Agreements with GNQ and certain GNQ Shareholders holding at least 95% of the Fully-Diluted GNQ Common Shares pursuant to which the securities of IBAC and ExchangeCo held by such holders will be subject to transfer restrictions for a specified period of time following the Closing, as described below, subject to certain customary exceptions, such as transfers to affiliates, gifts or charitable donations, transfers for estate planning purposes, transfers in connection with the exercise of Replacement Options or restricted stock, or for other structuring purposes. The securities held by such GNQ Shareholders will be locked-up until the earlier of: (i) six (6) months following the date of Closing, (ii) the date on which the closing trading price of IBAC Class A Common Stock exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30 Trading Day period commencing at least 150 days after the Closing, and (iii) the date on which IBAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of IBAC Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

For more information, see The Business Combination Proposal – Related Agreements – Lock-Up Agreements” and the copy of the Form of Lock-Up Agreement attached to this proxy statement/prospectus as Annex I.

Amended and Restated Registration Rights Agreement

Upon Closing of the Business Combination, the Combined Entity, the Sponsor, the two independent directors of IBAC holding Founder Shares (collectively, the “Existing Investors”), and certain GNQ Shareholders (the “New Investors” and together with the Existing Investors, the “Investors”) will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of IBAC Class A Common

Stock held by the Investors after the Closing. Holders of registrable securities representing a majority of the registrable securities held by the Existing Investors or New Investors, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Investors, or eight demand registrations by the New Investors). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

For more information, see The Business Combination Proposal – Related Agreements – Amended and Restated Registration Rights Agreement”.

Executive Officers of the Combined Entity

The executive officers of the Combined Entity upon the Closing will be the executive officers of GNQ immediately prior to the Closing.

Board of Directors of the Combined Entity

Subject to the approval of the Election of Directors Proposal, the Combined Entity Board will consist of five directors.

IBAC Board’s Reasons for the Approval of the Business Combination

From the date of IBAC’s initial public offering (the “IBAC IPO”) through the execution of the Business Combination Agreement on March 16, 2026, IBAC evaluated various potential target companies. IBAC followed the initial set of criteria and guidelines outlined in the prospectus for the IBAC IPO to assess the value and the growth of the potential target companies but did not limit itself to those initial set of criteria. IBAC’s management evaluated business combination opportunities made available to IBAC’s management based on the merits of a particular initial business combination which may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that IBAC’s management deemed relevant. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

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Prior to reaching the decision to approve the Business Combination Agreement and the Business Combination, the IBAC Board reviewed the results of the due diligence conducted by IBAC’s management and third-party legal and financial advisors, which included:

●	meetings and calls with the management team and advisors of GNQ (including its independent auditor) regarding, among other things, operations, plans and forecasts;

●	research on the market and the comparable selected public companies conducted by Marshall & Stevens;

●	analysis of GNQ’s business models, business plans and strategies;

●	review of material business contracts and other material matters;

●	assessment of GNQ’s total addressable market, key competitors, competitive advantages, barriers of entry and target market share;

●	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

●	consultation with IBAC management and its legal counsel and financial advisor;

●	review of historical financial performance of GNQ (including audited and unaudited financials) and management projections regarding GNQ’s user base and potential market growth;

●	financial and valuation analyses of GNQ and the Business Combination utilizing information provided by GNQ and publicly available information presented by Marshall & Stevens to the IBAC Board in Marshall & Stevens’s capacity as the fairness opinion provider to IBAC, as further described in the section entitled “The Business Combination Proposal — Certain Forecasted Information for GNQ”;

●	the business, history, and management of GNQ;

●	the likelihood that the Business Combination will be completed;

●	the expected timeline to complete the Business Combination;

●	the terms of the Business Combination Agreement and the belief that the terms of the Business Combination Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of IBAC’s management as to the financial condition, results of operations, and business of GNQ before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean IBAC cannot pursue other alternatives that could potentially result in greater value for IBAC;

●	the need for financing to complete the Business Combination; and

●	the risk that the Business Combination may not be completed in a timely manner or at all.

The IBAC Board determined that pursuing a potential business combination with GNQ would be an attractive opportunity for IBAC and its stockholders for a number of reasons, including, but not limited to, the belief (1) that GNQ has sustainable competitive advantages, (2) that GNQ has the opportunity to grow successfully, (3) that GNQ can monetize their business and generate revenues, and (4) that GNQ can be acquired at an attractive valuation to maximize potential returns to IBAC Stockholders.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to GNQ’s business provided by GNQ and presented to the IBAC Board, the factors considered by the IBAC Board included, but were not limited to, the following:

●	GNQ’s Innovative AI-Powered Platform. GNQ has developed advanced computational platforms, including its Drug Assessment Platform (DAP) and Bio Avatar Platform (BAP), that integrate genomics, artificial intelligence, and advanced computational science to transform drug discovery and therapeutic evaluation. These platforms provide pharmaceutical companies and investors with comprehensive molecular and clinical insights through advanced computational modeling of drug-target interactions, multi-omics pathway analysis, and predictive toxicity assessments.

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●	GNQ’s Differentiated Technology. GNQ’s platform introduces a novel approach to drug discovery by leveraging deep genomic understanding and advanced technologies to identify novel drug targets, optimize drug molecules, and predict treatment responses with greater precision. By combining AI-driven insights with domain expertise, GNQ is positioned to accelerate research processes, enhance genomic insights, and contribute to advancements in precision medicine and healthcare.

●	GNQ’s Existing Operations. GNQ has built a precision-oriented computational platform designed to transform drug discovery, therapeutic evaluation, and personalized health modeling using AI, genomics, and predictive simulations. GNQ is also collaborating with industry leaders, including quantum computing providers, to leverage cutting-edge quantum hardware and expertise to optimize drug development.

●	GNQ’s Business Plan. GNQ’s business plan is focused on data-driven therapeutic development across key disease domains using AI, genomics, and advanced computational modeling. The platform is designed to significantly reduce development time and costs for new therapeutics, with the potential to save billions annually in research and development for leading life science organizations. GNQ’s customer-centric approach involves tailoring solutions to meet the specific needs of clients in the life sciences and healthcare industries.

●	Growth Potential of GNQ’s Business. GNQ’s revenues have the potential to accelerate as it expands its platform offerings and advances its research pipeline with the proceeds from the Business Combination. GNQ’s current focus areas include oncology precision therapeutics (including Multiple Myeloma and Non-Small Cell Lung Cancer), neurodegenerative disease modeling (including ALS and Alzheimer’s), rare genetic disorder research, and metabolic health platforms.

●	Large and Growing Market for AI-Driven Drug Discovery. The market for AI-driven drug discovery and precision medicine is growing rapidly both in the United States and internationally. GNQ’s platform enables pharmaceutical companies, biotechnology firms, and investors to capitalize on significant opportunities in computational drug development, therapeutic evaluation, and personalized health modeling.

●	Attractive Valuation. The IBAC Board’s determination that if GNQ is successful in achieving its goals and expanding its platform offerings, advancing its therapeutic pipeline, and increasing its partnerships with pharmaceutical companies and healthcare institutions, IBAC Stockholders will have acquired their shares in the Combined Entity at an attractive valuation based on the valuation of AI-driven drug discovery, precision medicine, and other high growth life sciences technology companies. For more, see “The Business Combination Proposal - Certain Forecasted Information for GNQ.”

●	Continuity of GNQ’s Management Team. Following completion of the Business Combination, the Combined Entity will be led by the same senior management team that led GNQ prior to the Business Combination, which management team has built GNQ from inception and positioned it as an innovator in AI-driven drug discovery and precision medicine. The management team includes experienced professionals with backgrounds in investment banking, technology leadership at major corporations, clinical pharmacology, and pharmaceutical development. This management team, who have executed, or will execute at closing of the Business Combination, employment agreements or other restrictive covenant agreements with GNQ, will also be significant shareholders of the Combined Entity and accordingly will be incentivized to remain with GNQ and help GNQ achieve its business plan.

●	Terms and Conditions of the Business Combination Agreement. The terms and conditions of the Business Combination Agreement and the Business Combination, were, in the opinion of the IBAC Board, the product of arm’s-length negotiations between the parties.

●	Continued Ownership by GNQ Shareholders. The IBAC Board considered that (i) GNQ Shareholders are converting substantially all of their equity into the Combined Entity, (ii) that GNQ Shareholders will be significant shareholders of the Combined Entity after Closing, and (iii) GNQ Shareholders holding more than 95% of GNQ Common Shares are entering into Lock-Up Agreements.

●	Additional Investments. The IBAC Board considered the fact that the BCA contemplates that PIPE Investors will have agreed to invest up to $10 million in the aggregate in the Combined Entity at the Closing (including the Bridge Financing).

●	GNQ Being an Attractive Target. The IBAC Board considered the fact that GNQ (i) is of a sufficient size relevant to the public marketplace, (ii) is engaged in a business with significant demand in the rapidly growing AI-driven drug discovery and precision medicine markets both in the United States and internationally, and (iii) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the IBAC Board believed would allow GNQ to accelerate its platform development, advance its therapeutic pipeline, and expand its partnerships with pharmaceutical companies and healthcare institutions.

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In the course of its deliberations, in addition to the various other risks associated with the business of GNQ, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the IBAC Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

●	Macroeconomic Risks Generally. Macroeconomic uncertainty and the effects they could have on the Combined Entity’s revenues and financial performance.

●	Structure of and Competition in the AI-Driven Drug Discovery Industry. The AI-driven drug discovery and precision medicine industry includes both established pharmaceutical companies with significant resources and emerging biotechnology companies developing competing platforms. While GNQ believes it has a significant opportunity to establish a market leadership position, there is no guarantee that it will be successful and it may face significant competition as it grows. In addition, many established pharmaceutical companies have substantially greater financial, technical, and marketing resources than GNQ, which could impact GNQ’s ability to achieve its business plan.

●	Commercialization Risk. While GNQ’s platform is designed to significantly reduce development time and costs for new therapeutics, GNQ is still in the process of commercializing its platform and establishing revenue-generating partnerships. There is a risk that GNQ will be unable to monetize its technology platform at the level it expects or at all, or that pharmaceutical companies may not adopt GNQ’s platform at the anticipated rate.

●	Risks in GNQ’s Business Plan. GNQ’s business plan relies on successful development and commercialization of its AI-powered drug discovery platform and the adoption of its technology by pharmaceutical companies and healthcare institutions, which may not be achieved on its projected timeline or at all, which would negatively impact GNQ’s ability to successfully meet its objectives. The drug discovery and development industry is subject to significant regulatory oversight, and there can be no assurance that GNQ’s platform-derived insights will be validated in clinical trials or receive regulatory approval.

●	Business Plan and Projections May Not be Achieved. The risk that GNQ may not be able to execute on its business plan on time or at all, and realize the anticipated revenue growth from platform licensing, research partnerships, and therapeutic development collaborations. In addition, GNQ has historically had a limited number of employees. In order to expand its operations and achieve its business plan, GNQ will be required to hire additional employees with specialized expertise in computational biology, artificial intelligence, and drug development, which carries risks including, among other things, operational issues, integration and coordination challenges, and ability to source employees that meet GNQ’s expectations.

●	GNQ’s Technology Infrastructure. GNQ’s platform relies on advanced computational infrastructure including AI/machine learning systems, quantum computing capabilities, and large-scale data processing. As GNQ scales its operations, it may face challenges related to maintaining and upgrading its technology infrastructure. GNQ will need to make substantial investments into its technology infrastructure to, among other things, maintain platform performance, protect proprietary algorithms and data, and defend against potential cyber-attacks such as malware, viruses, ransomware attacks, and other security threats.

●	Clinical Trial and Regulatory Risk. GNQ’s platform is designed to improve the success of drug discovery and development, but drug candidates identified or optimized using GNQ’s platform will still be subject to extensive clinical trials and regulatory approval processes. There can be no assurance that drug candidates evaluated using GNQ’s platform will successfully complete clinical trials or receive regulatory approval, which could adversely impact GNQ’s reputation and business relationships.

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●	Risks Related to Proprietary Technology and Intellectual Property. GNQ relies on proprietary algorithms, machine learning models, and analytical methodologies. While GNQ has filed patent applications covering its Drug Assessment Platform’s methodologies, processes, and technical innovations, there can be no assurance that these patents will be granted or will provide adequate protection. GNQ could also be subject to claims that its technology infringes the intellectual property rights of third parties, which could result in substantial costs and diversion of resources.

●	GNQ’s Data Privacy and Regulatory Compliance. GNQ’s platform handles sensitive data including genomic data, clinical records, and other health-related information. GNQ will need to maintain robust compliance infrastructure to ensure compliance with HIPAA, GDPR, CCPA, and other applicable privacy and data protection regulations. A failure to be in compliance with all applicable laws could subject GNQ to significant fines, litigation, and reputational harm.

●	Dependence on Third-Party Collaborations. GNQ’s success depends in part on its ability to establish and maintain collaborations with pharmaceutical companies, healthcare institutions, clinical researchers, and technology partners such as quantum computing providers. The loss of key partnerships or failure to establish new partnerships could adversely impact GNQ’s ability to commercialize its platform and achieve its business plan.

●	Patent and Other IP Risks. GNQ could be subject to litigation from patent holders or other intellectual property owners alleging that its platform violates their rights. Such litigation could require GNQ to modify its platform, seek licenses, or incur substantial costs and delays in defending its intellectual property position.

●	Management Team. GNQ’s executives operate in a highly specialized industry that requires expertise in computational biology, artificial intelligence, drug development, and regulatory sciences. There can be no assurance that GNQ will be able to retain its key personnel or attract additional qualified personnel as needed to execute its business plan.

●	Readiness to be a Public Company. As GNQ has not previously been a public company and its senior executives have not previously been senior executives of a public company, GNQ may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. GNQ will be required to significantly expand its financial operations and there is a risk that GNQ will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing. In addition, as GNQ increases its presence into additional countries, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

●	Dilution from Shares of Common Stock to be Issued in the Future. Pursuant to the Business Combination Agreement, the GNQ Shareholders may be issued the Earnout Shares upon achievement of the applicable earnout milestones during the Earnout Period. Upon achievement of the earnout milestones, these shares will be earned by the GNQ Shareholders and, after expiration of the applicable lock-up period, will be unrestricted and available to be sold, which could have a negative impact on the Combined Entity’s stock price. In addition, pursuant to the Stock Incentive Plan, shares of Common Stock equal to fifteen percent (15%) of the number of Combined Entity shares outstanding upon Closing (calculated on a fully-diluted basis assuming the conversion of all securities convertible into shares of IBAC Class A Common Stock) will be available for issuance to directors, officers and employees of the Combined Entity and its subsidiaries after Closing, subject to an evergreen feature. In addition, upon achievement of either of the earn-out conditions, the number of shares included in the Stock Incentive Plan will be increased by ten percent (10%) of the shares that vest upon achievement of each such condition.

●	Shares Available for Sale / Lock-Ups. The shares of IBAC Class A Common Stock to be issued to the PIPE Investors will not be subject to any lock-up. The Combined Entity is required to register such shares promptly after Closing. At least 95% of the shares of IBAC Class A Common Stock issued to GNQ Shareholders will be subject to a six-month lock-up and the shares of IBAC Class A Common Stock held by the Sponsor immediately upon Closing will be subject to a six-month lock-up (in each case subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such shares, a substantial number of shares of Combined Entity Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

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●	Liquidation. The risks and costs to IBAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in IBAC being unable to effect a business combination within the completion window which would require IBAC to liquidate.

●	IBAC Stockholder Vote and Other Actions. IBAC Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of IBAC Class A Common Stock.

●	Closing Conditions. Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within IBAC’s control.

●	IBAC Stockholders Holding a Minority Position in the Combined Entity. Existing IBAC Stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing IBAC Stockholders (excluding the Sponsor and PIPE Investors) owning approximately 7.4% of the Combined Entity after Closing, assuming that no shares of Class A Common Stock are redeemed by IBAC Stockholders and excluding any shares issuable upon exercise of options and/or warrants.

●	Control of the Combined Entity. Following the Business Combination, the Combined Entity will be controlled by its board of directors and executive officers in accordance with the Combined Entity’s governing documents.

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

●	Redemptions. The risk that holders of IBAC Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

●	Trading Exchange Listing. The potential inability to maintain the listing of the Combined Entity’s securities on the Trading Market following the Closing.

●	Valuation. The risk that the IBAC Board may not have properly valued GNQ’s business.

●	Distraction to Operations. The risk that the potential diversion of GNQ’s management and employee attention as a result of the Business Combination may adversely affect GNQ’s operations.

In addition to considering the factors described above, the IBAC Board also considered that:

●	Interests of Certain Persons. The Sponsor and certain officers and directors of IBAC (and certain of their family members) may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of IBAC Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination”). IBAC’s independent directors on the IBAC Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the IBAC Audit Committee, the Business Combination Agreement and the transactions contemplated therein.

After considering the foregoing, the IBAC Board concluded, in its business judgment, that the potential benefits to IBAC and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

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Organizational Structure

The following diagram illustrates the organizational structure of the parties to the Business Combination prior to the Closing.

IBAC Shareholders
GNQ Shareholders
NV
IB Acquisition Corp.
(United States)
(Nevada)
ON
GNQ Insilico Inc.
(Canada)
(Ontario)
100%
ON
CallCo
(Canada)
(Ontario)
100%
ON
ExchangeCo
(Canada)
(Ontario)

The following diagram illustrates the organizational structure of the Combined Entity upon consummation of the Business Combination.

IBAC Shareholders
PIPE Investors
Non-Electing Shareholders
Electing Shareholders
DE
IB Acquisition Corp.
(United States)
(Delaware)
100%
ON
CallCo
(Canada)
(Ontario)
ON
ExchangeCo
(Canada)
(Ontario)
100%
ON
GNQ Insilico Inc.
(Canada)
(Ontario)

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Date, Time and Place of Special Meeting

The Special Meeting will be held at [_______], Eastern Time, on [_______], 2026, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at [_______].

Record Date; Outstanding Shares of IBAC Common Stock and IBAC Rights; IBAC Stockholders Rights Entitled to Vote

IBAC has fixed the close of business on [_______], 2026, as the Record Date for determining the IBAC Stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were [_______] shares of IBAC Common Stock outstanding and entitled to vote, consisting of [_______] IBAC Public Shares, [_______] Founder Shares, and [_______] IBAC Private Shares, and [_______] IBAC Rights, consisting of [_______] IBAC Public Rights and [_______] IBAC Placement Rights.

Each share of IBAC Common Stock is entitled to one vote per share at the Special Meeting. IBAC Rights have no voting rights at the Special Meeting. The Sponsor and IBAC’s officers and directors own an aggregate of [_______] shares of IBAC Common Stock entitled to vote at the Special Meeting.

Quorum and Required Vote for IBAC Stockholder Proposals

A quorum of IBAC Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of IBAC Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. Accordingly, a IBAC Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. An IBAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal.

The Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals will not be presented to the IBAC Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If IBAC does not consummate the Business Combination and fails to complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), IBAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to IBAC Public Stockholders in accordance with the Existing IBAC Charter, subject to payment of IBAC’s tax obligations and up to $100,000 of dissolution expenses.

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Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. IBAC has engaged [_______] to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of IBAC Stockholders — Revoking Your Proxy.”

Redemption Rights

Under the Existing IBAC Charter, holders of IBAC Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable), by (b) the total number of the then issued and outstanding shares of IBAC Common Stock; provided that IBAC will not redeem any IBAC Public Shares to the extent that such redemption would result in IBAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of July 1, 2026, this would have amounted to $10.85 per share. Holders of IBAC Common Stock on or before [_______], 2026 (two business before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the Existing IBAC Charter, in connection with an initial business combination, a IBAC Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the IBAC Public Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of IBAC Common Stock for cash and will no longer own shares of IBAC Common Stock. Such a holder will be entitled to receive cash for its IBAC Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to IBAC’s transfer agent in accordance with the procedures described herein. See the section titled “Special Meeting of IBAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both IBAC Public Shares and IBAC Public Rights may redeem its IBAC Public Shares but retain the IBAC Public Rights.

In connection with the IPO, the Sponsor and IBAC’s officers and directors agreed to waive any redemption rights with respect to any shares of IBAC Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and IBAC’s officers and directors did not receive separate consideration for the waiver.

Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination

When you consider the recommendation of the IBAC Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and IBAC’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a IBAC Stockholder. These interests include:

●	the Existing IBAC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of IBAC’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing IBAC Charter. In the course of their other business activities, IBAC’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to IBAC as well as the other entities with which they are affiliated. IBAC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before IBAC is presented with it. IBAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

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●	unless IBAC consummates an initial business combination, the Sponsor (and IBAC’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of IBAC, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $0 as of July 24, 2026);

●	the 610,500 IBAC Placement Rights purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the 610,500 IBAC Private Shares and the 30,525 shares of IBAC Common Stock underlying the 610,500 IBAC Placement Rights, will not be sold or transferred by it until 30 days after IBAC has completed a business combination, subject to limited exceptions;

●	the fact that the Sponsor paid $3,000, or approximately $0.0009 per share, for the Founder Shares (of which it currently holds 2,227,076 after 1,016,514 founder shares were distributed to James Michael McCrory), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $24.0 million, based on the closing price of IBAC Common Stock on July 13, 2026, and that such shares will be worthless if a business combination is not consummated and that Sponsor and its affiliates can earn a positive rate of return on their investment in IBAC even if IBAC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares or IBAC Private Shares in connection with a stockholder vote to approve a proposed initial business combination;

●	if IBAC does not complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), the proceeds from the sale of the IBAC Placement Units of $6.1 million will be included in the liquidating distribution to IBAC’s Public Stockholders and the IBAC Placement Rights will expire worthless;

●	the fact that upon completion of the Business Combination, the M&A Fee of $4,025,000;

●	if the Trust Account is liquidated, including in the event IBAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IBAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per IBAC Public Share (or such lesser amount per IBAC Public Share held in the Trust Account as of the date of liquidation, due to reductions in the value of the trust assets, net of interest that may be withdrawn to pay taxes) by the claims of prospective target businesses with which IBAC has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to IBAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that IBAC’s officers and directors are members of the Sponsor, and therefore indirectly hold interests in the Founder Shares held by the Sponsor, which shares will be worthless if a business combination is not consummated;

●	the fact that the Sponsor distributed 1,016,514 Founder Shares to James Michael McCrory, one of its members, resulting in Mr. McCrory holding his Founder Shares directly rather than indirectly through the Sponsor, which shares will be worthless if a business combination is not consummated; and

●	the fact that IBAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Other than arising out of the proposed Business Combination and related transactions, none of IBAC, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, GNQ. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of IBAC’s officers and directors to approve IBAC entering into the Business Combination Agreement and IBAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize IBAC’s officers and directors to complete the Business Combination, even if on terms less favorable to IBAC Public Stockholders compared to liquidating IBAC, because, among other things, if IBAC is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and IBAC Placement Units and the IBAC independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $24.0 million, based on the closing price of IBAC Common Stock on July 13, 2026), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to IBAC would not be repaid to the extent such amounts exceed cash held by IBAC outside of the Trust Account (which such expenses and loans, as of July 24, 2026 amounted to $500,000), and I-Bankers Securities, Inc., which is an affiliate of IBAC would not receive the M&A Fee of $4,025,000 and the placement agent fees amounting to approximately $[_______] (equal to up to approximately $[_______], in the aggregate). Upon completion of the Business Combination, it is not anticipated that any persons associated with IBAC will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for I-Bankers Securities, Inc. to be retained by the Combined Entity after Closing.

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IBAC’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of IBAC should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, IBAC’s independent directors on the IBAC Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Interests of GNQ’s Officers and Directors in the Business Combination

When you consider the recommendation of the IBAC Board in favor of Business Combination Proposal, you should keep in mind that GNQ’s directors and officers have interests in such proposal that are different from, or in addition to those of IBAC Stockholders generally. These interests include, among other things, the interests listed below:

●	Certain officers of GNQ are expected to become officers of the Combined Entity upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of GNQ are expected to become officers of the Combined Entity upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Rehan Huda	Chief Executive Officer
Marciano Estigarribia	Chief Financial Officer and Chief Revenue Officer
Ridwaan Jhetam	Chief Medical Officer
Sudhir Saxena	Chief Technology Officer

●	Certain directors of GNQ are expected to become directors of the Combined Entity upon the consummation of the Business Combination. Specifically, the following individuals who are currently directors of GNQ are expected to become directors of the Combined Entity upon the consummation of the Business Combination:

Name	Position
Rehan Huda	Chairman
Tom English	Independent Director
Maliha Hashmi	Independent Director
David Johnson	Independent Director

●	Certain members of the GNQ Board and the officers of GNQ beneficially own, directly or indirectly, GNQ Common Shares, and will be entitled to receive a portion of the consideration contemplated by the Business Combination Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of GNQ’s directors and officers in the Business Combination.

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●	Certain members of the GNQ Board and officers of GNQ beneficially own GNQ Options, which options will be substituted for Replacement Options to purchase shares of IBAC Class A Common Stock. The treatment of the GNQ Options in connection with the Business Combination is described in greater detail in the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conversion/Exchange of Securities,” which description is incorporated by reference herein.

●	Upon consummation of the Business Combination, the Combined Entity will enter into a written employment agreement with the Chief Executive Officer with a three (3) year term, and may enter into employment agreements with other key executives, in each case on terms and conditions to be mutually agreed upon by the parties.

Recommendation to IBAC Stockholders

The IBAC Board believes that the Proposals to be presented at the Special Meeting are in the best interests of IBAC and its stockholders and unanimously recommends that the IBAC Stockholders vote “FOR” each of the Proposals.

For more information about the IBAC Board’s recommendation and the proposals, see the sections titled “Special Meeting of IBAC Stockholders — Recommendation of the IBAC Board” beginning on page 121 and “The Business Combination Proposal — IBAC Board’s Reasons for the Approval of the Business Combination” beginning on page 148.

Appraisal/Dissenters’ Rights

There are no appraisal rights available to holders of IBAC Common Stock or IBAC Rights in connection with the Business Combination. See the section titled “Appraisal Rights” for more information.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, calculated as of [_______], 2026. The tables below reflect the “no redemption”, “intermediate redemption” and “maximum redemption” scenarios described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”

Assuming No Redemptions

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$	Transaction expenses	$
PIPE Investment (inclusive of Bridge Financing)	$	Cash to Balance Sheet	$
Total Sources	$	Total Uses	$

Assuming Intermediate Redemptions

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$	Transaction expenses	$
PIPE Investment (inclusive of Bridge Financing)	$	Redemptions	$
Total Sources	$	Total Uses	$

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Assuming Maximum Redemptions

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$	Transaction expenses	$
PIPE Investment (inclusive of Bridge Financing)	$	Redemptions	$
Total Sources	$	Total Uses	$

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, IBAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the GNQ Shareholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, GNQ’s senior management comprising the senior management of the Combined Entity and GNQ operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of GNQ with the Business Combination treated as the equivalent of GNQ issuing stock for the net assets of IBAC, accompanied by a recapitalization. The net assets of IBAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of GNQ in future reports of the Combined Entity.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Nevada and the State of Delaware, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to IBAC, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to IBAC Stockholders.

The Business Combination is exempt from the notification and waiting period requirements of the HSR Act pursuant to the foreign issuer exemption set forth in 16 C.F.R. §§ 802.50 and 802.51. Accordingly, no Pre-Merger Notification and Report Form filings are required to be made with the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission in connection with the Business Combination.

Court Approvals

An arrangement under the CBCA requires Court approval. Under the Business Combination Agreement, no later than three (3) business days after the date the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC, GNQ shall apply in a manner reasonably acceptable to IBAC pursuant to Section 192 of the CBCA and, in cooperation with IBAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things, for the calling and holding of the GNQ Shareholder Meeting and related procedural matters.

GNQ shall also, in consultation with IBAC, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA as soon as reasonably practicable, but in any event not later than five (5) business days after the date on which the GNQ Arrangement Resolution is passed at the GNQ Shareholder Meeting as provided for in the Interim Order.

At the hearing in respect of the Final Order, the Court will decide whether to approve the Arrangement. The Court has broad discretion under the CBCA when making orders with respect to the Arrangement and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement, and the related procedures followed to approve it, to GNQ Shareholders and any other affected party as the Court determines appropriate, both from a substantive and a procedural point of view. The Court may approve the Arrangement, either as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit.

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SUMMARY RISK FACTORS

In evaluating the Proposals to be presented at the Special Meeting of the IBAC Stockholders, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The consummation of the Business Combination and the business and financial condition of the Combined Entity subsequent to the Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect IBAC’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of IBAC prior to the Business Combination and that of the Combined Entity subsequent to the Business Combination. Such risks include, but are not limited to:

Risks Related to GNQ’s Intellectual Property

●	If GNQ is unable to adequately protect and enforce its intellectual property and proprietary technology, its competitors could develop and commercialize technology similar or identical to GNQ’s, which could impair GNQ’s ability to successfully commercialize its platform.

Risks Related to GNQ’s Technology and Platform

●	GNQ’s platform incorporates quantum computing technology that is in early and rapidly evolving stages of development; if quantum computing does not develop as expected or does not demonstrate advantage in its target applications, GNQ’s ability to execute its business model could be materially harmed.

Risks Related to GNQ’s Data Privacy and Cybersecurity

●	GNQ may be subject to data breaches, unauthorized access, or cyberattacks that could expose sensitive patient and proprietary data, disrupt its operations, and result in significant legal and financial liability.

Risks Related to GNQ’s Business and Operations

●	GNQ’s platform may be subject to U.S. Food and Drug Administration’s (“FDA”) regulatory oversight. Use of GNQ’s platform on patients in a clinical setting may be classified as a medical device requiring premarket clearance or approval, which would impose significant regulatory requirements and delays on GNQ’s commercialization plans for that indication.

●	Even if regulatory clearance or approval is ultimately required for certain indications and subsequently obtained for GNQ’s platform, such authorizations may include significant limitations on the indicated uses for the platform, which may limit the potential commercial market for the platform.

●	Later modifications to the cleared or approved products may require new regulatory approval or clearance.

●	Qualification as a drug development tool by FDA may be required for adoption by drug sponsors into their drug development programs. The process for qualifying a drug development tool with FDA is complex and currently no drug development tools have been qualified by FDA. Pursuing qualification would impose significant regulatory requirements and delays on GNQ’s commercialization plans. Successful qualification may include significant limitations on the specified context of use for the platform in drug development programs, which may limit the potential commercial market for the platform as a drug development tool.

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●	Reductions in force across the U.S. federal government, as well as recent changes in FDA leadership, may have an impact on GNQ’s ability to secure necessary meetings to discuss, obtain guidance on, and receive qualifications, clearances or approvals for the platform.

●	GNQ has not yet demonstrated the clinical validity or utility of its platform in prospective clinical studies, and failure to do so could prevent or delay commercial adoption.

●	Clinical studies may be required to obtain clearance or approval as a medical device or to qualify as a drug development tool from FDA, and such clinical studies may be prevented, delayed, or halted for numerous reasons. Any inability to initiate or complete clinical studies successfully could result in additional costs, slow down or prevent product development, slow down or prevent regulatory qualification, clearance or approval, slow down or prevent receipt of positive reimbursement coverage decisions and impair the ability to generate revenue.

●	Actual or perceived errors regarding platform output could subject GNQ to contractual remedies, product liability or professional liability claims.

Risks Related to Competition

●	GNQ faces intense competition from a broad range of well-resourced competitors, including large pharmaceutical and biotechnology companies, specialized AI drug discovery firms, major technology companies, quantum computing competitors, and academic and non-profit research institutions.

Risks Related to Artificial Intelligence and Machine Learning

●	GNQ’s AI and ML models may produce inaccurate, biased, or unreliable outputs that could compromise the scientific integrity of its platform and expose it to liability.

●	GNQ’s business depends on the performance, scalability and continued development of its proprietary Quantum Infused Biomedical Reasoning Model, which is a novel architecture that has not been extensively validated in real-world clinical and commercial settings.

Risks Related to GNQ’s Workforce and Human Capital

●	GNQ is highly dependent on its founders and key executives, and the loss of any of these individuals could materially harm its business.

●	The Business Combination may create uncertainty among GNQ’s employees and could result in increased attrition of key personnel during a critical period.

Risks Related to Operating as a Public Company and Ownership of GNQ Stock

●	GNQ has no experience operating as a public company and will be subject to new and complex regulatory requirements following the Business Combination.

●	GNQ has minimal revenues and has incurred significant losses since inception; there is no assurance that it will ever achieve profitability.

●	GNQ will require substantial additional financing to achieve its goals, and failure to obtain necessary capital could force GNQ to delay, limit, reduce or terminate its research and development programs or other operations.

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Risks Related to IBAC and the Business Combination

●	IBAC will incur significant transaction and transition costs in connection with the Business Combination.

●	IBAC will have limited rights after the Closing to make claims for damages against GNQ or GNQ’s shareholders for the breach of representations, warranties, or covenants made by GNQ in the Business Combination Agreement.

●	IBAC may not be able to complete its initial business combination within the prescribed time frame, in which case IBAC would cease all operations except for the purpose of winding up and IBAC would redeem its public shares and liquidate, in which case IBAC Public Stockholders may only receive $10.05 per share, or less than such amount in certain circumstances.

●	When you consider the recommendation of the IBAC Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and IBAC’s officers and directors have interests that are different from, or in addition to, those of IBAC Public Stockholders and IBAC Public Rights holders.

●	If IBAC is deemed to be an investment company under the Investment Company Act, IBAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for IBAC to complete the Business Combination.

Risks Related to Being a Public Company

●	Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Risks Related to the IBAC Share Redemption

●	Public stockholders who wish to redeem their IBAC Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

●	A new 1% U.S. federal excise tax could be imposed on IBAC in connection with redemptions of IBAC Common Stock, and IBAC has already incurred excise tax liability from prior redemptions.

●	IBAC has a limited amount of working capital and may not have sufficient funds to complete the Business Combination or continue as a going concern.

●	The Trust Account has been significantly reduced as a result of prior redemptions, which may limit the amount of cash available to the Combined Entity upon the closing of the Business Combination.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF GNQ

GNQ’s balance sheet data as of December 31, 2025 and December 31, 2024 and statement of operations data for the fiscal years ended December 31, 2025 and December 31, 2024 are derived from GNQ’s audited financial statements, included elsewhere in this proxy statement/prospectus. GNQ’s balance sheet data as of March 31, 2026, and statement of operations data for the three-months ended March 31, 2026 and March 31, 2025 are derived from GNQ’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, the text of the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GNQ” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. GNQ’s financial statements are prepared and presented in accordance with U.S. GAAP. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of future performance of GNQ.

Consolidated Statement of Operations Data:

(in thousands, except share and per share data)

	Three months ended March 31,		(unaudited) Year ended December 31,
	2026	2025	2025	2024

Revenue	$250	$-	$-	$-

Operating expenses:
Cost of revenue	140
Compensation expense	80	-	61	-
Professional and consulting fees	1,215	150	1,461	741
Research and development	200	40	348	688
Share compensation	34	-	44	3,449
Business development	10	18	36	22
Sales and marketing expense	10	-	-	-
General, administrative and other expenses	88	13	98	7
Administrative and management fee	15	15	60	60
Amortization	-	-	71	-
Total operating expenses	1,792	236	2,179	4,967
Loss from operations	(1,542)	(236)	(2,179)	(4,967)

Other income (expense):
Interest expense	(1)	-	-	(1)
Gain/(loss) on fair value of investment	27	(169)	(394)	(1,361)
Gain/(loss) on fair value of debt instrument	(15)	-	-	-
Foreign exchange gain/(loss)	-	-	(1)	(12)
Net loss	$(1,531)	$(405)	(2,574)	(6,341)

Net loss per share attributable to common stockholders, basic and diluted	$(0.06)	$(0.02)	$(0.11)	$(0.37)
Weighted average shares outstanding, basic and diluted	26,939,850	21,350,250	22,603,000	17,322,917

Consolidated Balance Sheet Data:

(in thousands, except share and per share data)

	(unaudited) March 31, 2026	December 31, 2025	December 31, 2024
Cash	$406	$-	$1
Accounts receivable	250	-
Other receivables	1	30
Prepaid expenses	11	-
Due from related parties	1,686	-	-
Total current assets	2,354	30	1
Prepaid expenses, non-current	20	-
Property, plant and equipment	3	4
Intangible assets under development	2,549	2,255	621
Due from related parties, non-current	-	3,314	1,793
Investment in related party	399	371	765
Total assets	5,325	5,974	3,180

Bank overdraft	-	1	-
Accounts payable & accrued liabilities	1,871	1,259	244
Due to related parties	23	98	1,199
Convertible note payable	171	-	-
Short-term loan from a related party	20	20	20
Total current liabilities	2,085	1,378	1,443
Warrant liability, non-current	96	-	-
Total liabilities	2,181	1,378	1,443

Shareholder’s equity	13,548	13,527	8,290
Warrants	176	176	176
Share options granted	255	197	-
Accumulated loss (deficit)	(10,835)	(9,304)	(6,729)
Total shareholder’s equity	3,144	4,596	1,737
Total liabilities and shareholder’s equity	5,325	5,974	3,180

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SELECTED HISTORICAL FINANCIAL INFORMATION OF IBAC

The following table shows the selected historical financial information of IBAC for the periods and as of the dates indicated.

The summary historical financial information for IBAC presented below for the six months ended March 31, 2026 and 2025, and the summary balance sheet as of March 31, 2026 have been derived from IBAC’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The summary historical financial information for IBAC presented below for the year ended September 30, 2025 and 2024, and the summary balance sheet as of September 30, 2025 and 2024 have been derived from IBAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The summary information in the following tables should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IBAC” and IBAC’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace IBAC’s financial statements and related notes.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to IBAC, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this section may not be indicative of the results of the Combined Entity going forward.

Summary statement of operations information:	Six months ended March 31, 2026	Six months ended March 31, 2025

General and administrative expenses	$928,177	$339,926
Loss from operations	(928,177)	(339,926)

Other income:
Interest and dividends earned on cash and investments held in Trust Account	290,391	2,621,671
Other income	290,391	2,621,671

(Loss) Income before provision for income taxes	(637,786)	2,281,745
Provision for income taxes	(60,982)	(550,551)
Net (loss) income	$(698,768)	$1,731,194

Basic and diluted weighted average common stock outstanding, redeemable	1,466,757	11,500,000
Basic and diluted net (loss) income per common stock, redeemable	$(0.12)	$0.11
Basic and diluted weighted average common stock outstanding, non-redeemable	4,249,090	4,249,090
Basic and diluted net (loss) income per common stock, non-redeemable	$(0.12)	$0.11

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Summary statement of operations information:	Year ended September 30, 2025	Year ended September 30, 2024

General and administrative expenses	$748,908	$523,974
Loss from operations	(748,908)	(523,974)

Other income:
Interest and dividends earned on cash and investments held in Trust Account	5,130,712	3,026,873
Other income	5,130,712	3,026,873

Income before provision for income taxes	4,381,804	2,502,899
Provision for income taxes	(965,635)	(635,512)
Net income	$3,416,169	$1,867,387

Basic weighted average common stock outstanding, redeemable	11,253,200	5,860,274
Basic net income per common stock, redeemable	$0.22	$0.20
Diluted weighted average common stock outstanding, redeemable	11,253,200	5,860,274
Diluted net income per common stock, redeemable	$0.22	$0.19
Basic weighted average common stock outstanding, non-redeemable	4,249,090	3,548,500
Basic net income per common stock, non-redeemable	$0.22	$0.20
Diluted weighted average common stock outstanding, non-redeemable	4,249,090	3,755,982
Diluted net income per common stock, non-redeemable	$0.22	$0.19

Summary Balance Sheet information:	March 31, 2026
Total Assets	$8,477,425
Total Liabilities	$1,839,658
Common Stock Subject To Possible Redemption	$8,326,133
Total Stockholders’ Deficit	$(1,688,366)

Summary Balance Sheet information:	September 30, 2025	September 30, 2024
Total Assets	$17,134,092	$119,800,388
Total Liabilities	$1,832,100	$722,230
Common Stock Subject To Possible Redemption	$15,983,315	$117,966,361
Total Stockholders’ (Deficit) Equity	$(681,323)	$1,111,797

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although IBAC will acquire all of the outstanding equity interests of GNQ in the Business Combination, IBAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of GNQ issuing shares for the net assets of IBAC, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of GNQ. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2026, gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2026. The summary unaudited pro forma condensed combined statements of operations data for the six months ended March 31, 2026 and for the year ended September 30, 2025, give effect to the Business Combination and related transactions as if they had occurred on October 1, 2024, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of IBAC and GNQ for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Entity’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the date indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Entity following the reverse recapitalization.

The Summary Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption for cash of IBAC Public Shares:

●	Assuming No Additional Redemptions Scenario: This presentation assumes that, after historical redemptions, no Public Stockholders of IBAC will exercise redemption rights with respect to the IBAC Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination. It also reflects $19.9 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Cash condition and assumes no Additional Financing or other financing.

●	Assuming 100% Redemptions Scenario: This presentation assumes that, after historical redemptions, 759,139 IBAC Public Shares are redeemed for aggregate redemption payments of $8.2 million, based on a redemption price of approximately $10.79 per share. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $28.1 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Cash condition and assumes no Additional Financing or other financing.

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	No Additional Redemptions Scenario	100% Redemptions Scenario

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the six months ended March 31, 2026
Net loss	$(3,898,535)	$(3,898,535)
Weighted average shares outstanding – basic and diluted	56,276,452	56,336,213
Net loss per share – basic and diluted	$(0.07)	$(0.07)

	No Additional Redemptions Scenario	100% Redemptions Scenario

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended September 30, 2025
Net loss	$(12,469,458)	$(12,469,458)
Weighted average shares outstanding – basic and diluted	56,276,452	56,336,213
Net loss per share – basic and diluted	$(0.22)	$(0.22)

	No Additional Redemptions Scenario	100% Redemptions Scenario

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2026
Total assets	$20,362,951	$20,362,951
Total liabilities	59,542,239	59,542,239
Total stockholders’ deficit	$(39,179,288)	$(39,179,288)

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for IBAC and GNQ on a stand-alone basis and the unaudited pro forma combined share information for the six months ended March 31, 2026 and for the year ended September 30, 2025, after giving effect to the Business Combination, assuming (i) no Public Stockholders of IBAC exercise redemption rights with respect to their IBAC Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 759,139 IBAC Public Shares, or approximately $10.79 per share or $8.2 million. This scenario includes all adjustments contained in the “No Additional Redemptions Scenario” and presents additional adjustments to reflect the effect of the “100% Redemptions Scenario”.

This information is only a summary and should be read together with the selected historical financial information summary of IBAC and GNQ and the historical financial statements and related notes of each of IBAC and GNQ, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of IBAC and GNQ is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had IBAC and GNQ consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of IBAC and GNQ would have been had IBAC and GNQ consummated a business combination during the periods presented.

	GNQ (Historical)	IBAC (Historical)	Pro Forma Combined (No Additional Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
As of and for the Six Months Ended March 31, 2026
Book value (deficit) per share(1)	$0.12	$(0.34)	$(0.70)	$(0.70)
Weighted-average common shares outstanding, basic and diluted	25,373,550
Net loss per common share, basic and diluted	$(0.12)
Basic and diluted weighted average common stock outstanding, redeemable		1,466,757
Basic and diluted net loss per common stock, redeemable		$(0.12)
Basic and diluted weighted average common stock outstanding, non-redeemable		4,249,090
Basic and diluted net loss per common stock, non-redeemable		$(0.12)
Pro forma weighted average number of shares outstanding - basic and diluted			56,276,452	56,336,213
Pro forma net loss per share - basic and diluted			$(0.07)	$(0.07)

(1) The book value (deficit) per share is equal to the total stockholders’ value (deficit) divided by the total number of basic (or diluted) outstanding shares.

	GNQ (Historical)	IBAC (Historical)	Pro Forma Combined (No Additional Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
For the Year Ended September 30, 2025
Weighted-average common shares outstanding, basic and diluted	22,233,917
Net loss per common share, basic and diluted	$(0.05)
Basic and diluted weighted average common stock outstanding, redeemable		11,253,200
Basic and diluted net income per common stock, redeemable		$0.22
Basic and diluted weighted average common stock outstanding, non-redeemable		4,249,090
Basic and diluted net income per common stock, non-redeemable		$0.22
Pro forma weighted average number of shares outstanding - basic and diluted			56,276,452	56,336,213
Pro forma net loss per share - basic and diluted			$(0.22)	$(0.22)

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RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of GNQ and will also apply to the business and operations of the Combined Entity following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of the Combined Entity following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by the Combined Entity, IBAC and GNQ, which later may prove to be incorrect or incomplete. The Combined Entity, IBAC and GNQ may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of GNQ and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Combined Entity and its subsidiaries following the consummation of the Business Combination.

Following the completion of the Business Combination, the Combined Entity will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to GNQ and IBAC or that they do not currently believe are important to an investor, if they materialize, may also adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the Combined Entity’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of the Combined Entity’s securities or, if the Business Combination is not consummated, the price of the shares of IBAC Common Stock could decline, and you may lose part or all of the value of any ordinary shares or, if the Business Combination is not consummated, all or any part of the value of any shares IBAC Common Stock that you hold.

Risks Related to GNQ and the Business Combination

Risks Related to GNQ’s Intellectual Property

If GNQ is unable to adequately protect and enforce its intellectual property and proprietary technology, its competitors could develop and commercialize technology similar or identical to GNQ’s, which could impair GNQ’s ability to successfully commercialize its platform.

GNQ’s commercial success depends in part on its ability to obtain, maintain, protect and enforce its proprietary and intellectual property rights in the United States and other countries with respect to its artificial intelligence (AI) and quantum-enabled drug assessment/simulation and precision medicine platform, including its Quantum Infused Biological Reasoning Model (Q-BRM) with pathway scoring and drug effect algorithms, Bio Avatar synthesis methodology, QUBO-based treatment optimization algorithms, Multi-omics data integration frameworks, Systems Biology Knowledge Graph design, and related software, data pipelines, and know-how. GNQ seeks to protect its proprietary position by, among other methods, filing patent applications in the United States and abroad related to its technology, inventions, and improvements that are important to the development and implementation of its business. However, the patent process is expensive, time-consuming and complex, and GNQ may not be able to apply for patents on certain aspects of its technology and products in a timely fashion, at a reasonable cost, in all jurisdictions, or at all. GNQ also copyrights its software and trademark wherever possible. In addition, GNQ relies on trade secrets, know-how, proprietary datasets, and continuing technological innovation to develop and maintain its proprietary position.

The patent position of precision medicine technology companies such as GNQ is highly uncertain as a general matter, involves complex legal and factual questions, and has in recent years been the subject of litigation. The degree of patent protection GNQ requires to successfully commercialize its platform may be unavailable or severely limited in some cases and may not adequately protect its rights or permit it to gain or keep any competitive advantage. In particular, software-implemented methods, machine learning (ML) models, and computational biology algorithms may face heightened patentability challenges in the United States and internationally. GNQ cannot provide any assurances that any of its pending patent applications will issue, or that any issued patents will include claims with a scope sufficient to protect its platform from competition.

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A significant portion of GNQ’s platform’s proprietary value resides in algorithms, model architectures, training methodologies, biological pathway scoring frameworks, and synthetic patient cohort generation techniques that may be difficult to protect through patents alone. GNQ therefore relies substantially on trade secret law, contractual confidentiality obligations, and technical access controls to protect these core assets. However, there is no guarantee that these measures will be adequate. If a current or former employee, consultant, collaborator, or other party with access to GNQ’s proprietary methods were to disclose or misappropriate such information, GNQ may have limited recourse and could lose a significant competitive advantage.

Furthermore, patents have a limited lifespan, and the laws of foreign countries may not protect GNQ’s rights to the same extent as the laws of the United States. Many countries do not afford robust intellectual property protection to software, AI methods, or computational biology techniques, and GNQ may be unable to prevent third parties in such jurisdictions from replicating aspects of its platform.

Other parties have developed or may develop technologies that are related or competitive to GNQ’s, and may have filed or may file patent applications claiming inventions that overlap or conflict with those claimed in its own patent applications. Because patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, GNQ cannot know with certainty whether it was the first to make or file for the inventions claimed in its pending applications. As a result, the issuance, scope, validity, enforceability, and commercial value of GNQ’s patent rights cannot be predicted with any certainty.

If GNQ is unable to protect the confidentiality of its trade secrets and proprietary know-how, its business and competitive position may be harmed.

In addition to patent protection, GNQ relies substantially on unpatented trade secrets, proprietary algorithms, curated biological pathway databases, synthetic patient cohort generation methodologies, and continuing technological innovation to maintain its competitive position. GNQ seeks to protect these assets through confidentiality and invention assignment agreements with employees, consultants, scientific advisors, and collaborators. However, GNQ may not be able to prevent the unauthorized disclosure or use of its confidential information, and monitoring unauthorized use is inherently difficult. If any party to such agreements were to breach their obligations, GNQ may not have adequate remedies, and it could lose trade secrets that are central to the value of its platform. Additionally, GNQ’s trade secrets could become known through independent development by competitors.

Third parties may initiate legal proceedings alleging that GNQ is infringing their intellectual property rights.

The AI, ML, computational biology, digital health, and quantum computing fields are characterized by extensive and frequently overlapping patent filings. Many companies, including large technology companies, pharmaceutical companies, and specialized AI and quantum computing firms, have filed and continue to file patent applications related to AI-based drug discovery, biological pathway modeling, quantum optimization, generative modeling, and precision medicine. Some of these applications have already resulted in issued patents, and others may issue in the future. Given the volume and breadth of patent filings in these areas, GNQ cannot be certain that its platform, as currently constituted or as it evolves, does not infringe existing patents or patents that may be granted in the future.

If GNQ is found to infringe a third party’s patent or other intellectual property rights, it could be required to obtain a license on commercially unreasonable terms, modify or discontinue aspects of its platform, or face monetary damages for willful infringement. Any of the foregoing could have a material adverse effect on GNQ’s business, financial condition, results of operations, and prospects.

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GNQ may be subject to claims that its employees or consultants have misappropriated the intellectual property of their former employers.

GNQ competes for talent with large technology companies, pharmaceutical companies, and academic institutions. Employees and consultants it hires may have been exposed to proprietary information from prior employers. Although GNQ requires employees and consultants to represent that they are not subject to restrictions that would prevent them from contributing to its work, and GNQ does not intentionally solicit or use third-party proprietary information, it may become subject to claims that its personnel have inadvertently or otherwise used or disclosed proprietary information of prior employers. Such litigation could be expensive, disruptive to GNQ’s operations, and could result in restrictions on its ability to use certain technologies or methodologies.

GNQ’s intellectual property rights may be difficult to enforce outside the United States.

Filing, prosecuting, and defending patents on GNQ’s platform in all countries throughout the world would be expensive. Patent protection must be sought on a country-by-country basis, and the patent laws of many foreign countries do not afford protection equivalent to that available in the United States, particularly with regard to software, AI, and computational methods. GNQ may choose not to seek patent protection in certain countries, and it will not have the benefit of patent protection in such jurisdictions. Additionally, the legal systems of some countries do not favor the enforcement of patents, which could make it difficult or impossible to stop third parties from using technology that is similar to or derived from GNQ’s platform in those jurisdictions.

Risks Related to GNQ’s Technology and Platform

GNQ’s platform incorporates quantum computing technology that is in early and rapidly evolving stages of development; if quantum computing does not develop as expected or does not demonstrate advantage in its target applications, GNQ’s ability to execute its business model could be materially harmed.

A core component of GNQ’s platform is the application of quantum computing techniques (including Quadratic Unconstrained Binary Optimization (QUBO) formulations) to optimize treatment selection and biological pathway state analysis across its digital twin framework. The quantum computing industry is nascent, rapidly evolving, and characterized by significant technical, commercial, and regulatory uncertainty. GNQ’s current and planned use of quantum computing capabilities depends on continued advances in quantum hardware, quantum algorithms, and quantum-classical hybrid architectures. There is no assurance that quantum computing will develop at the pace required for GNQ’s platform to realize the performance benefits that GNQ anticipates, that quantum advantage will be demonstrated in the specific computational domains central to GNQ’s use cases, or that available quantum hardware will be sufficiently capable, stable, and accessible to support commercial-scale deployment of GNQ’s platform within GNQ’s projected timelines.

If progress toward quantum advantage is slower than expected, or if quantum advantage is never achieved in the biological optimization and pathway analysis domains GNQ targets, GNQ may be unable to deliver the performance improvements over classical computing that are central to its platform’s value proposition. This could have a material adverse effect on GNQ’s business, financial condition, and results of operations.

Quantum hardware limitations, including qubit quality, error rates, and coherence times, may constrain the practical utility of GNQ’s quantum-enabled capabilities.

Current quantum hardware is subject to significant limitations, including high error rates, limited qubit counts, short coherence times, and sensitivity to environmental noise. While GNQ employs quantum-classical hybrid approaches designed to be practical on near-term hardware, its platform’s performance in quantum-enabled functions (including QUBO-based treatment optimization) depends on the availability and reliability of hardware that meets minimum performance thresholds. Hardware failures, service interruptions, or degraded performance from GNQ’s quantum computing infrastructure providers could impair the function of key platform components. There is no assurance that near-term quantum hardware will achieve the reliability and scalability required for routine, production-grade precision medicine applications within GNQ’s anticipated timeline.

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GNQ accesses quantum computing resources through third-party cloud providers and hardware vendors; disruption to those relationships could impair its platform.

GNQ currently accesses quantum computing resources through third-party providers. These relationships are subject to risks including contract termination, pricing changes, hardware availability constraints, service interruptions, and changes to the terms under which quantum resources are offered. Some of these third-party providers have their own research programs in AI-enabled drug discovery and precision medicine that may be competitive with GNQ’s platform. A deterioration in GNQ’s relationships with quantum computing infrastructure providers, or a failure to secure access to sufficiently capable quantum hardware at commercially reasonable prices, could limit GNQ’s ability to deliver quantum-enhanced capabilities and could require it to incur additional costs or delays in transitioning to alternative providers.

Competing quantum computing technologies or alternative computational approaches could render aspects of GNQ’s quantum-enabled platform less competitive or obsolete.

The quantum computing landscape is evolving rapidly, and competitors such as large technology companies, academic institutions, and specialized quantum computing firms are actively developing alternative quantum hardware modalities, algorithms, and software stacks. A technological breakthrough by a competitor that produces materially superior quantum hardware or algorithms could render GNQ’s current quantum-classical hybrid approach less competitive. Similarly, advances in classical computing such as improvements in GPU-accelerated optimization, tensor network methods, or other high-performance computing techniques could reduce or eliminate the comparative advantage of quantum approaches in the specific computational tasks underlying GNQ’s platform. If GNQ’s quantum-enabled capabilities are rendered less competitive or obsolete by such developments, GNQ may need to significantly restructure its platform, which could result in material delays, additional costs, and harm to its competitive position.

GNQ’s quantum computing applications involve novel methods for biological pathway optimization; there is no assurance that these methods will perform as anticipated in clinical or commercial settings.

GNQ’s application of QUBO-based optimization to biological pathway state analysis and treatment selection represents a novel approach that has not been validated in large-scale clinical or commercial settings. The translation of quantum optimization techniques into actionable, accurate precision medicine recommendations involves significant scientific and technical complexity. Results obtained in internal GNQ testing with sample patient data may not generalize to broader patient populations, diverse disease indications, or real-world clinical data of varying quality. If GNQ’s quantum-enabled methods fail to produce accurate, reproducible, or clinically meaningful outputs at scale, its platform’s utility and commercial viability could be materially impaired.

The regulatory landscape for quantum computing applications in healthcare and drug discovery is uncertain and evolving.

Regulatory frameworks applicable to AI- and quantum-enabled clinical decision support tools, drug discovery platforms, drug development tools, and precision medicine applications are actively evolving in the United States and internationally. Quantum computing-specific regulatory guidance does not yet exist in most jurisdictions, and it is uncertain how existing or future regulations will apply to GNQ’s quantum-enabled capabilities. Changes in regulatory policy, the introduction of new requirements applicable to AI or quantum methods in healthcare, or the failure by us or our clients to obtain or maintain necessary regulatory qualifications of our applications, or clearances or approvals using results from our applications could delay or impair GNQ’s ability to commercialize its platform and could require GNQ to make costly modifications to its technology.

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Risks Related to GNQ’s Data Privacy and Cybersecurity

GNQ may be subject to data breaches, unauthorized access, or cyberattacks that could expose sensitive patient and proprietary data, disrupt its operations, and result in significant legal and financial liability.

GNQ’s platform processes genomic sequences, multi-omics expression profiles, synthetic patient cohort data derived from real patient populations, and other highly sensitive health-related information. Despite the controls GNQ has implemented, GNQ’s systems and those of its third-party infrastructure providers (including cloud computing environments, data pipelines, and application programming interfaces) may be vulnerable to cyberattacks, unauthorized access, ransomware, malware, phishing, denial-of-service attacks, insider threats, and other forms of security incidents. The frequency, sophistication, and severity of cyberattacks targeting healthcare, biotechnology, and AI companies has increased significantly in recent years, and threat actors, such as state-sponsored actors, specifically target organizations holding genomic, health, and proprietary AI model data.

A successful cyberattack or security breach could result in: unauthorized access to or exfiltration of patient genomic data, synthetic cohort datasets, or proprietary platform components; disruption of GNQ’s computational infrastructure and drug discovery workflows; corruption or destruction of research data, model weights, or knowledge graph assets; unauthorized access to confidential business information, including financial data, partner agreements, and pre-publication scientific findings; and reputational harm that could impair GNQ’s relationships with collaborators, partners, clinical institutions, and investors. Any such incident could trigger regulatory investigations, civil litigation, contractual claims from partners or collaborators, potential notification requirements to state attorneys general and affected consumers pursuant to state-level data breach notification laws, and significant remediation costs. There is no assurance that GNQ’s current security measures will be sufficient to prevent all such incidents, or that it will detect a breach in a timely manner.

GNQ may not carry adequate cybersecurity, data breach, or other insurance coverage, and any losses arising from a security incident may not be fully insured.

GNQ may not currently maintain cybersecurity liability insurance, data breach insurance, or errors and omissions (E&O) insurance at levels sufficient to cover the costs and liabilities that could arise from a significant security incident. Even if GNQ maintains or obtains such coverage in the future, its insurance policies may be subject to coverage limits, exclusions, deductibles, and conditions that render them insufficient to cover the full scope of losses arising from a cyberattack or data breach involving genomic data, proprietary AI models, or GNQ’s quantum-classical computing infrastructure. The cost of cyber liability insurance has risen substantially in recent years, and coverage for AI-specific risks, genomic data exposure, and quantum computing environments is evolving; GNQ cannot guarantee that adequate coverage will be available to it on commercially reasonable terms.

In the event of a material security incident for which it is inadequately insured, GNQ could be required to bear significant out-of-pocket costs associated with forensic investigation and incident response; regulatory investigations and fines; litigation defense and settlements; notifications to affected individuals; credit monitoring and remediation services for affected parties; and restoration of compromised systems and data. These costs could be substantial and could materially harm GNQ’s financial condition and operating results.

GNQ also does not have assurance that its directors’ and officers’ (D&O) liability insurance will provide adequate coverage for claims arising in connection with cybersecurity incidents, including securities litigation alleging inadequate disclosure of cybersecurity risks or failures. The potential absence of adequate insurance coverage across these categories represents a material risk to GNQ’s business.

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Genomic and multi-omics data carries unique privacy and re-identification risks that may expose GNQ to regulatory liability even when data has been de-identified or synthesized.

GNQ’s platform utilizes patient-derived genomic sequences, RNA expression profiles, proteomic data, and other multi-omics datasets, as well as synthetic patient cohorts generated from real patient populations using generative AI techniques. Genomic data is inherently sensitive and permanent; unlike passwords or financial account numbers, genetic information cannot be changed, and its disclosure may have lasting consequences for individuals and their biological relatives. Even data that has been de-identified, anonymized, or used as the basis for synthetic cohort generation may carry re-identification risk, particularly as the analytical power of genomic databases, AI tools, and publicly available reference datasets continues to increase.

Regulatory standards for the de-identification of genomic and multi-omics data are evolving. Data that is currently considered adequately de-identified under applicable law may be subject to re-identification using future analytical techniques, and regulators may adopt more stringent standards over time. If it were determined that data used in GNQ’s platform (including data underlying its synthetic patient cohorts) could be linked to identifiable individuals, GNQ could face regulatory investigations, enforcement actions, civil litigation, and reputational harm, even if GNQ has complied with applicable standards at the time the data was processed. Additionally, the regulatory landscape for genomic data privacy is fragmented across U.S. states and international jurisdictions, and changes in law in any jurisdiction where GNQ operates or sources data could require GNQ to modify its data practices, restrict its use of certain datasets, or exit certain markets.

GNQ is subject to complex and evolving laws and regulations governing data privacy and security, and failure to comply could result in significant penalties, litigation, and reputational harm.

GNQ’s business is subject to a complex and rapidly evolving body of laws and regulations governing the collection, use, storage, transfer, and disclosure of personal information, including health and genomic data. In the United States, applicable regulatory frameworks include, but are not limited to:

●	The Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations, including HITECH, which impose privacy and security requirements on covered entities and business associates with respect to the handling of protected health information (PHI), including requirements for administrative, physical, and technical safeguards, breach notification, and business associate agreements;

●	The Federal, Food, Drug, and Cosmetic Act (FDCA), which imposes cybersecurity requirements on premarket submissions for medical devices that include software, have the ability to connect to the internet, and are vulnerable to cybersecurity threats.

●	The Genetic Information Nondiscrimination Act (GINA), which restricts the use of genetic information in health insurance and employment contexts, and which may be implicated by aspects of GNQ’s precision medicine platform;

●	The California Consumer Privacy Act (CCPA) as amended by the California Privacy Rights Act (CPRA), which provide California residents with rights over their personal information and impose obligations on companies that collect such information, including health and biometric data;

●	State and federal wire tapping/pen register statutes which have been applied to tracking technologies (cookies, pixels, clear GIFs, SDKs, heat maps, and other adtech) that are not properly configured on a website;

●	Emerging state-level genomic and biometric privacy laws, including laws in Illinois, Texas, Washington, and other states that impose specific requirements on the collection, use, and retention of genomic or biometric identifiers;

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●	Currently enacted and emerging state-level comprehensive privacy laws, including Alabama, California, Colorado, Connecticut, Delaware, Indiana, Iowa, Kentucky, Maryland, Minnesota, Montana, Nebraska, New Hampshire, New Jersey, Oklahoma, Oregon, Rhode Island, Tennessee, Texas, Utah, and Virginia; and

●	Federal Trade Commission (FTC) regulations and enforcement authority over unfair or deceptive acts or practices in connection with data privacy.

Internationally, the transfer, processing, and use of personal data (including health and genomic data) is subject to the European Union’s General Data Protection Regulation (GDPR) and analogous laws in other jurisdictions where GNQ may operate or source data. GDPR imposes strict requirements on the collection, use, and disclosure of personal data of individuals in the EU. Additionally, the GDPR imposes special requirements on the processing of special category data (which includes genetic data and health data), requires explicit consent or other lawful basis for processing, and granting individuals extensive rights over their personal data. Non-compliance with GDPR can result in fines of up to 4% of global annual turnover or €20 million, whichever is greater.

These legal and regulatory requirements are subject to frequent change, and the interpretation and enforcement of data privacy laws by regulatory authorities is evolving. Compliance with applicable laws may require GNQ to implement additional administrative, physical, and technical controls, modify its data processing practices, adhere to data minimization principles to limit its use and retention of certain datasets, enter into additional contractual arrangements (including business associate agreements under HIPAA), or restructure aspects of its platform. GNQ may not be able to comply with all applicable requirements at all times, and any actual or alleged failure to do so could result in regulatory investigations, enforcement actions, civil litigation, significant fines and penalties, reputational harm, and the loss of collaborator or partner relationships.

GNQ’s reliance on third-party cloud infrastructure, collaborators, and data partners exposes it to supply chain and third-party cybersecurity risks.

GNQ relies on third-party cloud computing infrastructure such as Amazon Web Services (AWS) and Databricks, as well as third-party data providers, research collaborators, and commercial partners to operate, develop, and enhance its platform. The security of GNQ’s data and systems is therefore dependent in part on the security practices of these third parties. A security incident affecting GNQ’s cloud infrastructure provider, a research collaborator, a data partner, or any other third party with access to GNQ’s systems or data could result in unauthorized access to or exposure of its proprietary data and patient information, disruption of GNQ’s platform operations, and harm to its business, even if its own internal security controls are adequate.

GNQ must be able to access its computational platform at any time, without material interruption or degradation of performance. GNQ’s platform depends on protecting the virtual cloud infrastructure hosted by its third-party providers by maintaining the cloud’s configuration, architecture, features and interconnection specifications, as well as the security and integrity of the data stored in and transmitted through these environments. GNQ has experienced, and expects that in the future it may again experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, hosting disruptions and capacity constraints. Any limitation on the capacity of GNQ’s third-party infrastructure providers could impede its ability to run computational workloads critical to its research and development programs and could adversely affect its business, financial condition and results of operations.

Under GNQ’s collaboration arrangements (including GNQ’s March 2026 agreement with IBM regarding collaboration on GNQ’s drug assessment, drug simulation, and digital twin platforms), data may be shared between parties, creating additional vectors for potential security incidents. GNQ may not have full visibility into the security practices of all third-party recipients of its data, and its contractual protections (including data security requirements, indemnification provisions, and breach notification obligations) may not be sufficient to prevent or fully remediate harms arising from a third-party security incident. Additionally, GNQ’s business associate agreements and other contractual arrangements with data partners may expose it to liability if those partners fail to meet their security obligations.

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The market for GPUs, accelerators and other specialized computational hardware is subject to significant supply constraints and intense competition from large technology companies, other AI and ML-focused enterprises and cloud providers themselves. GNQ may be unable to secure sufficient GPU or accelerator capacity on commercially reasonable terms, or at all, particularly during periods of heightened industry demand. Additionally, GNQ’s use of quantum computing infrastructure is dependent on the continued availability, performance and commercial terms of quantum hardware and cloud-based quantum services offered by IBM and potentially other providers. Quantum computing technology remains in an early stage of development and commercialization, and the availability, reliability and cost of quantum processing resources may fluctuate significantly. The pricing for cloud computing, GPU and accelerator capacity and quantum computing access has been and may continue to be volatile, and sustained increases in the cost of these resources could materially increase GNQ’s operating expenses and adversely affect its results of operations.

In addition, any incident affecting GNQ’s third-party infrastructure, whether caused by cyber-attacks, natural disasters, fire, flood, severe weather, earthquake, power loss, telecommunications failures, geopolitical events or other disruptive events beyond its control, could negatively affect GNQ’s platform. A prolonged service disruption could damage GNQ’s reputation, delay its research and development programs or otherwise harm its business. GNQ may also incur significant costs for using alternative equipment or providers, or taking other actions in preparation for or in reaction to such disruptive events.

In the event that GNQ’s agreements with any of its third-party infrastructure or quantum computing providers are terminated, or there is a lapse of service, elimination of services or features that GNQ utilizes, or damage to such providers’ facilities, GNQ could experience interruptions in access to its platform as well as significant delays and additional expense in arranging new services, migrating workloads or re-architecting its computational infrastructure for deployment on alternative providers, which could adversely affect its business, financial condition and results of operations.

GNQ’s AI and ML models can be subject to adversarial threats, including model poisoning, adversarial inputs, and training data manipulation, which could compromise the integrity and reliability of GNQ’s platform outputs.

GNQ’s platform’s core capabilities such as biological pathway scoring, treatment optimization, digital twin synthesis, and drug response prediction are implemented in part through ML models trained on proprietary datasets. These models and the pipelines that support them are subject to adversarial risks that differ from traditional cybersecurity threats, including:

●	Model poisoning, in which an adversary manipulates training data or model parameters to cause the model to produce systematically incorrect or biased outputs;

●	Adversarial inputs, in which specially crafted input data causes a model to produce erroneous outputs that could affect drug discovery analyses or clinical decision support functions;

●	Training data exfiltration, in which an adversary uses model inference to reconstruct or infer sensitive information contained in training datasets, including patient genomic data; and

●	Model inversion attacks, which could allow an adversary to recover sensitive training data or proprietary model architectures from deployed model outputs.

These threats are particularly significant given that GNQ’s platform processes sensitive genomic and health data and is intended to inform drug discovery and precision medicine applications. If the integrity of GNQ’s models or training data were compromised, the reliability of its platform outputs could be materially impaired, and GNQ could face liability, regulatory scrutiny, and loss of partner confidence. The field of AI security and adversarial ML is evolving rapidly, and there is no assurance that GNQ’s current defenses will be adequate against future adversarial techniques.

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GNQ may be required to make material investments in cybersecurity infrastructure and personnel, and its failure to do so could impair its ability to attract partners, collaborators, and customers.

As GNQ scales its platform and expands its collaborations, it anticipates that regulatory authorities, partners, collaborators, and customers such as pharmaceutical companies and health systems will impose increasingly rigorous cybersecurity and data privacy requirements as a condition of doing business with these parties, potentially including requirements for SOC 2 Type II certification, HIPAA compliance audits, penetration testing, vulnerability management programs, and incident response planning. If GNQ is unable to meet these requirements in a timely manner, GNQ may lose or fail to win significant partnership and commercialization opportunities. Achieving and maintaining the security posture required by sophisticated enterprise and healthcare partners may require substantial investment in cybersecurity personnel, tools, processes, and third-party certifications that GNQ may not be able to afford or implement in a timely manner.

Risks Related to GNQ’s Business and Operations

GNQ may not realize the improvements in risk adjusted net present value (“rNPV”) and probability of success that it believes its platform can deliver for its customers.

GNQ’s value proposition to pharmaceutical and biotech customers is framed in terms of improving rNPV by increasing probability of success, accelerating go/no go decisions, enabling compound rescue, and optimizing trial design and patient stratification through causal and quantum mechanistic reasoning. GNQ’s expectations regarding its ability to deliver value to customers are based on GNQ’s internal models, early case studies and validation work, including analyses using the Multiple Myeloma Research Foundation (MMRF) CoMMpass cohort, one of the largest myeloma datasets in the public domain, rather than on large numbers of completed late-stage clinical programs. There can be no assurance that GNQ’s customers will achieve the rNPV improvements or probability of success gains that GNQ currently believes its platform can deliver. If GNQ’s customers do not observe the expected benefits, they may elect not to renew or expand their engagements, renegotiate pricing, or challenge or withhold performance-based payments, any of which could adversely affect GNQ’s financial performance and reputation.

GNQ’s platform may be classified as a medical device subject to FDA premarket clearance or approval in certain applications, which would impose significant regulatory requirements and delays on GNQ’s commercialization plans for those applications.

The U.S. Food and Drug Administration (FDA) regulates software functions that meet the definition of a medical device under the Federal Food, Drug, and Cosmetic Act (FDCA). The FDA’s January 2026 guidance on clinical decision support (CDS) software – entitled Clinical Decision Support Software, Guidance for Industry and Food and Drug Administration Staff – sets forth criteria for distinguishing Non-Device CDS software (which is not subject to FDA oversight) from software that constitutes a medical device requiring regulatory clearance or approval. GNQ has designed aspects of its platform with the goal of qualifying as Non-Device CDS software under applicable guidance; however, the FDA’s interpretation of these criteria is evolving, and the application of these criteria to AI- and quantum-enabled precision medicine tools of the type GNQ has developed is not settled.

If the FDA were to determine that GNQ’s platform, or any component thereof, constitutes a medical device for a specific application, GNQ would be required to obtain 510(k) clearance, de novo authorization, or Premarket Approval (PMA) before marketing such functionality for clinical use on patients in the United States. These regulatory pathways are time-consuming, expensive, and uncertain in outcome, and could delay GNQ’s commercialization plans for those applications by years.

The process of securing FDA PMA approval is complex and requires substantial time, commitment of resources and expense. The process may take many years to complete, and approval may never be obtained. It requires entities to demonstrate with substantial evidence, gathered in preclinical and large, complex well-controlled clinical trials, that the planned product is safe and effective for use as intended. GNQ may not conduct such a trial or may not successfully enroll or complete any such trial, if required. GNQ’s platform may not achieve the required primary endpoint in the clinical trial and may not receive regulatory approval. GNQ must also demonstrate that the manufacturing facilities, processes, and controls for the platform are adequate.

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GNQ may need to seek approval of a de novo classification request from FDA. Under the de novo classification process, a manufacturer whose device is not eligible for a 510(k) Notification or whose device under the FDCA would otherwise be automatically classified into Device Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions.

Even if GNQ’s platform is not required to obtain a PMA or de novo classification, it may instead require a 510(k) Notification. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

There can be no assurance that the FDA will ever permit GNQ to market its platform for direct use with patients in clinical applications. Also, any regulatory clearance or approval of a product or a specific indication for a product, once obtained, may be withdrawn. If GNQ is unable to successfully obtain or maintain regulatory clearance or approval to sell its platform in the U.S. for certain applications, GNQ’s business, financial condition, results of operations and growth prospects could be adversely affected. Furthermore, delays in receipt of clearances or approvals could materially delay or prevent us from commercializing the platform for those applications or result in substantial additional costs that could decrease GNQ’s profitability. Even if GNQ were to successfully obtain and maintain regulatory clearance or approval for the platform, any clearance or approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements.

FDA can delay, limit, or deny clearance or approval of a future product for many reasons, including but not limited to:

●	a future product may not be deemed to be safe and effective;

●	FDA officials may not find the data from clinical and preclinical studies sufficient;

●	FDA may not approve our or our third-party manufacturer’s processes or facilities; or

●	FDA may change its clearance or approval policies or adopt new regulations.

If GNQ’s platform fails to demonstrate safety and efficacy, or otherwise does not gain regulatory clearance or approval, our business and results of operations will be materially and adversely harmed.

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The process by which a drug development tool is qualified by the FDA is uncertain and the regulatory framework may impose additional requirements on GNQ’s platform.

The FDA accepts submissions for qualification of drug development tools through the process established in section 3011 of the 21st Century Cures Act. A qualified drug development tool can be relied upon by drug sponsors to have a specific interpretation and application in the drug development and regulatory review process. Once qualified by the FDA, a drug development tool will be available to use in any applicable drug development program for the qualified context of use. Additionally, the qualified DDT can generally be included in drug and biologic investigational and premarket applications without needing FDA to reconsider and reconfirm the drug development tool’s suitability. While qualification is not required for a drug development tool to be successfully used in clinical trials and drug development to support regulatory decision making, we may be required to obtain qualifications in order to successfully market our platform for use in drug development.

Formal regulatory qualification of a drug development tool is a multi-year process that requires a high degree of commitment following a three-step process. The first step is the acceptance by the FDA of a Letter of Intent from a requestor. The Letter of Intent describes the drug development tool, the relevant drug development need, and a proposed context of use. In the second step, the requestor submits a Qualification Plan, which describes the available relevant data, the knowledge gaps, and a proposed data collection and analysis plan designed to address these gaps. For the third and final step, the requestor submits a full qualification package providing the evidence collected from implementation of the Qualification Plan supporting qualification. Upon successful qualification, drug and biologic sponsors may use the qualified drug development tool in drug development programs within the specified context of use.

The regulatory pathway for qualifying a drug development tool is time-consuming, expensive, and uncertain in outcome. The FDA has yet to qualify any drug development tool, and this could delay GNQ’s commercialization plans for use in drug development by years. While qualification is not mandatory for use of GNQ’s platform in drug development, the lack of qualification could adversely affect GNQ’s business, financial condition, results of operations and growth prospects. There can be no assurance that FDA will ever qualify GNQ’s platform as a drug development tool. Also, even if GNQ were to successfully obtain and maintain qualification as a drug development tool, any qualification is limited to the specified context of use. The FDA may also rescind or modify its qualification determination if the FDA determines that the drug development tool is no longer appropriate for the proposed context of use specified by the requestor. Furthermore, delays in qualification may materially delay or prevent us from commercializing the platform as a drug development tool or result in substantial additional costs that could decrease GNQ’s profitability.

The FDA’s regulatory framework for AI/ML-based Software as a Medical Device is evolving and may impose additional requirements on the use of GNQ’s platform as a medical device.

The FDA has been developing a regulatory framework for AI/ML-based Software as a Medical Device (SaMD) that accounts for the adaptive and continuous learning nature of AI systems. The FDA’s action plan for AI/ML-based SaMD contemplates requirements for predetermined change control plans, transparency and real-world performance monitoring, and ongoing post-market surveillance that are not yet fully defined. If use of GNQ’s platform as a medical device is classified as AI/ML-based SaMD, it may be subject to these evolving requirements in addition to standard premarket review. The ongoing development of this regulatory framework creates uncertainty regarding the compliance obligations that may apply to GNQ’s platform as a medical device in the future, and any changes in applicable requirements could require GNQ to make costly modifications to its platform or could delay or impair its ability to update and enhance its AI models following commercialization.

If certain applications of GNQ’s platform are subject to FDA clearance or approval, modifications to the platform may require a new clearance or approval, or may require that GNQ cease marketing or recall the platform for those applications until such clearance or approval is obtained.

If GNQ’s platform is approved pursuant to a PMA, GNQ would be required to seek supplemental approval for many types of changes to the platform, for which we will need to determine whether a PMA supplement or other regulatory filing is needed or whether the change may be reported via the PMA Annual Report. Similarly, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires new 510(k) clearance or, possibly, approval of a new PMA. The same is true for a device approved via the de novo pathway; any modification to a device approved via this pathway that could significantly affect its safety or effectiveness, or that would constitute a major change of its intended use, design, or manufacture, may require a new de novo classification or a new 510(k) Notification or even a PMA. If the FDA requires GNQ to seek approval or clearance for modifications to a previously approved or cleared application, for which we concluded that new approval or clearance is unnecessary, GNQ may be required to cease marketing or distribution of the application or to recall the modified application until GNQ obtains the approval or clearance, and GNQ may be subject to significant regulatory fines or penalties.

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GNQ has not yet demonstrated the clinical validity or utility of its platform in prospective clinical studies, and failure to do so could prevent or delay commercial adoption by large pharmaceutical companies and healthcare providers.

GNQ’s platform has not been validated in large-scale, prospective clinical studies demonstrating that its outputs improve patient outcomes or clinical decision-making. Pharmaceutical companies, health systems, and clinical practitioners increasingly require evidence of clinical validity and utility before adopting AI-based precision medicine tools. Pharmaceutical companies, health systems, and clinical practitioners may also request qualification, clearance, or approval by the FDA before adopting GNQ’s platform. GNQ’s current evidence base consists primarily of computational validations and retrospective analyses using existing datasets, including its GAN-synthesized patient cohorts derived from MMRF and other data sources, none of which has been evaluated by the FDA. While GNQ believes this evidence supports the scientific soundness of its approach, it may not be sufficient to satisfy the evidentiary standards of pharmaceutical partners, health system customers, or regulatory authorities.

Clinical trials necessary to support regulatory submission will be expensive and could require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from expanding our commercial efforts and will adversely affect GNQ’s business, operating results and prospects.

Initiating and completing clinical trials necessary to support regulatory submissions will be time-consuming and expensive and their outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product GNQ advances into clinical trials may not have favorable results in early or later clinical trials.

Conducting successful clinical studies could require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by patients enrolled as subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness or suitability in drug development of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks, discomforts or expenditures. Patients may also not participate in GNQ’s clinical trials if they choose to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy or suitability in drug development may be required and we may not adequately develop such protocols to support qualification, clearance, or approval. Further, the FDA may require GNQ to submit data on a greater number of patients than it originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis for any clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. FDA may not consider our data adequate to demonstrate safety and efficacy or suitability as a drug development tool. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

GNQ may decide to depend on clinical investigators, medical institutions, and contract research organizations (CROs) to perform the clinical trials. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness, or accuracy of the clinical data they obtain is compromised due to the failure to adhere to GNQ’s clinical protocols or for other reasons, GNQ’s clinical trials may have to be extended, delayed, or terminated. Many of these factors would be beyond our control. GNQ may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in testing or approvals as a result of the failure to perform by third parties, GNQ’s research and development costs would increase, and GNQ may not be able to obtain qualification, or regulatory clearance or approval for the platform. In addition, GNQ may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market the platform or to achieve sustained profitability.

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GNQ’s platform could be the subject of multiple clinical trials, for which GNQ will act as the sponsor and which may be conducted in collaboration with different parties. GNQ may seek to receive approval from an ethical review board, or institutional review board, or “IRB,” for projects that meet the definition of “human subjects research,” which includes review and approval of processes for subject informed consent and authorization for use of personal information or waivers thereof. We could conduct clinical trials in a number of different countries. When we utilize clinical research contractor or partner with other third parties, we rely upon them to comply with the requirements to obtain the subject’s informed consent and to comply with applicable laws and regulations. The collection of data and samples in many different countries results in complex legal questions regarding the adequacy of informed consent and the status of genetic material under a large number of different legal systems. Those informed consents could be challenged and prove invalid, unlawful, or otherwise inadequate for our purposes. Any such findings against us, could force us to stop accessing or using data and samples or servicing or conducting clinical trials, which would hinder the development and marketing of the platform. We could also become involved in legal actions, which could consume our management and financial resources.

There is no assurance that prospective validation studies will demonstrate the clinical validity or utility of GNQ’s platform, that positive results from such studies will lead to commercial adoption, or that GNQ will be able to fund and conduct such studies within its projected timelines.

The results of our clinical trials may not support claims regarding GNQ’s platform or may result in the discovery of adverse impacts.

Even if any of our clinical trials are completed as planned, it cannot be certain that study results will support claims for the platform or that FDA or foreign regulatory authorities will agree with GNQ’s conclusions regarding them. The clinical trial process may fail to demonstrate that GNQ’s platform is safe and effective for the proposed indicated uses, which could cause us to abandon the product. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize the platform and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse impacts that are not currently part of the platform’s profile.

If our clinical studies do not satisfy providers, payors, patients and others as to the reliability and performance of GNQ’s platform, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for, the platform.

If the validity of an informed consent for a clinical trial of GNQ’s platform was to be challenged, we could be subject to fines, penalties, litigation, or regulatory sanctions, or other adverse consequences, including invalidating or requiring us to repeat clinical trials which could negatively affect our business and results of operations.

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If an application GNQ’s platform is regulated as a medical device, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Even after any required regulatory clearance or approval has been obtained for GNQ’s platform, the cleared or approved application and its manufacturer remain subject to continual review by the FDA or non-U.S. regulatory authorities. GNQ’s platform may be subject to limitations on the indicated uses for which the platform may be marketed as a medical device. Furthermore, future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. There is a risk that FDA may modify or withdraw the clearance or approval of the platform if the results of a post-clearance or post-approval study are not satisfactory or are inconsistent with previous studies. We may rely on third parties, such as contract research organizations, medical institutions and clinical investigators to conduct any post-approval studies. We will have limited control over the activities of these third parties and any post-approval studies may be delayed or halted prior to its completion for reasons outside our control.

In addition, GNQ and its cleared or approved applications will be subject to extensive and ongoing regulatory requirements by FDA and other regulatory authorities with regard to the labeling, adverse event reporting, advertising, promotion, and recordkeeping for our applications. GNQ and its contract manufacturers also will be required to comply with the FDA Quality Management System Regulation (QMSR) regarding the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation, and servicing of all finished medical devices intended for human use. Further, regulatory authorities may need to approve these manufacturing facilities before they can be used to manufacture medical devices and/or other medical products, and these facilities are subject to continual review and periodic inspections by FDA and other regulatory authorities for compliance with the QMSR. Operations at these facilities could be interrupted or halted if FDA or other governmental agency deems the findings of such inspections unsatisfactory.

Failure to comply with FDA or other regulatory requirements could result in fines, unanticipated compliance expenditures, recall or seizures of our applications, import alerts preventing the importation of medical devices from other countries, total or partial suspension of production or distribution, restrictions on labeling and promotion, termination of ongoing research, disqualification of data for submission to regulatory authorities, enforcement actions, injunctions and criminal prosecution. If we or a third party discover previously unknown problems with an application, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that application, the manufacturer or us, including requiring recall of the application from the market or suspension of manufacturing and distribution of the product. We also may voluntarily recall an application. Any recalls could have an adverse effect on our ability to provide our applications regulated as a medical device, which in turn would adversely affect our financial condition.

If GNQ is found to be promoting the use of the platform for unapproved or “off-label” uses or engaging in other noncompliant activities, we may be subject to recalls, import alerts, seizures, fines, penalties, injunctions, adverse publicity, prosecution, or other adverse actions, resulting in damage to our reputation and business.

Our labeling, advertising, promotional materials and user training materials for our applications regulated as a medical device must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA. Obtaining 510(k) clearance, de novo approval, or PMA approval only permits us to promote the platform for the uses regulated as a medical device specifically cleared or approved by FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians and consumers may use our applications regulated as a medical device off-label because FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine nor is there oversight on patient use of over-the-counter devices. Although GNQ may request additional cleared or approved indications for the platform, FDA may deny those requests, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of the platform as a condition of clearance. Even if regulatory clearance or approval of the platform is granted, such clearance or approval may be subject to limitations on the intended uses for which the application may be marketed and reduce our potential to successfully commercialize the application and generate revenue.

If FDA or another regulatory authority determines that our labeling, advertising, promotional materials, or user training materials, or representations made by our personnel, include the promotion of an off-label use for the platform, or that we have made false or misleading or inadequately substantiated promotional claims, or claims that could potentially change the regulatory status of the platform, the authority could take the position that these materials have misbranded or adulterated the platform and request that we modify our labeling, advertising, or user training or promotional materials and/or subject us to regulatory or legal enforcement actions, including the issuance of an Untitled Letter or a Warning Letter, injunction, seizure, recall, import alert, adverse publicity, civil penalties, criminal penalties, or other adverse actions. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider our labeling, advertising, promotional, or user training materials to constitute promotion of an uncleared or unapproved use, which could result in significant fines, penalties, or other adverse actions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, we could be subject to extensive fines and penalties and our reputation could be damaged and adoption of the platform as a medical device would be impaired. Although we intend to refrain from statements that could be considered off-label promotion of the platform, FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, any such off-label use of the platform may increase the risk of injury to patients, and, in turn, the risk of product liability claims, and such claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

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We are also required to comply with FDA regulations, including with respect to our labeling and promotion activities. In addition, advertising the platform is subject to regulation by the Federal Trade Commission (FTC), and advertising of laboratory services is regulated by certain state laws. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties and criminal prosecutions, and violation of any FTC or state law requirement could result in injunctions and other associated remedies, all of which could have a material adverse effect on our business. Most states also have similar regulatory and enforcement authority for devices.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments and healthcare laws and regulations are subject to change. Development of the existing commercialization strategy for our platform has been based on existing healthcare policies. We cannot predict what additional changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

If we or our partners fail to comply with these laws and regulations, we could incur significant fines and penalties, and our reputation and prospects could suffer. Additionally, any such partners could be forced to cease offering our platform in certain jurisdictions, which could materially disrupt our business.

GNQ is subject to complex and evolving international regulatory requirements that vary by jurisdiction and may impose additional compliance obligations.

GNQ’s platform and the data it processes may be subject to regulatory requirements in jurisdictions outside the United States, including the European Union’s Medical Device Regulation (EU MDR), the In Vitro Diagnostic Regulation (EU IVDR), Health Canada’s digital health and SaMD guidance, and applicable regulations in other countries where GNQ may seek to operate or commercialize its platform. These international regulatory frameworks vary significantly in their requirements, timelines, and enforcement, and compliance with multiple regulatory regimes simultaneously requires substantial resources.

Clinical studies or manufacturing processes conducted in one country may not be accepted by regulatory authorities in other countries. Qualification as a drug development tool or clearance or approval as a medical device by the FDA does not ensure clearance or approval by regulatory authorities in other countries, and authorization by one or more foreign regulatory authorities does not ensure authorization by regulatory authorities in other foreign countries or by the FDA. In addition, a failure or delay in obtaining regulatory authorization in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA qualification, clearance or approval. We may not obtain foreign regulatory authorizations on a timely basis, if at all. We may not be able to file for regulatory authorizations and even if we file, we may not receive necessary authorizations to commercialize our products in any market.

Failure to obtain required regulatory approvals or comply with applicable requirements in any jurisdiction could prevent GNQ from commercializing its platform in that jurisdiction and could have a material adverse effect on its business.

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Aspects of our business are subject to complex, intertwined, costly and/or burdensome federal health care laws and regulations, which may open to interpretation and be subject to varying levels of discretionary enforcement. If GNQ fails to comply with these laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and do not expect to control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

●	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

●	the U.S. Foreign Corrupt Practices Act, or “FCPA,” which prohibits payments or the provision of anything of value to foreign officials for the purpose of obtaining or keeping business;

●	the federal False Claims Act, or “FCA,” which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities like us which provide coding and billing advice to customers;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	the federal transparency requirements under the Health Care Reform Law require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information, and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or “PPACA,” among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

In 2018, Congress passed the Eliminating Kickbacks in Recovery Act, or “EKRA,” as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act. Similar to the Anti-Kickback Statute, EKRA imposes criminal penalties for knowing or willful payment or offer, or solicitation or receipt, of any remuneration, whether directly or indirectly, overtly or covertly, in cash or in kind, in exchange for the referral or inducement of laboratory testing (among other healthcare services) unless a specific exception applies. However, unlike the Anti-Kickback Statute, EKRA is not limited to services covered by federal or state healthcare programs but applies more broadly to services covered by “healthcare benefit programs,” including commercial insurers. As written, EKRA potentially expands the universe of arrangements that could be subject to government enforcement under federal fraud and abuse laws. In addition, while the Anti-Kickback Statute includes certain exceptions that are widely relied upon in the healthcare industry, not all of those same exceptions apply under EKRA. There has been recent EKRA enforcement activity and developing case law, as well as multiple indictments during the U.S. Department of Justice 2025 National Health Care Fraud Takedown. However, it remains to be seen how EKRA will continue to be applied and enforced. We cannot assure you that our relationships with healthcare providers (HCPs), sales representatives, hospitals, customers, or any other party will not be subject to scrutiny or will survive regulatory challenge under EKRA.

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Recently, the medical device industry has been under heightened scrutiny as the subject of government investigations and regulatory or legal enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against that action and the underlying alleged violations, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

The regulations that govern pricing and reimbursement for new products vary widely from country to country, and may adversely affect the pricing, coverage and reimbursement rates of our products in other countries.

The regulations that govern pricing and reimbursement for medical products intended for patient use vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing clearance or approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory clearance or approval for an application in a particular country, but then be subject to price regulations that delay our commercial launch of the application and negatively impact the revenue we are able to generate from the sale of the application in that country. In addition, to obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. Adverse pricing limitations may hinder our ability to recoup our investment in our applications and any other products, tests, or services we develop, even if our applications obtain regulatory approval.

Healthcare reform measures could hinder or prevent our products’ commercial success.

In the U.S., there have been, and we expect there will continue to be, ongoing legislative and regulatory changes to the healthcare system which could affect our future revenue and profitability. Federal and state lawmakers regularly propose and, at times, enact legislation that could result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the PPACA, was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs. The PPACA, among other things, also could result in the imposition of injunctions.

While the U.S. Supreme Court has repeatedly upheld the constitutionality of most elements of the PPACA, other legal challenges are still pending final adjudication in several jurisdictions. Although efforts in Congress to repeal the PPACA have repeatedly fallen short, there are a number of ongoing legislative initiatives to modify it. At this time, it remains unclear whether there will be any changes made to the PPACA. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. Medicare reimbursement for all products and services remains highly susceptible to threats of automatic reductions triggered by budgetary shortfalls. Such payments are subject to recovery of purported overpayment for several years. We cannot predict the initiatives that may be adopted in the future or their full impact. We cannot predict whether any additional legislative changes will affect our business.

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The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

●	our ability to set a price that we believe is fair for GNQ’s platform;

●	our ability to generate revenue and achieve or maintain profitability; and

●	the availability of capital.

Further, changes in regulatory requirements and guidance may occur, both in the United States and in foreign countries, and we may need to amend clinical study protocols to reflect these changes. Amendments may require us to resubmit our clinical study protocols to an IRB for reexamination, which may impact the costs, timing or successful completion of a clinical study. In light of widely publicized events concerning the safety risk of certain drug and medical device products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have all raised concerns about potential safety issues. These events have resulted in the recall and withdrawal of medical device products, revisions to product labeling that further limit use of products and establishment of risk management programs that may, for instance, restrict distribution of certain products or require safety surveillance or patient education. The increased attention to safety issues may result in a more cautious approach by FDA or other regulatory authorities to clinical studies, qualification of drug development tools, and the medical device clearance or approval process. Adverse event data from clinical studies may receive greater scrutiny with respect to product safety, which may make FDA or other regulatory authorities more likely to terminate or suspend clinical studies before completion, or require longer or additional clinical studies that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

We face uncertainty related to healthcare reform, pricing, coverage, and reimbursement, which could reduce our revenue.

Healthcare reform laws, including the PPACA and PAMA, are significantly affecting the U.S. healthcare and medical services industry. Recently passed legislation and possible future legal and regulatory changes, including potential repeal or modification of the PPACA, or approval of health plans that allow lower levels of coverage for preventive services, could substantially change the structure and finances of the health insurance system and the methodology for reimbursing medical services, drugs and devices, including our platform. Healthcare reforms, which may intend to reduce healthcare costs, may have the effect of discouraging third-party payors from covering certain kinds of medical products and services, particularly newly developed technologies, such as our platform, or any other products or services we develop or that are developed by our clients. We cannot predict whether future healthcare reform initiatives will be implemented at the federal or state level or the effect any such future legislation or regulation will have on us. The taxes imposed by new legislation, cost reduction measures and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, which may adversely affect our business, financial condition and results of operations.

Use of our platform could result in serious adverse side impacts or even death or have other properties that could delay or prevent their its clearance or approval, limit the commercial desirability of an approved label, or result in significant negative consequences following any marketing clearance or approval.

All clinical trials have a substantial risk of failing to meet their safety or effectiveness endpoints. It is impossible to predict when or if our platform, or any other products we develop, license or acquire will prove safe and effective and receive regulatory approval. Undesirable impacts caused by use of our platform could cause us or regulatory authorities to interrupt, delay or halt any required clinical trials. They could also result in a more restrictive label or the delay or denial of regulatory clearance or approval by FDA or other comparable foreign regulatory authority.

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Additionally, after receipt of any marketing clearance or approval for our platform, if we or others later identify undesirable impacts or even deaths caused by or related to the platform, a number of potentially significant negative consequences could result, including:

●	we may be forced to recall the platform and suspend the marketing of the platform;

●	FDA may issue an Import Alert preventing the importation of a product into the United States from another country;

●	regulatory authorities may withdraw their clearance or approval of the platform;

●	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of the platform;

●	FDA or other regulatory bodies may issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about the platform;

●	FDA may impose requirements, or a comparable foreign regulatory authority may require the establishment or modification of similar requirements that may restrict distribution of the platform and impose burdensome implementation requirements on us;

●	we may be required to change the way the platform is designed or utilized, and may be required to conduct additional clinical trials;

●	we could be sued and held liable for harm caused to subjects or patients;

●	we may be subject to litigation or product liability claims; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the platform.

Our medical products may in the future be subject to product recalls that could harm our reputation, business, and financial results.

FDA has the authority to request and/or require the recall of commercialized medical devices in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a medical product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our platform would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. FDA requires that certain classifications of recalls be reported to FDA within ten working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to FDA. We may initiate voluntary recalls involving our platform in the future that we determine do not require notification of FDA. If FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect its sales. In addition, FDA could take enforcement action for failing to report the recalls when they were conducted.

If our platform causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device or drug reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under FDA medical device reporting regulations, medical device manufacturers are required to report to FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our platform also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

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Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of our platform.

We face an inherent risk of product liability exposure related to the sale of our platform. The marketing, sale and use of our platform could lead to the filing of product liability claims against us if someone alleges product failures, product malfunctions, manufacturing flaws, or design defects resulted in injury to patients. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that our platform caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our platform;

●	injury to our reputation and significant negative media attention;

●	withdrawal of patients from clinical studies or cancellation of studies;

●	significant costs to defend the related litigation and distraction to our management team;

●	substantial monetary awards to patients;

●	loss of revenue; and

●	the inability to commercialize the platform.

In addition, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Compliance with the HIPAA security, privacy and breach notification regulations may increase our costs.

The HIPAA privacy, security and breach notification regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the uses and disclosures of protected health information, or “PHI,” by health plans, HCPs and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of PHI. The regulations establish a complex regulatory framework on a variety of subjects, including:

●	the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for our services, and our healthcare operations activities;

●	a patient’s rights to access, amend and receive an accounting of certain disclosures of PHI;

●	requirements to notify individuals if there is a breach of their PHI;

●	the contents of notices of privacy practices for PHI;

●	administrative, technical and physical safeguards required of entities that use or receive PHI; and

●	the protection of computing systems maintaining electronic PHI.

We have implemented practices intended to meet the requirements of the HIPAA privacy, security and breach notification regulations, as required by law. We are required to comply with federal privacy, security and breach notification regulations as well as varying state privacy, security and breach notification laws and regulations, which may be more stringent than federal HIPAA requirements. In addition, for healthcare data transfers from other countries relating to citizens of those countries, we must comply with the laws of those countries. The federal privacy regulations restrict our ability to use or disclose patient identifiable data, without patient authorization, for purposes other than payment, treatment, healthcare operations and certain other specified disclosures such as public health and governmental oversight of the healthcare industry.

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HIPAA provides for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Computer networks are always vulnerable to breach and unauthorized persons may in the future be able to exploit weaknesses in the security systems of our computer networks and gain access to PHI. Additionally, we share PHI with third-parties who are legally obligated to safeguard and maintain the confidentiality of PHI. Unauthorized persons may be able to gain access to PHI stored in such third-parties computer networks. Any wrongful use or disclosure of PHI by us or such third-parties, including disclosure due to data theft or unauthorized access to our or our third-parties computer networks, could subject us to fines or penalties that could adversely affect our business and results of operations. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we could also incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

Our employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct, or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the rules and regulations of the Centers for Medicare & Medicaid Services (CMS), FDA, and other comparable foreign regulatory authorities; provide true, complete and accurate information to such regulatory authorities; comply with manufacturing and clinical laboratory standards; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. In particular, research, sales, marketing, education, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices, as well as off-label product promotion. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of participant recruitment for clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. Even if it is later determined after an action is instituted against us that we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions, and have to divert significant management resources from other matters.

Recent reductions in force across the U.S. federal government may impact our ability to secure necessary meetings to discuss, obtain guidance on, and receive qualifications, clearances or approvals for our products.

Actions by the Trump administration may fundamentally impact the FDA, CMS, and other federal agencies with potential jurisdiction over our platform. Among other things, the issuance of Executive Order (EO) 14192, “Unleashing Prosperity Through Deregulation” (January 31, 2025), EO 14212, “Establishing the President’s Make America Healthy Again Commission” (February 13, 2025), and EO 14219, “Ensuring Lawful Governance and Implementing the President’s ‘Department of Government Efficiency’ Deregulatory Initiative” (February 21, 2025) have had a significant impact on the manner in which the FDA conducts its operations and engages in regulatory and oversight activities.

On March 27, 2025, the U.S. Department of Health and Human Services (HHS), which houses both CMS and the FDA, announced a dramatic restructuring in accordance with these executive orders. HHS announced that it would reduce its workforce by approximately 10,000 full-time employees through a reduction in force (RIF), consolidate 28 existing divisions into 15 new divisions, centralize core functions such as human resources, information technology, and procurement, and reduce its regional offices from 10 to 5. When combined with other downsizing efforts at HHS, including early retirements and a “Fork in the Road” voluntary separation program, the restructuring reduced the total HHS headcount from approximately 82,000 to approximately 62,000 full-time employees, representing a reduction of approximately 25% of the department’s workforce.

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Beginning on April 1, 2025, HHS issued RIF notices to thousands of employees across its component agencies, including the FDA, the Centers for Disease Control and Prevention, the National Institutes of Health, and CMS. The FDA was targeted for the elimination of approximately 3,500 positions, representing nearly 20% of its workforce. At CMS, approximately 300 employees were reportedly affected. HHS stated at the time that the cuts would not affect drug, medical device, or food reviewers or inspectors. However, the layoffs have reportedly affected senior leadership, communications and media affairs staff, Freedom of Information Act processing personnel, and information technology staff across multiple FDA centers and offices, and press reports indicated that FDA staff were struggling to meet product review deadlines following the cuts.

The implementation of these workforce reductions has been subject to significant legal challenge and operational disruption. On April 3, 2025, the HHS Secretary acknowledged that approximately 20% of the RIF cuts, accounting for approximately 2,000 positions, had been made in error, and stated that reinstatements were “always part of the plan.” On May 22, 2025, a federal judge granted a preliminary injunction blocking implementation of the RIFs at several federal agencies, including HHS, while litigation challenging the legality of the reductions progressed. Subsequently, hundreds of employees across HHS agencies have been reinstated, with the FDA reportedly reinstating roughly a quarter of its initial cuts.

Despite partial reinstatements, the cumulative effect of the workforce reductions has been substantial. Industry observers, former FDA leaders, and members of Congress have expressed concern that the loss of institutional knowledge and experienced personnel has already resulted in disruptions and delays at the FDA, including impeding the agency’s ability to meet with industry participants and provide timely feedback, review and approve submissions, conduct inspections, issue regulatory guidance, process Freedom of Information Act requests, and take other actions that facilitate the development, approval, and marketing of regulated products. Given the ongoing uncertainty regarding the final scope and permanence of these changes, including continued litigation, potential further restructuring, and proposed budget reductions for fiscal year 2026, the full impact of the HHS reorganization on the FDA’s operations and capacity remains unclear and could continue to adversely affect our business.

The FDA has also experienced significant leadership instability. Dr. Martin Makary, who was confirmed as the Commissioner of Food and Drugs on March 25, 2025, resigned on May 12, 2026, after approximately 14 months in the role, following reports of disagreements with the White House over drug approvals, vaccine policy, and other regulatory matters. His departure triggered additional senior leadership changes at the agency, including the subsequent removal of acting leadership at the Center for Drug Evaluation and Research and changes at the Center for Biologics Evaluation and Research, leaving multiple key divisions under interim leadership. The FDA’s Deputy Commissioner for Human Foods, was named Acting Commissioner following Dr. Makary’s resignation. As of the date of this filing, no permanent successor has been nominated to serve as Commissioner of Food and Drugs. Any future nominee would be required to undergo Senate confirmation before assuming the role on a permanent basis. The absence of a permanent, Senate-confirmed Commissioner, combined with the broader leadership turnover across the agency’s centers and offices, creates additional uncertainty regarding the FDA’s regulatory priorities, the consistency and predictability of its decision-making, and its capacity to engage with industry stakeholders in a timely manner, all of which could adversely affect our ability to obtain qualifications, clearances or approvals for our products.

GNQ may be unable to scale its organizational capabilities at the pace required to support its growth and public company obligations.

As GNQ scales its platform, pursues commercialization, and transitions to operating as a public company, it will need to significantly expand its organizational capabilities across scientific research, product development, regulatory affairs, legal and compliance, finance and accounting, and commercial functions. This expansion will require GNQ to recruit and integrate a significant number of new employees and contractors, build new operational processes and systems, and invest substantially in organizational infrastructure. There is no assurance that GNQ will be able to scale effectively, and any failure to do so could result in operational delays, compliance failures, impaired product development, and harm to its commercial relationships.

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If GNQ’s computational outputs, clinical decision-support tools or in-silico recommendations are relied upon in clinical or research decisions and lead to adverse outcomes, GNQ may face product liability or professional liability claims that could result in substantial liabilities.

GNQ’s platform generates computational outputs, including clinical decision-support analyses, digital-twin simulations and in-silico recommendations, which may be used by its collaborators, partners and their respective clinical teams to inform drug development decisions, including target selection, molecular design, patient stratification, dosing strategies and clinical trial design. Although GNQ does not itself administer drugs to patients or sponsor or conduct clinical trials, the outputs of GNQ’s platform may directly or indirectly influence decisions that affect patient safety and clinical outcomes. If a collaborator, partner or other third party were to rely on GNQ’s computational outputs in designing or conducting a clinical trial or in making clinical or regulatory decisions, and such reliance were alleged to have contributed to an adverse patient outcome, an ineffective or unsafe trial design, a regulatory setback or other harm, GNQ could be subject to product liability or professional liability claims.

Product liability claims could arise if someone were to allege that GNQ’s platform generated inaccurate, incomplete or misleading outputs, including predictions regarding molecular efficacy or toxicity, digital-twin simulations that failed to reflect actual patient responses, or clinical decision-support recommendations that did not adequately account for relevant risk factors. GNQ may also be subject to professional liability claims for errors in, a misunderstanding of, or inappropriate reliance upon, the computational analyses and recommendations GNQ provides in the ordinary course of its business activities. The risk of such claims may be heightened by the complexity of its AI and ML models, the novelty of in-silico and digital-twin approaches in drug development, and the absence of well-established legal and regulatory standards governing liability for computationally derived outputs used in clinical and research contexts. A product liability or professional liability claim could result in substantial damages and be costly and time-consuming for GNQ to defend.

GNQ maintains product and professional liability insurance, but this insurance may not fully protect it from the financial impact of defending against product liability or professional liability claims, and the terms and scope of such coverage may not extend to all claims arising from the use of its computational outputs by third parties. Any product liability or professional liability claim brought against GNQ, with or without merit, could increase its insurance rates or prevent it from securing insurance coverage in the future. Additionally, any such lawsuit could damage GNQ’s reputation, cause current collaborators and partners to terminate existing agreements with it or reduce their reliance on its platform, and deter potential collaborators and partners from entering into arrangements with it, any of which could adversely impact its business, financial condition and results of operations.

GNQ’s business strategy depends significantly on its strategic partnership with IBM, and any termination, material modification, or non-renewal of the Joint Marketing Agreement, or any deterioration in the parties’ commercial relationship, could materially and adversely affect the Combined Entity’s business, commercialization plans, and results of operations.

In March 2026, GNQ and IBM formalized a global Joint Marketing Agreement establishing a strategic commercial and technology partnership intended to accelerate deployment of GNQ’s platform across pharmaceutical, hospital system, and payer markets globally. The Joint Marketing Agreement is a marketing agreement and does not obligate IBM to purchase, deploy, or recommend GNQ’s platform to any customer. There can be no assurance that IBM will devote meaningful resources to marketing GNQ’s platform, that the partnership will generate significant customer leads or revenue, or that the Joint Marketing Agreement will be renewed upon its expiration on terms acceptable to GNQ, or at all. If IBM were to terminate, materially modify, or fail to renew the Joint Marketing Agreement, GNQ could lose a significant channel for enterprise-scale customer acquisition, which could materially delay or impair its commercialization plans and adversely affect its ability to attract other strategic partners, customers, and investors.

The partnership also presents risks arising from the competitive dynamics of the relationship. IBM has its own quantum computing division (IBM Quantum) and has made significant investments in AI applications for healthcare and life sciences, and may develop or acquire products or capabilities that compete directly with GNQ’s platform, or may choose to partner with or acquire one of GNQ’s competitors. Under the collaboration arrangements, data may be shared between the parties, raising the risk that GNQ’s proprietary technology or data could become accessible to a potential competitor. In addition, GNQ accesses quantum computing resources and cloud-based services through IBM, and any disruption to IBM’s infrastructure or deterioration of the relationship could impair GNQ’s ability to deliver quantum-enhanced capabilities and could require GNQ to incur significant costs and delays in transitioning to alternative providers, which could adversely affect the Combined Entity’s business, financial condition, and results of operations.

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GNQ’s termination of certain contractual relationships with affiliates upon consummation of the Business Combination may affect the Combined Entity’s ability to conduct its business in the manner GNQ previously conducted it.

GNQ’s business operations have relied on contractual relationships with affiliates, including My Next Health Inc. (“MNH”), which holds approximately 37% of the issued and outstanding GNQ Common Shares, and Green Sky Labs Inc. (“GSL”), the direct and indirect majority shareholder of MNH. Rehan Huda, GNQ’s Chairman and Chief Executive Officer (who will be Chairman of the Combined Entity’s board), is currently the Executive Chairperson of MNH and Chairperson of GSL. Since August 2023, GNQ has utilized financing under Intercompany Loan Agreements with MNH and GSL, which allow the parties to advance funds on an unsecured, non-interest-bearing basis with no fixed repayment terms. While GNQ had a net balance due to it under each agreement as of December 31, 2025 and March 31, 2026. Additionally, Mr. Huda’s annual compensation as CEO has been advanced by MNH under a consulting agreement since September 2023. In March 2026, GNQ entered into a loan agreement with GNQI Holdings Inc. (which holds approximately 10% of GNQ Common Shares and is owned by Mr. Huda) making available up to $2,500,000 in interest-free loans, though GNQ has not drawn any funds thereunder. GNQ is also party to a Management Support and Administrative Services Agreement with GSL providing administrative and operational support, including financial, cash-management, and IT services, for an annual fee of $60,000.

Upon or prior to the consummation of the Business Combination, GNQ intends to settle all net balances under the Intercompany Loan Agreements and terminate them; terminate Mr. Huda’s consulting agreement with MNH (including compensation-advancement arrangements) and replace it with an employment agreement between Mr. Huda and GNQ; terminate the loan agreement with GNQI Holdings; and terminate the Management Support and Administrative Services Agreement with GSL.

While GNQ management does not believe these terminations will materially impact the Combined Entity’s operations, they will eliminate sources of financial flexibility and operational support from which GNQ has benefitted. Any difficulty encountered by the Combined Entity in providing for itself such resources could negatively affect the Combined Entity’s business. For further information, see the section titled “Certain Relationships and Related Party Transactions—GNQ.”

Risks Related to the ExchangeCo Exchangeable Shares

There may be a taxable event for an Eligible Canadian Shareholder as a result of a transaction beyond his or her control.

An Eligible Canadian Shareholder who (a) disposes of GNQ Common Shares pursuant to the Arrangement and who makes a valid election to receive, as part of the consideration, ExchangeCo Exchangeable Shares, and (b) validly makes a joint election under subsection 85(1) or subsection 85(2) of the Tax Act in respect of the transfer of such GNQ Common Shares to ExchangeCo, may obtain a full or partial tax deferral of any capital gain that may otherwise arise on the exchange of such GNQ Common Shares. However, an Eligible Canadian Shareholder will be considered to have disposed of ExchangeCo Exchangeable Shares (i) on a redemption (including pursuant to a Retraction Request, as defined in the Business Combination Agreement) of such ExchangeCo Exchangeable Shares by ExchangeCo, and (ii) on an acquisition of such ExchangeCo Exchangeable Shares by CallCo or IBAC. Although each is a taxable event, the Canadian federal income tax consequences of the disposition will be different depending on whether the event giving rise to the disposition is a redemption or an acquisition.

ExchangeCo may choose to redeem ExchangeCo Exchangeable Shares in limited circumstances, and ExchangeCo shall redeem the ExchangeCo Exchangeable Shares on the Redemption Date (as defined in the Business Combination Agreement). In addition, an Eligible Canadian Shareholder (including an Eligible Canadian Shareholder who exercises the right to require redemption of its ExchangeCo Exchangeable Shares by giving a Retraction Request) cannot control whether the ExchangeCo Exchangeable Shares will be acquired by CallCo or IBAC, or redeemed by ExchangeCo. Thus, an Eligible Canadian Shareholder may have a taxable event in a transaction beyond his or her control and, in certain circumstances, an Eligible Canadian Shareholder may have no control over the Canadian federal tax consequences arising from such event. Readers should consider possible Canadian federal tax implications and seek independent advice from their own tax and legal advisors having regard to their own circumstances.

Risks Related to Competition

GNQ faces intense competition from a broad range of well-resourced competitors, including large pharmaceutical and biotechnology companies, specialized AI drug discovery firms, major technology companies, quantum computing competitors, and academic and non-profit research institutions, and its commercial success depends on its ability to demonstrate differentiated value relative to these competitors.

GNQ operates in a highly competitive landscape that spans multiple sectors. Large pharmaceutical and biotechnology companies, including Pfizer, AstraZeneca, Novartis, Roche, Merck, Johnson & Johnson, Eli Lilly, and others, have made substantial investments in building in-house AI drug discovery platforms, precision medicine capabilities, and computational biology teams, whether through internal R&D or through acquisitions of AI drug discovery companies. These companies possess proprietary clinical datasets, deep regulatory expertise, established commercial channels, and financial resources far exceeding those of GNQ, and the continued development of their in-house capabilities could reduce the market for third-party precision medicine platforms and limit GNQ’s ability to establish and maintain commercial partnerships.

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GNQ also competes with a number of specialized AI drug discovery and precision medicine companies that have developed platforms addressing aspects of GNQ’s offering. These include Recursion Pharmaceuticals, which applies AI and high-content cellular imaging to drug discovery at scale; Insilico Medicine, which uses generative AI and multi-omics approaches for target identification and drug design; Exscientia, which applies AI to drug design and clinical candidate optimization; and BenevolentAI, which uses knowledge graph and AI approaches to drug discovery. Several of these companies have completed initial public offerings or are otherwise well-capitalized and have established partnerships with major pharmaceutical companies.

In addition, large technology companies have made significant investments in AI applications for drug discovery, genomics, and precision medicine, and possess substantial competitive advantages, including vast computing resources, large proprietary datasets, established relationships with health systems and pharmaceutical companies, and global brand recognition. Quantum computing competitors are also actively developing quantum hardware, software, and life sciences applications, including quantum optimization tools and quantum-classical hybrid algorithms that may compete with or surpass GNQ’s QUBO-based pathway optimization capabilities. IBM, GNQ’s commercial partner under its Joint Marketing Agreement, has its own quantum computing division (IBM Quantum), and the evolution of that relationship creates potential for competitive overlap. Universities, academic medical centers, and non-profit research organizations are likewise conducting research in AI-enabled drug discovery, biological pathway modeling, digital twin methodologies, and quantum computing applications in life sciences. Research produced at these institutions is often published in the scientific literature, making it available to GNQ’s competitors, and academic institutions may partner with commercial entities, including GNQ’s competitors, to commercialize competing technologies.

GNQ’s ability to compete successfully will depend in large part on its ability to demonstrate to potential partners and customers that its platform provides meaningfully superior outcomes in drug discovery efficiency, precision medicine accuracy, or cost-effectiveness relative to competing approaches. GNQ’s differentiation rests on the distinctive capabilities of its quantum-classical hybrid architecture, its elementary reaction kinetics-based pathway modeling, and its digital twin synthesis methodology. However, these differentiators may not be sufficient to overcome competitors’ advantages in scale, capital, commercial relationships, and brand recognition. If GNQ is unable to demonstrate its differentiation through rigorous validation studies, published scientific results, qualification as a drug development tool by regulatory authorities, and commercial case studies, or if competitors develop capabilities that match or surpass those of GNQ’s platform, potential customers and partners may prefer established or better-resourced alternatives, which could materially harm GNQ’s competitive position and commercial prospects.

Risks Related to Artificial Intelligence and Machine Learning

GNQ’s AI and ML models may produce inaccurate, biased, or unreliable outputs that could compromise the scientific integrity of its platform and expose it to liability.

AI and ML technologies, including graph-based, quantum and differential modeling approaches, are integral to GNQ’s computational drug discovery and development platform. GNQ uses these technologies across multiple stages of its operations, including target identification, molecular design, predictive toxicology, clinical trial optimization and the generation of in-silico evidence through digital-twin simulations. The AI and ML models that underpin GNQ’s platform, such as its biological pathway reasoning models, drug response prediction algorithms, and digital twin synthesis methodologies are trained on datasets that may be incomplete, unrepresentative, or subject to systematic biases. Despite efforts to curate high-quality training data and validate models, GNQ’s AI systems may produce outputs that are inaccurate, inconsistent, or difficult to interpret. In the context of drug discovery and precision medicine, erroneous model outputs could contribute to incorrect target identification, suboptimal drug candidate prioritization, or inaccurate patient stratification, with potential consequences for the validity of scientific research and, ultimately, patient outcomes. Other known risks associated with these technologies are data provenance, intellectual property infringement or misappropriation, data privacy and cybersecurity. Additionally, GNQ’s development and use of AI and ML may result in the incorporation of third-party data, including personal, proprietary or confidential data, into its models. If GNQ does not have sufficient rights to use the data on which its AI and ML models rely, it may incur liability through the violation of applicable laws, third-party privacy or other rights, or contracts to which it is a party.

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In addition, AI models may fail in unpredictable ways when presented with data that differs from their training distribution, including data from patient populations, disease indications, or clinical settings not well-represented in GNQ’s training datasets. Any material failure or inaccuracy in GNQ’s AI models could harm its scientific credibility, impair its commercial relationships, expose it to liability, and damage its reputation with potential partners and customers.

GNQ’s AI models may reflect biases present in training data, which could result in inequitable outcomes across patient populations and expose it to regulatory and reputational risk.

The performance of AI models is dependent on the quality and representativeness of the data used to train them. Genomic, multi-omics, and clinical datasets used in precision medicine research have historically been derived disproportionately from populations of European ancestry, and may underrepresent women, elderly patients, pediatric patients, and patients from diverse ethnic and socioeconomic backgrounds. AI models trained on such datasets may perform less accurately or exhibit systematic biases when applied to underrepresented populations. In precision medicine applications, such biases could result in inequitable drug response predictions, suboptimal treatment recommendations, or missed diagnoses for patients from underrepresented groups.

Regulatory authorities, including the FDA, have highlighted algorithmic bias as a significant concern in AI-based clinical decision support tools, and evolving guidance may impose specific requirements for bias testing and mitigation. Failure to identify and address biases in GNQ’s models could expose it to regulatory scrutiny, civil litigation, reputational harm, and loss of clinical and partner confidence. Addressing dataset bias is a technically complex and resource-intensive challenge that may require GNQ to invest substantially in data acquisition and model development in ways that are difficult to predict or plan.

GNQ’s AI models may lack sufficient interpretability and explainability to satisfy regulatory, clinical, and partner requirements.

Many of the ML architectures used in GNQ’s platform (including deep learning models, graph neural networks, and generative adversarial networks) are inherently complex and may produce outputs that are difficult or impossible to explain in human-interpretable terms. Clinicians, pharmaceutical scientists, regulatory authorities, and institutional partners may require explanations of how models arrive at their outputs in order to assess their reliability and integrate them into decision-making processes. The absence of adequate interpretability and explainability could limit the adoption of GNQ’s platform in clinical and pharmaceutical contexts, impair its ability to obtain regulatory qualifications, clearances or approvals, and expose it to criticism or liability in the event that a model output contributes to an adverse outcome.

The FDA and other regulatory authorities have highlighted explainability as a key requirement for AI-based clinical decision support tools, and evolving guidance is likely to impose more specific explainability standards over time. GNQ may need to invest significantly in developing interpretability tools and explanatory frameworks for its models, and there is no assurance that GNQ will be able to satisfy applicable requirements in a timely or cost-effective manner or at all.

Additionally, there is a significant risk that regulatory authorities in the United States, Canada, the European Union or other jurisdictions will decline to qualify or otherwise accept in-silico outputs, digital-twin simulations or other computationally derived evidence as a substitute for, or supplement to, traditional preclinical studies, clinical trials or other conventional forms of evidence. Even where regulators are willing to consider such evidence, they may require extensive and costly additional validation, including extensive qualification process, bridging studies, prospective clinical confirmation or independent third-party audits of GNQ’s computational models, before granting any regulatory qualification or credit. If GNQ is unable to obtain meaningful regulatory recognition for in-silico evidence generated by its platform, GNQ may not realize the anticipated time and cost advantages of its computational approach, and its product candidates may require the same scope of traditional development programs as those of its competitors, which would diminish a core element of its competitive differentiation.

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The rapid pace of development in AI and ML may render aspects of GNQ’s platform obsolete or less competitive.

The field of AI and ML is advancing at an extraordinary pace, with significant new architectural innovations, training methodologies, and foundational models being introduced on a continuous basis. Advances in large language models, protein structure prediction, multi-modal AI systems, and generative biology may produce capabilities that exceed or supplant aspects of GNQ’s current platform. Competitors who adopt new AI architectures or methodologies before GNQ may be able to offer superior performance or functionality. The GNQ platform’s competitive differentiation depends in part on its ability to continuously incorporate advances in AI research while maintaining the scientific rigor and regulatory compliance of its outputs, and there is no assurance that GNQ’s platform will continue to compete effectively in the future.

The use of AI in healthcare and drug discovery is subject to increasing regulatory scrutiny and evolving legal requirements that may impose additional compliance obligations on GNQ’s platform.

Regulatory frameworks applicable to AI in healthcare are evolving rapidly in the United States and internationally. In the United States, the FDA has issued guidance on AI/ML-based Software as a Medical Device and has signaled its intent to develop more comprehensive regulatory requirements for AI in clinical settings. The European Union’s AI Act, which entered into force in 2024, classifies certain AI systems used in healthcare as high-risk and subjects them to specific requirements for transparency, human oversight, data governance, and post-market monitoring. Additional AI-specific regulations are under development in the United Kingdom, Canada, and other jurisdictions. Other regulatory authorities, including Health Canada, the European Medicines Agency and regulatory bodies in other jurisdictions, are similarly developing or refining their approaches. GNQ cannot predict the ultimate scope, timing or requirements of these evolving regulatory frameworks. Compliance with these evolving requirements may impose significant additional costs, require modifications to GNQ’s platform, restrict certain use cases, or delay GNQ’s commercialization plans. Any failure to comply with applicable AI regulations could result in enforcement action, fines, reputational harm, and loss of commercial opportunities.

GNQ may face ethical scrutiny and reputational risk associated with the use of AI in healthcare and drug discovery.

The application of AI in healthcare (including in drug discovery, patient stratification, and clinical decision support) raises significant ethical questions regarding patient autonomy, informed consent, data privacy, algorithmic fairness, and the appropriate role of AI in medical decision-making. Public concern about AI in healthcare is significant and growing, and any perception that GNQ’s platform makes or significantly influences clinical decisions in ways that are opaque, biased, or insufficiently validated could generate adverse media coverage, regulatory attention, or public criticism that could damage GNQ’s reputation and impair its commercial relationships. GNQ may also face scrutiny from patient advocacy groups, clinical professional organizations, and academic commentators regarding its use of patient-derived genomic data in AI training. Managing these ethical and reputational risks will require ongoing investment in responsible AI practices, transparency, and stakeholder engagement, and there is no assurance that GNQ’s efforts will be adequate to prevent reputational harm.

GNQ relies on third-party AI tools, foundation models, and software libraries that may be subject to licensing restrictions, security vulnerabilities, or changes in availability that could impair its platform.

GNQ’s platform incorporates third-party AI tools, open-source software libraries, and, in some cases, foundation models developed by third parties. The use of such third-party tools is subject to licensing terms that may restrict certain commercial uses, impose attribution or open-source licensing requirements, or change over time in ways that are adverse to GNQ’s interests. Open-source software may contain security vulnerabilities that, if exploited, could compromise GNQ’s platform’s security or reliability. In addition, the companies that develop foundation models and AI tools that GNQ relies upon may change their terms of service, discontinue their products, or be acquired by competitors, which could impair GNQ’s ability to maintain or update its platform. Any disruption in the availability of third-party AI tools and libraries that are integral to GNQ’s platform could result in delays and additional costs and could harm its commercial relationships.

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GNQ’s business depends on the performance, scalability and continued development of its proprietary Quantum Infused Biomedical Reasoning Model, which is a novel architecture that has not been extensively validated in real-world clinical and commercial settings.

Q-BRM is GNQ’s proprietary causal-reasoning engine, composed of three integrated layers: the Relational Dynamic Graph (“RDG”), which encodes approximately 20,000 genes, 681 pathway relationships and 2 million typed, weighted causal links; the Quantum Relational Causal Model, which extends structural causal models to relational graphs and uses quantum-computed molecular priors as edge weights; and the BRM orchestration layer for agentic control and workflow integration. This architecture is new and has not been widely deployed in production environments across the multiple therapeutic areas and clinical settings GNQ targets. Errors or biases in GNQ’s RDG, limitations in its quantum-chemistry priors, or failures in its Neural Ordinary Differential Equation (“Neural ODE”) and Neural Stochastic Differential Equation (“Neural SDE”) components could lead to inaccurate or misleading outputs, which may not be apparent to customers until after significant resources have been committed. If Q-BRM does not perform as expected, GNQ may be unable to achieve market adoption, and our reputation, business and prospects would be materially harmed.

GNQ’s approach “inverts” the traditional reliance on real-world data, and our mechanistic-first strategy may not generalize as it anticipates.

Unlike many correlation-based AI platforms that primarily learn from real-world or historical clinical data, Q-BRM is designed to generate predictions from first-principles biology, chemistry and quantum physics, using real-world evidence such as the MMRF CoMMpass dataset primarily as a validation layer rather than the primary source of insight. This inverted evidence hierarchy is central to GNQ’s claim that it can generate reliable predictions in rare, novel or under-sampled settings, such as new drug combinations, rare genotypes, or recently approved therapies. However, this mechanistic-first approach rests on assumptions about the completeness and fidelity of GNQ’s knowledge graph, quantum priors and causal dynamics. If these assumptions are incorrect, or if real-world biological complexity diverges from GNQ’s models, Q-BRM may not perform well precisely in the edge-case scenarios where customers expect it to provide the greatest value, which could damage GNQ’s credibility and limit adoption.

Risks Related to GNQ’s Workforce and Human Capital

GNQ is highly dependent on its founders and key executives, and the loss of any of these individuals could materially harm its business.

GNQ is highly dependent on the technical vision, scientific expertise and institutional knowledge of Rehan Huda, its co-founder, and Sudhir Saxena, its co-founder and Chief Technology Officer (“CTO”), who are the principal architects of its core computational platform spanning graph-based, quantum and differential modeling frameworks. GNQ is also highly dependent on the contributions of Marciano Estigarribia, Chief Financial Officer/Chief Revenue Officer, and Ridwaan Jhetam, Chief Medical Officer, as well as the other principal members of its management, scientific, engineering and clinical teams. The loss or prolonged unavailability of Mr. Huda, Mr. Saxena, Mr. Estigarribia, or Mr. Jhetam would be particularly disruptive given their central role in the company’s success to date. Although GNQ has entered into or plans to enter into employment agreements with its executive officers, each of them may terminate their employment with it at any time or may not be able to perform the services GNQ requires. GNQ does not maintain “key person” insurance for any of its executives or other employees.

GNQ’s scientific and engineering organization relies on a small core architecture team responsible for the design, integration and optimization of its graph-based, quantum and differential modeling systems. The specialized nature of this work means that a relatively small number of individuals possess deep familiarity with GNQ’s proprietary platform, and the departure of even one or two members of this team could materially delay its research and development programs. In addition, GNQ relies on consultants and advisors, including scientific, clinical and computational advisors, to assist it in formulating its research and development and commercialization strategy. Its consultants and advisors may be employed by other organizations and may have commitments under consulting or advisory contracts with other entities that may limit their availability to GNQ.

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GNQ may not be able to attract, retain and motivate qualified personnel in intensely competitive and scarce talent markets, which could impair its ability to develop and commercialize its platform.

GNQ’s ability to develop and commercialize its platform depends on its ability to attract and retain highly qualified personnel with expertise in AI and ML, quantum computing, computational biology and bioinformatics, multi-omics data science, drug discovery, precision medicine, regulatory affairs, and commercial development. Recruiting and retaining qualified personnel in these fields will be critical to its success. Professionals with meaningful experience at the intersection of AI/ML, quantum computing and drug discovery are exceptionally scarce, and competition for such individuals among pharmaceutical, biotechnology and technology companies, as well as academic and government research institutions, is intense. GNQ may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the significant demand for individuals with these skill sets. Failure to succeed in clinical trials or to demonstrate the value of its computational platform may make it more challenging to recruit and retain qualified scientific and engineering personnel.

Many of the pharmaceutical, biotechnology and technology companies against which GNQ competes for qualified personnel have greater financial and other resources, more diversified operations, longer operating histories and stronger brand recognition than GNQ does. They may also provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what GNQ has to offer. GNQ is headquartered in Ontario, Canada, and maintains a distributed team structure with personnel located across multiple geographies. While this approach broadens the pool of talent available to GNQ, it also presents challenges in fostering collaboration, maintaining its culture and competing for candidates who may prefer to work for organizations with a more established physical presence in major biotechnology and technology hubs such as Montréal, Vancouver, Boston, San Francisco or San Diego. If GNQ is unable to continue to attract and retain high-quality personnel, the rate and success with which GNQ can discover and develop drug candidates, and its business and results of operations, will be limited.

The Business Combination may create uncertainty among GNQ’s employees and could result in increased attrition of key personnel during a critical period.

Following the closing of the Business Combination, the equity incentive value of existing stock options and other equity awards held by GNQ’s employees will depend on the performance of GNQ’s common stock. If the market price of GNQ’s common stock does not meet employee expectations, or if its equity incentive plans are perceived as insufficient relative to compensation available at competing employers, GNQ may experience increased attrition among key personnel. Additionally, vesting schedules, lock-up agreements, and other restrictions on the sale of equity securities following the Business Combination may create dissatisfaction among employees who wish to realize the value of their equity awards. Any significant attrition of key personnel following the Business Combination could impair GNQ’s ability to execute its business plan.

In addition, the anticipated completion of the Business Combination with IBAC and GNQ’s Nasdaq listing may create uncertainty among its current employees regarding their equity compensation, job security, and future role, which could result in increased attrition during a critical period of its development. Any significant loss of key personnel in connection with the Business Combination process could materially harm GNQ’s business.

Risks Related to Operating as a Public Company and Ownership of Combined Entity Stock

GNQ has no experience operating as a public company and will be subject to new and complex regulatory requirements following the Business Combination.

Upon the consummation of the Business Combination, GNQ’s operating business will become the operating business of the Combined Entity and GNQ’s management team will become the management team of the Combined Entity. Prior to the Business Combination, GNQ has operated as a private company. As a public company following the Business Combination, the Combined Entity will be subject to the reporting requirements of the Securities Exchange Act of 1934, the listing standards of Nasdaq, the Sarbanes-Oxley Act, the Dodd-Frank Act, SEC rules and regulations, and other applicable laws and regulations with which the GNQ management team has limited prior experience. Compliance with these requirements will require significant management time and attention, legal and accounting resources, and investment in internal controls and financial reporting infrastructure. The Combined Entity may not be able to implement these requirements in a timely or cost-effective manner. In particular, any failure by the Combined Entity’s management to establish and maintain effective internal controls over financial reporting could result in material weaknesses, restatements, SEC enforcement action, securities litigation, and a loss of investor confidence.

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In addition, the Combined Entity will be required to maintain disclosure controls and procedures and internal controls over financial reporting under Section 302 and Section 404 of the Sarbanes-Oxley Act. These requirements are complex and resource-intensive, and the Combined Entity may initially lack the finance, legal, and compliance personnel and infrastructure required to satisfy them. Any deficiencies identified in the Combined Entity’s internal controls could harm its reputation and the market price of its securities.

The market price of the Combined Entity’s Class A common stock following the Business Combination may be volatile and subject to significant decline.

It is intended that the Combined Entity Class A Common Stock will be listed on the Nasdaq Global Market upon the consummation of the Business Combination. The market prices of securities of companies that complete SPAC business combinations, such as the Business Combination, have historically been more volatile than those of companies that complete traditional initial public offerings. Following the Business Combination, the price of the Combined Entity’s Class A’s common stock may fluctuate significantly in response to a variety of factors including: quarterly operating results relative to investor expectations; announcements of new collaborations, partnerships, or scientific results; changes in the regulatory landscape for AI-enabled precision medicine or quantum computing; actions of competitors; general conditions in the TechBio, AI, and quantum computing sectors; macroeconomic conditions; and changes in investor sentiment toward SPAC-originated companies. There is no assurance that the market price of the Combined Entity’s Class A common stock will reflect the intrinsic value of the Combined Entity’s business or that investors will be able to sell their shares at or above their purchase price.

The Combined Entity may be subject to securities litigation and regulatory scrutiny associated with the Business Combination.

The SEC has in recent years increased its scrutiny of SPAC business combination transactions, such as the Business Combination, including the adequacy of disclosures in proxy statements and registration statements, the use of financial projections in connection with SPAC transactions, and the accounting treatment of certain securities issued by SPACs. Following the Business Combination, the Combined Entity may be subject to SEC comment letters, investigations, or enforcement actions that impose additional disclosure or remediation requirements. In addition, SPAC transactions have increasingly been the subject of securities class action litigation, including litigation alleging material misstatements or omissions in proxy statements and registration statements. Any such litigation, even if ultimately resolved in the Combined Entity’s favor, could be expensive and time-consuming and could harm the Combined Entity’s reputation and the market price of its securities.

GNQ has minimal revenues and has incurred significant losses since inception; there is no assurance that the Combined Entity will ever achieve profitability.

Upon the consummation of the Business Combination, GNQ’s operating business will become the operating business of the Combined Entity. GNQ has not recognized meaningful revenues from its platform to date and has incurred net losses in each period since inception, and expects the Combined Entity to continue to incur losses for the foreseeable future as it invests in platform development, scientific personnel, regulatory affairs, and commercial activities. The Combined Entity’s ability to achieve profitability will depend on its ability to successfully commercialize its AI- and quantum-enabled drug discovery and precision medicine platform, establish revenue-generating collaborations with pharmaceutical companies and health systems, and achieve sufficient scale to cover its operating costs. There is no assurance that the Combined Entity will be able to do any of these things within any projected timeframe, or at all.

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GNQ’s financial projections are subject to significant uncertainty and may prove to be materially inaccurate.

The GNQ financial projections included in this proxy statement/prospectus are based on assumptions and estimates that may prove to be incorrect. GNQ’s projections reflect numerous assumptions by GNQ management regarding GNQ’s ability to develop and commercialize its platform, establish commercial partnerships, hire and retain key personnel, execute its technical roadmap, and achieve specified milestones within projected timeframes. Many of these assumptions are subject to significant uncertainty, and actual results may differ materially from projected results. Investors should not place undue reliance on GNQ’s financial projections included in this proxy statement/prospectus.

The Combined Entity’s cash burn rate may be higher than anticipated, and post-closing capital may be insufficient to fund the Combined Entity’s operations in a manner consistent with its business plan.

The Combined Entity’s operating expenses following the Business Combination (including compensation for scientific and technical personnel, cloud computing infrastructure costs, data licensing fees, legal and regulatory costs, and general and administrative expenses associated with operating as a public company) may be higher than it currently anticipates. If the Combined Entity’s cash burn rate exceeds management’s expectations, or if post-Closing capital available to the Combined Entity is reduced due to IBAC Public Stockholder redemptions or other factors, the Combined Entity may exhaust its available capital before it is able to achieve targeted revenue generation in accordance with its business plan. In such circumstances, the Combined Entity would need to seek additional financing, which may not be available on acceptable terms or at all, or take steps to reduce its operating expenses, which could impair its ability to develop and commercialize its platform.

The Combined Entity may be required to write down the value of its assets or recognize impairment charges that adversely affect its financial results.

As of the date hereof, a significant portion of GNQ’s assets consists of intangible assets, including proprietary software, algorithms, datasets, and knowledge graph assets. Following the Business Combination, the value of these assets may be subject to impairment if the Combined Entity’s business does not develop as expected, if competitive or technological developments reduce their value, or if the Combined Entity’s financial condition deteriorates. The Combined Entity also may be required to recognize impairment charges with respect to goodwill or other intangible assets recognized in connection with the Business Combination or future acquisitions. Any impairment charges could materially adversely affect the Combined Entity’s reported financial results and the market price of its securities.

Provisions in the Combined Entity Charter, the Combined Entity Bylaws, and Delaware law might discourage, delay, or prevent a change in control of the Combined Entity or changes in its management and, therefore, depress the market price of the Combined Entity’s securities.

Upon the consummation of the consummation of the Business Combination, the Combined Entity will be a Delaware corporation governed by the Combined Entity Charter and the Combined Entity Bylaws. These governing documents will contain provisions that could depress the market price of the Combined Entity’s Class A common stock by acting to discourage, delay or prevent a change in control of the Combined Entity or changes in its management that the stockholders of the Combined Entity may deem advantageous. These provisions of the Combined Entity Charter and the Combined Entity Bylaws, among other things:

●	establish a classified board of directors so that not all members of the Combined Entity’s board are elected at each annual meeting of stockholders;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

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●	authorize the issuance of “blank check” preferred stock that the board of directors could use to implement a stockholder rights plan (also known as a “poison pill”);

●	eliminate the ability of stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of stockholders;

●	authorize the board of directors to amend the Combined Entity Bylaws;

●	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

●	permit the removal of directors only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of the Combined Entity’s capital stock entitled to vote thereon; and

●	require the affirmative vote of the holders of at least 66 2/3% in voting power of all then-outstanding shares of the Combined Entity’s capital stock to amend or repeal provisions in the Combined Entity Charter regarding the board of directors, amendments to the certificate of incorporation and bylaws, and stockholder meetings, stockholder action by written consent, and exclusive forum.

In addition, Section 203 of the General Corporation Law of the State of Delaware, or DGCL, prohibits a publicly-held Delaware corporation, as the Combined Entity will be, from engaging in a “business combination” (as defined in the DGCL) with an interested stockholder, generally meaning a person which, together with its affiliates, owns, or within the last three years has owned, 15% of the corporation’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of the Combined Entity Charter, the Combined Entity Bylaws, or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for the Combined Entity’s stockholders to receive a premium for their shares of capital stock and could also affect the market price that some investors are willing to pay for the Combined Entity’s Class A common stock.

GNQ will require substantial additional financing to achieve its goals. The failure to obtain necessary capital when needed on acceptable terms, or at all, could force GNQ to delay, limit, reduce or terminate its research and development programs or other operations and may raise substantial doubt about its ability to continue as a going concern.

GNQ has incurred significant net losses since its inception, and expects that the Combined Entity will continue to incur substantial and increasing net losses for the foreseeable future as it advances its computational drug discovery and development programs, invests in its platform and technology infrastructure, and expands its personnel and operations. It may be many years, if ever, before the Combined Entity generates revenue sufficient to achieve profitability, and GNQ expects the Combined Entity will need to raise substantial additional capital to fund its ongoing and planned research and development activities, advance its product lines, and support its general corporate operations.

The development, commercialization, and ongoing enhancement of the Combined Entity’s platform, the possible pursuit of future regulatory validation, and the execution of its growth strategy will require substantial capital beyond the amounts expected to be available immediately following the closing of the Business Combination. The amount and timing of the Combined Entity’s future capital needs will depend on many factors, including: the pace and cost of platform development and scientific research; the results of validation studies and regulatory interactions; the terms and structure of commercial partnerships; the cost of building its commercial and scientific teams; and the timing and success of revenue generation. GNQ expects that until such time, if ever, as the Combined Entity can generate substantial revenues, the Combined Entity will finance its cash needs through a combination of means, which may include private and public equity offerings, debt financings, strategic collaborations, strategic alliances and licensing arrangements. Disruptions in the financial markets may make equity and debt financing more difficult to obtain and may have a material adverse effect on the Combined Entity’s ability to meet its fundraising needs. There can be no assurance that future financing will be available to the Combined Entity in sufficient amounts or on terms acceptable to it, if at all. If the Combined Entity is unable to raise additional capital in sufficient amounts or on terms acceptable to it, GNQ may be required to significantly delay, scale back or discontinue one or more of its research or development programs or the commercialization of one or more of its product lines, which would materially harm its business, financial condition and results of operations.

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Moreover, the terms of any future financing may adversely affect the holdings or the rights of Combined Entity stockholders, and the issuance of additional securities, whether equity or debt, by the Combined Entity, or the possibility of such issuance, may cause the market price of its shares to decline. To the extent that the Combined Entity raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, the ownership interest of existing stockholders will be diluted, and the terms of those securities may include liquidation or other preferences that materially adversely affect the rights of common stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and the Combined Entity may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to make capital expenditures, declare dividends or otherwise conduct its business. The Combined Entity could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and the Combined Entity may be required to relinquish rights to some of its technologies, future revenue streams or research programs, or otherwise agree to terms unfavorable to it, any of which could materially affect its business, financial condition and results of operations.

The Combined Entity’s ability to generate meaningful downstream revenue depends in part on the success of its collaborators and partners in developing and commercializing drug candidates identified or optimized using its platform, and there can be no assurance that any such drug candidates will be successfully developed or commercialized.

GNQ’s business model is, and thus the business model of the Combined Entity will be, centered on its computational drug discovery and development platform. While GNQ generates revenue primarily from platform access fees, technology licensing arrangements and research collaboration agreements, a significant portion of its platform’s potential long-term value following the Business Combination will depend on downstream economics, including milestone payments, royalties on net sales and, in certain cases, co-development rights or profit-sharing arrangements tied to the successful advancement and commercialization of drug candidates by the Combined Entity’s collaborators and partners. GNQ does not currently sponsor or conduct its own clinical trials, and the realization of any such downstream economics by the Combined Entity will be largely outside of its direct control.

Drug development is inherently uncertain, and the vast majority of drug candidates that enter preclinical or clinical development do not ultimately receive regulatory approval or reach the market. Collaborators and partners using the Combined Entity’s platform may fail to advance candidates identified or optimized using the platform for a variety of reasons, including unfavorable preclinical or clinical results, inability to secure sufficient funding, changes in corporate strategy, regulatory setbacks, manufacturing difficulties or competitive developments, and they may deprioritize or terminate such programs with limited or no input from the Combined Entity. If the Combined Entity’s collaborators and partners do not successfully develop and commercialize these drug candidates, the Combined Entity will not receive related downstream payments, which could materially and adversely affect its revenue, results of operations and long-term growth prospects.

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GNQ currently generates the substantial majority of its revenue from a limited number of collaboration relationships and expects that the Combined Entity will continue to do so until such time, if ever, as downstream payments become a meaningful source of revenue. Because of the intense competition in the biopharmaceutical industry and the risks inherent in drug development, GNQ is unable to predict when, or if, its collaborators and partners will achieve clinical or commercial success with drug candidates supported by its platform, or whether any resulting downstream payments will be sufficient for the Combined Entity to achieve or sustain profitability. The Combined Entity’s failure to become and remain profitable would depress its value and could impair its ability to raise capital, expand its business, maintain its research and development efforts, attract and retain collaborators and partners, or continue its operations, any of which developments also could have a negative effect on the market price of the Combined Entity’s securities.

If third-party payers, health systems and other stakeholders do not provide coverage of, adequate reimbursement for, or otherwise recognize the value of GNQ’s Bio Avatar Platform and clinical decision-support offerings, the Combined Entity’s ability to generate revenue and achieve broad product adoption could be materially and adversely affected.

GNQ intends that following the Business Combination, the Combined Entity will offer its digital twin simulations and clinical decision-support tools to health systems, payers and other healthcare stakeholders, including through value-based arrangements in which the Combined Entity may be compensated based on demonstrated improvements in clinical outcomes, cost savings or other performance metrics. The willingness of third-party payers, including commercial insurers and government healthcare programs, to cover and reimburse these offerings is uncertain. GNQ’s Bio Avatar Platform and clinical decision-support tools represent novel approaches to informing clinical and drug development decisions, and payers may not view these offerings as medically necessary, clinically validated, cost-effective or otherwise eligible for coverage. If the Combined Entity is unable to demonstrate sufficient clinical utility and economic value to payers, they may decline to provide coverage, may provide only limited coverage or may terminate coverage after an initial period, any of which would adversely affect demand for its offerings and its ability to generate revenue.

The regulatory classification of GNQ’s Bio Avatar Platform and clinical decision-support offerings may also affect coverage and reimbursement. The Combined Entity’s offerings may be classified by regulators or payers as clinical decision-support software, as a software-as-a-medical-device, or as another category of regulated product, and the applicable classification may vary by jurisdiction, by the specific use case and by the degree to which the Combined Entity’s outputs are intended to inform or direct clinical action. Uncertainty regarding the appropriate regulatory classification of these offerings could lead to inconsistent coverage decisions among payers, delays in reimbursement determinations, or requirements to obtain additional regulatory clearances or approvals before payers agree to provide coverage. If payers classify the Combined Entity’s offerings in a manner that subjects them to more restrictive reimbursement standards, or if the regulatory classification of the offerings changes over time, the scope of coverage and the rates of available reimbursement could be materially reduced.

Each payer independently determines whether to provide coverage for a particular offering, whether to contract with GNQ and the applicable reimbursement rate. Negotiating coverage and reimbursement arrangements with payers is time-consuming and resource-intensive, and there can be no assurance that the Combined Entity will be able to reach agreements on commercially reasonable terms, or at all. In cases where a payer does not provide coverage or there is no contracted reimbursement rate, health systems and other customers may bear a greater share of the cost, which could reduce demand for the Combined Entity’s offerings. Additionally, payers may implement utilization management programs or require prior authorization for use of the Bio Avatar Platform or clinical decision-support tools, which could create administrative burdens, delay adoption and reduce the Combined Entity’s revenue.

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GNQ’s ability to participate in value-based arrangements in the healthcare sector depends, and that of the Combined Entity will depend, on its capacity to demonstrate measurable improvements in clinical outcomes or cost efficiencies attributable to the use of its platform. Value-based contracting in healthcare is still evolving, and there are limited precedents for such arrangements involving AI and ML-driven computational tools. If the Combined Entity is unable to structure value-based arrangements on favorable terms, if the metrics used to evaluate its performance do not adequately capture the benefits of its offerings, or if Bio Avatar simulations do not produce the anticipated improvements in outcomes or cost savings, the Combined Entity may fail to generate meaningful revenue from these arrangements, which could adversely affect its business, financial condition and results of operations.

If coverage and reimbursement for the Bio Avatar Platform and clinical decision-support offerings remain limited or uncertain, adoption by health systems, clinicians and other potential users may be significantly impaired. Limited adoption would reduce the volume of real-world data available to further train and validate GNQ’s models, which could in turn diminish the predictive accuracy and clinical value of its platform and create a negative feedback loop that further constrains adoption and revenue growth. Competitors with more established reimbursement pathways, greater financial resources or broader payer relationships may achieve wider adoption of their offerings, which could place the Combined Entity at a significant competitive disadvantage. Any of these developments could materially and adversely affect the Combined Entity’s business, financial condition and results of operations.

Risks Related to IBAC and the Business Combination

IBAC will incur significant transaction and transition costs in connection with the Business Combination.

IBAC has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses, and costs, will be paid by the Combined Entity at or following the closing of the Business Combination.

IBAC will have limited rights after the Closing to make claims for damages against GNQ or GNQ’s shareholders for the breach of representations, warranties, or covenants made by GNQ in the Business Combination Agreement.

The Business Combination Agreement provides that, except in the case of fraud, all of the representations, warranties and covenants, obligations or other agreements of the parties contained therein shall not survive the Closing, except for a limited number of covenants, obligations or other agreements of the parties that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after the Closing. Accordingly, except in the case of fraud, IBAC will have no rights to make damage claims against GNQ after the Closing with respect to any breach of the representations and warranties, and will have limited rights to make damage claims against GNQ after the Closing with respect to covenants, or agreements contained in the Business Combination Agreement that survive and the covenants to be performed in whole or in part after the Closing.

IBAC has engaged its IPO underwriters to provide services to it, and IBAC may engage its IPO underwriters or one of their respective affiliates to provide additional services to it, which may include acting as financial advisor in connection with the Business Combination or as placement agent in connection with a related financing transaction. These financial incentives will cause IBAC’s IPO underwriters to have potential conflicts of interest in rendering any such additional services to IBAC, including, for example, in connection with the sourcing and consummation of an initial business combination.

IBAC may engage its underwriters or one of their respective affiliates to provide additional services to it, including, for example, identifying potential targets, providing financial advisory services, acting as a placement agent in a private offering or arranging debt financing transactions. IBAC may pay such underwriters or their respective affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with the underwriters or their respective affiliates and no fees or other compensation for such services will be paid to the underwriters or their respective affiliates prior to the date that is 60 days from the date of IBAC’s initial public offering, unless such payment would not be deemed underwriting compensation in connection with its initial public offering. IBAC has a board of directors comprised of a majority of independent directors, its initial stockholders have approximately 67.14% ownership of its common stock, and, as such, IBAC believes any transactions between it and its underwriter will be conducted on an arm’s length basis. However, due to the relationship between the Sponsor and IBAC’s underwriter, any negotiations between IBAC and its underwriter may be deemed not to have been entered into on an arm’s length basis. Such underwriters or their respective affiliates’ financial interests tied to the consummation of a business combination transaction will give rise to potential conflicts of interest in providing any such additional services to IBAC, including potential conflicts of interest in connection with the sourcing and consummation of the Business Combination.

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I-Bankers Securities LLC may have a conflict of interest in rendering services to IBAC in connection with the Business Combination.

IBAC has engaged I-Bankers Securities LLC (“I-Bankers”) to assist it in connection with the Business Combination. IBAC will pay I-Bankers the M&A Fee for such services upon the consummation of the Business Combination in an aggregate amount equal to 3.5% of the gross proceeds from IBAC’s initial public offering. In addition, IBAC will pay I-Bankers a finder’s fee equal to 1.0% of the consideration issued to a target if an initial business combination is consummated with a target introduced by I-Bankers. These fees have been approved by the IBAC Board, which includes Ms. Panigone, a former affiliate of IBAC’s underwriter, although Ms. Panigone was not involved in the negotiation of the foregoing fees. In addition, the Sponsor, which is controlled by affiliates of IBAC’s underwriter, held a majority of IBAC Common Stock prior to IBAC’s initial public offering and, as such, had the ability to remove or replace the IBAC Board prior to IBAC’s initial public offering. Due to the foregoing relationships, the M&A Fee and finder’s fee described above were not entered into on an arm’s length basis. As such, it is possible that the terms were less favorable to IBAC than in a transaction negotiated in an arm’s length transaction. Additionally, pursuant to IBAC’s business combination marketing agreement, IBAC is unable to cancel or otherwise modify the terms of the M&A Fee and finder’s fee without renegotiating the terms of the agreement with I-Bankers. The Representative Shares owned, and the IBAC Placement Units indirectly owned through the Sponsor by I-Bankers will be worthless if IBAC does not consummate the Business Combination. These financial interests may result in I-Bankers having a conflict of interest when providing services to IBAC in connection with the Business Combination.

IBAC would be subject to a second level of U.S. federal income tax on a portion of its income if IBAC is determined to be a personal holding company (a “PHC”) for U.S. federal income tax purposes.

A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations, pension funds and charitable trusts) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, certain royalties, annuities and, under certain circumstances, rents).

Depending on the date and size of the Business Combination, at least 60% of IBAC’s adjusted ordinary gross income may consist of PHC income as discussed above. In addition, depending on the concentration of IBAC’s stock in the hands of individuals, including the members of the Sponsor and certain tax-exempt organizations, pension funds and charitable trusts, more than 50% of IBAC’s stock may be owned or deemed owned (pursuant to the constructive ownership rules) by five or fewer such persons during the last half of a taxable year. Thus, no assurance can be given that IBAC will not become a PHC or that the Combined Entity will not be a PHC following the Closing. If IBAC or the Combined Entity is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax, currently 20%, on its undistributed PHC income, which generally includes its taxable income, subject to certain adjustments.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for the Combined Entity to complete the Business Combination.

In recent years, the market for directors and officers liability insurance for blank check companies and newly public companies has experienced significant changes adverse to companies and their officers and directors. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased, and the terms of such policies have generally become less favorable. These trends may continue into the future.

The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for IBAC to negotiate and consummate the Business Combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the Combined Entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on the Combined Entity’s ability to attract and retain qualified officers and directors.

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In addition, even after IBAC completes the Business Combination, IBAC’s directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect IBAC’s directors and officers, the Combined Entity may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for the Combined Entity, and could interfere with or frustrate IBAC’s ability to consummate the Business Combination on terms favorable to IBAC Stockholders.

IBAC may issue shares to investors in connection with the Business Combination at a price that is less than the prevailing market price of IBAC’s shares at that time.

In connection with the Business Combination, IBAC has agreed to issue up to 1,000,000 shares of IBAC Class A Common Stock to PIPE Investors at a purchase price of $10.00 per share pursuant to the PIPE Investment. The purpose of such issuance is to enable IBAC to provide sufficient liquidity to the Combined Entity. The price of the PIPE Shares may therefore be less, and potentially significantly less, than the market price for IBAC’s shares at such time.

Holders of IBAC’s Founder Shares will participate in the vote, which means IBAC may complete the Business Combination even though a majority of IBAC Public Stockholders do not support such a combination.

The holders of IBAC’s Founder Shares will participate in the vote on the approval of the Business Combination. Accordingly, IBAC may consummate the Business Combination even if holders of a majority of the outstanding shares of its common stock do not approve of the Business Combination.

IBAC’s initial stockholders, officers, and directors have agreed to vote in favor of the Business Combination, regardless of how IBAC Public Stockholders vote.

Unlike many other blank check companies in which the initial stockholders, officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the IBAC Public Stockholders in connection with an initial business combination, IBAC’s initial stockholders, officers and directors have agreed to vote their Founder Shares, IBAC Private Shares, and any IBAC Public Shares purchased during or after its initial public offering, in favor of the Business Combination. IBAC’s initial stockholders own 76.96% of its outstanding shares of common stock as of the date of this proxy statement/prospectus. As a result, in addition to the Founder Shares and IBAC Private Shares held by the Sponsor and the 350,000 Representative Shares held by I-Bankers, IBAC would not need any of the 10,000,000 IBAC Public Shares sold as part of the units in its initial public offering, to be voted in favor of a transaction (assuming all outstanding shares are voted) in order to have the Business Combination approved. Furthermore, assuming only the minimum number of stockholders required to be present at the Special Meeting are present at such meeting, in addition to the Founder Shares and IBAC Private Shares held by IBAC’s initial stockholders and the 350,000 Representative Shares held by I-Bankers, IBAC would not need any of the 10,000,000 IBAC Public Shares sold as part of the units in its initial public offering, to be voted in favor of the Business Combination in order to have such transaction approved. In addition, in the event that the IBAC Board amends IBAC’s bylaws to reduce the number of shares required to be present at a meeting of IBAC Stockholders, IBAC would need even fewer IBAC Public Shares to be voted in favor of the Business Combination to have such transaction approved.

Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if its initial stockholders and I-Bankers agreed to vote their shares in accordance with the majority of the votes cast by IBAC Public Stockholders.

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The ability of IBAC Public Stockholders to exercise redemption rights with respect to a large number of IBAC Public Shares may not allow IBAC to complete the most desirable business combination or optimize the Combined Entity’s capital structure.

At the time IBAC entered into the Business Combination Agreement, IBAC did not know how many IBAC Stockholders may exercise their redemption rights, and therefore needed to structure the transaction based on its expectations as to the number of shares that would be submitted for redemption. Because the Business Combination Agreement requires IBAC to use a portion of the cash in the Trust Account to pay the purchase price, and requires IBAC to have a minimum amount of cash at closing, IBAC needed to reserve a portion of the cash in the Trust Account to meet such requirements, and arranged for third-party financing through the PIPE Investment. In addition, if a larger number of shares is submitted for redemption than IBAC initially expected, IBAC may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for additional third-party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The amount of the M&A Fee payable to I-Bankers will not be adjusted for any shares that are redeemed in connection with the Business Combination. The above considerations may limit IBAC’s ability to complete the Business Combination or optimize the Combined Entity’s capital structure.

There is uncertainty regarding the U.S. federal income tax consequences to holders of IBAC Common Stock who exercise their redemption rights.

There is some uncertainty regarding the federal income tax consequences to holders of IBAC Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of IBAC Common Stock following the redemption, and if so, the total number of shares of IBAC Common Stock held by the holder both before and after the redemption relative to all shares of IBAC Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in IBAC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “The Business Combination Proposal — United States Federal Income Tax Considerations — U.S. Holders —Redemption of Shares of IBAC Class A Common Stock.”

The ability of IBAC Public Stockholders to exercise redemption rights with respect to a large number of IBAC Public Shares could increase the probability that the Business Combination would be unsuccessful and that IBAC Stockholders would have to wait for liquidation in order to redeem their stock.

Because the Business Combination Agreement requires IBAC to use a portion of the cash in the Trust Account to pay the purchase price and requires IBAC to have a minimum amount of cash at closing, the probability that the Business Combination would be unsuccessful is increased. If the Business Combination is unsuccessful, IBAC Stockholders would not receive their pro rata portion of the Trust Account until IBAC liquidates the Trust Account. If IBAC Stockholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time IBAC’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, IBAC Stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with redemption until IBAC liquidates or they are able to sell their stock in the open market.

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If IBAC does not complete the Business Combination within the prescribed time frame, IBAC would be required to cease all operations except for the purpose of winding up and IBAC would redeem IBAC Public Shares and liquidate, in which case IBAC Public Stockholders may only receive $10.05 per share, or less than such amount in certain circumstances.

IBAC must complete the Business Combination by September 28, 2026 (or such later date as may be approved by IBAC Stockholders pursuant to the Existing IBAC Charter). If IBAC has not completed the Business Combination within such time period, IBAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the IBAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding IBAC Public Shares, which redemption will completely extinguish IBAC Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of IBAC’s remaining stockholders and the IBAC Board, dissolve and liquidate, subject in each case to IBAC’s obligations under Nevada law to pay and adequately provide for the liabilities and obligations of the Company and the requirements of other applicable law. In such case, IBAC Public Stockholders may only receive $10.05 per share and IBAC Rights will expire worthless. In certain circumstances, IBAC Public Stockholders may receive less than $10.05 per share on the redemption of their shares.

IBAC’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares from IBAC Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of IBAC Common Stock.

Because IBAC is seeking stockholder approval of the Business Combination and IBAC is not conducting redemptions in connection with the Business Combination pursuant to the tender offer rules, IBAC’s initial stockholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although IBAC’s initial stockholders, directors, executive officers, advisors and their affiliates are under no obligation to do so. However, IBAC’s initial stockholders, directors, executive officers, advisors and their affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares in such transactions. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of IBAC’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that IBAC’s initial stockholders, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from IBAC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement that requires IBAC to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases of IBAC’s securities may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of IBAC’s Common Stock and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of the Combined Entity’s securities on a national securities exchange. However, in the event IBAC conducts redemptions in connection with the Business Combination pursuant to the tender offer rules, if IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their affiliates were to purchase shares or units from IBAC Public Stockholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	IBAC’s registration statement/proxy statement filed for its business combination transaction would disclose the possibility that IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates may purchase shares from IBAC Public Stockholders outside the redemption process, along with the purpose of such purchases;

●	if IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates were to purchase shares from IBAC Public Stockholders, they would do so at a price no higher than the price offered through IBAC’s redemption process;

●	IBAC’s registration statement/proxy statement filed for its business combination transaction would include a representation that any IBAC securities purchased by IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates would not be voted in favor of approving the business combination transaction;

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●	IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates would not possess any redemption rights with respect to IBAC securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	IBAC would disclose in its Form 8-K, prior to IBAC’s security holder meeting to approve the business combination transaction, the following material items:

the amount of IBAC securities purchased outside of the redemption offer by IBAC’s initial stockholders, directors, officers, advisors or their affiliates, along with the purchase price;

●	the purpose of the purchases by IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates;

●	the impact, if any, of the purchases by IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates on the likelihood that the business combination transaction will be approved;

●	the identities of IBAC Stockholders who sold to IBAC’s initial stockholders, directors, officers, advisors or their affiliates (if not purchased on the open market) or the nature of IBAC Stockholders (e.g., 5% security holders) who sold to IBAC’s initial stockholders, directors, officers, I-Bankers, advisors or their or its respective affiliates; and

●	the number of IBAC securities for which IBAC has received redemption requests pursuant to its redemption offer.

If a stockholder fails to receive notice of IBAC’s offer to redeem its IBAC Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

IBAC will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite IBAC’s compliance with these rules, if a stockholder fails to receive IBAC’s tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that IBAC will furnish to holders of IBAC Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem IBAC Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

IBAC Public Stockholders will not be entitled to protections normally afforded to investors of many other blank check companies.

Since the net proceeds of IBAC’s initial public offering and the sale of the IBAC Placement Units were intended to be used to complete an initial business combination with a target business that had not been identified at the time of IBAC’s initial public offering, IBAC may be deemed to be a “blank check” company under the United States securities laws. However, because IBAC has net tangible assets in excess of $5,000,001 and has filed a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, IBAC is exempt from rules promulgated by the SEC to protect investors in blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Among other things, IBAC will have a longer period of time to complete the Business Combination than do companies subject to Rule 419. Moreover, if IBAC’s initial public offering were subject to Rule 419, that rule would prohibit the release of any interest earned on funds held in the Trust Account to IBAC unless and until the funds in the Trust Account were released to IBAC in connection with completion of an initial business combination.

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Because IBAC is seeking stockholder approval of the Business Combination and IBAC is not conducting redemptions pursuant to the tender offer rules, if IBAC Stockholders or a “group” of stockholders are deemed to hold 15% or more of IBAC Common Stock, they will lose the ability to redeem all such shares equal to or in excess of 15% of IBAC Common Stock.

Because IBAC is seeking stockholder approval of the Business Combination and IBAC is not conducting redemptions in connection with the Business Combination pursuant to the tender offer rules, the Existing IBAC Charter provides that an IBAC Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the shares sold in IBAC’s initial public offering, which IBAC refers to as the “Excess Shares.” However, IBAC would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. IBAC Stockholders’ inability to redeem the Excess Shares will reduce their influence over IBAC’s ability to complete the Business Combination and they could suffer a material loss on their investment in IBAC if they sell Excess Shares in open market transactions. Additionally, IBAC Stockholders will not receive redemption distributions with respect to the Excess Shares if IBAC completes the Business Combination. And as a result, they will continue to hold that number of shares equal to or exceeding 15% and, in order to dispose of such shares, would be required to sell their stock in open market transactions, potentially at a loss.

If the net proceeds of IBAC’s initial public offering and the sale of the IBAC Placement Units not being held in the Trust Account are insufficient to allow IBAC to operate until the Closing, IBAC may be unable to complete the Business Combination, in which case IBAC Public Stockholders may only receive $10.05 per share, or less than such amount in certain circumstances, and IBAC Rights will expire worthless.

The funds available to IBAC outside of the Trust Account may not be sufficient to allow IBAC to operate until the Closing. IBAC believes that the funds available to IBAC outside of the Trust Account will be sufficient to allow IBAC to operate until the Closing; however, IBAC cannot assure IBAC Stockholders that this estimate is accurate. Of the funds available to IBAC, IBAC could use a portion of the funds available to it to pay fees to consultants and advisors assisting IBAC with the Business Combination and related transactions. If IBAC is unable to complete the Business Combination, IBAC Public Stockholders may receive only approximately $10.05 per share on the liquidation of the Trust Account and IBAC Rights will expire worthless. In certain circumstances, IBAC Public Stockholders may receive less than $10.05 per share upon liquidation.

IBAC will reincorporate as a Delaware corporation in connection with the Business Combination and such reincorporation may result in taxes imposed on IBAC’s Stockholders.

Prior to the Closing, IBAC will convert from a Nevada corporation to a Delaware corporation (the “Conversion”). The Conversion is intended to constitute a tax-deferred “reorganization” under Section 368(a)(1)(F) of the Code. However, there can be no assurance that the IRS will not challenge this treatment or that a court would not sustain such a challenge. If the Conversion were determined not to qualify as a tax-deferred reorganization, IBAC Stockholders could be required to recognize gain or loss upon the exchange of their shares of IBAC Common Stock for shares of Combined Entity Common Stock in the Conversion, to the extent the fair market value of the Combined Entity Common Stock received differs from the stockholder’s tax basis in the IBAC Common Stock exchanged. In such event, IBAC Stockholders could be subject to U.S. federal income tax on any gain recognized, which could result in a material tax liability. IBAC Stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Conversion.

Following the Business Combination, GNQ’s management will control the Combined Entity, and IBAC’s current management will not be involved in the day-to-day operations of the Combined Entity.

Pursuant to the Business Combination Agreement, upon the Closing, the executive officers of GNQ immediately prior to the Closing will become the executive officers of the Combined Entity, and the Combined Entity Board will consist of individuals designated by GNQ (with one director designated by the Sponsor). As a result, IBAC’s current officers and directors will not control the day-to-day operations of the Combined Entity following the Business Combination. IBAC Stockholders will be relying on GNQ’s management team to operate the Combined Entity’s business. GNQ’s management team has not previously operated a public company and may face challenges in complying with the reporting requirements and other obligations applicable to public companies. If GNQ’s management is unable to successfully manage the Combined Entity’s operations or transition to operating as a public company, the Combined Entity’s business, financial condition and results of operations could be materially and adversely affected.

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IBAC does not have a specified maximum redemption threshold, except that in no event will IBAC redeem IBAC Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 both immediately before and after the consummation of the Business Combination. The absence of such a redemption threshold may make it possible for IBAC to complete the Business Combination with which a substantial majority of IBAC Stockholders do not agree.

The Existing IBAC Charter does not provide a specified maximum redemption threshold, except that in no event will IBAC redeem IBAC Public Shares in an amount that would cause IBAC’s net tangible assets to be less than $5,000,001 both immediately before and after the consummation of the Business Combination (such that IBAC becomes subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreement. As a result, IBAC may be able to complete the Business Combination even though a substantial majority of IBAC Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to IBAC’s initial stockholders, officers or directors, or their advisors or their affiliates. In the event the aggregate cash consideration IBAC would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceed the aggregate amount of cash available to IBAC, IBAC will not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and IBAC instead may search for an alternate business combination.

The Business Combination, and the Combined Entity’s post-closing business and operations, may be materially adversely affected by public health crises, geopolitical instability, natural disasters, and deteriorating conditions in the debt and equity markets.

Public health crises, geopolitical conflicts, natural disasters, and other force majeure-type events could adversely affect economies and financial markets worldwide and could materially and adversely affect the business and operations of the Combined Entity following the closing of the Business Combination. In addition, our ability to consummate the Business Combination may be affected if such events restrict travel, limit the ability to hold meetings with investors or regulators, or otherwise impede the ordinary course of the transaction process. The extent to which any such event impacts the Business Combination or the Combined Entity’s post-closing business will depend on future developments, which are highly uncertain and cannot be predicted.

In addition, the ability to consummate the Business Combination and to fund the Combined Entity’s post-closing operations may depend on the ability to raise equity and debt financing, which may be impacted by macro-level disruptions, including increased market volatility, decreased market liquidity, or third-party financing being unavailable on terms acceptable to us or at all.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on the Business Combination, IBAC’s ability to complete the Business Combination, and/or the Combined Entity’s business, financial condition and results of operations following completion of the Business Combination.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. The U.S. has implemented a range of new tariffs and increases to existing tariffs, and, in response to the tariffs announced by the U.S., other countries have imposed new or increased tariffs on certain exports from the U.S. There is currently significant uncertainty about the future relationship between the U.S. and other countries with respect to trade policies, government regulations and tariffs. IBAC cannot predict whether, and to what extent, current tariffs will continue, or trade policies will change in the future. Any significant increases in tariffs on goods or materials or other changes in trade policy, or the perception that such changes could occur, could negatively affect the Business Combination and/or IBAC’s ability to complete the Business Combination. IBAC may not be able to adequately address the risks presented by these tariffs or other potential trade policy changes. GNQ’s business prospects could change, as a result of tariffs or the threat of tariffs that may have a material impact on its business. Accordingly, changes in trade and tariff policies could prevent or make it difficult or more expensive for IBAC to complete the Business Combination. Tariffs and threats of tariffs and other potential trade policy changes could also lead to material adverse effects on the Combined Entity.

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The Sponsor and each of IBAC’s officers and directors have agreed to vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting, regardless of how IBAC Public Stockholders vote.

The Sponsor and each of IBAC’s officers and directors have agreed to, among other things, vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting. As of the date of this proxy statement/prospectus, the Sponsor and IBAC’s directors and officers own an aggregate of 56.7% of the outstanding shares of IBAC Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and IBAC’s directors and officers agreed to vote their Founder Shares and their other shares of IBAC Common Stock in accordance with the majority of the votes cast by IBAC Public Stockholders.

It is uncertain whether the PIPE Investment, Bridge Financing or other transaction financing will be available at or prior to the Closing, which, if not available, may materially and adversely affect the Combined Entity’s business and results of operations; or, if available, may significantly dilute the equity interest of the continuing stockholders of the Combined Entity.

The consummation of the Business Combination is expected to be funded, in part, through the PIPE Investment in an aggregate amount of $10,000,000 (the “PIPE Investment Amount”), pursuant to which PIPE Investor will agree to purchase up to 1,000,000 shares of IBAC Class A Common Stock at a purchase price of $10.00 per share under the PIPE Subscription Agreements. In addition, GNQ is expected to receive up to $2.0 million in bridge financing in the form of 10% secured convertible promissory notes (the “GNQ Convertible Notes”), convertible into GNQ Common Shares at a 20% discount to the deemed per share price and accompanied by Bridge Warrants; however, the Bridge Financing is being funded in tranches at the Investors’ discretion and may not be fully funded prior to the Closing. Pursuant to the Business Combination Agreement, it is a condition to GNQ’s obligation to consummate the Closing that the IBAC Available Cash (defined as the sum of the PIPE Investment actually funded plus the cash available in the Trust Account after deducting IBAC Share Redemptions) be no less than $15,000,000 (the “Minimum Cash Amount”).

The closing of the PIPE Investment is contingent upon the substantially concurrent consummation of the Business Combination and the satisfaction or waiver of all conditions precedent set forth in the Business Combination Agreement. There can be no assurance that the PIPE Investors will fund their respective commitments at or prior to the Closing, and IBAC may have limited or no practical recourse against any PIPE Investor that fails to fund its commitment. Moreover, the PIPE Investment Amount could be less than currently anticipated if commitments are waived or reduced. The parties to the Business Combination Agreement have agreed to cooperate in good faith to pursue additional committed capital through one or more additional private placements and/or debt financings; however, no assurance can be given that any such additional financing will be obtained on terms acceptable to IBAC or GNQ, or at all. If the PIPE Investment, Bridge Financing and any additional financing are not obtained or are obtained in amounts less than anticipated, the Combined Entity may not have sufficient working capital to fund its business plan, satisfy its obligations and pursue its growth strategy following the Closing, which could materially and adversely affect the Combined Entity’s business, financial condition and results of operations.

If the PIPE Investment, Bridge Financing and any additional financing are obtained, the equity interests of continuing stockholders of the Combined Entity will be diluted. Sources of potential dilution include the up to 1,000,000 PIPE Shares, shares issuable upon conversion of the GNQ Convertible Notes at a discount, the Bridge Warrants, shares reserved under the Stock Incentive Plan (equal to 15% of shares outstanding immediately following the Closing on a fully-diluted basis), Earnout Shares and any additional equity financings. There can be no assurance as to the actual amount of dilution that continuing stockholders may experience, and such dilution could be significant depending on the extent of IBAC Share Redemptions by IBAC Public Stockholders, the amount of PIPE Investment actually funded, the conversion of the GNQ Convertible Notes, the exercise of Bridge Warrants, the issuance of Earnout Shares and any additional equity financings undertaken in connection with or following the Business Combination.

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The IBAC Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of IBAC Class A Common Stock as consideration in the Business Combination (including upon conversion of the ExchangeCo Exchangeable Shares), in connection with the PIPE Investment, as well as future issuances pursuant to the Stock Incentive Plan. Having a minority share position may reduce the influence that IBAC’s current stockholders have on the management of the Combined Entity, and in the event Earnout Shares are issued during the Earnout Period, the IBAC Public Stockholders may own a smaller percentage in the Combined Entity than they might otherwise anticipate.

The issuance of a significant number of shares of IBAC Class A Common Stock in the Business Combination (including upon conversion of the ExchangeCo Exchangeable Shares) and in connection with the PIPE Investment will dilute the equity interests of existing IBAC Stockholders in the Combined Entity and may adversely affect prevailing market prices for the IBAC Public Shares.

It is anticipated that, upon Closing, assuming no redemptions and “maximum redemptions”, respectively, (i) existing IBAC Stockholders (other than the Sponsor Related Parties) will hold approximately 2.1% or 1.2%, respectively, of the outstanding shares of IBAC Class A Common Stock, (ii) existing GNQ Shareholders, including holders of GNQ Options and GNQ Warrants, will hold approximately [____]% or [____%, respectively, of the outstanding shares of IBAC Class A Common Stock, (iii) the PIPE Investors (other than the Sponsor Related Parties) will hold approximately [____]% or [____]%, respectively, of the outstanding shares of IBAC Class A Common Stock, and (iv) the Sponsor Related Parties and other holders of Founder Shares will hold approximately 6.1% or 6.2%, respectively, of the outstanding shares of IBAC Class A Common Stock. These ownership percentages assume a $10.00 share price and other assumptions set forth in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?” In the event the share price of IBAC Class A Common Stock increases following the Closing and Earnout Shares are issued in accordance with the terms of the Business Combination Agreement, the IBAC Public Stockholders may own a smaller percentage in the Combined Entity than they might otherwise anticipate. For more, see “Questions and Answers About the Proposals — What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”

Future issuances of shares of IBAC Class A Common Stock, including pursuant to the Stock Incentive Plan, may significantly dilute the equity interests of existing holders of IBAC’s securities and may adversely affect prevailing market prices for the Combined Entity’s securities.

Since the Sponsor and IBAC’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of IBAC Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as IBAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in IBAC if a business combination is not completed. Accordingly, IBAC’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to IBAC Stockholders than liquidating IBAC.

When you consider the recommendation of the IBAC Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and IBAC’s officers and directors have interests that are different from, or in addition to, those of IBAC Stockholders and IBAC’s warrant holders.

The IBAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to IBAC Stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. IBAC Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

●	the Existing IBAC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing IBAC Charter. In the course of their other business activities, IBAC’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to IBAC as well as the other entities with which they are affiliated. IBAC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before IBAC is presented with it. IBAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

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●	unless IBAC consummates an initial business combination, the Sponsor (and IBAC’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of IBAC, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $0 as of July 24, 2026);

●	the 610,500 IBAC Placement Units purchased by the Sponsor for $6.1 million will be worthless if the Business Combination is not consummated;

●	the Sponsor has agreed that the 610,500 IBAC Placement Units, and the underlying IBAC Private Shares and IBAC Rights, will not be sold or transferred by it until 30 days after IBAC has completed the Business Combination, subject to limited exceptions;

●	the fact that the Sponsor paid $3,000, or approximately $0.0009 per share, for the Founder Shares (of which it currently holds 2,227,076 after 1,016,514 founder shares were distributed to James Michael McCrory), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $24.0 million, based on the closing price of IBAC Common Stock on July 13, 2026, and that such shares will be worthless if the Business Combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if IBAC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares or IBAC Private Shares in connection with a stockholder vote to approve a proposed initial business combination;

●	if IBAC does not complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), the proceeds from the sale of the IBAC Placement Units of $6.1 million will be included in the liquidating distribution to IBAC Public Stockholders and the IBAC Private Rights will expire worthless;

●	the fact that upon completion of the Business Combination, the M&A Fee of $4,025,000 will be payable to I-Bankers;

●	if the Trust Account is liquidated, including in the event IBAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IBAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per IBAC Public Share (or such lesser amount per IBAC Public Share held in the Trust Account as of the date of liquidation, due to reductions in the value of the trust assets, net of interest that may be withdrawn to pay taxes) by the claims of prospective target businesses with which IBAC has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to IBAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

●	the fact that IBAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

The existence of financial and personal interests of one or more of IBAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of IBAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination” for a further discussion of these considerations.

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The exercise of the IBAC Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in IBAC Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require IBAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by GNQ, or to waive rights that IBAC is entitled to under the Business Combination Agreement, including those related to closing conditions. Such events could arise because of changes in the course of GNQ’s business or a request by GNQ to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on GNQ’s business and would entitle IBAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at IBAC’s discretion, acting through the IBAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for IBAC and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, IBAC does not believe there will be any changes or waivers that the IBAC Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, IBAC will circulate a new or amended proxy statement/prospectus and resolicit IBAC Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

There are risks to IBAC Stockholders, who are not affiliates of the Sponsor, of becoming shareholders of the Combined Entity through the Business Combination rather than acquiring securities of GNQ directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination, investors will not receive the benefit of any outside independent review of IBAC’s and GNQ’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, IBAC Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although IBAC performed a due diligence review and investigation of GNQ in connection with the Business Combination, IBAC has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in the Combined Entity because it may not have uncovered facts that would be important to a potential investor.

In addition, because GNQ will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Entity. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Entity than they might if the Combined Entity became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Entity as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the IBAC Class A Common Stock could have an adverse effect on the Combined Entity’s ability to develop a liquid market for its IBAC Class A Common Stock.

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I-Bankers Securities LLC will receive fees for the services it has provided to IBAC upon closing of the Business Combination, which will not be adjusted to account for any redemptions by IBAC Stockholders.

I-Bankers Securities LLC, an affiliate of IBAC, is entitled to the M&A Fee of $4,025,000 upon the consummation of the Business Combination, which is being held in the Trust Account until the consummation of the Business Combination. Such amount will not be adjusted to account for redemptions of IBAC Public Shares. Accordingly, the M&A Fee payable upon consummation of the Business Combination as a percentage of the aggregate proceeds from the IPO will increase as the number of IBAC Public Shares redeemed increases. If no IBAC Stockholders exercise redemption rights with respect to their IBAC Public Shares, the amount of the M&A Fee due to I-Bankers upon the consummation of the Business Combination will represent 3.5% of the aggregate gross proceeds from the IPO. If IBAC Stockholders exercise redemption rights with respect to approximately 221,000 IBAC Public Shares or approximately 490,000 IBAC Public Shares, representing the “maximum redemptions” and “intermediate redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of IBAC Public Shares, holders of GNQ Common Shares, the Sponsor, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”, the amount of the M&A Fee due to I-Bankers upon the consummation of the Business Combination will represent approximately [__]% or approximately [__]%, respectively, of the aggregate gross proceeds from the IPO, taking into account such redemptions at an assumed redemption amount of $10.00 per share.

The Business Combination Agreement contains a minimum cash requirement for IBAC. This requirement may make it more difficult for IBAC to complete the Business Combination as contemplated.

The Business Combination Agreement provides that GNQ’s obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash requirement, which requires that, at or as of immediately prior to the Closing, the aggregate amount of IBAC Available Cash, comprised of the amount of cash available from the PIPE Investment funded pursuant to the PIPE Subscription Agreements and the cash available in the Trust Account after deducting the aggregate amount of all payments required to be made by IBAC in connection with the IBAC Share Redemption, is equal to at least the Minimum Cash Amount.

In addition, pursuant to the Existing IBAC Charter, in no event will IBAC redeem IBAC Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 both immediately prior to and after the consummation of a business combination. If such conditions are not met, and such conditions are not or cannot be waived by the parties to the Business Combination Agreement, then the Business Combination Agreement could terminate, and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, then the cash held by the Combined Entity and its subsidiaries in the aggregate after the Closing may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. The additional exercise of redemption rights with respect to a large number of IBAC Public Stockholders may make the Combined Entity unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and the Combined Entity may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

IBAC and/or GNQ may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used to repay amounts outstanding under existing GNQ indebtedness at Closing or for other purposes (including, in the case of IBAC, to satisfy the IBAC Available Cash required to consummate the Business Combination). Such additional third-party financing may not be available to IBAC and/or GNQ. Even if such third-party financing is available, the ability of IBAC or GNQ to obtain such financing is subject to restrictions set forth in the Business Combination Agreement, including the consent of the other party. Furthermore, raising such additional financing may result in the incurrence of indebtedness at higher than desirable levels.

While IBAC and GNQ work to complete the Business Combination, GNQ’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of GNQ. The diversion of management’s attention and any difficulties encountered in the transition process could harm GNQ’s business, financial condition, results of operations and prospects and those of the Combined Entity following the Business Combination. In addition, uncertainty about the effect of the Business Combination on GNQ’s employees, consultants, customers, suppliers, partners, and other third-parties, including regulators, may have an adverse effect on the Combined Entity following the Business Combination. These uncertainties may impair the Combined Entity’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

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Subsequent to consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

IBAC cannot assure that the due diligence conducted in relation to GNQ has identified all material issues or risks associated with GNQ, its business or the industry in which it competes. Furthermore, IBAC cannot assure that factors outside of GNQ’s and IBAC’s control will not later arise. As a result of these factors, the Combined Entity may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if IBAC’s due diligence has identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with IBAC’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Entity’s financial condition and results of operations and could contribute to negative market perceptions about the Combined Entity or its securities, including the Class A Common Stock. Additionally, IBAC does not have indemnification rights against the GNQ Shareholders under the Business Combination Agreement. Certain GNQ Shareholders may be entitled to additional Earnout Shares if the earnout conditions set forth in the Business Combination Agreement are satisfied during the Earnout Period. Accordingly, any stockholders or rights holders of IBAC who choose not to redeem or otherwise dispose of their shares of IBAC Common Stock or IBAC Rights could suffer a reduction in the value of their shares of IBAC Class A Common Stock or IBAC Rights. Such shareholders or rights holders are unlikely to have a remedy for such reduction in value.

The historical financial results of GNQ and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what GNQ’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of GNQ included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those that the Combined Entity will achieve in the future. The Combined Entity’s financial condition and future results of operations could be materially different from amounts reflected in GNQ’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Entity’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, GNQ has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Business Combination, the Combined Entity will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “smaller reporting company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require the Combined Entity to carry out activities that GNQ has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weakness in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Combined Entity will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. See also “Risk Factors — Risks Related to IBAC and the Business Combination — IBAC is an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to EGCs; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.”

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Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, GNQ being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of GNQ on the date the Business Combination closes and the number of IBAC Public Shares that are redeemed in connection with the Business Combination.

Accordingly, such pro forma financial information may not be indicative of the Combined Entity’s future operating or financial performance and the Combined Entity’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor or IBAC’s or GNQ’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of IBAC Common Stock from IBAC’s Public Stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the IBAC Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or IBAC’s or GNQ’s respective directors, officers, advisors or respective affiliates may (1) purchase IBAC Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, IBAC Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire IBAC Public Shares, vote their IBAC Public Shares in favor of the Proposals or not redeem their IBAC Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of IBAC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or IBAC’s or GNQ’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from IBAC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of the Proposals being approved and (2) limit the number of IBAC Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of IBAC Common Stock prior to consummation of the Business Combination, or the Common Stock following consummation of the Business Combination (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of the IBAC Public Shares and the number of beneficial holders of IBAC’s securities prior to the Business Combination (and consequently, the number of beneficial holders of Common Stock following consummation of the Business Combination), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Combined Entity’s securities on a national securities exchange.

IBAC cannot be certain as to the number of IBAC Public Shares that will be redeemed and the potential impact to IBAC Stockholders who do not elect to redeem their IBAC Public Shares.

There is no guarantee that an IBAC Stockholder’s decision whether to redeem its shares of IBAC Common Stock for a pro rata portion of the Trust Account will put the IBAC Stockholder in a better future economic position. IBAC can give no assurance as to the price at which an IBAC Stockholder may be able to sell its Common Stock in the future following the Closing or its shares of IBAC Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of IBAC Public Shares may cause an increase or decrease in the share price of the Combined Entity and may result in a lower value realized now than an IBAC Public Stockholder might realize in the future had the IBAC Public Stockholder not redeemed its IBAC Public Shares. Similarly, if an IBAC Public Stockholder does not redeem its IBAC Public Shares, the IBAC Public Stockholder will bear the risk of ownership of the IBAC Public Shares or the Common Stock, as applicable, after the consummation of any initial business combination, and there can be no assurance that an IBAC Public Stockholder can sell its shares in the future for a greater amount than the redemption price for IBAC Public Shares. An IBAC Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

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On July 23, 2026, the closing price per share of IBAC Common Stock was $10.79. IBAC Stockholders should be aware that while IBAC is unable to predict the price per share of Common Stock following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per-share market price of IBAC Public Shares owned by non-redeeming IBAC Stockholders), increased levels of redemptions by IBAC Stockholders may be a result of the price per share of IBAC Common Stock falling below the redemption price. We expect that more IBAC Public Stockholders may elect to redeem their IBAC Public Shares if the share price of the IBAC Common Stock is below the projected redemption price of $10.85 per share, and we expect that more IBAC Public Stockholders may elect not to redeem their IBAC Public Shares if the share price of the IBAC Common Stock is above the projected redemption price of $10.85 per share. Each IBAC Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to the Combined Entity from the Trust Account and (ii) an increase in each IBAC Stockholder’s pro rata ownership interest in the Combined Entity following the consummation of the Business Combination. In addition, in the event that more than approximately [_______] million IBAC Public Shares are redeemed, the Minimum Cash Amount as set forth in the Business Combination Agreement may not be satisfied, and the Business Combination may not be consummated (although such condition may be waived by GNQ).

Payments in connection with the exercise of dissent rights by GNQ Shareholders may impair the Combined Entity’s financial resources.

Registered holders of GNQ Common Shares have the right to exercise certain dissent rights and receive payment of the fair value of their GNQ Common Shares in cash in connection with the Arrangement in accordance with the CBCA, as modified by the Interim Order and Plan of Arrangement. If there are a significant number of dissenting GNQ Shareholders, a substantial cash payment may be required to be made to such dissenting shareholders that could have an adverse effect on the Combined Entity’s financial condition and cash resources if the Arrangement is completed. See “Special Meeting of IBAC Stockholders — Appraisal and Dissenting Rights.”

IBAC is an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.

IBAC is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, IBAC Stockholders may not have access to certain information they may deem important. There can be no assurances whether investors will find IBAC’s or the Combined Entity’s securities less attractive because IBAC and, following the Closing, the Combined Entity rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Combined Entity’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Entity’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. IBAC has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, IBAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

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Pursuant to the JOBS Act, IBAC’s (and following the Closing, the Combined Entity’s) independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as it is an “emerging growth company”.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of internal controls over financial reporting, and generally requires in the same report a report by a public company’s independent registered public accounting firm on the effectiveness of its internal controls over financial reporting. Following the Business Combination, the Combined Entity will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2026, in accordance with applicable SEC guidance.

However, under the JOBS Act, IBAC’s (and following the Closing, the Combined Entity’s) independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until it is no longer an “emerging growth company.” The Combined Entity could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following March 25, 2029, the fifth anniversary of IBAC’s IPO, (b) in which the Combined Entity has total annual gross revenue of at least $1.07 billion, (c) the Combined Entity’s non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of the Combined Entity’s shares that are held by non-affiliates exceeds $700 million on the last day of its second fiscal quarter.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination or otherwise adversely impact IBAC, the Combined Entity, or their respective stockholders.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Legal proceedings instituted against IBAC, or its respective officers or directors could delay or prevent the Business Combination from becoming effective within the expected timeframe. Any claim that may be brought or threatened in connection with the Business Combination could result in, among other things, damages, and/or awards of attorneys’ fees or expenses.

If IBAC is deemed to be an investment company under the Investment Company Act, IBAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for IBAC to complete the Business Combination.

There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company such as IBAC, and IBAC may in the future be subject to a claim that it has been operating as an unregistered investment company. If IBAC is deemed to be an investment company under the Investment Company Act, IBAC’s activities may be restricted, including, without limitation, restrictions on the nature of its investments and restrictions on the issuance of its securities, each of which may make it difficult for IBAC to complete the Business Combination and instead be required to liquidate. If IBAC is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of IBAC’s stock and rights following such a transaction, and its rights would expire worthless. In addition, IBAC may have imposed upon it burdensome requirements, including, without limitation, registration as an investment company, adoption of a specific form of corporate structure, and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations to which it is not currently subject.

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In order not to be regulated as an investment company under the Investment Company Act, unless IBAC can qualify for an exclusion, IBAC must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. IBAC’s business will be to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. IBAC does not plan to buy businesses or assets with a view to resale or profit from their resale. IBAC does not plan to buy unrelated businesses or assets or to be a passive investor. IBAC does not believe that its anticipated principal activities will subject it to the Investment Company Act. However, under the subjective test of an “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, there is still a risk that IBAC could be deemed an investment company and subject to the Investment Company Act. In addition, the longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, there is a greater risk that IBAC may be considered an unregistered investment company, in which case IBAC may be required to liquidate.

Risks Related to the IBAC Share Redemption

Public stockholders who wish to redeem their IBAC Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If IBAC Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their IBAC Public Shares for a pro rata portion of the funds held in the Trust Account.

An IBAC Public Stockholder will be entitled to receive cash for any IBAC Public Shares to be redeemed only if such IBAC Public Stockholder: (1) holds IBAC Public Shares, or (2) prior to 5:00 p.m. Eastern Time on [_______], 2026 (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, IBAC’s transfer agent, that IBAC redeems all or a portion of its IBAC Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of IBAC Common Stock; and (3) delivers its IBAC Public Shares to IBAC’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and IBAC’s transfer agent will need to act to facilitate this request. It is IBAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from IBAC’s transfer agent. However, because IBAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, IBAC Public Stockholders who wish to redeem their IBAC Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if an IBAC Public Stockholder properly exercises its right to redeem all or a portion of the IBAC Public Shares that it holds, including timely delivering its shares to IBAC’s transfer agent, such IBAC Public Shares will be redeemed for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination, including interest (less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable). Please see the section titled “Special Meeting of IBAC Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If an IBAC Public Stockholder fails to receive notice of IBAC’s offer to redeem IBAC Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite IBAC’s compliance with the proxy rules, an IBAC Public Stockholder fails to receive IBAC’s proxy materials, such IBAC Public Stockholder may not become aware of the opportunity to redeem his, her or its IBAC Public Shares. In addition, the proxy materials that IBAC is furnishing to holders of IBAC Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the IBAC Public Shares. In the event that an IBAC Public Stockholder fails to comply with these procedures, its IBAC Public Shares may not be redeemed. Please see the section titled “Special Meeting of IBAC Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

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If you or a “group” of IBAC Stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the IBAC Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the IBAC Public Shares.

An IBAC Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the IBAC Public Shares. In order to determine whether an IBAC Public Stockholder is acting in concert or as a group with another IBAC Public Stockholder, IBAC will require each IBAC Public Stockholder seeking to exercise redemption rights to certify to it whether such IBAC Public Stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to IBAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which IBAC makes the above-referenced determination. An IBAC Public Stockholder’s inability to redeem any such excess shares will reduce its influence over IBAC’s ability to consummate the Business Combination and such IBAC Stockholder could suffer a material loss on its investment in IBAC if it sells such excess shares in open market transactions. Additionally, IBAC Public Stockholders will not receive redemption distributions with respect to such excess shares if IBAC consummates the Business Combination. As a result, IBAC Public Stockholders will continue to hold that number of shares aggregating to more than 15% of the IBAC Public Shares and, in order to dispose of such excess shares, would be required to sell its stock in open market transactions, potentially at a loss. IBAC cannot assure its stockholders that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the IBAC Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, IBAC Stockholders may challenge IBAC’s determination as to whether an IBAC Stockholder is acting in concert or as a group with another IBAC Stockholder in a court of competent jurisdiction.

However, IBAC Stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or rights, potentially at a loss.

IBAC Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of the Business Combination, (ii) the redemption of any IBAC Public Shares properly tendered in connection with a stockholder vote to amend the Existing IBAC Charter (A) to modify the substance or timing of its obligation to redeem 100% of its public shares if IBAC does not complete the Business Combination within the combination period or (B) with respect to any other provision relating to stockholders’ rights or pre-business combination activity and (iii) the redemption of all of IBAC Public Shares if IBAC is unable to complete the Business Combination within the combination period, subject to applicable law and as further described herein. IBAC Stockholders who do not exercise their rights to the funds in connection with an amendment to the Existing IBAC Charter would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will an IBAC Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate its investment, an IBAC Stockholder may be forced to sell its IBAC Public Shares or IBAC Rights, potentially at a loss.

Holders of IBAC Rights will not have redemption rights.

If IBAC is unable to complete the Business Combination within the required time period and IBAC redeems the funds held in the Trust Account, the IBAC Rights will expire and holders will not receive any of the amounts held in the Trust Account in exchange for such IBAC Rights.

If third parties bring claims against IBAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of IBAC Common Stock may be less than $10.00 per share.

IBAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against IBAC. Although IBAC seeks to have all vendors, service providers (other than its independent registered public accounting firm or underwriters in the IPO), prospective target businesses or other entities with which IBAC does business execute agreements with IBAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against IBAC’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, IBAC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to IBAC than any alternative.

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Examples of possible instances where IBAC may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where IBAC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with IBAC and will not seek recourse against the Trust Account for any reason. Upon redemption of the IBAC Public Shares, if IBAC is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with the Business Combination, IBAC will be required to provide for payment of claims of creditors that were not waived that may be brought against IBAC within the 10 years following redemption. Accordingly, the per share redemption amount received by IBAC Public Stockholders could be less than the $10.05 per share currently held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to IBAC if and to the extent any claims by a third-party (other than IBAC’s independent registered public accounting firm and underwriters in the IPO) for services rendered or products sold to IBAC, or a prospective target business with which IBAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per IBAC Public Share or (2) such lesser amount per IBAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under IBAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. IBAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and IBAC has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per IBAC Public Share. In such event, IBAC may not be able to complete the Business Combination, and IBAC Public Stockholders would receive such lesser amount per share in connection with any redemption of their IBAC Public Shares. No member of IBAC’s management team will indemnify IBAC for claims by third-parties including, without limitation, claims by vendors and prospective target businesses.

The securities in which IBAC invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the aggregate value of the assets held in the Trust Account such that the per share redemption amount received by IBAC Public Stockholders may be less than your anticipated per share redemption amount.

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act and that invest only in direct U.S. government obligations. While short-term U.S. government treasury bills currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that IBAC is unable to complete the Business Combination or make certain amendments to the Existing IBAC Charter, IBAC Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to us, less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable. Negative interest rates could impact the per share redemption amount that may be received by IBAC Public Stockholders.

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The IBAC Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to IBAC Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, IBAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While IBAC currently expects that its independent directors would take legal action on IBAC’s behalf against the Sponsor to enforce its indemnification obligations to IBAC, it is possible that IBAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If IBAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to IBAC Public Stockholders may be reduced below $10.05 per share.

IBAC may not have sufficient funds to satisfy indemnification claims of its directors and officers.

IBAC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by IBAC only if (i) IBAC has sufficient funds outside of the Trust Account or (ii) IBAC consummates the Business Combination. IBAC’s obligation to indemnify its officers and directors may discourage IBAC Stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit us and its stockholders. Furthermore, an IBAC Stockholder’s investment may be adversely affected to the extent IBAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

IBAC Stockholders may be held liable for claims by third parties against IBAC to the extent of distributions received by them upon redemption of their IBAC Public Shares.

Under Nevada law, stockholders may be held liable for claims by third-parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to IBAC Public Stockholders upon the redemption of the IBAC Public Shares in the event IBAC does not complete an initial business combination within the required time period may be considered a liquidating distribution under the Nevada Revised Statutes (“NRS”). If a corporation complies with certain procedures set forth under NRS 78.580 through 78.597 intended to ensure that it makes reasonable provision for all claims against it, including a notice of dissolution and affording creditors a period to submit claims against the corporation, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the applicable statute of limitations period under Nevada law. However, it is IBAC’s intention to redeem the IBAC Public Shares as soon as reasonably possible following the required time period in the event IBAC does not complete an initial business combination and, therefore, IBAC does not intend to comply with the foregoing procedures.

Because IBAC does not intend to comply with the foregoing procedures under NRS 78.580 through 78.597, Nevada law requires IBAC to adopt a plan, based on facts known to IBAC at such time, that will provide for its payment of all existing and pending claims or claims that may be potentially brought against IBAC within the applicable limitations period under NRS Chapter 11 following its dissolution. However, because IBAC is a blank check company, rather than an operating company, and IBAC’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from IBAC’s vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If IBAC’s plan of distribution complies with the applicable provisions of NRS 78.580 through 78.597, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the applicable statute of limitations period under Nevada law. There can be no assurances that IBAC will properly assess all claims that may be potentially brought against it. As such, IBAC Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of IBAC Stockholders may extend beyond the applicable statute of limitations period. Furthermore, if the pro rata portion of the Trust Account distributed to IBAC Public Stockholders upon the redemption of the IBAC Public Shares in the event IBAC does not complete an initial business combination within the required time period is not considered a liquidating distribution under Nevada law and such redemption distribution is deemed to be unlawful, then pursuant to NRS 11.380, the statute of limitations for claims of creditors could then be three years after the unlawful redemption distribution pursuant to Nevada’s general statutes of limitations (NRS Chapter 11), rather than the shorter claims bar period that would apply in the case of a liquidating distribution under NRS 78.580 through 78.597.

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IBAC may not hold an annual meeting of stockholders until after its consummation of the Business Combination and IBAC Stockholders will not be entitled to any of the corporate protections provided by such a meeting.

In accordance with the Nasdaq corporate governance requirements, IBAC is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. Under NRS 78.330, IBAC is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with the Company’s bylaws unless such election is made by written consent in lieu of such a meeting. IBAC may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the Business Combination, and thus, IBAC may not be in compliance with NRS 78.330, which requires an annual meeting. Therefore, if IBAC Stockholders want IBAC to hold an annual meeting prior to the consummation of the Business Combination, they may attempt to force IBAC to hold one by submitting an application to the county in which the registered office of the corporation is located in accordance with NRS 78.345. Until IBAC holds an annual meeting of stockholders, IBAC Public Stockholders may not be afforded the opportunity to discuss company affairs with management. Accordingly, IBAC Public Stockholders may not have any say in the management of IBAC prior to the completion of the Business Combination.

The grant of registration rights to IBAC’s initial stockholders and holders of IBAC Placement Units may make it more difficult to complete the Business Combination, and the future exercise of such rights may adversely affect the market price of its common stock.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in its IPO, IBAC’s initial stockholders and their permitted transferees can demand that IBAC register their shares of its common stock at the time of its initial business combination. In addition, holders of IBAC Placement Units (and underlying shares of IBAC Common Stock) and their permitted transferees can demand that IBAC register the IBAC Placement Units and the shares of IBAC Common Stock issuable upon exercise of the IBAC Placement Units, and holders of securities that may be issued upon conversion of Working Capital Loans may demand that IBAC register such units or the common stock issuable upon exercise of such units. IBAC will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of IBAC Common Stock. In addition, the existence of the registration rights may make the Business Combination more costly or difficult to conclude. This is because GNQ Shareholders may increase the equity stake they seek in the Combined Entity or ask for more cash consideration to offset the negative impact on the market price of IBAC Common Stock that is expected when the IBAC Common Stock owned by its initial stockholders, holders of IBAC Placement Units or holders of Working Capital Loans or their respective permitted transferees are registered.

A new 1% U.S. federal excise tax could be imposed on IBAC in connection with redemptions of IBAC Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

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Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent IBAC would be subject to the excise tax in connection with the Business Combination or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by IBAC and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and in IBAC’s ability to complete the Business Combination.

In connection with the Special Meeting held on September 22, 2025, stockholders holding 10,009,120 shares of IBAC Common Stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders. In connection with the Special Meeting held on March 25, 2026, stockholders holding 731,741 shares of IBAC Common Stock exercised their right to redeem their shares for cash at an approximate price of $10.78 per share. As a result, approximately $7.9 million was removed from the Trust Account to pay such holders. As of March 31, 2026, IBAC had approximately $1,140,176 in excise taxes payable based on the amount redeemed in connection with such redemptions. IBAC is not permitted to use the proceeds placed in the Trust Account and the interest earned thereon to pay any excise taxes or any other similar fees or taxes. Any redemption in connection with the Business Combination may result in additional excise tax liability. Any amount of excise tax not paid in full will be subject to additional interest and penalties.

IBAC has a limited amount of working capital and may not have sufficient funds to complete the Business Combination or continue as a going concern.

As of March 31, 2026, IBAC had $4,634 in cash and a working capital deficit of $1,551,227. IBAC’s ability to continue as a going concern is dependent upon its ability to complete the Business Combination or another initial business combination. If IBAC is unable to complete the Business Combination or another initial business combination within the combination period, IBAC will be required to dissolve and liquidate. If IBAC is unable to raise additional capital to fund its operations prior to the closing of the Business Combination, IBAC may be forced to cease operations and liquidate the Trust Account. The funds available to IBAC outside of the Trust Account may not be sufficient to allow IBAC to operate until the closing of the Business Combination, assuming that the Business Combination is not completed during that time. IBAC may need to obtain additional financing either to complete the Business Combination or to fund its operations prior to the closing of the Business Combination, which financing may not be available on acceptable terms, or at all. If IBAC is unable to obtain additional financing, IBAC may be required to delay, reduce or eliminate its operations prior to the closing of the Business Combination.

The Trust Account has been significantly reduced as a result of prior redemptions, which may limit the amount of cash available to the Combined Entity upon the closing of the Business Combination.

As a result of redemptions in connection with the extension of the combination period and other stockholder meetings, the amount of funds held in the Trust Account has been significantly reduced. As of March 31, 2026, there was approximately $8.2 million held in the Trust Account. If additional shares are redeemed in connection with the Business Combination, the Trust Account balance will be further reduced. A significant reduction in the Trust Account balance could result in insufficient cash being available to the Combined Entity following the closing of the Business Combination to fund its operations and execute its business plan, which could have a material adverse effect on the Combined Entity’s business, financial condition and results of operations. Furthermore, such reduction in the Trust Account may make it more difficult for the Combined Entity to satisfy the Nasdaq Global Market initial listing requirements.

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Risks Related to Being a Public Company

Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Entity will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that GNQ does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Entity to carry out activities GNQ has not done previously. For example, the Combined Entity will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for the Combined Entity to obtain certain types of insurance, including director and officer liability insurance, and the Combined Entity may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for the Combined Entity to attract and retain qualified persons to serve on the Combined Entity Board, board committees or as executive officers. Furthermore, if the Combined Entity is unable to satisfy its obligations as a public company, it could be subject to delisting of its Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

The Combined Entity’s continued eligibility for listing may depend on the number of IBAC Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards and the Combined Entity is unable to list such securities on another national securities exchange, the securities of the Combined Entity could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for the Combined Entity’s securities;

●	reduced liquidity for the Combined Entity’s securities;

●	a determination that the Combined Entity Class A Common Stock is a “penny stock,” which will require brokers trading the Combined Entity Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Combined Entity Class A Common Stock;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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NASDAQ may delist IBAC’s securities from trading on its exchange, which could limit investors’ ability to make transactions in IBAC’s securities and subject IBAC to additional trading restrictions.

IBAC’s common stock and rights are listed on Nasdaq. IBAC cannot assure you that its securities will continue to be listed on Nasdaq in the future or prior to the Business Combination. In order to continue listing its securities on Nasdaq prior to the Business Combination, IBAC must maintain certain financial, distribution and stock price levels. Additionally, in connection with the Business Combination, IBAC will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. IBAC cannot assure you that it will be able to meet those initial listing requirements at that time.

If Nasdaq delists IBAC’s securities from trading on its exchange and IBAC is unable to list its securities on another national securities exchange, IBAC expect its securities could be quoted on an over-the-counter market. If this were to occur, IBAC could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding the Combined Entity’s shares of common stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of the Combined Entity’s shares of common stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of IBAC and GNQ, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). IBAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended March 31, 2026 and for the year ended September 30, 2025, assume that the Business Combination occurred on October 1, 2024, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Business Combination occurred on the date indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Equity. The actual financial position and results of operations of the Combined Equity may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of IBAC was derived from the unaudited financial statements of IBAC as of and for the six months ended March 31, 2026 and the audited financial statements of IBAC for the year ended September 30, 2025, included elsewhere in this proxy statement/prospectus. The historical financial information of GNQ was derived from (i) the unaudited consolidated financial statements of GNQ as of March 31, 2026, which are included elsewhere in this proxy statement/prospectus, (ii) the audited consolidated financial statements of GNQ for the year ended December 31, 2025, which are included elsewhere in this proxy statement/prospectus, and (iii) the unaudited consolidated financial statements for the six months ended March 31, 2026, which is derived by subtracting the nine months ended September 30, 2025 period from the annual financial statements for the year ended December 31, 2025 and adding the three months ended March 31, 2026 period. This information should be read together with IBAC’s and GNQ’s audited and unaudited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IBAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GNQ” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

IBAC and GNQ entered into the Business Combination Agreement on March 16, 2026, pursuant to which IBAC and GNQ agreed to undertake the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below. Prior to the Arrangement Effective Time, and in connection with the Business Combination, IBAC will convert from a Nevada corporation to a Delaware corporation.

The Business Combination will be implemented by the filing of the Articles of Arrangement pursuant to Section 192 of the CBCA, and will be effective on the Closing Date at the Arrangement Effective Time. The parties will hold the Closing on (a) the third business day after the first date on which all conditions described below are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by IBAC and GNQ in writing.

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Under the Business Combination Agreement, Canadian shareholders of GNQ are entitled to elect to transfer their GNQ Common Shares to ExchangeCo, a wholly owned indirect subsidiary of IBAC incorporated under the federal laws of Canada, rather than directly to IBAC, in order to allow them to effect the exchange of their GNQ Common Shares on a tax-deferred basis for Canadian income tax purposes. In consideration, ExchangeCo will issue to the Electing Shareholders, for each GNQ Common Share, that number of ExchangeCo Exchangeable Shares equal to the GNQ Exchange Ratio. Each ExchangeCo Exchangeable Share will be exchangeable for one share of IBAC Class A Common Stock, in accordance with the rights and restrictions attached to the ExchangeCo Exchangeable Shares. Among other things, the ExchangeCo Exchangeable Share rights provide that the ExchangeCo Exchangeable Shares shall be entitled to the same distributions as, and have economic (but not voting) equivalence with, the IBAC Class A Common Stock.

At the Arrangement Effective Time, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement and without any action on the part of IBAC, GNQ, or any GNQ Shareholder:

GNQ Common Shares

●	each GNQ Common Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock and Dissenting Shares) shall automatically be exchanged for the right to receive (a) in the case of Non-Electing GNQ Shareholders, such number of newly issued shares of IBAC Class A Common Stock, or (b) in the case of Electing Shareholders, such number of newly issued ExchangeCo Exchangeable Shares, that is in each case equal to the GNQ Exchange Ratio, subject to rounding as set out in the Business Combination Agreement and the Plan of Arrangement;

●	if there is any stock of GNQ that is owned by GNQ as treasury shares or any stock of GNQ owned by any direct or indirect subsidiary of GNQ immediately prior to the Arrangement Effective Time, such stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

●	each outstanding GNQ Option (whether vested or unvested) shall, automatically and without any required action on the part of the holder thereof, be exchanged for a Replacement Option to purchase from IBAC that number of shares of IBAC Class A Common Stock equal to the product of (i) the number of GNQ Common Shares subject to the GNQ Option immediately before the Arrangement Effective Time and (ii) the GNQ Exchange Ratio (rounded down to the nearest whole number). The exercise price per share of IBAC Class A Common Stock subject to any Replacement Option shall equal the quotient of (A) the exercise price per GNQ Common Share under the exchanged GNQ Option divided by (B) the GNQ Exchange Ratio, rounded up to the nearest whole cent. Replacement Options shall otherwise be subject to substantially the same terms and conditions as the exchanged GNQ Options;

●	each outstanding GNQ Warrant shall cease to represent a warrant or other right to acquire GNQ Common Shares and shall be exchanged for a number of shares of IBAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of GNQ Common Shares equal to the value of the GNQ Warrant immediately prior to the Arrangement Effective Time (computed on a cashless basis using the formula set out in the Plan of Arrangement) and (y) the GNQ Exchange Ratio. In addition, each Bridge Warrant outstanding at the Arrangement Effective Time shall automatically be converted into a warrant to purchase IBAC Class A Common Stock on substantially the same terms as the applicable Bridge Warrant, with the right to acquire IBAC Class A Common Stock in lieu of GNQ Common Shares;

●	each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments in accordance with the CBCA, as modified by the Interim Order and the Plan of Arrangement;

IBAC Stock

●	concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the Business Combination and without any action on the part of either party hereto or the holders of IBAC capital stock, each share of IBAC Common Stock shall automatically convert into one share of IBAC Class A Common Stock in accordance with the Existing IBAC Charter. Each share of IBAC Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the Existing IBAC Charter;

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●	if there are any shares of IBAC capital stock that are owned by IBAC as treasury shares or any shares of IBAC capital stock owned by any direct or indirect subsidiary of IBAC immediately prior to the Arrangement Effective Time, such shares of IBAC capital stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

●	each IBAC Right that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into the number of shares of IBAC Class A Common Stock that would have been received by the holder thereof if the IBAC Right had been converted in accordance with the Existing IBAC Charter into shares of IBAC Common Stock, and at the Arrangement Effective Time, the IBAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

Right to Receive Earnout Shares

GNQ Shareholders may become entitled to receive Earnout Shares (if the GNQ Shareholder is an Electing Shareholder, Earnout Shares shall be paid in the form of ExchangeCo Exchangeable Shares in lieu of IBAC Class A Common Stock) during the Earnout Period (twenty-four (24) months following the Closing Date, with the Earnout Payment Date being the 10th Business Day following the last day of the Earnout Period). There are two types of earnouts: (1) Revenue Earnout: If the GNQ Companies achieve the 2026 TCV Threshold (Total Contract Value Revenues of at least $100,000,000 for the fiscal year ended December 31, 2026), IBAC will issue 7,500,000 additional shares of IBAC Class A Common Stock to GNQ Shareholders; and (2) Share Price Earnout: Up to 7,500,000 additional shares may be issued based on VWAP milestones, with (i) 2,500,000 shares issued if the VWAP of Combined Entity Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days (which need not be consecutive) within any period of forty (40) consecutive Trading Days, and (ii) an additional 1,250,000 shares for each $2.50 increment above $15.00 (i.e., at $17.50, $20.00 and $22.50), on the same trading day basis, provided that no shares shall be earned for any threshold above $25.00. If both earnouts are satisfied, GNQ Shareholders are entitled only to the earnout with the greater aggregate value (earnouts are not cumulative). In the event of a Change of Control during the Earnout Period at a per-share price equal to or exceeding an applicable Share Price Target, the corresponding Earnout Shares will be issued.

The Earnout structure includes cumulative revenue-based tranches with a change-of-control provision that causes all remaining unvested shares to vest regardless of revenue performance. This feature introduces settlement variability that precludes equity classification under ASC 815-40. As a result, the Earnout Shares meets the definition of contingent consideration and is classified as a liability under ASC 805-30, initially measured at fair value at the acquisition date and remeasured at fair value through earnings in each subsequent reporting period until settlement.

The following table illustrates varying ownership levels of the Combined Entity immediately following the Business Combination, excluding the dilutive effect of Earnout Shares, Bridge Warrants, and GNQ Options:

	No Additional Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%
Public Stockholders(1)	1,334,139	2.4%	575,000	1.0%
Initial Stockholders(2)	4,279,615	7.6%	4,279,615	7.6%
GNQ Debtholders(3)	57,313	0.1%	57,313	0.1%
GNQ Stockholders(4)	48,616,565	86.4%	48,616,565	86.3%
Assumed PIPE Investors(5)	1,988,820	3.5%	2,807,720	5.0%
Total	56,276,452	100.0%	56,336,213	100.0%

(1)	Amount includes the 575,000 IBAC Public Shares upon the automatic conversion of the 11,500,000 IBAC Rights upon the consummation of the Business Combination.

(2)	Amount includes the 3,243,590 Founder Shares, 610,500 IBAC Private Shares, 395,000 Representative Shares, and 30,525 shares of IBAC Class A Common Stock underlying the IBAC Private Rights upon the automatic conversion of the 610,500 IBAC Private Rights upon the consummation of the Business Combination.

(3)	Concurrently with the execution of the Business Combination Agreement, GNQ entered into an agreement with IBAC pursuant to which GNQ intends to complete a debt financing consisting of the GNQ Convertible Notes and the Bridge Warrants for aggregate gross proceeds to GNQ of up to $2,000,000. As of the date of the prospectus, GNQ has received an aggregate principal amount of $450,000, which are convertible into GNQ Common Shares at a conversion price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio under the Business Combination Agreement.

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(4)	Electing Shareholders will hold equity interests in ExchangeCo, an indirect subsidiary of IBAC, and will not directly own any equity interests in IBAC. Their voting power will be exercisable through their ownership of ExchangeCo Exchangeable Shares and issuance of IBAC Class A Common Stock in exchange therefor, through their ownership of ExchangeCo Exchangeable Shares. The number of ExchangeCo Exchangeable Shares is 18,336,186, and the ownership percentage is 32.6% under different redemption scenarios.

(5)	Amount reflects the IBAC Class A Common Stock that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Cash condition at each assumed level of redemptions and assumes no Additional Financing or other financing. These amounts reflect approximately (i) $19.9 million of PIPE Investment in the No Additional Redemption Scenario and (ii) $28.1 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there has been no binding agreement for a PIPE Investment or other financing.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in this section and, with respect to the determination of the 100% Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on March 31, 2026. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although IBAC will acquire all of the outstanding equity interests of GNQ in the Business Combination, IBAC will be treated as the “acquired” company and GNQ will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of GNQ issuing stock for the net assets of IBAC, accompanied by a recapitalization. The net assets of IBAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GNQ.

GNQ has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Additional Redemptions Scenario and the 100% Redemptions Scenario:

●	The stockholders of GNQ will have the greatest voting interest in the Combined Entity;

●	The stockholders of GNQ will have the ability to control decisions regarding election and removal of directors and officers of the Combined Entity;

●	GNQ will comprise the ongoing operations of the Combined Entity; and

●	GNQ’s existing senior management will be the senior management of the Combined Entity.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

●	Assuming No Additional Redemptions Scenario: This presentation assumes that, after historical redemptions, no Public Stockholders of IBAC will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination. It also reflects $19.9 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Cash condition and assumes no Additional Financing or other financing.

●	Assuming 100% Redemptions Scenario: This presentation assumes that, after historical redemptions, 759,139 Public Shares are redeemed for aggregate redemption payments of $8.2 million, based on a redemption price of approximately $10.79 per share. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $28.1 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Cash condition and assumes no Additional Financing or other financing.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, and the unaudited pro forma condensed combined statements of operations for the six months ended March 31, 2026 and for the year ended September 30, 2025, are based on (i) the unaudited historical financial statements of IBAC as of and for the six months ended March 31, 2026, (ii) the audited historical financial statements of IBAC for the year ended September 30, 2025, (iii) the unaudited consolidated historical financial statements of GNQ as of March 31, 2026, (iv) the audited consolidated historical financial statements of GNQ for the year ended December 31, 2025, and (v) the unaudited consolidated historical financial statements for the six months ended March 31, 2026, which is derived by subtracting the nine months ended September 30, 2025 period from the annual financial statements for the year ended December 31, 2025 and adding the three months ended March 31, 2026 period. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

109

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2026

			No Additional Redemptions			100% Redemptions
	(1) GNQ (Historical)	(2) IBAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash	$405,632	$4,634	$8,188,994	(A)	$15,160,266	$(8,188,994)	(H)	$15,160,266
			(4,025,000)	(B)		8,188,994	(M)
			(9,502,198)	(C)
			200,000	(D)
			19,888,204	(M)

Prepaid expenses	10,875	89,157	—		100,032	—		100,032
Short-term prepaid insurance	—	57,501	—		57,501	—		57,501
Prepaid income taxes	—	137,139	—		137,139	—		137,139
Accounts receivable	250,000	—	—		250,000	—		250,000
Other receivables	1,322	—	—		1,322	—		1,322
Due from related parties	1,686,335	—	—		1,686,335	—		1,686,335
Total current assets	2,354,164	288,431	14,750,000		17,392,595	—		17,392,595

Cash and investments held in Trust Account	—	8,188,994	(8,188,994)	(A)	—	—		—
Prepaid expenses, non-current	20,000	—	—		20,000	—		20,000
Property, plant and equipment	3,323	—	—		3,323	—		3,323
Intangible under development	2,548,509	—	—		2,548,509	—		2,548,509
Investment in a related party	398,524	—	—		398,524	—		398,524
Total Assets	$5,324,520	$8,477,425	$6,561,006		$20,362,951	$—		$20,362,951

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$1,871,151	$686,694	$(1,132,921)	(C)	$1,424,924	$—		$1,424,924
Excise taxes payable	—	1,140,176	(1,140,176)	(L)	—	—		—
Due to Sponsor	—	12,788	—		12,788	—		12,788
Payable to related parties	23,131	—	—		23,131	—		23,131
Convertible note derivative liability	170,577	—	130,953	(D)	—	—		—
			(301,530)	(E)
Short-term loan from a related party	20,000	—	—		20,000	—		20,000
Total current liabilities	2,084,859	1,839,658	(2,443,674)		1,480,843	—		1,480,843

Warrant derivative liability	95,487	—	76,472	(D)	171,959	—		171,959
Earnout Shares liability	—	—	57,889,437	(I)	57,889,437	—		57,889,437
Total Liabilities	2,180,346	1,839,658	55,522,235		59,542,239	—		59,542,239

IBAC common stock subject to possible redemption, 759,139 shares at redemption value	—	8,326,133	(8,326,133)	(H)	—	—		—

110

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2026 — (Continued)

			No Additional Redemptions			100% Redemptions
	(1) GNQ (Historical)	(2) IBAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Equity (Deficit)
IBAC preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—	—		—	—		—
IBAC common stock, $0.0001 par value; 100,000,000 shares authorized; 4,249,090 shares issued and outstanding	—	425	76	(H)	—	(76)	(H)	—
			(501)	(I)		76	(I)

IBAC class A common stock, $0.0001 par value	—	—	4,867	(E)	5,628	(76)	(I)	5,634
			501	(I)		82	(M)
			61	(K)
			199	(M)

GNQ common shares, $0 par value, unlimited authorized, 26,939,850 shares issued and outstanding	—	—	—	(E)	—	—		—
Additional paid-in capital	13,599,823	—	(4,025,000)	(B)	—	(8,188,918)	(H)	—
			(1,396,077)	(C)		8,188,912	(M)
			676,537	(E)		6	(N)
			2,233,000	(F)
			(10,894,991)	(G)
			8,326,057	(H)
			(57,889,437)	(J)
			(61)	(K)
			1,140,176	(L)
			19,888,005	(M)
			28,341,968	(N)

GNQ shares to be issued (net of issuance costs)	19,925	—	(19,925)	(E)	—	—		—
Share subscription receivable	(71,740)	—	71,740	(E)	—	—		—
Warrants	176,340	—	(176,340)	(E)	—	—		—
Share options granted	255,349	—	(255,349)	(E)	—	—		—
Accumulated deficit	(10,835,523)	(1,688,791)	(6,973,200)	(C)	(39,184,916)	(6)	(N)	(39,184,922)
			(7,425)	(D)
			(2,233,000)	(F)
			10,894,991	(G)
			(28,341,968)	(N)
Total Stockholders’ Equity (Deficit)	3,144,174	(1,688,366)	(40,635,096)		(39,179,288)	—		(39,179,288)
Total Liabilities, and Stockholders’ Equity (Deficit)	$5,324,520	$8,477,425	$6,561,006		$20,362,951	$—		$20,362,951

111

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Derived from the unaudited consolidated balance sheet of GNQ as of March 31, 2026.

(2)	Derived from the unaudited balance sheet of IBAC as March 31, 2026.

(A)	Reflects the liquidation and reclassification of $8.2 million of cash and investments held in Trust Account to cash that becomes available following the Business Combination.

(B)	Reflects the payment of $4.0 million to I-Bankers for marketing services upon the consummation of the Business Combination.

(C)	Represents preliminary estimated transaction costs expected to be incurred by IBAC and GNQ of approximately $7.1 million and $2.5 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Combined Entity’s income beyond 12 months after the transaction.

For the IBAC transaction costs, $0.0 million have been paid and $0.1 million have been accrued as of the pro forma balance sheet date. The remaining amount of $7.0 million is reflected as an adjustment to accumulated losses.

For the GNQ transaction costs, $0.1 million have been paid and $1.0 million have been accrued as of the pro forma balance sheet date. The remaining amount of $1.4 million is included as an adjustment to additional paid-in capital.

(D)	Represents the receipt of $0.2 million of cash proceeds from the issuance of GNQ Convertible Notes subsequent to March 31, 2026.

(E)	Represents the issuance of 48,616,565 shares of IBAC Class A Common Stock to GNQ stockholders and 57,313 shares of IBAC Class A Common Stock to the holders of GNQ Convertible Notes upon the Closing of the Business Combination.

(F)	Represents the recognition of stock-based compensation in connection with the sale of membership interests by the Sponsor to members of management, directors and director nominees.

(G)	Represents the elimination of IBAC’s historical accumulated deficit after recording the transaction costs as described in Adjustment (C) above, and the stock-based compensation as described in Adjustment (F) above.

(H)	Reflects the redemption of shares for cash by the Public Stockholders of IBAC upon the consummation of the Business Combination. Under no additional redemptions scenario, it assumes that, after historical redemptions, no Public Stockholders of IBAC will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under 100% redemptions scenario, it assumes that, after historical redemptions, 759,139 IBAC Public Shares are redeemed for aggregate redemption payments of $8.2 million, assuming a $10.79 per share redemption price. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

(I)	The “no additional redemptions” scenario represents the conversion of 5,008,229 shares of IBAC Common Stock into the same number of IBAC Class A Common Stock. The “100% redemptions” scenario represents the conversion of 4,249,090 shares of IBAC Common Stock into the same number of IBAC Class A Common Stock.

(J)	Reflects the estimated fair value of the Earnout Shares liability based on the assumptions used in the valuation. Changes in those assumptions could result in different fair value measurement and therefore could have affected the amounts presented in the pro forma financial information. Because the Earnout Shares are accounted for as a liability and remeasured at fair value at each reporting date, changes in assumptions used in the valuation model may result in significant non-cash gains or losses in future periods, which could materially affect the future combined results of operations.

The Earnout Shares were valued using a Monte Carlo simulation. Below are the significant assumptions used in the simulation:

Stock volatility	62.9%
Risk free rate	4.14%
Stock price	$10.78
Term (years)	2.0

(K)	Reflects the issuance of 605,525 shares of IBAC Class A Common Stock upon the automatic conversion of 11,500,000 IBAC Public Rights and 610,500 IBAC Private Placement Rights in connection with the Business Combination.

(L)	Reflects the reversal of excise tax in connection with the redemptions of Public Shares.

(M)	The No Additional Redemptions Scenario reflects the recognition of assumed PIPE proceeds of $19.9 million to be received to meet the condition in the Business Combination Agreement that the Available Cash shall be no less than $15.0 million. The 100% Redemptions Scenario reflects the recognition of assumed PIPE proceeds of $28.1 million to be received to meet the condition in the Business Combination Agreement that the Available Cash shall be no less than $15.0 million.

(N)	Reflects the reclassification under equity to avoid negative additional paid-in capital.

112

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2026

			No Additional Redemptions			100% Redemptions
	(1) GNQ (Historical)	(2) IBAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$250,000	$—	$—		$250,000	$—	$250,000

Operating Expenses
Cost of revenue	139,470	—	—		139,470	—	139,470
Compensation expense	140,185	—	—		140,185	—	140,185
Professional and consulting fees	2,212,678	—	—		2,212,678	—	2,212,678
Share compensation	42,688	—	—		42,688	—	42,688
Research and development	386,784	—	—		386,784	—	386,784
Business development	14,642	—	—		14,642	—	14,642
Sales and marketing expense	9,500	—	—		9,500	—	9,500
Administrative and management fee	30,000	—	—		30,000	—	30,000
General and administrative expenses	123,110	928,177	(30,000)	(BB)	1,021,287	—	1,021,287
Depreciation and amortization	70,401	—	—		70,401	—	70,401

Loss from operations	(2,919,458)	(928,177)	30,000		(3,817,635)	—	(3,817,635)

Other (expense) income
Interest and dividends earned on cash and investments held in Trust Account	—	290,391	(290,391)	(AA)	—	—	—
Foreign exchange loss	(733)	—	—		(733)	—	(733)
Interest (expense) income	(1,001)	—	1,042	(DD)	41	—	41
Bank charges	(390)	—	—		(390)	—	(390)
Loss on fair value of debt instrument	(15,022)	—	15,022	(DD)	—	—	—
Loss on fair value of investment	(79,818)	—	—		(79,818)	—	(79,818)
Total other (expense) income, net	(96,964)	290,391	(274,327)		(80,900)	—	(80,900)

Loss before provision for income taxes	(3,016,422)	(637,786)	(244,327)		(3,898,535)	—	(3,898,535)
Provision for income taxes	—	(60,982)	60,982	(CC)	—	—	—
Net loss	$(3,016,422)	$(698,768)	$(183,345)		$(3,898,535)	$—	$(3,898,535)
Net loss per common share, basic and diluted	$(0.12)
Basic and diluted net loss per common stock, redeemable		$(0.12)
Basic and diluted net loss per common stock, non-redeemable		$(0.12)
Pro forma weighted average number of shares outstanding, basic and diluted					56,276,452		56,336,213
Pro forma net loss per share, basic and diluted					$(0.07)		$(0.07)

113

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Derived from the unaudited consolidated statement of operations of GNQ for the six months ended March 31, 2026 which is derived by subtracting the nine months ended September 30, 2025 period from the annual financial statements for the year ended December 31, 2025 and adding the three months ended March 31, 2026 period.

(2)	Derived from the unaudited statement of operations of IBAC for the six months ended March 31, 2026.

(AA)	Represents an adjustment to eliminate interest and dividends earned on cash and investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on October 1, 2024, the beginning of the earliest periods presented.

(BB)	Represents the elimination of administrative service compensation that will be ceased paying upon the Business Combination.

(CC)	Represents the elimination of IBAC income tax expense since funds in the Trust Account will be released upon closing of the Business Combination.

(DD)	Represents the elimination of interest expense and loss on fair value of debt instrument related to the GNQ Convertible Notes after giving effect to the Business Combination as if it had occurred on October 1, 2024, the beginning of the earliest periods presented.

114

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2025

			No Additional Redemptions			100% Redemptions
	(1) GNQ (Historical)	(2) IBAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$—	$—	$—		$—	$—	$—

Operating Expenses
Compensation expense	60,631	—	—		60,631	—	60,631
Professional and consulting fees	1,460,928	—	—		1,460,928	—	1,460,928
Share compensation	44,053	—	2,233,000	(FF)	2,277,053	—	2,277,053
Research and development	347,933	—	—		347,933	—	347,933
Business development	35,964	—	—		35,964	—	35,964
Administrative and management fee	60,000	—	—		60,000	—	60,000
General and administrative expenses	99,338	748,908	(60,000)	(BB)	7,761,446	—	7,761,446
			6,973,200	(EE)
Depreciation and amortization	70,896	—	—		70,896	—	70,896

Loss from operations	(2,179,743)	(748,908)	(9,146,200)		(12,074,851)	—	(12,074,851)

Other (expense) income
Interest and dividends earned on cash and investments held in Trust Account	—	5,130,712	(5,130,712)	(AA)	—	—	—
Foreign exchange loss	(599)	—	—		(599)	—	(599)
Bank charges	(390)	—	—		(390)	—	(390)
Loss on fair value of investment	(393,618)	—	—		(393,618)	—	(393,618)
Total other (expense) income, net	(394,607)	5,130,712	(5,130,712)		(394,607)	—	(394,607)

(Loss) income before provision for income taxes	(2,574,350)	4,381,804	(14,276,912)		(12,469,458)	—	(12,469,458)
Provision for income taxes	—	(965,635)	965,635	(CC)	—	—	—
Net (loss) income	$(2,574,350)	$3,416,169	$(13,311,277)		$(12,469,458)	$—	$(12,469,458)
Net loss per common share, basic and diluted	$(0.11)
Basic and diluted net income per common stock, redeemable		$0.22
Basic and diluted net income per common stock, non-redeemable		$0.22
Pro forma weighted average number of shares outstanding, basic and diluted					56,276,452		56,336,213
Pro forma net loss per share, basic and diluted					$(0.22)		$(0.22)

115

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Derived from the audited consolidated statement of operations of GNQ for the year ended December 31, 2025.

(2)	Derived from the audited statement of operations of IBAC for the year ended September 30, 2025.

(AA)	Represents an adjustment to eliminate interest and dividends earned on cash and investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on October 1, 2024, the beginning of the earliest periods presented.

(BB)	Represents the elimination of administrative service compensation that will be ceased paying upon the Business Combination.

(CC)	Represents the elimination of IBAC income tax expense since funds in the Trust Account will be released upon closing of the Business Combination.

(EE)	Represents the effect of the pro forma balance sheet adjustment presented in (C) above for the direct, incremental costs of the Business Combination expected to be incurred by IBAC. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Combined Entity beyond 12 months after the Business Combination.

(FF)	Represents the recognition of stock-based compensation in connection with the sale of membership interests by the Sponsor to members of management, directors and director nominees.

116

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as GNQ has been determined to be the accounting acquirer, primarily due to the fact that GNQ’s stockholders will continue to control the Combined Entity. Under this method of accounting, although IBAC will acquire all of the outstanding equity interests of GNQ in the Business Combination, IBAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of GNQ issuing stock for the net assets of IBAC, accompanied by a recapitalization. The net assets of IBAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GNQ.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination and related transactions occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended March 31, 2026 and for the year ended September 30, 2025 presents pro forma effect to the Business Combination as if it had been completed on October 1, 2024, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	IBAC’s unaudited balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus; and

●	GNQ’s unaudited consolidated balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	IBAC’s unaudited statement of operations for the six months ended March 31, 2026, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	GNQ’s unaudited consolidated statement of operations for the six months ended March 31, 2026 is derived by subtracting the nine months ended September 30, 2025 period from the annual financial statements for the year ended December 31, 2025 and adding the three months ended March 31, 2026 period.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

●	IBAC’s audited statement of operations for the year ended September 30, 2025, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	GNQ’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

As noted above, IBAC’s fiscal year ends on September 30, while GNQ’s fiscal year ends on December 31. GNQ’s historical statement of operations used in the unaudited pro forma condensed combined statements of operations need to be derived using historical financial information across multiple periods. For the period of March 31, 2026, the following financial information has been used to derive the six months ended March 31, 2026 for GNQ to be used in the unaudited condensed combined pro forma financial information.

	For the Year ended December 31, 2025 (A)	For the Nine Months ended September 30, 2025 (B)	For the Three Months Ended December 31, 2025 (A) – (B)	For the Three Months ended March 31, 2026 (C)	For the Six Months ended March 31, 2026 (A) – (B) + (C)
Revenue	$—	$—	$—	$250,000	$250,000
Operating expenses
Cost of revenue	—	—	—	(139,470)	(139,470)
Compensation expense	(60,631)	(1,013)	(59,618)	(80,567)	(140,185)
Professional and consulting fees	(1,460,928)	(463,086)	(997,842)	(1,214,836)	(2,212,678)
Share compensation	(44,053)	(35,662)	(8,391)	(34,297)	(42,688)
Research and development	(347,933)	(161,403)	(186,530)	(200,254)	(386,784)
Business development	(35,964)	(31,243)	(4,721)	(9,921)	(14,642)
Sales and marketing expense	—	—	—	(9,500)	(9,500)
Administrative and management fee	(60,000)	(45,000)	(15,000)	(15,000)	(30,000)
General, administrative and other expenses	(99,338)	(64,682)	(34,656)	(88,454)	(123,110)
Depreciation and amortization	(70,896)	(919)	(69,977)	(424)	(70,401)
Loss before other expenses and income tax expense	(2,179,743)	(803,008)	(1,376,735)	(1,542,723)	(2,919,458)

Foreign exchange loss	(599)	49	(648)	(85)	(733)
Interest expense	—	—	—	(1,001)	(1,001)
Bank charges	(390)	—	(390)	—	(390)
Loss on fair value of debt instrument	—	—	—	(15,022)	(15,022)
(Loss) gain on fair value of investment	(393,618)	(286,427)	(107,191)	27,373	(79,818)
Net loss before income tax expense	(2,574,350)	(1,089,386)	(1,484,964)	(1,531,458)	(3,016,422)
Income tax expense	—	—	—	—	—
Net loss	$(2,574,350)	$(1,089,386)	$(1,484,964)	$(1,531,458)	$(3,016,422)

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

●	Assuming No Additional Redemptions Scenario: This presentation assumes that, after historical redemptions, no Public Stockholders of IBAC will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination. It also reflects $19.9 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Cash condition and assumes no Additional Financing or other financing.

●	Assuming 100% Redemptions Scenario: This presentation assumes that, after historical redemptions, 759,139 Public Shares are redeemed for aggregate redemption payments of $8.2 million, based on a redemption price of approximately $10.79 per share. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $28.1 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Cash condition and assumes no Additional Financing or other financing.

117

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that IBAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. IBAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Combined Entity would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Entity. They should be read in conjunction with the historical financial statements and notes thereto of IBAC and GNQ.

Accounting Policies

Upon consummation of the Business Combination, management of the Combined Entity will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Combined Entity may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Entity. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. IBAC has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited and unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. GNQ and IBAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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The pro forma combined statements of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Combined Entity filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Combined Entity as a result of the Business Combination. Since it is likely that the Combined Entity will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

IBAC expects that the redemption event and closing of the Business Combination will both occur during 2026. The shares issued for the closing of the Business Combination will exceed the number of shares redeemed. As such, IBAC will not be subject to the 1% Federal excise tax and the pro forma financial statements do not reflect any accrual/payment of such tax.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Entity’s shares outstanding, assuming the Business Combination occurred on October 1, 2024, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Public Shares as of March 31, 2026:

	As of March 31, 2026
	No Additional Redemptions	100% Redemptions
Net loss	$(3,898,535)	$(3,898,535)
Stockholders’ deficit	(39,179,288)	(39,179,288)
Weighted average shares outstanding(1)	56,276,452	56,336,213
Net loss per common share, basic and diluted	$(0.07)	$(0.07)
Book deficit per share	$(0.70)	$(0.70)

(1)	For the purposes of calculating diluted earnings per share, Earnout Shares, shares underlying the GNQ Options, shares underlying the Bridge Warrants should have been assumed to have been issued. However, since this results in anti-dilution, the effect of such issuance was not included in calculation of diluted loss per share.

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SPECIAL MEETING OF IBAC STOCKHOLDERS

General

IBAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the IBAC Board for use at the Special Meeting to be held on [_______], 2026 and at any adjournment or postponement thereof. This proxy statement/prospectus provides IBAC Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [_______], 2026, at [_______] Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at [_______].

Purpose of the Special Meeting

IBAC Stockholders are being asked to vote on the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of IBAC Common Stock at the close of business on [_______], 2026 which is the Record Date. You are entitled to one vote for each share of IBAC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [_______] shares of IBAC Common Stock outstanding, of which [_______] are IBAC Public Shares [_______] are Founder Shares held by the Sponsor of IBAC and [_______] are IBAC Private Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, IBAC entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of IBAC Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and IBAC’s directors and officers as it relates to the Founder Shares and IBAC Private Shares and the requirement to vote such shares in favor of the Business Combination Proposal. As a result, IBAC would need only [_______], or approximately [__]%, of the [_______] IBAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

In connection with the IPO, the Sponsor and IBAC’s officers and directors agreed to waive any redemption rights with respect to any shares of IBAC Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and IBAC’s officers and directors did not receive separate consideration for the waiver. The Founder Shares and the IBAC Private Shares held by the Sponsor and IBAC’s directors and officers have no redemption rights upon IBAC’s liquidation and will be worthless if IBAC fails to consummate a business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter).

Quorum and Required Vote for IBAC Stockholder Proposals

A quorum of IBAC Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of IBAC Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

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The approval of the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. Accordingly, a IBAC Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of IBAC Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. An IBAC Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal.

The Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals will not be presented to IBAC Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If IBAC does not consummate the Business Combination and fails to complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), IBAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to IBAC Public Stockholders in accordance with the Existing IBAC Charter, subject to payment of IBAC’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal. The approval of the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals require the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. Accordingly, a IBAC Stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Conversion Proposal and the Charter Amendment Proposals.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the IBAC Board

The IBAC Board has unanimously determined that each of the Proposals is fair to and in the best interests of IBAC and the IBAC Stockholders and has unanimously approved such Proposals. The IBAC Board unanimously recommends that the IBAC Stockholders:

●	vote “FOR” the Business Combination Proposal;

●	vote “FOR” the Conversion Proposal;

●	vote “FOR” the election of each director nominee pursuant to the Election of Directors Proposal;

●	vote “FOR” each of the Nasdaq Proposals;

●	vote “FOR” the Stock Incentive Plan Proposal;

●	vote “FOR” each of the Charter Amendment Proposals; and

●	vote “FOR” the Adjournment Proposal (if it is presented at the meeting).

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When you consider the recommendation of the IBAC Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and IBAC’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

●	the Existing IBAC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing IBAC Charter. IBAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, IBAC’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to IBAC as well as the other entities with which they are affiliated. IBAC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before IBAC is presented with it;

●	unless IBAC consummates an initial business combination, IBAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of IBAC, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	the fact that the Sponsor may make up to $1,500,000 in working capital loans to IBAC, which amount IBAC may be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

●	the 610,500 IBAC Placement Units (comprised of 610,500 IBAC Private Shares and 610,500 IBAC Placement Rights) purchased by the Sponsor for $6,105,000 will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the 610,500 IBAC Placement Units, and the underlying 610,500 IBAC Private Shares and 610,500 IBAC Placement Rights, will not be sold or transferred by it until 30 days after IBAC has completed a business combination, subject to limited exceptions;

●	the fact that the Sponsor paid $3,000, or approximately $0.0009 per share, for the Founder Shares (of which it currently holds 2,227,076, after 1,016,514 founder shares were distributed to James Michael McCrory), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $24.0 million, based on the closing price of IBAC Common Stock on July 13, 2026, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if IBAC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares or IBAC Private Shares in connection with a stockholder vote to approve a proposed initial business combination;

●	if IBAC does not complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), the proceeds from the sale of the IBAC Placement Units of $6,105,000 will be included in the liquidating distribution to IBAC Public Stockholders and the IBAC Placement Rights will expire worthless;

●	the fact that upon completion of the Business Combination, the M&A Fee of $4,025,000 will be payable to I-Bankers;

●	if the Trust Account is liquidated, including in the event IBAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IBAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per IBAC Public Share (or such lesser amount per IBAC Public Share held in the Trust Account as of the date of liquidation, due to reductions in the value of the trust assets, net of interest that may be withdrawn to pay taxes) by the claims of prospective target businesses with which IBAC has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to IBAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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●	the fact that IBAC’s directors hold indirect interests in Founder Shares through the Sponsor, with membership interests representing the indirect equivalent of 525,000 Founder Shares granted to management, directors and director nominees, which if unrestricted and freely tradeable would be valued at $5,664,750, based on the closing price of IBAC Class A Common Stock on July 13, 2026, and that such shares will be worthless if a business combination is not consummated; and

●	the fact that IBAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Other than arising out of the proposed Business Combination and related transactions, none of IBAC, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, GNQ. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of IBAC’s officers and directors to enter into the Business Combination Agreement and IBAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize IBAC’s officers and directors to complete an initial business combination, even if on terms less favorable to IBAC Stockholders compared to liquidating IBAC, because, among other things, if IBAC is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and IBAC Placement Units and the directors’ indirect interests in the Founder Shares would be worthless, out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to IBAC would not be repaid to the extent such amounts exceed cash held by IBAC outside of the Trust Account, and I-Bankers Securities, Inc. would not receive the M&A Fee of $4,025,000. Upon completion of the Business Combination, it is not anticipated that any persons associated with IBAC will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for I-Bankers Securities, Inc. to be retained by the Combined Entity after Closing.

For more information, see the section above entitled “The Business Combination Proposal — IBAC Board’s Reasons for the Approval of the Business Combination — Interests of Certain Persons.”

Voting Your Shares - Stockholders of Record

Each share of IBAC Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of IBAC Common Stock at the Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the IBAC Board “FOR” the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

●	You Can Attend the Special Meeting and Vote During the Meeting. You can access the Special Meeting by visiting the website. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at [_______].

Voting Your Shares - Beneficial Owners

If your shares of IBAC Common Stock are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “- Attending the Special Meeting” below.

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Attending the Special Meeting

Only IBAC Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact IBAC’s transfer agent, Continental Stock Transfer & Trust Company.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify IBAC’s secretary in writing before the Special Meeting that you have revoked your proxy; or

●	you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your IBAC Common Stock, you may call [_______], IBAC’s proxy solicitor, at [_______] or [_______] (banks and brokers) or email at [_______].

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Adjournment Proposal. Under the IBAC Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Existing IBAC Charter, any holders of IBAC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay IBAC’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $8.2 million on July 1, 2026, the estimated per share redemption price would have been approximately $10.85.

In order to exercise your redemption rights, you must:

●	prior to 5:00 PM Eastern Time on [_______], 2026 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your IBAC Public Shares for cash to Continental Stock Transfer & Trust Company, IBAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

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●	In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of IBAC Common Stock; and

●	deliver your IBAC Public Shares either physically or electronically through DTC to IBAC’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is IBAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, IBAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your IBAC Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with IBAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to IBAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that IBAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting IBAC’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, IBAC Stockholders should verify the market price of IBAC Common Stock, as they may receive greater proceeds from the sale of their IBAC Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your shares of IBAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in IBAC Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of IBAC Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and IBAC does not consummate an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), IBAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the IBAC Public Stockholders and the IBAC Rights will expire worthless.

In connection with the IPO, the Sponsor and IBAC’s officers and directors agreed to waive any redemption rights with respect to any shares of IBAC Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and IBAC’s officers and directors did not receive separate consideration for the waiver.

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Appraisal and Dissenting Rights

IBAC Stockholders

There are no appraisal rights available to holders of IBAC Common Stock or IBAC Rights in connection with the Business Combination. See the section titled “Appraisal Rights” for more information.

GNQ Shareholders

A registered holder of GNQ Common Shares (either in its own capacity or acting on behalf of one or more beneficial holders of GNQ Common Shares) may exercise dissent rights in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. Registered holders of GNQ Common Shares may exercise dissent rights only with respect to all the shares of a class held by the registered holder of GNQ Common Shares or on behalf of any one beneficial owner and registered in the name of the registered holder of GNQ Common Shares.

Section 190 of the CBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. Any registered holder of GNQ Common Shares who dissents from the Arrangement in compliance with Section 190 of the CBCA, as modified or supplemented by the Plan of Arrangement and the Interim Order, will be entitled, if the Arrangement becomes effective and such shareholder established its entitlement to dissent rights, to be paid the fair value of the Dissenting Shares held by such dissenting shareholder determined as of the close of business on the last business day before the day on which the GNQ Arrangement Resolution is approved. If a dissenting shareholder is ultimately not entitled, for any reason, to be paid fair value for such GNQ Common Shares, such shareholder shall be treated as having participated in the Arrangement on the same basis as a GNQ Shareholder who has not exercised dissent rights.

Beneficial holders of GNQ Common Shares will not be entitled to exercise dissent rights directly (unless the GNQ Common Shares are re-registered in the beneficial holder’s name). Beneficial holders who wish to exercise dissent rights should immediately contact the intermediary who such holder deals with in respect of the GNQ Common Shares and either: (i) instruct the intermediary to exercise the dissent right on such holder’s behalf; or (ii) instruct the intermediary to re-register the GNQ Common Shares in the name of the beneficial holder, in which case the beneficial holder would have to exercise the dissent rights directly.

In no case will GNQ, the Combined Entity or any other person be required to recognize holders of GNQ Common Shares who exercise dissent rights after the Arrangement Effective Time as holders of Combined Entity Common Stock after the Closing, and the names of such GNQ Shareholders who exercise dissent rights will be removed from the Combined Entity’s register of shareholders as of the Closing.

Proxy Solicitation

IBAC is soliciting proxies on behalf of the IBAC Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. IBAC and its directors, officers and employees may also solicit proxies in person. IBAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. IBAC will bear the cost of the solicitation.

IBAC has hired [_______] to assist in the proxy solicitation process. IBAC will pay [_______] a fee of $[_______], plus disbursements of its expenses in connection with services relating to the Special Meeting.

IBAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. IBAC will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of [____]% of the outstanding shares of IBAC Common Stock. The Sponsor has agreed to vote all of its Founder Shares, IBAC Private Shares and any IBAC Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any IBAC Public Shares.

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THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of IBAC Common Stock are being asked to approve and adopt the Business Combination Agreement and the Business Combination. IBAC Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because IBAC is holding a stockholder vote on the Business Combination, IBAC may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date for the Special Meeting.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about IBAC or GNQ. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that IBAC and GNQ have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other party and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Business Combination Agreement. While IBAC and GNQ do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about IBAC or GNQ, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between IBAC and GNQ and are modified by the disclosure letters.

General; Structure of the Business Combination; Closing

IBAC and GNQ entered into the Business Combination Agreement on March 16, 2026, pursuant to which IBAC and GNQ agreed to undertake the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below. Prior to the Arrangement Effective Time, and in connection with the Business Combination, IBAC will convert from a Nevada corporation to a Delaware corporation (the “Conversion”).

The Business Combination will be implemented by the filing of the Articles of Arrangement with the Director appointed pursuant to Section 260 of the CBCA, and will be effective on the Closing Date at the Arrangement Effective Time. The parties will hold the Closing on (a) the third business day after the first date on which all conditions described below are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by IBAC and GNQ in writing.

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Under the Business Combination Agreement, Canadian shareholders of GNQ are entitled to elect to transfer their GNQ Common Shares to ExchangeCo, a wholly owned indirect subsidiary of IBAC incorporated under the federal laws of Canada, rather than directly to IBAC, in order to allow them to effect the exchange of their GNQ Common Shares on a tax-deferred basis for Canadian income tax purposes. In consideration, ExchangeCo will issue to the Electing Shareholders, for each GNQ Common Share, that number of ExchangeCo Exchangeable Shares equal to the GNQ Exchange Ratio. Each ExchangeCo Exchangeable Share will be exchangeable for one share of IBAC Class A Common Stock, in accordance with the rights and restrictions attached to the ExchangeCo Exchangeable Shares. Among other things, the ExchangeCo Exchangeable Share rights provide that the ExchangeCo Exchangeable Shares shall be entitled to the same distributions as, and have economic (but not voting) equivalence with, the IBAC Class A Common Stock.

Conversion/Exchange of Securities

At the Arrangement Effective Time, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement and without any action on the part of IBAC, GNQ, or any GNQ Shareholder:

GNQ Common Shares

●	each GNQ Common Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock and Dissenting Shares) shall automatically be exchanged for the right to receive (a) in the case of Non-Electing GNQ Shareholders, such number of newly issued shares of IBAC Class A Common Stock, or (b) in the case of Electing Shareholders, such number of newly issued ExchangeCo Exchangeable Shares, that is in each case equal to the GNQ Exchange Ratio, subject to rounding as set out in the Business Combination Agreement and the Plan of Arrangement;

●	if there is any stock of GNQ that is owned by GNQ as treasury shares or any stock of GNQ owned by any direct or indirect subsidiary of GNQ immediately prior to the Arrangement Effective Time, such stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

●	each outstanding GNQ Option (whether vested or unvested) shall, automatically and without any required action on the part of the holder thereof, be exchanged for a Replacement Option to purchase from IBAC that number of shares of IBAC Class A Common Stock equal to the product of (i) the number of GNQ Common Shares subject to the GNQ Option immediately before the Arrangement Effective Time and (ii) the GNQ Exchange Ratio (rounded down to the nearest whole number). The exercise price per share of IBAC Class A Common Stock subject to any Replacement Option shall equal the quotient of (A) the exercise price per GNQ Common Share under the exchanged GNQ Option divided by (B) the GNQ Exchange Ratio, rounded up to the nearest whole cent. Replacement Options shall otherwise be subject to substantially the same terms and conditions as the exchanged GNQ Options;

●	each outstanding GNQ Warrant shall cease to represent a warrant or other right to acquire GNQ Common Shares and shall be exchanged for a number of shares of IBAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of GNQ Common Shares equal to the value of the GNQ Warrants immediately prior to the Arrangement Effective Time (computed on a cashless basis using the formula set out in the Plan of Arrangement) and (y) the GNQ Exchange Ratio. In addition, each Bridge Warrant outstanding at the Arrangement Effective Time shall automatically be converted into a warrant to purchase IBAC Class A Common Stock (a “IBAC Assumed Bridge Warrant”) on substantially the same terms as the applicable Bridge Warrant, with the right to acquire IBAC Class A Common Stock in lieu of GNQ Common Shares;

●	each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments in accordance with the CBCA, as modified by the Interim Order and the Plan of Arrangement;

IBAC Stock

●	concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the Business Combination and without any action on the part of either party hereto or the holders of IBAC capital stock, each share of IBAC Common Stock shall automatically convert into one share of IBAC Class A Common Stock in accordance with the Existing IBAC Charter. Each share of IBAC Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the Existing IBAC Charter;

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●	if there are any shares of IBAC capital stock that are owned by IBAC as treasury shares or any shares of IBAC capital stock owned by any direct or indirect subsidiary of IBAC immediately prior to the Arrangement Effective Time, such shares of IBAC capital stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

●	each IBAC Right that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into the number of shares of IBAC Class A Common Stock that would have been received by the holder thereof if the IBAC Right had been converted in accordance with the Existing IBAC Charter into shares of IBAC Common Stock, and at the Arrangement Effective Time, the IBAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

Earnout of Earnout Shares

GNQ Shareholders may become entitled to receive Earnout Shares (if the GNQ Shareholder is a Company Electing Shareholder, Earnout Shares shall be paid in the form of ExchangeCo Exchangeable Shares in lieu of Earnout Shares) during the Earnout Period (twenty-four (24) months following the Closing Date, with the Earnout Payment Date being the 10th Business Day following the last day of the Earnout Period). There are two types of earnouts: (1) Revenue Earnout: If the GNQ Companies achieve the 2026 TCV Threshold (Total Contract Value Revenues of at least $100,000,000 for the fiscal year ended December 31, 2026), IBAC will issue 7,500,000 additional shares of IBAC Class A Common Stock to GNQ Shareholders; and (2) Share Price Earnout: Up to 7,500,000 additional shares may be issued based on VWAP milestones, with (i) 2,500,000 shares issued if the VWAP of IBAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) trading days (which need not be consecutive) within any period of forty (40) consecutive trading days, and (ii) an additional 1,250,000 shares for each $2.50 increment above $15.00 (i.e., at $17.50, $20.00 and $22.50), on the same trading day basis, provided that no shares shall be earned for any threshold above $25.00. If both earnouts are satisfied, GNQ Shareholders are entitled only to the earnout with the greater aggregate value (earnouts are not cumulative). In the event of a Change of Control during the Earnout Period at a per-share price equal to or exceeding an applicable Share Price Target, the corresponding Earnout Shares will be issued.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of GNQ are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “GNQ Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of GNQ and its subsidiaries (collectively, the “GNQ Companies”), taken as a whole or (ii) the ability of the GNQ Companies to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “GNQ Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Business Combination Agreement, the Plan of Arrangement or any related agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any GNQ Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a GNQ Material Adverse Effect, (g) any events generally applicable to the industries or markets in which the GNQ Companies operate, (h) any matter existing as of the date of the Business Combination Agreement, to the extent expressly set forth on the disclosure letter of GNQ, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent under the Interim Period covenants, unless otherwise agreed by IBAC to be subject to this clause (i)) of, IBAC (other than actions contemplated by the Business Combination Agreement or any related agreement), (j) any events that are cured by the GNQ Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (l) solely to the extent related to the identity of IBAC and its affiliates, the announcement of the Business Combination Agreement, or the consummation of the Business Combination (subject to certain exceptions), or (m) any worsening of the events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such event to the extent it disproportionately affects the GNQ Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the GNQ Companies operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a GNQ Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a GNQ Company shall be deemed to disproportionately affect the GNQ Companies).

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Under the Business Combination Agreement, certain representations and warranties of IBAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “SPAC Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of IBAC or (ii) the ability of IBAC to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Business Combination Agreement, the Plan of Arrangement or any related agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of the Business Combination Agreement, to the extent expressly set forth on the disclosure letter of IBAC, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the actions requiring consent during the Interim Period (as defined below), unless otherwise agreed by GNQ to be subject to this clause (g)) of, GNQ (other than actions contemplated by the Business Combination Agreement or any related agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any IBAC Share Redemptions or the failure to obtain IBAC’s Stockholders’ Approval, (j) any events generally applicable to blank check companies or the market in which blank check companies operate; (k) any events that are cured by IBAC prior to the Closing, (l) solely to the extent related to the identity of GNQ and its affiliates, the announcement of the Business Combination Agreement, or the consummation of the Business Combination (subject to certain exceptions) or (m) any worsening of the events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such event to the extent it disproportionately affects IBAC relative to other participants in the industries in which IBAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

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Conditions to the Closing of the Business Combination

Conditions to Obligations of IBAC and GNQ to Consummate the Business Combination.

The obligations of IBAC and GNQ to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

●	IBAC Stockholder Approval shall have been obtained;

●	The Conversion shall have been completed at least one (1) Business Day prior to the Closing Date in accordance with Section 6.14 and SPAC shall be a corporation duly incorporated and in good standing under the laws of the State of Delaware, and a time-stamped copy of the SPAC Charter Upon Conversion as filed with the Secretary of State of the State of Delaware shall have been delivered to GNQ;

●	the Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties, acting reasonably;

●	all necessary or advisable regulatory approvals to lawfully complete the Business Combination shall have been obtained or have expired or been terminated;

●	the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

●	(i) IBAC’s listing application with Nasdaq or NYSE in connection with the Business Combination shall have been conditionally approved and, immediately following the Closing, IBAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and IBAC shall not have received any notice of non-compliance therewith other than notices of non-compliance without material effect to the listing and (ii) the shares of IBAC Class A Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the shares of IBAC Class A Common Stock, and the outstanding shares of IBAC Class A Common Stock held by IBAC Public Stockholders shall be listed on such exchange on the Closing Date;

●	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

the SPAC Certificate of Designation shall have been filed with the relevant state authority and constitutes a valid Certificate of Designation under applicable Laws and has not been rescinded or amended in any way;

●	upon the Closing, after giving effect to any IBAC Share Redemption and the PIPE Investment, IBAC shall have net tangible assets of at least $5,000,001; and

●	the GNQ Required Approval with respect to the GNQ Arrangement Resolution shall have been obtained in accordance with the Interim Order and applicable Law.

Conditions to Obligations of IBAC to Consummate the Business Combination.

The obligations of IBAC to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by IBAC:

●	each of the representations and warranties of GNQ contained in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “GNQ Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a GNQ Material Adverse Effect;

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●	each of the covenants of GNQ to be performed as of or prior to the Closing shall have been performed in all material respects;

●	there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a GNQ Material Adverse Effect;

●	GNQ shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key GNQ Shareholders together holding at least 51% of the Fully-Diluted GNQ Common Shares;

●	GNQ shall have obtained executed counterparts to the Lock-Up Agreement from the Key GNQ Shareholders and certain other holders of the GNQ Securities together holding at least 95% of the Fully-Diluted GNQ Common Shares; and

●	GNQ shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from the Key GNQ Shareholders.

Conditions to Obligations of GNQ to Consummate the Business Combination.

The obligations of GNQ to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GNQ:

●	each of the representations and warranties of IBAC contained in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

●	each of the covenants of IBAC to be performed as of or prior to the Closing shall have been performed in all material respects;

●	there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect;

●	GNQ shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key GNQ Shareholders together holding at least 51% of the Fully-Diluted GNQ Common Shares;

●	GNQ shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from the Key GNQ Shareholders;

●	as of the Closing, the IBAC Available Cash shall be no less than $15,000,000 (the “Minimum Cash Amount”); and

●	GNQ shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from the Key GNQ Shareholders.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by GNQ and IBAC relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Arrangement Effective Time. These representations and warranties have been made solely for the benefit of the other party to the Business Combination Agreement. Such representations and warranties of GNQ relate to the following topics: company organization, good standing, corporate power and qualification; subsidiaries; capitalization; due authorization; financial statements; material contracts; intellectual property; title to properties and assets; liens; real property; environmental matters; compliance with other instruments; compliance with laws; absence of changes; litigation; insurance; governmental consents; permits; registration and voting rights; brokers or finders; transaction expenses; related party transactions; employment and labor; company benefit plans; tax matters; books and records; foreign corrupt practices act; anti-money laundering; sanctions; export controls; proxy/registration statement and company information circular; board approval; stockholder claims; and no additional representations or warranties.

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Additionally, IBAC made representations and warranties relating to the following topics: company organization, good standing, corporate power and qualification; capitalization; due authorization; financial statements; compliance with other instruments; compliance with law; absence of changes; litigation; governmental consents; brokers or finders; transaction expenses; tax matters; takeover statutes and charter provisions; proxy/registration statement and company information circular; SEC filings; trust account; investment company act; JOBS Act; business activities; Nasdaq quotation; corporate approvals; SPAC Certificate of Designation; PIPE investment; sanctions; related party transactions and no additional or representation or warranties.

Covenants of the Parties

Covenants of GNQ

GNQ made certain covenants under the Business Combination Agreement, including, among others, the following:

GNQ has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause other GNQ Companies to, except as otherwise contemplated by the Business Combination Agreement or the related agreements, including the Plan of Arrangement and disclosure letters, as required by applicable law, government authority or contract to which any of the GNQ Companies is a party, for the incurrence of GNQ Transaction Expenses, or as consented to by IBAC in writing (which consent will not be unreasonably conditioned, withheld or delayed), to operate the business of the GNQ Companies in the ordinary course.

During the Interim Period, GNQ has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Business Combination Agreement or the related agreements, including the Plan of Arrangement and disclosure letters, as required by applicable law, for the incurrence of GNQ Transaction Expenses, or as consented to by IBAC in writing, not to:

●	change or amend the governing documents of any GNQ Company;

●	make or declare any dividend or distribution to the stockholders of any GNQ Company or make any other distributions in respect of any of the GNQ Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly owned subsidiary of a GNQ Company to such GNQ Company or another wholly owned subsidiary of such GNQ Company and (ii) repurchases of GNQ Common Shares in connection with any termination of employment or other services;

●	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the GNQ Companies’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of a GNQ Company that remains a wholly owned subsidiary of such GNQ Company after consummation of such transaction;

●	purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any GNQ Company, except for (i) transactions between a GNQ Company and any wholly owned subsidiary of such GNQ Company and (ii) repurchases of GNQ Common Shares acquired upon exercise of GNQ Options in the ordinary course in connection with any termination of employment or other services;

●	sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the GNQ Companies, taken as a whole, except for (i) dispositions of equipment in the ordinary course, (ii) sales of inventory in the ordinary course or (iii) transactions solely among the GNQ Companies;

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●	acquire any ownership interest in any real property;

●	acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $25,000,000 in any individual transaction (or series of related transactions) or $100,000,000 in the aggregate;

●	except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of taxes, except to comply with IFRS or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (B) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

●	issue any additional equity interests or securities exercisable for or convertible into equity interests, subject to certain exceptions (including, but not limited to, the issuance of stock upon vesting of any equity awards or exercise of vested options); grant any options, warrants, restricted stock units, convertible equity instruments or other equity-based awards that relate to the equity of any GNQ Company subject to certain exceptions; or amend, modify or waive any of the terms or rights set forth in any GNQ Options or the GNQ Warrants, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

●	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any GNQ Company, merge or consolidate with any person or be acquired by any person, or file for bankruptcy in respect of any GNQ Company;

●	waive, release, settle, compromise or otherwise resolve any action, lawsuit, investigation or any other proceeding by or before any governmental authority, except in the ordinary course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

●	incur, assume or guarantee any indebtedness for borrowed money the principal amount of which exceeds $10,000,000 in the aggregate;

●	delay payments of any accounts payable or other liability of a GNQ Company beyond its due date or the date when such liability would have been paid in the ordinary course; provided that the GNQ Companies may delay payments of accounts payable or other liabilities to the extent that any such GNQ Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

●	enter into, renew or amend in any material respect (i) certain affiliate transactions or any contract between any GNQ Company and any broker, finder, investment banker or financial advisor with respect to the Business Combination, or (ii) except in the ordinary course, certain types of contracts that, had such contract been entered into on or before the date of the Business Combination Agreement, would have been required to be disclosed pursuant to the disclosure letter of GNQ;

●	limit the right of any GNQ Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person;

●	except as set forth on the disclosure letter of GNQ, enter into, renew or amend any employment agreement with any executive officers of GNQ; and

●	enter into any agreement or otherwise make a binding commitment to take any action prohibited under the Business Combination Agreement.

During the Interim Period, GNQ has also agreed to, and to cause its subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, GNQ’s governing documents, such subsidiary’s governing documents, and all other material contracts to which any of the GNQ Companies may be a party, and (2) with all applicable sanctions and export laws.

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GNQ will not adopt any stockholder rights plan or similar agreement to which any GNQ Company would be or become subject, party or otherwise bound.

GNQ acknowledged and agreed that it and each other GNQ Company is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable laws on a person possessing material nonpublic information about a publicly traded company. GNQ agreed that, while it is in possession of such material nonpublic information, it will not purchase or sell any securities of IBAC (except with the prior written consent of IBAC), take any other action with respect to IBAC in violation of such laws, or cause or encourage any third party to do any of the foregoing.

To the extent required for this proxy statement/prospectus, GNQ agreed to deliver to IBAC true and complete copies of (a) the unaudited condensed consolidated interim balance sheet of the GNQ Companies as of March 31, 2026 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended March 31, 2026 (the “Q1 Financials”), and (b) the audited consolidated balance sheet of the GNQ Companies as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of GNQ’s independent auditor (the “PCAOB 2025 Audited Financials”, and together with the Q1 Financials, the “SEC Financials”). GNQ agreed to use its commercially reasonable efforts to deliver (i) the Q1 Financials to IBAC prior to May 14, 2026, and (ii) the PCAOB 2025 Audited Financials to IBAC prior to April 16, 2026. GNQ agreed to use its commercially reasonable efforts to ensure that the Q1 Financials’ presentation of the financial condition, operating results, shareholders’ equity and cash flows of the GNQ Companies shall not differ in any material respect from the GNQ Interim Financial Statements.

In the event any Key GNQ Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, GNQ will utilize the proxy granted to it under the Shareholder Support Agreement by such Key GNQ Shareholder to act for such Key GNQ Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the CBCA and other applicable law; provided that no such action by GNQ will be necessary if the failed action by such Key GNQ Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Covenants of IBAC

Upon satisfaction or waiver of the conditions set forth in Article VIII of the BCA and provision of notice thereof to the Trustee (which notice IBAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, IBAC agreed (a) to cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by IBAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Under Article VI of the BCA, IBAC is required to effect the Conversion at least one Business Day prior to the Closing Date. To consummate the Conversion, the parties must file a certificate of conversion with the Delaware Secretary of State, together with the Interim Charter, and file articles of conversion with the Nevada Secretary of State, with each filing becoming effective at the same date and time as mutually agreed. Upon effectiveness, each share of IBAC Common Stock issued and outstanding immediately prior thereto automatically converts on a one-for-one basis into one fully paid, validly issued, and nonassessable share of IBAC Common Stock of the resulting Delaware corporation, the Interim Charter becomes IBAC’s certificate of incorporation, and IBAC adopts the Interim Bylaws as its bylaws. No dissenters’ or appraisal rights are available with respect to the Conversion under NRS 92A. The directors and officers of IBAC in office immediately prior to the Conversion continue in their respective capacities under the newly adopted governing documents until the earlier of the Arrangement Effective Time or the appointment of their successors. Following the Conversion and prior to the Closing, IBAC’s board of directors is to ratify and approve such matters as may be required to effect the Transactions under the Agreement.

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Prior to the Closing, IBAC agreed to use commercially reasonable efforts to ensure it remains listed as a public company on Nasdaq or NYSE and shall promptly notify GNQ of any communications from Nasdaq or the NYSE with respect to the listing of IBAC’s securities, compliance with rules and any potential suspension of listing or delisting actions contemplated or threatened by Nasdaq or the NYSE. IBAC will apply for, and use commercially reasonable efforts to cause, the shares of IBAC Class A Common Stock to be issued in connection with the Business Combination Agreement to be approved for listing on Nasdaq or the NYSE and accepted for clearance by DTC, subject to official notice of issuance.

Subject to the terms of the IBAC Governing Documents, IBAC agreed to take all such action within its power as may be necessary or appropriate such that immediately following the Closing: (a) the Combined Entity Board will consist of five (5) directors, comprised of (i) one (1) director designated by the Sponsor, who is reasonably acceptable to GNQ and who qualifies as an “independent director” under stock exchange regulations applicable to the Combined Entity, and (ii) four (4) additional directors designated by GNQ in writing prior to filing the Proxy/Registration Statement, at least two (2) of whom shall qualify as an “independent director” under stock exchange regulations applicable to the Combined Entity (such that, in aggregate, at least three (3) directors on the Combined Entity Board qualify as independent), each such director to hold office in accordance with the IBAC Governing Documents; and (b) the officers of GNQ holding such positions as set forth on the disclosure letter of GNQ (or such other persons specified by GNQ in writing prior to the Closing) shall be appointed as the officers of the Combined Entity, each such officer to hold office in accordance with the IBAC Governing Documents.

During the Interim Period, IBAC has agreed not to, and shall cause its Subsidiaries (including CallCo and ExchangeCo) not to, except as otherwise contemplated by the Business Combination Agreement (including the disclosure letters) or the Ancillary Agreements thereto, as required by law, governmental authority or any contract to which IBAC is a party, or as consented to by GNQ Company in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law:

●	(A) seek any approval from IBAC Stockholders to change, modify or amend the Trust Agreement or the governing documents of IBAC, except as contemplated by the Proposals or (B) change, modify or amend CallCo’s governing documents or ExchangeCo’s governing documents, except as is necessary to amend the articles of ExchangeCo to include the ExchangeCo Exchangeable Share provisions;

●	change, modify or amend the IBAC Rights Agreement, including by reducing the Warrant Price (as defined in the IBAC Rights Agreement);

●	(x) make or declare any dividend or distribution to the shareholders of IBAC or make any other distributions in respect of its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of IBAC’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of IBAC, other than a redemption of IBAC Class A Common Stock (prior to the Arrangement Effective Time) made as part of the IBAC Share Redemptions;

●	merge, consolidate or amalgamate with or into, or acquire any other person or be acquired by any other person;

●	except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of taxes, except to comply with IFRS, GAAP or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (B) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

●	enter into, renew or amend in any material respect, any transaction or contract (A) with an affiliate of IBAC, (B) with any IBAC Stockholder except as permitted or contemplated by the Business Combination Agreement or (C) between IBAC and any broker, finder, investment banker or financial advisor with respect to the Business Combination;

●	other than in connection with the Expense Advancement Agreement and the Promissory Note or any Working Capital Loans, incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another person;

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●	(A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of the Business Combination Agreement, as agreed to by IBAC’s independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by the Business Combination Agreement);

●	(A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any IBAC capital stock, capital stock of CallCo or capital stock of ExchangeCo or securities exercisable for or convertible into IBAC capital stock, capital stock of CallCo or capital stock of ExchangeCo or (B) grant any options, warrants or other equity-based awards with respect to IBAC capital stock, capital stock of CallCo or capital stock of ExchangeCo not outstanding on the date of the Business Combination Agreement;

●	waive, release, compromise, settle or agree to waive, release, compromise, or settle any litigation, action, proceeding or investigation before any court or governmental body except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

●	except as set forth on the disclosure letter of IBAC, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person;

●	liquidate, dissolve, reorganize or otherwise wind-up the business and operations of IBAC;

●	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of IBAC’s capital stock or equity interests;

●	purchase, repurchase, redeem (except for the exercise of the IBAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of IBAC; or

●	enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under the Business Combination Agreement.

During the Interim Period, IBAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by IBAC with the SEC, and otherwise comply in all material respects with applicable securities laws.

After the Closing, IBAC agreed to indemnify and hold harmless each present and former director and officer of the GNQ Companies, IBAC, CallCo and ExchangeCo against any costs, expenses, damages or liabilities incurred in connection with any action, lawsuit, investigation or any other proceeding by or before any governmental authority arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

IBAC will, and will cause its subsidiaries to, maintain for a period of not less than six years from the Closing (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of the GNQ Companies’, IBAC’s, CallCo’s or ExchangeCo’s former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents as of the date of the Business Combination Agreement and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the GNQ Companies’, IBAC’s, CallCo’s or ExchangeCo’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will the GNQ Companies, IBAC, CallCo, or ExchangeCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the GNQ Companies, IBAC, CallCo or ExchangeCo for such insurance policy for the year ended December 31, 2021.

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Unless otherwise approved in writing by GNQ, IBAC shall not permit any amendment or modification to be made to, provide a waiver (in whole or in part) of, or otherwise provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. IBAC shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein.

Prior to the Arrangement Effective Time, subject to approval by the IBAC Stockholders at the Special Meeting and conditioned upon the occurrence of, and effective as of, the Closing Date, IBAC agrees to approve and adopt the Stock Incentive Plan.

Prior to the Arrangement Effective Time, IBAC will take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the beneficial ownership of any shares of IBAC capital stock resulting from the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to IBAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Prior to the Closing Date, each of GNQ and IBAC shall not, and shall cause each of their respective subsidiaries not to, take any action which would reasonably be expected to prevent the exchange of GNQ Common Shares for consideration that includes ExchangeCo Exchangeable Shares under the Arrangement by Electing Shareholders who make and file a valid tax election under Section 85 of the Tax Act as described, and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment. Where an Electing Shareholder desires to so elect, after the Closing, IBAC shall cause ExchangeCo to make a joint election with such Electing Shareholder in respect of its disposition of its GNQ Common Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement.

Mutual Covenants

Each party made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

GNQ and IBAC will (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within twenty (20) business days after the date of the Business Combination Agreement) submit all notifications, reports, and other filings required to be submitted to a governmental authority in order to obtain the necessary regulatory approvals and (ii) use their commercially reasonable efforts to cooperate with any governmental authority and to undertake any and all action required to obtain any necessary or advisable regulatory approvals and complete lawfully the Business Combination.

GNQ and IBAC will (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or regulatory approval under any applicable laws prescribed or enforceable by any governmental authority for the Business Combination and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination and (ii) cooperate fully with each other in the defense of such matters.

GNQ, on the one hand, and IBAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Business Combination.

GNQ and IBAC will use commercially reasonable efforts to cause the Proxy/Registration Statement (including the proxy statement/prospectus) to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective as long as is necessary to consummate the Business Combination.

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IBAC will as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, mail (or cause to be mailed) the Proxy/Registration Statement to the IBAC Stockholders. IBAC and GNQ will furnish to the other party all information concerning itself, its subsidiaries, officers, directors, managers, shareholders and other equityholders regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of IBAC on Form 8-K pursuant to the Exchange Act in connection with the Business Combination, or any other statement, filing, notice or application made by or on behalf of IBAC, GNQ or their respective affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Business Combination.

IBAC will as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, (i) give notice of, convene and hold a meeting of the IBAC Stockholders to vote on the Proposals for a date no later than 30 days after the date the proxy statement is mailed to IBAC Stockholders, (ii) use commercially reasonable efforts to solicit proxies from the applicable IBAC Stockholders to vote in favor of each of the Proposals, and (iii) provide its shareholders with the opportunity to elect to effect a IBAC Share Redemption.

IBAC will promptly notify GNQ in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of IBAC, threatened against, relating to or involving IBAC that relate to the Business Combination Agreement or the Plan of Arrangement. Each of IBAC and GNQ will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under law to consummate and make effective the Plan of Arrangement as soon as reasonably practicable.

IBAC and GNQ will, and IBAC will cause CallCo and ExchangeCo to and GNQ will cause the other GNQ Companies to, use commercially reasonable efforts to obtain all material consents and approvals of third parties that any GNQ Company, IBAC, CallCo or ExchangeCo, as applicable, are required to obtain to consummate the Business Combination, and take such other action as may be reasonably necessary or another party to the Business Combination Agreement may reasonably request to satisfy the conditions to closing or otherwise to comply with the Business Combination Agreement and to consummate the Business Combination as soon as practicable, subject to certain exceptions.

Each of IBAC and GNQ (i) intend for the Conversion to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (ii) shall use its respective best efforts to cooperate to cause the Business Combination to qualify, and agree not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the exchange by Non-Electing Shareholders of their respective GNQ Common Shares for shares of IBAC Class A Common Stock, and the PIPE Investments, taken together from qualifying, as an exchange under Section 351 of the Code. If the SEC requests or requires a tax opinion in connection with the Business Combination, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor and such party.

GNQ or IBAC will promptly advise the other of any action, lawsuit, investigation or any other proceeding by or before a governmental authority commenced or, to the knowledge of GNQ or IBAC, threatened after the date of the Business Combination Agreement, against such party or any of its subsidiaries or directors by any GNQ Shareholder or IBAC Stockholder with respect to the Business Combination Agreement or the Business Combination, in which case the defending party will control the defense of any such action, lawsuit, investigation or proceeding, subject to giving the other party a reasonable opportunity to participate in the defense and the defending party shall not settle, compromise, come to an arrangement or cease defense without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

During the Interim Period, each of GNQ and IBAC shall not, and shall cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning GNQ or IBAC or their respective subsidiaries, to any person relating to, a business combination proposal, an acquisition proposal or an alternative transaction or afford to any person access to the business, properties, assets or personnel of any GNQ Company or IBAC or any of its subsidiaries in connection with a business combination proposal, an acquisition proposal or an alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, an acquisition proposal or an alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to a business combination proposal, an acquisition proposal or an alternative transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction. Each of GNQ and IBAC shall, and shall cause its representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to any business combination proposal, alternative transaction or acquisition proposal. GNQ and IBAC agreed in the Business Combination Agreement that any violation of the restrictions set forth in this paragraph by a party or its affiliates or representatives would be deemed to be a breach of such section in the Business Combination Agreement by such party.

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During the Interim Period, to the extent permitted by applicable law, each of GNQ and IBAC shall, and shall cause each of its subsidiaries to, (i) afford to the other party and its representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of its operations, to all of its respective assets, properties, facilities, books, contracts, tax returns, records and appropriate officers, employees and other personnel and shall furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession as such representatives may reasonably request, and (ii) cooperate with the other party and its representatives regarding all due diligence matters, including document requests. All information obtained by GNQ, IBAC and their respective representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement and GNQ agrees to be bound to the same restrictions as IBAC as to all information furnished before or after the Business Combination Agreement by or on behalf of IBAC or its affiliates to GNQ or its representatives. Notwithstanding the foregoing, neither GNQ nor IBAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or violate any law or regulations applicable to such party.

IBAC will take all necessary action to ensure that, effective as of the Closing, any agreements with respect to Working Capital Loans and any and all IBAC Miscellaneous Agreements are terminated upon payment in full of the IBAC Transaction Expenses and the repayment in full of all amounts outstanding under such agreements. GNQ will take all necessary action to ensure that, effective as of the Closing, any and all contracts between any GNQ Company and any broker, finder, investment banker or financial advisor with respect to the Business Combination are terminated upon payment in full of the GNQ Transaction Expenses. Each of IBAC and GNQ will provide evidence reasonably satisfactory to the other party that such contracts have been terminated and all amounts owing thereunder were paid in full.

IBAC and GNQ agree that the terms of the ExchangeCo Exchangeable Shares set out in an exhibit to the Business Combination Agreement will not be amended, restated, supplemented or otherwise modified in any respect without the mutual written consent of each party.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Business Combination Agreement will not survive the Closing.

Termination

The Business Combination Agreement may be terminated prior to the Closing, as follows:

●	by mutual written consent of GNQ and IBAC;

●	by written notice from GNQ or IBAC to the other if any governmental order has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination;

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●	by written notice from GNQ to IBAC within ten (10) business days after there has been a modification in recommendation of the IBAC Board with respect to any of the Proposals;

●	by written notice from IBAC to GNQ within ten (10) business days after there has been a modification in recommendation of the GNQ Board with respect to the GNQ Arrangement Resolution;

●	by written notice from GNQ or IBAC to the other if the IBAC Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

●	by written notice from IBAC to GNQ if the GNQ Required Approval in respect of the GNQ Arrangement Resolution shall not have been obtained at the GNQ Shareholders Meeting;

●	prior to the Closing, by written notice to GNQ from IBAC in the event of certain uncured breaches on the part of GNQ, or if the Closing has not occurred on or before the 270th day following the date of the Business Combination Agreement (the “Agreement End Date”), unless IBAC is in material breach of the Business Combination Agreement; provided that GNQ may extend the Agreement End Date for a period of up to 60 days upon written notice to IBAC if IBAC failed to deliver to GNQ the SEC Financials (to the extent required to be provided pursuant to the Business Combination Agreement) by the applicable dates set forth in the Business Combination Agreement; or

●	prior to the Closing, by written notice to IBAC from GNQ in the event of certain uncured breaches on the part of IBAC or if the Closing has not occurred on or before the Agreement End Date, unless GNQ is in material breach of the Business Combination Agreement, provided that IBAC may extend the Agreement End Date for a period of up to 60 days upon written notice to GNQ if GNQ failed to deliver to IBAC the SEC Financials (to the extent required to be provided pursuant to the Business Combination Agreement) by the applicable dates set forth in the Business Combination Agreement.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement, and there will be no liability on the part of either party thereto or its respective affiliates, officers, directors or stockholders, other than liability of GNQ or IBAC, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination. In the event of certain terminations resulting from a material uncured willful breach or actual fraud, the breaching party will be required to pay to the other party a break-up fee of $10,000,000 (the “Break-Up Fee”) within three Business Days following such termination, payable upon the earliest of the consummation of an Alternative Transaction by the breaching party or the liquidation or bankruptcy of the breaching party. Additionally, GNQ may terminate the Business Combination Agreement to accept a Company Superior Proposal (as defined in the Business Combination Agreement), in which case GNQ must pay the Break-Up Fee substantially concurrently with such termination.

Amendments

The Business Combination Agreement may not be amended except by a duly authorized agreement in writing signed on behalf of each of the parties to the Business Combination Agreement and referencing the Business Combination Agreement.

Related Agreements

PIPE Subscription Agreements

Prior to the closing of the Business Combination, IBAC will enter into PIPE Subscription Agreements with PIPE Investors, pursuant to which the PIPE Investors will agree to purchase, and IBAC agreed to sell to the PIPE Investors, an aggregate of up to 1,000,000 shares of IBAC Class A Common Stock for a purchase price of $10.00 per share and an aggregate gross purchase price of up to $10,000,000 (inclusive of the Bridge Financing proceeds). The terms of any PIPE Subscription Agreement must be mutually agreeable to, and approved in advance by, each of GNQ and IBAC.

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The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investment is to raise additional capital for use by the Combined Entity following the Closing.

Pursuant to the PIPE Subscription Agreements, IBAC agreed that, within 30 calendar days following the Closing, IBAC will file with the SEC (at IBAC’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and IBAC shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies IBAC that it will “review” the registration statement) following the Closing and (ii) the second business day after the date IBAC is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Side Letter Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC and GNQ entered into a letter agreement (the “Side Letter Agreement”) pursuant to which GNQ intends to complete a debt financing consisting of 10% secured convertible promissory notes (the “GNQ Convertible Notes”) and common share purchase warrants (the “Bridge Warrants”) for aggregate gross proceeds to GNQ of up to $2,000,000 (the “Bridge Financing”). In connection with the execution of the Business Combination Agreement, an investor introduced by IBAC purchased a GNQ Convertible Note in the aggregate principal amount of $250,000. The GNQ Convertible Notes bear interest at a rate of 10% per annum, have a maturity date that is six months from the date of issuance, and are convertible into GNQ Common Shares at a conversion price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio under the Business Combination Agreement. The Bridge Financing proceeds are included in the calculation of IBAC Available Cash for purposes of the Minimum Cash Amount closing condition under the Business Combination Agreement.

At the holder’s option, the GNQ Convertible Notes may be converted into GNQ Common Shares at a conversion price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio. Immediately prior to the Arrangement Effective Time, each outstanding GNQ Convertible Note will automatically convert into GNQ Common Shares at the applicable conversion price, and such shares will then be exchanged for shares of IBAC Class A Common Stock in accordance with the GNQ Exchange Ratio.

The Bridge Warrants entitle holders to purchase GNQ Common Shares at an exercise price equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the GNQ Exchange Ratio, exercisable for a period of five years from the date of issuance. Each Bridge Warrant is issued alongside a GNQ Convertible Note, with the number of underlying shares determined by dividing 100% of the funded amount by an assumed value for a GNQ Common Share based on a discount to the $10.00 reference value of a share of IBAC Class A Common Stock. Upon the Arrangement Effective Time, each Bridge Warrant will automatically convert into a warrant to purchase IBAC Class A Common Stock on substantially equivalent economic terms, after giving effect to the GNQ Exchange Ratio.

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC, GNQ and certain GNQ Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, the GNQ Shareholders party to such agreement agreed (i) to vote their GNQ Common Shares in favor of the Arrangement and other resolutions needed to consummate the Arrangement and the other Transactions, and, subject to limited exceptions, not to transfer such shares, (ii) to waive, and not to exercise, any dissent rights for GNQ Common Shares in connection with the Arrangement, and (iii) to consent to, or take all actions reasonably required to effect, the termination of certain existing agreements at or prior to the Closing. The GNQ Shareholders party to the Shareholder Support Agreement beneficially own, in the aggregate, a sufficient number of GNQ Common Shares to approve the Arrangement under applicable law.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earliest of (i) the Closing, (ii) termination of the Business Combination Agreement pursuant to its terms, and (iii) a Company Modification in Recommendation made in connection with a Company Superior Proposal. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

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Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC entered into a Sponsor Support Agreement with the Sponsor and GNQ, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of IBAC capital stock in favor of the Business Combination Agreement and the Transactions, and, subject to limited exception, not to transfer such shares, (ii) not to redeem any of its shares of IBAC capital stock in connection with the Transactions, (iii) to waive its anti-dilution rights with respect to its shares of IBAC Common Stock under the Existing IBAC Charter, and (iv) to release IBAC and its subsidiaries from any pre-Closing claims, subject to customary exceptions. The Sponsor also agreed to subject its Founder Shares and Private Placement Securities to a lock-up until the earlier of (i) six (6) months following the date of the Closing, and (ii) the date on which IBAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of IBAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In addition, the Sponsor has agreed to, effective as of the Closing, unconditionally and irrevocably release IBAC, ExchangeCo, CallCo and their respective past and present directors, officers, employees, agents and subsidiaries from any and all pre-Closing claims, other than claims arising from fraud or willful misconduct. The Sponsor Support Agreement also provides that if the aggregate SPAC Transaction Expenses exceed the applicable cap, the Sponsor shall, at its election, either (a) pay the excess amount in cash at Closing, or (b) forfeit a number of shares of IBAC Common Stock equal to the excess expense amount divided by $10.00, which forfeited shares shall be cancelled and retired for no consideration.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of: (i) Closing and (ii) the termination of the Business Combination Agreement in accordance with its terms. In the event of such termination of the Business Combination Agreement, the Sponsor Support Agreement shall terminate in its entirety and all obligations of the parties thereunder shall cease, except for provisions that by their terms survive such termination.

Lock-Up Agreements

Prior to the Closing, IBAC will enter into a Lock-Up Agreement with GNQ, the Sponsor, and certain GNQ Shareholders holding at least 95% of the GNQ Common Shares pursuant to which the securities of IBAC and ExchangeCo held by such holders will be subject to transfer restrictions for a specified period following the Closing, subject to certain customary exceptions. The securities held by such GNQ Shareholders will be locked-up until the earlier of: (i) six (6) months following the date of Closing, and (ii) subsequent to the Closing, the date on which IBAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of IBAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided, that (A) if the closing trading price of the Combined Entity Class A Common Stock on the applicable stock exchange exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading day period, then the Holder shall have the right to sell 50% of Combined Entity Class A Common Stock subject to applicable regulatory restrictions, and (B) if the closing trading price of the Combined Entity Class A Common Stock exceeds $15.00 per share on the same basis (within a non-overlapping 30-day trading day period), then the Holder shall have the right to sell the remaining 50% of Combined Entity Class A Common Stock subject to applicable regulatory restrictions.

Amended and Restated Registration Rights Agreement

Upon Closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of IBAC holding Founder Shares, and certain GNQ Shareholders will enter into an Amended and Restated Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Combined Entity Class A Common Stock held by the Investors after the Closing. Holders of registrable securities representing a majority of the registrable securities held by the Existing Investors or the New Investors, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Investors, or eight demand registrations by the New Investors). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

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Under the Registration Rights Agreement, IBAC agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify IBAC and certain persons or entities related to IBAC such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arms-length negotiations between IBAC and GNQ Insilico, and their respective representatives. The following is a description of the background of these negotiations.

IBAC Initial Public Offering

IBAC is a blank check company originally formed under the laws of the State of Delaware on July 7, 2020 and which converted to a Nevada corporation on September 21, 2023, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

On March 28, 2024, IBAC consummated its IPO of 10,000,000 units (the “IBAC Units”). Each IBAC Unit consists of one share of IBAC Common Stock and one IBAC Right. Each IBAC Right entitles the holder thereof to receive one-twentieth (1/20) of one share of IBAC Common Stock upon the consummation of IBAC’s initial business combination. The IBAC Units were sold at an offering price of $10.00 per IBAC Unit, generating gross proceeds of $100,000,000.

Substantially concurrently with the closing of the IBAC IPO, IBAC completed the private sale of 570,000 IBAC Units (the “IBAC Private Units”) to the Sponsor. The Sponsor is a Delaware limited liability company formed as an investment vehicle holding the securities of IBAC and as the Sponsor of the IPO. The shareholders of the Sponsor include Adelmo (Al) Lopez, Christy Albeck, John Joyce, Jian Zhang, Silvia Panigone, and Shelley Leonard. In accordance with the governing documents of the Sponsor, Al Lopez is the Managing Member of the Sponsor and deemed to have the voting and dispositive rights over the securities of IBAC held by the Sponsor. Each IBAC Private Unit consists of one IBAC Ordinary Share and one IBAC Right. The IBAC Private Units were sold at a purchase price of $10.00 per IBAC Private Unit, generating gross proceeds to IBAC of $5,700,000. IBAC Private Units are identical to the IBAC Units sold in the IBAC IPO, subject to limited exceptions as further described in the registration statement of the IBAC IPO, such that the Sponsor has agreed to waive its redemption rights with respect to the Common Stock underlying the IBAC Private Units under certain circumstances.

In connection with the IBAC IPO, the underwriter of the IBAC IPO were granted an option to purchase up to 1,500,000 additional Units (the “Over-Allotment Option”). On March 27, 2024, the representative of the underwriters in the IPO, I-Bankers Securities, Inc. (“IBS”) (the “Representative”), exercised the Over-Allotment Option in full, and on March 28, 2024, the Representative consummated its purchase of 1,500,000 IBAC Units (the “Option Units”), generating gross proceeds of $15,000,000. Simultaneously with the issuance and sale of the Option Units, IBAC completed a private placement sale of 40,500 IBAC Private Units to the Sponsor at a purchase price of $10.00 per IBAC Private Unit, generating gross proceeds of $405,000.

In connection with the IBAC IPO and the sale of the Option Units, IBAC issued a total of 395,000 IBAC Ordinary Shares (the “Representative Shares”) to the Representative.

Of the net proceeds of the IBAC IPO, the sale of the Option Units, sale of Private Units, and sale of Additional Private Units, a total of $115,000,000, was placed in a trust account (the “Trust Account”) established for the benefit of the IBAC Public Stockholders and the underwriters of the IPO with Continental Stock Transfer & Trust Company acting as trustee.

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On April 26, 2024, IBAC announced that on May 1, 2024 that the IBAC Units would no longer trade and that the IBAC Common Stock and IBAC Rights would commence trading separately.

Target Search

After the consummation of the IBAC IPO, IBAC began their search for a suitable target for a business combination. Below is a list of the candidates that IBAC assessed in substance and did not proceed with a potential business combination. Since its IPO in March 2024, IBAC has held a standing weekly meeting to discuss prospective targets. The meeting typically has included Al Lopez (Chairman/CEO), John Joyce (Vice Chairman), Christy Albeck (CFO), and members of the Sponsor team. IBAC has evaluated, in varying degrees of detail, over 25 targets in addition to the other candidates described below. In addition to GNQ Insilico, IBAC executed three other LOIs.

Candidate One: On June 21, 2024, Mr. Jian Zhang of the Sponsor introduced Candidate One to IBAC. Candidate One is a healthcare consulting company based in Shanghai, China focused on providing superior healthcare services to higher income individuals through a subscription/membership-based model. On August 7, 2024, the management team of Candidate One held an online introductory meeting and presentation to representatives of IBAC. During the meeting, the management team of Candidate One introduced its core business and operational footprint, and rationale for seeking a U.S. listing. During August and September 2024, IBAC held additional internal meetings to conduct due diligence on Candidate One to evaluate the viability of the business model and to assess the cross-border complexities and financeability of a potential transaction. On September 13, 2024, IBAC and Candidate One executed a non-binding letter of intent outlining the terms of a potential business combination. In October 2024, a representative of IBAC, conducted an on-site visit of Candidate One’s headquarters in Shanghai, China and met with the management team. The parties discussed general work stream, timeline, and conditions to be satisfied to complete listing through a de-SPAC transaction. After further consideration, IBAC decided not to move forward with Candidate One due to lack of confidence in the scalability of the business model and the financeability of the overall transaction.

Candidate Two: On May 1, 2025, a professional connection of the Sponsor introduced Candidate Two to IBAC. Candidate Two is a U.S.-based provider of AI and HPC infrastructure solutions. On May 14, 2025, the CEO of Candidate Two held an online introductory meeting and presentation to representatives of IBAC. During the meeting, the CEO introduced its core business model and discussed its proprietary technology and strategic relationships. One of Candidate Two’s strategic relationships, a large multinational semiconductor company, had reportedly expressed interest in making a significant investment in a de-SPAC transaction involving Candidate Two. On June 12, 2024, IBAC and Candidate Two executed a non-binding letter of intent outlining the terms of a potential business combination. The parties discussed general work stream, timeline, and conditions to be satisfied to complete listing through a de-SPAC transaction. After determining that the strategic investor’s interest in the transaction had waned, IBAC decided not to move forward with Candidate Four.

Candidate Three: On November 19, 2024, a representative of IBAC attended a conference call with management from Candidate Three, a company operating in the gold mining sector. After the initial presentation, IBAC was granted access to the data room on December 16, 2024, followed by additional presentation on December 18, 2024. After review of the data room materials, IBAC agreed to pursue an LOI with Candidate Three. An LOI was executed on January 28, 2025. The LOI and business combination was contingent upon Candidate Three’s ability to win a bankruptcy bidding process for a major mining asset. The process took much longer than anticipated and IBAC eventually terminated the LOI.

In addition to the three candidates described above, IBAC executed non-disclosure agreements and held advanced discussions with several other target companies that did not reach the stage of an executed LOI. Ultimately, IBAC chose not to pursue a business combination with these candidates due to a combination of factors including but not limited to management quality, public company readiness, revenue potential, valuation, and financeability. A representative sample of such companies include the following:

(1) An industrial manufacturing company based in Taiwan focused on the manufacturing and distribution of eco-friendly consumer packaging materials;

(2) A Metaverse, crypto, and gaming company based in New Zealand;

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(3) A small modular nuclear reactor company based in the U.S.;

(4) A micro-lending platform based in the UK;

(5) A luxury yacht manufacturer based in Dubai and Poland;

(6) A quantum computing company based in the UK;

(7) A bitcoin miner based in Canada;

(8) A branded beverage company;

(9) A logistics and technology company based in Southeast Asia; and

(10) A family-owned plastics and metal recycling company based in the U.S. with facilities across Asia.

Timeline of the Business Combination

Following its IPO in March 2024, IBAC’s management team and Sponsor began identifying and evaluating potential business combination targets. IBAC’s management focused its search primarily on companies operating in the technology and consumer goods sectors. In evaluating potential targets, IBAC considered factors including management quality, public company readiness, revenue potential, valuation, and financeability.

In early-mid September 2025, GNQ was introduced to IBAC by Avni, a business relationship of the Sponsor. After the meeting, the parties agreed to enter into a non-disclosure agreement to continue the discussion. IBAC agreed to set up an introductory call with GNQ.

On September 23, 2025, IBAC and GNQ entered into a Non-Disclosure Agreement. The Non-Disclosure Agreement provides that both parties shall keep confidential the information disclosed to the other party.

On September 26, 2025, GNQ granted access of its data room to IBAC, and management of IBAC started due diligence of GNQ.

On October 2, 2025, IBAC held an in-person meeting with Mr. Rehan Huda, GNQ’s CEO, in New York, NY.

On October 3, 2025, IBAC circulated an initial draft of a non-binding letter of intent (the “LOI”), which contemplated a proposed business combination pursuant to which IBAC would directly or indirectly acquire 100% of the outstanding equity of GNQ in exchange for total consideration of approximately $500 million, payable in the form of 50 million shares of IBAC’s common stock at $10.00 per share (the “Transaction Consideration”). The LOI further provided, among other things that the Transaction Consideration and equity value would be fixed at the signing of the Business Combination Agreement, with no post-closing purchase price adjustment for net debt or working capital. The LOI also included a non-binding term sheet, which provided, among other things, that: (i) at the closing, the board of directors of the surviving company would consist of five directors, including one director designated by IBAC’s sponsor (who must qualify as independent under applicable exchange requirements) and four additional directors to be determined by GNQ; (ii) the Business Combination Agreement would include a $10,000,000 break-up fee payable by either IBAC or GNQ upon termination resulting from the other party’s material uncured willful breach or actual fraud; (iii) shares issued to significant existing equity holders and the sponsor shall be subject to a six-month lock-up, with early release provisions triggered upon the trading price of IBAC’s common stock exceeding specified thresholds; and (iv) the closing of the Business Combination would be subject to customary closing conditions, including satisfaction of minimum cash conditions, SEC and exchange review, stockholder approval by both IBAC and GNQ, and the Form S-4 registration statement having been declared effective.

On October 6, 2025, IBAC held a conference call with Mr. Rehan Huda and Mr. Sudhir Saxena of GNQ to further discuss GNQ’s history, product offerings, financial status, potential of its technology and a prospective business combination.

On October 15, 2025, IBAC held a second in-person meeting with Mr. Rehan Huda of GNQ in New York, NY. During the meeting, the parties finalized the remaining details of the LOI. On the same day, IBAC and GNQ executed the LOI.

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On November 5, 2025, IBAC had introductory calls with two employees of GNQ, Andrea Dobrindt (Vice President of AI) and Anh Pham (Vice President of Quantum and R&D), in order to learn more about GNQ’s technology. In addition, IBAC met with Mr. Richie Hosein of Freehealth.AI, an AI-driven digital health company and prospective customer of GNQ.

On December 16, 2025, IBAC engaged Marshall & Stevens (“Marshall & Stevens”), an outside party that is not related to IBAC, to provide a fairness opinion for the transaction. In selecting a fairness opinion provider, the IBAC Board considered multiple nationally recognized valuation and financial advisory firms with experience in de-SPAC transactions. After evaluating the qualifications, expertise, and availability of potential providers, the IBAC Board selected Marshall & Stevens based on its substantial experience providing fairness opinions in business combination transactions, its reputation in the valuation industry, and its independence from the parties to the transaction.

On December 23, 2025, ArentFox Schiff (“AFS”) circulated to GNQ’s legal counsel (Barnes & Thornburg LLP (“B&T”), with respect to U.S. law, and Cassels Brock & Blackwell LLP (“Cassels”), with respect to Canadian law, an initial draft of the business combination agreement.

On January 5, 2026, ArentFox Schiff (“AFS”) circulated to GNQ’s legal counsel an initial timetable for the proposed business combination.

On January 26, 2026, AFS circulated to GNQ’s legal counsel initial drafts of the Ancillary Agreements.

On February 4, 2026, IBAC engaged Dentons Canada LLP (“Dentons”) as its Canadian counsel.

From December 23, 2025 through March 16, 2026, representatives of IBAC and GNQ and members of their respective legal counsel and financial advisors, conducted various telephonic conferences regarding the terms of the Business Combination Agreement and exchanged drafts and negotiated the terms of the Business Combination Agreement and the Ancillary Agreements, including the disclosures schedules to the Business Combination Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Plan of Arrangement, Exchangeable Share Terms, the GNQ Arrangement Resolution, Exchange Agreement, Registration Rights Agreement, the Combined Entity Charter, the Combined Entity Bylaws, and the Stock Incentive Plan. During this time, the parties negotiated and resolved all open items in the Business Combination Agreement and the Ancillary Agreements. In particular, the negotiations focused on the structuring and terms of the exchangeable shares, U.S. and Canadian provisions impacting the tax analysis, the conditions of the lock-up applicable to GNQ Shareholders, the ability of GNQ the terms of GNQ’s ability to terminate the Business Combination Agreement related to a Company Superior Proposal, the Break-Up Fee, various representations and warranties, and the timing and related requirements with respect to the delivery of PCAOB compliant financial statements by GNQ.

On February 17, 2026, Marshall & Stevens presented to the IBAC Board an analysis report, including its analysis as to whether the total consideration to be paid to the shareholders of IBAC in connection with the Business Combination is fair to the shareholders of IBAC from a financial point of view. Marshall & Stevens rendered its oral opinion to IBAC Board to the effect that, as of February 6, 2026, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion that the consideration to be paid by IBAC in connection with the Business Combination pursuant to the Business Combination Agreement is fair, from a financial point of view, to IBAC’s unaffiliated shareholders.

On February 19, 2026, a meeting of the IBAC Board was called to discuss and approve the Business Combination Agreement and the Business Combination. The transaction structure and material transaction terms under the Business Combination Agreement were discussed. After considering the proposed terms of the Business Combination Agreement and other related transaction agreements, and taking into account the other factors described below under the caption “The Board’s Reasons for the Approval of the Business Combination,” a majority of IBAC Board approved the Business Combination Agreement and the Business Combination, and determined that it was advisable and in the best interests of IBAC to consummate the Business Combination contemplated by the Business Combination Agreement. IBAC’s board of directors directed that the Business Combination Proposals and the other proposals described in this proxy statement/prospectus be submitted to IBAC’s shareholders for approval and adoption, and recommended that IBAC shareholders approve and adopt the Business Combination Proposals and the other proposals.

On March 16, 2026, IBAC and GNQ executed the Business Combination Agreement.

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Extension of the Period of Time to Consummate Initial Business Combination

On September 22, 2025, IBAC obtained shareholder approval to extend the deadline to complete its initial business combination from September 28, 2025 to March 28, 2026. On March 25, 2026, IBAC obtained shareholder approval to extend the deadline to complete its initial business combination from March 28, 2026 to September 28, 2026.

IBAC Board’s Reasons for the Approval of the Business Combination

Approval of a majority of IBAC’s unaffiliated security holders is not required to consummate the Business Combination. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date, which includes both the votes of the Sponsor and IBAC’s affiliates as well as unaffiliated security holders. The Sponsor and IBAC’s officers and directors have agreed to vote all of their shares of IBAC Common Stock in favor of the Business Combination Proposal.

From the date of the IBAC IPO through the execution of the Business Combination Agreement on March 16, 2026, IBAC evaluated various potential target companies. IBAC followed the initial set of criteria and guidelines outlined in the prospectus for the IBAC IPO to assess the value and the growth of the potential target companies but did not limit itself to those initial set of criteria. IBAC’s management evaluated business combination opportunities made available to IBAC’s management based on the merits of a particular initial business combination which may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that IBAC’s management deemed relevant. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” The IBAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated IBAC Stockholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Prior to reaching the decision to approve the Business Combination Agreement and the Business Combination, the IBAC Board reviewed the results of the due diligence conducted by IBAC’s management and third-party legal and financial advisors, which included:

●	meetings and calls with the management team and advisors of GNQ (including its independent auditor) regarding, among other things, operations, plans and forecasts;

●	research on the market and the comparable selected public companies conducted by Marshall & Stevens;

●	analysis of GNQ’s business models, business plans and strategies;

●	review of material business contracts and other material matters;

●	assessment of GNQ’s total addressable market, key competitors, competitive advantages, barriers of entry and target market share;

●	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

●	consultation with IBAC management and its legal counsel and financial advisor;

●	review of historical financial performance of GNQ (including audited and unaudited financials) and management projections regarding GNQ’s user base and potential market growth;

●	financial and valuation analyses of GNQ and the Business Combination utilizing information provided by GNQ and publicly available information presented by Marshall & Stevens to the IBAC Board in Marshall & Stevens’s capacity as the fairness opinion provider to IBAC, as further described in the section entitled “The Business Combination Proposal — Certain Forecasted Information for GNQ”;

●	the business, history, and management of GNQ;

●	the likelihood that the Business Combination will be completed;

●	the expected timeline to complete the Business Combination;

●	the terms of the Business Combination Agreement and the belief that the terms of the Business Combination Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

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●	the view of IBAC’s management as to the financial condition, results of operations, and business of GNQ before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean IBAC cannot pursue other alternatives that could potentially result in greater value for IBAC;

●	the need for financing to complete the Business Combination; and

●	the risk that the Business Combination may not be completed in a timely manner or at all.

The IBAC Board determined that pursuing a potential business combination with GNQ would be an attractive opportunity for IBAC and its stockholders for a number of reasons, including, but not limited to the belief (1) that GNQ has sustainable competitive advantages, (2) that GNQ has the opportunity to grow successfully, (3) that GNQ can monetize their business and generate revenues, and (4) that GNQ can be acquired at an attractive valuation to maximize potential returns to IBAC Stockholders.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to GNQ’s business provided by GNQ and presented to the IBAC Board, the factors considered by the IBAC Board included, but were not limited to, the following:

●	GNQ’s Innovative AI-Powered Platform. GNQ has developed advanced computational platforms, including its Drug Assessment Platform (DAP) and Bio Avatar Platform (BAP), that integrate genomics, artificial intelligence, and advanced computational science to transform drug discovery and therapeutic evaluation. These platforms provide pharmaceutical companies, investors, and clinicians with comprehensive molecular and clinical insights through advanced computational modeling of drug-target interactions, multi-omics pathway analysis, and predictive toxicity assessments.

●	GNQ’s Differentiated Technology. GNQ’s platform introduces a novel approach to drug discovery by leveraging deep genomic understanding and advanced technologies to identify novel drug targets, optimize drug molecules, and predict treatment responses with greater precision. By combining AI-driven insights with domain expertise, GNQ is positioned to accelerate research processes, enhance genomic insights, and contribute to advancements in precision medicine and healthcare.

●	GNQ’s Existing Operations. GNQ has built a precision-oriented computational platform designed to transform investment research, drug discovery, therapeutic evaluation, and personalized health modeling using AI, genomics, and predictive simulations. GNQ is also collaborating with industry leaders, including quantum computing providers, to leverage cutting-edge quantum hardware and expertise to optimize drug development.

●	GNQ’s Business Plan. GNQ’s business plan is focused on data-driven therapeutic development across key disease domains using AI, genomics, and advanced computational modeling. The platform is designed to significantly reduce development time and costs for new therapeutics, with the potential to save billions annually in research and development for leading life science organizations. GNQ’s customer-centric approach involves tailoring solutions to meet the specific needs of clients in the life sciences and healthcare industries.

●	Growth Potential of GNQ’s Business. GNQ’s revenues have the potential to accelerate as it expands its platform offerings and advances its research pipeline with the proceeds from the Business Combination. GNQ’s current focus areas include oncology precision therapeutics (including Multiple Myeloma and Non-Small Cell Lung Cancer), neurodegenerative disease modeling (including ALS and Alzheimer’s), rare genetic disorder research, and metabolic health platforms.

●	Large and Growing Market for AI-Driven Drug Discovery. The market for AI-driven drug discovery and precision medicine is growing rapidly both in the United States and internationally. GNQ’s platform enables pharmaceutical companies, biotechnology firms, investors, and clinicians to capitalize on significant opportunities in computational drug development, therapeutic evaluation, and personalized health modeling.

●	Attractive Valuation. The IBAC Board’s determination that if GNQ is successful in achieving its goals and expanding its platform offerings, advancing its therapeutic pipeline, and increasing its partnerships with pharmaceutical companies and healthcare institutions, IBAC Stockholders will have acquired their shares in the Combined Entity at an attractive valuation based on the valuation of AI-driven drug discovery, precision medicine, and other high growth life sciences technology companies. For more, see “The Business Combination Proposal — Certain Forecasted Information for GNQ.”

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●	Continuity of GNQ’s Management Team. Following completion of the Business Combination, the Combined Entity will be led by the same senior management team that led GNQ prior to the Business Combination, which management team has built GNQ from inception and positioned it as an innovator in AI-driven drug discovery and precision medicine. The management team includes experienced professionals with backgrounds in investment banking, technology leadership at major corporations, clinical pharmacology, and pharmaceutical development. This management team, who have executed, or will execute at closing of the Business Combination, employment agreements or other restrictive covenant agreements with GNQ, will also be significant shareholders of the Combined Entity and accordingly will be incentivized to remain with GNQ and help GNQ achieve its business plan.

●	Terms and Conditions of the Business Combination Agreement. The terms and conditions of the Business Combination Agreement and the Business Combination, were, in the opinion of the IBAC Board, the product of arm’s-length negotiations between the parties.

●	Continued Ownership by GNQ Shareholders. The IBAC Board considered that (i) GNQ Shareholders are converting substantially all of their equity into the Combined Entity, (ii) that GNQ Shareholders will be significant shareholders of the Combined Entity after Closing, and (iii) GNQ Shareholders holding more than 95% of GNQ Common Shares are entering into Lock-Up Agreements.

●	Additional Investments. The IBAC Board considered the fact that PIPE Investors agreed to invest up to $10 million in the aggregate in the Combined Entity at the Closing (including the Bridge Financing).

●	GNQ Being an Attractive Target. The IBAC Board considered the fact that GNQ (i) is of a sufficient size relevant to the public marketplace, (ii) is engaged in a business with significant demand in the rapidly growing AI-driven drug discovery and precision medicine markets both in the United States and internationally, and (iii) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the IBAC Board believed would allow GNQ to accelerate its platform development, advance its therapeutic pipeline, and expand its partnerships with pharmaceutical companies and healthcare institutions.

In the course of its deliberations, in addition to the various other risks associated with the business of GNQ, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the IBAC Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

●	Macroeconomic Risks Generally. Macroeconomic uncertainty and the effects they could have on the Combined Entity’s revenues and financial performance.

●	Structure of and Competition in the AI-Driven Drug Discovery Industry. The AI-driven drug discovery and precision medicine industry includes both established pharmaceutical companies with significant resources and emerging biotechnology companies developing competing platforms. While GNQ believes it has a significant opportunity to establish a market leadership position, there is no guarantee that it will be successful and it may face significant competition as it grows. In addition, many established pharmaceutical companies have substantially greater financial, technical, and marketing resources than GNQ, which could impact GNQ’s ability to achieve its business plan.

●	Commercialization Risk. While GNQ’s platform is designed to significantly reduce development time and costs for new therapeutics, GNQ is still in the process of commercializing its platform and establishing revenue-generating partnerships. There is a risk that GNQ will be unable to monetize its technology platform at the level it expects or at all, or that pharmaceutical companies may not adopt GNQ’s platform at the anticipated rate.

●	Risks in GNQ’s Business Plan. GNQ’s business plan relies on successful development and commercialization of its AI-powered drug discovery platform and the adoption of its technology by investors, pharmaceutical companies and healthcare institutions, which may not be achieved on its projected timeline or at all, which would negatively impact GNQ’s ability to successfully meet its objectives. The drug discovery and development industry is subject to significant regulatory oversight, and there can be no assurance that GNQ’s platform-derived insights will be validated in clinical trials or receive regulatory qualification or approval.

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●	Business Plan and Projections May Not be Achieved. The risk that GNQ may not be able to execute on its business plan on time or at all, and realize the anticipated revenue growth from platform licensing, research partnerships, and therapeutic development collaborations. In addition, GNQ has historically had a limited number of employees. In order to expand its operations and achieve its business plan, GNQ will be required to hire additional employees with specialized expertise in computational biology, artificial intelligence, and drug development, which carries risks including, among other things, operational issues, integration and coordination challenges, and ability to source employees that meet GNQ’s expectations.

●	GNQ’s Technology Infrastructure. GNQ’s platform relies on advanced computational infrastructure including AI/machine learning systems, quantum computing capabilities, and large-scale data processing. As GNQ scales its operations, it may face challenges related to maintaining and upgrading its technology infrastructure. GNQ will need to make substantial investments into its technology infrastructure to, among other things, maintain platform performance, protect proprietary algorithms and data, and defend against potential cyber-attacks such as malware, viruses, ransomware attacks, and other security threats.

●	Clinical Trial and Regulatory Risk. GNQ’s platform is designed to improve the success of drug discovery and development, but drug candidates identified or optimized using GNQ’s platform will still be subject to extensive clinical trials and regulatory approval processes. Some regulatory authorities also provide a voluntarily process for qualifying drug development tools like GNQ’s platform to support regulatory decision making. There can be no assurance that drug candidates evaluated using GNQ’s platform will successfully complete clinical trials or receive regulatory approval, which could adversely impact GNQ’s reputation and business relationships.

●	Risks Related to Proprietary Technology and Intellectual Property. GNQ relies on proprietary algorithms, machine learning models, and analytical methodologies. While GNQ has filed patent applications covering its Drug Assessment Platform’s methodologies, processes, and technical innovations, there can be no assurance that these patents will be granted or will provide adequate protection. GNQ could also be subject to claims that its technology infringes the intellectual property rights of third parties, which could result in substantial costs and diversion of resources.

●	GNQ’s Data Privacy and Regulatory Compliance. GNQ’s platform handles sensitive data including genomic data, clinical records, and other health-related information. GNQ will need to maintain robust compliance infrastructure to ensure compliance with HIPAA, GDPR, CCPA, and other applicable privacy and data protection regulations. A failure to be in compliance with all applicable laws could subject GNQ to significant fines, litigation, and reputational harm.

●	Dependence on Third-Party Collaborations. GNQ’s success depends in part on its ability to establish and maintain collaborations with pharmaceutical companies, healthcare institutions, clinical researchers, and technology partners such as quantum computing providers. The loss of key partnerships or failure to establish new partnerships could adversely impact GNQ’s ability to commercialize its platform and achieve its business plan.

●	Patent and Other IP Risks. GNQ could be subject to litigation from patent holders or other intellectual property owners alleging that its platform violates their rights. Such litigation could require GNQ to modify its platform, seek licenses, or incur substantial costs and delays in defending its intellectual property position.

●	Management Team. GNQ’s executives operate in a highly specialized industry that requires expertise in computational biology, artificial intelligence, drug development, and regulatory sciences. There can be no assurance that GNQ will be able to retain its key personnel or attract additional qualified personnel as needed to execute its business plan.

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●	Readiness to be a Public Company. As GNQ has not previously been a public company and its senior executives have not previously been senior executives of a public company, GNQ may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. GNQ will be required to significantly expand its financial operations and there is a risk that GNQ will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing. In addition, as GNQ increases its presence into additional countries, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

●	Dilution from Shares of Common Stock to be Issued in the Future. Pursuant to the Business Combination Agreement, the GNQ Shareholders may be issued the Earnout Shares upon achievement of the applicable earnout milestones during the Earnout Period. Upon achievement of the earnout milestones, these shares will be earned by the GNQ Shareholders and, after expiration of the applicable lock-up period, will be unrestricted and available to be sold, which could have a negative impact on the Combined Entity’s stock price. In addition, pursuant to the Stock Incentive Plan, shares of Common Stock equal to fifteen percent (15%) of the number of Combined Entity shares outstanding upon Closing (calculated on a fully-diluted basis assuming the conversion of all securities convertible into shares of IBAC Class A Common Stock) will be available for issuance to directors, officers and employees of the Combined Entity and its subsidiaries after Closing, subject to an evergreen feature. In addition, upon achievement of either of the earn-out conditions, the number of shares included in the Stock Incentive Plan will be increased by ten percent (10%) of the shares that vest upon achievement of each such condition.

●	Shares Available for Sale / Lock-Ups. The IBAC Class A Common Stock issued to the PIPE Investors are not subject to any lock-up. The Combined Entity is required to register such shares of IBAC Class A Common Stock promptly after Closing. At least 95% of the shares of Common Stock issued to GNQ Shareholders will be subject to a six-month lock-up and the shares of IBAC Class A Common Stock held by the Sponsor immediately upon Closing will be subject to a six-month lock-up (in each case subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such shares of IBAC Class A Common Stock, a substantial number of shares of IBAC Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

●	Liquidation. The risks and costs to IBAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in IBAC being unable to effect a business combination within the completion window which would require IBAC to liquidate.

●	IBAC Stockholder Vote and Other Actions. IBAC Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of IBAC Class A Common Stock.

●	Closing Conditions. Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within IBAC’s control.

●	IBAC Stockholders Holding a Minority Position in the Combined Entity. Existing IBAC Stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing IBAC Stockholders (excluding the Sponsor and PIPE Investors) owning approximately [____]% of the Combined Entity after Closing, assuming that no shares of IBAC Class A Common Stock are redeemed by IBAC Stockholders and excluding any shares issuable upon exercise of options and/or warrants.

●	Control of the Combined Entity. Following the Business Combination, the Combined Entity will be controlled by its board of directors and executive officers in accordance with the Combined Entity’s governing documents.

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●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

●	Redemptions. The risk that holders of IBAC Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

●	Trading Exchange Listing. The potential inability to maintain the listing of the Combined Entity’s securities on the Trading Market following the Closing.

●	Valuation. The risk that the IBAC Board may not have properly valued GNQ’s business.

●	Distraction to Operations. The risk that the potential diversion of GNQ’s management and employee attention as a result of the Business Combination may adversely affect GNQ’s operations.

In addition to considering the factors described above, the IBAC Board also considered that:

●	Interests of Certain Persons. The Sponsor and certain officers and directors of IBAC (and certain of their family members) may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of IBAC Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination”). IBAC’s independent directors on the IBAC Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the IBAC Audit Committee, the Business Combination Agreement and the transactions contemplated therein.

After considering the foregoing, the IBAC Board concluded, in its business judgment, that the potential benefits to IBAC and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Board Approval

In evaluating whether to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the IBAC Board held five (5) meetings and consulted with its financial and legal advisors. The IBAC Board held a meeting on February 19, 2026, in which three of the four members of the IBAC Board were present at such meeting. John Joyce, the Company’s Vice Chairman, was not present at the meeting and properly waived notice of the meeting. During the meeting, the IBAC Board reviewed and discussed the terms and conditions of the Business Combination Agreement, the Plan of Arrangement, and the Ancillary Agreements. The Board also reviewed and considered the presentation from Marshall & Stevens, the financial advisor retained by the Board, regarding its financial analysis of the fairness of the consideration to be paid in connection with the Business Combination, and received the oral and written fairness opinion of Marshall & Stevens that, as of the date of such opinion and based upon and subject to the various factors, assumptions and limitations set forth therein, the consideration to be paid by IBAC in connection with the Business Combination is fair, from a financial point of view, to IBAC. Following discussion, upon motion duly made, seconded and unanimously approved by the directors present, the IBAC Board (i) determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are fair to, advisable for, and in the best interests of IBAC and its stockholders, (ii) authorized, approved and adopted the Business Combination Agreement, the Plan of Arrangement, the Ancillary Agreements, and the other transactions contemplated thereby, and (iii) resolved to recommend that IBAC Stockholders approve and adopt the Business Combination Agreement, the Plan of Arrangement, the Conversion and the transactions contemplated thereby. No member of the IBAC Board present at the meeting voted against or abstained from voting on the approval of the Business Combination Agreement or the transactions contemplated thereby. No unaffiliated representative was retained to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or preparing a report concerning the fairness of the Business Combination.

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Fairness Opinion

On December 16, 2025, the IBAC Board engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) to advise the IBAC Board as to the fairness of the mergers from a financial point of view. Marshall & Stevens is a nationally recognized valuation and financial advisory firm with substantial experience in providing fairness opinions and valuations in connection with mergers, acquisitions and valuations for corporate and other purposes, including de-SPAC transactions. Marshall & Stevens was selected by the IBAC Board based on its qualifications, expertise, reputation in providing fairness opinions for transactions of this type, and experience with similar transactions. IBAC interviewed five different firms for the potential fairness opinion engagement and selected Marshall & Stevens largely due to their substantial experience and strong reputation for providing fairness opinions for SPAC mergers.

On February 17, 2026, the IBAC Board met to review the proposed business combination. As part of that meeting, representatives from Marshall & Stevens presented to the IBAC Board certain financial analyses as described below and rendered its oral opinion with respect to the merger. This opinion was confirmed by delivery of a written opinion, dated February 19, 2026 (the “M&S Opinion”), to the effect that, based upon a valuation date of January 16, 2026 (the “Valuation Date”) and based on and subject to the matters described in its opinion, as to the fairness to IBAC, from a financial point of view, of the proposed business combination with GNQ.

The full text of the M&S Opinion, dated February 19, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the M&S Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Shareholders of IBAC are encouraged to, and should, read the fairness opinion carefully and in its entirety. Marshall & Stevens’ opinion was provided solely for the information and assistance of the IBAC Board in connection with its evaluation of the fairness to IBAC, from a financial point of view, of the proposed Business Combination with GNQ, and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Business Combination or any other matter. The opinion does not address any other aspect of the proposed Business Combination with GNQ, such as, without limitation, any fees paid or to be paid, any bonuses paid or to be paid, any incentive equity plans adopted or to be adopted, any executive employment agreements entered into or to be entered into, any subsequent equity raises or other diluting events, or the fact that the proposed Business Combination with GNQ will result in a change of control of IBAC. In reaching its conclusions, Marshall & Stevens did not consider the impact (positive or negative) of the transaction itself. Marshall & Stevens was not retained to consider or to give advice, and had not considered and given no advice, as to whether the consummation of the transaction is in the best interests of IBAC or its equity holders, or whether any other transactions are available to IBAC or its stockholders, or whether this is the best transaction available to IBAC or its stockholders.

Neither Marshall & Stevens nor any of its affiliates had any material relationship with IBAC, GNQ, the Sponsor (I-B Good Works 4, LLC), or any of their respective affiliates during the past two years, and no such relationship is mutually understood to be contemplated, other than in connection with the engagement to provide the M&S Opinion. In addition, Marshall & Stevens has not received any compensation from IBAC, GNQ, the Sponsor, or any of their respective affiliates during the past two years other than the fee described below in connection with the M&S Opinion.

In arriving at its opinion, Marshall & Stevens had, among other things:

●	Reviewed the draft Business Combination Agreement dated February 19, 2026;

●	Reviewed the historical financial statements of GNQ;

●	Reviewed financial projections of GNQ prepared by management of GNQ;

●	Reviewed information relating to the applicable industry and similar companies to GNQ;

●	Conducted discussions with and reviewed information provided by management of GNQ; and

●	Reviewed such other information as Marshall & Stevens determined to be useful to its analysis.

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In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information.

For purposes of its opinion, Marshall & Stevens did not perform an independent valuation or appraisal of the underlying assets of either GNQ or IBAC.

Instructions and Limitations

Marshall & Stevens was instructed by the IBAC Board to render an opinion as to the fairness, from a financial point of view, of the proposed Business Combination with GNQ to IBAC. The fairness opinion was subject to the following limitations: (i) Marshall & Stevens did not perform an independent valuation or appraisal of the underlying assets of either GNQ or IBAC; (ii) Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information provided to it; and (iii) Marshall & Stevens did not consider the impact (positive or negative) of the transaction itself on the value of GNQ or IBAC.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis in the amount of $84,500, and its compensation is not contingent upon the completion of the Business Combination. In addition, IBAC agreed to reimburse Marshall & Stevens for its reasonable out-of-pocket expenses and to indemnify Marshall & Stevens against certain liabilities arising out of its engagement. Marshall & Stevens provided no additional services associated with the Business Combination.

Determination of Consideration

The consideration to be paid in the Business Combination was determined through arm’s-length negotiations between IBAC and GNQ and was not recommended by Marshall & Stevens. Marshall & Stevens was not requested to, and did not, make any recommendation as to the form or amount of consideration to be received by the holders of IBAC Class A Common Stock or GNQ Shareholders in the Business Combination.

Financial Projections

The management of GNQ provided financial projections for the financial years ending 2026 through 2030. See “— Certain Forecasted Information for GNQ” below for more information.

Valuation of GNQ

Discounted Cash Flow Method

Using the financial projections discussed above, Marshall & Stevens performed an income approach via the Discounted Cash Flow method. The major inputs and assumptions used in Marshall & Stevens’ Discounted Cash Flow method were as follows:

●	As discussed above, GNQ provided financial projections through 2030. GNQ’s financial projections included projections of revenue, cost of goods sold, operating expenses, working capital, and capital expenditures.

●	A weighted average cost of capital (WACC) was used as the discount rate in Marshall & Stevens’ analysis and applied to debt-free, after-tax cash flows. The WACC was calculated to range from 26.6% to 28.6%.

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●	The terminal value was calculated using the H-Model. The H-model assumptions included a high growth rate of 25.0%, a residual growth rate of 3.0%, a 10-year life for the high growth stage, and the aforementioned WACC range.

Marshall & Stevens first determined the enterprise value of GNQ. Marshall & Stevens subsequently determined the fair market value of equity by adding the cash balance and subtracting the debt balance as of the Valuation Date. The indication of equity value for GNQ using the Discounted Cash Flow method and projections was estimated to be between approximately $514.6 million to $583.7 million.

Guideline Public Company Analysis

Marshall & Stevens performed a guideline public company analysis with respect to GNQ to assess how the public markets are valuing companies with operations and businesses that Marshall & Stevens considered to be sufficiently similar in certain respects to those of GNQ for purposes of this analysis. This analysis incorporated comparative measures of risk and growth observed in trading multiples of comparable publicly traded companies, which Marshall & Stevens applied against the GNQ Projections. None of the selected companies is identical to GNQ. Certain of these companies may have financial, business or operating characteristics that are materially different from those of GNQ.

Marshall & Stevens reviewed and compared certain financial and operating data of GNQ with the following selected publicly traded companies:

Ticker	Company
CRL	Charles River Laboratories International, Inc.
IQV	IQVIA Holdings Inc.
MEDP	Medpace Holdings, Inc.
SDGR	Schrödinger, Inc.
CERT	Certara, Inc.
SLP	Simulations Plus, Inc.
HYFT	MindWalk Holdings Corp.
ABSI	Absci Corporation
RXRX	Recursion Pharmaceuticals, Inc.

Based on its review of the trading multiples of the selected companies and its professional judgment and experience, Marshall & Stevens applied a range of enterprise value to fiscal year 2027 estimated revenue (“EV/’27E Revenue”) multiples of 4.90x to 5.60x to GNQ’s projected fiscal year 2027 revenue of approximately $108.0 million, as set forth in the GNQ Projections. Based on this analysis, Marshall & Stevens derived an implied equity value range for GNQ of approximately $529.3 million to approximately $604.9 million.

Conclusion

Marshall & Stevens considered the Discounted Cash Flow method and the Guideline Public Company method. A 50% weighting was placed on each method. The following table summarizes the implied equity value ranges derived by Marshall & Stevens from its analyses:

Methodology	Implied Equity Value Range for GNQ
Discounted Cash Flow Analysis	~$514.6 million – ~$583.7 million
Guideline Public Company Analysis (EV / ‘27E Revenue)	~$529.3 million – ~$604.9 million

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Valuation of Proposed Consideration

In exchange for all outstanding equity in GNQ, holders of GNQ Securities will receive consideration of 50,000,000 shares of IBAC (the “Base Consideration”), to be adjusted based on the earnout for up to 7,500,000 additional shares (the “Earnout”) (collectively, the “Proposed Consideration”).

For purposes of its opinion, and with the IBAC Board’s approval, Marshall & Stevens did not perform a separate standalone enterprise valuation of IBAC. Rather, again with IBAC Board’s approval, Marshall & Stevens used the Redemption Price of $10.00 per share for purposes of considering the value of IBAC Common Stock. Marshall & Stevens was not asked to determine and, accordingly, performed no analysis to determine if such price represents the fair market value of such shares. The value of the Base Consideration using a $10.00 share price was $500.0 million.

In addition to the analyses described above, Marshall & Stevens performed a Monte Carlo simulation to estimate the fair value of the Earnout contemplated by the Merger Agreement. Pursuant to the Merger Agreement, up to 7,500,000 additional shares of IBAC Common Stock may be issued to current holders of GNQ upon achievement of specified revenue or share price thresholds for GNQ. A Monte Carlo simulation is a probabilistic valuation technique that uses repeated random sampling to model the range of possible outcomes for a variable (in this case, GNQ’s revenue and share price) and calculates the probability-weighted expected payoff of a contingent consideration arrangement.

Based on this analysis, Marshall & Stevens derived an estimated fair value for the earnout consideration of approximately $48.9 million. Marshall & Stevens considered the estimated fair value of the earnout in assessing the total value of the Proposed Consideration. The Proposed Consideration was equal to the value of the Base Consideration, $500.0 million, plus the value of the Earnout, $48.9 million. Based on the methodology described, the value of the Proposed Consideration was estimated to be approximately $548.9 million.

Conclusion

The indications of value for GNQ based upon the above methodologies range from $521.9 million to $594.3 million. The proposed consideration of $548.9 million falls within this range. Based on and subject to the foregoing, Marshall & Stevens rendered its opinion to the IBAC Board that, as of the Valuation Date, the proposed Business Combination with GNQ was fair, from a financial point of view, to IBAC.

Certain Forecasted Information for GNQ

The following information constitutes forward-looking statements attesting to GNQ management’s expectations of GNQ’s future financial performance. GNQ has prepared the following prospective financial information to present the potential future financial performance of GNQ based on certain assumptions, which GNQ management believes to be reasonable as of the date hereof.

Neither IBAC nor GNQ, as a matter of course, makes public projections as to future sales, earnings or other results. However, GNQ management prepared certain unaudited prospective financial information (the “Projections”) for use by Marshall & Stevens in connection with the rendering of the fairness opinion described above in “The Business Combination Proposal — IBAC Board’s Reasons for the Approval of the Business Combination — Fairness Opinion” and for use by the IBAC Board in evaluating the Business Combination.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable by GNQ management as of the date on which such forecasts were prepared, including, among other things, GNQ’s expectations regarding the commercialization of its Drug Assessment Platform (DAP) and Bio Avatar Platform (BAP), the timing and success of customer engagements, the realization of GNQ’s current deal pipeline, and anticipated operating cost structure.

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Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to GNQ’s business (including its limited operating history), the timing and success of platform commercialization, customer acquisition and retention, the regulatory environment for AI-driven drug discovery, intellectual property risks, reliance on key partnerships and collaborations, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that IBAC, GNQ, the Combined Entity or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, the information below is not included to influence your views on the Business Combination and is summarized in this proxy statement/prospectus solely to provide stockholders access to certain non-public information considered by the IBAC Board in connection with its evaluation of the Business Combination and provided to Marshall & Stevens to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding GNQ in this proxy statement/prospectus.

Neither GNQ’s independent registered public accounting firm nor any other independent accountants has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of GNQ’s independent registered public accounting firm included in this proxy statement/prospectus relates to GNQ’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR GNQ, NONE OF IBAC, GNQ, MARSHALL & STEVENS OR THE COMBINED ENTITY UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF IBAC, GNQ OR THE COMBINED ENTITY NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY IBAC STOCKHOLDER, GNQ SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Material Assumptions Underlying the Projections

The Projections were prepared by GNQ management and provided to Marshall & Stevens and the IBAC Board. The material assumptions underlying the Projections include the following:

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Revenue Assumptions

GNQ’s projected revenues are derived from three principal revenue streams: (i) Standard Assessments, (ii) Premium Simulations, and (iii) Platform Licensing.

Standard Assessments are projected to generate approximately $250,000 per engagement, with revenue recognized in the quarter following the engagement. The number of Standard Assessment engagements is projected to grow from 70 in Year 1 to 410 in Year 5.

Premium Simulations are projected to generate approximately $750,000 per engagement, with revenue recognized over the following two quarters. Additionally, a portion of Premium Simulation clients are expected to enter into annual subscription agreements for $300,000 per annum over a 3-year period. The number of Premium Simulation engagements is projected to grow from 20 in Year 1 to 148 in Year 5.

Platform Licensing represents engagements where GNQ’s platform is utilized by larger institutions, with higher fees per engagement supported by GNQ’s current deal pipeline. The majority of Year 1 revenue is expected to come from Platform Licensing. By Year 5, the revenue breakout is projected to be an approximately even split among the three revenue streams.

Cost and Profitability Assumptions

Direct costs were projected to be 27-30% of revenue. Twenty-five percent (25%) of direct salaries, wages, and consulting fees were assumed to be expensed upfront, with the remaining portion amortized over a five-year period.

Operating expenses were projected to be fixed at 12% of revenue.

Tax rate was estimated by GNQ management at 30%.

Operating margins were projected at 56-59% of revenue.

Summary of Projected Financial Information

The following tables summarize the Projections:

Revenue Analysis

	2026	2027	2028	2029	2030
Revenue ($ millions)	$37.5	$108.0	$174.4	$242.8	$312.5

Net Income Analysis

	2026	2027	2028	2029	2030
Net Income ($ millions)	$14.8	$44.5	$71.9	$99.0	$127.4
Net Income Margin	39.4%	41.2%	41.2%	40.8%	40.8%

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GNQ Management Affirmation

GNQ has affirmed to IBAC that the Projections continue to reflect the view of GNQ’s management about GNQ’s future financial performance as of the most recent practicable date prior to the date of this proxy statement/prospectus.

GNQ’s Reasons for the Approval of the Business Combination

GNQ’s board of directors (the “GNQ Board”), in evaluating the proposed Business Combination, consulted with GNQ’s management and GNQ’s legal advisors. The GNQ Board reviewed the proposed Business Combination over the course of multiple meetings and discussions with management and its legal advisors and considered, among other things, GNQ’s historical financial performance, current financial position, liquidity requirements, business plan, growth prospects and anticipated capital needs. The GNQ Board also reviewed and considered presentations and analyses prepared by management regarding GNQ’s strategic objectives, the expected benefits and risks of the Business Combination, the anticipated sources and uses of transaction proceeds, the post-Closing capitalization of the Combined Entity and the potential impact of the transaction on existing GNQ Shareholders. The GNQ Board received advice from its legal advisors regarding the structure of the Arrangement, directors’ fiduciary duties under applicable law, the terms and operation of the Business Combination Agreement and related transaction documents, the shareholder approval process, the availability of dissent rights and the legal protections afforded to shareholders in connection with the Arrangement. The GNQ Board also considered the valuation implied by the Business Combination, the fact that the terms of the Business Combination Agreement were the product of arm’s-length negotiations between GNQ and IBAC, and the extent to which the transaction would provide GNQ with access to additional capital and the U.S. public markets. In addition, the GNQ Board considered available strategic and financing alternatives, including remaining a private company and pursuing alternative financing opportunities, and determined that the Business Combination represented the most attractive available alternative for advancing GNQ’s strategic objectives while allowing GNQ Shareholders to retain a substantial continuing equity interest in the Combined Entity. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the GNQ Board considered a number of factors, including, but not limited to, the following material factors, which the GNQ Board viewed as supporting its decision to approve the Business Combination:

●	Access to Capital to Fund Growth Strategy. GNQ’s business model is centered on the acceleration of drug development and the delivery of individualized clinical intelligence by combining multi-omics data and causal artificial intelligence into a unified platform serving customers including pharmaceutical and biopharmaceutical companies; hospital systems, specialty clinical practices, physician-led precision medicine programs, and health plans; and biotech and life sciences investors conducting scientific and investment diligence ion drug assets. GNQ’s ability to execute on its growth strategy is highly dependent on access to capital to fund the development and commercialization of its platform. The GNQ Board considered that the proposed Business Combination is expected to provide GNQ with proceeds from a combination of the PIPE Investment (in an aggregate amount of approximately $10.0 million (inclusive of the Bridge Financing), and funds retained in the IBAC Trust Account (after satisfaction of required redemption payments and transaction expenses), which proceeds are expected to enable the Combined Entity to accelerate its path to self-sustaining growth following consummation of the Business Combination.

●	Platform Scalability. The GNQ Board considered that GNQ has invested significantly in developing its Quantum Infused Biomedical Reasoning Model, or Q-BRM, as the property computation architecture underlying all three of GNQ’s product lines: the Drug Assessment Platform, the Drug Simulation Platform, and the Bio Avatar Platform. The Business Combination is expected to provide capital that will help the Combined Entity to continue development of Q-BRM and scale the scope and commercialization of its product lines.

●	Market Opportunity. The GNQ Board considered that access to public market capital would enable the Combined Entity to capture a meaningful share of the growing TechBio market. The GNQ Board further considered that becoming a publicly traded company would enhance its platform’s visibility and credibility in the marketplace, which may benefit the Combined Entity’s ability to attract partners and collaborators and other customers for its product offerings, to recruit and retain talented personnel, and to establish or deepen relationships with vendors and other business partners.

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●	Opportunity to Become a Publicly Traded Company Through an Established Transaction Structure. The GNQ Board considered that the Business Combination provides GNQ with a pathway to becoming a publicly traded company and obtaining access to the U.S. public capital markets. The GNQ Board considered that access to the public markets may enhance GNQ’s ability to raise additional capital in the future, use equity as consideration in strategic transactions, and support the continued growth of its business.

●	Enhanced Liquidity and Value Realization Opportunities for Shareholders. The GNQ Board considered that, following completion of the Business Combination, GNQ Shareholders will hold securities of a publicly traded company, which may provide increased liquidity over time relative to their current holdings in a private company. The GNQ Board considered that the public market listing may create opportunities for GNQ Shareholders to realize value from their investment while continuing to participate in the potential future growth of the Combined Entity.

●	Strategic and Commercial Benefits of a Public Listing. The GNQ Board considered that a public company profile may increase awareness of GNQ’s technology platform among pharmaceutical companies, healthcare organizations, commercial partners, investors and other stakeholders. The GNQ Board further considered that a public listing may improve GNQ’s ability to attract strategic relationships, recruit and retain qualified personnel, and compete more effectively within the sector.

●	Evaluation of Alternatives. The GNQ Board considered available strategic and financing alternatives and determined that the Business Combination represented an attractive opportunity to obtain growth capital and access the public markets while enabling GNQ Shareholders to retain a substantial continuing equity interest in the Combined Entity and participate in its future growth prospects.

●	Strong Shareholder Support and Transaction Certainty. The GNQ Board considered that, contemporaneously with the execution of the Business Combination Agreement, certain GNQ Shareholders entered into the Shareholder Support Agreement pursuant to which they agreed, among other things, to vote their GNQ Common Shares in favor of the Arrangement and related resolutions required to consummate the Business Combination, subject to limited exceptions, not to transfer such shares, and to waive dissent rights in connection with the Arrangement. The GNQ Board considered that the shareholders party to the Shareholder Support Agreement collectively held a sufficient number of votes to approve the Arrangement, providing a significant degree of certainty with respect to obtaining the shareholder approval required to complete the Business Combination and enhancing the likelihood that the transaction could be successfully consummated on the agreed terms.

The GNQ Board also considered that no director or officer of GNQ would receive any material benefit from the Arrangement that was different from, or disproportionate to, the benefits received by GNQ Shareholders generally, other than benefits arising from their ownership of GNQ Securities and customary arrangements disclosed elsewhere in this proxy statement/prospectus.

The GNQ Board also considered potential risks and uncertainties associated with the Business Combination, including the risks associated with becoming a public company, the potential for share price volatility following the Closing, the risk that the anticipated benefits of the Business Combination may not be realized, the possibility that the Arrangement may not close on the anticipated timeline, or at all, and that GNQ continues to incur substantial expenses in connection with the Arrangement that must be paid regardless of whether the Arrangement closes, and the other risks described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus. The GNQ Board concluded, however, that the potential benefits of the Business Combination outweighed these risks and uncertainties.

After considering the totality of the information presented to and considered by it, and following consultation with its legal advisors, the GNQ Board agreed that the benefits of the Arrangement outweighed the drawbacks and risks and determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable, fair to, and in the best interests of GNQ and its shareholders. In reaching this conclusion, the GNQ Board considered, among other things, the strategic rationale for the transaction, GNQ’s anticipated capital requirements and growth opportunities, the arm’s-length negotiations that resulted in the Business Combination Agreement, the alternatives available to GNQ, the support demonstrated by the Shareholder Support Agreement and subsequent shareholder approval of the Arrangement, the availability of dissent rights to eligible shareholders, and the advice received from management and GNQ’s legal advisors regarding the transaction and the GNQ Board’s fiduciary obligations.

Satisfaction of 80% Test

It is a requirement under the Existing IBAC Charter and Nasdaq listing requirements that the business or assets acquired in IBAC’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the M&A Fee payable to I-Bankers. and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of March 16, 2026, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $16.0 million (excluding the $4,025,000 M&A Fee payable to I-Bankers in connection with the Business Combination pursuant to the business combination marketing agreement entered into in connection with the IPO and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $9.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the IBAC Board looked at the pre-transaction enterprise value of GNQ of $500,000,000, subject to increase by up to an additional $100,000,000 in Earnout Shares upon the achievement of certain revenue and share price milestones during the Earnout Period. In determining whether the enterprise value described above represents the fair market value of GNQ, the IBAC Board considered all of the factors described above in this section, the fairness opinion received from Marshall & Stevens as described in “Fairness Opinion” above, and the fact that the purchase price for GNQ was the result of an arm’s length negotiation with GNQ. As a result, the IBAC Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the M&A Fee payable to I-Bankers and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of IBAC’s management team and the IBAC Board, the IBAC Board believes that the members of its management team and the IBAC Board are qualified to determine whether the Business Combination meets the 80% asset test.

Interests of the Sponsor and IBAC’s Officers and Directors in the Business Combination

When you consider the recommendation of the IBAC Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and IBAC’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a IBAC Stockholder. These interests include:

●	the Existing IBAC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing IBAC Charter. IBAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, IBAC’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to IBAC as well as the other entities with which they are affiliated. IBAC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before IBAC is presented with it;

●	unless IBAC consummates an initial business combination, IBAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of IBAC, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	the fact that the Sponsor may make up to $1,500,000 in working capital loans to IBAC, which amount IBAC may be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

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●	the 610,500 IBAC Placement Units (comprised of 610,500 IBAC Private Shares and 610,500 IBAC Placement Rights) purchased by the Sponsor for $6,105,000 will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the 610,500 IBAC Placement Units, and the underlying 610,500 IBAC Private Shares and 610,500 IBAC Placement Rights, will not be sold or transferred by it until 30 days after IBAC has completed a business combination, subject to limited exceptions;

●	the fact that the Sponsor paid $3,000, or approximately $0.0009 per share, for the Founder Shares (of which it currently holds 2,227,076, after 1,016,514 founder shares were distributed to James Michael McCrory), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $24.0 million, based on the closing price of IBAC Common Stock on July 13, 2026, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if IBAC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares or IBAC Private Shares in connection with a stockholder vote to approve a proposed initial business combination;

●	if IBAC does not complete an initial business combination by September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), the proceeds from the sale of the IBAC Placement Units of $6,105,000 will be included in the liquidating distribution to IBAC Public Stockholders and the IBAC Placement Rights will expire worthless;

●	the fact that upon completion of the Business Combination, the M&A Fee of $4,025,000 will be payable to I-Bankers;

●	if the Trust Account is liquidated, including in the event IBAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IBAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per IBAC Public Share (or such lesser amount per IBAC Public Share held in the Trust Account as of the date of liquidation, due to reductions in the value of the trust assets, net of interest that may be withdrawn to pay taxes) by the claims of prospective target businesses with which IBAC has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to IBAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that IBAC’s directors hold indirect interests in Founder Shares through the Sponsor, with membership interests representing the indirect equivalent of 525,000 Founder Shares granted to management, directors and director nominees, which if unrestricted and freely tradeable would be valued at $5,664,750, based on the closing price of IBAC Class A Common Stock on July 13, 2026, and that such shares will be worthless if a business combination is not consummated; and

●	the fact that IBAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

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In addition, IBAC’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. IBAC does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with GNQ because, among other things, none of such executive officers or directors had any interest in, or affiliation with, GNQ:

Individual	Entity	Position at affiliated entity

Adelmo “Al” Lopez	Finca Terrerito/Alma Coffee LLC	Chairman & Chief Executive Officer

	Worldwide Business Advisory Services LLC	Chairman & Founder

Christy Albeck	Albeck Advisors LLC	Founder & Managing Member

Silvia Panigone	ADYA Consulting SAGL	Chief Executive Officer & Founder

	Inhalis Therapeutics SA	Chief Executive Officer

	Teoresi SPA	Board Member

	SOM Biotech	Chairman & Chief Executive Officer

Jian Zhang	Yunnan Xiaosen Venture Capital Co., Ltd	Chief Executive Officer

	Hangzhou Hechuang Investment Management Co., Ltd	Chief Executive Officer

	Yunnan Jimaoxin Information Technology Co., Ltd	Director

	Shenzhen Zenyi Tonglian Technology Co., Ltd	Director

	Zhuhai Meining Technology Co., Ltd	Director

	Distoken Acquisition Corporation	Chairman & Chief Executive Officer

John Joyce	NetX Fund	Executive Chairman

Other than arising out of the proposed Business Combination and related transactions, none of IBAC, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, GNQ. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of IBAC’s officers and directors to enter into the Business Combination Agreement and IBAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize IBAC’s officers and directors to complete an initial business combination, even if on terms less favorable to IBAC Stockholders compared to liquidating IBAC, because, among other things, if IBAC is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and IBAC Placement Units and the directors’ indirect interests in the Founder Shares would be worthless, out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to IBAC would not be repaid to the extent such amounts exceed cash held by IBAC outside of the Trust Account, and I-Bankers Securities, Inc. would not receive the M&A Fee of $4,025,000. Upon completion of the Business Combination, it is not anticipated that any persons associated with IBAC will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for I-Bankers Securities, Inc. to be retained by the Combined Entity after Closing.

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IBAC’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of IBAC should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, IBAC’s independent directors on the IBAC Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein. For more, see “— Background of the Business Combination.”

The IBAC Board addressed the foregoing conflicts of interest through the following measures: (i) the independent directors on the IBAC Audit Committee separately reviewed and considered each of the potential conflicts described above and unanimously approved the Business Combination, (ii) the IBAC Board obtained an independent fairness opinion from Marshall & Stevens to evaluate the financial fairness of the consideration to unaffiliated stockholders, and (iii) the Sponsor agreed, pursuant to the Sponsor Support Agreement, to subject its shares to a six-month lock-up following Closing and to forfeit shares if transaction expenses exceed the cap.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, IBAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the GNQ Shareholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, GNQ’s senior management comprising the senior management of the Combined Entity and GNQ operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of GNQ with the Business Combination treated as the equivalent of GNQ issuing stock for the net assets of IBAC, accompanied by a recapitalization. The net assets of IBAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of GNQ in future reports of the Combined Entity.

Potential Purchases or Arrangements With Respect to IBAC Public Shares

At any time at or prior to the IBAC Special Meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or IBAC’s or GNQ’s respective directors, officers, advisors or respective affiliates may (1) purchase IBAC Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, IBAC Public Shares, (2) execute agreements to purchase IBAC Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire IBAC Public Shares, vote their IBAC Public Shares in favor of the Proposals and/or not to redeem their IBAC Public Shares. Such a purchase or other arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of shares of IBAC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or IBAC’s or GNQ’s respective directors, officers, advisors or respective affiliates purchase IBAC Public Shares in privately negotiated transactions from IBAC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their IBAC Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of the Proposals being approved and (2) limit the number of IBAC Public Shares electing to redeem, including to satisfy any minimum cash requirement.

Any such share purchases and other transactions may thereby increase the likelihood of obtaining IBAC Stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of the Sponsor or IBAC’s directors or officers has any plans to make any such purchases. IBAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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Entering into any such incentive arrangements may have a depressive effect on the shares of outstanding IBAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the IBAC Special Meeting.

United States Federal Income Tax Considerations

IBAC and GNQ (i) intend for the Conversion to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (ii) will use best efforts to cooperate to cause the exchange by Non-Electing Shareholders of their respective GNQ Common Shares for shares of IBAC Class A Common Stock, and the PIPE Investments, taken together, to qualify as an exchange under Section 351 of the Code. In the event that these transactions fail to qualify as such, there may be adverse U.S. federal income tax consequences to IBAC or to holders of shares of IBAC Class A Common Stock with respect to such shares.

The following is a discussion of certain U.S. federal income tax consequences for holders of shares of IBAC Class A Common Stock that (i) elect to have their shares of IBAC Class A Common Stock redeemed for cash if the Business Combination is completed, or (ii) are parties to the Conversion. This discussion applies only to shares of IBAC Class A Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of shares of IBAC Class A Common Stock, the discussion is applicable only to holders who purchased shares of IBAC Class A Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding shares of IBAC Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to IBAC Class A Common Stock being taken into account in an applicable financial statement;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

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For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of IBAC Class A Common Stock or GNQ Common Shares who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

●	an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of IBAC Class A Common Stock or GNQ Common Shares who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects associated with (i) certain redemptions of shares of IBAC Class A Common Stock, (ii) the Conversion transaction, or (iii) the GNQ U.S. Shareholder Exchange of the PIPE Investments. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. IBAC has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

The discussion below regarding material U.S. federal income tax considerations is intended to provide only a summary of the material U.S. federal income tax consequences of (i) the redemption to holders of IBAC securities and (ii) the Conversion transaction. The disclosure in this section, insofar as it relates to matters of U.S. federal income tax law, does not constitute a formal tax opinion or tax advice. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of (i) the redemption to holders of IBAC securities (ii) the Conversion transaction, or (iii) the GNQ U.S. Shareholder Exchange or the PIPE Investments. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the redemption.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A TAX OPINION OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Conversion Transaction

The Conversion is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (a “F-Reorganization”). An F-Reorganization is defined as “a mere change in identity, form, or place of organization of one corporation, however effected.” If the Conversion qualifies as an F-Reorganization, the holders of IBAC Common Stock (i) would generally not recognize gain or loss upon the deemed exchange of their IBAC Common Stock for Common Stock of the resulting IBAC corporation, (ii) would generally have a tax basis in the resulting IBAC Common Stock equal to their basis in the IBAC Common Stock surrendered in the Conversion, and (iii) would generally include the holding period of the surrendered shares of IBAC Common Stock in the holding period for the resulting IBAC Common Stock.

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If the Conversion were not to qualify as an F reorganization, it could instead be treated as a taxable exchange or as part of a larger reorganization (or sale) not meeting all applicable nonrecognition requirements. The rest of the discussion assumes that the Conversion will qualify as an F reorganization.

U.S. Holders

Redemption of Shares of IBAC Class A Common Stock.

In the event that a U.S. holder’s shares of IBAC Class A Common Stock are redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of IBAC Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the shares of IBAC Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the shares of IBAC Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Shares of IBAC Class A Common Stock” below. If the redemption does not qualify as a sale of the shares of IBAC Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any shares of IBAC’s stock following the redemption (including any shares constructively owned by the U.S. holder described in the following paragraph), and if so, the total number of shares of IBAC’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of IBAC’s shares outstanding both before and after the redemption. The redemption of shares of IBAC Class A Common Stock generally will be treated as a sale of the shares of IBAC Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include shares of IBAC Class A Common Stock that could be acquired pursuant to the conversion of the IBAC Rights. Moreover, any shares of IBAC stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of shares of IBAC’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of shares of IBAC Class A Common Stock must, among other requirements, be less than 80% of the percentage of the shares of IBAC’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of shares of IBAC Class A Common Stock and the shares of IBAC stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of IBAC Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of IBAC Common Stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of shares of IBAC Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in IBAC. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in IBAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

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If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “- U.S. Holders - Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed shares of IBAC Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its IBAC Rights or possibly in other shares of IBAC Common Stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Shares of IBAC Class A Common Stock.

If the redemption qualifies as a sale of shares of IBAC Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed shares of IBAC Class A Common Stock. A U.S. holder’s adjusted tax basis in its shares of IBAC Class A Common Stock generally will equal the U.S. holder’s acquisition cost.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of IBAC Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the shares of IBAC Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of shares of IBAC Class A Common Stock (shares of IBAC Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Taxation of Redemption Treated as a Distribution.

If the redemption does not qualify as a sale of shares of IBAC Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in shares of IBAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of IBAC Class A Common Stock as described under “- U.S. Holders - Gain or Loss on Redemption Treated as a Sale of Shares of IBAC Class A Common Stock” above.

Dividends (including amounts treated as dividends paid pursuant to a redemption of shares of IBAC Class A Common Stock) IBAC pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of shares of IBAC Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends IBAC pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the shares of IBAC Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.

In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of shares of IBAC Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of IBAC Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Shares of IBAC Class A Common Stock.

Subject to the discussion of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s shares of IBAC Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of IBAC Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s shares of IBAC Class A Common Stock, as described under “U.S. Holders - Redemption of Shares of IBAC Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders - Gain on Redemption Treated as a Sale of Shares of IBAC Class A Common Stock” and “Non-U.S. Holders - Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Shares of IBAC Class A Common Stock.

A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of shares of IBAC Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable);

●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

●	IBAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held shares of IBAC Class A Common Stock and, in the circumstance in which shares of IBAC Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the shares of IBAC Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of IBAC Class A Common Stock. There can be no assurance that shares of IBAC Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we or an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

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Taxation of Redemption Treated as a Distribution.

If the redemption does not qualify as a sale of shares of IBAC Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from IBAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of IBAC’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in shares of IBAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of IBAC Class A Common Stock and will be treated as described under “Non-U.S. Holders - Gain on Redemption Treated as a Sale of Shares of IBAC Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s IBAC Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.

Payments of dividends (including constructive dividends received pursuant to a redemption of shares of IBAC Class A Common Stock) on shares of IBAC Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on shares of IBAC Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of IBAC Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of shares of IBAC Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of shares of IBAC Class A Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of shares of IBAC Class A Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of shares of IBAC Class A Common Stock.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware and State of Nevada and (ii) filings required with the SEC pursuant to the reporting requirements applicable to IBAC, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to IBAC Stockholders.

Court Approvals

An arrangement under the CBCA requires Court approval. Under the Business Combination Agreement, no later than three (3) business days after the date this Registration Statement is declared effective by the SEC, GNQ shall apply pursuant to Section 192 of the CBCA in a manner reasonably acceptable to IBAC and, in cooperation with IBAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things, for the calling and holding of the GNQ Shareholder Meeting and related procedural matters.

GNQ shall also, in consultation with IBAC, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA as soon as reasonably practicable, but in any event not later than five (5) business days after the date on which the GNQ Arrangement Resolution is passed at the GNQ Shareholder Meeting as provided for in the Interim Order.

At the hearing in respect of the Final Order, the Court will determine whether the proposed Arrangement should be approved under the CBCA. In exercising its jurisdiction, the Court will consider whether: (i) the statutory procedures have been met; (ii) the application has been put forward in good faith; and (iii) the Arrangement is fair and reasonable to the GNQ Shareholders and any other persons whose legal rights are affected. In assessing fairness and reasonableness, the Court will evaluate both the substantive and procedural aspects of the Arrangement, including, without limitation, the adequacy of disclosure, the integrity of the approval process, and the treatment of affected securityholders. The Court’s discretion under the CBCA is broad, and it may consider such additional factors as it deems appropriate in the circumstances. The Court may grant or refuse the Final Order and may approve the Arrangement, with or without amendment, on such terms and conditions as the Court considers just.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1. the arrangement (the “Arrangement”) under the provisions of Section 192 of the Canada Business Corporations Act (“CBCA”) involving IB Acquisition Corp. (“SPAC”), GNQ Exchange Inc., GNQ Call Inc, GNQ Insilico Inc. (the “Company”) and the securityholders of the Company pursuant to the business combination agreement (the “Business Combination Agreement”) by and between SPAC and the Company dated March 16, 2026, all as more particularly described and to be set forth in the management information circular of the Company (the “Company Information Circular”) accompanied by the notice of the meeting (as the Arrangement may be, or may have been, amended, modified or supplemented in accordance with its terms or the Plan of Arrangement (as defined below), or at the order of the Court (as defined below)), is hereby authorized, approved and adopted;

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2. the (i) Business Combination Agreement, as it may be, or may have been, amended, modified or supplemented in accordance with its terms, and all the related transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Business Combination Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved;

3. the plan of arrangement (the “Plan of Arrangement”) of the Company to implement the Arrangement, the full text of which is set out as Schedule “A” to the Company Information Circular, as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the Business Combination Agreement or at the order of the Court, is hereby authorized, approved and adopted;

4. the Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, amended, modified or supplemented and as described in the Company Information Circular);

5. notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of Company Common Shares (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to, or approval of, the shareholders of the Company:

a. to amend or modify the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and

b. subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement at any time prior to the Arrangement Effective Time (as defined in the Business Combination Agreement);

6. any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents; and

7. any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination contemplated thereby) will be approved and adopted only if the holders of at least a majority of the outstanding shares of IBAC Common Stock vote “FOR” the Business Combination Proposal, the Conversion Proposal, each director nominee is elected pursuant to the Election of Directors Proposal, and each of the Conversion Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are approved at the Special Meeting. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the Record Date, the Sponsor and IBAC’s directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result, we would need only [_______], or approximately [____]%, of the [_______] IBAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and IBAC’s directors and officers have not purchased any IBAC Public Shares.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

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THE CONVERSION PROPOSAL

Overview

Assuming the Business Combination proposal is approved at the Special Meeting, IBAC Stockholders are being asked to approve a proposal for IBAC to convert from a corporation organized under the laws of the State of Nevada to a corporation organized under the laws of the State of Delaware (the “Conversion”).

The Conversion will be effected pursuant to Section 265 of the Delaware General Corporation Law (“DGCL”) and Sections 92A.105 and 92A.205 of the Nevada Revised Statutes (“NRS”). Subject to the approval of the IBAC Stockholders, IBAC shall file a certificate of conversion and certificate of incorporation with the Secretary of State of Delaware and articles of conversion with the Secretary of State of Nevada (collectively, the “Conversion Documents”). The Conversion shall be effective at the time specified in the Conversion Documents.

Reasons for the Conversion

The BCA contains covenants that require IBAC to convert from a Nevada corporation to a Delaware corporation. In order for IBAC to comply with these covenants and to complete the Business Combination, it must convert to a Delaware corporation prior to the Closing of the Business Combination. As a result of the Conversion, IBAC shareholders will no longer be shareholders of a Nevada corporation and will become shareholders of a Delaware corporation.

The IBAC Board believes that it would be in the best interests of IBAC, in connection with the completion of the Business Combination, to effect the Conversion. Further, the IBAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The IBAC Board believes that there are several reasons why the Conversion is in the best interests of IBAC and the IBAC Stockholders. These additional reasons can be summarized as follows:

Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses like the Combined Entity.

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to IBAC, the IBAC Board, the Combined Entity, and the Combined Entity Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors and officers provides appropriate protection for IBAC Stockholders and the Combined Entity Stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Converting to a Delaware corporation is attractive to directors, officers, and stockholders alike. IBAC incorporation in Delaware may make the Combined Entity more attractive to future candidates for the Combined Entity Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws - especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. The IBAC Board therefore believes that providing the benefits afforded directors by Delaware law will enable the Combined Entity to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Nevada law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Nevada law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the Combined Entity to compete more effectively with other public companies in attracting and retaining new directors.

Federal Income Tax Consequences

As discussed more fully under “The Business Combination Proposal — United States Federal Income Tax Considerations”, the Conversion is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (a “F-Reorganization”).

For a more detailed discussion of certain U.S. federal income tax consequences, see “The Business Combination Proposal — United States Federal Income Tax Considerations.”

Interim Charter and Interim Bylaws

Commencing with the effective time of the Conversion, the DGCL, the Interim Charter and the Interim Bylaws will govern the rights of the IBAC Stockholders until the Business Combination is consummated.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, that the conversion of IB Acquisition Corp. from a corporation organized under the laws of the State of Nevada to a corporation organized under the laws of the State of Delaware, pursuant to Section 265 of the Delaware General Corporation Law and Sections 92A.105 and 92A.205 of the Nevada Revised Statutes, and the Plan of Conversion, including the filing of the certificate of conversion and certificate of incorporation with the Secretary of State of Delaware and articles of conversion with the Secretary of State of Nevada, and all transactions and agreements contemplated thereby, be, and hereby are, approved, adopted and ratified in all respects.”

Vote Required for Approval

The approval of the Conversion Proposal requires the affirmative vote of a majority of the votes cast by the IBAC Stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of these Proposals.

The Conversion Proposal is conditioned on the approval of the Business Combination Proposal, the Election of Directors Proposal, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Nasdaq Proposals.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” THE CONVERSION PROPOSAL.

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THE ELECTION OF DIRECTORS PROPOSAL

Overview

Assuming the Business Combination Proposal, the Conversion Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are approved at the Special Meeting, IBAC Stockholders are being asked to elect five directors to serve on the Combined Entity Board following the Business Combination, to serve a term ending on the date of the third annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified; provided, that each director initially assigned to Class I shall serve for a term expiring at the Combined Entity’s first such annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Combined Entity’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Combined Entity’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation. The election of these directors is contingent upon approval of the Business Combination Proposal, the Conversion Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals.

The IBAC Board has nominated [_______] to serve as the directors, with [_______] serving as the Chairman. For information regarding each of the director nominees, see the section entitled “Management of the Combined Entity Following the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, that [_______], [_______], [_______], [_______], and [_______] be, and each of them hereby is, elected as a director of the Combined Entity, to serve until the annual meeting of stockholders at which such director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

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THE NASDAQ PROPOSALS

Overview

Assuming the Business Combination Proposal is approved, IBAC Stockholders are also being asked to approve separate proposals approving the issuance of:

(i)	up to [_______] shares of IBAC Class A Common Stock to the GNQ Non-Electing Shareholders pursuant to the Business Combination Agreement;

(ii)	up to an additional [_______] shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares issued to Electing Shareholders pursuant to the Business Combination Agreement, and

(iii)	up to [_______] shares of IBAC Class A Common Stock to the PIPE Investors pursuant to the PIPE Investment.

Why IBAC Needs Stockholder Approval

IBAC is seeking stockholder approval for the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635. Under Nasdaq Listing Rules 5635(a) and 5635(b), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Currently, 5,739,970 shares of IBAC Common Stock are outstanding. IBAC anticipates that (i) the number of shares of IBAC Class A Common Stock to be issued to GNQ Shareholders pursuant to the Business Combination Agreement (and the shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement), and (ii) the number of shares of IBAC Class A Common Stock to be issued to the PIPE Investors in the PIPE Investment will each be in excess of 20% of the number of shares of IBAC Common Stock outstanding before the Closing. Accordingly, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and 5635(b).

Effect of Proposal on Current Stockholders

The issuance of shares of IBAC Common Stock to GNQ Shareholders pursuant to the Business Combination Agreement, and to the PIPE Investors pursuant to the PIPE Investment would result in further dilution to IBAC’s current stockholders in connection with the consummation of the Business Combination, and would result in IBAC’s current stockholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Entity. In addition, the resale of IBAC Class A Common Stock to be issued to GNQ Shareholders (or issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement) and the PIPE Investors could cause the market price of IBAC Class A Common Stock to decline. However, the issuance of these shares is contemplated by the Business Combination Agreement and the PIPE Subscription Agreements. Accordingly, if the Nasdaq Proposals are not approved, IBAC cannot consummate the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, that, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, the issuance of (i) up to [_______] shares of IBAC Class A Common Stock to GNQ Shareholders pursuant to the Business Combination Agreement, (ii) up to an additional [_______] shares of IBAC Class A Common Stock issuable upon conversion of ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (iii) up to [_______] shares of IBAC Class A Common Stock to PIPE Investors pursuant to the PIPE Subscription Agreements, be, and hereby is, approved.”

Vote Required for Approval

The approval of each of the Nasdaq Proposals requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of these Proposals.

Each of the Nasdaq Proposals is conditioned on the approval of the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the other Nasdaq Proposal.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE NASDAQ PROPOSALS.

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STOCK INCENTIVE PLAN PROPOSAL

Overview

A total of [_______] shares of Combined Entity Class A Common Stock will initially be reserved for issuance under the Stock Incentive Plan, subject to future annual increases as described below in the section titled “— Material Terms of the Stock Incentive Plan — Authorized Shares.” If the Stock Incentive Plan is approved by our stockholders, then the Stock Incentive Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Stock Incentive Plan. This summary is qualified in its entirety by the full text of the Stock Incentive Plan, a copy of which is included as Annex D to this proxy statement/prospectus.

Requested Share Authorization

The IBAC Board is requesting that a total of [_______] shares of Combined Entity Class A Common Stock initially be reserved for issuance under the Stock Incentive Plan upon adoption of the Stock Incentive Plan, subject to future annual increases as described below in the section titled “— Material Terms of the Stock Incentive Plan — Authorized Shares.”

Summary of the Stock Incentive Plan

The Stock Incentive Plan was adopted by the IBAC Board, and, subject to the approval of IBAC Stockholders at the Special Meeting, will become effective upon the consummation of the Business Combination. The Stock Incentive Plan allows the Combined Entity to make Stock-based and cash-based incentive awards to eligible employees, officers, directors, and consultants of the Combined Entity and its Affiliates (collectively referred to herein as “service providers”) to encourage such service providers to expend maximum effort in the creation of stockholder value. GNQ anticipates that providing such persons with a direct interest in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with GNQ.

The Background of the Stock Incentive Plan

If the Stock Incentive Plan is approved by IBAC Stockholders, the Combined Entity will be authorized to grant equity incentive awards to eligible service providers. A copy of the Stock Incentive Plan is attached to this proxy statement/prospectus as Annex D. IBAC Stockholders are being asked to approve the Stock Incentive Plan as presented.

Purpose of the Stock Incentive Plan

The purpose of the Stock Incentive Plan is to assist the Combined Entity in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Combined Entity and its Affiliates and promoting the creation of long-term value for stockholders of the Combined Entity by closely aligning the interests of such individuals with those of such stockholders. The Stock Incentive Plan authorizes the award of Stock-based and cash-based incentives to eligible persons to encourage such eligible persons to expend maximum effort in the creation of stockholder value. The Stock Incentive Plan is essential to GNQ’s continued success. GNQ believes that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help us meet our goals.

Reasons for the Approval of the Stock Incentive Plan Proposal

IBAC Stockholder approval of the Stock Incentive Plan is necessary in order for (a) IBAC to meet the stockholder approval requirements of NASDAQ and (b) the Combined Entity to grant incentive stock options (“ISOs”) under the Stock Incentive Plan.

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Consequences if the Stock Incentive Plan Proposal is Not Approved

If the Stock Incentive Plan Proposal is not approved by IBAC Stockholders, the Stock Incentive Plan will not become effective and the Combined Entity Board will not be able to grant equity awards under the Stock Incentive Plan. Additionally, GNQ believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Stock Incentive Plan Proposal is not approved.

Material Terms of the Stock Incentive Plan

The material terms of the Stock Incentive Plan, as currently contemplated by the IBAC Board, are summarized below, a copy of which is attached to this proxy statement/prospectus as Annex D. IBAC Stockholders are being asked to approve the Stock Incentive Plan as presented. If the terms of the Stock Incentive Plan are materially amended in a manner that would require stockholder approval under NASDAQ or the ISO requirements, stockholders will be asked to approve such material amendment.

Plan Administration. The Stock Incentive Plan will be administered by the Combined Entity Board, the compensation committee of the Combined Entity Board, or such other committee consisting of two or more individuals appointed by the Combined Entity Board (which together is hereinafter referred to as the “Committee”). The Committee will have full and final authority, among other things, to select participants, grant awards, determine the type, number and type of shares of Combined Entity Class A Common Stock subject to, and other terms and conditions of, awards for participants, prescribe award agreements and rules and regulations for the administration of the Stock Incentive Plan, construe and interpret the Stock Incentive Plan and award agreements, and make all other decisions and determinations as deemed necessary or advisable for the administration of the Stock Incentive Plan. The Committee may appoint agents to assist it in administering the Stock Incentive Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Stock Incentive Plan and to the extent permitted by applicable law, to the Combined Entity’s officers or employees, although any award granted to any person who is not a Combined Entity employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or a qualifying committee thereof. The Committee’s actions will be final, conclusive and binding on all persons.

All employees and officers of the Combined Entity and its direct or indirect subsidiaries, non-employee directors of the Combined Entity and its direct or indirect subsidiaries, and consultants and advisors of the Combined Entity and its direct or indirect subsidiaries (or a wholly owned alter ego entity of such person providing the services of which such person is an employee, stockholder or partner), and each natural person who has been offered employment by the Combined Entity or any of its direct or indirect subsidiaries, would be eligible to participate in the Stock Incentive Plan; provided that any prospective employee may not receive any payment or exercise any right relating to an award until such person has commenced employment or service with the Combined Entity or its direct or indirect subsidiaries.

Authorized Shares. A total of [_______] shares of Combined Entity Class A Common Stock will initially be reserved and available for issuance under the Stock Incentive Plan, subject to adjustment in accordance with its terms. In addition, commencing on January 1, 2027, and on the first day of each fiscal year of the Combined Entity thereafter during the term of the Stock Incentive Plan, additional shares of Combined Entity Class A Common Stock representing 5.0% (or such lesser percentage as determined by the Combined Entity Board in its sole discretion prior to such date) of the Combined Entity’s outstanding shares of Combined Entity Class A Common Stock on such date will automatically be added to the share limit; provided that in no event shall this provision for automatic increase apply on any date that occurs after the tenth anniversary of the effective date of the Stock Incentive Plan without additional stockholder approval. The maximum number of shares of Combined Entity Class A Common Stock that may be issued in respect of ISOs will be [_______]. Except as may be required by reason of Section 422 of the Code, the number of shares of Combined Entity Class A Common Stock available for issuance under the Stock Incentive Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules (each such award, a “Substitute Award”), and shares of Combined Entity Class A Common Stock will not be deemed to have been issued pursuant to the Stock Incentive Plan with respect to any portion of an award that is settled in cash. The number of shares of Combined Entity Class A Common Stock reserved and available for issuance under the Stock Incentive Plan is subject to adjustment, as described below in the section titled “— Material Terms of the Stock Incentive Plan — Adjustments.” Shares of Combined Entity Class A Common Stock issued under the Stock Incentive Plan may consist of authorized but unissued stock or previously issued shares reacquired by the Combined Entity. Shares of Combined Entity Class A Common Stock underlying awards that expire or are canceled, forfeited, settled in cash, or otherwise terminated without delivery to a participant will again be available for issuance under the Stock Incentive Plan. Shares of Combined Entity Class A Common Stock withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will not be deemed to constitute shares delivered to a participant and will again become available for issuance under the Stock Incentive Plan.

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Types of Awards. The types of awards that may be available under the Stock Incentive Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Stock Incentive Plan. Each award granted under the Stock Incentive Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-Qualified Stock Options. A non-qualified stock option is an option that is not intended to qualify as an ISO in accordance with Section 422 of the Code, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of Combined Entity Class A Common Stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Committee on the grant date, which may not be less than the fair market value of a share of Combined Entity Class A Common Stock on the date of grant. The term of a non-qualified stock option will be set by the Committee but may not exceed 10 years from the grant date. The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check; (ii) by delivery of stock having a value equal to the exercise price; (iii) a broker-assisted cashless exercise; (iv) by delivery of a notice of “net exercise,” pursuant to which the participant shall receive the number of shares underlying the option so exercised reduced by the number of shares equal to the aggregate exercise price divided by the fair market value on the date of exercise; or (v) by any other means approved by the Committee. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of non-qualified stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Stock Incentive Plan also provides that participants terminated for “cause” (as such term is defined in the Stock Incentive Plan) will forfeit all of their non-qualified stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested non-qualified stock options, and their vested non-qualified stock options will terminate on the earlier of the applicable expiration date and the date that is one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date. The Stock Incentive Plan authorizes the Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on non-qualified stock options.

Incentive Stock Options. An ISO is a stock option that meets the requirements of Section 422 of the Code. ISOs may be granted only to employees of the Combined Entity or employees of certain of the Combined Entity’s subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% stockholder) of a share of Combined Entity Class A Common Stock on the grant date and a term of no more than 10 years (or five years with respect to a 10% stockholder). No Incentive Stock Options may be granted following the tenth anniversary of the earlier of (i) the date the Stock Incentive Plan is adopted by the IBAC Board and (ii) the date the stockholders of the Combined Entity approve the Stock Incentive Plan. The aggregate fair market value, determined at the time of grant, of shares of Combined Entity Class A Common Stock subject to ISOs that are exercisable for the first time by a participant during any calendar year (under all plans of the Combined Entity and its affiliates) may not exceed $100,000, and any excess will be treated as non-qualified stock options. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of ISOs will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Stock Incentive Plan also provides that participants terminated for “cause” will forfeit all of their ISOs, whether or not vested. Participants terminated for any other reason will forfeit their unvested ISOs, and their vested ISOs will terminate on the earlier of the applicable expiration date and the date that is one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date. The Stock Incentive Plan authorizes the Committee to provide for different treatment of ISOs upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on ISOs.

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Restricted Stock. A restricted stock award is an award of restricted shares of Combined Entity Class A Common Stock that does not vest until a specified period of time has elapsed, and/or upon the achievement of certain performance or other conditions determined by the Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any vesting restrictions apply, transfer of the restricted shares of Combined Entity Class A Common Stock is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a stockholder as to the restricted shares of Combined Entity Class A Common Stock, including the right to vote such shares, provided, that any cash or stock dividends with respect to the restricted shares of Combined Entity Class A Common Stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted shares of Combined Entity Class A Common Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock awards will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. Except as otherwise determined by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the lesser of (A) the original purchase price paid for the restricted stock (as adjusted for any subsequent changes in the outstanding stock or in the capital structure of the Combined Entity), less any dividends or other distributions received by the participant in respect of such restricted stock prior to the date of repurchase, and (B) the fair market value of the stock on the date of such repurchase; provided that, if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.

Restricted Stock Units. A restricted stock unit is a notional unit representing the right to receive one share of Combined Entity Class A Common Stock (or the cash value of one share, if so determined by the Committee) on a specified settlement date. Restricted stock units will vest in such manner, on such dates, or upon the achievement of performance or other conditions, as determined by the Committee. Restricted stock units will be settled in stock, cash, or property, as determined by the Committee in its sole discretion. Unless otherwise set forth in a participant’s award agreement, a participant will not be entitled to dividends or dividend equivalents with respect to restricted stock units prior to settlement. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock units will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. Except as otherwise provided by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Stock Appreciation Rights. A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of shares of Combined Entity Class A Common Stock on the exercise date and the base price of the stock appreciation right that is set by the Committee on the grant date (which may not be less than the fair market value on the date of grant), multiplied by the number of shares of Combined Entity Class A Common Stock subject to the stock appreciation right. The term of a stock appreciation right will be set by the Committee but may not exceed 10 years from the grant date. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or in connection with a corporate event, stock appreciation rights will be settled in stock. Payment to a participant upon the exercise of a stock appreciation right may otherwise be made in cash, stock, or property as specified in the award agreement or as determined by the Committee. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of stock appreciation rights will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Stock Incentive Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights, and their vested stock appreciation rights will terminate on the earlier of the applicable expiration date and the date that is one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date. The Stock Incentive Plan authorizes the Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on stock appreciation rights.

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Other Stock-Based Awards; Cash-Based Awards. Under the Stock Incentive Plan, the Committee may grant other types of equity-based awards subject to such terms and conditions as the Committee may determine. Such awards may include the grant of shares of Combined Entity Class A Common Stock as a bonus and dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award. In addition, the Committee may grant cash-based awards under the Stock Incentive Plan. A cash-based award is an award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Committee will determine the maximum duration of the cash-based award, the amount of cash to which the cash-based award pertains, and the conditions upon which the cash-based award will become vested or payable.

Adjustments. The aggregate number of shares of Combined Entity Class A Common Stock reserved and available for issuance under the Stock Incentive Plan, the number of shares of Combined Entity Class A Common Stock covered by each outstanding award, and the price per share of Combined Entity Class A Common Stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization affecting the shares of Combined Entity Class A Common Stock or the Combined Entity’s capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of Combined Entity Class A Common Stock or in the event of any other change in applicable law or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Stock Incentive Plan. In addition, the Committee may make one or more cash payments to the holder of an outstanding award to address any diminution in value of such award in connection with such event. Any adjustment may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an award. The Committee need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants, and may take different actions with respect to the vested and unvested portions of an award.

Corporate Events. In the event of a merger, amalgamation or consolidation involving us in which the Combined Entity is not the surviving corporation or in which the Combined Entity is the surviving corporation but the holders of shares of Combined Entity Class A Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Stock Incentive Plan), or a reorganization, dissolution or liquidation of the Combined Entity (each, a “Corporate Event”), all awards granted under the Stock Incentive Plan will be treated in the manner described in the definitive transaction agreement (or, in the event that such Corporate Event does not entail a definitive agreement to which the Combined Entity is party, in the manner determined by the Committee in its sole discretion), which may provide, without limitation, for one or more of the following: (A) the assumption or substitution of outstanding awards; (B) the acceleration of vesting of outstanding awards, subject to the consummation of such Corporate Event; (C) the cancellation of outstanding awards (whether vested or unvested) together with payment to the holders of vested awards of an amount based upon the per-share consideration being paid for the stock in connection with such Corporate Event, less any applicable exercise price; (D) the cancellation of options and other awards subject to exercise (whether vested or unvested), provided that all such awards will first become exercisable for a period of at least 10 days prior to such Corporate Event, with any exercise of unvested awards contingent upon the occurrence of the Corporate Event; or (E) the replacement of outstanding awards with a cash incentive program that preserves the value of the awards so replaced, with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the awards so replaced.

Transferability. Awards under the Stock Incentive Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, except with respect to ISOs, awards and a participant’s rights under the Stock Incentive Plan will be transferable for no value to the extent provided in an award agreement or otherwise determined at any time by the Committee.

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Amendment. The Combined Entity Board or the Committee may amend the Stock Incentive Plan or outstanding awards at any time. The Combined Entity’s stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which shares of Combined Entity Class A Common Stock are traded. No amendment to the Stock Incentive Plan or outstanding awards which materially impairs the rights of a participant will be effective unless the participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, the Combined Entity Board or the Committee may amend the terms of the Stock Incentive Plan or any award from time to time as necessary to bring such awards into compliance with applicable law, including Section 409A of the Code.

Termination. The Stock Incentive Plan will terminate on the day before the tenth anniversary of the date the Combined Entity’s stockholders approve the Stock Incentive Plan, although ISOs may not be granted following the earlier of the tenth anniversary of (i) the date the Stock Incentive Plan is adopted by the IBAC Board and (ii) the date the Combined Entity’s stockholders approve the Stock Incentive Plan. In addition, the Combined Entity Board or the Committee may suspend or terminate the Stock Incentive Plan at any time. Following any such suspension or termination, the Stock Incentive Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans. All awards under the Stock Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Combined Entity Board (or a committee or subcommittee thereof) and, in each case, as may be amended from time to time. No such policy adoption or amendment will require the prior consent of any participant, and no recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Combined Entity or any of its affiliates. In addition, the Committee may adopt such procedures and sub-plans (including a Canadian sub-plan) as are necessary or appropriate to permit participation in the Stock Incentive Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No Repricing of Awards. No awards under the Stock Incentive Plan may be repriced without stockholder approval. For purposes of the Stock Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an award to lower its exercise or base price (other than on account of capital adjustments resulting from stock splits or similar events); (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise or base price is greater than the fair market value of the underlying stock, unless the cancellation and exchange occurs in connection with a Corporate Event.

Non-Exempt Employees. If an option is granted to an employee of the Combined Entity or any of its affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the option will not be first exercisable for any shares of Combined Entity Class A Common Stock until at least six months following the date of grant (although the option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any such option may be exercised earlier than six months following the date of grant in the event of the employee’s death or disability, upon a Corporate Event in which the option is not assumed, continued, or substituted, upon a change in control, or upon the participant’s retirement.

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Summary of U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Stock Incentive Plan. The Stock Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Stock Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares of Combined Entity Class A Common Stock and the fair market value of the shares of Combined Entity Class A Common Stock on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), subject to applicable tax withholding requirements, and the participant’s employer is generally entitled to a tax deduction in the same amount; and (iii) upon a subsequent sale of the Combined Entity Class A Common Stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares of Combined Entity Class A Common Stock have been held, and no deduction will be allowed to such participant’s employer or any such capital gain recognized by the participant.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an ISO, however, such participant will generally be required to include the excess of the fair market value of the shares of Combined Entity Class A Common Stock at exercise over the exercise price in his or her alternative minimum taxable income; and no deduction will be allowed to the participant’s employer for federal income tax purposes. If shares of Combined Entity Class A Common Stock are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant following exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares of Combined Entity Class A Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes.

Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the grant of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code (“Section 83(b)”). In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

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Any dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant. If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid for the shares. The employer generally will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares.

Restricted Stock Units. There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Combined Entity Class A Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and/or the fair market value of the shares so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents with respect to an award in an amount equal to the cash the participant receives. The employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Other Stock-Based Awards. The tax effects related to other stock-based awards under the Stock Incentive Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation when the compensation income resulting from the award exceeds the Social Security wage base limit for such year ($184,500 in 2026), such participant will not have to pay Social Security taxes on such amounts. We are required to report to the appropriate taxing authorities the ordinary income received by the participant with respect to an award, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Limitations on Employer’s Compensation Deduction. Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers (or, for taxable years beginning after December 31, 2026, the five next most highly compensated employees).

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of outstanding awards under the Stock Incentive Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 409A. Certain awards under the Stock Incentive Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Stock Incentive Plan that is subject to Section 409A of the Code (and is not exempt from) does not comply with Section 409A of the Code, then all compensation under the Stock Incentive Plan that is considered “nonqualified deferred compensation” and that are required pursuant to Section 409A of the Code to be aggregated with the award will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

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Certain Rules Applicable to “Insiders.” As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

New Stock Incentive Plan Benefits

As of the date hereof, no awards have been granted under the Stock Incentive Plan. Grants under the Stock Incentive Plan will be made at the discretion of the Committee and are not yet determinable. The value of the awards granted under the Stock Incentive Plan will depend on a number of factors, including the fair market value of Combined Entity Class A Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Registration with the SEC

If the Stock Incentive Plan is approved by IBAC Stockholders and becomes effective, the Combined Entity intends to file a registration statement on Form S-8 registering the shares of Combined Entity Class A Common Stock initially reserved for issuance under the Stock Incentive Plan as soon as reasonably practicable after the Combined Entity becomes eligible to use such form. Additionally, in the event that additional shares of Combined Entity Class A Common Stock become available for issuance in the future as described above in the section titled “— Material Terms of the Stock Incentive Plan — Authorized Shares,” the Combined Entity intends to file additional registration statements on Form S-8 registering such shares on or following the date on which such shares become available for grant pursuant to the Stock Incentive Plan.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, that the Stock Incentive Plan of the Combined Entity, a copy of which is attached to this proxy statement/prospectus as Annex D, be, and hereby is, approved and adopted, and that [_______] shares of Combined Entity Class A Common Stock be, and hereby are, reserved for issuance under the Stock Incentive Plan, subject to annual increases as set forth therein.”

Vote Required for Approval

The approval of the Stock Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal.

The Stock Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Conversion Proposal, the Election of Directors Proposal, the Nasdaq Proposal and the Charter Amendment Proposals.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

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CHARTER AMENDMENT PROPOSALS

Overview

If the Business Combination is consummated, IBAC will replace the Existing IBAC Charter with the Combined Entity Charter in the form attached to this proxy statement/prospectus as Annex B. In the judgment of the IBAC Board, the adoption of the Combined Entity Charter is necessary to adequately address the needs of the Combined Entity following the Conversion and the consummation of the Business Combination.

The Charter Amendment Proposals are comprised of the following material amendments to the Existing IBAC Charter:

●	to change IBAC’s name to “GNQ Insilico Inc.”;

●	to amend the Existing IBAC Charter to reflect the capital structure of the Combined Entity following consummation of the Business Combination;

●	to increase the authorized shares of IBAC “blank check” preferred stock and Class A Common Stock;

●	to eliminate certain restrictions on business combinations with affiliated parties; and

●	to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

Following the Arrangement, GNQ Shareholders who receive ExchangeCo Exchangeable Shares will become holders of ExchangeCo and, as such, their rights will be governed by the ExchangeCo Articles and the ExchangeCo Bylaws until such time as the ExchangeCo Exchangeable Shares are exchanged for capital stock of the Combined Entity, at which point their rights will be governed by the Combined Entity Charter and the amended and restated bylaws of the Combined Entity. The rights of holders of ExchangeCo Exchangeable Shares, including exchange rights, are described in the terms of the Plan of Arrangement, which is included as Exhibit A to the Business Combination Agreement that is included as Annex A to this proxy statement/prospectus.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing IBAC Charter and the Combined Entity Charter. This summary is qualified by reference to the complete text of the Combined Entity Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All IBAC Stockholders are encouraged to read the Combined Entity Charter in its entirety for a more complete description of its terms.

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Subject Matter	Existing IBAC Charter	Combined Entity Charter
Authorized Capital Stock

The authorized capital stock of IBAC under the Existing IBAC Charter consists of:

The total number of shares of all classes of capital stock which IBAC is authorized to issue is 110,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

The total number of shares of all classes of stock that the Combined Entity is authorized to issue is [_________] shares, divided into [_________] shares of Common Stock, par value $0.0001 per share, and [_________] shares of Preferred Stock, par value $0.0001 per share.

Voting Rights	The holders of shares of Common Stock are entitled to one vote for each share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote. The holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors. Holders of Common Stock are not entitled to vote on any amendment to the Existing IBAC Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon separately.	Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Combined Entity Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon separately. Holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted by the Combined Entity Charter (including any Preferred Stock Designation).

Distributions and Dividends	The Existing IBAC Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, and the provisions of Article IX, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the IBAC Board from time to time out of any assets or funds of IBAC legally available therefor and shall share equally on a per share basis in such dividends and distributions.	The Combined Entity Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Combined Entity, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Combined Entity that are legally available for this purpose at such times and in such amounts as the Combined Entity Board in its discretion shall determine.

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Subject Matter	Existing IBAC Charter	Combined Entity Charter

Classified Board

IBAC has a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately by class or series, as the case may be).

A director holds office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject to the director’s earlier death, resignation, retirement, disqualification or removal.

Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors of the Combined Entity shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, that each director initially assigned to Class I shall serve for a term expiring at the Combined Entity’s first such annual meeting of stockholders held after the effectiveness of the Combined Entity Charter, Class II at the second annual meeting, and Class III at the third annual meeting. Any newly created directorship or vacancy on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

Shareholder Action by Consent Without a Meeting	Subsequent to the consummation of IBAC’s initial public offering, any action required or permitted to be taken by the stockholders of IBAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders (except as may be otherwise provided for pursuant to any Preferred Stock Designation). Special meetings of stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board; the ability of the stockholders to call a special meeting is specifically denied.

The Combined Entity Charter provides that any action required or permitted to be taken by the stockholders of the Combined Entity must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders.

Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

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Subject Matter	Existing IBAC Charter	Combined Entity Charter

Anti-Takeover Provisions	IBAC is a Nevada corporation governed by the NRS. The Existing IBAC Charter does not contain an explicit opt-out of or reference to Nevada’s business combination statutes (NRS 78.411–78.444). Anti-takeover features in the Existing IBAC Charter include: (i) special meetings of stockholders may be called only by the Chairman of the Board, CEO, or the Board (stockholders may not call special meetings); (ii) no action by written consent of stockholders after the IPO; (iii) advance notice requirements for stockholder nominations and business; and (iv) vacancies on the Board may be filled only by the remaining directors, not by stockholders.	The Combined Entity is a Delaware corporation governed by the DGCL. The Combined Entity Charter does not contain an explicit opt-out of or reference to Section 203 of the DGCL within the text of the charter. Anti-takeover features in the Combined Entity Charter include: (i) a classified board of three classes with staggered three-year terms; (ii) directors removable only for cause by the affirmative vote of at least 66 2/3% in voting power; (iii) no stockholder action by written consent (except for Preferred Stock holders if permitted by their designation); (iv) special meetings may be called only by the CEO, President, Board, or Chairperson (not stockholders); (v) a supermajority vote of at least 66% required to amend certain charter provisions (Articles V, VI, VII, VIII, and Section B of Article X) and to amend or repeal the Bylaws; and (vi) vacancies on the Board may be filled only by the remaining directors, not by stockholders.

Mandatory Redemptions	The Existing IBAC Charter does not contain mandatory redemption provisions for Common Stock outside of the blank check company context (see Blank Check Company Provisions below). Article IX provides for redemption of Offering Shares in connection with an initial Business Combination or upon failure to consummate one (see below).	The Combined Entity Charter does not contain mandatory redemption provisions for Common Stock. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of debts and other liabilities and subject to the rights of holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by them.

Transfer Restrictions	The Existing IBAC Charter does not contain specific transfer restrictions applicable to Common Stock, other than those arising under Article IX in the blank check company context (e.g., restrictions on share issuances prior to the initial Business Combination).	The Combined Entity Charter does not contain specific transfer restrictions applicable to Common Stock. Any transfer restrictions would be governed by applicable securities laws and separate transaction or governance documents outside the scope of the Combined Entity Charter.

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Subject Matter	Existing IBAC Charter	Combined Entity Charter

Blank Check Company Provisions	The Existing IBAC Charter contains provisions in Article IX specific to a blank check company, including: (i) a Trust Account established for the benefit of Public Stockholders; (ii) Redemption Rights for holders of Offering Shares upon consummation of the initial Business Combination at a per-share Redemption Price; (iii) a requirement that, if IBAC has not consummated an initial Business Combination within the specified deadline, IBAC shall cease operations, redeem 100% of the Offering Shares, and dissolve; (iv) restrictions on issuances of additional shares prior to the initial Business Combination; (v) a requirement that the initial Business Combination target have an aggregate fair market value of at least 80% of Trust Account assets; and (vi) a prohibition on Business Combinations with other blank check companies.	The Combined Entity Charter does not contain blank check company provisions. As the post-Business Combination entity, such provisions are no longer applicable following the consummation of the Business Combination.

Reasons for the Amendments to the Existing IBAC Charter

Name Change

Changing the post-combination corporate name from “IB Acquisition Corp.” to “GNQ Insilico Inc.” is desirable to reflect the Business Combination and to align the name of the Combined Entity with the existing operating business of GNQ.

Conversion of IBAC Common Stock

At the Arrangement Effective Time, each share of IBAC Common Stock will automatically convert into one share of Class A Common Stock in accordance with the Existing IBAC Charter upon Conversion.

Increase in Authorized Capital Stock

The increase in authorized shares of Class A Common Stock is desirable to have sufficient shares to complete the Business Combination and have additional authorized shares for financing the Combined Entity’s business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

An increase in authorized shares of “blank check” preferred stock will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Entity considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Entity Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Class A Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the Combined Entity Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or an insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity Board to issue the authorized preferred stock on its own volition will enable Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

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Certain Business Combinations

While the Existing IBAC Charter opts out of Section 203 of the DGCL, which affects the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder,” the Existing IBAC Charter contains a similar restriction except that affiliates of the Sponsor and its Permitted Transferees are not deemed “interested stockholders,” regardless of the percentage of IBAC’s voting stock owned by them. Removing these restrictions will allow potential change of control transactions of the Combined Entity which would have otherwise been delayed or prevented by such restrictions.

Classified Board

A classified board of directors is desirable because a classified board, with responsible refreshment, promotes stability, continuity and experience among directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to IBAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Combined Entity Charter does not include the requirement to dissolve the Combined Entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations. In addition, certain other provisions in the Existing IBAC Charter require that proceeds from the initial public offering be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Combined Entity Charter.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, that the proposed amended and restated certificate of incorporation of the Combined Entity (the “Combined Entity Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B, be, and hereby is, approved and adopted.”

Vote Required for Approval

The approval of each of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of IBAC Common Stock as of the Record Date. Accordingly, a IBAC Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Each of the Charter Amendment Proposals is subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Charter Amendment Proposals will not be presented to the IBAC Stockholders at the Special Meeting.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER AMENDMENT PROPOSALS.

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THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the IBAC Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will be presented to IBAC Stockholders in the event that it is determined by IBAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the IBAC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing IBAC Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by IBAC Stockholders, the IBAC Board may not be able to adjourn the Special Meeting to a later date in the event it is determined by IBAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, that the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal, or for any other reason determined by the Board, be, and hereby is, approved.”

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the IBAC Stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of any other Proposal.

Recommendation of the IBAC Board

THE IBAC BOARD UNANIMOUSLY RECOMMENDS THAT IBAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

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information about IBAC

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to IBAC.

General

We are a blank check company formed under the laws of the State of Delaware on July 7, 2020 and which converted to a Nevada corporation on September 21, 2023. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our sponsor is I-B Good Works 4, LLC (the “Sponsor”).

Our investment strategy is not specific to any sector; however, we focused our search on companies domiciled in North America, Europe and Asia, with an enterprise value of at least $500 million, and in an industry where our management team and board members believed there were compelling investment opportunities in a number of areas including consumer goods, sports and entertainment, and healthcare technology.

In March 2024, we closed the IBAC IPO for the sale of an aggregate 11,500,000 IBAC Units at a price of $10.00 per IBAC Unit, each unit consisting of one share of IBAC Common Stock and one IBAC Right. Each IBAC Right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of our initial business combination. Simultaneously with the closing of the IBAC IPO, we consummated the sale of 610,500 IBAC Placement Units at a price of $10.00 per unit in the IBAC Private Placement. $115,575,000 of the proceeds of the IPO and concurrent Private Placement were deposited into the Trust Account.

On March 25, 2024, the IBAC Units started trading on the Nasdaq Global Market under the symbol “IBACU.” On May 1, 2024, the IBAC Units ceased being traded on the Nasdaq Global Market and the IBAC Common Stock and IBAC Rights began trading on the Nasdaq Capital Market under the symbols, “IBAC” and “IBACR”, respectively.

Prior Blank Check Experience

Members of the IBAC board of directors and our Sponsor team have prior experience with blank check companies, having served as the financial sponsor for two prior SPACs, one of which successfully completed a business combination with substantial committed capital.

●	Good Works Acquisition Corp. (“GWAC”) | GWAC raised $170 million in October 2020. Approximately ten months later, GWAC completed its business combination with Cipher Mining (Nasdaq: CIFR), a then bitcoin mining company that has since changed its business model into that of a data center operator. The transaction delivered over $400 million of gross proceeds, including ~24% of the trust proceeds (~76% redemptions) and a fully committed $400 million PIPE; as of June 2, 2026, the trading price of CIFR was $26.00;

●	Good Works II Acquisition Corp. (“GWII”) | GWII raised $230 million in July 2021. GWII, which had a generalist focus, elected to liquidate and return capital to shareholders in February 2023;

Experience and Responsibilities of our Sponsor

Our Sponsor, I-B Good Works 4, LLC, is a Delaware limited liability company formed exclusively for the purpose of serving as a sponsor for us. The Sponsor had sole responsibility for organizing, directing and managing the business and affairs of us from its incorporation. The Sponsor’s activities in connection with our IPO included identifying and negotiating terms with the representative of the underwriters for the offering, other third-party service providers such as its auditors and legal counsel, and our directors and officers. Our Sponsor also assisted in identifying targets and negotiating terms with them for an initial business combination, including with GNQ Insilico.

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Adelmo (Al) Lopez, IBAC’s Chief Executive Officer and the Chairman of IBACs board of directors, is the managing member of our Sponsor and in such capacity, exercises control over our Sponsor, including the exercise of voting and investment discretion over the securities of IBAC held by our Sponsor. Mr. Lopez has a 6.74% interest in our Founder Shares through membership interests in our Sponsor. Our independent directors have an aggregate 11.23% indirect interest in our Founder Shares through membership interests in our Sponsor. Other third-party accredited investors with pre-existing business relationships with our management team and Sponsor have an aggregate 44.90% indirect interest in our Founder Shares through membership interests in our Sponsor. Aside from Mr. Lopez, no one has the right to control or manage the Sponsor, or the right to vote or dispose of the Founder Shares that they hold indirectly through their membership interests in our Sponsor.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on the Nasdaq Capital Market, our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding the M&A fee and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The IBAC Board determined the fair market value of GNQ by obtaining a fairness opinion from an Marshall & Stevens.

Stockholder Approval of the Business Combination

Pursuant to the Existing IBAC Charter, IBAC Public Stockholders may request that we redeem all or a portion of such stockholder’s IBAC Public Shares for cash if the initial business combination is consummated for a per-share price, payable in cash, equal to equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes, by (ii) the total number of then outstanding IBAC Public Shares.

In connection with the IPO, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any shares of IBAC Common Stock they may hold in connection with the consummation of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and IBAC’s officers and directors did not receive separate consideration for the waiver. Shares of IBAC Common Stock underlying the IBAC Placement Units and shares of IBAC Common Stock held by the Sponsor and our independent directors will be excluded from the calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and IBAC’s directors and officers own an aggregate of 56.7% of our outstanding shares of IBAC Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or our or GNQ’s respective directors, officers, advisors or respective affiliates may (1) purchase IBAC Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, IBAC Public Shares, (2) execute agreements to purchase IBAC Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire IBAC Public Shares, vote their IBAC Public Shares in favor of the Proposals and/or not to redeem their IBAC Public Shares. Such a purchase or other arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of shares of IBAC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or GNQ’s respective directors, officers, advisors or respective affiliates purchase IBAC Public Shares in privately negotiated transactions from IBAC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their IBAC Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of the Proposals being approved and (2) limit the number of IBAC Public Shares electing to redeem, including to satisfy any minimum cash requirement.

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Redemption of IBAC Public Shares and Liquidation if no Initial Business Combination

The Existing IBAC Charter provides that we will have until September 28, 2026 (or a later date approved by IBAC Stockholders pursuant to the Existing IBAC Charter), to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the IBAC Public Shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the NRS to provide for claims of creditors and other requirements of applicable law.

Our initial stockholders and I-Bankers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares, private placement shares and Representative shares if we fail to complete our initial business combination within 18 months from the closing of this offering. However, if our initial stockholders or I-Bankers acquire public shares in or after this offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the allotted 18-month time period.

Our initial stockholders, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing IBAC Charter (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of this offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless we provide IBAC Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable) divided by the number of then outstanding public shares. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, IBAC Private Shares and IBAC Public Shares in connection with the completion of our initial business combination, although they will be entitled to liquidating distributions from the Trust Account with respect to any IBAC Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame.

We expect that all costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,080,000 of proceeds held outside the Trust Account after the payment of liability insurance premiums for D&O insurance. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of this offering and the private placement, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.05. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of IBAC Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.05. Under NRS 78.590, the process of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

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Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of IBAC Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per IBAC Public Share or (ii) such lesser amount per IBAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our sponsor will not be responsible to the extent of any liability for such third-party claims. We have not asked our sponsor to reserve for such indemnification obligations, and our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. We believe the likelihood of our sponsor having to indemnify the Trust Account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

In the event that the proceeds in the Trust Account are reduced below (i) $10.05 per IBAC Public Share or (ii) such lesser amount per IBAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.05 per share.

We will seek to reduce the possibility that our sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to $1,200,000 from the proceeds of this offering with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,000,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

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Under the NRS 78.597, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to IBAC Public Stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 18 months from the closing of this offering may be considered a liquidation distribution under NRS 78.590. If the corporation complies with certain procedures set forth in NRS 78.590 intended to ensure that it makes reasonable provision for all claims against it, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

If we are unable to complete our initial business combination within 18 months from the closing of this offering, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of the amount of interest which may be withdrawn to pay taxes, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish IBAC Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law. Our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend for three years following the dissolution.

NRS 78.585 states that upon our dissolution we will still be responsible for the payment of all existing and pending claims or claims that may be potentially brought against us. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is reduced. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.05 per IBAC Public Share or (ii) such lesser amount per IBAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes, and will not be liable as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.05 per share to IBAC Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying IBAC Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

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IBAC Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our amended and restated articles of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination within 18 months from the closing of this offering, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 1200 N Federal Highway, Suite 215, Boca Raton, Florida 33432. The cost for our use of this space is included in the $5,000 per month fee we pay to one of our officers for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any member of our management team will devote in any time period will vary based on the current stage of the Business Combination process.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from GNQ’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition GNQ is facing is set forth in the section titled “Information Related to GNQ.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

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IBAC’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to IBAC.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Adelmo “Al” Lopez	60	Chairman and Chief Executive Officer
Christy Albeck	72	Chief Financial Officer
John Joyce	72	Vice Chairman
Silvia Panigone	54	Director
Jian Zhang	43	Director

Adelmo “Al” Lopez - Chairman and Chief Executive Officer

Mr. Lopez has served as Chairman and CEO of the Company since September 2023. Mr. Lopez founded Finca Terrerito, now Alma Coffee, LLC, in 2008 and is its Chairman and Chief Executive Officer. Alma Coffee, roasts and wholesales premium coffees from Latin America. From 2008-2017, Mr. Lopez was also a member of Gerson Lehrman Consulting Group. Prior to that, from 2006-2008 he was President and Chief Executive Officer of Blair Corporation, a $400+ million multi-channel direct marketer of apparel and home goods. He served in several capacities including as Group General Manager of Russell Corporation, a $1.4 billion athletic and activewear company from 2004-2006. Earlier positions include: Chief Financial Officer of Dole Fresh Fruit International, a $1.6 billion subsidiary of Dole Food Company, Regional Vice President of Frito Lay, Inc., and in two divisional Chief Financial Officer roles with Sara Lee Corporation. Mr. Lopez is a certified public accountant and began his business career with Coopers & Lybrand. He also served in the United States Army. Mr. Lopez earned a Bachelor of Science degree in Accounting from the University of Illinois in Chicago and a Master of Business Administration from the Owen Graduate School of Management at Vanderbilt University. We believe Mr. Lopez is well qualified to serve as a director due to his executive management and senior leadership experience and his accounting background.

Christy Albeck - Chief Financial Officer

Ms. Albeck has served as CFO of the Company since January 2024. Ms. Albeck has over 30 years of experience operating as an outsourced CFO in venture-backed public and private companies. Since October 2025, Ms. Albeck has served as Founder and Managing Member of Albeck Advisors, a consulting firm specializing in pre-audit work for international and domestic companies, financial due diligence, and board and CFO advisory services. From March 2022 to September 2025, Ms. Albeck served as a Partner at Calabrese Consulting, a Financial Accounting and Advisory Services firm. From November 1987 to March 2022, Ms. Albeck served as Founder and CEO of Albeck Financial Services, a consulting firm specializing in pre-audit work for international and domestic public companies and private companies in the process of going public, which was acquired by Albeck Financial Services in March 2022. Ms. Albeck has expertise in financial due diligence and SEC reporting, having provided consulting and advisory services for over 125 SPACs. Ms. Albeck holds a Bachelor of Science in Accounting from the University of Houston.

John Joyce - Vice Chairman

Mr. Joyce has served as Vice Chairman of the Company since December 2023. Mr. Joyce is the former Chief Financial Officer of IBM. He was also President of Asia Pacific and Head of Global Services at IBM. He was instrumental in the successful reengineering of IBM’s worldwide business, including the sale of the hard disk drive (HDD) business to Hitachi, the sale of the PC business to Lenovo, and the acquisition of PW Consulting from PriceWaterhouse. During his time at IBM from September 1977 to June 2007, Mr. Joyce was responsible for 150,000 employees and nearly $50 billion of revenue. Mr. Joyce served as a Managing Director of SilverLake Partners, the world’s largest technology focused PE fund. From June 2007 to May 2012, Mr. Joyce served as a member of the investment committee and was leader of the firm’s value creation team. Mr. Joyce has also served on the boards of HP, Avago (Broadcom), Bertelsmann AG, Intelsat, Gartner and Sabre. Mr. Joyce holds a Bachelor of Arts from Montclair State University, and an MBA from Fairleigh Dickinson University. We believe Mr. Joyce is well qualified to serve as a director due to his executive leadership experience in the technology industry.

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Silvia Panigone - Director

Ms. Panigone has served as director of the Company since October 2023. With more than 25 years’ experience in private and public companies and several Board positions, Ms. Panigone combines a profound understanding of corporate finance and private investments with a deep knowledge of drugs and devices development processes. Ms. Panigone is Founder of ADYA, a company focused on corporate strategy counseling, interim management, deal structuring, and capital raising at a global level. Ms. Panigone is currently also acting as CEO of Inhalis Therapeutics, a Swiss biotech developing inhaled drugs for life-threatening diseases. From February 2021 to November 2022 she served as Chief Operating Officer at NLS Pharmaceutics Ltd., a Swiss biotech listed on the NASDAQ. Ms. Panigone was a former Managing Director at I-Bankers Direct, an equity funding web-platform, from May 2013 to December 2015 and Advisor for I-Bankers Securities group, a US investment bank, from November 2014 to December 2015. She formerly served as Investment Director at BSI Healthcapital, a VC firm focused on life sciences, and she was responsible for venture investments and for the set-up of clients’ dedicated vehicles in the Merchant division of a Swiss bank (BSI/EGF bank). Ms. Panigone spent her first years as oncology researcher in Academia in Italy and the US. She possesses a Molecular Biology degree, a Ph.D. in Molecular Oncology and an executive MBA (EMBA) at SDA Bocconi. We believe Ms. Panigone is well qualified to serve as a director due to her corporate finance background and experience.

Jian Zhang - Director

Mr. Zhang has served as director of the Company since October 2023. Mr. Zhang has significant experience in designing, developing and operating messaging platforms and investing in the informational, biological, block-chain and consumer technology industries. He is currently a director at many technology and investment firms, including Yunnan Jimaoxin Information Technology Co., Ltd., Shenzhen Zenyi Tonglian Technology Co., Ltd. and Zhuhai Meining Technology Co., Ltd. Since August 2015, he has been the Chief Executive Officer and the Managing Partner of Yunnan Xiaosen Venture Capital Co., Ltd., a fund active in angel-round capital raising for internet and social media startups. Since August 2017, Mr. Zhang has also been the Chief Executive Officer and Director of Hangzhou Hechuang Investment Management Co., Ltd., a fund investing in the processing, supply chain and retail channels related to agricultural products. Mr. Zhang is Chief Executive Officer and Chairman of Distoken Acquisition Corp. (NASDAQ: DIST), a special purpose acquisition company which completed its initial public offering in February 2023. Mr. Zhang is the former Chief Executive Officer of Tongzheng Huilian Technology (Beijing) Co., Ltd., a high-tech company focusing on the development and application of blockchain technology. From January 2005 to August 2018, he served as the Chief Executive Officer at Kunming Limit Technology Company Limited, a high-tech company mainly engaged in the development of mobile communication technology. Mr. Zhang graduated from Guangdong Ocean University with a Bachelor of Engineering. We believe Mr. Zhang is well qualified to serve as a director due to his investment and operational experience in the Internet and communication industry.

Feng Xiangkun - Advisor

Mr. Feng serves as an Advisor to the Company. Mr. Feng has extensive experience in corporate capital strategy, IPO incubation, private equity, securities funds, legal risk control, and market value management of listed companies, and more than 12 years of experience investing in leading enterprises of listed companies. Mr. Feng currently serves as Chairman at YuanDeKun Investment Group Co., Ltd. From July 2009 to July 2010 he served as a Securities Analyst at State Grid Yingda. From January 2011 to March 2015, Mr. Feng advised high net worth individuals on asset management. From April 2015 to September 2019 he served as Fund Manager for YuanDeKun Private Equity Fund Management (Nanjing) Co. Mr. Feng graduated from Xiamen University in 2010 with a Bachelor of Social Work and Management.

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Number of Officers and Directors

Our board of directors consists of four directors. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate.

Director Independence

The Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors have determined that Mr. Joyce, Ms. Panigone, and Mr. Zhang are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, we pay Ms. Albeck a total of up to $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Our executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our initial stockholders, officers, directors or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the IBAC Board

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Our audit committee, compensation committee and nominating and corporate governance committee is composed solely of independent directors.

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Audit Committee

The members of our audit committee are Silvia Panigone, Jian Zhang, and John Joyce. John Joyce serves as chair of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members on the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Silvia Panigone, Jian Zhang, and John Joyce qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Dr. Chung qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Silvia Panigone, Jian Zhang, and John Joyce. John Joyce serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent.

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We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance are Silvia Panigone, Jian Zhang, and John Joyce. John Joyce serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the board in:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of Nasdaq.

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Director Nominations

Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement we filed in connection with our initial public offering. You are able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated articles of incorporation provide that our officers and directors will be indemnified by us to the fullest extent authorized by Nevada law, as it now exists or may in the future be amended. In addition, our amended and restated articles of incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the NRS.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Nevada law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IBAC

The following discussion and analysis of IBAC’s financial condition and results of operations should be read in conjunction with IBAC’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and similar terms are to IB Acquisition Corp. before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company originally formed under the laws of the State of Delaware on July 7, 2020 and which converted to a Nevada corporation on September 21, 2023 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Units, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 7, 2020 (inception) through December 31, 2025, were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest and dividends earned on cash and investments held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2026, we had a net loss of $639,866, which consists of provision for income taxes of $28,791 and operating costs of $748,177, partially offset by interest and dividends earned on cash and investments held in Trust Account of $137,102.

For the three months ended March 31, 2025, we had a net income of $824,126, which consists of interest and dividends earned on cash and investments held in Trust Account of $1,250,141, offset by operational costs of $163,485 and provision for income taxes of $262,530.

For the six months ended March 31, 2026, we had a net loss of $698,768, which consists of provision for income taxes of $60,982 and operating costs of $928,177, partially offset by interest and dividends earned on cash and investments held in Trust Account of $290,391.

For the six months ended March 31, 2025, we had a net income of $1,731,194, which consists of interest and dividends earned on cash and investments held in Trust Account of $2,621,671, offset by operational costs of $339,926 and provision for income taxes of $550,551.

For the year ended September 30, 2025, we had a net income of $3,416,169, which consists of interest and dividends earned on cash and investments held in Trust Account of $5,130,712, partially offset by provision for income taxes of $965,635 and operating costs of $748,908.

For the year ended September 30, 2024, we had a net income of $1,867,387, which consists of interest and dividends earned on cash and investments held in Trust Account of $3,026,873 offset by provision for income taxes of $635,512 and operating costs of $523,974.

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Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our results of operations and our ability to consummate an initial Business Combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Liquidity and Capital Resources

On March 28, 2024, we completed the Initial Public Offering of 11,500,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, we completed the sale of 610,500 Units at a price of $10.00 per Unit in a private placement to the Sponsor, generating gross proceeds of $6,105,000.

Transaction costs amounted to $7,755,845 consisting of the fair value amount of $3,867,050 related with the issued representative shares, $3,450,000 of cash underwriting discount, and $438,795 of other offering costs.

For the six months ended March 31, 2026, cash used in operating activities was $1,316,431. Net loss of $698,768 was affected by the interest and dividends earned on cash and investments held in Trust Account of $290,391 and change in operating assets and liabilities which used $327,272 of cash for operating activities.

For the six months ended March 31, 2025, cash used in operating activities was $1,119,424. Net income of $1,731,194 was affected by the interest and dividends earned on cash and investments held in Trust Account of $2,621,671 and change in operating assets and liabilities which used $228,947 of cash for operating activities.

For the year ended September 30, 2025, cash used in operating activities was $1,318,100. Net income of $3,416,169 was affected by the interest and dividends earned on cash and investments held in Trust Account of $5,130,712 and change in operating assets and liabilities which provided $396,443 of cash for operating activities.

For the year ended September 30, 2024, cash used in operating activities was $820,959. Net income of $1,867,387 was impacted by interest earned on cash and investments held in the Trust Account of $3,026,873 and changes in operating assets and liabilities of $338,527.

As of March 31, 2026, we held cash and investments held in Trust Account of $8,188,994. The Trust Account can only be invested in U.S. government treasury obligations with a maturity of 185 days or less or interests in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our initial Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

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As of March 31, 2026, we had cash of $4,634 and restricted cash of $0. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such working capital loans may be convertible, at the option of the lender, into private placement-equivalent units at a price of $10.00 per unit. The units would be identical to the private placement units. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the combination period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay Chief Financial Officer a sum of $5,000 per month commencing on October 1, 2023. Upon completion of the initial business combination or the liquidation, the Company will cease paying these monthly fees. On January 22, 2024, the Company’s Chief Financial Officer resigned and the Administrative Services Agreement was terminated.

On January 22, 2024, the Company appointed a new Chief Financial Officer and entered into an Administrative Services Agreement dated January 24, 2024, pursuant to which the Company agreed to pay the Chief Financial Officer a sum of $5,000 per month commencing at the time of the Initial Public Offering closing. The agreement further specified that upon completion of the initial business combination or the liquidation, the Company will cease paying these monthly fees.

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Under a business combination marketing agreement, the Company engaged I-Bankers to provide marketing services in connection with the Business Combination and will pay I-Bankers a cash fee for such marketing services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering (the “M&A fee”) or $4,025,000 in the aggregate. If the Company doesn’t complete a business combination, no fee will be due. In addition, the Company will pay the I-Bankers a finder fee equal to 1.0% of the consideration issued to a target if the business combination is consummated with a target introduced by the I-Bankers.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates as of March 31, 2026.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. ASU 2023-07 became effective as of December 31, 2024 and our management adopted ASU 2023-07 in our financial statements and related disclosures (see Note 10).

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

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INFORMATION ABOUT GNQ

Unless otherwise indicated or the context otherwise requires, references in this section to “GNQ,” “GNQ Insilico Inc.,” “we,” “us,” “our,” and other similar terms refer to GNQ and its subsidiaries prior to the Business Combination and to the Combined Entity and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

GNQ Insilico Inc. is a precision medicine TechBio company. Our mission is to accelerate drug development and deliver individualized clinical intelligence by combining multi-omics data and causal artificial intelligence into a unified platform we call Silicon-to-Patient.

At the center of our platform is the Quantum Infused Biomedical Reasoning Model, or Q-BRM, a proprietary computational architecture that powers all three of GNQ’s product lines: the Drug Assessment Platform (DAP), the Drug Simulation Platform (DSP), and the Bio Avatar Platform (BAP). Rather than identifying statistical associations across population-level data, Q-BRM is designed to model the underlying causal mechanisms that govern disease onset, treatment response, and therapeutic resistance, generating mechanistically interpretable and clinically actionable insights even where historical clinical data is sparse, heterogeneous, or unavailable.

The Company’s flagship product, the GNQ Drug Assessment Platform, was successfully launched in September 2025. GNQ’s DAP represents the first product release of the Company’s platform suite and marks the transition from the development stage to early revenue stage of operations.

GNQ’s Silicon-to-Patient vision reflects our belief that a single foundational causal engine should be able to move fluidly from early-stage drug target identification through individualized patient-level clinical decision support. Our Q-BRM-based platform is therefore designed to support life sciences companies and healthcare providers in their efforts toward more predictive drug development and more personalized clinical decisions. We believe the architectural coherence that Q-BRM provides across both pharmaceutical R&D and clinical markets creates a defensible and scalable competitive position for our business.

In March 2026, GNQ and IBM formalized a global Joint Marketing Agreement establishing a strategic commercial and technology partnership designed to create an integrated Silicon-to-Clinic ecosystem. The agreement combines GNQ’s Q-BRM-powered causal AI capabilities with IBM’s enterprise-grade AI consulting, and hybrid cloud infrastructure, and is intended to accelerate deployment of GNQ’s platform across pharmaceutical, hospital system, and payer markets globally.

Our intended primary customers include pharmaceutical and biopharmaceutical companies, particularly those engaged in novel drug development, rare disease programs, or combination therapy design; hospital systems, specialty clinical practices, physician-led precision medicine programs, and health plans aiming to deliver more personalized, data-driven support for patient treatment decisions; and biotech and life science investors conducting scientific and investment diligence on drug assets.

Critical to our success has been the assembly of an accomplished management team with proven track records in life sciences, technology and capital markets. Rehan Huda, our co-founder and Chief Executive Officer, and Sudhir Saxena, our co-founder and Chief Technology Officer, are the principal architects of our core computational platform spanning graph-based, quantum and differential modeling frameworks. Additionally, Marciano Estigarribia, our Chief Financial Officer/Chief Revenue Officer, as well as the other members of our scientific, engineering and clinical teams, contribute meaningfully to our success. Our technical management team brings direct quantum computing, artificial intelligence, data science, and life sciences experience.

GNQ was incorporated in August 2023 as a subsidiary of My Next Health Inc. GNQ’s principal executive office is located at #101-2275 Upper Middle Road East, Oakville, Ontario, L6H 0C3. GNQ’s corporate website address is https://gnq.ai. GNQ’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference into, and is not considered part of, this proxy statement/prospectus.

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Industry Background and Market Opportunity

The pharmaceutical and biopharmaceutical industries are confronting a systemic efficiency crisis rooted in the architectural limitations of existing artificial intelligence and data analytics platforms. Despite significant advances in computational drug discovery, the average cost to bring a single drug to market exceeds $2.5 billion, and Phase II and Phase III clinical trial failure rates remain high. A substantial proportion of these failures are attributable to the misidentification of eligible or responsive patient populations and an inadequate understanding of emergent drug resistance mechanisms. These are challenges that correlation-based AI is structurally ill-equipped to address.

The AI solutions currently deployed across the pharmaceutical and clinical sectors are predominantly correlational in nature, meaning they are designed to detect statistical patterns within large datasets without modeling the underlying biological mechanisms that drive those patterns. Correlation-based AI solutions therefore have only limited utility in settings where historical data is sparse or nonexistent, including first-in-class drug programs, rare diseases, novel therapeutic modalities, and individualized patient treatment selection.

We believe that causal, mechanistic AI architectures such as those underlying our Q-BRM approach will become increasingly central to improving the probability of success in drug development, including in the areas of clinical trial population stratification patient stratification, biomarker selection, and clinical trial design. GNQ addresses both the pharmaceutical and clinical markets with the same underlying solution, replacing correlation-based pattern matching with mechanistic causal reasoning grounded in biological first principles and multi-omics data integration.

Our Technology Platform

The core of GNQ’s technology is our Quantum Infused Biomedical Reasoning Model, or Q-BRM, a proprietary computational architecture that operates across all three levels of causal AI reasoning: association, intervention, and counterfactual inference. Unlike correlation-based AI approaches, Q-BRM is built to simulate the causal behavior of biological systems, from the molecular to the patient level, in a manner that is mechanistically interpretable and clinically actionable.

Q-BRM integrates three distinct but deeply connected layers: a proprietary biological knowledge graph encoding thousands of curated pathway relationships and causal links; a causal inference layer that models biological state trajectories and intervention effects over time; and an agentic orchestration framework that routes analytical workflows across GNQ’s product platforms while preserving access to the underlying causal model. Together, these layers allow GNQ’s platform to move beyond static prediction toward dynamic simulation of treatment response, resistance pathways, and patient-specific therapeutic alternatives. The Q-BRM architecture is also designed to be quantum-ready: structured to leverage advances in quantum computing hardware as that technology matures commercially.

GNQ’s platform integrates multi-omics data, including genomic, transcriptomic, proteomic, and longitudinal clinical data, within a single causal model. Where patient-level data is limited, GNQ’s proprietary synthetic patient generation capability can construct representative virtual patient populations to support in-silico analyses and drug response modeling. This capability has been validated against real-world clinical datasets in oncology and is designed to be broadly applicable across therapeutic areas.

Our Q-BRM technology currently supports three distinct product offerings. These are our Drug Assessment Platform, or DAP; our Drug Simulation Platform, or DSP; and our Bio Avatar Platform, or BAP. See “—Product Lines.”

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Competitive Strengths

We believe GNQ benefits from the following competitive strengths:

●	Mechanistic Causal Architecture. Q-BRM is grounded in first-principles biological reasoning rather than only statistical pattern recognition. This enables GNQ to generate interpretable, mechanistically traceable outputs in data-sparse settings where conventional AI approaches are structurally limited, including first-in-class drug programs, rare diseases, and individualized patient care.

●	Transparency and Interpretability by Design. Unlike most AI platforms that function as “black boxes,” producing outputs without exposing the reasoning behind them, Q-BRM’s causal architecture produces outputs that are mechanistically traceable from genomic input through pathway-level reasoning to clinical conclusion. Q-BRM is designed to permit every analytical result to be interrogated and explained in terms of the underlying biological mechanisms driving it. We believe this transparency is a meaningful differentiator with regulators, clinicians, and payers who require explainability as a condition of adoption, and is increasingly aligned with the direction of FDA guidance on clinical decision support software and qualification of drug development tools.

●	Detection of Low-Frequency and Rare Biological Mechanisms. Because Q-BRM reasons from causal biological first principles rather than from the frequency of patterns in historical datasets, the platform is capable of identifying and characterizing low-frequency genomic variants, rare pathway dysregulations, and uncommon therapeutic mechanisms that statistical AI approaches, which depend on data volume to achieve signal strength, would systematically miss. We believe this capability is a structural advantage in rare disease drug development, precision oncology, and individualized clinical decision support, where the most clinically significant mechanisms are often the least common.

●	Unified Silicon-to-Patient Architecture. GNQ’s three current product offerings, comprising DAP, DSP, and BAP are powered by a single underlying causal engine, enabling seamless translation of insights from early drug assessment through individualized clinical decision support. This architectural coherence reduces integration complexity and supports a unified commercial offering across pharmaceutical R&D and clinical markets.

●	Proprietary Biological Knowledge Graph. GNQ’s knowledge graph encodes thousands of biological pathway relationships and causal links, including typed, directional, and weighted connections reflecting the dynamic and feedback-driven nature of biological systems. This serves as the structured biological prior underpinning all DAP, DSP, and BAP analyses.

●	Synthetic Patient Cohort Generation. The proprietary synthetic patient generation capability underlying our BAP offering is validated against real-world multi-myeloma datasets and enables in-silico analyses and drug response modeling in settings where real-world patient data is limited, thus unlocking value in orphan disease programs and novel therapeutic modalities.

●	Quantum-Ready Architecture. GNQ’s platform is architected to leverage advances in quantum computing as that technology matures commercially. While GNQ’s current product capabilities are grounded in classical causal AI, the Q-BRM architecture has been designed from inception to incorporate quantum-informed computation for high-dimensional biological optimization problems. We believe this positions GNQ to extend its computational capabilities as quantum hardware becomes commercially viable at scale.

●	IBM Strategic Partnership. GNQ’s global joint marketing agreement with IBM combines GNQ’s domain-specific precision medicine capabilities with IBM’s enterprise AI, consulting, and hybrid cloud infrastructure, significantly enhancing GNQ’s commercial reach across pharmaceutical, health system, and payer markets.

●	FDA-Aligned Regulatory Positioning. GNQ’s platform is designed to eventually qualify as Non-Device Clinical Decision Support software under current FDA guidance, supporting commercial deployment in clinical settings without the full regulatory burden of a medical device approval, while preserving a clear pathway to expanded clinical indications. GNQ’s platform is also designed to be qualified by the FDA as a drug development tool through the process established in section 3011 of the 21st Century Cures Act. A qualified drug development tool may be used to support regulatory applications, including investigational new drug applications, new drug applications, abbreviated new drug applications, and biologics license applications.

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Growth Strategy

We intend to grow our business and expand our market position by pursuing the following strategies:

●	Expand Commercial Adoption of the Drug Assessment Platform. We intend to build on our initial DAP deployment by expanding our customer base across pharmaceutical and biopharmaceutical companies, leveraging our IBM partnership to access enterprise-scale health system and payer markets.

●	Advance the Drug Simulation Platform and Bio Avatar Platform to Commercial Readiness. We plan to continue investing in the development, validation and qualification of our DSP and BAP product lines with the goal of achieving commercial launch and generating additional revenue streams.

●	Deepen and Expand Strategic Partnerships. We intend to pursue additional strategic collaborations to extend our platform’s commercial reach, accelerate clinical validation, and expand into new geographies and therapeutic areas.

●	Invest in Research and Development. We intend to continue investing in our core Q-BRM technology, including enhancements to our biological knowledge graph, causal inference capabilities, synthetic patient generation engine, and quantum-readiness, to maintain and extend our technological differentiation.

●	Pursue Regulatory Pathways to Support Clinical Deployment. We plan to pursue applicable regulatory classifications, including Non-Device Clinical Decision Support software designation under current FDA guidance, to facilitate the deployment of our platform in clinical settings.

Product Lines

GNQ offers three integrated precision medicine platforms, each powered by the proprietary Q-BRM engine and designed to operate as a unified, end-to-end computational infrastructure spanning early-stage drug assessment through individualized clinical decision support.

Drug Assessment Platform (DAP)

The Drug Assessment Platform, or DAP, is GNQ’s causal pathway scoring and drug evaluation engine. The DAP evaluates the functional impact of genomic and multi-omics variants on biological pathways and disease mechanisms, generating mechanistically grounded assessments that support target identification, compound prioritization, patient stratification, and comparative evaluation of therapeutic programs.

The DAP is designed to serve pharmaceutical R&D teams, biotech investors, and clinical researchers who require biological interpretability that goes beyond what statistical genomic or bioinformatic tools can provide, particularly in novel and rare disease settings where historical precedent is limited.

Drug Simulation Platform (DSP)

The Drug Simulation Platform, or DSP, is a dynamic computational engine that models how biological disease states and molecular biomarkers respond to therapeutic intervention over time. The DSP enables mechanistically grounded forecasting of drug response, dose-response relationships, emergent resistance pathways, and combination therapy effects.

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GNQ believes the DSP can support lead optimization, resistance forecasting, combination-therapy assessment, and in-silico clinical trial design with the potential to reduce development time and late-stage trial failure rates. The DSP architecture is also designed to incorporate quantum-informed computation for high-dimensional therapeutic optimization as that capability matures, extending the platform’s reach into biological state spaces that are computationally intractable for classical approaches.

Bio Avatar Platform (BAP)

The Bio Avatar Platform, or BAP, is GNQ’s patient-facing, HIPAA-compliant clinical intelligence layer and represents the realization of the Silicon-to-Patient vision at the individual level. The BAP constructs patient-specific computational models (“Bio Avatars”) by integrating individual multi-omics, clinical, phenotypic, and longitudinal biomarker data into a dynamic, mechanistic representation of each patient’s biological state and disease trajectory.

Each Bio Avatar is a living model capable of being updated as new patient data is generated, and supports individualized treatment optimization, patient selection, adaptive trial design, early disease detection, and longitudinal monitoring. Where patient-specific data is limited, the BAP can leverage GNQ’s synthetic patient generation capability to inform treatment optimization and trial design. The BAP is designed to serve hospital systems, specialty clinics, physician-led precision medicine programs, and payer-sponsored initiatives, and is being validated through real-world clinical deployments.

Commercialization and Revenue Sources

GNQ’s commercial strategy is designed to capture value across both the pharmaceutical R&D market and the clinical decision support and precision medicine market through our DAP, DSP, and BAP product lines. Our intended primary customers include pharmaceutical and biopharmaceutical companies, particularly those engaged in novel drug development, rare disease programs, or combination therapy design, as well as hospital systems, specialty clinical practices, physician-led precision medicine programs, health plans, and biotech and life science investors conducting scientific and investment diligence on drug assets.

GNQ’s business model is designed to generate revenue through four primary streams:

●	Standard Assessment Engagements (DAP). Project-based engagements delivering pathway scoring, variant analysis, and drug assessment outputs for defined pharmaceutical programs, drug assets, or patient cohorts.

●	Premium Simulation Engagements (DSP). Higher-complexity engagements involving dynamic causal simulation, resistance pathway modeling, dose-response analysis, and in-silico clinical trial design.

●	Annual Subscription Revenues (DAP/BAP). Recurring subscription arrangements providing ongoing access to GNQ’s pathway scoring infrastructure, Bio Avatar construction, and clinical decision support capabilities, targeted at health systems, specialty clinics, and pharmaceutical R&D organizations.

●	Platform Licensing Revenues. Licensing of GNQ’s Q-BRM architecture and component modules to enterprise partners and health system integrators, including potential embedded licensing arrangements through GNQ’s strategic partnership with IBM.

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Strategic Collaborations

GNQ is currently engaged in strategic partnerships and commercial deployments intended to validate its platform across both drug development and clinical decision support applications.

IBM Partnership

In March 2026, GNQ and IBM formalized a global Joint Marketing Agreement establishing a strategic commercial and technology partnership designed to create an integrated Silicon-to-Clinic ecosystem. The agreement combines GNQ’s Q-BRM-powered causal AI capabilities with IBM’s enterprise-grade AI consulting, and hybrid cloud infrastructure, and is intended to accelerate deployment of GNQ’s platform across pharmaceutical, hospital system, and payer markets globally.

Current Revenue-Generating Relationships

In addition to the IBM partnership, GNQ has entered into revenue-generating commercial agreements with MindLab Pharma and KAIRA Health, and maintains research collaborations with organizations such as Multiple Myeloma Research Foundation (MMRF) and SCBio. Together, these relationships support contracted revenue, external platform validation, and a pathway to broader institutional adoption. For example, MindLab Pharma and KAIRA Health utilize GNQ’s platform under commercial agreements that generate contracted service revenue, and GNQ’s collaboration with SCBio provides access to biotech and third-party research companies for use of the platform that may support external validation and future institutional adoption.

Case Study Positioning

GNQ’s analysis used the MMRF CoMMpass multiple myeloma dataset with the intention to demonstrate that mechanistic causal reasoning of the type underlying Q-BRM can identify responder subpopulations and predict treatment outcomes in genomically heterogeneous disease settings. GNQ believes this framework is relevant not only to oncology but also to rare disease and other settings in which conventional AI approaches may be constrained by limited precedent data.

GNQ’s deployment with KAIRA Health is intended to validate the utility of the Bio Avatar Platform in real-world clinical settings. We view this use case as illustrative of our broader strategy of extending our platform beyond pharmaceutical R&D into provider workflows, personalized medicine, preventive care, and clinical decision support environments where interpretable, patient-specific recommendations may have practical utility.

Intellectual Property

GNQ’s competitive position depends in significant part on our ability to obtain, maintain, and enforce intellectual property rights covering our proprietary technology, platform architecture, and analytical methods. Our intellectual property strategy encompasses patents, trademarks, trade secrets, proprietary know-how, and contractual protections.

GNQ’s core proprietary assets include the Q-BRM architecture and its integrated layers, the biological knowledge graph and pathway scoring methodology, the causal inference and biological trajectory modeling framework, the synthetic patient generation engine, and the multi-omics data integration and Bio Avatar construction methodology. GNQ treats these as core trade secrets and proprietary know-how, protected through a combination of contractual confidentiality obligations, invention assignment agreements, and technical access controls.

The success of our business strategy also depends in part on our continued ability to protect our branded services. We also rely on trade secrets, including know-how, unpatented technology and other proprietary information, to strengthen our competitive position. We seek to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, collaborators, manufacturers, consultants, advisors and other third parties. We also seek to enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to maintain confidentiality and assign their inventions to us.

Our ability to stop third parties from making, using, selling, offering to sell or importing our technology, services and products depends on the extent to which we have rights under valid and enforceable patents, trade secrets or other intellectual property and proprietary rights that cover these activities. We pursue intellectual property protection to the extent we believe it would advance our business objectives. Notwithstanding these efforts, there can be no assurance that we will adequately protect our intellectual property or provide any competitive advantage. For more information regarding risks relating to intellectual property, see “Risk Factors—Risks Related to GNQ and the Business Combination.”

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Competition

The market for AI-enabled drug discovery, biosimulation, and precision medicine digital twin platforms is competitive and rapidly evolving. The increasing recognition that multi-omics data, causal biological reasoning, and computational modeling can fundamentally accelerate and de-risk drug development has attracted a growing number of well-resourced competitors developing offerings that may appear, at a surface level, to be comparable to ours. We believe, however, that GNQ is substantially differentiated from these competitors by the architecture and depth of our platform, specifically our integration of causal AI, elementary reaction kinetics-based biological pathway modeling, a simulation engine, quantum-classical hybrid optimization via our Q-BRM system, and GAN-synthesized digital twin cohorts — none of which, individually or in combination, is replicated by any single competitor. Our platform is not a point solution for any one stage of the drug development lifecycle; it is a unified, causally grounded TechBio architecture designed to operate across drug assessment, simulation, and patient-level digital twin generation.

Our Drug Assessment Platform. Our DAP applies our AI/ML architecture, Knowledge Graph, and elementary reaction kinetics-based pathway scoring engine to evaluate drug candidates across thousands of biological pathways and multi-omics data layers, and it primarily faces competition from Recursion Pharmaceuticals / Exscientia (Nasdaq: RXRX), Insilico Medicine, Certara (Nasdaq: CERT), and BenevolentAI

Our Drug Simulation Platform. Our DSP integrates our PBPK modeling engine, Q-BRM quantum-classical hybrid system, and QUBO-based pathway optimization to simulate drug behavior, treatment response, and biological pathway states across patient subpopulations, and it primarily faces competition from Insilico Medicine, Certara, XtalPi, and Schrödinger (Nasdaq: SDGR):

Our Bio Avatar Platform. Our BAP uses generative adversarial networks (GANs) to synthesize large-scale synthetic patient cohorts from real-world multi-omics data, enabling in-silico clinical trials, patient stratification, and treatment response prediction at the individual patient level, and it primarily faces competition from Unlearn.ai, Tempus AI (Nasdaq: TEM), Dassault Systèmes / SIMULIA, and Nova In Silico.

Many of our competitors have substantially greater financial resources, established regulatory relationships, larger commercial teams, and more mature revenue bases than we do at this stage of our development. We cannot be certain that our differentiation will be sufficient to overcome these advantages in all market contexts, and we expect competition in each of our platform’s domains to intensify as the precision medicine and AI drug discovery markets continue to mature. Our ability to compete successfully will depend on our continued investment in the scientific and technical capabilities that distinguish our platform, our ability to demonstrate clinical validity and commercial utility, and our success in establishing and expanding relationships with pharmaceutical and health system partners.

For further discussion of the risks we face relating to competition, see “Risk Factors— Risks Related to GNQ and the Business Combination.”

Government Regulation

We operate in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws and regulations enacted by federal, state and local governments, governmental agencies and regulatory authorities, in the U.S. and other countries, including the SEC, the U.S. Food and Drug Administration, the European Union’s Medical Device Regulation (EU MDR), the In Vitro Diagnostic Regulation (EU IVDR), the European Medicines Agency, Health Canada’s digital health and SaMD guidance, and applicable regulations in other countries where GNQ may seek to operate or commercialize its platform.

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Additionally, our platform processes data derived from real patient populations. Accordingly, we are, and may in the future become, subject to numerous federal, state, local and foreign laws, regulations, standards, and guidance regarding data privacy and security. Such obligations may include, without limitation, the Health Insurance Portability and Accountability Act of 1996, the Genetic Information Nondiscrimination Act, the California Consumer Privacy Act, the California Privacy Rights Act, Federal Trade Commission regulations, the European Union’s General Data Protection Regulation, and analogous laws in other jurisdictions where GNQ may operate or source data.

Regulations may substantially change in the future, and as the regulatory and legal environment evolves, we may become subject to new laws and further regulation by the SEC and other agencies, which may affect our platform and our ability to conduct our business. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see “Risk Factors—Risks Related to GNQ’s Business and Operations” and “Risk Factors—Risks Related to Artificial Intelligence and Machine Learning”.

Government Regulation and Competent Authority

The legal structure of the United States consists of the constitution, laws, and regulations. The FDA was established by Congress to protect and promote public health and regulates products including food, drugs, medical devices, and tobacco. The principal statute governing the regulation by the FDA of these products is the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq. (the FDCA).

U.S. Regulation of Medical Devices

Section 201(h)(1) of the FDCA, 21 U.S.C. 321(h)(1), defines a medical device as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is . . . intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease . . . or intended to affect the structure or any function of the body . . ., and which does not achieve its primary intended purposes through chemical action within or on the body . . . and which is not dependent upon being metabolized for the achievement of its primary intended purposes.” The FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are low risk and are subject only to general regulatory controls. Class II devices are moderate risk and are subject to general controls and may also be subject to special controls. Class III devices are generally the highest risk devices. They are required to obtain premarket approval and comply with post-market conditions of approval in addition to general regulatory controls.

The FDA’s January 2026 Clinical Decision Support Software, Guidance for Industry and Food and Drug Administration Staff sets forth criteria for distinguishing Non-Device CDS software (which is not subject to FDA oversight) from software that constitutes a medical device requiring regulatory clearance or approval. GNQ has designed aspects of its platform with the goal of qualifying as Non-Device CDS software under applicable guidance; however, the FDA’s interpretation of these criteria is evolving, and the application of these criteria to AI- and quantum-enabled precision medicine tools of the type GNQ has developed is not settled. If the FDA were to determine that GNQ’s platform, or any component thereof, constitutes a medical device, GNQ would be required to obtain 510(k) clearance, de novo authorization, or Premarket Approval (PMA) before marketing such functionality for clinical use in the United States.

FDA Clearance and Approval for Medical Devices

By statute (21 U.S.C. § 360c), all new medical devices are initially placed in Class III. Class III devices are those that sustain or support life, are implanted, or present potential risks of serious illness or injury. These products typically require premarket approval to demonstrate safety and effectiveness before they can be marketed. The premarket approval process involves rigorous clinical testing, regulatory review, and compliance with FDA standards to ensure a reasonable assurance of safety and effectiveness for their intended use in cancer screening.

The time required and ability to obtain clearance or approval by the FDA is unpredictable, typically taking up to several years following the commencement of clinical studies (if required), and depends upon numerous factors, including the type, complexity, and novelty of our products and future products. In addition, policies, laws, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a test’s clinical development, which may cause delays in the clearance or approval of, or the decision not to approve, an application.

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The FDA has substantial discretion in the premarket review/clearance process and may refuse to accept any application, decide that all or part of the submitted data are unusable or insufficient for clearance or approval, require additional clinical or other data, including analytical validation data, determine that the manufacturing and quality systems are insufficient or in violation of applicable requirements, or determine that the clinical research program is insufficient or in violation of applicable good clinical practice or other requirements related to research compliance, human subject protections, or data integrity. Even if a company believes their data are sufficient to support marketing authorization, regulatory authorities may disagree, or may require the generation and submission of additional data or analyses, which could significantly delay or preclude marketing authorization.

Other than a medical device subject to enforcement discretion, before a new medical device can be marketed in the United States, a company must first either submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the FDCA, 21 U.S.C. 360(k), or request approval of a premarket approval application (PMA), or seek approval of a de novo classification request from the FDA, unless an exemption applies.

As noted above, the FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are low risk and are subject only to general regulatory controls. Class II devices are moderate risk and are subject to general controls and may also be subject to special controls. Class III devices are generally the highest risk devices. They are required to obtain premarket approval and comply with post-market conditions of approval in addition to general regulatory controls. Depending on its intended use and other factors, an LDT may fall into any of these classes.

In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

In the de novo classification process, a manufacturer whose device is not eligible for a 510(k) Notification or whose device under the FDCA would otherwise be automatically classified into Device Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions.

The PMA approval, 510(k) clearance, and de novo classification processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months but can take longer. The FDA has a user fee goal to review a de novo request in 150 calendar review days. During the process, the FDA may issue an Additional Information request, which stops the clock. The applicant then has 180 days to respond. Therefore, the total review time could be as long as 330 days and in practice may be much longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance or the de novo classification process and generally takes from one to three years, or even substantially longer, from the time the application is submitted to the FDA. In addition, the PMA and de novo classification process generally require the performance of one or more clinical trials. Despite the time, effort, and cost, a device may not obtain marketing authorization by the FDA. Any delay or failure to obtain necessary regulatory marketing authorizations could harm our business. Furthermore, even if we are granted such marketing authorizations, they may include significant limitations on the indicated uses for the test, which may limit the potential commercial market for the test.

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In the United States, any modification to a product for which we receive clearance or approval may require us to submit a new 510(k) notification and obtain clearance, to submit a PMA and obtain FDA approval, or to submit a de novo request prior to implementing the change. For example, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, generally requires a new 510(k) clearance or other marketing authorization. The FDA requires every manufacturer to make such determinations in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with a manufacturer’s decisions regarding whether new clearances or approvals are necessary. If we obtain clearances or approvals from the FDA, we may make modifications or add additional features in the future that we believe do not require a new 510(k) clearance, de novo request, or approval of a PMA application or supplement. If the FDA disagrees with our determination and requires us to seek new marketing authorizations for the modifications for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing and/or to recall the modified product until we obtain such marketing authorization, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our business.

FDA Qualification of Drug Development Tools

Section 507 of the FDCA, 21 U.S.C. 357, provides the process by which a drug development tool may be qualified by the FDA. A qualified drug development tool may be used for a specific context of use in supporting or obtaining approval of a drug or licensure of a biological product, or for supporting the investigational use of a drug or biological product. The process to qualify a drug development tool involves the following steps:

●	Submission of a Letter of Intent by a requestor to the FDA that describes the drug development tool, the relevant drug development need, and the proposed context of use, along with a scientific rationale supporting the drug development tool and its context of use. The FDA reviews the Letter of Intent and determines whether the project is accepted into the drug development tool qualification program. Following this review, the FDA issues a Letter of Intent Determination Letter that states whether the project has been accepted and provides the requestor with recommendations, considerations, and requests for information on achieving the next steps in the process.

●	Once the drug development tool project has been accepted, the requestor provides a Qualification Plan to the FDA that describes the data available on the drug development tool, the gaps in knowledge, and the proposed plans for collecting and analyzing data to cover those gaps, providing full study protocols where appropriate. The Qualification Plan should address all of the recommendations provided by the FDA. The FDA reviews the Qualification Plan and determines if it is acceptable, providing requests and recommendations for additional data.

●	The Full Qualification Package provides detailed descriptions of all studies, analyses, and results related to the drug development tool, including full study protocols and reports, statistical or quantitative analysis plans, summary data, statistical program files for the main analyses, and possibly even subject-level data. Following review, the FDA may issue the requestor a qualification Determination Letter indicating whether the drug development tool is qualified for its context of use. The FDA will qualify a drug development tool and its proposed context of use if it can be shown to be capable of being relied upon to have a specific interpretation and application in drug development and regulatory review.

Formal regulatory qualification of a drug development tool is a multi-year process that requires a high degree of commitment. Upon successful qualification, drug and biologic sponsors may use the qualified drug development tool in drug development programs within the specified context of use. Following qualification, the FDA may rescind or modify its qualification determination if the FDA determines that the drug development tool is no longer appropriate for the proposed context of use specified by the requestor. While qualification is not required for a drug development tool to be successfully used in clinical trials and drug development to support regulatory decision making, we may be required to obtain qualification in order to successfully market our platform for use in drug development.

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The regulatory pathway for qualifying a drug development tool is time-consuming, expensive, and uncertain in outcome. The FDA has yet to qualify any drug development tool, having only issued a formal Letter of Intent to a requestor at this time. This could delay GNQ’s commercialization plans for use of the GNQ platform in drug development by years. The lack of qualification could adversely affect GNQ’s business, financial condition, results of operations and growth prospects. There can be no assurance that FDA will ever qualify GNQ’s platform as a drug development tool. Also, even if GNQ were to successfully obtain and maintain qualification as a drug development tool, any qualification is limited to the specified context of use. Delays in qualification may materially delay or prevent us from commercializing the platform as a drug development tool or result in substantial additional costs that could decrease GNQ’s profitability.

Clinical Development

Clinical testing is expensive, time-consuming, and subject to uncertainty. Initiating and completing clinical studies necessary to validate, qualify and market our products, and to support regulatory authorizations or certifications and coverage and reimbursement, will be time-consuming and expensive and the outcomes are inherently uncertain. Clinical studies must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements and regulations, and are subject to oversight by governmental agencies and institutional review boards (“IRBs”) or ethics committees at the medical institutions where the clinical studies are conducted.

The results of our development efforts and clinical studies of our platform may not be predictive of the results of later clinical studies, and interim results of a clinical study do not necessarily predict final results. Our interpretation of data and results from our clinical studies does not ensure that we will achieve similar or favorable results in future clinical studies. In addition, clinical data are often susceptible to various interpretations, analyses, and methodological limitations, and many companies that have believed their products performed satisfactorily in earlier clinical studies have nonetheless failed to replicate results in later clinical studies. Products in later future clinical studies may fail to show the desired safety and efficacy, or necessary interpretation and application in drug development and regulatory review, despite having success in previous clinical studies.

In addition, we cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all, or within the anticipated budget. The timely completion of clinical studies in accordance with their protocols and applicable requirements depends, among other things, on our ability to enroll a sufficient number of participants who remain in the study until its conclusion. It is possible that potential study participants may not see value in enrollment. Additionally, we may encounter delays as a result of the administrative complexities in managing and recruiting for studies of this scope and size. If we are unable to recruit sufficient participants for our clinical studies, or if we are unable to maintain sufficient participation of enrolled participants to maintain statistical power for our endpoints, our product development, commercialization activities, and our ability to seek regulatory clearance, approval, or qualification for our platform could be delayed, require modification, or be prevented.

Furthermore, the FDA may require that we conduct additional studies or expand the enrollment of completed or ongoing studies to support an application for clearance or approval or request for qualification of one of our platforms, which could add significant time delay, which would negatively impact our business, financial condition, results of operations, and growth prospects.

The initiation and completion of clinical studies may be prevented, delayed, or halted for numerous reasons, including as a result of the following:

●	the inability to generate sufficient data to support the initiation or continuation of clinical studies;

●	the inability to rely on previously-collected data on earlier versions of our platform, support of the launch or submission for qualification or marketing authorization of the later or enhanced versions of our platform;

●	the requirement to submit an Investigational Device Exemption (“IDE”) application to the FDA, which must become effective prior to commencing certain human clinical studies of medical devices, and which the FDA may disapprove;

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●	delays caused by failures to enroll sufficient participants in the clinical studies meeting the criteria that the FDA has established;

●	delays caused by participants withdrawing from clinical studies or failing to return for follow-up or by institutions failing to submit data, including follow-up data, to us;

●	delays or failure in reaching a consensus or agreement, if required, with regulatory agencies on study design or feedback from regulatory agencies necessitating changes to ongoing or planned clinical study design;

●	delays or failure in reaching agreement on acceptable terms with CROs, service providers, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

●	delays or failure in obtaining any required IRB approval or ethics committee approval for our clinical study sites;

●	delays in amending, or the inability to amend, our IRB- or ethics committee-approved protocols at clinical study sites when necessary or desired;

●	difficulty or delays in collaborating with sites, institutions, and investigators;

●	failure by us, investigators, sites, or participants to comply with the applicable study protocol or applicable regulatory requirements and standards for data collection, reporting, records maintenance, or data integrity;

●	failure by us or any CROs or other third parties to adhere to clinical study requirements, including the applicable protocol;

●	failure to perform in accordance with good clinical practice (“GCP”) and good laboratory practice (“GLP”) requirements, and/or other applicable regulations and requirements of the FDA or other applicable governmental authorities; failure to comply with applicable data privacy and security laws, including laws related to processing of special categories of personal data clinical studies;

●	challenges caused by transferring personal information or biological samples from other countries to our systems or facilities in the United States for processing;

●	failure of our products and future products to achieve acceptable performance metrics, such as sensitivity, specificity, positive predictive value, and/or safety endpoints;

●	unacceptable safety findings, including findings related to the risk, such as higher likelihood, of false positive test results (which could lead to unnecessary confirmatory testing, such as biopsy, or anxiety) or false negative test results (which could lead to foregoing standard of care screening, a delay in diagnosis or disease progression);

●	termination or suspension of a study or site by us or the data safety monitoring board (or independent data monitoring committee), suspension or termination of a study or site by an IRB, ethics committee, or institution, or clinical hold or termination of a study or site by a regulatory authority, including the FDA;

●	our inability to collaborate with clinical investigators, including if they are disqualified, terminated, suspended, or change affiliated institutions;

●	adverse inspections of our clinical study sites or results by any applicable regulatory authority, including the FDA;

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●	changes in statutory or regulatory requirements or guidance, or clinical guidelines, that require amending existing or designing new clinical protocols, obtaining new IRB or ethics committee approvals, modifying our clinical studies, modifying our consent process or obtaining additional consent from study participants, or altering the pathway to qualification, clearance, approval, or certification of our platform;

●	changes in the standard of care on which a clinical development plan was based, which may require new or additional clinical studies;

●	the cost of clinical studies of our platform being greater than we anticipate;

●	destruction or compromise of, or other inability to access or receive, clinical study samples processed, stored, managed, or otherwise in the control of a clinical site or other third party;

●	determination that data from research conducted outside the United States, does not meet the FDA’s requirements for submission and support of qualification, a marketing authorization or future clinical study IDE application, for example because the foreign data are not applicable to the U.S. population and U.S. medical practice, the studies have been performed by clinical investigators of unsuitable competence, or the FDA cannot validate the data through an on-site inspection or other appropriate means;

●	clinical studies of our products and future products producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical studies or abandon development programs; and

●	lack of adequate funding.

Any such delays could adversely affect the costs, timing, or successful completion of our clinical studies. Moreover, we may depend on our collaborators and on medical and clinical institutions and CROs to conduct our clinical studies in compliance with applicable GCP and other regulatory requirements, and while we have agreements governing their committed activities, we have limited influence over their actual performance. To the extent we, our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study according to applicable GCP or other regulatory requirements, or are delayed for a significant time in the execution of studies, including achieving full enrollment, we may be affected by increased costs, program delays, enforcement actions, or a determination that the data are unusable for regulatory or product development purposes. In addition, clinical studies that are conducted in countries outside the United States may subject us to further delays and expenses.

Any inability to initiate or complete clinical studies successfully could result in additional costs to us, slow down or prevent our product development and receipt of positive reimbursement coverage decisions, or impair our ability to generate revenue. Delays in initiating or completing our planned clinical studies could also allow third parties to bring products to market sooner than expected, which could impair our ability to successfully commercialize our platform, if launched, and may harm our business, financial condition, results of operations, and growth prospects. In addition, many of the factors that may cause, or lead to, a delay in initiation or completion of clinical studies may also ultimately lead to the delay or the narrowing or denial of any regulatory qualification, clearance, approval, or certification we may seek with respect to our platform. Delays in the initiation or completion of any clinical study of our platform, or seeking broad coverage and reimbursement, will increase our costs, slow down or jeopardize our product development and regulatory qualification, clearance or approval process, and delay or potentially jeopardize broad adoption of platform and its ability to generate revenue.

Registration and Listing

Under the FDCA, owners or operators of establishments involved in the production and distribution of medical devices intended for use in the United States are required to register annually with the FDA and pay the accompanying fee. For fiscal year 2026, the annual establishment registration fee is $11,423.

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All medical devices marketed in the United States must additionally be listed with the FDA. The FDA determines which entities are responsible for listing medical devices based on the activities performed at those companies. For example, a domestic manufacturer and domestic specification developer would both be responsible for listing any relevant medical device, even for the same devices.

Complying with the QMSR

Medical device manufacturers must comply with the FDA’s Quality Management System Regulation (QMSR), which is a complex regulatory framework that covers the procedures and documentation of design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices intended for human use. Furthermore, medical device manufacturers are required to verify that their suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QMSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the availability of products or a delay in obtaining FDA authorization of any marketing application.

Medical Device User Fees

Under the Medical Device User Fee Amendments (MDUFA) program, the FDA charges user fees for the review of medical device premarket submissions, and these fees vary significantly depending on the type of application and the size of the applicant. For fiscal year 2026, the standard application fee for a 510(k) Notification is $26,067, with a reduced fee of $6,517 for qualifying small businesses; the standard application fee for a de novo classification request is $173,782, with a reduced fee of $43,446 for qualifying small businesses; and the standard application fee for a PMA is $579,272, with a reduced fee of $144,818 for qualifying small businesses. Small businesses with gross receipts or sales of $30 million or less may be eligible for a one-time waiver of the fee on their first PMA submission.

Adverse Event Reporting

For products for which we obtain FDA clearance or approval or that are otherwise subject to affirmative FDA oversight, we will be subject to the FDA’s medical device reporting regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury.

The timing of our obligation to report adverse events is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action.

Recalls

The FDA has the authority to require the recall of medical devices in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. Companies may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the platform before we may market or distribute the corrected platform. Seeking such clearances or approvals may delay our ability to replace the recalled platform in a timely manner. Moreover, if we do not adequately address problems associated with our platform, we may face additional regulatory enforcement action.

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Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our platform in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Labeling and Advertising

The labeling, advertising, marketing, and promotional practices of our platform is governed by numerous state and federal regulators, including the FTC, as well as subject to third-party claims. Any statements related to our products that could be construed as misleading, untruthful, or unsubstantiated, could subject the Company to regulatory enforcement action, third-party lawsuits, or plaintiffs’ complaints. Any of these actions could significantly and negatively affect our reputation, expose us to liability claims, and we could lose customers and experience reduced sales and increased costs.

We must comply with requirements concerning advertising and promotion for any products for which we obtain marketing clearance or approval from the FDA. When the FDA issues a regulatory approval or clearance for a product, the regulatory approval or clearance is limited to those specific uses and indications for which a product is approved or cleared. If we promote the product for other uses or indications, we may be subject to enforcement action by the FDA or other federal and state authorities.

There can be no assurance that labeling claims will be consistent with our anticipated claims or marketing statements. If the approved or cleared certified indication or other labeling claims the FDA allows us to make are more limited than we expect, our business, prospects, and growth may be adversely affected and we may be limited in our ability to sell, or unable to sell, our products. If we are not able to obtain FDA approval or clearance for the desired uses or indications for our platform, we may not market or promote it for those indications and uses, and our business, financial condition, results of operations, stock price and prospects could be materially harmed. We also must sufficiently substantiate any claims that we make for any products, including claims comparing those products to other companies’ products, and must abide by the FDA’s strict requirements regarding the content of promotion and advertising.

Misleading, untruthful, or unsubstantiated labeling, advertising, marketing, or promotional practices could cause significant harm to our business, operations, and financial conditions. The FTC has instituted enforcement actions against certain healthcare testing companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions may result in warning letters, consent decrees, and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action and may face significant penalties which may result in a material adverse effect on our reputation, business, financial condition, results of operations, and growth prospects.

Misuse or Off-Label Use

The misuse or off-label use of our platform could harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Any marketing clearance or approval we may receive or obtain for our products by the FDA will include specified indications for use and approved (or certified) labeling. We cannot, however, prevent an HCP from using our products off-label, when in the HCP’s independent professional medical judgment they deem it appropriate. There may be increased risk of injury to patients if HCPs attempt to use our products off-label, which could harm our reputation in the marketplace among HCPs and patients.

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If, after FDA clearance or approval, the FDA determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal or state authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, HCPs may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our platform is misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Cybersecurity

Per the FDA, a “cyber device” is a device that (1) includes software validated, installed, or authorized by the sponsor as a device or in a device, (2) has the ability to connect to the internet, and (3) contains any such technological characteristics validated, installed, or authorized by the sponsor that could be vulnerable to the cybersecurity threats.

Under the FDCA, companies seeking a 510(k) Notification, de novo classification, or PMA for a cyber device must submit to the FDA documentation to demonstrate that the device meets certain cybersecurity requirements. Specifically, such companies must:

●	Submit to the FDA a plan to monitor, identify, and address, as appropriate, in a reasonable time, postmarket cybersecurity vulnerabilities and exploits, including coordinated vulnerability disclosure and related procedures;

●	Design, develop, and maintain processes and procedures to provide a reasonable assurance that the device and related systems are cybersecure, and make available postmarket updates and patches to the device and related systems; and

●	Provide a software bill of materials, including commercial, open-source, and off-the-shelf software components.

FDA Enforcement Tools

The FDA enforces its requirements by market surveillance and periodic inspections, both announced and unannounced, to review records, equipment, facilities, laboratories, and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as an FDA Form 483 Notice of Observations, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures. The FDA may also issue a public untitled letter or public warning letter for an FDCA violation, regardless of whether the violation was identified during an inspection or through market surveillance. If the relevant company does not adequately respond to a Form 483 or warning letter, the FDA may take enforcement action or impose other sanctions or consequences, which may include:

●	Cease and desist orders;

●	Injunctions or consent decrees;

●	Civil monetary penalties;

●	Recall, detention, or seizure of products;

●	Issue an Import Alert preventing the importation of a product from a manufacturing facility located outside the United States;

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●	Operating restrictions, including partial or total shutdown of production facilities;

●	Refusal of or delay in granting requests for 510(k) clearance, de novo classification, or premarket approval of new or modified products;

●	Withdrawing 510(k) clearances, de novo classifications, or premarket approvals that are already granted;

●	Refusal to grant export approval or export certificates for devices; and

●	Criminal prosecution.

Product Liability

Actual or perceived errors resulting from the manufacture, design, marketing, or labeling of our platform could subject us to product liability or professional liability claims. A product liability or professional liability claim against us could result in substantial damages and be costly and time-consuming to defend. Although we maintain liability insurance, our insurance may not fully protect us from the financial impact of defending against these types of claims or any judgments, fines, or settlement costs arising out of any such claims. Any liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any liability lawsuit could damage our reputation or force us to suspend sales of our platform. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

Employees

As of June 30, 2026, GNQ has approximately 11 employees, consisting primarily of engineers, scientists, and analysts.

Facilities

GNQ’s headquarters are located in leased premises at #101-2275 Upper Middle Road East, Oakville, Ontario, L6H 0C3. Our headquarters is primarily used for senior management, finance, operations and information technology. GNQ also leases a wet lab facility located at 200 Patewood Drive, Building C, 4th Floor, Greenville, SC 29615. Our California subsidiary, also named GNQ Insilico Inc., is located at 6200 Stoneridge Mall Rd, Suite 300 Pleasanton, California 94588.

Legal Proceedings

From time to time, we may be involved in various legal proceedings arising from the ordinary course of business activities. We are not presently a party to any litigation the outcome of which we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, financial condition and results of operations.

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INFORMATION ABOUT GNQ’S MANAGEMENT

The following section discloses biographical information about GNQ’s directors and executive officers as of the date of this proxy statement/prospectus.

Executive Officers

Rehan Huda. Upon the Closing, Mr. Huda, age 56, is expected to serve as the Combined Entity’s Chief Executive Officer. Mr. Huda has served as the Chief Executive Officer of GNQ Insilico since August 2023. Since June 2021, Mr. Huda has served as Executive Chairperson of Green Sky Labs, Inc., a technology incubation company, where he is responsible for strategy, business development and corporate finance. Since June 2021, Mr. Huda has also served as Director and Executive Chairperson of My Next Health, a healthcare company with a genomics and AI platform that is an affiliate of GNQ, where he is responsible for strategy, business development and corporate finance. Mr. Huda also currently serves as a board member of Wedge Networks and as a director of Agentix Corp, both since July 2020. Mr. Huda holds a Bachelor of Arts and a Master of Arts in Economics from the University of Manitoba.

Marciano Estigarribia. Upon the Closing, Mr. Estigarribia, age 56, is expected to serve as the Combined Entity’s Chief Financial Officer and Chief Revenue Officer, positions which he has served a GNQ since July 1, 2026. Mr. Estigarribia brings extensive experience in cross-border mergers and acquisitions, capital markets, and financial leadership. From May 2016 to May 2026, Mr. Estigarribia served as Managing Director at MSQ Ventures, Inc., where he was responsible for cross-border M&A and capital-raising origination in the healthcare and technology sectors globally. From July 2021 to March 2024, Mr. Estigarribia served as Chief Financial Officer of ARISZ Acquisition Corp. (NASDAQ: ARIZ), a special purpose acquisition company. Mr. Estigarribia holds a Master of Business Administration in Finance and International Business from the NYU Stern School of Business and a Bachelor of Science in Economics from Binghamton University.

Ridwaan Jhetam. Upon the Closing, Mr. Jhetam, age 58, is expected to serve as the Combined Entity’s Chief Medical Officer, a position in which he has served at GNQ since May 27, 2026. Mr. Jhetam served as Senior Vice President at Bristol Myers Squibb from December 2021 to March 2026, where he headed Medical Affairs. Mr. Jhetam holds a Bachelor of Medicine and Bachelor of Surgery (MBChB) degree from University of Natal Medical School, a Master of Business Administration from University of Witwatersrand, a Bachelor of Science with Honours from University of North West, and a Master of Science with Merit from Birmingham University.

Sudhir Saxena. Upon the Closing, Mr. Saxena, age 68, is expected to serve as the Combined Entity’s Chief Technology Officer. Mr. Saxena has served as the Chief Technology Officer of GNQ since October 2023, where he has been responsible for product and platform development. From February 2022 to September 2023, Mr. Saxena served as Chief Technology Officer of GNQ’s affiliate My Next Health Inc., where he was responsible for product design. From March 2021 to January 2022, Mr. Saxena was a self-directed investor. Mr. Saxena holds a Bachelor of Engineering in from Delhi College of Engineering at Delhi University, India, and a Post Graduate Diploma in Management (MBA) in Systems from the Indian Institute of Management (IIM) Bangalore, India.

Non-Executive Directors

Tom English. Upon the Closing, Mr. English, age 52, is expected to serve as a director on the Combined Entity Board. Mr. English currently serves as the Chief Executive Officer of Trenchant Technologies Capital Corp and Burton Financial Inc. and has held these positions since May 2016 and January 2017, respectively. Mr. English currently serves as director for Silver Storm Mining Ltd. and CG International Petroleum Corp. (CGIP) and has held these directorships since June 2020 and May 2021, respectively. Mr. English holds a Bachelor of Arts in Economics and Political Science from the University of Western Ontario.

Maliha Hashmi. Upon the Closing, Ms. Hashmi, age 42, is expected to serve as a director on the Combined Entity Board. Ms. Hashmi has served on the GNQ Board since November 2024. Since February 2026, Ms. Hashmi has served as Chief Executive Officer of Maliha Hashmi Global Advisory LLC, an advisory firm serving governments, sovereign entities and global institutions, where she provides strategic advisory services at the intersection of health, artificial intelligence, policy and systems transformation. From June 2021 to late 2024, Ms. Hashmi also served as Executive Advisor to King Abdullah Economic City, a master-planned economic city development in Saudi Arabia, where she provided executive-level strategic advisory on health, wellbeing and development strategy. From October 2022 to October 2024, Ms. Hashmi served as an External Advisor to Bain & Company, a global management consulting firm, providing advisory support on healthcare and strategy engagements. From April 2023 to March 2024, Ms. Hashmi served as Executive Advisor to the Early Childhood Authority of Abu Dhabi, United Arab Emirates, providing executive-level strategic advisory on early childhood development policy and programs. Ms. Hashmi has a Doctor of Law from Harvard Law School and a master’s degree from Harvard University with specialization in History of Science/Medicine/Ethics, and Medical Ethics.

David Johnson. Upon the Closing, Mr. Johnson, age [72], is expected to serve as a director on the Combined Entity Board. [_______]

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EXECUTIVE AND DIRECTOR COMPENSATION OF GNQ

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “GNQ,” “we,” “us” or “our” refers to GNQ and its consolidated subsidiaries prior to the consummation of the Business Combination.

Executive Compensation

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act.

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2025 were Rehan Huda, our Founder, Chairperson and Chief Executive Officer, and Sudhir Saxena, our Chief Technology Officer.

Processes and Procedures for Compensation Decisions

Our compensation program is designed to:

●	attract, incentivize, and retain employees at the executive level who contribute to our long-term success;

●	provide compensation packages to our executives that are fair and competitive, and that reward the achievement of our business objectives; and

●	effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the creation of long-term value for our stockholders.

Summary Compensation Table

The following table provides information regarding the total compensation awarded to, earned by, and paid to our NEOs in the years indicated. The amounts paid reflected herein have been converted from Canadian dollars to U.S. dollars using the average annual conversion ratio as of December 31 of the respective year.

Name and Title	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Options Awards ($)	All Other Compensation ($)	Total ($)
Rehan Huda	2025	432,000	(1)	-	-	-	-	432,000
Founder, Chairman and Chief Executive Officer
Sudhir Saxena	2025	480,000	(1)	-	-	-	-	480,000
Chief Technology Officer

(1)	The amounts reported in this column reflect consulting fees paid to the NEO during the fiscal year ended December 31, 2025.

Narrative to Summary Compensation Table

Arrangements with Named Executive Officers

We have entered into consulting agreements with Messrs. Huda and Saxena, which are summarized below.

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Rehan Huda

On September 1, 2023, My Next Health, Inc., an affiliated entity of the Company (“MNH”), entered into a consulting agreement with Mr. Huda (the “Huda Consulting Agreement”) for an initial term of three (3) years (the “Initial Term”), which shall be subject to renewal on terms and conditions mutually agreed upon between MNH and Mr. Huda (the Initial Term together with any successive renewal periods, the “Term”). The Huda Consulting Agreement provides that he will serve as MNH’s Executive Chairperson and sets his annual compensation at a rate of $480,000 beginning upon the funding of MNH (including any payments that may have been missed). For the duration of the Term, the rate of annual compensation will be increased annually by the percentage by which the Consumer Price Index increases in the twelve preceding months, up to five percent (5%). In addition, the Huda Consulting Agreement provides that the Compensation Committee of the Board of MNH may approve grants of stock options and warrants and/or annual or milestone bonuses. Mr. Huda is also eligible to participate in health, dental, life, disability and other insurance plans sponsored and maintained by MNH. The annual compensation rate of $480,000 represents the total consulting fee under the Huda Consulting Agreement, of which 90% has been assigned to GNQ, reflective of the time allocated and spent by Mr. Huda in his capacity as Chief Executive Officer of GNQ during the year ended December 31, 2025.

The Huda Consulting Agreement may be terminated (i) by Mr. Huda upon not less than 30 days written notice to MNH or (ii) by MNH upon not less four (4) months written notice to Mr. Huda and compensation continuation payments for one (1) year if such termination of service occurs following the first year of the Term. Additionally, MNH may terminate the Huda Consulting Agreement immediately (unless otherwise noted below) upon the occurrence of any of the following: (i) a material breach of the Huda Consulting Agreement including any policies of MNH as may be developed from time to time; (ii) the conviction of Mr. Huda of a criminal offence punishable by indictment or (iii) absence of Mr. Huda from the performance of his duties for any reason other than for a board authorized vacation or valid medical reasons for a period in excess of forty (40) working days during a successive six (6) month period. The Huda Consulting Agreement also automatically terminates upon Mr. Huda’s death and MNH may terminate the Huda Consulting Agreement if the Agreement is frustrated by Mr. Huda’s permanent disability (as defined in the Huda Consulting Agreement).

The Huda Consulting Agreement also contains an indefinite confidentiality covenant and customary non-competition and non-solicitation provisions that extend for a period of twelve (12) months following the termination of the Agreement.

Sudhir Saxena

On May 1, 2024, GNQ entered into a consulting agreement with Mr. Saxena (the “Saxena Consulting Agreement”) for an initial term of three (3) years (the “Saxena Initial Term”), which shall be subject to renewal on terms and conditions mutually agreed upon between GNQ and Mr. Saxena (the Saxena Initial Term together with any successive renewal periods, the “Saxena Term”). The Saxena Consulting Agreement provides that he will serve as GNQ’s Chief Technology Officer and sets his annual compensation at a rate of $480,000 payable on a monthly basis. For the duration of the Term, the rate of annual compensation will be increased annually by the percentage by which the Consumer Price Index increases in the twelve preceding months, up to five percent (5%). In addition, the Saxena Consulting Agreement provides that the Compensation Committee of the Board of GNQ may approve grants of stock options and warrants and/or annual or milestone bonuses. Mr. Saxena is also eligible to participate in health, dental, life, disability and other insurance plans sponsored and maintained by GNQ.

The Saxena Consulting Agreement may be terminated (i) by Mr. Saxena upon not less than 30 days written notice to GNQ or (ii) by GNQ upon not less four (4) months written notice to Mr. Saxena and compensation continuation payments for one (1) year if such termination of service occurs following the first year of the Term. Additionally, GNQ may terminate the Saxena Consulting Agreement immediately (unless otherwise noted below) upon the occurrence of any of the following: (i) a material breach of the Saxena Consulting Agreement including any policies of GNQ as may be developed from time to time; (ii) the conviction of Mr. Saxena of a criminal offence punishable by indictment or (iii) absence of Mr. Saxena from the performance of his duties for any reason other than for vacation or valid medical reasons for a period in excess of forty (40) working days during a successive six (6) month period. The Saxena Consulting Agreement also automatically terminates upon Mr. Saxena’s death and GNQ may terminate the Saxena Consulting Agreement if the Agreement is frustrated by Mr. Saxena’s permanent disability (as defined in the Saxena Consulting Agreement).

The Saxena Consulting Agreement also contains an indefinite confidentiality covenant and customary non-competition and non-solicitation provisions that extend for a period of twelve (12) months following the termination of the Agreement.

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Potential Payments Upon Termination or Change of Control

None of our NEOs is entitled to any potential payments or benefits in connection with a termination of their employment or a change in control of the Company, other than as described above set forth in their employment agreements.

Consulting Fees and Base Salary

Consulting fees and base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of the executive compensation program. In general, we seek to provide an annual rate of compensation designed to reflect each NEO’s scope of responsibility and accountability.

Long-Term Incentive Compensation

On January 1, 2025, GNQ adopted and approved the GNQ Insilico Inc. 2025 Equity Incentive Plan (the “2025 Plan”) under which GNQ was permitted to grant equity-based awards, including options, restricted share purchase rights, share bonus or restricted share units. During the fiscal year ended December 31, 2025, certain employees were issued awards in the form of stock options under the 2025 Plan. None of our NEOs were granted such awards.

In connection with the Business Combination, IBAC will assume the 2025 Plan, which continues to govern the terms and conditions of the outstanding options previously granted under the 2025 Plan, and all options outstanding immediately prior to the effective time of the Business Combination will be converted into options to purchase IBAC Class A Common Stock in connection therewith.

Nonqualified Deferred Compensation

Our NEOs did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by GNQ during the fiscal year ended December 31, 2025. The GNQ Board may elect to provide our NEOs and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Pension Benefits

Effective January 1, 2025, the Company entered into a defined contribution Pooled Employer 401(k) tax-deferred savings plan administered by Paychex Retirement LLC for all U.S. employees who meet certain eligibility requirements. Employees may contribute, on a pre-tax or post-tax basis, a percentage of their annual compensation, not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company matches up two-thirds (66 2/3%) of the employee’s contributions, up to a maximum match of three and a half percent (3.5%) of gross wages for each employee. Since Messrs. Huda and Saxena were consultants, they were ineligible to participate in this plan during the fiscal year ended December 31, 2025.

Health and Welfare Benefits

The Company provides certain health and welfare benefits to employees, including health, dental and vision insurance; and life and disability insurance. Since Messrs. Huda and Saxena were consultants, they were ineligible to participate in our health and welfare plans. We also do not maintain any executive-specific benefit or perquisite programs for our NEOs.

Outstanding Equity Awards as of December 31, 2025

The outstanding equity awards table is omitted because neither of our NEOs held outstanding equity as of the end of our last completed fiscal year.

Director Compensation

We did not pay any director fees or issue any equity awards to our non-employee directors during the fiscal year ended December 31, 2025.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Nonpublic Information

The Company has not granted stock options, stock appreciation rights or similar option-like awards to any of its NEOs during the last completed fiscal year. Accordingly, the Company does not have any policies or practices to disclose pursuant to Item 402(x) of Regulation S-K and no tabular disclosure under Item 402(x)(2) is required.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GNQ

The following management’s discussion and analysis (“MD&A”) of GNQ’s financial condition and results of operations should be read together with GNQ’s audited consolidated financial statements and notes thereto for the periods ended December 31, 2025 and 2024 (the “2025 Financial Statements”) and GNQ’s unaudited interim condensed consolidated financial statements and notes thereto for the three months ended March 31, 2026 and 2025 (the “Q1 2026 Financial Statements” and, together with the 2025 Financial Statements, the “Consolidated Financial Statements”) included elsewhere in this proxy statement/prospectus. Certain of the information contained in this MD&A or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for GNQ’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” GNQ’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from GNQ’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this MD&A to “GNQ,” “GNQ Insilico Inc.,” “we,” “us,” “our” and other similar terms refer to GNQ and its subsidiaries.

Overview

GNQ Insilico Inc. is a precision medicine TechBio company. Our mission is to accelerate drug development and deliver individualized clinical intelligence by combining multi-omics data and causal artificial intelligence into a unified platform we call Silicon-to-Patient.

The core of GNQ’s technology is our Quantum Infused Biomedical Reasoning Model, or Q-BRM, a proprietary computational architecture that operates across all three levels of causal AI reasoning: association, intervention, and counterfactual inference. Unlike correlation-based AI approaches, Q-BRM is built to simulate the causal behavior of biological systems, from the molecular to the patient level, in a manner that is mechanistically interpretable and clinically actionable. Our Q-BRM technology currently supports three distinct product offerings. These are our Drug Assessment Platform, or DAP; our Drug Simulation Platform, or DSP; and our Bio Avatar Platform, or BAP. See “—Product Lines” in the section “Information About GNQ” for additional information. The DAP is GNQ’s first product line to achieve commercial launch, with a customer release date in September 2025. The DSP and BAP product offerings are expected to be released to customers beginning in the second half of 2026.

Recent Developments

Business Combination Agreement

On March 16, 2026, GNQ entered into the Business Combination Agreement with IBAC, pursuant to which the Business Combination will be effected by way of a plan of arrangement under Section 192 of the Canada Business Corporations Act, subject to approval by the Ontario Superior Court of Justice (Commercial List).

Under the terms of the Business Combination Agreement, the aggregate arrangement consideration is valued at $500 million, subject to potential upward adjustment pursuant to revenue earnout and share price earnout provisions as set forth in the Business Combination Agreement. Upon closing, the shareholders of GNQ will receive either shares of IBAC Class A Common Stock or exchangeable shares of a Canadian subsidiary of IBAC, in each case based on the exchange ratio set forth in the Business Combination Agreement. Effective upon the consummation of the Business Combination, IBAC will change its name to GNQ Insilico Inc. and the Combined Entity Common Stock will be listed on the Nasdaq [Capital] Market under the ticker symbol “GNQI.”

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Consummation of the Business Combination is subject to customary closing conditions, including, among others, approval by the shareholders of IBAC and GNQ, respectively; receipt of required regulatory approvals; the Form S-4 of which this proxy statement/prospectus forms a part being declared effective by the SEC; approval for listing of the Combined Entity’s Class A Common Stock on Nasdaq; and a minimum available cash condition of $15 million at closing as set forth in the Business Combination Agreement. The Business Combination Agreement contains customary termination rights for both parties, including the right of either party to terminate if the closing of the Business Combination does not occur before the 270-day anniversary of the execution of the Business Combination Agreement (subject to a potential 60-day extension). In the event of termination resulting from a material uncured willful breach or actual fraud, a break-up fee of $10,000,000 is payable by the breaching party.

Contemporaneously with the execution of the Business Combination Agreement, certain GNQ Shareholders collectively holding sufficient number of votes to approve the plan of arrangement entered into a Shareholder Support Agreement pursuant to which they agreed, among other things, to vote in favor of the arrangement and to waive any dissent rights in connection therewith.

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, IBAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of GNQ with the Business Combination treated as the equivalent of GNQ issuing stock for the net assets of IBAC, accompanied by a recapitalization. The net assets of IBAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of GNQ in future reports of the Combined Entity. The most significant changes in the Combined Entity’s future reported financial position and results are expected to be an estimated net increase in cash of between approximately $[_______] million, assuming maximum IBAC stockholder redemptions, and $[_______], assuming no stockholder redemptions. Each redemption scenario includes approximately $[_______] million in combined proceeds from the Bridge Financing and the PIPE Investment (as described below), offset by transaction costs for the Business Combination.

Financing Arrangements

Bridge Financing

Concurrently with the execution of the Business Combination Agreement, GNQ entered into a Side Letter Agreement with IBAC pursuant to which GNQ intends to complete a debt financing consisting of 10% secured convertible promissory notes (the “GNQ Convertible Notes”) and common share purchase warrants (the “Bridge Warrants”) for aggregate gross proceeds to GNQ of up to $2,000,000 (the “Bridge Financing”). In connection with the execution of the Business Combination Agreement, an investor purchased a GNQ convertible note in the aggregate principal amount of $250,000. The GNQ convertible notes bear interest at 10% per annum, mature six months from issuance, and are convertible into GNQ common shares at a conversion price equal to 80% of the deemed price per GNQ common share as adjusted pursuant to the GNQ Exchange Ratio under the Business Combination Agreement. Bridge Warrants entitle holders to purchase GNQ common shares at an exercise price equal to 80% of the deemed price per GNQ common share as adjusted pursuant to the Company Exchange Ratio set forth in the Business Combination Agreement, exercisable for a period of five years from the date of issuance. Upon the Arrangement Effective Time, each Bridge Warrant will automatically convert into a warrant to purchase IBAC Class A Common Stock on substantially the same terms.

PIPE Investment

As provided in the Business Combination Agreement, IBAC and GNQ have agreed to use commercially reasonable efforts to secure commitments for a private investment in IBAC (the “PIPE Investment”) in an aggregate amount of $10,000,000 (inclusive of the proceeds from the Bridge Financing), pursuant to which IBAC will issue and sell up to 1,000,000 shares of IBAC Class A Common Stock at a price of $10.00 per share to accredited institutional investors prior to or upon the consummation of the Business Combination. We do not expect that IBAC’s sponsor, directors, officers or their affiliates will participate in the PIPE Investment.

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As of the date of this proxy statement/prospectus, IBAC and GNQ have received $450,000 in commitments in respect of the PIPE Investment (inclusive of the Bridge Financing). The proceeds of the PIPE Investment will be used to pay transaction expenses in respect of the Business Combination and provide operating capital to the Combined Entity in the form of equity capital. The PIPE Investment is also intended to enable the Combined Entity to meet the Nasdaq Global Market initial listing criteria. Accordingly, the principal terms and conditions of the PIPE Investment are designed to provide that the shares of IBAC Class A Common Stock issued in the PIPE Investment will be classified as a component of stockholders’ equity in the Combined Entity’s consolidated balance sheet under GAAP.

IBM Partnership

In March 2026, GNQ and IBM formalized a global Joint Marketing Agreement establishing a strategic commercial and technology partnership designed to create an integrated Silicon-to-Clinic ecosystem. The agreement combines GNQ’s Q-BRM-powered causal AI capabilities with IBM’s enterprise-grade AI consulting and hybrid cloud infrastructure, and is intended to accelerate deployment of GNQ’s platform across pharmaceutical, hospital system, and payer markets globally.

Transition to Revenue Generation

During the quarter ended March 31, 2026, GNQ transitioned from a pre-revenue development stage enterprise to an early-stage revenue generating company. For details, see the below discussion of GNQ’s results of operations for the three months ended March 31, 2026.

Factors Affecting Our Results of Operations

The growth and future success of our business depend on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must address successfully in order to grow our business, expand our market position, and achieve profitability.

Expanding Commercial Adoption of Our Drug Assessment Platform

Our Drug Assessment Platform is GNQ’s first product line to achieve commercial launch. The extent to which we expand commercial adoption of the DAP will be an important factor in our future market visibility, revenue growth, and results of operations. We intend to build on our initial DAP deployment by expanding our customer base across pharmaceutical and biopharmaceutical companies, leveraging our IBM partnership to access enterprise-scale health system and payer markets. The DAP evaluates the functional impact of genomic and multi-omic variants on biological pathways and disease mechanisms, generating mechanistically grounded assessments that support target identification, compound prioritization, patient stratification, and comparative evaluation of therapeutic programs. The DAP is designed to serve pharmaceutical R&D teams, biotech investors, and clinical researchers who require biological interpretability that goes beyond what statistical genomic or bioinformatic tools can provide, particularly in novel and rare disease settings where historical precedent is limited.

Advancing the Drug Simulation Platform and Bio Avatar Platform to Commercial Readiness

A second important factor affecting our future revenues and results of operations is the extent to and the speed with which we achieve commercial launch of our Drug Simulation Platform (DSP) and Bio Avatar Platform (BAP) product lines, both which are targeted for release in the second half of 2026. The DSP is a dynamic computational engine that models how biological disease states and molecular biomarkers respond to therapeutic intervention over time, enabling mechanistically grounded forecasting of drug response, dose-response relationships, emergent resistance pathways, and combination therapy effects. The BAP is GNQ’s patient-facing, HIPAA-compliant clinical intelligence layer, constructing patient-specific computational models (“Bio Avatars”) by integrating individual multi-omic, clinical, phenotypic, and longitudinal biomarker data into a dynamic, mechanistic representation of each patient’s biological state and disease trajectory. We plan to continue investing in the development, validation and qualification of these product lines with a view to generating commercial revenue from them as soon as possible.

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Deepening and Expanding Strategic Partnerships

We intend to pursue additional strategic collaborations to extend our platform’s commercial reach, accelerate clinical validation, and expand into new geographies and therapeutic areas. We believe that our ability to develop and commercially leverage strategic collaborations, an initial example of which is our Joint Marketing Agreement with IBM, will be a significant aspect of our ability to generate future revenue. Our IBM partnership combines GNQ’s Q-BRM-powered causal AI capabilities with IBM’s enterprise-grade AI consulting and hybrid cloud infrastructure, and is intended to accelerate deployment of GNQ’s platform across pharmaceutical, hospital system, and payer markets globally.

Productive Investment in Research and Development

We intend to continue investing in our core Q-BRM technology, including enhancements to our biological knowledge graph, causal inference capabilities, synthetic patient generation engine, and quantum-readiness, to maintain and extend our technological differentiation. Our Q-BRM architecture is designed to be quantum-ready, structured to leverage advances in quantum computing hardware as that technology matures commercially. The extent to which these investments in research and development activities result in commercially successful product developments will affect our future revenue. The amount and timing of future revenue stemming from our research and development efforts, compared to the cost and timing of such efforts, will be a driver of our future profitability.

Pursuing Regulatory Pathways to Support Clinical Deployment

We plan to pursue applicable regulatory classifications, including Non-Device Clinical Decision Support software designation under current FDA guidance, to facilitate the deployment of our platform in clinical settings. Our platform is also designed to eventually be qualified by the FDA as a drug development tool through the process established in section 3011 of the 21st Century Cures Act. A qualified drug development tool may be used to support regulatory applications, including investigational new drug applications, new drug applications, abbreviated new drug applications, and biologics license applications. The timing and success of our regulatory efforts will affect our ability to commercialize our platform in clinical and drug development markets.

Access to Capital to Support Growth

The development, commercialization, and ongoing enhancement of our platform, the pursuit of regulatory validation, and the execution of our growth strategy will require substantial capital. The amount and timing of our future capital needs will depend on many factors, including: the pace and cost of platform development and scientific research; the results of validation studies and regulatory interactions; the terms and structure of commercial partnerships; the cost of building our commercial and scientific teams; and the timing and success of revenue generation. We expect that until such time, if ever, as we can generate substantial revenues, we will finance our cash needs through a combination of means, which may include private and public equity offerings, debt financings, strategic collaborations, strategic alliances and licensing arrangements. Our future results of operations therefore will be affected by the amount of capital raised, prevailing market conditions affecting the cost and availability of future financing, and our ability to demonstrate commercial progress in a manner that attracts investors on favorable terms.

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Components of Operating Results

Revenues

During the three months ended March 31, 2026, GNQ transitioned from a pre-revenue development stage enterprise to an early-stage revenue generating company. GNQ earned consulting services revenues of $250,000 from its first customer, relating to the DAP product during the first quarter of 2026.

GNQ will seek to generate future revenues from the commercialization of our product offerings across the pharmaceutical R&D market and the clinical decision support and precision medicine market, including revenue from engagements involving our DAP/DSP product; recurring subscription arrangements providing ongoing access to our DAP and BAP products; and licensing our Q-BRM architecture and component models to enterprise partners and health system integrators.

Compensation Expense

Compensation expenses include salaries and related benefits, and share-based compensation. Personnel costs directly involved in development of intangible assets are capitalized.

Research and Development

Research and development costs include salaries, consulting and professional fees, other direct labor and related costs, including employee benefit expenses attributable to research and development expenses. Research and development costs in the income statement represents the costs not capitalized to intangible development asset.

Professional and Consulting Expenses

These costs included fees of consultants engaged by GNQ and professional fees paid to legal and other professionals.

General, Administrative and Other Expenses

General, administrative and other expenses include business development costs, administrative and management fees paid under the Management Support and Administrative Services Agreement with Green Sky Labs Inc. (a related party), and other administrative expenses including subscriptions for project management software, cloud computing services (Amazon Web Services), artificial intelligence software, payroll service provider costs, and similar operational support costs.

Amortization

Amortization expense relates to the capitalized software development costs for GNQ’s platform suite. Capitalized costs are amortized on a product-by-product basis commencing upon general release, using the greater of: (i) the ratio of current gross revenues to current and anticipated future gross revenues from the product; or (ii) the straight-line method over the remaining estimated economic life of the product. For the Drug Assessment Platform, the estimated useful life has been determined to be five years from the general release date of September 13, 2025.

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Results of Operations

Comparison of the Three Months Ended March 31, 2026 and 2025

The following table summarizes our unaudited consolidated results of operations for the periods indicated:

	Three Months Ended March 31,		Change
	2026	2025	$	%
Revenue	$250,000	$-	250,000	nm
Operating expenses:
Cost of revenue	(139,470)	-	139,470	nm
Compensation expense	(80,567)	(483)	80,084	nm
Professional and consulting expenses	(1,214,836)	(149,573)	1,065,263	nm
Share compensation	(34,297)	-	34,297	nm
Research and development expenses	(200,254)	(39,831)	160,423	nm
Business development	(9,921)	(18,224)	(8,303)	(45.6)%
Sales and marketing expense	(9,500)	-	9,500	nm
General, administrative and other expenses	(103,454)	(27,800)	75,654	272.1%
Depreciation expense	(424)	(71)	353	nm
Loss before other expenses	(1,542,723)	(235,982)	1,306,741	nm
Foreign exchange (loss)/gain	(85)	170	(255)	nm
Interest expense	(1,001)	(147)	(854)	nm
Loss on fair value of debt instrument	(15,022)	-	15,022	nm
Gain/(loss) on fair value of investment	27,373	(168,965)	196,338	nm
Loss before income tax	(1,531,458)	(404,924)	1,126,534	278.2%
Income tax	-	-		-
Net loss and comprehensive loss	$(1,531,458)	$(404,924)	1,126,534	278.2%

nm = Absolute percentage comparisons from positive to negative values or to zero values are considered not meaningful.

Revenue

GNQ entered into a consulting services agreement with a customer to provide AI-powered regulatory-grade assessment, digital twin modeling and clinical trial support services in connection with the customer’s drug development program on September 25, 2025. The total contract value is $750,000 with performance and payments structured across Phase 1 ($250,000) and Phase 2 ($500,000).

Phase 1 fees for were fully earned during the three months ended March 31, 2026 and GNQ recognized $250,000 of revenue under this agreement. Phase 1 services consisted of providing Regulatory-Grade Assessment, including data integration, FDA-aligned quantitative prediction models, regulatory package, and go/no-go recommendation Pursuant to the agreement, the $250,000 receivable from the customer will be settled through the customer’s issuance of a variable number of its restricted private equity securities with an aggregate value of $250,000. Issuance is contingent upon specific equity financing or clinical trial milestones, as defined in the agreement. If shares are not issued by the contractual long-stop date, the obligation converts to a cash settlement. As of March 31, 2026, no shares have been issued, and no cash has been received

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Phase 2 fees for Clinical Trial Support and Advanced Modeling are structured across multiple milestone-based deliverables. Revenue for Phase 2 will be recognized over time using an output method upon milestone achievement and client acceptance. Phase 2 payments are payable in cash or, at the customer’s election, in equity.

GNQ executed the following revenue agreements were executed prior to the three months ended March 31, 2026, but performance obligations have not yet commenced, and no revenue has been recognized:

On November 20, 2025, the Company entered into a three-year software services agreement with a hospital group for a total contract value of $10,000,000 ($5,000,000 in the first year across five milestones). Services commencement and revenue recognition are anticipated to begin later in 2026.

On March 11, 2026, the Company entered into an exclusive three-year regional software license agreement with automatic renewal. The agreement consists of a 4% usage royalty and a $500 per genetic testing fee. Implementation has not yet commenced.

Subsequent to the quarter ended March 31, 2026, on April 22, 2026, GNQ also entered into a consulting agreement with a related party to provide its Drug Assessment Platform services in connection with the customer’s lead drug development program. The agreement has a two-year term and a total contract value of $3,300,000 payable entirely in the customer’s equity. The Company’s previous Chief Operating Officer (who resigned April 1, 2026), has material involvement in, or control over, the counterparty. Revenue is expected to be recognized in the second quarter of 2026 and later.

Compensation

The following table summarizes the components of compensation expense for the quarters ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Compensation expense	$80,567	$483
Share compensation	34,297	-
	$114,864	$483

Compensation expense for the quarter ended March 31, 2026 increased significantly as GNQ hired additional staff, partially offset by reduced capitalization of expenses to the intangible asset under development.

Share compensation expense in the first quarter of 2026 primarily related to issuance of options to the new directors under GNQ’s equity incentive plan.

Professional and Consulting

The increase in professional and consulting expenses in the first quarter of 2026 was mainly due to higher legal fees and progress billings related to the planned Business Combination.

Research and Development

The following table summarizes the components of research and development expense for the three months ended March 31, 2026 and March 31, 2025:

	Three Months Ended March 31,
	2026	2025
Consulting and professional fees	$27,000	$39,831
Direct labor costs	169,815	-
Employee benefits plan expenses	13,439	-
Total research and development	$200,254	$39,831

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Research and development expenses were higher during the quarter ended March 31, 2026 as compared to the quarter ended March 31, 2025, as a result of increased development activity due to a larger development team compared with the prior year quarter.

General, Administrative and Other Expenses

The following table summarizes the components of general, administrative and other expenses for the quarters ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Administrative and management fee	15,000	15,000
General, administrative and other expenses	88,454	12,800
Total general, administrative and other expenses	$103,454	$27,800

For the quarter ended March 31, 2026 as compared with the quarter ended March 31, 2025, the increase in general, administrative and other expenses was primarily due to IRS and state penalties and interest on delayed payments of taxes withheld from payroll amounting to $51,643, increase expenses incurred on subscriptions for project management software, Amazon Web Services, artificial intelligence software and payroll service provider costs.

Amortization of Intangible Asset

The amortization of intangible asset under development during the three months ended March 31, 2026 was included in the cost of revenue.

Loss on Fair Value of Convertible Notes

During the three months ended March 31, 2026, GNQ issued a $250,000 convertible promissory note with a detachable warrant. At March 31, 2026 the Company recognized a total net fair value loss of $15,022 due to subsequent changes to the fair values of these instruments.

Gain/Loss on Fair Value of Investment

During the quarter ended March 31, 2026 the share price of Trenchant Technologies Capital Corp. increased, resulting in a gain of $27,373 on fair value on investment compared with a loss of $168,965 during the quarter ended March 31, 2025.

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Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes our consolidated results of operations for the periods indicated:

	Year Ended December 31,		Change
	2025	2024	$	%
Operating expenses:
Compensation expense	$60,631	$-	60,631	nm
Professional and consulting fees	1,460,928	741,414	719,514	97.0%
Share compensation	44,053	3,449,212	(3,405,159)	(98.7)%
Research and development expenses	347,933	687,492	(339,559)	(49.4)%
Business development	35,964	21,780	14,184	65.1%
General, administrative and other expenses	159,338	67,036	92,302	137.7%
Amortization and depreciation expense	70,896	-	70,896	nm
Loss before other expenses	2,179,743	4,966,934	(2,787,191)	(56.1)%
Loss on fair value of investment and other expenses	394,607	1,374,309	(979,702)	(71.3)%
Loss before income tax	2,574,350	6,341,243	(3,766,893)	(59.4)%
Income tax	-	-	-	-
Net loss and comprehensive loss	$2,574,350	$6,341,243	(3,766,893)	(59.4)%

nm = Absolute percentage comparisons from positive to negative values or to zero values are considered not meaningful.

Net loss per common share, basic and diluted	$(0.11)	$(0.37)
Weighted-average common shares outstanding, basic and diluted	22,603,000	17,322,917

Compensation

The following table summarizes the components of compensation expense for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Compensation expense	$60,631	$-
Share compensation	44,053	3,449,212
	$104,684	$3,449,212

Compensation expense for the year ended December 31, 2025 increased as employees were hired during the year, partially offset by payroll expenses capitalized to intangible asset under development.

Share compensation decreased mainly because share compensation expenses in 2024 included founders’ shares issued. Further, a portion of the expense was capitalized.

Professional and Consulting

The increase in professional and consulting expenses was mainly due to consultants hired as GNQ started to develop its platform.

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Research and Development

The following table summarizes the components of research and development expense for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Consulting and professional fees	$147,496	$687,492
Direct labor costs	198,724	-
Employee benefits plan expenses	1,713	-
Total research and development	$347,933	$687,492

For the year ended December 31, 2025 as compared to the year ended December 31, 2024, the decrease in research and development expense was primarily due to capitalization of costs under GNQ’s intangible asset under development.

General, Administrative and Other Expenses

The following table summarizes the components of administrative and management expense for the years ended December 31, 2025 and December 31, 2024:

	Year Ended December 31,
	2025	2024
Administrative and management fee (Note 9)	60,000	60,000
General, administrative and other expenses	99,338	7,036
Total general, administrative and other expenses	$159,338	$67,036

For the year ended December 31, 2025 as compared to the year ended December 31, 2024, the increase in general, administrative and other expenses was primarily due to increase expenses incurred on subscriptions for project management software, Amazon Web Services, artificial intelligence software, payroll service provider costs and amortization of intangible asset.

Amortization and Depreciation Expense

The amortization of intangible asset under development was the main reason for the increase in this expense as the amortization only started in the fourth quarter of 2025.

Loss on Fair Value of Investment

Loss on fair value on investment in Trenchant Technologies Capital Corp. during the year ended December 31, 2025 was $393,618, which was significantly lower than the loss on fair value of $1,361,481 during the year ended December 31, 2024.

Liquidity and Capital Resources

We have incurred significant net losses since inception and have relied on the ability to fund operations through equity financings and intercompany revolving loan agreements with affiliated entities of GNQ, including My Next Health Inc. (“MNH”) and Green Sky Labs Inc. (“GSL”). Operating losses and negative cash flows from operations and investing activities are expected to continue for the foreseeable future. As losses continue to be incurred, we are subject to risks and uncertainties common to early-stage companies in the market for AI-enabled drug discovery, biosimulation, and precision medicine digital twin platforms, including, but not limited to, successful development of products, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, protection of proprietary technology, compliance with governmental regulations, and the ability to secure additional capital to fund operations and commercial success of products. Even if our product development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales.

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We assess and determine our ability to continue as a going concern in accordance with the provisions of ASC Topic 205-40, Presentation of Financial Statements — Going Concern. As of March 31, 2026, GNQ had $405,632 in its operating bank account and a working capital deficit of approximately $269,305.

To continue as a going concern, we will need, among other things, to raise additional capital resources. On March 16, 2026, we entered into the Business Combination Agreement with IBAC. The completion of the Business Combination, together with the PIPE Investment, would provide sufficient additional cash and equivalents to alleviate the substantial doubt as to our ability to continue as a going concern. We currently anticipate that, based on our existing research and development programs and expectations related to the build out of our platforms, the net proceeds from the Business Combination and PIPE Investment, together with our available resources and existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into [__________]. Management can provide no assurances that the Business Combination will be completed.

The financial statements have been prepared on the basis that we will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

For additional information on risks associated with our substantial capital requirements, please read the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business, primarily foreign exchange risk.

Our employees and our operations are primarily located in the United States, and our expenses are primarily denominated in U.S. dollars, with some expenses in Canadian dollars. We also have an equity investment in a related party based in Canada, whose shares are listed on a Canadian stock exchange. We are exposed to foreign currency exchange risk related to the investment denominated in the Canadian dollars.

To date, foreign currency transaction gains and losses have not been material to our financial statements, and we do not have a formal hedging program with respect to foreign currency. A 10% increase or decrease in current exchange rates would not have had a material effect on our financial results during the first quarter ended March 31, 2026 and for the years ended December 31, 2025 and 2024.

We do not believe that inflation, interest rate changes or exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein. We will continue to monitor our market risks and responses to those risks.

JOBS Act Accounting Election

We are an “emerging growth company” (“EGC”) as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 107 of the JOBS Act permits an EGC to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards otherwise would apply to private companies. We have elected to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities. Following the closing of the Business Combination, management expects to use this extended transition period to enable the Combined Entity to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Combined Entity (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. Accordingly, the Combined Entity’s financial statements may not be comparable to those of companies that comply with the new or revised accounting standards as of public company effective dates.

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In addition, following the closing of the Business Combination, management intends that the Combined Entity will take advantage of certain other exemptions and reduced public company reporting requirements that are provided by the JOBS Act. These provisions include, but are not limited to:

●	Presenting only two years of audited financial statements and related MD&A.

●	Reduced disclosure obligations regarding executive compensation.

●	Exemption from the requirement to obtain an auditor’s attestation on internal control over financial reporting under Section 404(b) of the Sarbanes Oxley Act.

Following the closing of the Business Combination, the Combined Entity will remain an EGC until the earliest of: (i) the last day of the fiscal year in which it reaches $1.235 billion in annual gross revenues; (ii) the last day of the fiscal year following the fifth anniversary of IBAC’s IPO; (iii) the date on which it becomes a “large accelerated filer”; and (iv) the date on which it has issued more than $1 billion in non-convertible debt securities over the preceding three-year period.

Critical Accounting Policies and Estimates

This MD&A is based on our Consolidated Financial Statements, which have been prepared in accordance with GAAP.

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates, judgments and assumptions that may affect the reported amounts and of assets and liabilities, the disclosure of contingent assets and liabilities at the date of Consolidated Financial Statements and the reported amounts of expenses during the reporting periods.

Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are outlined in Note 2 to the 2025 Financial Statements included elsewhere in this proxy statement/prospectus.

Fair Value Measurements

GNQ measures certain financial instruments at fair value in accordance with ASC 820, Fair Value Measurement, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level hierarchy for fair value inputs:

●	Level 1: Quoted prices in active markets for identical assets or liabilities.

●	Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3: Unobservable inputs supported by little or no market activity that are significant to the fair value of the assets or liabilities.

The carrying values of cash, other receivables, accounts payable and accrued liabilities, short-term loans, and due to/from related parties approximate their fair values given their short-term nature.

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Share-Based Compensation

GNQ accounts for share-based compensation in accordance with ASC 718, Compensation – Stock Compensation. GNQ measures the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. GNQ uses the Black-Scholes-Merton, or BSM option pricing model to estimate the fair value of stock options on the date of grant.

Given the absence of market conditions, exercise price variability or other non-standard features across the grants, BSM was determined to be appropriate. The key assumptions required under BSM and the basis for determining the inputs for these assumptions were (a) exercise price of option, (b) expected term, (c) current price of underlying share, (d) expected volatility of the price of the underlying share, (e) expected dividends, and (f) risk-free interest rates for expected term of option.

Revenue Recognition

Consulting services revenue is recognized over time as customers simultaneously receive and consume the benefits of GNQ’s performance, measured based on progress toward completion. For contracts containing multiple performance obligations, the transaction price is allocated to each obligation based on its relative standalone selling price. This requires management to estimate the percentage of the contract.

Useful Lives and Impairment of Long-Lived Assets

Management estimates the useful lives of long-lived assets, including property, plant and equipment and intangible assets, and considering the nature of these assets has determined a useful life of five years for both property, plant and equipment and intangible assets.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Pursuant to ASC 985-20-35-4, at each balance sheet date the unamortized capitalized costs of each software product are compared to its net realizable value, or NRV. NRV is defined as estimated future gross revenues reduced by estimated future costs of completing and disposing of the product, including maintenance and customer support. Any excess of unamortized costs over NRV must be written off immediately and may not be subsequently restored.

GNQ’s NRV assessments are anchored on two externally corroborated revenue bases: (1) executed commercial contracts with third-party customers, which provide the highest degree of objective evidence of future revenues; and (2) active, named sales opportunities being jointly pursued with IBM under GNQ’s global Joint Marketing Agreement. Broader financial model projections are referenced for contextual corroboration only and do not form the primary basis for either NRV determination. Estimated future costs of completion were estimated using financial models considering additional development costs inputs, primarily direct salaries, cost of sales.

Based on the results of the impairment testing, no impairment loss was recognized during the first quarter ended March 31, 2026 or during the years ended December 31, 2025 or 2024.

Recently Adopted Accounting Standards and Recent Accounting Pronouncements

For a discussion of new accounting standards adopted by GNQ and recently issued accounting pronouncements not yet adopted by GNQ, see Note 2 to the 2025 Financial Statements and Note 3 to the First Quarter of 2026 Financial Statements included elsewhere in this proxy statement/prospectus.

There were no recently adopted accounting pronouncements that had a material effect on GNQ’s financial statements for the three months ended March 31, 2026 or for the years ended December 31, 2025 and 2024.

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management of the combined entity following the business combination

The following table sets forth the persons that are anticipated to become the executive officers and directors of the Combined Entity upon the Closing. At Closing, the Combined Entity Board will be comprised of five directors.

For biographical information concerning the executive officers, see “Information About GNQ’s Management.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Rehan Huda	56	Chief Executive Officer, Chairman and Class [__] Director
Marciano Estigarribia	56	Chief Financial Officer and Chief Revenue Officer
Ridwaan Jhetam	58	Chief Medical Officer
Sudhir Saxena	68	Chief Technology Officer
Tom English		Class [__] Director
Maliha Hashmi		Class [__] Director
David Johnson		Class [__] Director
[Sponsor Designee]		Class [__] Director

Corporate Governance

We will structure our corporate governance in a manner we believe will closely align our interests with those of our stockholders following the Business Combination and complies with the rules and regulations applicable to a publicly listed company. Notable features of this corporate governance structure include:

●	we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	we will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by the Combined Entity’s directors to prevent “overboarding” and implementing a robust director education program.

Director Independence

An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Combined Entity Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. It is anticipated that each individual expected to serve on the Combined Entity Board upon consummation of the Business Combination, other than [_______], will qualify as an independent director under Nasdaq listing standards.

Committees of the Combined Entity Board

Following the Closing, it is anticipated that Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee.

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Audit Committee

Our audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, we anticipate that the Combined Entity’s audit committee will consist of [_______], [_______], and [_______], each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and [_______] will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. [_______] will serve as the chair of the audit committee.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

●	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

●	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

●	making recommendations to our board of directors regarding the compensation of our directors; and

●	retaining and overseeing any compensation consultants.

Upon consummation of the Business Combination, we anticipate that the Combined Entity’s compensation committee will consist of [_______], [_______], and [_______], each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. [_______] will serve as the chair of the compensation committee.

Nominating Committee

Our nominating committee will be responsible for, among other things:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies or add additional member on the board of directors;

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●	overseeing succession planning for our Chief Executive Officer and other executive officers;

●	reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

●	overseeing an evaluation of the effectiveness of our board of directors and its committees; and

●	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines.

Upon consummation of the Business Combination, we anticipate that The Combined Entity’s nominating and corporate governance committee will consist of [_______], [_______], and [_______], each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating and corporate governance committee membership. [_______] will serve as the chair of the nominating and corporate governance committee.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

The Combined Entity Board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the Combined Entity’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the Combined Entity’s website. In addition, the Combined Entity intends to post on the Corporate Governance section of the Combined Entity’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K. The reference to the Combined Entity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Combined Entity’s website into this proxy statement/prospectus.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of IBAC Common Stock as of July 24, 2026, without giving effect to the Business Combination, by:

●	each person known by IBAC to be the beneficial owner of more than 5% of IBAC Common Stock;

●	each of IBAC’s officers and directors; and

●	all executive officers and directors of IBAC as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pre-Business Combination Beneficial Ownership Table of IBAC

Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Common Stock(3)
Adelmo “Al” Lopez(4)	-	-
Christy Albeck(4)	-	-
Silvia Panigone(4)	-	-
Jian Zhang(4)	-	-
John Joyce(4)	-	-
All directors and executive officers as a group (5)	-	-
5% or More Shareholders
I-B Good Works 4, LLC	2,227,076	44.5%
I-Bankers Securities, Inc.	370,000	7.4%
James Michael McCrory(5)	1,016,514	20.3%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o I-B Good Works 4, LLC, 1200 N Federal Highway, Suite 215, Boca Raton, FL 33432.

(2)	Interests shown consist solely of Founder Shares.

(3)	Based on 5,008,229 shares of common stock outstanding.

(4)	Our officers and directors are members of our sponsor, I-B Good Works 4, LLC, and indirectly hold interests in the Company as follows: Al Lopez holds a 4.62% equity interest, which represents the right to receive 150,000 Founder Shares; Christy Albeck holds a 2.31% equity interest, which represents the right to receive 75,000 Founder Shares; Silvia Panigone holds a 1.54% equity interest, which represents the right to receive 50,000 Founder Shares; Jian Zhang holds a 1.54% equity interest, which represents the right to receive 50,000 Founder Shares; and John Joyce holds a 4.62% equity interest, which represents the right to receive 150,000 Founder Shares. In addition to the interest held by Jian Zhang representing the right to receive Founder Shares, Jian Zhang, through an affiliate, holds a 26.8% equity interest in our Sponsor, which represents the right to receive 869,565 Founder Shares and 200,000 IBAC Placement Units. Each of our officers and directors disclaims any beneficial ownership other than to the extent of his or her pecuniary interest in our sponsor.

(5)	On February 28, 2024 the sponsor distributed 1,016,514 founder shares to one of its members, James Michael McCrory, resulting in Mr. McCrory holding his founder shares directly rather than indirectly through the sponsor.

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The following table sets forth information regarding the beneficial ownership of shares of Combined Entity Class A Common Stock, as of [_______], 2026, assuming the Business Combination was completed on such date, by:

●	each person known by the Combined Entity to be the beneficial owner of more than 5% of a class of voting securities;

●	each of the Combined Entity’s officers and directors; and

●	all executive officers and directors of the Combined Entity as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. For example, in the event a holder of Replacement Options has the right to exercise such options within 60 days, such underlying shares are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of the Combined Entity’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, however, all shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares are deemed issued and outstanding and included in the denominator for all holders in order to avoid a distorted and potentially misleading presentation of percentage share ownership by holder.

The expected beneficial ownership of our voting securities immediately following the consummation of the Business Combination assumes three redemption scenarios as follows:

●	Assuming no redemptions: This presentation is based on [_______] shares of Combined Entity Class A Common Stock issued and outstanding (including all shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares) and assumes that no IBAC Public Shares are redeemed and accordingly all such shares are exchanged for shares of Class A Common Stock, and the PIPE Investment are fully subscribed.

●	Assuming intermediate redemptions (representing the midpoint between the no redemption and maximum redemption scenarios): This presentation is based on [_______] shares of Combined Entity Class A Common Stock issued and outstanding (including all shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares) and assumes that [________] IBAC Public Shares are redeemed, and the PIPE Investment are fully subscribed.

●	Assuming maximum redemptions: This presentation is based on [_______] shares of Combined Entity Class A Common Stock issued and outstanding (including all shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares) and assumes that [_______] IBAC Public Shares are redeemed, and the PIPE Investment are fully subscribed.

All three presentations also assume as of [_______], 2026: (i) the GNQ Exchange Ratio is [_______], (ii) the Option Exchange Ratio is [_______], (iii) the GNQ Warrants have been exercised in full, (iv) the Earnout Shares are available for issuance to the relevant holder thereof upon the exercise of any Replacement Options (and are included only within the denominator for that holder and for the directors and executive officers calculated as a group) and have not been forfeited, (v) the shares of IBAC Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares are deemed issued and outstanding for purposes of the denominator for all holders, i.e., each holder has converted any ExchangeCo Exchangeable Shares held by such holder into shares of IBAC Class A Common Stock, and (vi) proceeds in the Trust Account without giving effect to any redemptions is $8,200,000.

248

Beneficial Ownership Table of the Combined Entity - No Redemptions Scenario

Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)	% of Class		Voting Percentage
Directors and Executive Officers(1)	[_______]	[____]	%	[____]	%
Rehan Huda	[_______]	[____]	%	[____]	%
Marciano Estigarribia	[_______]	[____]	%	[____]	%
Tom English	[_______]	[____]	%	[____]	%
Maliha Hashmi	[_______]	[____]	%	[____]	%
David Johnson	[_______]	[____]	%	[____]	%
[Sponsor Designee]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
All directors and executive officers as a group ([__])	[_______]	[____]	%
5% or More Shareholders:
[I-B Good Works 4, LLC]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%

(1) [_______]

249

Beneficial Ownership Table of the Combined Entity - Intermediate Redemptions Scenario

Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)	% of Class		Voting Percentage
Directors and Executive Officers(1)	[_______]	[____]	%	[____]	%
Rehan Huda	[_______]	[____]	%	[____]	%
Marciano Estigarribia	[_______]	[____]	%	[____]	%
Tom English	[_______]	[____]	%	[____]	%
Maliha Hashmi	[_______]	[____]	%	[____]	%
David Johnson	[_______]	[____]	%	[____]	%
[Sponsor Designee]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
All directors and executive officers as a group ([__])	[_______]	[____]	%
5% or More Shareholders:
[I-B Good Works 4, LLC]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%

(1) [_______]

250

Beneficial Ownership Table of the Combined Entity - Maximum Redemptions Scenario

Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)	% of Class		Voting Percentage
Directors and Executive Officers(1)	[_______]	[____]	%	[____]	%
Rehan Huda	[_______]	[____]	%	[____]	%
Marciano Estigarribia	[_______]	[____]	%	[____]	%
Tom English	[_______]	[____]	%	[____]	%
Maliha Hashmi	[_______]	[____]	%	[____]	%
David Johnson	[_______]	[____]	%	[____]	%
[Sponsor Designee]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
All directors and executive officers as a group ([__])	[_______]	[____]	%
5% or More Shareholders:
[I-B Good Works 4, LLC]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%
[_______]	[_______]	[____]	%	[____]	%

(1) [_______]

251

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

IBAC

On September 2, 2020, IBAC’s Sponsor subscribed to purchase an aggregate of 4,312,500 founder shares for a subscription price of $3,000. Prior to the above investment in the company, IBAC had no assets, tangible or intangible. On October 26, 2023, the Sponsor agreed to surrender an aggregate of 1,068,910 shares of IBAC Common Stock for no consideration, which were cancelled, resulting in the Sponsor holding an aggregate of 3,243,590 founder shares.

The Sponsor purchased an aggregate of 610,500 private placement units, at a price of $10.00 per unit ($6,105,000 in the aggregate), in a private placement that closed simultaneously with the closing of the IPO. The private placement units (including the shares of common stock issuable upon exercise of the private placement units) may not, subject to certain limited exceptions, be transferred, assigned, or sold until 30 days after the completion of the Business Combination.

If any of IBAC’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to IBAC. IBAC’s executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to IBAC.

From October 2023 through January 2024, the Sponsor entered into six subscription agreements to sell membership interests in the Sponsor to IBAC’s management, directors and director nominees. The membership interests represent the indirect equivalent of 500,000 Founders Shares which equates to 15.4% of the 3,243,590 founders shares (with over-allotment) issued and outstanding. The total purchase price paid for the membership interests was $2,500.

On January 22, 2024, one of the subscription agreements representing an indirect equivalent of 100,000 Founders Shares or 3.08% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding was terminated and $500 was paid to the subscriber as a result of the termination of the agreement.

IBAC entered into an Administrative Services Agreement pursuant to which IBAC pays Christy Albeck, its Chief Financial Officer, a total of $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Upon completion of IBAC’s initial business combination or its liquidation, IBAC will cease paying these monthly fees. Accordingly, in the event the consummation of IBAC’s initial business combination takes a maximum of 24 months, Christy Albeck will be paid a total of $120,000 ($5,000 per month) for office space, utilities, secretarial support and other administrative and consulting services and will be entitled to be reimbursed for any out-of-pocket expenses.

IBAC’s initial stockholders, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on IBAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. IBAC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or IBAC’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on IBAC’s behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of IBAC’s officers and directors may, but are not obligated to, loan IBAC funds as may be required. If IBAC completes an initial business combination, IBAC would repay such loaned amounts. In the event that the initial business combination does not close, IBAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be, at the option of the lender, convertible into units at a price of $10.00 per unit of the post business combination entity. The units would be identical to the private placement units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. IBAC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor or certain officers and directors as IBAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

252

IBAC has engaged I-Bankers Securities LLC in connection with the Business Combination to assist IBAC in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce IBAC to potential investors that are interested in purchasing its securities in connection with the Business Combination, assist IBAC in obtaining stockholder approval for the Business Combination and assist IBAC with its press releases and public filings in connection with the Business Combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to IBAC’s agreement with I-Bankers, the M&A fee payable to I-Bankers was 3.5% of the gross proceeds of its initial public offering. If a business combination is consummated with a target introduced to IBAC by I-Bankers, IBAC will also pay I-Bankers a finder fee equal to 1% of the consideration issued to the target.

IBAC may pay consulting, finder or success fees to its initial stockholders, officers, directors or their affiliates for assisting IBAC in consummating its initial business combination. Other than these consulting, finder or success fees, no compensation of any kind will be paid by IBAC to its initial stockholders, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on IBAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. IBAC’s audit committee will review on a quarterly basis all payments that were made to its initial stockholders, officers, directors or it or their affiliates.

After IBAC’s initial business combination, members of its management team who remain with it may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to its stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

IBAC entered into a registration rights agreement with respect to the Founder Shares and IBAC Placement Units (and underlying securities).

Policy for Approval of Related Party Transactions

The audit committee of IBAC’s board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, IBAC may consummate related party transactions only if its audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

GNQ Related Party Transactions

The discussion below refers to affiliated entities of GNQ including My Next Health Inc. (“MNH”) and Green Sky Labs Inc. (“GSL”). MNH currently holds approximately 32% of the issued and outstanding GNQ Common Shares. GSL in turn is the direct and indirect majority shareholder of MNH. Rehan Huda, who serves as GNQ’s Chairman and Chief Executive Officer, is also the Executive Chairperson of the MNH board of directors and the Chairperson of the GSL board of directors. It is intended that upon the consummation of the Business Combination, Mr. Huda will cease to serve in an executive capacity with either MNH or GSL but will continue to serve as a non-executive director of each entity.

253

Intercompany Revolving Loan Agreements with MNH and GSL

GNQ is a party to separate intercompany revolving loan agreements with MNH and GSL, respectively, each dated August 23, 2023 (the “Intercompany Loan Agreements”). Each Intercompany Loan Agreement provides that funds may be advanced and repaid between the parties from time to time on an unsecured, non-interest-bearing basis with no fixed terms of repayment, and that the parties may net balances. Accordingly, GNQ’s net balance at any point in time with MNH or GSL (as applicable) reflects cumulative advances previously made between GNQ and MNH or GSL (as applicable), reduced by any repayments made and expenses of GNQ that have been paid by MNH or GSL (as applicable) and increased by expenses of MNH or GSL (as applicable) that have been paid by GNQ.

During the year ended December 31, 2025, GSL advanced a net of $60,000 to GNQ, and GNQ advanced a net of $2,730,521 to MNH under the Intercompany Loan Agreements. As of December 31, 2025, GNQ had a total amount due from GSL of $1,612,672 and a total amount due from MNH of $1,701,563. During the three months ended March 31, 2026, GSL advanced a net of $15,000 to GNQ, reflecting fees payable by GNQ to GSL pursuant to the Management Support and Services Agreement described below, MNH advanced a net of $1,612,900 to GNQ under the Intercompany Loan Agreements. This net amount from MNH reflects working capital advances made by GNQ during the period, offset against repayments made by MNH to reduce its outstanding balance. As of March 31, 2026, GNQ had a total amount due from GSL of $1,597,672 and a total amount due from MNH of $88,663 under the respective Intercompany Loan Agreements.

The largest aggregate amount of indebtedness outstanding under the Intercompany Loan Agreement with GSL during the year ended December 31, 2025 was $1,672,672 owed by GSL to GNQ as of January 1, 2025. The largest aggregate amount of indebtedness outstanding under the Intercompany Loan Agreement with MNH during the same period was $2,212,677 owed by MNH to GNQ as of October 30, 2025. During the three months ended March 31, 2026, the largest aggregate amount of indebtedness outstanding under the Intercompany Loan Agreement with GSL was $1,612,672 owed by GSL to GNQ as of January 1, 2026, and the largest aggregate amount of principal outstanding under the Intercompany Loan Agreement with MNH was $1,701,563 owed by MNH to GNQ, as of January 1, 2026.

GNQ, GSL, and MNH intend that all net balances under the Intercompany Loan Agreements will be settled, and that the Intercompany Loan Agreements will be terminated, upon or prior to the consummation of the Business Combination.

Management Support and Administrative Services Agreement with GSL

GNQ and GSL are parties to a Management Support and Administrative Services Agreement, dated September 1, 2023, pursuant to which GSL has provided GNQ with certain administrative and operational support, including financial and cash-management services and information technology services. GNQ pays GSL an annual fee of $60,000 under this agreement, including $60,000 for the year ended December 31, 2025 and $15,000 for the three months ended March 31, 2026. The parties intend to terminate this agreement upon or prior to the consummation of the Business Combination, following which GNQ expects that its own employees will provide such relevant services as were previously provided by GSL.

IP License Agreement with MNH

GNQ and MNH are parties to an intellectual property license agreement, dated November 30, 2023, under which MNH granted GNQ an exclusive, perpetual, royalty-free license to certain MNH-owned intellectual property. Due to the nature of GNQ’s own subsequent technology advances, GNQ does not consider this license agreement with MNH material to GNQ’s current or future business operations.

254

Certain Management Employment and Consulting Arrangements

Marciano Estigarribia (Chief Financial Officer & Chief Revenue Officer)

On May 31, 2026, GNQ entered into an employment agreement with Marciano Estigarribia pursuant to which Mr. Estigarribia serves as Chief Financial Officer and Chief Revenue Office of GNQ effective July 1, 2026 (the “Estigarribia Employment Agreement”). The Estigarribia Employment Agreement provides for an annual base salary of $350,000, a signing bonus of $100,000 (of which $25,000 is payable in June 2026 and the remainder on completion of the Bridge Financing in a minimum amount of $2 million). Mr. Estigarribia is also eligible for an annual performance bonus of no less than 100% of base salary, subject to the achievement of individual performance goals to be established by GNQ’s board of directors. In connection with his appointment, GNQ granted to Mr. Estigarribia 250,000 stock options at an exercise price of $7.50 per share, with 25% vesting on the six-month anniversary of his start date and the remaining 75% vesting equally at six-month intervals over the following 18 months.

Dr. Ridwaan Jhetam (Chief Medical Officer)

On May 27, 2026, GNQ entered into a consulting agreement with Integohealth International – FZCO, an entity controlled by Dr. Ridwaan Jhetam, pursuant to which Dr. Jhetam serves as the Chief Medical Officer of GNQ with effect from such date (the “Jhetam Consulting Agreement”). The Jhetam Consulting Agreement provides for an annual consulting fee of $480,000 and eligibility for an annual performance-based incentive fee of no less than 100% of the annual consulting fee subject to the achievement of individual performance goals to be established by GNQ’s board of directors. In connection with his appointment, GNQ granted to Dr. Jhetam 250,000 Equity Incentive Plan options at an exercise price of $20 per share, with 25% vesting on the six-month anniversary of his start date and the remaining 75% vesting equally at six-month intervals over the following 18 months.

Compensation of an Immediate Family Member

During the year ended December 31, 2025, GNQ employed an immediate family member of Sudhir Saxena, its Chief Technology Officer, for the provision of certain data-related services. Compensation expense recognized in connection with this employment arrangement amounted to $170,366 (including share-based compensation and other employee benefits) for the year ended December 31, 2025. For the three months ended March 31, 2026, compensation expense for the immediate family member amounted to $46,311.

GNQI Holdings Inc. Loan Agreement

On March 9, 2026, GNQ entered into a loan agreement with GNQI Holdings Inc. (“GNQI Holdings”), which owns approximately 10.0% of the issued and outstanding GNQ Common Shares. GNQI Holdings is owned and controlled by Rehan Huda, GNQ’s Chairman and Chief Executive Officer. Pursuant to this agreement, GNQI Holdings agreed to make available up to $2,500,000 in loans to GNQ for general corporate and working capital purposes. The facility is interest-free with no fixed repayment date and amounts outstanding may be repaid in whole or in part at any time without penalty. The parties intend to terminate this loan agreement upon or prior to the consummation of the Business Combination. As of March 31, 2026, no amounts had been advanced under this arrangement.

Shareholders’ Agreement

On December 29, 2023, GNQ entered into a unanimous shareholders’ agreement with Trenchant Capital Corp., a British Columbia corporation (“Trenchant”), and MNH (the “Shareholders’ Agreement”). The Shareholders’ Agreement contained agreements among the parties with respect to, among other things, board nomination rights, transfer restrictions, rights of first refusal, pre-emptive rights, drag-along rights, piggy-back rights, distributions, default and deadlock procedures, confidentiality, intellectual property ownership and use, non-competition and non-solicitation covenants, and indemnification. The Shareholders’ Agreement also contemplated related arrangements among the parties, including a license agreement between MNH and GNQ governing MNH’s license of specified intellectual property to GNQ, a technical services agreement under which MNH agreed to provide certain technical services to GNQ, and a management agreement between Trenchant and GNQ. On April 22, 2024, MNH, Trenchant, GNQ and persons who become shareholders of GNQ from time to time amended and restated the Shareholders’ Agreement to set forth the respective rights, duties and obligations of the parties. The Shareholders’ Agreement, as so amended and restated, will terminate in connection with the closing of the Business Combination.

Consulting Agreement Relating to DAP

On April 22, 2026, GNQ entered into a consulting agreement with a customer to provide its Drug Assessment Platform services in connection with the customer’s lead drug development program. The agreement has a two-year term and a total contract value of $3,300,000 payable entirely in the customer’s equity. Jerome Schentag, who was GNQ’s Chief Operating Officer until April 1, 2026, has a material involvement in, or control over, the counterparty. Partial revenue from this agreement is anticipated to be recognized during the three months ending June 30, 2026.

255

Policies and Procedures for Approval of Related Person Transactions

The Combined Entity will adopt a formal written policy that will be effective upon the Closing, providing that the Combined Entity’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Combined Entity’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Combined Entity without the approval of the audit committee of the Combined Entity’s board of directors, subject to certain exceptions. For more information, see the section entitled “Management of the Combined Entity Following the Business Combination — Audit Committee.”

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, IBAC, GNQ, and certain GNQ Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, the GNQ Shareholders party to such agreement agreed (i) to vote their GNQ Common Shares in favor of the Arrangement and other resolutions needed to consummate the Arrangement and the other Transactions and, subject to limited exceptions, to not transfer such shares, and (ii) to waive, and not to exercise, any dissent rights for GNQ Common Shares in connection with the Arrangement, and (iii) to consent to the termination of certain existing agreements at Closing. The GNQ Shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Arrangement. For more information about the Shareholder Support Agreement, see the section entitled “The Business Combination Proposal—Related Agreements—Shareholder Support Agreement.”

256

PRICE RANGE OF SECURITIES AND DIVIDENDS OF SECURITIES

IBAC

Price Range of IBAC Securities

IBAC Common Stock and IBAC Rights are currently listed on the Nasdaq Capital Market under the symbol “IBAC” and “IBACR”, respectively. The IBAC Common Stock and IBAC Rights commenced public trading on the Nasdaq Capital Market on May 1, 2024.

The closing price of IBAC Common Stock on March 17, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.70. As of July 23, 2026, the closing price for IBAC Common Stock was $10.79.

Holders of IBAC Securities

As of the Record Date, there were [_______] holders of record of IBAC Common Stock and [_______] holders of record of IBAC Rights.

Dividend Policy

Neither IBAC nor GNQ has paid any cash dividends on its respective commons stock to date and neither intends to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of the Combined Entity Following the Business Combination

The Combined Entity does not intend to pay cash dividends following the completion of the Business Combination.

APPRAISAL RIGHTS

No appraisal or dissenters’ rights are available to holders of IBAC Common Stock in connection with the Business Combination. Prior to the Closing, IBAC will convert from a Nevada corporation to a Delaware corporation (the “Conversion”). No dissenters’ or appraisal rights are available with respect to the Conversion pursuant to NRS 92A. Following the Conversion, IBAC will be governed by the Delaware General Corporation Law, and Chapter 92A of the NRS will no longer apply to IBAC or its stockholders. Additionally, even if Chapter 92A of the NRS were applicable, appraisal rights would not be available to holders of IBAC Common Stock pursuant to NRS 92A.390 because IBAC Common Stock is a “covered security” under Section 18(b)(1)(A) of the Securities Act of 1933, as amended, by virtue of being listed on a national securities exchange.

LEGAL MATTERS

GNQ and the Combined Entity are being represented by Barnes & Thornburg LLP, Nashville, Tennessee, with respect to certain legal matters as to United States law. GNQ and the Combined Entity are being represented by Cassels Brock & Blackwell LLP, Toronto, Ontario with respect to certain legal matters as to Canadian law.

IBAC is being represented by ArentFox Schiff LLP, Washington, D.C., with respect to certain legal matters as to United States law. IBAC is being represented by Dentons Canada LLP, Montréal, Quebec, with respect to certain legal matters as to Canadian law.

EXPERTS

The financial statements of IB Acquisition Corp. as of September 30, 2025 and 2024 for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GNQ Insilico as of December 31, 2025 and 2024 and for the two-year period ended December 31, 2025 appearing in this proxy statement/prospectus have been audited by HTL International LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

257

TRANSFER AGENT AND REGISTRAR

The transfer agent for IBAC’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The IBAC Board is aware of no other matter that may be brought before the Special Meeting. Under the NRS, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. If the Combined Entity holds a 2026 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual meeting will be held. If the 2026 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the Combined Entity Board for inclusion in the proxy statement for the Combined Entity’s 2026 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, IBAC and servicers that it employs to deliver communications to IBAC Stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, IBAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that IBAC deliver single copies of IBAC’s proxy statement in the future. Stockholders may notify IBAC of their requests by calling or writing IBAC at its principal executive offices at 1200 N Federal Highway, Suite 215, Boca Raton, FL 33432.

WHERE YOU CAN FIND MORE INFORMATION

IBAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read IBAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the special meeting, you should contact IBAC’s proxy solicitation agent, at the following address, telephone number, and email:

[_______]

[_______]

[_______]

Attn: [_______]

Toll Free: [_______]

Collect: [_______]

Email: [_______]

If you are an IBAC Stockholder and would like to request documents, please do so by [_______], 2026, in order to receive them before the Special Meeting. If you request any documents from IBAC, IBAC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to IBAC has been supplied by IBAC, and all such information relating to GNQ has been supplied by GNQ. Information provided by either IBAC or GNQ does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of IBAC for the Special Meeting. IBAC has not authorized anyone to give any information or make any representation about the Business Combination, IBAC or GNQ that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

258

INDEX TO FINANCIAL STATEMENTS

IB ACQUISITION CORP.

GNQ INSILICO, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

IB Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IB Acquisition Corp. (the “Company”) as of September 30, 2025 and 2024, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time and the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2024.
Houston, Texas
December 29, 2025

F-2

IB ACQUISITION CORP.

BALANCE SHEETS

	September 30,
	2025	2024
Assets
Current assets
Cash	$428,700	$822,799
Cash – restricted	787,365	—
Prepaid expenses	27,833	36,216
Short-term prepaid insurance	—	339,500
Total current assets	1,243,898	1,198,515

Cash and investments held in Trust Account	15,890,194	118,601,873
Total Assets	$17,134,092	$119,800,388

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$73,757	$86,718
Income taxes payable	694,245	635,512
Excise taxes payable	1,061,310	—
Due to Sponsor	2,788	—
Total current liabilities	1,832,100	722,230
Total Liabilities	1,832,100	722,230

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 1,490,880 and 11,500,000 shares at redemption value of $10.72 and 10.26 per share at September 30, 2025 and 2024, respectively	15,983,315	117,966,361

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2025 and 2024	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 4,249,090 shares issued and outstanding as of September 30, 2025 and 2024, respectively	425	425
Additional paid-in capital	—	—
Retained Earnings (Accumulated Deficit)	(681,748)	1,111,372
Total Stockholders’ (Deficit) Equity	(681,323)	1,111,797
Total Liabilities and Stockholders’ (Deficit) Equity	$17,134,092	$119,800,388

The accompanying notes are an integral part of the financial statements.

F-3

IB ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended September 30,
	2025	2024
General and administrative expenses	$748,908	$523,974
Loss from operations	(748,908)	(523,974)

Other income:
Interest and dividends earned on cash and investments held in Trust Account	5,130,712	3,026,873
Other income	5,130,712	3,026,873

Income before provision for income taxes	4,381,804	2,502,899
Provision for income taxes	(965,635)	(635,512)
Net income	$3,416,169	$1,867,387

Basic weighted average common stock outstanding, redeemable	11,253,200	5,860,274
Basic net income per common stock, redeemable	$0.22	$0.20
Diluted weighted average common stock outstanding, redeemable	11,253,200	5,860,274
Diluted net income per common stock, redeemable	$0.22	$0.19
Basic weighted average common stock outstanding, non-redeemable	4,249,090	3,548,500
Basic net income per common stock, non-redeemable	$0.22	$0.20
Diluted weighted average common stock outstanding, non-redeemable	4,249,090	3,755,982
Diluted net income per common stock, non-redeemable	$0.22	$0.19

The accompanying notes are an integral part of the financial statements.

F-4

IB ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit)	(Deficit)
Balance — September 30, 2023	3,243,590	$324	$2,676	$(8,434)	$(5,434)

Sale of 610,500 private placement units	610,500	61	6,104,939	—	6,105,000

Fair value of rights included in public units	—	—	2,415,000	—	2,415,000

Allocated value of transaction costs to common stock	—	—	(184,528)	—	(184,528)

Issuance of 395,000 representative shares	395,000	40	3,867,010	—	3,867,050

Remeasurement of Common Stock subject to possible redemption	—	—	(12,205,097)	(747,581)	(12,952,678)

Net income	—	—	—	1,867,387	1,867,387

Balance — September 30, 2024	4,249,090	$425	$—	$1,111,372	$1,111,797

Remeasurement of Common Stock subject to possible redemption	—	—	—	(4,147,979)	(4,147,979)

Excise tax payable attributable to redemption of Common Stock	—	—	—	(1,061,310)	(1,061,310)

Net income	—	—	—	3,416,169	3,416,169

Balance — September 30, 2025	4,249,090	$425	$—	$(681,748)	$(681,323)

The accompanying notes are an integral part of the financial statements.

F-5

IB ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$3,416,169	$1,867,387
Adjustments to reconcile net income to net cash used in operating activities:
Interest and dividends earned on cash and investments held in Trust Account	(5,130,712)	(3,026,873)
Changes in operating assets and liabilities:
Prepaid expenses	8,383	(36,216)
Short-term prepaid insurance	339,500	(339,500)
Due to Sponsor	2,788	—
Accounts payable and accrued expenses	(12,961)	78,731
Income taxes payable	58,733	635,512
Net cash used in operating activities	(1,318,100)	(820,959)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay income taxes	1,711,366	—
Cash withdrawn from Trust Account in connection with redemption	106,131,025	—
Investment of cash into Trust Account	—	(115,575,000)
Net cash provided by (used in) investing activities	107,842,391	(115,575,000)

Cash Flows from Financing Activities:
Proceeds from sale of units, net of underwriting discounts paid	—	111,550,000
Proceeds from sale of private placement units	—	6,105,000
Proceeds from promissory note	147,629	—
Repayment of promissory note	(147,629)	—
Advances from related party	—	2,249,805
Repayment of advances from related party	—	(2,299,805)
Payment of offering costs	—	(438,795)
Redemptions of common stock	(106,131,025)	—
Net cash used in financing activities	(106,131,025)	117,166,205

Net Change in Cash and cash equivalents and Restricted Cash	393,266	770,246
Cash and cash equivalents and Restricted Cash – Beginning of period	822,799	52,553
Cash and cash equivalents and Restricted Cash – End of period	$1,216,065	$822,799

Cash and cash equivalents and Restricted Cash – End of period
Cash	428,700	822,799
Cash – restricted	787,365	—
Cash and cash equivalents and Restricted Cash – End of period	$1,216,065	$822,799

Non-Cash investing and financing activities:
Issuance of representative shares	$—	$3,867,050
Representative warrants deferred offering cost allocation	$—	$81,208
Remeasurement of Common Stock subject to possible redemption	$4,147,979	$12,952,678
Excise tax payable attributable to redemption of Common Stock	$1,061,310	$—

The accompanying notes are an integral part of the financial statements.

F-6

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

IB Acquisition Corp. f/k/a I-B Good Works 4 Corporation (the “Company”) is a blank check company originally incorporated under the laws of the State of Delaware on July 7, 2020 and which converted to a Nevada corporation on September 21, 2023 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any potential business combination target, and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with the Company. The Company’s investment strategy is not specific to any sector, however, the management team and board members believe there are compelling investment opportunities in a number of areas including consumer goods, sports and entertainment, and healthcare technology. The Company anticipates targeting companies domiciled in North America, Europe and Asia, with an enterprise value of at least $500 million.

As of September 30, 2025, the Company had not yet commenced any operations. All activity through September 30, 2025, relates to the Company’s formation, initial public offering (the “Initial Public Offering” as further defined below) and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected September 30 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on March 25, 2024. On March 28, 2024, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $115,000,000, which is discussed in Note 3. Each Unit consists of one share of the Company’s common stock, and one right. Each right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of the Business Combination.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 610,500 Units (the “Private Placement Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, I-B Good Works 4, LLC (the “Sponsor”), which is an affiliate of I-Bankers Securities, Inc. (“I-Bankers”). The Private Placement Units are identical to the units sold in the Initial Public Offering. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination.

Transaction costs amounted to $7,755,845 consisting of the fair value amount of $3,867,050 related with the issued representative shares, $3,450,000 of cash underwriting discount, and $438,795 of other offering costs.

The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any M&A fees (see note 6) held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.05 per Unit sold in the Initial Public Offering, including proceeds of the sale of the Private Placement Units, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

F-7

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.05 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The shares of common stock were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders, which are holders of the Founder Shares, have agreed to (i) waive their redemption rights with respect to their Private Placement Shares (as defined below) in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares (defined below), Private Placement Shares (defined below) and any Public Shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated articles of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the combination period or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if the Company fails to complete the Business Combination within the combination period. In addition, the Sponsor has agreed to vote any Private Placement Shares held by it in favor of the Business Combination.

Additionally, each public stockholder may elect to redeem its Public Shares, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated articles of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares.

The Company initially had until 18 months from the closing of the Initial Public Offering to complete a Business Combination, and further extended, as described below, to 24 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The Underwriters will not receive their M&A fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.05).

F-8

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with both our initial public offering and the business combination. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On September 22, 2025, the Company held the Special Meeting and the stockholders approved the Company’s First Amendment to its Amended and Restated Articles of Incorporation (the “Extension Amendment”). The Extension Amendment, among other things, (i) extends the date by which the Company must consummate its initial business combination to March 28, 2026 or such later date as may be approved by the Company’s stockholders in accordance with its amended and restated articles of incorporation; (ii) provides that, prior to the earliest of the completion of a business combination, the redemption of 100% of the Offering Shares if the Company is unable to complete its initial Business Combination by March 28, 2026, and the redemption of shares in connection with a vote seeking to amend any provisions of the Company’s Amended and Restated Articles relating to stockholders’ rights or any pre-initial Business Combination activity, funds in the Company’s trust account will not be released, other than interest to pay franchise and income taxes; (iii) sets forth the redemption and liquidation procedures if the Company does not consummate a business combination by the March 28, 2026; and (iv) provides public stockholders with the right to redeem their shares in connection with any amendment that modifies the substance or timing of the Company’s obligation to redeem 100% of the public shares if it has not consummated a business combination by March 28, 2026, or with respect to other material pre-business combination provisions, subject to the applicable redemption limitation.

In connection with the Special Meeting, stockholders holding 10,009,120 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share of the funds in the Trust Account. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders, leaving approximately $15.8 million remaining in the Trust Account. This amount is subject to change to account for the payment of tax withdrawals.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act, including international tax provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later years. The Company is evaluating the provisions of OBBBA but it is not expected to have a material impact on the Company’s financial statements.

F-9

Excise Tax

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. The Company is currently evaluating its options with respect to this obligation. Any amount of such excise tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

In connection with the Special Meeting held on September 22, 2025, stockholders holding 10,009,120 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share of the funds in the Trust Account. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders, leaving approximately $15.8 million remaining in the Trust Account. This amount is subject to change to account for the payment of tax withdrawals. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $1,061,310 excise tax payable. As of September 30, 2025 and September 30, 2024, the Company’s aggregate excise tax payable amounted to $1,061,310 and $0, respectively.

Going Concern Consideration

As of September 30, 2025, the Company had $428,700 in cash, $787,365 in restricted cash and a working capital deficit of $588,202. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-10

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

F-11

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had $428,700 and $822,799 in cash as of September 30, 2025, and September 30, 2024, respectively, and no cash equivalents.

Cash – Restricted

Cash that is encumbered or otherwise restricted as to its use is included in cash – restricted. As of September 30, 2025 and 2024, the balance was $787,365 and $0, respectively. Cash – restricted at September 30, 2025 represents cash that was withdrawn from the Trust Account to pay income taxes but is yet to be utilized at the end of the period.

Cash and investments held in Trust account

As of September 30, 2025 and 2024, all of the assets held in the Trust Account were held in money market funds which are invested only in U.S. government securities. Investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Interest and dividends earned from investments in these securities are included in the statements of operations.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of ordinary shares subject to possible redemption upon the completion of the Initial Public Offering and offering costs allocated to Public Rights (as defined in Note 3) were charged to additional paid in capital at the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against retained earnings or additional paid-in capital in the absence of retained earnings. Accordingly, as of September 30, 2025 and 2024, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against retained earnings or additional paid-in capital in the absence of retained earnings.

In connection with the Special Meeting held on September 22, 2025, stockholders holding 10,009,120 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share of the funds in the Trust Account. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders, leaving approximately $15.8 million remaining in the Trust Account. This amount is subject to change to account for the payment of tax withdrawals.

F-12

As of September 30, 2025 and 2024, the common stock subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Rights	(2,415,000)
Common stock issuance costs	(7,571,317)
Plus:
Remeasurement of carrying value to redemption value	12,952,678
Common stock subject to possible redemption, September 30, 2024	117,966,361
Less:
Redemptions of common stock	(106,131,025)
Plus:
Remeasurement of carrying value to redemption value	4,147,979
Common stock subject to possible redemption, September 30, 2025	$15,983,315

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2025 and 2024, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 22.04% and 25.39% for the year ended September 30, 2025 and 2024, respectively. The effective tax rate differs from the statutory tax rate of 21% for the period ended September 30, 2025 and 2024, due to the valuation allowance on the deferred tax assets, interest and penalties and true up of startup costs per 2024 filed return.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income per share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the rights are contingent upon the occurrence of future events. As of September 30, 2025 and 2024, the rights are exercisable to purchase 605,525 shares of common stock in the aggregate. The weighted average of these shares was excluded from the calculation of diluted net income common stock since the inclusion of such rights would be anti-dilutive. The rights cannot be converted to shares of common stock prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

F-13

The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except per share amounts):

	For the Year Ended September 30,
	2025		2024
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic net income per common share
Numerator:
Allocation of net income	$2,479,816	$936,353	$1,163,106	$704,281
Denominator:
Basic weighted-average shares outstanding	11,253,200	4,249,090	5,860,274	3,548,500
Basic net income per common share	$0.22	$0.22	$0.20	$0.20

	For the Year Ended September 30,
	2025		2024
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Diluted net income per common share
Numerator:
Allocation of net income	$2,479,816	$936,353	$1,138,010	$729,377
Denominator:
Diluted weighted average shares outstanding	11,253,200	4,249,090	5,860,274	3,755,982
Diluted net income per common share	$0.22	$0.22	$0.19	$0.19

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on the cash account and management believes that the Company is not exposed to significant risks on such account. Uninsured cash amount as of September 30, 2025 and 2024, are $966,065 and $572,799, respectively.

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. ASU 2023-07 became effective as of December 31, 2024 and the Company’s management adopted ASU 2023-07 in its financial statements and related disclosures (see Note 10).

F-14

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERINGs

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which includes a full exercise by the underwriter of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, and one right. Each right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of the Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 610,500 Private Placement Units at a price of $10.00 per Private Placement Unit from the Company in a private placement. Each Private Unit will consist of one share of common stock (“Private Placement Share”) and one right (“Private Placement Right”). Each Private Placement Right will entitle the holder to receive one-twentieth of one share of common stock at the closing of a Business Combination. Certain proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placements Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 2, 2020, the Sponsor subscribed to purchase an aggregate of 4,312,500 shares (the “Founder Shares”) for a subscription price of $3,000. On October 26, 2023, the Sponsor agreed to surrender an aggregate of 1,068,910 shares of the Company’s common stock for no consideration, which were cancelled, resulting in the Sponsor holding an aggregate of 3,243,590 Founder Shares. The subsequent cancellation is retrospectively reflected in the financial statements from day one.

The Company maintains the ownership of Founder Shares by the initial stockholders at 22.0% of the Company’s issued and outstanding shares of common stock upon the consummation of the Initial Public Offering, not including the Private Placement Shares or the Representative Shares. Up to 423,077 Founder Shares held by the initial stockholders are no longer subject to forfeiture due to the underwriters’ over-allotment option exercised in full at the Initial Public Offering.

The initial stockholders and the officers and directors have agreed not to transfer, assign or sell any of the Founder Shares until the earlier of (i) six months after the date of the consummation of the Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after its initial business combination that results in all of its public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, the Founder Shares will be released from the lock-up.

Due to Sponsor

During the year ended September 30, 2025, the Sponsor incurred travel expenses amounting to $2,788 which are reimbursable by Su De Tang Global Corporation, the reimbursement was paid to the Company through the proceeds of the working capital loans. As of September 30, 2025 and 2024, the Company had due to Sponsor, non-interest bearing and due on demand in the amount of $2,788 and $0, respectively.

F-15

Subscription Agreements

From October 2023 through January 2024, the Company’s Sponsor entered into six subscription agreements to sell membership interests in the Sponsor to members of management, directors and director nominees. The membership interests represent the indirect equivalent of 525,000 Founders Shares which equates to 16.19% of the 3,243,590 Founders Shares issued and outstanding. The total purchase price paid for the membership interests was $2,500. The Company modified the agreements in February 2024, with the intent to clarify that the Founder Shares are “earned upon the completion of a successful Business Combination” and the modified agreement is to be effective contemporaneously with the date and time of the initial subscription agreements. The sale of the membership interests to the Company’s management, directors and director’s nominees is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.

On January 22, 2024, one of the subscription agreements representing an indirect equivalent of 100,000 Founders Shares or 3.08% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding was terminated and $500 was paid to the subscriber as a result of the termination of the agreement.

On September 11, 2024, one of the subscription agreements representing an indirect equivalent of 100,000 Founders Shares or 3.08% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding was amended in which the Sponsor granted an additional 50,000 Founder Shares bringing the total to 150,000 Founder Shares or 4.06% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding. The total purchase price paid for the membership interest was $750.

The fair value of the 425,000 shares granted through March 28, 2024, to the Company’s directors and director nominees was approximately $1,734,000 or approximately $4.08 per share. The fair value of the additional 50,000 shares granted on September 11, 2024, to the Company’s directors and director nominees was approximately $499,000 or approximately $9.98 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

The Founder Shares issued to the directors and director nominees were valued using a Black-Scholes model. The following criteria presents the quantitative information regarding market assumptions used in the Founder Share valuations:

	November 15, 2023	January 15, 2024
Volatility	5.0%	5.0%
Risk-free rate	4.8%	4.1%
Spot price	$8.95	$9.32
Discount of lack of marketability (DLOM)	0.2%	0.4%

Administrative Support Agreement

The Company entered into an Administrative Services Agreement pursuant to which the Company agreed to pay the Chief Financial Officer a sum of $5,000 per month commencing on October 1, 2023. Upon completion of the initial business combination or the liquidation, the Company will cease paying these monthly fees. On January 22, 2024, the Company’s Chief Financial Officer resigned, and the Administrative Services Agreement was terminated.

F-16

On January 22, 2024, the Company appointed a new Chief Financial Officer and entered into an Administrative Services Agreement dated January 24, 2024, pursuant to which the Company agreed to pay the Chief Financial Officer a sum of $5,000 per month commencing at the time of the Initial Public Offering closing. The agreement further specified that upon completion of the initial business combination or the liquidation, the Company will cease paying these monthly fees.

For the year ended September 30, 2025, the Company incurred $60,000 in fees for these services, of which $15,000 is recorded as accrued expenses in the balance sheet as of September 30, 2025. For the year ended September 30, 2024, the Company incurred $45,000 in fees for these services, of which $15,000 is included in accrued expenses in the accompanying balance sheet as of September 30, 2024

NOTE 6. COMMITMENTS AND CONTINGENCY

Registration Rights

The holders of the Founder Shares, Private Placement Units (and their underlying securities) any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities), and Representative Shares are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement and Business Combination Marketing Agreement

The Company engaged I-Bankers to act as Underwriters on the Initial Public Offering of the Company’s Units, for $115,000,000 and the simultaneous listing on the Nasdaq Global Market. The Underwriters had a 30-day option to purchase up to an additional 1,500,000 Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On March 28, 2024, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the over-allotment option to purchase an additional 1,500,000 Units at a price of $10.00 per Unit.

The Underwriters were entitled to a cash underwriting discount of $0.30 per Unit, or $3,450,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, under a business combination marketing agreement, the Company engaged I-Bankers to provide marketing services in connection with the Business Combination and will pay I-Bankers a cash fee for such marketing services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering (the “M&A fee”) or $4,025,000 in the aggregate. If the Company doesn’t complete a business combination, no fee will be due. In addition, the Company will pay the I-Bankers a finder fee equal to 1.0% of the consideration issued to a target if the business combination is consummated with a target introduced by the I-Bankers.

On the closing of the Initial Public Offering, pursuant to the underwriting agreement, the Company issued as compensation 395,000 shares of common stock for no cash consideration (the “Representative Shares”).

Working Capital Loan

On September 16, 2024, the Company issued an unsecured promissory note in the principal amount of $150,000 to Su De Tang Global Corporation (the “Working Capital Loan”). The principal balance of this Promissory Note represents the first of potentially three instalments of the Working Capital Loan. The Working Capital Loan bears no interest and will be extinguished without any payment required at the consummation of a Business Combination with Su De Tang Global Corporation. The Company has borrowed a total of $147,629 under the Working Capital. As of September 30, 2025, the Company repaid an amount of $147,629. Borrowings under the note are no longer available.

F-17

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2025 and 2024, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of September 30, 2025 and 2024, there were 4,249,090 shares of common stock issued and outstanding, excluding 1,490,880 and 11,500,000 shares of common stock subject to possible redemption.

NOTE 8. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities at September 30, 2025 and 2024.

The Company’s net deferred tax asset (liabilities) are as follows:

	September 30
	2025	2024
Deferred tax assets
Net operating loss carryforward	$—	$—
Startup Costs	153,540	111,674
Total deferred tax assets	153,540	111,674
Valuation allowance	(153,540)	(111,674)
Deferred tax assets, net of allowance	$—	$—

The income tax provision for the year ended September 30, 2025 and 2024 consists of the following:

	September 30,
	2025	2024
Federal
Current	$965,635	$635,512
Deferred	(41,866)	(109,903)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	41,866	109,903
Income tax provision	$965,635	$635,512

As of September 30, 2025 and 2024, the Company had a total of $0 and $0, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of September 30, 2025 and 2024, the Company did not have any state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended September 30, 2024, the change in the valuation allowance was $109,903. For the year ended September 30, 2025, the change in the valuation allowance was $41,866.

F-18

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	September 30,
	2025	2024
Statutory federal income tax rate	21.00%	21.00%
Interest and penalties	0.08%	0.00%
True up - Startup Costs and Net Operating Loss per 2024 filed tax return	(2.55)%	0.00%
Change in valuation allowance	3.51%	4.39%
Income tax provision	22.04%	25.39%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, transaction costs associated with warrants and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

As of September 30, 2025, assets held in the Trust Account were comprised of $15,890,194 in a money market fund that is invested primarily in U.S. Treasury Securities. For the period ended September 30, 2025, the Company had withdrawn $1,711,366 of interest earned on the Trust Account to pay for income taxes and $106,131,025 from Trust Account in connection with redemptions.

As of September 30, 2024, assets held in the Trust Account were comprised of $118,601,873 in a money market fund that is invested primarily in U.S. Treasury Securities. Through September 30, 2024, the Company has not withdrawn any of the interest earned on the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.:

Description	Level	September 30, 2025	September 30, 2024
Assets:
Cash and investments held in Trust Account	1	$15,890,194	$118,601,873

F-19

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Financial Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews key metrics, which includes general and administrative expenses and interest and dividends earned on cash and investments held in Trust Account which are included in the statements of operations.

The key measures of segment profit or loss reviewed by our CODM are interest and dividends earned on cash and investments held in Trust Account and general and administrative expenses. The CODM reviews interest and dividends earned on cash and investments held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-20

IB ACQUISITION CORP.

BALANCE SHEETS

(UNAUDITED)

	March 31, 2026	September 30, 2025

Assets
Current assets
Cash	$4,634	$428,700
Cash – restricted	—	787,365
Prepaid expenses	89,157	27,833
Short-term prepaid insurance	57,501	—
Prepaid income taxes	137,139	—
Total current assets	288,431	1,243,898

Cash and investments held in Trust Account	8,188,994	15,890,194
Total Assets	$8,477,425	$17,134,092

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$686,694	$73,757
Income taxes payable	—	694,245
Excise taxes payable	1,140,176	1,061,310
Due to Sponsor	12,788	2,788
Total current liabilities	1,839,658	1,832,100
Total Liabilities	1,839,658	1,832,100

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 759,139 and 1,490,880 shares at redemption value of $10.97 and 10.72 per share as of March 31, 2026 and September 30, 2025, respectively	8,326,133	15,983,315

Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2026 and September 30, 2025	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 4,249,090 shares issued and outstanding as of March 31, 2026 and September 30, 2025	425	425
Additional paid-in capital	—	—
Accumulated Deficit	(1,688,791)	(681,748)
Total Stockholders’ Deficit	(1,688,366)	(681,323)
Total Liabilities and Stockholders’ Deficit	$8,477,425	$17,134,092

The accompanying notes are an integral part of the unaudited financial statements.

F-21

IB ACQUISITION CORP.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2026	2025	2026	2025
General and administrative expenses	$748,177	$163,485	$928,177	$339,926
Loss from operations	(748,177)	(163,485)	(928,177)	(339,926)

Other income:
Interest and dividends earned on cash and investments held in Trust Account	137,102	1,250,141	290,391	2,621,671
Other income	137,102	1,250,141	290,391	2,621,671

(Loss) Income before provision for income taxes	(611,075)	1,086,656	(637,786)	2,281,745
Provision for income taxes	(28,791)	(262,530)	(60,982)	(550,551)
Net (loss) income	$(639,866)	$824,126	$(698,768)	$1,731,194

Basic and diluted weighted average common stock outstanding, redeemable	1,442,097	11,500,000	1,466,757	11,500,000

Basic and diluted net (loss) income per common stock, redeemable	$(0.11)	$0.05	$(0.12)	$0.11

Basic and diluted weighted average common stock outstanding, non-redeemable	4,249,090	4,249,090	4,249,090	4,249,090

Basic and diluted net (loss) income per common stock, non-redeemable	$(0.11)	$0.05	$(0.12)	$0.11

The accompanying notes are an integral part of the unaudited financial statements.

F-22

IB ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2026

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance — September 30, 2025	4,249,090	$425	$—	$(681,748)	$(681,323)

Remeasurement of Common Stock subject to possible redemption	—	—	—	(121,098)	(121,098)

Net loss	—	—	—	(58,902)	(58,902)

Balance — December 31, 2025	4,249,090	$425	$—	$(861,748)	$(861,323)

Remeasurement of Common Stock subject to possible redemption	—	—	—	(108,311)	(108,311)

Excise tax payable attributable to redemption of Common Stock	—	—	—	(78,866)	(78,866)

Net loss	—	—	—	(639,866)	(639,866)

Balance — March 31, 2026	4,249,090	$425	$—	$(1,688,791)	$(1,688,366)

FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2025

	Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance — September 30, 2024	4,249,090	$425	$—	$1,111,372	$1,111,797

Remeasurement of Common Stock subject to possible redemption	—	—	—	(1,083,509)	(1,083,509)

Net income	—	—	—	907,068	907,068

Balance — December 31, 2024	4,249,090	$425	$—	$934,931	$935,356

Remeasurement of Common Stock subject to possible redemption	—	—	—	(987,611)	(987,611)

Net income	—	—	—	824,126	824,126

Balance — March 31, 2025	4,249,090	$425	$—	$771,446	$771,871

The accompanying notes are an integral part of the unaudited financial statements.

F-23

IB ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net (loss) income	$(698,768)	$1,731,194
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and dividends earned on cash and investments held in Trust Account	(290,391)	(2,621,671)
Changes in operating assets and liabilities:
Prepaid expenses	(61,324)	(31,614)
Short-term prepaid insurance	(57,501)	169,750
Prepaid income taxes	(137,139)	—
Due to Sponsor	10,000	2,788
Accounts payable and accrued expenses	612,937	3,578
Income taxes payable	(694,245)	(373,449)
Net cash used in operating activities	(1,316,431)	(1,119,424)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay income taxes	105,000	924,000
Cash withdrawn from Trust Account in connection with redemption	7,886,591	—
Net cash provided by investing activities	7,991,591	924,000

Cash Flows from Financing Activities:
Proceeds from promissory note	—	292,344
Repayment of promissory note	—	(292,344)
Redemptions of Common Stock	(7,886,591)	—
Net cash used in financing activities	(7,886,591)	—

Net Change in Cash and Restricted Cash	(1,211,431)	(195,424)
Cash and cash equivalents and Restricted Cash – Beginning of period	1,216,065	822,799
Cash and Restricted Cash – End of period	$4,634	$627,375

Cash and Restricted Cash – End of period
Cash	4,634	627,375
Cash – restricted	—	—
Cash and Restricted Cash – End of period	$4,634	$627,375

Non-Cash investing and financing activities:
Remeasurement of Common Stock subject to possible redemption	$229,409	$2,071,120
Excise tax payable attributable to redemption of Common Stock	$78,866	$—

The accompanying notes are an integral part of the unaudited financial statements.

F-24

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

IB Acquisition Corp. f/k/a I-B Good Works 4 Corporation (the “Company”) is a blank check company originally incorporated under the laws of the State of Delaware on July 7, 2020 and which converted to a Nevada corporation on September 21, 2023 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any potential business combination target, and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with the Company. The Company’s investment strategy is not specific to any sector, however, the management team and board members believe there are compelling investment opportunities in a number of areas including consumer goods, sports and entertainment, and healthcare technology. The Company anticipates targeting companies domiciled in North America, Europe and Asia, with an enterprise value of at least $500 million.

As of March 31, 2026, the Company had not yet commenced any operations. All activity through March 31, 2026, relates to the Company’s formation, initial public offering (the “Initial Public Offering” as further defined below) and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected September 30 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on March 25, 2024. On March 28, 2024, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $115,000,000, which is discussed in Note 3. Each Unit consists of one share of the Company’s common stock, and one right. Each right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of the Business Combination.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 610,500 Units (the “Private Placement Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, I-B Good Works 4, LLC (the “Sponsor”), which is an affiliate of I-Bankers Securities, Inc. (“I-Bankers”). The Private Placement Units are identical to the units sold in the Initial Public Offering. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination.

Transaction costs amounted to $7,755,845 consisting of the fair value amount of $3,867,050 related with the issued representative shares, $3,450,000 of cash underwriting discount, and $438,795 of other offering costs.

The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any M&A fees (see Note 6) held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.05 per Unit sold in the Initial Public Offering, including proceeds of the sale of the Private Placement Units, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

F-25

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.05 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The shares of common stock were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders, which are holders of the Founder Shares, have agreed to (i) waive their redemption rights with respect to their Private Placement Shares (as defined below) in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares (defined below), Private Placement Shares (defined below) and any Public Shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated articles of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the combination period or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if the Company fails to complete the Business Combination within the combination period. In addition, the Sponsor has agreed to vote any Private Placement Shares held by it in favor of the Business Combination.

Additionally, each public stockholder may elect to redeem its Public Shares, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated articles of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares.

The Company initially had until 18 months from the closing of the Initial Public Offering to complete a Business Combination, and further extended, as described below, to 30 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses, which shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The Underwriters will not receive their M&A fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.05).

F-26

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with both our initial public offering and the business combination. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On September 22, 2025, the Company held a Special Meeting, and the stockholders approved the Company’s First Amendment to its Amended and Restated Articles of Incorporation (the “First Extension Amendment”). The First Extension Amendment, among other things, (i) extends the date by which the Company must consummate its initial business combination to March 28, 2026 or such later date as may be approved by the Company’s stockholders in accordance with its amended and restated articles of incorporation; (ii) provides that, prior to the earliest of the completion of a business combination, the redemption of 100% of the Offering Shares if the Company is unable to complete its initial Business Combination by March 28, 2026, and the redemption of shares in connection with a vote seeking to amend any provisions of the Company’s Amended and Restated Articles relating to stockholders’ rights or any pre-initial Business Combination activity, funds in the Company’s trust account will not be released, other than interest to pay franchise and income taxes; (iii) sets forth the redemption and liquidation procedures if the Company does not consummate a business combination by March 28, 2026; and (iv) provides public stockholders with the right to redeem their shares in connection with any amendment that modifies the substance or timing of the Company’s obligation to redeem 100% of the public shares if it has not consummated a business combination by March 28, 2026, or with respect to other material pre-business combination provisions, subject to the applicable redemption limitation.

In connection with the Special Meeting, stockholders holding 10,009,120 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share of the funds in the Trust Account. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders, leaving approximately $15.8 million remaining in the Trust Account on the date of redemption.

On March 25, 2026, the Company held a Special Meeting, and the stockholders approved the Company’s Second Amendment to its Amended and Restated Articles of Incorporation (the “Second Extension Amendment”). The Second Extension Amendment, among other things, (i) extends the date by which the Company must consummate its initial business combination to September 28, 2026 or such later date as may be approved by the Company’s stockholders in accordance with its amended and restated articles of incorporation; (ii) provides that, prior to the earliest of the completion of a business combination, the redemption of 100% of the Offering Shares if the Company is unable to complete its initial Business Combination by September 28, 2026, and the redemption of shares in connection with a vote seeking to amend any provisions of the Company’s Amended and Restated Articles relating to stockholders’ rights or any pre-initial Business Combination activity, funds in the Company’s trust account will not be released, other than interest to pay franchise and income taxes; (iii) sets forth the redemption and liquidation procedures if the Company does not consummate a business combination by September 28, 2026; and (iv) provides public stockholders with the right to redeem their shares in connection with any amendment that modifies the substance or timing of the Company’s obligation to redeem 100% of the public shares if it has not consummated a business combination by September 28, 2026, or with respect to other material pre-business combination provisions, subject to the applicable redemption limitation.

In connection with the Special Meeting, stockholders holding 731,741 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.78 per share of the funds in the Trust Account. As a result, approximately $7.9 million was removed from the Trust Account to pay such holders, leaving approximately $8.2 million remaining in the Trust Account on the date of redemption.

Business Combination Agreement

On March 16, 2026, the Company entered into a Business Combination Agreement (the “BCA”) with GNQ Insilico Inc., a corporation formed under the federal laws of Canada (“GNQ”). Under the agreement, and subject to court approval and other closing conditions, GNQ Shareholders will receive the following consideration in exchange for their respective shares of capital stock of GNQ upon completion of the transaction:.

(i)	For each share of GNQ common stock (the “GNQ Common Shares”) held by eligible electing Canadian shareholders of GNQ (“Electing Shareholders”), the Electing Shareholder will receive a number of exchangeable shares in an indirect, wholly owned Canadian subsidiary of IB Acquisition (the “ExchangeCo Shares”) equal to the quotient obtained by dividing 50,000,000 by the Fully-Diluted GNQ Common Shares (as defined below) (the “GNQ Exchange Ratio”); and

(ii)	For each share of GNQ Common Shares held by all other shareholders of GNQ (“Non-Electing Shareholders”, and collectively with the Electing Shareholders, the “GNQ Shareholders”), such Non-Electing Shareholder will exchange their respective GNQ Common Shares for shares of SPAC Class A Common Stock equal to the GNQ Exchange Ratio (the “GNQ U.S. Shareholder Exchange” and, together with the other exchanges and subscriptions described above, the “Share Exchanges”).

F-27

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

In addition, under the BCA and the Arrangement:

(i)	All outstanding options to purchase shares of GNQ Common Shares (the “GNQ Options”) will be exchanged for options to purchase shares of SPAC Class A Common Stock under the GNQ 2026 Stock Incentive Plan (“Replacement Options”) and such resulting GNQ Common Shares shall be exchanged in the Share Exchanges;

(ii)	The GNQ Convertible Notes will be automatically converted into GNQ Common Shares immediately prior to the Arrangement Effective Time and such underlying GNQ Common Shares shall be exchanged in the Share Exchanges; and

(iii)	The GNQ Warrants will be exchanged for shares of SPAC Class A Common Stock (the “GNQ Warrants Exchange”).

Side Letter Agreement

Concurrently with the execution of the BCA, GNQ has also entered into a letter agreement (the “Side Letter Agreement”) with the Company pursuant to which the GNQ will complete a debt financing of 10% secured convertible promissory notes (“Convertible Notes”) and common share purchase warrants (“Warrants”) for aggregate gross proceeds of up to US$2,000,000 (the “Bridge Financing”). In connection with the execution of the BCA, an investor introduced by the Company purchased a Convertible Note for US$250,000 in aggregate principal amount of Convertible Notes. The Convertible Notes accrue on the outstanding principal balance at a rate of 10% per annum, calculated on the basis of a 360-day year and expire in six months from the date of issuance. At any time while the Convertible Notes remain outstanding, the holders may, at their option, elect to convert all or any portion of the aggregate principal amount outstanding under the Convertible Notes, together with any accrued and unpaid interest owing thereon, into that number of common shares in the capital of GNQ (“GNQ Common Shares”) as is equal to the quotient of (a) the aggregate principal amount outstanding under the Convertible Notes, together with any accrued and unpaid interest owing thereon as of the date immediately prior to conversion, divided by (b) a price per GNQ Common Share equal to 80% of the deemed price per GNQ Common Share as adjusted pursuant to the exchange ratio set forth in the BCA (the “Conversion Price”).

Each Convertible Note shall be accompanied by a five-year Warrant to purchase GNQ Common Shares, with the number of GNQ Common Shares determined by dividing (a) 100% of the principal amount of the Convertible Notes by (b) an assumed value for a GNQ Common Share to be agreed upon by the parties based on a discount to the US$10.00 reference value of a share of SPAC Class A Common Stock as set forth in the BCA. The Warrants are exercisable for a period of five years from the date of issuance, provided that, in the event that the Transaction is effected in advance of such expiry date, immediately prior to the effective time of the Transaction, the holders may elect to exercise the Warrants into GNQ Common Shares on a cashless basis. The exercise price under the Warrants will be equal to the Conversion Price.

Shareholder Support Agreement

Contemporaneously with the execution of the BCA, the Company, GNQ and certain GNQ shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, the GNQ shareholders party to such agreement agreed (i) to vote their GNQ shares in favor of the Arrangement and other resolutions needed to consummate the Arrangement and the other Transactions, and, subject to limited exceptions, to not transfer such shares, and (ii) to waive, and not to exercise, any dissent rights for GNQ shares in connection with the Arrangement. The GNQ shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Arrangement.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of (i) the Closing, (ii) termination of the BCA pursuant to its terms, and (iii) a GNQ Modification in Recommendation made in connection with a Superior Proposal. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the BCA, the Company entered into a Sponsor Support Agreement with the Sponsor and GNQ, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of SPAC Capital Stock in favor of the BCA and each of the Transaction Proposals, and to not transfer such shares, (ii) not to redeem any of its shares of IB Acquisition capital stock in connection with the Transactions, (iii) to waive its anti-dilution rights with respect to its shares of IB Acquisition common stock, under the IB Acquisition amended and restated articles of incorporation, and (iv) to subject certain of its shares of IB acquisition common stock to additional transfer restrictions and other conditions set forth in the Sponsor Support Agreement.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the BCA pursuant to its terms and, if the BCA is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect.

Lock-Up Agreement

Prior to the Closing, IB Acquisition will enter into separate Lock-Up Agreements (each a “Lock-Up Agreement”) with a number of GNQ shareholders and Sponsor pursuant to which the securities of IB Acquisition and ExchangeCo held by such holders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by such GNQ shareholders will be locked-up until the earlier of: (i) six (6) months after the date of the Closing, and (ii) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property; provided, that if the closing trading price of the SPAC Common Stock on the stock exchange on which the SPAC Common Stock is listed exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-day Trading Day period, then Holder shall have the right to sell 50% of its SPAC Common Stock subject to applicable regulatory restrictions, and if the closing trading price of the SPAC Common Stock on the stock exchange on which the SPAC Common Stock is listed exceeds US$15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-day Trading Day period, then Holder shall have the right to sell an the remaining 50% of its SPAC Common Stock subject to applicable regulatory restrictions.

F-28

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act, including international tax provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later years. The Company is evaluating the provisions of OBBBA but it is not expected to have a material impact on the Company’s financial statements.

Excise Tax

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

F-29

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. The Company is currently evaluating its options with respect to this obligation. Any amount of such excise tax not paid in full will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

In connection with the Special Meeting held on September 22, 2025, stockholders holding 10,009,120 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share of the funds in the Trust Account. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders, leaving approximately $15.8 million remaining in the Trust Account. This amount is subject to change to account for the payment of tax withdrawals. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $1,061,310 excise tax payable.

In connection with the Special Meeting held on March 25, 2026, stockholders holding 731,741 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.78 per share of the funds in the Trust Account. As a result, approximately $7.9 million was removed from the Trust Account to pay such holders, leaving approximately $8.2 million remaining in the Trust Account. This amount is subject to change to account for the payment of tax withdrawals. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $78,866 excise tax payable. As of March 31, 2026 and September 30, 2025, the Company had $1,140,176 and $1,061,310, respectively, in the excise taxes payable, as presented in the accompanying balance sheets. The excise taxes payable are due on April 30, 2026.

Going Concern Consideration

As of March 31, 2026, the Company had $4,634 in cash, $0 in restricted cash and a working capital deficit of $1,551,227. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-30

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in unaudited financial statements prepared in accordance with GAAP have been omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended September 30, 2025, as filed with the SEC on December 29, 2025. The interim results for the three and six months ended March 31, 2026, are not necessarily indicative of the results to be expected for the year ending September 30, 2026 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had $4,634 and $428,700 in cash as of March 31, 2026, and September 30, 2025, respectively, and no cash equivalents.

F-31

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Cash – Restricted

Cash that is encumbered or otherwise restricted as to its use is included in cash – restricted. As of March 31, 2026 and September 30, 2025, the balance was $0 and $787,365, respectively. Cash – restricted as of September 30, 2025 represents cash that was withdrawn from the Trust Account to pay income taxes but was not utilized.

Cash and investments held in Trust account

As of March 31, 2026 and September 30, 2025, all of the assets held in the Trust Account were held in money market funds which are invested only in U.S. government securities. Investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Interest and dividends earned from investments in these securities are included in the statements of operations.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of ordinary shares subject to possible redemption upon the completion of the Initial Public Offering and offering costs allocated to Public Rights (as defined in Note 3) were charged to additional paid in capital at the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against retained earnings or additional paid-in capital in the absence of retained earnings. Accordingly, as of March 31, 2026 and September 30, 2025, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against retained earnings or additional paid-in capital in the absence of retained earnings.

In connection with the Special Meeting held on September 22, 2025, stockholders holding 10,009,120 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.60 per share of the funds in the Trust Account. As a result, approximately $106.1 million was removed from the Trust Account to pay such holders, leaving approximately $15.8 million remaining in the Trust Account on the date of redemption.

In connection with the Special Meeting held on March 25, 2026, stockholders holding 731,741 shares of the Company’s shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.78 per share of the funds in the Trust Account. As a result, approximately $7.9 million was removed from the Trust Account to pay such holders, leaving approximately $8.2 million remaining in the Trust Account on the date of redemption.

F-32

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

As of March 31, 2026 and September 30, 2025, the common stock subject to redemption reflected in the balance sheets are reconciled in the following table:

Common stock subject to possible redemption, September 30, 2025	$15,983,315
Plus:
Remeasurement of carrying value to redemption value	121,098
Common stock subject to possible redemption, December 31, 2025	$16,104,413
Less:
Redemptions of Common Stock	(7,886,591)
Plus:
Remeasurement of carrying value to redemption value	108,311
Common stock subject to possible redemption, March 31, 2026	$8,326,133

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2026 and September 30, 2025, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (4.71)% and 24.16% for the three months ended March 31, 2026 and 2025, respectively, and (9.56)% and 24.13% for the six months ended March 31, 2026 and 2025, respectively. The effective tax rate differs from the statutory tax rate of 21% for the period ended March 31, 2026 and 2025, due to the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2026 and September 30, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-33

 IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Net (Loss) Income Per Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net (loss) income per share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the rights are contingent upon the occurrence of future events. As of March 31, 2026 and September 30, 2025, the rights are exercisable to purchase 605,525 shares of common stock in the aggregate. The weighted average of these shares was excluded from the calculation of diluted net (loss) income common stock since the inclusion of such rights would be anti-dilutive. The rights cannot be converted to shares of common stock prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

The following table reflects the calculation of basic and diluted net (loss) income per common stock (in dollars, except per share amounts):

	For the Three Months Ended March 31,				For the Six Months Ended March 31,
	2026		2025		2026		2025
	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income	$(162,136)	$(477,730)	$601,778	$222,348	$(179,312)	$(519,456)	$1,264,119	$467,075
Denominator:
Basic weighted-average shares outstanding	1,442,097	4,249,090	11,500,000	4,249,090	1,466,757	4,249,090	11,500,000	4,249,090
Basic and diluted net (loss) income per common share	$(0.11)	$(0.11)	$0.05	$0.05	$(0.12)	$(0.12)	$0.11	$0.11

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on the cash account and management believes that the Company is not exposed to significant risks on such account. Uninsured cash amounts as of March 31, 2026 and September 30, 2025, are $0 and $966,065, respectively.

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

F-34

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which includes a full exercise by the underwriter of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, and one right. Each right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of the Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 610,500 Private Placement Units at a price of $10.00 per Private Placement Unit from the Company in a private placement. Each Private Unit will consist of one share of common stock (“Private Placement Share”) and one right (“Private Placement Right”). Each Private Placement Right will entitle the holder to receive one-twentieth of one share of common stock at the closing of a Business Combination. Certain proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placements Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 2, 2020, the Sponsor subscribed to purchase an aggregate of 4,312,500 shares (the “Founder Shares”) for a subscription price of $3,000. On October 26, 2023, the Sponsor agreed to surrender an aggregate of 1,068,910 shares of the Company’s common stock for no consideration, which were cancelled, resulting in the Sponsor holding an aggregate of 3,243,590 Founder Shares. The subsequent cancellation is retrospectively reflected in the financial statements from day one.

The Company maintains the ownership of Founder Shares by the initial stockholders at 22.0% of the Company’s issued and outstanding shares of common stock upon the consummation of the Initial Public Offering, not including the Private Placement Shares or the Representative Shares. Up to 423,077 Founder Shares held by the initial stockholders are no longer subject to forfeiture due to the underwriters’ over-allotment option exercised in full at the Initial Public Offering.

The initial stockholders and the officers and directors have agreed not to transfer, assign or sell any of the Founder Shares until the earlier of (i) six months after the date of the consummation of the Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after its initial business combination that results in all of its public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, the Founder Shares will be released from the lock-up.

Due to Sponsor

During the quarterly period ended March 31, 2026, the Sponsor loaned the Company $10,000. During the annual period ended September 30, 2025, the Company incurred travel expenses amounting to $2,788, which are reimbursable by Su De Tang Global Corporation. The reimbursement was paid to the Company through the proceeds of the working capital loans. As of March 31, 2026 and September 30, 2025, the Company had due to Sponsor, non-interest bearing and due on demand, in the amount of $10,788 and $2,788, respectively.

F-35

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Subscription Agreements

From October 2023 through January 2024, the Company’s Sponsor entered into six subscription agreements to sell membership interests in the Sponsor to members of management, directors and director nominees. The membership interests represent the indirect equivalent of 525,000 Founders Shares which equates to 16.19% of the 3,243,590 Founders Shares issued and outstanding. The total purchase price paid for the membership interests was $2,500. The Company modified the agreements in February 2024, with the intent to clarify that the Founder Shares are “earned upon the completion of a successful Business Combination” and the modified agreement is to be effective contemporaneously with the date and time of the initial subscription agreements. The sale of the membership interests to the Company’s management, directors and director’s nominees is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.

On January 22, 2024, one of the subscription agreements representing an indirect equivalent of 100,000 Founders Shares or 3.08% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding was terminated and $500 was paid to the subscriber as a result of the termination of the agreement.

On September 11, 2024, one of the subscription agreements representing an indirect equivalent of 100,000 Founders Shares or 3.08% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding was amended in which the Sponsor granted an additional 50,000 Founder Shares bringing the total to 150,000 Founder Shares or 4.62% of the 3,243,590 Founders Shares (with over-allotment) issued and outstanding. The total purchase price paid for the membership interest was $750.

The fair value of the 425,000 shares granted through March 28, 2024, to the Company’s directors and director nominees was approximately $1,734,000 or approximately $4.08 per share. The fair value of the additional 50,000 shares granted on September 11, 2024, to the Company’s directors and director nominees was approximately $499,000 or approximately $9.98 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2026, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

The Founder Shares issued to the directors and director nominees were valued using a Black-Scholes model. The following criteria presents the quantitative information regarding market assumptions used in the Founder Share valuations:

	November 15, 2023	January 15, 2024
Volatility	5.0%	5.0%
Risk-free rate	4.8%	4.1%
Spot price	$8.95	$9.32
Discount of lack of marketability (DLOM)	0.2%	0.4%

Administrative Support Agreement

The Company entered into an Administrative Services Agreement pursuant to which the Company agreed to pay the Chief Financial Officer a sum of $5,000 per month commencing on October 1, 2023. Upon completion of the initial business combination or the liquidation, the Company will cease paying these monthly fees. On January 22, 2024, the Company’s Chief Financial Officer resigned, and the Administrative Services Agreement was terminated.

On January 22, 2024, the Company appointed a new Chief Financial Officer and entered into an Administrative Services Agreement dated January 24, 2024, pursuant to which the Company agreed to pay the Chief Financial Officer a sum of $5,000 per month commencing at the time of the Initial Public Offering closing. The agreement further specified that upon completion of the initial business combination or the liquidation, the Company will cease paying these monthly fees.

For the three and six months ended March 31, 2026, the Company incurred $15,000 and $30,000 in fees for these services, respectively, of which $15,000 is recorded as accrued expenses in the balance sheet as of March 31, 2026. For the three and six months ended March 31, 2025, the Company incurred $15,000 and $30,000 in fees for these services, respectively, of which $15,000 is recorded as accounts payable and accrued expenses in the balance sheet as of March 31, 2025.

F-36

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCY

Registration Rights

The holders of the Founder Shares, Private Placement Units (and their underlying securities) any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities), and Representative Shares are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement and Business Combination Marketing Agreement

The Company engaged I-Bankers to act as Underwriters on the Initial Public Offering of the Company’s Units, for $115,000,000 and the simultaneous listing on the Nasdaq Global Market. The Underwriters had a 30-day option to purchase up to an additional 1,500,000 Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On March 28, 2024, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the over-allotment option to purchase an additional 1,500,000 Units at a price of $10.00 per Unit.

The Underwriters were entitled to a cash underwriting discount of $0.30 per Unit, or $3,450,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, under a business combination marketing agreement, the Company engaged I-Bankers to provide marketing services in connection with the Business Combination and will pay I-Bankers a cash fee for such marketing services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering (the “M&A fee”) or $4,025,000 in the aggregate. If the Company doesn’t complete a business combination, no fee will be due. In addition, the Company will pay the I-Bankers a finder fee equal to 1.0% of the consideration issued to a target if the business combination is consummated with a target introduced by the I-Bankers.

On the closing of the Initial Public Offering, pursuant to the underwriting agreement, the Company issued as compensation 395,000 shares of common stock for no cash consideration (the “Representative Shares”).

Working Capital Loan

On September 16, 2024, the Company issued an unsecured promissory note in the principal amount of $150,000 to Su De Tang Global Corporation (the “Working Capital Loan”). The principal balance of this Promissory Note represents the first of potentially three instalments of the Working Capital Loan. The Working Capital Loan bears no interest and will be extinguished without any payment required at the consummation of a Business Combination with Su De Tang Global Corporation. The Company has borrowed a total of $147,629 under the Working Capital Loan. As of September 30, 2025, the Company repaid an amount of $147,629. Borrowings under the note are no longer available.

NOTE 7. STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred Stock — The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and September 30, 2025, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of March 31, 2026 and September 30, 2025, there were 4,249,090 shares of common stock issued and outstanding, excluding 759,139 and 1,490,880 shares of common stock subject to possible redemption, respectively.

F-37

IB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

As of March 31, 2026, assets held in the Trust Account were comprised of $8,188,994 in a money market fund that is invested primarily in U.S. Treasury Securities. For the quarterly period ended March 31, 2026, the Company had withdrawn $105,000 of interest earned on the Trust Account to pay for income taxes and $7,886,591 from the Trust Account in connection with redemption.

As of September 30, 2025, assets held in the Trust Account were comprised of $15,890,194 in a money market fund that is invested primarily in U.S. Treasury Securities. For the year ended September 30, 2025, the Company had withdrawn $1,711,366 of interest earned on the Trust Account to pay for income taxes and $106,131,025 from the Trust Account in connection with redemptions.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2026 and September 30, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.:

Description	Level	March 31, 2026	September 30, 2025
Assets:
Cash and investments held in Trust Account	1	$8,188,994	$15,890,194

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Financial Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews key metrics, which includes general and administrative expenses and interest and dividends earned on cash and investments held in Trust Account which are included in the statements of operations.

The key measures of segment profit or loss reviewed by our CODM are interest and dividends earned on cash and investments held in Trust Account and general and administrative expenses. The CODM reviews interest and dividends earned on cash and investments held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-38

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2025 and 2024

F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GNQ lnsilico Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GNQ lnsilico Inc. (the Company) as of December 31, 2025 and 2024, and the related statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements the Company has suffered recurring losses from operations and has cashflows used in operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

HTL International LLC

/s/ HTL International LLC

We have served as the Company’s auditor since 2025.

Houston, Texas

June 01, 2026

F-40

GNQ INSILICO INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in US dollars)

	As of December 31, 2025	As of December 31, 2024

Assets

Current assets
Cash (Note 3)	$-	$1,222
Other receivables (Note 4)	29,798	-
Total current assets	29,798	1,222

Non-current assets
Property, plant and equipment (Note 5)	$3,747	$-
Intangible under development (Note 6)	2,254,599	620,636
Due from related parties (Note 9)	3,314,235	1,793,058
Investment in a related party (Note 9)	371,151	764,769
Total non-current assets	5,943,732	3,178,463

Total assets	$5,973,530	$3,179,685

LIABILITIES

Current liabilities
Bank overdraft (Note 3)	$761	$-
Accounts payable and accrued liabilities (Note 7)	1,259,116	243,898
Payable to related parties (Note 9)	98,001	49,963
Due to a related party (Note 9)	-	1,149,344
Short-term loan from a related party (Note 9)	20,000	-
Total liabilities	1,377,878	1,443,205

Commitment and contingency (Note 15)	-	-
Shareholders’ equity (Note 8)
Common shares $0 par value; unlimited authorized (2025: 26,939,850 shares issued and outstanding (2024: 21,351,250 shares)(1)	-	-
Additional paid-in capital	13,599,823	8,359,353
Share subscription receivable	(72,961)	(69,498)
	13,526,862	8,289,855
Warrants	176,340	176,340
Share options granted	196,515	-
Accumulated deficit	(9,304,065)	(6,729,715)
Total shareholders’ equity	4,595,652	1,736,480
Total liabilities and shareholders’ equity	$5,973,530	$3,179,685

(1)	Reflects retrospectively the 10-for-1 forward stock split that became effective on February 05, 2026

The accompanying notes are an integral part of these consolidated financial statements.

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GNQ INSILICO INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in US dollars)

	For the year ended December 31, 2025	For the year ended December 31, 2024
Revenue	-	-
Operating expenses

Compensation expense	$(60,631)	$-
Professional and consulting fees	(1,460,928)	(741,414)
Share Compensation (Note 10)	(44,053)	(3,449,212)
Research and development (Note 12)	(347,933)	(687,492)
Business development	(35,964)	(21,780)
Administrative and management fee (Note 9)	(60,000)	(60,000)
General, administrative and other expenses	(99,338)	(7,036)
Depreciation and amortization	(70,896)	-
Loss before other expenses and income tax expense	$(2,179,743)	$(4,966,934)

Foreign exchange loss	(599)	(12,295)
Bank charges	(390)	(533)
Loss on fair value of investment	(393,618)	(1,361,481)
Net loss before income tax expense	(2,574,350)	(6,341,243)

Income tax expense	-	-
Net loss and comprehensive loss	$(2,574,350)	$(6,341,243)
Net loss per common share, basic and diluted (Note 13)	$(0.11)	$(0.37)
Weighted-average common shares outstanding, basic and diluted(1)	22,603,000	17,322,917

(1)	Reflects retrospectively the 10-for-1 forward stock split that became effective on February 05, 2026

The accompanying notes are an integral part of these consolidated financial statements.

F-42

GNQ INSILICO INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2025 and 2024

(in US dollars)

	Number of common shares	Additional paid-in capital	Share Subscription Receivable	Warrant	Equity Incentive Plan	Accumulated deficit	Total shareholders’ equity

Balance, January 1, 2024(1)	10,593,220	$403,138	$-	$34,643	-	$(388,472)	$49,309

Shares issued to Trenchant Technologies Capital Corp. (Note 8)	2,503,030	2,760,833	-	-	-	-	2,760,833
Founder shares issued (Note 8)	5,870,000	3,449,212	-	-	-	-	3,449,212
Private placements (Note 8)	2,385,000	1,746,170	-	-	-	-	1,746,170
Finder’s warrants issued during the year (Note 8)	-	-	-	141,697	-	-	141,697
Share subscription receivable (Note 8)	-	-	$(69,498)	-	-	-	(69,498)
Net loss for the year	-	-		-	-	(6,341,243)	(6,341,243)
Balance, December 31, 2024(1)	21,351,250	$8,359,353	$(69,498)	$176,340	-	$(6,729,715)	$1,736,480

Private placements (Note 8)	5,283,000	4,934,870	-	-	-	-	4,934,870
Shares issued in exchange for services (Note 8)	305,600	305,600	-	-	-	-	305,600
Grants issued during the year under the Equity Incentive Plan (Note 10)	-	-	-	-	$196,515	-	196,515
Foreign exchange adjustment	-	-	(3,463)	-	-	-	(3,463)
Net loss for the year	-	-	-	-	-	(2,574,350)	(2,574,350)
Balance, December 31, 2025(1)	26,939,850	$13,599,823	$(72,961)	$176,340	$196,515	$(9,304,065)	$4,595,652

(1)	Reflects retrospectively the 10-for-1 forward stock split that became effective on February 05, 2026

The accompanying notes are an integral part of these consolidated financial statements.

F-43

GNQ INSILICO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US dollars)

For the year ended	2025	2024

Net loss	$(2,574,350)	$(6,341,243)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	69,553	-
Depreciation of property, plant & equipment	1,343	-
Share-based compensation	-	3,449,212
Equity Incentive Plan	196,515	-
Advisory fees paid in shares	305,600	-
Loss on fair value of investment	393,618	1,361,481
Foreign exchange loss	599	12,295
	(1,607,122)	(1,518,255)
Changes in operating assets and liabilities:
Change in current assets	(29,798)	529,270
Change in loans payable	20,000	-
Change in accounts payable and accrued liabilities	1,059,955	18,403
Change in due to/from related party	(2,649,742)	(854,386)
Net changes in working capital	(1,599,585)	(306,713)

Net cash used in operating activities	(3,206,707)	(1,824,968)

Purchase of property, plant & equipment	(5,090)	-
Capitalized costs for intangible under development	(1,703,516)	(620,636)
Net cash used in investing activities	(1,708,606)	(620,636)

Change in subscription receivable	-	(72,650)
Equity Investments: private placements	4,930,091	2,586,979
Cost of share issuances	(16,000)	(67,503)

Net cash provided from financing activities	4,914,091	2,446,826

Net decrease in cash during the year	(1,222)	1,222
Cash at beginning of the year	1,222	-
Cash, at end of the year	$-	$1,222

Supplemental cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-44

GNQ INSILICO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

1.	Organization and Nature of Operations

GNQ Insilico Inc. (the “Company” or “GNQ”) was incorporated under the Canada Business Corporations Act on August 23, 2023, with its registered office located at 40 Temperance Street, Suite 3200, Bay Adelaide Centre – North Tower, Toronto ON M5H 0B4. Its principal office is located at #101-2275 Upper Middle Road East, Oakville, Ontario, L6H 0C3. These consolidated financial statements include the accounts of GNQ Insilico Inc. and its wholly-owned subsidiary, GNQ Insilico Inc., incorporated under the laws of California, United States, collectively referred to herein as the “Company”.

GNQ Insilico Inc. is a precision medicine tech-bio company whose principal business activity is the development and commercialization of proprietary software platforms that leverage multi-omics data, causal artificial intelligence, and emerging quantum computing technologies to accelerate and de-risk drug discovery and early clinical development. The Company’s product, the GNQ Drug Assessment Platform (the “DAP”), was successfully launched on September 13, 2025. GNQ’s DAP represents the first product release of the Company’s platform suite and marks the transition from the development stage to early revenue stage of operations. Revenues from DAP commenced in the first quarter of the fiscal year ending December 31, 2026. No revenues have been recognized in the financial statements for the year ended December 31, 2025. The Company also continues development of additional offerings within the GNQ platform suite as at December 31, 2025 (see Intangible under development, Note 6).

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

The consolidated financial statements have been prepared in accordance with US generally accepted accounting principles (“GAAP”) as defined by the Financial Accounting Standards Board (“FASB”). The consolidated financial statements are presented in United States dollars, which is the Company’s functional and reporting currency. All intercompany balances and transactions have been eliminated on consolidation.

b)	Emerging Growth Company

The Company qualifies as an “Emerging Growth Company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an Emerging Growth Company, the Company is permitted to take advantage of certain reduced reporting requirements that are otherwise applicable to public companies.

These provisions include, but are not limited to:

●	Presenting only two years of audited financial statements and related Management’s Discussion and Analysis.
●	Reduced disclosure obligations regarding executive compensation.
●	Exemption from the requirement to obtain an auditor’s attestation on internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act.

The Company has elected to use the extended transition period for adopting new or revised accounting standards, as permitted under the JOBS Act. This means that the Company will adopt such standards on the dates applicable to private companies. The Company may choose to forgo these exemptions in the future, but any such decision will be irrevocable.

F-45

The Company will remain an Emerging Growth Company until the earliest of:

1.	The last day of the fiscal year in which it reaches $1.235 billion in annual gross revenues;
2.	The last day of the fiscal year following the fifth anniversary of its first sale of common equity securities under an effective registration statement;
3.	The date on which it becomes a “large accelerated filer”; or
4.	The date on which it issues more than $1 billion in non-convertible debt over a three-year period.

c)	Use of Estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and related disclosures. Such estimates include, but are not limited to, the fair value of stock-based compensation and investments in a related party and income tax valuation allowances. Actual results could differ from those estimates.

d)	Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As at December 31, 2025, the Company is a pre-revenue development stage enterprise in the process of being commercialized. For the year ended December 31, 2025, the Company had a net loss of $2,574,350 (2024: $6,341,243). As at December 31, 2025 there was an accumulated deficit of $9,304,065 (2024: $6,729,715), and a bank overdraft of $761 (2024: Cash balance of $1,222). The Company had a positive total shareholders’ equity as at December 31, 2025 of $4,595,652 (2024: $1,736,480).

The Company signed a revenue contract worth $10,750,000 during the year ended December 31, 2025, with revenue of $750,000 earned in the first quarter of 2026, with the balance to be over three years starting in 2026. In addition, the Company is in the process of signing additional revenue contracts of $99,300,000 in the first quarter of 2026. The Company is also in discussions with other potential customers for securing other revenue contracts which are expected to be signed in 2026.

The Company continues to attract equity investments in the Company. The Company is in the process of doing a de-SPAC transaction for listing on Nasdaq. The transaction is expected to be finalized in the third quarter of 2026. In this connection, PIPE and bridge financing are being arranged.

The Company’s ability to continue as a going concern is dependent upon obtaining additional equity or debt financing, generating revenues sufficient to cover operating costs, and continuing to execute on its commercialization strategy. The Company is aggressively pursuing its business leads to execute additional revenue contracts and deliver to customers.

While the company has substantial doubt about its ability to continue as a going concern provided the financing is not obtained or the revenue is not earned, management considers that, with financings arranged and revenue contracts signed, it is appropriate to treat the Company as a going concern over the foreseeable future. Accordingly, these consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

e)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents consist of deposits with commercial banks in checking and interest-bearing accounts. Bank overdrafts, if any, are classified as current liabilities in the balance sheet and are presented net within cash and cash equivalents for purposes of the statement of cash flows.

F-46

f)	Other Receivables

Other receivables consist of amounts due from third parties, including vendor overpayments and other short-term amounts collectible within one year. Receivables are stated at their net realizable value. Management evaluates the collectability of receivables and records an allowance for credit losses when collection is not probable. No allowance for credit losses has been recognized as of December 31, 2025, or 2024.

g)	Subscription Receivables

The Company recognizes share subscription receivables in cases where shares are issued but consideration has not yet been received. Where subscription obligations are to be settled through non-cash consideration, the receivable is recorded at the agreed upon fair value of the consideration to be received. Subscription receivables denominated in foreign currencies are translated into US dollars at the closing exchange rate at each balance sheet date, in accordance with ASC 830, Foreign Currency Matters.

h)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Additions and improvements to property and equipment are capitalized. The cost of maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Asset Category	Useful Life
Computer equipment	3 years
Furniture and fixtures	5 years
Office equipment	3 years
Leasehold improvements	Lesser of useful life or lease term

When assets are sold or disposed of, the cost and related accumulated depreciation is removed from their respective accounts, and the resulting gain or loss is reported in the consolidated statement of operations.

i)	Investments

The Company’s investment in a related party is accounted for under the fair value option elected pursuant to ASC 825, Financial Instruments, or under the equity method pursuant to ASC 323, Investments – Equity Method and Joint Ventures, depending on the nature of the Company’s ownership interest and ability to exercise significant influence.

Depending on the nature of the instrument held, fair value is determined using inputs that may be classified within different levels of the fair value hierarchy established under ASC 820, Fair Value Measurement. The level of the hierarchy applied reflects the observability of the inputs used in the valuation if the investment includes more than one component, each component is evaluated separately and me be classified within a different level of hierarchy, depending on the observability of inputs used to value it.

j)	Intangible Assets under Development

Costs associated with the development of products in GNQ’s platform suite are capitalized as intangible assets under development in accordance with ASC 350-40, Internal-Use Software, and ASC 985-20, Costs of Software to be Sold, Leased or Marketed, as applicable.

Costs incurred prior to the establishment of technological feasibility are expensed as research and development cost in the period incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing necessary to confirm that the product can be produced to meet its design specifications, as evidence by the completion of a working model.

F-47

Capitalization of development costs commence when management determines that the technological feasibility of the specific platform has been established and it is probable that the project will be completed and the software will be used to perform the intended function.

Costs eligible for capitalization include direct labor, directly attributable third-party consulting and professional fees, and other direct incremental costs incurred during the application development stage. Capitalization ceases when the product is available for general release. Costs incurred during the preliminary project stage and post-implementation/operational stage are expensed as incurred.

Once the asset is available for its intended use, it is amortized on a straight-line basis over its estimated useful life. Intangible assets are assessed for impairment at each reporting date.

Capitalized costs are recorded at cost less accumulated amortization and any impairment write-downs.

k)	Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable in accordance with ASC 360, Property, Plant and Equipment. Recoverability is assessed by comparing the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount exceeds the estimated undiscounted future cash flows, an impairment loss is recognized for the excess of the carrying amount over the fair value of the asset. No impairment loss was recognized during the years ended December 31, 2025 or 2024.

l)	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities represent obligations arising from goods and services rendered to the Company during the reporting period. These amounts are unsecured, non-interest-bearing, and generally due within one year.

m)	Short-Term Loan

Short-term loans are recognized initially at the proceeds received, net of transaction costs, if any. Borrowings are subsequently measured at amortized cost. The loan is classified as a current liability if due within twelve months of the balance sheet date.

n)	Related-Party Transactions

Related-party transactions are measured and recorded at the exchange amount, which is the consideration agreed upon by the related parties. The Company follows the guidance of ASC 850, Related Party Disclosures, in identifying related parties and disclosing material transactions and balances. Due to/from related parties are unsecured and non-interest-bearing unless otherwise indicated.

o)	Common Shares

Common shares are classified as equity. Incremental costs directly attributable to the issuance of common shares and warrants are recognized as a deduction from equity, net of any tax effects.

p)	Warrants

Warrants issued as part of equity financings are classified as equity instruments and measured at fair value at the date of issuance. Warrants are assessed for equity vs. liability. Equity warrants are fair valued once whereas liability warranted fair valued at each reporting period. For the years ended December 31, 2025 and 2024, there were no liability warrants. The fair value allocated to warrants is credited to the warrants component within shareholders’ equity, with the residual amount allocated to share capital. The Company uses the Black-Scholes-Merton (“BSM”) option-pricing model to estimate the fair value of warrants on the date of grant.

F-48

q)	Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation – Stock Compensation. The Company measures the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Share-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company uses the BSM option pricing model to estimate the fair value of stock options on the date of grant. The calculation of fair value included several assumptions that require management’s judgement.

The Company accounts for forfeitures as they occur. Compensation expense is recognized in the period in which the options vest, based on the number of options vesting during that period. For awards with graded vesting, each tranche is treated as a separate award. For grants where the vesting commencement date precedes the grant date, the cost attributable to pre-grant service is recognized on the grant date. Since the expense is recognized only for options that vest, no adjustment arises upon forfeiture of unvested options.

r)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company evaluates the likelihood of realization of deferred tax assets based on available evidence, including projected future taxable income, reversal of existing temporary differences, and available tax planning strategies.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the position will be sustained upon examination by tax authorities. Interest and penalties related to uncertain tax positions are included in income tax expense.

s)	Research and development expenses

All research and development expenses relating to inception of the project through to technological feasibility, including planning, architecture, design, data source identification and prototype development is expensed and included in the statement of operations.

Costs incurred after technological feasibility is established until the product is available for general release to customers are capitalized as an intangible asset. These costs include coding, testing and other direct costs of bringing the product to completion.

Costs related to production, training, maintenance, and customer support activities after the product is available for general release to customers are expensed as incurred and included in the statement of operations.

Research and development expenses include personnel-related costs (comprised of salaries, benefits and share-based compensation), consulting and professional fees and certain technology costs. These expenses are exclusive of depreciation and amortization. Research and development activities consist of continued development of the Company’s platform suite.

F-49

t)	Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenue and expense items are translated at the sport rate for the transaction day or average exchange rates for the period, whichever is easily available. Foreign exchange gains and losses are recognized in the statement of operations in the period incurred.

u)	Loss Per Share

Basic net loss per share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the treasury stock method and reflects the dilutive effect of outstanding stock options and warrants. In periods of net loss, all potentially dilutive securities are excluded from the computation of diluted earnings per share as their effect is antidilutive.

v)	Fair Value Measurements

The Company measures certain financial instruments at fair value in accordance with ASC 820, Fair Value Measurement, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level hierarchy for fair value inputs:

●	Level 1: Quoted prices in active markets for identical assets or liabilities.
●	Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
●	Level 3: Unobservable inputs supported by little or no market activity that are significant to the fair value of the assets or liabilities.

The carrying values of cash, other receivables, accounts payable and accrued liabilities, short-term loans, and due to/from related parties approximate their fair values given their short-term nature.

w)	Segment Information

The Company currently operates and is managed as a single operating segment. The Company’s chief operating decision maker is its Chief Executive Officer, who allocates resources and assesses performance at the consolidated level.

x)	Recently Adopted Accounting Standards

The Company reviews new accounting pronouncements as they are issued by FASB. There were no recently adopted accounting pronouncements that had a material effect on the Company’s financial statements for the year ended December 31, 2025 and 2024.

In June 2022, FASB issued Accounting Standard Update (“ASU”) 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. This guidance was issued to clarify the guidance in Topic 820, Fair Value Measurement when measuring the fair value of an open equity security subject to contractual restrictions that prohibit the sale of an equity security and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. These amendments are effective for fiscal years beginning after December 15, 2023. The adoption of this standard did not have a significant impact on the company’s consolidated financial statements.

F-50

In November 2023, FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to improve reportable segments disclosure requirements primarily through enhanced disclosures about significant segment expenses. The adoption of this standard did not have a significant impact on the company’s consolidated financial statements.

In December 2023, FASB issued ASU 2023-09, Income Taxes (Topic 740) Improvements to Income Tax Disclosures, which amends the codification to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 requires additional disaggregation of the reconciliation between the statutory and effective tax rate of an entity and of income taxes paid. For public business entities, the amendments are effective for annual years beginning after December 15, 2024. The Company adopted the ASU prospectively for the year ended December 31, 2025, the effect being only related to the disclosures with no impact on the results of operations or financial condition.

y)	Recently Issued Accounting Standards Not Yet Adopted

Management has reviewed all recently issued accounting standards and does not expect any of the issued but not yet effective standards to have a material effect on the Company’s financial statements.

In November 2024, FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40), which requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03 is effective for annual periods beginning after December 15, 2026. The Company is currently evaluating the impact of the ASU on its consolidated financial statements.

In July 2025, FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326) — Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for estimating expected credit losses. The amendments are effective for annual reporting periods beginning after December 15, 2025. The Company has not yet adopted ASU 2025-05 and is still evaluating the impact of the adoption on its consolidated financial statements.

In September 2025, the FASB issued ASU No. 2025-06, Accounting for internal-use software costs (Topic 350). The new standard amends specific aspects of the accounting for internal-use software costs including the criteria for capitalizing software costs. It also amends the related disclosure requirements. This standard will be effective starting the year 2029. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

In September 2025, FASB issued ASU No. 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606). The new standard refines the scope of the guidance on derivatives in Topic 815 and clarifies the guidance on shared-based payments from a customer in ASC 606. This standard will be effective for the Company starting the year 2027. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

In December 2025, FASB issued ASU No. 2025-10, Government Grants (Topic 832). The new standard adds guidance to ASC 832 on the recognition, measurement, and presentation of government grants. This standard will be effective for the Company starting the year 2029. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

3.	Cash and Cash Equivalents

As of December 31, 2025, the Company had a bank overdraft of $761 (2024: cash balance of $1,222). The overdraft balance reflects a timing difference between outstanding disbursements and available funds at the reporting date and was cleared in the normal course subsequent to year end.

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4.	Other Receivables

Other receivables are comprised of the following:

	2025	2024
Vendor receivable	$29,120	-
Employee receivables	678	-
Total	$29,798	-

As at December 31, 2025, the vendor overpayment receivable of $29,120 represented an overpayment made to a third-party service provider in connection with an invoice discrepancy identified during the year. The amount was received as a cash refund subsequent to year-end and has been fully recovered.

Employee receivables represent amounts advanced to employees or reclassified from accounts payable in respect of employee expense settlements. These amounts are non-interest bearing and are expected to be settled against future expense reimbursements in the normal course.

5.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	2025	2024
Computer equipment	$5,090	-
Less: Accumulated depreciation	(1,343)	-
Total	$3,747	-

During the year ended December 31, 2025, the Company acquired computer equipment at a cost of $5,090 (2024: nil). The asset is depreciated on a straight-line basis over a useful life of three years. The depreciation expense for the year ended December 31, 2025 was $1,343 (2024: nil).

6.	Intangible Under Development

a)	Continuity of Capitalized Software Development Costs

The following table summarizes intangible assets:

	Drug Assessment Platform	Digital Twins Platform	Drug Simulation Platform	Total
Balance, January 1, 2024	-	-	-	-
Additions: Capitalized costs	$605,830	$14,806	-	$620,636
Amortization	-	-	-	-
Balance, December 31, 2024	605,830	14,806	-	620,636
Additions: Capitalized costs	1,070,327	448,962	$184,227	1,703,516
Amortization	(69,553)	-		(69,553)
Balance, December 31, 2025	$1,606,604	$463,768	$184,227	$2,254,599

b)	Amortization:

Capitalized software costs are amortized on a product-by-product basis commencing upon general release, using the greater of: (i) the ratio of current gross revenues to current and anticipated future gross revenues from the product; or (ii) the straight-line method over the remaining estimated economic life of the product. For the product, Drug Assessment Platform, the estimated useful life has been determined to be five years from the general release date of September 13, 2025. This platform is being enhanced, and the customers will be transitioned to the enhanced updated version.

The amortization expense for the year ended December 31, 2025 was $69,553 (2024: nil).

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c)	Impairment:

At each balance sheet date, the Company compares the unamortized capitalized cost of each software product to its net realizable value (“NRV”), defined as estimated future gross revenues less estimated future costs of completing and disposing of the product. Any excess of unamortized cost over NRV is written off immediately and may not be subsequently restored.

7.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	2025	2024
Accounts payable	$618,622	$148,145
Payroll liabilities	225,334	-
Audit and legal fees accrual	404,883	95,000
Other accrued liabilities	10,277	750
Total	$1,259,116	$243,898

All trade accounts payable amounts are unsecured, non-interest bearing and are generally payable within 30-90 days. The significant increase in trade accounts payable during the year ended December 31, 2025 is primarily attributable to professional and consulting fees payable as the Company advances its development efforts and commercialization strategy.

Payroll liabilities represent statutory source deductions withheld from employee compensation and remitted subsequent to year end.

8.	Shareholder’s Equity

Common Shares:

The Company is authorized to issue an unlimited number of no par value common shares.

During the year ended December 31, 2023, the Company issued:

●	10,000,000 shares to its parent company, My Next Health Inc.; and
●	593,220 shares against cash received $529,270, less share issue expenses of $126,132 to Trenchant, a related party.

During the year ended December 31, 2024, the Company issued:

●	2,503,030 shares against cash and non-cash consideration of $2,970,030, less share issue expenses of $209,199 to Trenchant;
●	2,385,000 shares against private placements of $1,746,170 against cash and non-cash consideration received; and
●	5,870,000 founder shares to its executives. These shares were valued at $3,449,212 which amount was charged as share compensation expense.

During the year ended December 31, 2025, the Company issued:

●	5,283,000 shares against private placements of $4,950,870 against cash and non-cash consideration received, less share issue expenses of $16,000; and
●	305,600 shares to consultants for providing advisory services to the Company. These shares were valued at $305,600 which amount was charged as expense.

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Subsequent to the year end, on February 5, 2026, GNQ affected a 10-for-1 forward stock split of its common shares. In accordance with ASC 260, Earnings Per Share, where the number of common shares outstanding increases due to a stock split (or decreases via reverse split), the weighted-average number of shares, earnings per share, and option and warrant exercise prices, have been retroactively restated on a post-split basis as if the split had occurred at the beginning of the earliest period presented. Accordingly, the number of common shares outstanding as of December 31, 2025 on a post-split basis was 26,939,850 shares (2024: 21,351,250 shares).

Warrants:

During the year ended December 31, 2024, the Company issued 360,880 finder warrants to 2809539 Ontario Inc., a director of Trenchant, a related party, in respect of investment in the Company by Trenchant. These warrants were valued at $176,340 using the Black-Scholes valuation method.

Subscription Receivable:

As part of the Company’s 2024 private placement issuance of common shares, two subscribers each subscribed for 150,000 common shares of the Company at a price of C$1 (equivalent to US$0.7265) per share, for an aggregate subscription of C$150,000 (equivalent to US$108,975) per subscriber. In respect of each subscription, 100,000 shares were settled by way of cash proceeds, with the remaining 50,000 shares representing an obligation of C$50,000 (equivalent to US$36,325) per subscriber. This obligation was to be satisfied through the transfer of common shares of Green Sky Labs Inc. (“GSL”), a related party, at an agreed upon price of C$1.35 (equivalent to approximately US$0.985) per GSL share, resulting in an aggregate obligation to transfer 74,074 GSL common shares to the Company that was settled on April 1, 2026.

The subscription receivable, denominated in Canadian dollars, was initially recognized as at December 31, 2024, and has been translated into US dollars at the closing exchange rate at each balance sheet date in accordance with ASC 830, Foreign Currency Matters. Foreign exchange gains or losses arising from remeasurement at each period end are recognized in the Consolidated Statement of Operations. As at December 31, 2025, the share subscription receivable amounted to $72,961 (2024: $69,498).

Subscription receivable as at December 31, 2025 and 2024 has been shown as deduction in the Statement of Equity. These amounts were settled subsequent to the year end.

9.	Related-Party Transactions and Balances

Related-party relationships and transactions are identified and disclosed in accordance with ASC 850, Related Party Disclosures. Related parties include affiliates, principal owners (holders of 10% or more of the voting interest), management (including persons serving in management capacities as consultants and all members of the Board of Directors), immediate family members of management and entities controlled by or under common control with those parties.

a)	Board Member(s)

The Company did not pay any compensation to its sole director for services rendered in their capacity as director during the years ended December 31, 2025 and 2024. Subsequent to year-end, on February 5, 2026, the Company granted stock options to certain new board members (see Note 17, Subsequent Events).

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b)	Green Sky Labs Inc. (“GSL”)

GSL is the ultimate parent of the Company, primarily due to its ability to exercise control through management. GSL directly owns over 50% of My Next Health Inc., which holds approximately 37% of the Company’s issued and outstanding shares.

Pursuant to a management support and administrative services agreement dated September 1, 2023, GSL provides management and administrative services to the Company. During the year ended December 31, 2025, $60,000 was charged under this arrangement (2024: $60,000).

The Company and GSL are also parties to a revolving loan agreement, dated August 23, 2023, pursuant to which funds may be advanced and repaid between the parties from time-to-time on an unsecured, non-interest-bearing basis with no fixed terms of repayment. During the year ended December 31, 2025, an amount of $60,000 was charged as payable to GSL, while during the year ended December 31, 2024, net advances of $1,606,000 was made by the Company to GSL.

As at December 31, 2025, $1,612,672 was due from GSL (2024: $1,672,672).

c)	My Next Health Inc.

My Next Health Inc. (“MNH”) is a direct owner of approximately 37% of the Company’s issued and outstanding shares.

The Company and MNH entered into an IP license agreement dated November 30, 2023, whereby MNH granted the Company an exclusive, perpetual, royalty-free license to its intellectual property in consideration for shares of the Company.

MNH and the Company are also parties to a technical services agreement dated November 30, 2023, pursuant to which MNH may provide technical services upon request. No services were provided under this agreement for the years ending December 31, 2024, and 2025.

The Company and MNH are also parties to a revolving loan agreement pursuant to which funds may be advanced and repaid between the parties from time to time. During the year ended December 31, 2025, the Company advanced a net of $2,730,521 to MNH, while during the year ended December 31, 2024, net advances of $884,958 were made by MNH to the Company.

As at December 31, 2025, $1,701,563 was due from MNH, while as at December 31, 2024, an amount of $1,028,958 was due to MNH.

d)	Bearco Investments Ltd.

Bearco Investments Ltd. (“Bearco”) is a company controlled by a Director and President of GSL. Bearco provided an unsecured non-interest-bearing short-term loan of $20,000 to the Company on January 15, 2025, with no fixed terms of repayment.

e)	Trenchant Technologies Capital Corp. (“Trenchant”)

Trenchant owns approximately 11.5% of the Company’s issued and outstanding shares. Pursuant to a management agreement dated November 30, 2023, entered into as a condition of Trenchant’s equity investment, Trenchant was appointed manager of the Company, with no additional fees payable for services within scope (out-of-pocket expenses are reimbursable). Trenchant is entitled to attend all Board meetings and to nominate one member to the Board of Directors. Subsequent to year end, effective February 5, 2026, Trenchant’s nominee, Tom English, was appointed to the Board.

Other than the cash, stocks and warrants received from Trenchant, no amounts were paid or outstanding to Trenchant during the year ended December 31, 2025, and 2024.

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f)	2809539 Ontario Inc.

2809539 Ontario Inc. is owned by Tom English, who is a director of Trenchant (which owns approximately 11.5% of the Company’s issued and outstanding shares and is appointed a manager of the Company). Tom English was appointed a director of the Company subsequent to the year end, effective February 5, 2026.

In connection with the Trenchant equity investment, 2809539 Ontario Inc., acted as a finder and received cash finder’s fees of $109,844 (being equal to 8% of the cash proceeds raised) and 360,880 broker warrants, each exercisable to acquire one common share of the Company at C$1 (US$0.7296) exercise price, expiring five years from the date of issuance. The finder’s fee arrangement and Trenchant’s investment were negotiated and executed as an integrated transaction. The warrants issued had a fair value of $176,340.

g)	5 Palisades Plaza LLC

During the year ended December 31, 2025, in connection with certain private placement investments, the Company paid cash commissions of $9,000 and issued 7,000 common shares of the Company (valued at US$10 per share) as sales commission to 5 Palisades Place LLC, an entity owned by an executive of MNH.

During the year ended December 31, 2025, $1,500 was paid to Tsamutalis & Company, LLC, a company at which the MNH executive’s spouse is an employee in connection with the preparation of the Company’s US tax returns and related filings (2024: $1,500).

h)	Compensation of key management personnel

The Company entered into consulting arrangements with certain members of executive management and affiliated entities. During the year ended December 31, 2025, the Company incurred consulting fees of $1,016,000 (2024: $1,016,000) related to these arrangements and share-based compensation of nil (2024: $3,449,212).

i)	Compensation of immediate family members

The Company employed Nimish Saxena, the son of the CTO of the Company, as Data Lead. Compensation expense recognized in connection with this employment arrangement amounted to $170,366 (includes share-based compensation and other employee benefits) for the year ended December 31, 2025.

During the year ended December 31, 2024, Nimish Saxena provided consulting services to the Company, for which consulting fees of $14,805 were incurred. Effective January 1, 2025, Nimish Saxena transitioned from a consulting arrangement to full-time employment with the Company.

i.	Due from Related Parties

Amounts due from related parties consisted of the following:

	2025	2024
Due from Green Sky Labs Inc. (“GSL”)	$1,612,672	$1,672,672
Due from My Next Health Inc. – Canada	887,132	120,386
Due from My Next Health Inc. – US	814,431	-
Total	$3,314,235	$1,793,058

Amounts due from related parties are governed by revolving loan agreements dated August 23, 2023 entered into with both GSL and MNH. The arrangement operates on a non-interest bearing basis with no fixed terms of repayment and permits the netting of balances between the parties. Under these agreements, the net balance with each counterparty reflects cumulative advances made between the parties, reduced by expenses paid by GSL or MNH on behalf of the Company, and increased by expenses paid by the Company on behalf of GSL or MNH. These balances are not intended to be settled in full within twelve months and are therefore classified as non-current assets. The Company has assessed the recoverability of these balances and determined that no impairment is required as at December 31, 2025 or 2024.

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As at December 31, 2024, the net position with MNH represented a payable from the Company to MNH and was classified within due to related parties. As at December 31, 2025, the net position with MNH-US reversed to a receivable and has been reclassified accordingly to due from related parties.

ii.	Due to Related Parties

Amounts due to related parties consisted of the following:

	2025	2024
Due to My Next Health Inc.-US	-	$1,149,344
Total	-	$1,149,344

As at December 31, 2025, there were no net amounts due to related parties (2024: $1,149,344). The prior year balance included amounts due to MNH under the revolving loan agreement, which was reversed to a net receivable position as at December 31, 2025 and has been reclassified to due from related parties.

iii.	Accounts Payable to Related Parties

Amounts due to related parties in respect of accounts payable consisted of the following:

	2025	2024
Consulting fees payable to CTO	$88,022	$40,000
Payroll and consulting fees payable to Nimish Saxena	1,587	5,416
Expense reimbursement to the CEO	6,892	4,547
Fee payable to Tsamutalis & Company, LLC	1,500	-
Total	$98,001	$49,963

iv.	Short-term Loan

On January 15, 2025, the Company received an unsecured loan of $20,000 from Bearco. The loan has no fixed terms of repayment. In the absence of a contractual right to defer settlement for at least one year after the reporting date, and consistent with management’s intent to settle the obligation within the next twelve months, the loan is classified as a current liability as at December 31, 2025.

v.	Investment in a Related Party

The Company holds an investment in Trenchant. The continuity of this investment is as follows:

	Trenchant Common Shares	Trenchant Warrants	Total
Initial recognition (April 29, 2024)	$1,848,805	$277,445	$2,126,250
Loss on fair value of investment	(1,146,855)	(214,626)	(1,361,481)
Balance, December 31, 2024	701,950	62,819	764,769
Loss on fair value of investment	(333,502)	(60,116)	(393,618)
Balance, December 31, 2025	$368,448	$2,703	$371,151

On April 29, 2024, the Company received 10,100,000 common shares and 2,600,000 warrants of Trenchant, as non-cash consideration forming part of a broader investment arrangement in the common shares of GNQ. Trenchant’s common shares are listed on the Canadian Securities Exchanges (“CSE”).

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(a)	Trenchant Common shares

The Trenchant common shares were initially recognized at a fair value of $1,848,800 determined by reference to Trenchant’s quoted market price of C$0.25 (equivalent to approximately US$0.18) per share on the transaction date. The shares are subject to a voluntary lock-up agreement whereby 50% were restricted from transfer until April 29, 2025, and the remaining 50% until April 29, 2026. No discount for lack of marketability was applied as the transfer restriction is a characteristic of the Company as holder and not the underlying shares themselves. Accordingly, the Level 1 quoted market price was used without adjustment.

(b)	Trenchant Warrants

The 2,600,000 warrants of Trenchant, exercisable at C$0.50 (equivalent to approximately US$0.36) per share are expiring two years from the date of issuance. The warrants are classified as an equity investment and measured at fair value. The initial fair value of $277,445 was determined using the BSM option pricing model, with key inputs including a stock price of C$0.25 (equivalent to approximately US$0.18), an exercise price of C$0.50 (equivalent to approximately US$0.36), implied volatility of 142%, a risk-free rate of 4.25% and a two-year term. The Company has not exercised any of the warrants.

(c)	Subsequent measurement

The investment is carried at fair value at each reporting date, with changes recognized in the statement of operations as loss on fair value of investment. The common shares are classified within Level 1 of the fair value hierarchy based on the quoted market price of the Trenchant shares on the CSE at each measurement date. The warrants are classified within Level 3 given the use of unobservable inputs in the BSM option-pricing model. During the year ended December 31, 2025, the Company recognized a loss on fair value of investments of $393,618 (2024: $1,361,481), reflecting the decline in Trenchant’s quoted share price over the respective periods.

10.	Share-based Compensation

During the year ended December 31, 2025, the Company recognized total share-based compensation of $196,515 (2024: $3,449,212). The components of share-based compensation are as follows:

	2025	2024
Equity incentive plan (“EIP”):
Share-based compensation expense	$44,053	$-
Research and development expense	17,440	-
Capitalized to intangible assets under development	135,022	-
	196,515	-
Shares issued to management	-	3,449,212
Total share-based compensation	$196,515	$3,449,212

Of the total share-based compensation incurred during the year ended December 31, 2025, a portion was capitalized as part of the cost of the GNQ intangible asset under development in accordance with ASC 350-40, as it relates directly to employees engaged in the application development stage of the platform. The allocation between amounts expensed and capitalized is provided in the table above.

During the year ended December 31, 2024, $3,449,212 in share-based compensation was recognized as expense in connection with the issuance of 5,870,000 common shares to founding management team members (Chief Executive Officer and Chief Technology Officer) for services rendered. The fair value of the shares issued was determined based on the estimated fair value of the Company’s common shares on the date of issuance, adjusted for a 20% discount for lack of marketability.

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(a)	Equity Incentive Plan description

Effective January 1, 2025, the Company adopted the 2025 Equity Incentive Plan (the “EIP”), which authorized the Board of Directors to grant stock options, restricted share units, and other equity-based awards to the Company’s employees, officers, directors and consultants. The maximum number of shares issuable under the EIP is 10% of the issued and outstanding shares of the Company. As at December 31, 2025 there were 2,693,985 common shares issuable under the plan (2024: nil). Under the EIP, the Board has the authority to determine the recipients, number of awards, exercise price, vesting conditions, and expiry dates of each grant, subject to the terms of the EIP and applicable securities regulations.

During the year ended December 31, 2025, the Company granted 1,060,000 stock options across eleven separate grants at exercise prices ranging from US$2.00 to US$7.50 per option.

All options are exercisable into common shares of the Company on a one-to-one basis and expire between August 18, 2028, and November 1, 2035. No options were outstanding at the beginning of the year 2025. Adjusted for 1,060,000 issuances during the year ended December 31, 2025, the shares available for grant under the plan as at December 31, 2025 were 1,633,985 (2024: nil).

(b)	Stock Option Activity:

Stock option activity for the year was as follows:

	Number of options	Weighted average exercise price	Weighted average contractual term remaining	Aggregate intrinsic value
Beginning January 1, 2025	-
Granted	1,060,000	$4.68	-	-
Exercised	-	-	-	-
Forfeited	(81,666)	$4.94	-	-
Expired	-	-	-	-
Balance, December 31, 2025	978,334	$4.66	8.00 years	-
Exercisable, December 31, 2025	978,334

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2025 is nil, as the exercise prices of all outstanding options (US$2 - US$7.50 per share) exceed the Company’s share price of US$10 as at that date. The weighted-average grant-date fair value of options granted during the year was $4.87. As of December 31, 2025, there was $289,676 (2024: nil) of unrecognized compensation cost related to unvested stock options granted under the EIP, which is expected to be recognized over a weighted average period of 1.79 years.

(c)	Determination of Fair Value

EIP options are valued using the BSM Option Pricing model. The following are the weighted average valuation assumptions used for EIP awards granted during the periods presented:

	2025	2024
Valuation assumptions
Expected dividend yield	-	-
Expected volatility	82.10%	-
Expected term	7.78 years	-
Risk-free interest rate	3.10%	-

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The risk-free rate is the Bank of Canada zero-yield bond rate matching the contractual life of each grant. The contractual term is used as the expected term in the absence of sufficient historical exercise data. Expected volatility is based on the historical volatility of a comparable peer group of publicly traded companies over a period matching the expected term. No dividend yield is applied.

11.	Employee benefit plans – 401(k) Plan

	2025	2024
Capitalized to intangible assets under development	$9,172	-
Research and development expense	1,713	-
Compensation expense	1,672	-
Total	$12,557	-

Effective January 1, 2025, the Company entered into a defined contribution Pooled Employer 401(k) tax-deferred savings plan administered by a third-party service provider for all U.S. employees who meet certain eligibility requirements. Employees may contribute, on a pre-tax or post-tax basis, a percentage of their annual compensation, not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company matches up two-thirds (66 2/3%) of the employee’s contributions, up to a maximum match of 3.5% of gross wages for each employee. During the year ended December 31, 2025, the Company contributed $12,557 to the plan (2024: nil).

12.	Research and Development

The Company incurred the following research and development expenses:

	2025	2024
Consulting and professional fees	$147,496	$687,492
Direct labor costs	198,724	-
Employee benefits plan expenses	1,713	-
Total research and development	$347,933	$687,492

13.	Loss per Share

The following table sets forth the computation of basic and diluted net loss per share:

	2025	2024
Net loss	$(2,574,350)	$(6,341,243)
Weighted-average number of common shares outstanding	22,603,000	17,322,917
Basic and diluted net loss per share	$(0.11)	$(0.37)

Basic and diluted net loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company was in a loss position for all periods presented, therefore basic net loss per share and diluted net loss per share are the same for all periods as the inclusion of all potential common securities outstanding would have been anti-dilutive.

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14.	Income Taxes

The Company files income tax returns in Canada and the United States. The Company is in a net loss position for both accounting and tax purposes. No tax expense or benefit is booked as the realization of any tax loss carryforwards cannot be more likely than not to be realized, based on available evidence, including projected future taxable income.

There were no uncertain tax positions as at December 31, 2025 and 2024.

15.	Commitments and Contingencies

Purchase of Equipment

The Company has commitment to purchase multi-omics testing equipment amounting to $318,000 from a third-party supplier.

Indemnification

The Company has agreed to indemnify its officers and directors for certain events or occurrences, while the officer or director is or was serving at the Company’s request in such capacity. The Company has purchased directors and officers liability insurance coverage that provides for reimbursement to the Company for covered obligations and this is intended to limit the Company’s exposure and enable it to recover a portion of any amounts it pays under its indemnification obligations. The Company had no liabilities recorded for these agreements as of December 31, 2025 and December 31, 2024, as no amounts were probable.

Employee Agreements

The Company has signed employment agreements with certain key employees pursuant to which, if their employment is terminated following a change of control of the Company, the employees are entitled to receive certain benefits, including accelerated vesting of shares under EIP.

16.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, subscription receivable, other receivables and revolving loan receivables from related parties. The subscription receivable from two equity investors and other receivable were settled subsequent to the year ended December 31, 2025 The revolving loan receivables are from Company’s parent and ultimate parent companies and are expected to be settled in 2026.

17.	Subsequent Events

Management has evaluated events subsequent to the year ended December 31, 2025 up to June 1, 2026, for transactions and other events that may require adjustment of and/or disclosure in the consolidated financial statements.

Business combination agreement

On March 16, 2026, the Company entered into a Business Combination Agreement (“BCA”) with IB Acquisition Corp. (“IBAC”), a Nevada based special purpose acquisition company (“SPAC”). Pursuant to the BCA, the transaction will be affected by way of a plan of arrangement under Section 192 of the Canada Business Corporations Act, subject to approval by the Ontario Superior Court of Justice (Commercial List).

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Under the terms of the BCA, the aggregate arrangement consideration is valued at $500 million, subject to potential upward adjustment pursuant to revenue earnout and share price earnout provisions as outlined in the BCA. Upon closing, the shareholders of the Company will receive either Class A common shares of IBAC or exchangeable shares of a Canadian subsidiary of IBAC, in each case based on an exchange ratio derived by dividing 50,000,000 by the fully-diluted company common shares outstanding immediately prior to closing.

Consummation of the transaction is subject to customary closing conditions, including, among others, approval by the Company’s shareholders and IBAC’s stockholders, receipt of required regulatory approvals, effectiveness of a registration statement Form S-4 to be filed with the U.S. Securities and Exchange Commission, approval for listing of the combined company’s Class A common stock on Nasdaq, and a minimum available cash condition of $15 million at closing. The BCA contains customary termination rights for both parties. If closing does not occur before the 270-day anniversary of the BCA (subject to a potential 60-day extension), either party may terminate the agreement. A break-up fee of $10,000,000 is payable by the breaching party in the event of termination resulting from a material uncured willful breach or actual fraud.

The Company is unable to predict the outcome of the proposed transaction at this time. The financial statements do not reflect any adjustments that might result from the consummation of the arrangement.

Shareholder Support Agreement

Contemporaneously with the execution of the BCA, certain shareholders of the Company collectively holding sufficient number of votes to approve the arrangement, entered into a Shareholder Support Agreement pursuant to which they agreed, among other things, to vote in favor of the arrangement and to waive any dissent rights in connection therewith.

Bridge financing

Concurrently with the execution of the BCA, the Company entered into a side letter agreement with IBAC pursuant to which the Company is authorized to complete a bridge financing of up to $2,000,000 through the issuance of secured convertible promissory notes and accompanying common share purchase warrants. The convertible notes bear interest at 10% per annum, mature six months from issuance, and are convertible at the option of the holder into the Company’s common shares at a price equal to 80% of the deemed per-share value of the Company’s common shares, as adjusted pursuant to the exchange ratio set forth in the BCA. Each convertible note is accompanied by a 5-year warrant exercisable at the same conversion price, with the number of the Company’s underlying common shares determined on a discount to the $10 reference value of IBAC’s Class A common shares.

Secured promissory note

On March 16, 2026, the Company issued a $250,000 convertible note and related warrants to an investor introduced by IBAC as the initial draw under the bridge financing. Concurrently with this issuance, the Company entered into a General Security Agreement (“GSA”) with the convertible note holder. Pursuant to the GSA, GNQ granted the holder a general and continuing security interest over substantially all of GNQ’s present and after-acquired personal property and assets, including intellectual property, to secure all obligations owing under the convertible note. The GSA contains customary covenant and enforcement rights and remains in effect until all secured obligations have been discharged in full.

On May 4, 2026, the Company issued a secured convertible promissory note for $50,000 at an interest rate of 10% per annum.

F-62

South Carolina Laboratory Lease

On May 5, 2026, the Company entered into a sublease agreement with Clemson University, South Carolina for approximately 1,671 square feet of laboratory space located in Greenville, SC. The sublease has an initial term of one year commencing June 1, 2026, with up to three consecutive one-year renewal options. Either party may terminate upon 90-days written notice. Base rent is $40,104 per year ($3,342 per month), plus a monthly equipment access fee of $975, resulting in total committed payments of approximately $51,804 over the initial term.

Since the initial lease term is 12 months or less, the Company will utilize the short-term lease practical expedient under ASC 842, Leases, and will not recognize a right-of-use asset or lease liability in connection with this arrangement.

New Director Appointments

Effective February 5, 2026, the shareholders of the Company appointed three new directors to the Board of the company: Tom English, who is a director of Trenchant, Maliha Hashmi and Dave Johnson. In exchange for services provided, share-based compensation was issued. See Share Capital and Warrants below.

Share Capital and Warrants

Stock split

As described in note 8, on February 5, 2026, the Company affected a 10-for-1 forward stock split of its common shares.

Equity Incentive Plan (“EIP”)

On February 5, 2026, the Company granted 10,600 options to each of the three newly appointed directors (31,800 options in aggregate) at a nominal exercise price, with a three-year expiry.

On April 1, 2026, the Company granted a total of 160,000 options to newly hired employees under its EIP at an exercise price of $10 per share with a ten-year term. The grant will follow the customary vesting schedule for employee EIP grants, with 25% vesting upon the 6-month anniversary of the grant date, and the remaining vesting over the following 18 months.

The fair value of these options will be recognized as compensation expense over the applicable service period in accordance with ASC 718, Compensation – Stock Compensation.

Private Placement

Subsequent to year-end, the Company is in the process of completing a series of private placement subscriptions resulting in the issuance of 398,500 common shares for total aggregate consideration of $408,500, as described below.

250,000 common shares to be issued to a subscriber at $1.00 per share for aggregate consideration of $250,000. This subscriber is a convertible noteholder of MNH and is settling this transaction through assignment of his MNH promissory note to the Company in satisfaction of the purchase price. As a result of this transaction, MNH will be indebted to the Company in the amount of $250,000, which will be recognized as a note receivable by the Company.

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Further, 116,000 common shares were issued at $1.00 per share for aggregate consideration of $116,000, settled by way of non-cash consideration through the transfer of 110,476 common shares of GSL, at an agreed upon value of $1.05 per GSL share.

An additional 20,000 common shares were issued at $1.50 per share for aggregate cash consideration of $30,000.

As part of the Company’s 2024 private placement issuances, two subscribers each retained an outstanding obligation of C$50,000 (equivalent to US$36,480) to be satisfied through the transfer of GSL common shares at an agreed upon price of C$1.35 (equivalent to US$0.985) per share, resulting in an aggregate obligation to transfer 74,074 GSL common shares to the Company, which was effected on April 13, 2026, in full settlement of the obligation.

Related Party Loan Agreement

On March 9, 2026, the Company entered into a loan agreement with GNQI Holdings Inc. (“GNQI”), a related party, pursuant to which GNQI agreed to make available up to $2,500,000 to the Company for general corporate and working capital purposes. The facility is interest-free with no fixed repayment date and the amounts outstanding may be repaid in whole or in part at any time without penalty. To date, no amounts have been drawn under this facility.

Revenue Agreements

On September 25, 2025, the Company entered into a consulting services agreement with a customer, an unrelated private company, to provide AI-powered digital twin modeling and clinical trial support services in connection with the customer’s drug development program. The agreement has a two-year term and a total contract value of $750,000, with $250,000 payable in equity, and the remaining $500,000 payable in either equity or cash at the discretion of the customer. No revenue was recognized under this contract during the year ended December 31, 2025. Subsequent to year-end, the Company recognized the full contract value of $250,000 in the first quarter of 2026, to be settled through the issuance of the customer’s shares.

On November 20, 2025, the Company entered into a software services agreement with a hospital group to provide its DT platform to approximately 5,000 of the group’s employees. The agreement has a total contract value of $10,000,000 over three years, with year 1 fees of $5,000,000 structured across five milestone-based payments. No revenue has been recognized under this contract to date and management anticipates commencing this arrangement in the third or fourth quarter of 2026.

On March 11, 2026, the Company entered into an exclusive software license agreement with a company for use of the Company’s DT platform in the functional health clinic channel across North America. Fees are structured as a 4% royalty on net retail price per paying customer annually, plus $500 per genetic testing fee. The agreement has an initial three-year term with automatic renewal. No revenue has been recognized under this agreement as implementation has not yet commenced.

On April 22, 2026, the Company entered into a consulting agreement with a customer to provide its DAP services in connection with the customer’s lead drug development program. The agreement has a two -year term and a total contract value of $3,300,000 payable entirely in the customer’s equity. The Company commenced recognition of revenues related to this contract in in the first quarter of 2026.

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UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2026 and 2025

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GNQ INSILICO INC.
UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in US dollars)

	As at March 31, 2026	As at December 31, 2025

Assets

Current assets
Cash (Note 4)	$405,632	$-
Accounts receivable (Note 5)	250,000	-
Other receivables (Note 6)	1,322	29,798
Prepaid expenses (Note 7)	10,875	-
Due from related parties (Note 20)	1,686,335	-
Total current assets	2,354,164	29,798

Non-current assets
Prepaid expenses, non-current (Note 7)	$20,000	$-
Property, plant and equipment (Note 8)	3,323	3,747
Intangible under development (Note 9)	2,548,509	2,254,599
Due from related parties (Note 20)	-	3,314,235
Investment in a related party (Note 20)	398,524	371,151
Total non-current assets	2,970,356	5,943,732
Total assets	$5,324,520	$5,973,530

Liabilities

Current liabilities
Bank overdraft (Note 4)	$-	$761
Accounts payable and accrued liabilities (Note 10)	1,871,151	1,259,116
Payable to related parties (Note 20)	23,131	98,001
Convertible note payable (Note 11)	170,577	-
Short-term loan from a related party (Note 20)	20,000	20,000
Total current liabilities	2,084,859	1,377,878

Warrant liability (Note 11)	95,487	-
Total liabilities	2,180,346	1,377,878

Shareholders’ equity (Note 12)
Common shares $0 par value; unlimited authorized (March 31, 2026: 26,939,850 shares issued and outstanding; March 31, 2025: 22,271,250)(1)	-	-
Additional paid-in capital	13,599,823	13,599,823
Shares to be issued (net of issuance costs)	19,925	-
Share subscription receivable	(71,740)	(72,961)
	13,548,008	13,526,862
Warrants	176,340	176,340
Share options granted	255,349	196,515
Accumulated deficit	(10,835,523)	(9,304,065)
Total shareholders’ equity	3,144,174	4,595,652
Total liabilities and shareholders’ equity	$5,324,520	$5,973,530

(1)	Reflects retrospectively the 10-for-1 forward stock split that became effective on February 05, 2026.

The accompanying notes are an integral part of these consolidated financial statements.

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GNQ INSILICO INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(in US dollars)

	For the three- months ended March 31, 2026	For the three- months ended March 31, 2025

Revenue (Note 13)	$250,000	$-

Operating expenses
Cost of revenue	(139,470)	-
Compensation expense	(80,567)	(483)
Professional and consulting fees	(1,214,836)	(149,573)
Share Compensation (Note 14)	(34,297)	-
Research and development (Note 16)	(200,254)	(39,831)
Business development	(9,921)	(18,224)
Sales and marketing expense	(9,500)	-
Administrative and management fee	(15,000)	(15,000)
General, administrative and other expenses	(88,454)	(12,800)
Depreciation and amortization	(424)	(71)

Loss before other expenses and income tax expense	$(1,542,723)	$(235,982)

Foreign exchange loss	(85)	170
Interest expense	(1,001)	(147)
Gain/(loss) on fair value of investment (Note 20)	27,373	(168,965)
Gain/(loss) on fair value of debt instrument (Note 11)	(15,022)	-
Net profit/(loss) before income tax expense	(1,531,458)	(404,924)

Income tax expense (Note 17)	-	-

Net profit/(loss) and comprehensive profit/(loss)	$(1,531,458)	$(404,924)
Net loss per common share, basic and diluted (Note 18)	$(0.06)	$(0.02)
Weighted-average common shares outstanding, basic and diluted (1)	26,939,850	21,351,250

(1)	Reflects retrospectively the 10-for-1 forward stock split that became effective on February 05, 2026

The accompanying notes are an integral part of these consolidated financial statements.

F-67

GNQ INSILICO INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Three Months Ended March 31, 2026 and 2025
(in US dollars)

	Number of common shares (1)	Additional paid-in capital	Shares to be issued	Share subscription receivable	Warrant	Equity Incentive Plan	Accumulated deficit	Total shareholders’ equity
Balance, January 1, 2026(1)	26,939,850	$13,599,823	-	$(72,961)	$176,340	$196,515	$(9,304,065)	$4,595,652
Shares to be issued net of issuance costs (Note 8)	-		$19,925					19,925
Grants issued during the three months ended March 31, 2026, under the Equity Incentive Plan (Note 10)						58,834		58,834
Foreign exchange adjustment				1,221				1,221
Net profit for the three months ended March 31, 2026							(1,531,458)	(1,531,458)
Balance, March 31, 2026	26,939,850	$13,599,823	$19,925	$(71,740)	$176,340	$255,349	$(10,835,523)	$3,144,174

	Number of common shares(1)	Additional paid-in capital	Share subscription receivable	Warrant	Equity Incentive Plan	Accumulated deficit	Total shareholders’ equity
Balance, January 1, 2025	21,351,250	$8,359,353	$(69,498)	$176,340	-	$(6,729,715)	$1,736,480
Private placements (Note 8)	1,017,000	858,593					858,593
Grants issued during the three months ended March 31, 2025, under the Equity Incentive Plan (Note 10)					21,876		21,876
Foreign exchange adjustment			(62)				(62)
Net loss for the three months ended March 31, 2025						(404,924)	(404,924)
Balance, March 31, 2025	22,368,250	$9,217,946	$(69,560)	$176,340	$21,876	$(7,134,639)	$2,211,963

(1)	Reflects retrospectively the 10-for-1 forward stock split that became effective on February 05, 2026

The accompanying notes are an integral part of these consolidated financial statements.

F-68

GNQ INSILICO INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US dollars)

For the three-months ended	March 31, 2026	March 31, 2025

Net profit/(loss)	$(1,531,458)	$(404,924)

Adjustments to reconcile net profit/(loss) to net cash provided by/(used in) operating activities:
Amortization of intangible assets	69,547	-
Depreciation of property, plant & equipment	424	71
Equity Incentive Plan	58,834	21,876
(Gain)/loss on fair value of investment	(27,373)	168,965
(Gain)/loss on fair value of debt instrument	15,022	-
Accrued interest on promissory note	1,042
Foreign exchange loss	85	(170)
	(1,413,877)	(214,182)
Changes in operating assets and liabilities:
Change in current assets	(232,399)	-
Change in non-current prepaid expense	(20,000)	-
Change in loans payable	-	20,000
Change in accounts payable and accrued liabilities	537,540	84,068
Change in due to/from related party	1,627,900	(389,669)
Net changes in working capital	1,913,041	(285,601)

Net cash provided by/(used in) operating activities	499,164	(499,783)

Purchase of property, plant & equipment	-	(5,091)
Capitalized costs for intangible under development	(363,457)	(354,189)
Net cash used in investing activities	(363,457)	(359,280)

Change in subscription receivable	-	-
Private placements (shares issued/to be issued)	30,000	858,593
Cost of private placements (shares issued/to be issued)	(10,075)	-
Proceeds from convertible promissory note	250,000	-
Net cash provided from financing activities	269,925	858,593

Net increase/(decrease) in cash during the period	405,632	(470)
Cash at the beginning of the period	-	1,222
Cash, at end of the period	$405,632	$752

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	-	-

The accompanying notes are an integral part of these consolidated financial statements.

F-69

GNQ INSILICO INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months ended March 31, 2026, and 2025

1.	Organization and Nature of Operations

GNQ Insilico Inc. (the “Company” or “GNQ”) was incorporated under the Canada Business Corporations Act on August 23, 2023, with its registered office located at 40 Temperance Street, Suite 3200, Bay Adelaide Centre – North Tower, Toronto ON M5H 0B4. Its principal office is located at #101-2275 Upper Middle Road East, Oakville, Ontario, L6H 0C3. These consolidated financial statements include the accounts of GNQ Insilico Inc. and its wholly-owned subsidiary, GNQ Insilico Inc., incorporated under the laws of California, United States, collectively referred to herein as the “Company” or “GNQ”.

GNQ is a precision medicine tech-bio company whose principal business activity is the development and commercialization of proprietary software platforms that leverage multi-omics data, causal artificial intelligence, and emerging quantum computing technologies to accelerate and de-risk drug discovery and early clinical development. The Company’s product, the GNQ Drug Assessment Platform, was successfully launched on September 13, 2025. This platform represents the first product release of the Company’s platform suite and marks the transition from the development stage to early revenue stage of operations. Revenues from the Drug Assessment Platform commenced during the three months ended March 31, 2026. The Company also continues development of additional offerings within the GNQ platform suite as at March 31, 2026 (see Note 9 – Intangible Under Development).

2.	Business Combination Agreement

On March 16, 2026, the Company entered into a Business Combination Agreement (“BCA”) with IB Acquisition Corp. (“IBAC”), a Nevada based special purpose acquisition company (“SPAC”). Pursuant to the BCA, the transaction will be affected by way of a plan of arrangement under Section 192 of the Canada Business Corporations Act, subject to approval by the Ontario Superior Court of Justice (Commercial List).

Under the terms of the BCA, the aggregate arrangement consideration is valued at $500 million, subject to potential upward adjustment pursuant to revenue earnout and share price earnout provisions as outlined in the BCA. Upon closing, the shareholders of the Company will receive either Class A common shares of IBAC or exchangeable shares of a Canadian subsidiary of IBAC, in each case based on an exchange ratio derived by dividing 50,000,000 by the fully-diluted company common shares outstanding immediately prior to closing.

Consummation of the transaction is subject to customary closing conditions, including, among others, approval by the Company’s shareholders and IBAC’s stockholders, receipt of required regulatory approvals, effectiveness of a registration statement Form S-4 to be filed with the U.S. Securities and Exchange Commission, approval for listing of the combined company’s Class A common stock on Nasdaq, and a minimum available cash condition of $15 million at closing. The BCA contains customary termination rights for both parties. If closing does not occur before the 270-day anniversary of the BCA (subject to a potential 60-day extension), either party may terminate the agreement. A break-up fee of $10,000,000 is payable by the breaching party in the event of termination resulting from a material uncured willful breach or actual fraud.

Contemporaneously with the execution of the BCA, certain shareholders of the Company collectively holding sufficient number of votes to approve the arrangement, entered into a Shareholder Support Agreement pursuant to which they agreed, among other things, to vote in favor of the arrangement and to waive any dissent rights in connection therewith.

The Company is unable to predict the outcome of the proposed transaction at this time. The financial statements do not reflect any adjustments that might result from the consummation of the arrangement.

F-70

3.	Summary of Significant Accounting Policies

a)	Basis of Presentation

The unaudited interim condensed consolidated financial statements that accompany these notes have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), as defined by the Financial Accounting Standards Board (“FASB”), and pursuant to the rules and regulations of the SEC. Accordingly, certain information and footnote disclosures normally included in the annual financial statements have been condensed or omitted. There have been no material changes in the accounting policies from those disclosed in the audited consolidated financial statements and the related notes for the year ended December 31, 2025.

The interim financial information presented is unaudited and reflects all normal adjustments that are, in the Company’s opinion, necessary to provide a fair statement of the financial position, results of operations and cash flows for the periods presented.

These unaudited condensed interim consolidated financial statements are presented in United States dollars, which is the Company’s functional and reporting currency. All intercompany balances and transactions have been eliminated on consolidation.

b)	Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As at March 31, 2026, the Company had a net loss of $1,531,458 (March 31, 2025: net loss of $404,924), an accumulated deficit of $10,835,523 (December 31, 2025: $9,304,065), and a cash balance of $405,632 (December 31, 2025: bank overdraft of $761). The Company had total shareholder’s equity as at March 31, 2026 of $3,144,174 (December 31, 2025: $4,595,652).

During the three months ended March 31, 2026, the Company transitioned from a pre-revenue development stage enterprise to an early-stage revenue generating company. The Company recognized $250,000 during the period, which will be settled through the issuance of the customer’s equity securities (private company) rather than cash and, accordingly, does not provide immediate liquidity to fund operations.

During the year ended December 31, 2025, the Company also entered into a software services agreement with a total contract value of $10,000,000 anticipated to be earned over three years with year 1 fees anticipated to be $5,000,000. No revenue has been recognized under this contract to date and management anticipates commencing this engagement during the second half of 2026.

During the three months ended March 31, 2026, the Company also entered into an exclusive software license agreement for the use of its digital health platform in the functional health clinic channel across North America, structured as a royalty on net retail price per paying customer annually plus a per-unit genetic testing fee, with an initial three-year term and automatic renewal.

Subsequent to the three months ended March 31, 2026, on April 22, 2026, the Company also entered into a consulting agreement to provide its Drug Assessment Platform services in connection with the customer’s lead drug development program. The agreement has a two-year term and a total contract value of $3,300,000 payable entirely in the customer’s equity.

F-71

The Company is also in discussions with other potential customers for securing other revenue contracts which are expected to be signed in 2026.

As described in Note 2 – Business Combination Agreement, the Company’s de-SPAC transaction is expected to be finalized in the third quarter of 2026. In connection with this transaction, the Company is arranging Private Investment in Public Entity (“PIPE”) and Bridge Financing and continues to attract investments in the Company.

The Company’s ability to continue as a going concern is dependent upon obtaining additional equity or debt financing, generating revenues sufficient to cover operating costs, and continuing to execute on its commercialization strategy. The Company is aggressively pursuing its business leads to execute additional revenue contracts and deliver to customers.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. However, management is of the view that taking into consideration the revenue contracts signed, the pending de-SPAC transaction, and the financing arrangements being put in place, it is appropriate to prepare these financial statements on a going concern basis. Accordingly, these consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

c)	Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, using a five-step model to identify contracts, performance obligations, transaction price, allocation and recognition.

For the three months ended March 31, 2026, the Company’s revenue consists solely of consulting services. Consulting revenue is recognized over time or at a point in time as control of the promised services is transferred to customers, depending on the specific terms of the contract. For arrangements recognized over time, progress toward completion is measured using either input methods (such as time incurred) or output methods (such as the achievement of contractually defined phases, milestones or deliverables), depending on the contract terms. For contracts containing multiple performance obligations, the transaction price is allocated to each obligation based on its relative standalone selling price.

Non-cash consideration received from customers, including equity issued in lieu of cash fees, is generally measured at fair value at contract inception. If the fair value of the non-cash consideration cannot be reasonably estimated, it is measured indirectly by reference to the standalone selling price of the services promised. Upon formal issuance of the equity securities, the amount is reclassified to equity investments, with subsequent changes in fair value recognized within the consolidated statement of operations. Amounts received or billed in advance of performance are recorded as deferred revenue. Amounts invoiced but not yet settled are recorded as receivables, while amounts earned but not yet invoiced are recorded as contract assets.

d)	Convertible promissory note & warrants

The Company elected the Fair Value Option (“FVO”) under ASC 825-10, Financial Instruments to accounts for its convertible promissory note (and embedded conversion feature) as a single combined unit of account. This irrevocable election, made at issuance, precludes the bifurcation of the embedded conversion feature under ASC 815-15, Derivatives and Hedging. The convertible promissory note and embedded conversion feature are recorded at fair value upon initial recognition and remeasured at each balance sheet date, with changes in fair value recognized in earnings. Consequently, no debt proceeds are allocated to the conversion feature, and no debt discount is established or amortized.

F-72

The detachable warrants are freestanding financial instruments. Based on the Company’s evaluation under ASC 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Heding – Contracts in Entity’s Own Equity, the warrants did not qualify for equity classification. They are recorded as liabilities at fair value upon issuance and remeasured to fair value at each subsequent balance sheet date, with changes in fair value recognized in earnings.

The Company presents interest expense on the convertible promissory note separately form the fair value remeasurement line, using the stated coupon rate applied to outstanding principal. The residual change in fair value is presented as a single line within other income (expense).

All issuance costs, including cash commissions and the fair value of broker warrants, are expensed as incurred within the statement of operations.

e)	Recently Adopted Accounting Standards

In July 2025, FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326) — Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for estimating expected credit losses. The ASU provides a practical expedient permitting entities to assume that current conditions as of the balance sheet date remain unchanged for the remaining life of current accounts receivable and contract assets arising from revenue transactions when estimating expected credit losses. The amendments are effective for annual reporting periods beginning after December 15, 2025.

The Company adopted ASU 2025-05 effective January 1, 2026. For the three months ended March 31, 2026, the Company had no credit losses on its accounts receivable or contract assets, and accordingly, no allowance for credit losses was required. The adoption of ASU 2025-05 had no impact on the Company’s consolidated financial statements.

f)	Recently Issued Accounting Standards Not Yet Adopted

Management has reviewed all recently issued accounting standards and does not expect any of the issued but not yet effective standards to have a material effect on the Company’s financial statements.

In November 2024, FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220-40), which requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03 is effective for annual periods beginning after December 15, 2026. The Company is currently evaluating the impact of the ASU on its consolidated financial statements.

In September 2025, the FASB issued ASU No. 2025-06, Accounting for internal-use software costs (Topic 350). The new standard amends specific aspects of the accounting for internal-use software costs including the criteria for capitalizing software costs. It also amends the related disclosure requirements. This standard will be effective starting the year 2029. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

In September 2025, FASB issued ASU No. 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606). The new standard refines the scope of the guidance on derivatives in Topic 815 and clarifies the guidance on shared-based payments from a customer in ASC 606, Revenue from Contracts with Customers. This standard will be effective for the Company starting the year 2027. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

In December 2025, FASB issued ASU No. 2025-10, Government Grants (Topic 832). The new standard adds guidance to ASC 832, Government Grants on the recognition, measurement, and presentation of government grants. This standard will be effective for the Company starting the year 2029. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

F-73

4.	Cash and Cash Equivalents

Cash consists of deposits held with financial institutions. As of March 31, 2026, the Company had a cash balance of $405,632. As of December 31, 2025, the Company had an overdraft balance of $761, presented as Bank overdraft on the Consolidated Statement of Financial Position.

5.	Accounts Receivable

During the three months ended March 31, 2026, the Company commenced delivery under a consulting services agreement representing its first revenue generating activity. The agreement is governed by ASC 606, Revenue from Contracts with Customers.

In connection with this agreement, during the three months ended March 31, 2026, the Company earned revenues of $250,000 (three months ended March 31, 2025: nil). In accordance with the contract terms, this revenue is fixed as a dollar amount but contracted to be settled in equity securities of the customer.

No allowance for credit losses has been established as of the balance sheet date. Management has assessed the collectability of these balances and considers them fully recoverable. Management will re-evaluate collectability at each subsequent reporting date.

6.	Other Receivables

Other receivables are comprised of the following:

	March 31, 2026	December 31, 2025
Vendor receivable	$-	$29,120
Employee receivables	1,322	678
Total	$1,322	$29,798

Employee receivables represent amounts advanced to employee or reclassified from accounts payable in respect of employee expense settlements. These amounts are non-interest bearing and are expected to be settled against future expense reimbursements in the normal course.

As at December 31, 2025, the vendor overpayment receivable of $29,120 represented an overpayment made to a third-party service provider in connection with an invoice discrepancy identified during the year. During the three months ended March 31, 2026, the Company received full repayment of this amount, and accordingly, no vendor receivable balance remains outstanding as at March 31, 2026.

7.	Prepaid Expenses

Prepaid expenses comprise of the following:

	March 31, 2026	December 31, 2025
Current
Software subscription	$10,875	$-
Total current	$10,875	$-

Non-current
Payroll tax deposit	$20,000	$-
Total non-current	$20,000	$-

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The software subscription balance represents the unamortized portion of a prepaid annual subscription commencing January 1, 2026. The subscription is amortized on a straight-line basis over the twelve-month term, with $3,625 recognized in operating expenses during the three months ended March 31, 2026 (March 31, 2025: nil).

The payroll tax deposit represents funds held on deposit with the Company’s payroll services provider to facilitate payroll tax remittance services. This deposit is non-interest bearing and is expected to be held for the duration of the service arrangement, which has no fixed end date. Accordingly, this amount has been classified as a long-term asset.

8.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	March 31, 2026	December 31, 2025
Computer equipment	$5,090	$5,090
Less: Accumulated depreciation	(1,767)	(1,343)
Total	$3,323	$3,747

Computer equipment is depreciated on a straight-line basis over a useful life of three years. Depreciation expense for the three months ended March 31, 2026 was $424 (March 31, 2025: $71).

9.	Intangible Under Development

a)	Continuity of Capitalized Software Development Costs

The following table summarizes intangible assets:

	Drug Assessment Platform	Bio Avatar (formerly Digital Twins Platform)	Drug Simulation Platform	Total
Balance, January 1, 2025	$605,830	$14,806	$-	$620,636
Additions: Capitalized costs	1,070,327	448,962	184,227	1,703,516
Amortization	(69,553)	-		(69,553)
Balance, December 31, 2025	$1,606,604	$463,768	$184,227	$2,254,599
Additions: Capitalized costs	150,056	186,401	27,000	363,457
Amortization	(69,547)	-		(69,547)
Balance, March 31, 2026	$1,687,113	$650,169	$211,227	$2,548,509

b)	Amortization:

The amortization expense for the Drug Assessment Platform for the three months ended March 31, 2026 was $69,547 (March 31, 2025: nil).

c)	Impairment:

At each balance sheet date, the Company compares the unamortized capitalized cost of each software product to its net realizable value (“NRV”), defined as estimated future gross revenues less estimated future costs of completing and disposing of the product. Any excess of unamortized cost over NRV is written off immediately and may not be subsequently restored. No impairment loss was recognized during the three months ended March 31, 2026 or the year ended December 31, 2025.

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10.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	March 31, 2026	December 31, 2025
Accounts payable	$1,157,555	$618,622
Audit and legal fees accrual	661,388	404,883
Payroll liabilities	52,057	225,334
Other accrued liabilities	151	10,277
Total	$1,871,151	$1,259,116

All trade accounts payable amounts are unsecured, non-interest bearing and are generally payable within 30-90 days. The significant increase in trade accounts payable during the three months ended March 31, 2026 is primarily attributable to professional fees payable as the Company advances its capital markets efforts.

Payroll liabilities represent statutory source deductions withheld from employee compensation and remitted subsequent to the period end.

11.	Convertible Promissory Note

Concurrently with the execution of the BCA with IBAC, the Company entered into a side letter agreement with IBAC pursuant to which the Company is authorized to complete a bridge financing of up to $2,000,000 through the issuance of secured convertible promissory notes and accompanying common share purchase warrants (the “Warrants”).

On March 16, 2026, the Company issued a $250,000 note with an embedded conversion feature (the “Note”) and accompanying Warrants to an investor (the “Holder”) as the initial draw under the bridge financing. The Note bears interest at 10% per annum with all accrued interest payable in a single lump sum at maturity. The Note matures six months from the date of issuance. The Note is convertible into shares of the Company’s common stock at the option of the Holder under the terms of the note purchase agreement.

The Company also entered into a General Security Agreement (“GSA”) with the Holder. Pursuant to the GSA, the Company granted the holder a general and continuing security interest over substantially all of the Company’s present and after-acquired personal property and assets, including intellectual property, to secure all obligations owing under the Note. The GSA contains customary covenant and enforcement rights and remains in effect until all secured obligations have been discharged in full.

a)	Accounting treatment

The Company elected the FVO under ASC 825, Financial Instruments for the Note. Accordingly, the Note, inclusive of its embedded conversion feature and the detachable Warrants are classified as liabilities and carried at fair value, with changes in fair value recognized in earnings each period.

At issuance, the aggregate uncalibrated fair value of the Note (including the embedded derivative) and Warrants yielded by the underlying baseline models was $443,984, which exceeded cash proceeds of $250,000. To align the model with the transaction price at inception, the Company applied a calibration discount rate to both the Note and the Warrants. Using the Monte Carlo simulation, the discount rate was iteratively solved for the level at which the sum of the fair value of the Note and Warrants equaled total cash proceeds of $250,000, resulting in a calibrated discount rate of 43.69% at issuance. As a result, no day-one gain or loss was recognized.

For subsequent measurement, the selected discount rate considers the initial 43.69% calibrated rate as of the issuance date, adjusted for subsequent changes in the risk-free rate and the credit risk of the Company. For the period from issuance (March 16, 2026) through to March 31, 2026, the change in fair value (excluding $1,042 of contractual interest separately recognized as interest expense) resulted in a net loss of $15,022 recognized within the Statement of Operations. As of March 31, 2026, the excess of the outstanding principal amount of the Note over its fair value was $80,465 ($251,042 principal and interest less $170,577 fair value).

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The following table represents the fair value at issuance (March 16, 2026) and as at March 31, 2026:

	March 16, 2026	March 31, 2026
Convertible note payable, at fair value	$160,194	$170,577
Warrant liability, at fair value	89,806	95,487
Total	$250,000	$266,064

The following table represents the roll-forward of the Note and Warrant liabilities from the date of issuance (March 16, 2026) through March 31, 2026:

	Convertible Note (incl. conversion feature)	Warrant	Total
Opening Fair Value, January 1, 2026	$-	$-	$-
Fair Value at Issuance (March 16, 2026)	160,194	89,806	250,000
Change in Fair Value (recognized in earnings)	9,341	5,681	15,022
Interest expense accrual	1,042	-	1,042
Ending Fair Value, March 31, 2026	$170,577	$95,487	$266,064

The following table indicates the fair value compared to the unpaid principal balance:

	March 16, 2026	March 31, 2026
Unpaid principal and accrued interest	$250,000	$251,042
Fair value	160,194	170,577
Fair value over/(under) unpaid principal	$(89,806)	$(80,465)

b)	Determination of Fair Value

The fair value of the Note and Warrants are classified as Level 3 of the fair value hierarchy due to the use of significant unobservable inputs. The fair values of the Note and Warrants were estimated with the assistance of an independent third-party valuation specialist.

To value the Note, the specialist utilized a Monte Carlo simulation that incorporated a market-based discount rate applied to the debt host component alongside an option pricing model for the embedded conversion features. This model projects contractual cash flows based on management’s probability assessments of future milestone events. The underlying stock price of $18.5461 was derived from the $500 million target valuation in the BCA, divided by a fully diluted share count of 26,959,850 (includes unissued shares). Expected volatility was based on an annualized term-matched analysis of a guideline public company peer group. The debt discount rate was benchmarked against CCC-rated corporate bond yields. The fair value of the detachable Warrants was calculated using a standard option-pricing model.

The significant quantitative inputs used under these valuation methods were as follows:

Convertible Note (including embedded conversion feature):

	March 16, 2026	March 31, 2026
Valuation assumptions
Stock Price	$18.5461	$18.5461
Volatility	59.54%	62.63%
Risk-free interest rate	3.72%	3.72%
Debt discount rate	18.75%	19.12%
Expected term remaining	0.50 years	0.46 years
Note discount rate (calibrated)	43.69%	40.13%

Warrants:

	March 16, 2026	March 31, 2026
Valuation assumptions
Stock Price	$18.5461	$18.5461
Volatility	63.10%	62.41%
Risk-free interest rate	3.80%	3.92%
Discount rate	-	-
Expected term remaining	5 years	4.96 years

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c)	Interest expense

Interest expense on the Note for the three months ended March 31, 2026, consists entirely of contractual interest accrued at 10% per annum. The total interest accrued and expensed in connection with the Note amounted to $1,042 for the three months ended March 31, 2026.

12.	Shareholder’s Equity

Common Shares:

The Company is authorized to issue an unlimited number of no-par value common shares.

During the three months ended March 31, 2026, the Company received proceeds of $30,000 pursuant to a private placement subscription. Direct and incremental costs of $10,075 were netted against the proceeds, resulting in a net amount of $19,925. As the corresponding 20,000 common shares were not formally issued until April 1, 2026, the proceeds were classified as “Shares to be issued” within shareholder’s equity as of March 31, 2026. During the comparative three months ended March 31, 2025, the Company issued 1,017,000 common shares for cash and non-cash consideration of $858,593.

During the three months ended March 31, 2026, the Company recognized $58,834 of share-based compensation expense in connection with vested awards under the Company’s Equity Incentive Plan (“EIP”) (March 31, 2025: $21,876). See Note 14 – Share-based Compensation for additional details.

Stock split:

On February 5, 2026, the Company affected a 10-for-1 forward stock split of its issued and outstanding common shares. In accordance with ASC 260, Earnings Per Share (EPS), the weighted-average shares outstanding, earnings/(loss) per share, and the exercise prices of the outstanding options and warrants have been retroactively restated on a post-split basis as if the split had occurred at the beginning of the earliest period presented. Accordingly, the number of common shares outstanding as of March 31, 2026 was 26,939,850 shares (December 31, 2025: 26,939,850 shares).

Subscription Receivable:

As of March 31, 2026, the share subscription receivable balance was $71,740 (December 31, 2025: $72,961). This balance is presented as a deduction from shareholder’s equity. Subsequent to the period end, the aggregate obligation was settled in April 2026 through the transfer of GSL common shares to the Company.

13.	Revenue

The Company entered into a consulting services agreement with an unrelated customer to provide AI-powered regulatory-grade assessment, digital twin modeling and clinical trial support services in connection with the customer’s drug development program on September 25, 2025. The total contract value is $750,000 with performance and payments structured across Phase 1 ($250,000) and Phase 2 ($500,000).

Phase 1 fees were fully earned during the three months ended March 31, 2026, Pursuant to the agreement, this $250,000 obligation will be settled through the customer’s issuance of a variable number of its restricted private equity securities with an aggregate value of $250,000. Issuance is contingent upon specific equity financing or clinical trial milestones, as defined in the agreement. If shares are not issued by the contractual long-stop date, the obligation converts to a cash settlement.

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Phase 2 fees are structured across multiple milestone-based deliverables. Revenue for Phase 2 will be recognized over time using an output method upon milestone achievement and client acceptance. Phase 2 payments are payable in cash or, at the customer’s election, in equity.

Because the monetary value of both phases is contractually fixed, the transaction price is not subject to equity price fluctuations under ASC 606, Revenue from Contracts with Customers. Earned but unissued amounts are recorded as contract assets at the contractually fixed value and are reclassified to equity investments upon formal share issuance.

During the three months ended March 31, 2026, the Company recognized $250,000 of revenue under this arrangement. As of March 31, 2026, no shares have been issued and no cash has been received.

Executed Contracts not Yet Commenced

Although the following revenue agreements were executed either during or prior to the three months ended March 31, 2026, performance obligations have not yet commenced, and no revenue has been recognized:

●	On November 20, 2025, the Company entered into a three-year software services agreement with a hospital group for a total contract value of $10,000,000 ($5,000,000 in the first year across five milestones). Services commencement and revenue recognition are anticipated to begin later in 2026.

●	On March 11, 2026, the Company entered into an exclusive three-year regional software license agreement, consisting of a 4% usage royalty and a $500 per genetic testing fee. Implementation has not yet commenced.

14.	Share-based Compensation

The components of share-based compensation are as follows:

	March 31, 2026	March 31, 2025
Share-based compensation expense	$34,297	$-
Research and development expense	3,439
Capitalized to intangible assets under development	21,098	21,876
Total	$58,834	$21,876

Of the total share-based compensation incurred during the three months ended March 31, 2026 and March 31, 2025, a portion was capitalized as part of the cost of the GNQ intangible asset under development in accordance with ASC 350-40, Intangibles – Goodwill and Other – Internal-Use Software, as it relates directly to employees engaged in the application development stage of the platform. The allocation between amounts expensed and capitalized is provided in the table above.

As at March 31, 2026, there were 2,693,985 common shares issuable under the EIP (December 31, 2025: 2,693,985). A total of 31,800 options were granted during the three months ended March 31, 2026 (Mar 31, 2025: 198,333, net of forfeitures). The weighted average grant date fair value of the granted options amounted to $31,507.

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EIP options are valued using the Black-Scholes method. The following are the weighted average valuation assumptions used for EIP awards granted during the periods presented:

	Three months ended March 31, 2026	Three months ended March 31, 2025
Valuation assumptions:
Expected dividend yield	-	-
Expected volatility	85.00%	75.00%
Expected term	3.00 years	9.59 years
Risk-free interest rate	2.70%	3.22%

The risk-free rate is the Bank of Canada zero-yield bond rate matching the contractual life of each grant. The contractual term is used as the expected term in the absence of sufficient historical exercise data. Expected volatility is based on the historical volatility of a comparable peer group of publicly traded companies over a period matching the expected term. No dividend yield is applied.

As of March 31, 2026, there was $262,349 (December 31, 2025: $289,676) of unrecognized compensation cost related to unvested stock options granted under the EIP, which is expected to be recognized over a weighted average period of 1.79 years.

15.	Employee benefit plans – 401(k) Plan

The Company incurred the following employee benefit plan expenses:

	Three months ended March 31, 2026	Three months ended March 31, 2025
Capitalized to intangible assets under development	$3,833	-
Research and development expense	3,221	-
Compensation expense	1,885	-
Total	$8,939	-

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16.	Research and Development

The Company incurred the following research and development expenses:

	Three months ended March 31, 2026	Three months ended March 31, 2025
Consulting and professional fees	$27,000	$39,831
Direct labor costs	169,815
Employee benefits plan expenses	3,439
Total	$200,254	$39,831

17.	Income Taxes

The Company files income tax returns in Canada and the United States. The Company is in a net loss position for both accounting and tax purposes. No tax expense or benefit is booked as the realization of any tax loss carryforwards cannot be more likely than not to be realized, based on available evidence, including projected future taxable income. There were no uncertain tax positions as at the three months ended March 31, 2026 and the year ended December 31, 2025.

18.	Loss per Share

The following table sets forth the computation of basic and diluted net loss per share:

	Three months ended March 31, 2026	Three months ended March 31, 2025
Net profit/(loss)	$(1,531,458)	$(404,924)
Weighted-average number of common shares outstanding	26,939,850	21,351,250
Basic and diluted net profit/(loss) per share	$(0.06)	$(0.02)

Basic and diluted net loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company was in a loss position for all periods presented, therefore basic net loss per share and diluted net loss per share are the same for all periods as the inclusion of all potential common securities outstanding would have been anti-dilutive.

19.	Commitments and Contingencies

Purchase of Equipment

As previously disclosed, the Company had a commitment to purchase multi-omics testing equipment from a third-party supplier. On June 26, 2026, the Company executed this commitment by purchase for a total cost of $343,080, including freight and shipping costs. The equipment was delivered to the South Carolina laboratory and invoiced by the supplier but has not yet been placed into service.

Indemnification

The Company has agreed to indemnify its officers and directors for certain events or occurrences, while the officer or director is or was serving at the Company’s request in such capacity. The Company has purchased directors and officers liability insurance coverage that provides for reimbursement to the Company for covered obligations and this is intended to limit the Company’s exposure and enable it to recover a portion of any amounts it pays under its indemnification obligations. The Company had no liabilities recorded for these agreements as of March 31, 2026, as no amounts were probable.

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Employee Agreements

The Company has signed employment agreements with certain key employees pursuant to which, if their employment is terminated following a change of control of the Company, the employees are entitled to receive certain benefits, including accelerated vesting of shares under the EIP.

20.	Related-Party Transactions and Balances

Related-party relationships and transactions are identified and disclosed in accordance with ASC 850, Related Party Disclosures. Related parties include affiliates, principal owners (holders of 10% or more of the voting interest), management (including persons serving in management capacities as consultants and all members of the Board of Directors), immediate family members of management and entities controlled by or under common control with those parties.

a)	Related parties

(i)	Board Member(s)

During the three months ended March 31, 2026, the Company granted an aggregate of 31,800 stock options (10,600 per director) to three newly appointed members of the Board of Directors. The options have a nominal exercise price, a three-year term, and vested immediately upon grant.

Consistent with the accounting treatment of all grants under the Company’s EIP, the Company estimated the grant-date fair value of these options using the BSM option-pricing model. Because the awards vested immediately, the Company recognized the entire $31,507 as share-based compensation expense during the three months ended March 31, 2026. The Company did not pay or award any compensation to members of its Board of Directors for services rendered in their capacity as directors for any prior period, including the three months ended March 31, 2025.

(ii)	Green Sky Labs Inc. (“GSL”)

During the three months ended March 31, 2026, $15,000 was charged under the management support and administrative services agreement (March 31, 2025: $15,000), resulting in a net amount owed by GSL to the Company as of March 31, 2026 of $1,597,672 (December 31, 2025: $1,612,672) under the revolving loan agreement.

(iii)	My Next Health Inc. (“MNH”)

During the three months ended March 31, 2026, the Company advanced funds amounting to $1,307,849 to MNH and received repayments of previous advances totaling $2,920,749. As of March 31, 2026, the outstanding balance due from MNH to the Company was $88,663 (Dec 31, 2025: $1,701,563).

(iv)	Bearco Investments Ltd.

As of March 31, 2026, the outstanding loan remained at $20,000 (December 31, 2025: $20,000).

(v)	Trenchant Technologies Capital Corp. (“Trenchant”)

Effective February 5, 2026, Trenchant’s nominee, Tom English, was appointed to the Board of Directors of the Company.

No amounts were paid or outstanding to Trenchant during the three months ended March 31, 2026 or the year ended December 31, 2025.

(vi)	Compensation of key management personnel

The Company entered into consulting arrangements with certain members of executive management and affiliated entities. During the three months ended March 31, 2026, the Company incurred consulting fees of $253,000 with related parties (March 31, 2025: $253,000) related to these arrangements.

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(vii)	Compensation of immediate family members

The Company employed Nimish Saxena, the son of the CTO of the Company, as Product Manager – Digital Twins. Compensation expense recognized in connection with this employment arrangement amounted to $46,311 (includes share-based compensation and other employee benefits) for the three months ended March 31, 2026 (March 31, 2025: $37,995).

b)	Due from Related Parties

Amounts due from related parties consisted of the following:

	March 31, 2026	December 31, 2025
Due from Green Sky Labs Inc.	$1,597,672	$1,612,672
Due from My Next Health Inc. (Canada)	-	887,131
Due from My Next Health Inc. (US)	88,663	814,432
Total	$1,686,335	$3,314,235

Amounts due from related parties are governed by revolving loan agreements dated August 23, 2023 entered into with both GSL and MNH. Under these agreements, the net balance with each counterparty reflects cumulative advances made between the parties, reduced by expenses paid by GSL or MNH on behalf of the Company, and increased by expenses paid by the Company on behalf of GSL or MNH.

During the three months ended March 31, 2026, there was a net reduction in the amounts due from MNH of $1,612,900 (the net impact of additional advances made to related parties of $1,307,849 offset by repayments made by related parties of $2,920,749). During the same period, there was a net reduction in the amounts due from GSL of $15,000.

The outstanding balances are intended to be settled in full within twelve months and are therefore classified as current assets. The Company has assessed the recoverability of these balances and determined that no impairment is required as at March 31, 2026.

c)	Accounts Payable to Related Parties

Amounts due to related parties in respect of accounts payable and accrued liabilities consisted of the following:

	March 31, 2026	December 31, 2025
Consulting fees & expense reimbursements to CTO	$16,342	$88,022
Expense reimbursement to the CEO	6,789	6,892
Payroll and expenses payable to Nimish Saxena	-	1,587
Accounting fees payable to related party	-	1,500
Total	$23,131	$98,001

d)	Short-term Loan

Short-term loan consisted of the following:

	March 31, 2026	December 31, 2025
Bearco Investments Ltd.	$20,000	$20,000
Total	$20,000	$20,000

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e)	Investment in a Related Party

The Company holds an investment in Trenchant. The continuity of this investment is as follows:

	Trenchant Common Shares	Trenchant Warrants	Total
Opening Balance, January 1, 2025	701,950	62,819	764,769
Loss on fair value of investment	(333,502)	(60,116)	(393,618)
Balance, December 31, 2025	$368,448	$2,703	$371,151
Loss on fair value of investment	30,068	(2,695)	27,373
Balance, March 31, 2026	$398,516	$8	$398,524

The investment is remeasured to fair value at each reporting date, with changes in fair value recognized within the Statement of Operations.

The Trenchant common shares are subject to a voluntary lock-up agreement whereby 50% were restricted from transfer until April 29, 2025, and the remaining 50% until April 29, 2026. No discount for lack of marketability was applied as the transfer restriction is a characteristic of the Company as holder and not the underlying shares themselves. Accordingly, the Level 1 quoted market price was used without adjustment.

The 2,600,000 warrants of Trenchant, exercisable at C$0.50 (equivalent to approximately US$0.36) per share expired on April 29, 2026. The Company has not exercised any of the warrants.

The Trenchant common shares are classified within Level 1 of the fair value hierarchy based on the quoted market price of the Trenchant shares on the Canadian Securities Exchange (“CSE”) at each measurement date. The warrants are classified within Level 3 given the use of unobservable inputs in the BSM option-pricing model. During the three months ended March 31, 2026, the Company recognized a gain on fair value of investments of $27,373 (March 31, 2025: loss of $168,965), reflecting the change in Trenchant’s quoted share price over the respective periods.

21.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, subscription receivable, other receivables and revolving loan receivables from related parties. The subscription receivable from two equity investors was settled subsequent to the three months ended March 31, 2026. The outstanding revolving loan receivables are from Company’s parent and ultimate parent companies and are expected to be settled in 2026.

22.	Subsequent Events

Management has evaluated events subsequent to the three months ended March 31, 2026 and up to July 6, 2026, for transactions and other events that may require adjustment of and/or disclosure to the consolidated financial statements.

Bridge financing and secured convertible promissory note

Concurrently with the execution of the BCA, the Company entered into a side letter agreement with IBAC pursuant to which the Company is authorized to complete a bridge financing of up to $2,000,000 through the issuance of secured convertible promissory notes and accompanying common share purchase warrants.

In addition to the $250,000 convertible promissory note issued during the three months ended March 31, 2026, the Company issued an additional $100,000 in promissory notes subsequent to quarter-end. Refer to Note 11 – Convertible Promissory Note for details on key terms.

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South Carolina Laboratory Lease

On May 5, 2026, the Company entered into a sublease agreement with Clemson University, South Carolina for approximately 1,671 square feet of laboratory space located in Greenville, SC. The sublease has an initial term of one year commencing June 1, 2026, with up to three consecutive one-year renewal options. Either party may terminate upon 90-days written notice. Base rent is $40,104 per year ($3,342 per month), plus a monthly equipment access fee of $975, resulting in total committed payments of approximately $51,804 over the initial term. Since the initial lease term is 12 months or less, the Company will utilize the short-term lease practical expedient under ASC 842, Leases and will not recognize a right-of-use asset or lease liability in connection with this arrangement.

Management agreements

Effective April 1, 2026, the Company’s Chief Operating Officer resigned from their position. Subsequent to year end, the Company entered into management agreements with a new Chief Financial Officer/Chief Revenue Officer and new Chief Medical Officer. Each agreement provides for customary compensation arrangements, including base compensation and performance-based initiatives.

Revenue agreement

On April 22, 2026, the Company also entered into a consulting agreement to provide its Drug Assessment Platform services in connection with the customer’s lead drug development program. The agreement has a two -year term and a total contract value of $3,300,000 payable entirely in the customer’s equity. The Company’s previous Chief Operating Officer (who resigned April 1, 2026), has material involvement in, or control over, the counterparty. Partial revenue from this agreement will be recognized during the three months ending June 30, 2026.

Equity Instrument Issuances

Subsequent to the three months ended March 31, 2026, the Company issued a total of 136,000 common shares. This total included 20,000 shares formally issued to fulfill share issuance obligations previously recorded within “Shares to be issued” as of March 31, 2026. The Company also issued 116,000 shares to two investors (one of whom is a related party by virtue of an executive role at MNH) in a non-cash transaction settled through the receipt of shares in the related party, GSL.

Additionally, the Company granted a total of 660,000 options under its EIP to certain new officers, employees, and consultants including newly appointed management team members. All granted options are subject to standard vesting schedules in accordance with the terms of the EIP.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our amended and restated articles of incorporation contain provisions that limit the liability of our current and former directors, officers, employees and agents for monetary damages to the fullest extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, unless the presumption that the directors have acted in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted, in which case directors may be liable for damages resulting from intentional misconduct, fraud or a knowing violation of law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

If the NRS is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated articles of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the NRS, as so amended. Any repeal or amendment of provisions of our amended and restated articles of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

The right to indemnification is conferred by our amended and restated articles of incorporation and is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if Nevada law requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated articles of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated articles of incorporation may have or hereafter acquire under law, our amended and restated articles of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated articles of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated articles of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated articles of incorporation.

II-1

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated articles of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the NRS.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
2.1†	Business Combination Agreement, dated March 16, 2026, by and between IB Acquisition Corp. and GNQ Insilico Inc. (included as Annex A to this proxy statement/prospectus)
2.2	Plan of Arrangement
3.1	Amended and Restated Articles of Incorporation of IB Acquisition Corp. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed March 29, 2024)
3.2	Bylaws of IB Acquisition Corp. (incorporated by reference to Exhibit 3.2 of the Form S-1 File No. 333-275650)
3.5	Form of Amended and Restated Certificate of Incorporation of the Combined Entity (included as Annex B to this proxy statement/prospectus)
3.6	Form of Bylaws of the Combined Entity (included as Annex C to this proxy statement/prospectus)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Form S-1 File No. 333-275650)
4.2	Specimen Rights Certificate (incorporated by reference to Exhibit 4.3 of the Form S-1 File No. 333-275650)
5.1*	Opinion of ArentFox Schiff LLP
8.1*	Tax Opinion of ArentFox Schiff LLP
10.1	Sponsor Support Agreement, dated March 16, 2026, by and among I-B Good Works 4, LLC, IB Acquisition Corp., and GNQ Insilico Inc. (included as Annex F to this proxy statement/prospectus)
10.2†	Shareholder Support Agreement, dated March 16, 2026, by and among the persons identified in Schedule 1 thereto, IB Acquisition Corp., and GNQ Insilico Inc. (included as Annex H to this proxy statement/prospectus)

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Exhibit No.	Description
10.3†	Side Letter regarding Bridge Financing, dated March 16, 2026, by and between IB Acquisition Corp. and GNQ Insilico Inc. (included as Annex J to this proxy statement/prospectus)
10.4	Warrants Certificate, dated March 16, 2026, executed by GNQ Insilico Inc.
10.5	Secured Convertible Promissory Note, dated March 16, 2026, by and between GNQ Insilico Inc. and Island Capital LLC.
10.6†	General Security Agreement, dated March 16, 2026, by and between GNQ Insilico Inc. and Island Capital LLC.
10.7	Form of PIPE Subscription Agreement (included as Annex H to this proxy statement/prospectus)
10.8	Form of Lock-Up Agreement (included as Annex I to this proxy statement/prospectus)
10.9	Form of Amended and Restated Registration Rights Agreement
10.10	Form of Exchangeable Share Terms
10.11	Form of Incentive Plan (included as Annex D to this proxy statement/prospectus)
10.12	Form of Voting and Exchange Agency Agreement
10.13	Form of SPAC Certificate of Designation
10.14*	Employment Agreement, dated May 31, 2026, by and between GNQ Insilico Inc. and Marciano Estigarribia
10.15*	Employment Agreement, dated May 26, 2026, by and between GNQ Insilico Inc. and Ridwaan Jhetam
10.16*	Consulting Agreement, dated September 1, 2023, by and between My Next Health Inc. and Rehan Huda
10.17*	Consulting Agreement, dated May 1, 2024, by and between GNQ Insilico Inc. and Sudhir Saxena
10.18†*	Joint Marketing Agreement, dated March 2026, by and between GNQ Insilico Inc. and International Business Machines Corporation
10.19*	Consulting Agreement, dated April 22, 2026, by and between GNQ Insilico Inc. and a related party
23.1	Consent of MaloneBailey LLP
23.2	Consent of HTL CPAs & Business Advisors
23.3*	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)
23.4*	Consent of Dentons Canada LLP (included in Exhibit 5.1)
24.1	Power of Attorney of IB Acquisition Corp. Directors (included on the IB Acquisition Corp. signature page)
24.2	Power of Attorney of GNQ Insilico Inc. Directors (included on the GNQ Insilico Inc. signature page)
99.1	Consent of Rehan Huda
99.2	Consent of Tom English
99.3	Consent of Maliha Hashmi
99.4*	Consent of David Johnson
99.5*	Consent of [Sponsor Designated Director]
99.6*	Form of Proxy Card
101	Interactive Data File
107	Filing Fee Table

†	Portions of this exhibit have been omitted pursuant to Item 601(b)(2)(ii) and Item 601(b)(10)(iv) of Regulation S-K. The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any omitted portion of this exhibit.

*	To be filed by amendment.

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Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

(5)	That, for the purpose of determining any liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, Florida on July 24, 2026.

IB ACQUISITION CORP.

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Al Lopez, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Al Lopez	Chairman and Chief Executive Officer and Director	July 24, 2026
Al Lopez	(Principal Executive Officer)

/s/ Christy Albeck	Chief Financial Officer	July 24, 2026
Christy Albeck	(Principal Financial and Accounting Officer)

	Vice Chairman	July 24, 2026
John Joyce

/s/ Jian Zhang	Director	July 24, 2026
Jian Zhang

/s/ Silvia Panigone	Director	July 24, 2026
Silvia Panigone

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakville, Ontario on July 24, 2026.

GNQ INSILICO INC.

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rehan Huda, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Rehan Huda	Chairman and Chief Executive Officer	July 24, 2026
Rehan Huda	(Principal Executive Officer)

/s/ Marciano Estigarribia	Chief Financial Officer	July 24, 2026
Marciano Estigarribia	(Principal Financial and Accounting Officer)

/s/ Tom English	Director	July 24, 2026
Tom English

/s/ Maliha Hashmi	Director	July 24, 2026
Maliha Hashmi

	Director	July 24, 2026
David Johnson

II-7

Annex A

Execution Version

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

BUSINESS COMBINATION AGREEMENT

by and between

IB Acquisition Corp.

and

GNQ Insilico Inc.

dated as of March 16, 2026

A-1

- i -

- ii -

Exhibits

- iii -

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of March 16, 2026 (this “Agreement”), is made and entered into by and between IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Arrangement Effective Time, pursuant to the Plan of Conversion set forth in Section 6.14 (the “Plan of Conversion”) and subject to the other terms and conditions of this Agreement, SPAC shall convert from a Nevada corporation to a Delaware corporation in accordance with Section 265 of the DGCL and NRS 92A.105 and NRS 92A.205 (the “Conversion”);

WHEREAS, concurrently with the Conversion, SPAC shall (a) file a certificate of incorporation with the Secretary of State of the State of Delaware in a form mutually agreed to by the parties hereto (the “SPAC Charter Upon Conversion”); and (b) adopt bylaws in a form mutually agreed to by the parties hereto (the “SPAC Bylaws Upon Conversion”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and SPAC desire to enter into a business combination transaction pursuant to which, among other things, by means of an Arrangement pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares (and, pursuant to a separate subscription, and the SPAC Certificate of Designation, will indirectly, pursuant to the Voting and Exchange Agency Agreement, subscribe for the SPAC Special Voting Share for par value (the “SPAC Special Voting Share Subscription”)), (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges and subscriptions described in clauses (a) and (b) the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock (the “Company Warrants Exchange”), (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (h), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, prior to the Closing, SPAC, the Company and the Key Company Shareholders will enter into a voting and support agreement in the form attached hereto as EXHIBIT C (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (a) will not transfer, and will vote, their Company Common Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, and (b) will not exercise, and will waive, rights in respect of Dissent Rights;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is receiving an initial amount of $250,000 of the Bridge Financing, which is being arranged by SPAC and I-B Good Works 4, LLC (the “Sponsor”), with the remainder to also be arranged by the SPAC and Sponsor prior to Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and the Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as EXHIBIT D (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (a) will not transfer, and will vote, its shares of SPAC Capital Stock or any additional shares of SPAC Capital Stock it acquires prior to the SPAC Stockholder Meeting in favor of this Agreement and each of the Transaction Proposals, (b) will not redeem any shares of SPAC Capital Stock in connection with the Transactions, and (c) waives its anti-dilution rights under the SPAC Charter;

WHEREAS, prior to the Closing, SPAC and certain holders of Company Securities will enter into a lock-up agreement in the form attached hereto as EXHIBIT E (the “Lock-Up Agreement”) pursuant to which, among other things, such holders of Company Securities will not sell, for the period set forth in the Lock-Up Agreement, the shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares (as applicable) that they will receive in the Transactions or upon exercise of any Replacement Options;

WHEREAS, at the Closing, the Registration Rights Agreement (the “Original RRA”), dated March 25, 2024, by and among SPAC, Sponsor and the other stockholders of SPAC party thereto, will be amended and restated substantially in the form attached hereto as EXHIBIT F (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, SPAC will agree to provide the Key Company Shareholders and the other Persons party to the Original RRA with certain registration rights;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that for the Plan of Conversion, the Conversion and other transaction contemplated by this Agreement are advisable, fair to and in the best interests of SPAC and its stockholders, (b) adopted, approved and declared advisable this Agreement, the Plan of Conversion, the Conversion and the other Transactions, in accordance with the requirement of the NRS, (c) directed that this Agreement, the Plan of Conversion and the Conversion be submitted to the stockholders of SPAC for adoption and approval, and (d) determined to recommend to its stockholders the approval and adoption of this Agreement, the Plan of Arrangement, the Conversion and the Transactions contemplated hereby and thereby (the “SPAC Board Recommendation”), and, as of the date of this Agreement, none of such resolutions has been amended, rescinded or modified;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Arrangement is in the best interests of the Company, and that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement, to undertake the Conversion and to consummate the Transactions, and (b) approved this Agreement and Conversion and agreed to recommend that eligible Company Shareholders vote in favor of the Company Arrangement Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, (i) it is intended that the Conversion will (A) be completed prior to the transactions described in (ii) and (B) qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code and (ii) it is expected that the Company U.S. Shareholder Exchange, and the PIPE Investments, taken together, would qualify as an exchange under Section 351 of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2026 TCV Threshold” means Total Contract Value Revenues of the GNQ Companies of at least $100,000,000 for the fiscal year ended December 31, 2026.

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, whether through one or more intermediaries or otherwise.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (w) the issuance of Company Common Shares upon the exercise or conversion of Company Convertible Notes, Company Options or the Company Warrants, (x) repurchases of Company Common Shares acquired upon the exercise of equity interests in the Ordinary Course in connection with a termination of employment or other services, and (y) grants of the options permitted to be granted under Section 5.2(i) concerning the sale or transfer of (a) all or any material part of the business or assets of the GNQ Companies, taken as a whole, or (b) any of the Company Common Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any GNQ Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 5.1) involving the issuance, sale or transfer of SPAC Class A Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and for certainty, any Business Combination other than the Transactions.

“Ancillary Agreements” means, collectively, (i) the Plan of Arrangement, (ii) the Shareholder Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the PIPE Subscription Agreements, (vi) the SPAC Charter Upon Conversion, (vii) the SPAC Bylaws Upon Conversion; (viii) the New SPAC Governing Documents, (ix) the CallCo Governing Documents, (x) the ExchangeCo Governing Documents (xi) the New Company Governing Documents, (xii) the Incentive Plan, (xiii) the Amended and Restated Registration Rights Agreement, and (xiv) the Voting and Exchange Agency Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Arrangement” means an arrangement under Section 192 of the CBCA involving the parties hereto, on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments, supplements or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or as may be required by the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of $500,000,000 (five hundred million U.S. dollars) plus any amount paid under the Revenue Earnout or the Share Price Earnout.

“Arrangement Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as the parties hereto agree to in writing before the Closing Date.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to the Company and SPAC, each acting reasonably.

“Articles of Conversion” means the articles of conversion of SPAC to be filed with the Secretary of State of the State of Nevada in connection with the Conversion, in form and substance reasonably acceptable to SPAC and the Company.

“Bridge Financing” means the debt financing of the Company arranged by SPAC and Sponsor pursuant to which the Company has issued (concurrently with the execution and delivery of this Agreement) convertible notes (the “Company Convertible Notes”) in substantially the form attached hereto as EXHIBIT N and certain warrants in the Company for initial gross cash proceeds of $250,000 and may issue additional Company Convertible Notes for aggregate gross cash proceeds up to $2.0 million as set forth in the Company Convertible Notes and as described in that certain Letter Agreement, dated of even date herewith, between SPAC and the Company, which Company Convertible Notes shall, upon the earlier to occur of the Closing and the maturity date, at each holder’s election, either (a) convert into Company Common Shares immediately prior to the Arrangement Effective Time and be treated in accordance with Section 2.10(d), or (b) be repaid in cash by the Company.

“Bridge Warrants” means the common share purchase warrants to purchase Company Common Shares issued in connection with the Bridge Financing.

“Business Combination” has the meaning set forth in Article II of the Existing SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

“CallCo” means GNQ Call Inc., a newly formed corporation formed by SPAC under the laws of the Province of Ontario as a direct subsidiary of SPAC.

“CallCo Common Shares” means common shares in the capital of CallCo.

“CallCo Governing Documents” means the articles of incorporation of CallCo and the by-laws of CallCo, each to be adopted before the date of this Agreement in connection with the formation of CallCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“Cash and Cash Equivalents” means (a) U.S. dollars or Canadian dollars, including all money held in checking or savings accounts or held as demand deposits, and (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada, as applicable), in each case maturing within one year from the date of this Agreement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Certificate of Conversion” means the certificate of conversion of SPAC to be filed with the Secretary of State of the State of Delaware in connection with the Conversion pursuant to Section 265 of the DGCL, in form and substance reasonably acceptable to SPAC and the Company.

“Change of Control Event” means any of the following events or series of related events occurring following the Closing: (1) any “Person” or “Group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act, but not including SPAC, GNQ or their Subsidiaries, and as used herein “Person” or “Group”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquires control, directly or indirectly, of securities of SPAC, any Subsidiary of SPAC directly or indirectly owning all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or a direct or indirect parent thereof (each a “SPAC Entity”) representing fifty percent (50%) or more of the voting power of the outstanding securities of (or, if such SPAC Entity does not have voting securities, fifty percent (50%) or more of the ownership interest representing the right to make decisions for) a SPAC Entity, (2) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any SPAC Entity; (3) the merger of a SPAC Entity into another entity or vice versa, in any such case with the result that the ultimate beneficial owners of such SPAC Entity’s outstanding securities immediately prior to such transaction do not beneficially own securities representing more than fifty percent (50%) of such SPAC Entity’s or the surviving company’s or the direct or indirect parent’s, as applicable, voting power after the consummation of such transaction, or (4) any SPAC Entity sells, assigns or transfers in one or a series of related transactions, all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of SPAC if substantially all of the assets of SPAC and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, assignment or transfer is to a wholly-owned subsidiary of SPAC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Arrangement Resolution” means a special resolution of the holders of Company Common Shares, voting as a single class on an as-converted to Company Common Shares basis, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as EXHIBIT J.

“Company Articles” means the articles of incorporation of the Company, dated August 30, 2023, as amended and/or restated from time to time.

“Company Benefit Plan” means each compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, disability, accident, sick pay, sick leave, termination, severance and other benefit plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the GNQ Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the GNQ Companies or their spouses, beneficiaries or dependents, or under which any of the GNQ Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Bylaws” means By-Law No. 1 of the Company dated August 30, 2023 and By-Law No. 2 of the Company dated January 30, 2026, each as may be amended and/or restated from time to time.

“Company Closing Cash” means (a) all Cash and Cash Equivalents of the GNQ Companies as of the Reference Time less (b) any indebtedness for borrowed money incurred by the GNQ Companies that has not been repaid as of the Closing and in each case as determined in accordance with IFRS; provided, that, for purposes of the definition of “Arrangement Consideration,” in no event will the Company Closing Cash be less than $0 (zero dollars). For the avoidance of doubt, Company Closing Cash will be calculated to include uncleared checks, wires and drafts received or deposited by the GNQ Companies and to exclude issued but uncleared checks, wires and drafts written, sent or issued by the GNQ Companies, in each case, before and as of the Reference Time.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Electing Shareholder” means an Eligible Canadian Shareholder who has duly elected, in accordance with the Plan of Arrangement, to receive ExchangeCo Exchangeable Shares in exchange for his, her or its Company Common Shares pursuant to the Plan of Arrangement.

“Company Exchange Ratio” means the quotient obtained by dividing 50,000,000 by the Fully-Diluted Company Common Shares. For the avoidance of doubt, the Company Exchange Ratio shall be applied to determine adjustments to the number of shares and exercise price for assumed Company Options under Section 2.10(c), and shall not be used to include unvested options in the allocation of Arrangement Consideration.

“Company Existing Equity Holders” means, collectively, the Company Shareholders as of immediately prior to the Arrangement Effective Time.

“Company Governing Documents” means, collectively, the Company Articles and the Company Bylaws.

“Company Incentive Plan” means the 2025 Equity Incentive Plan of the Company, as approved by the Company Board on January 1, 2025, as may be further amended and/or restated from time to time.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Licensed Intellectual Property.

“Company Intellectual Property Agreements” means any Contract pursuant to which the GNQ Companies are a party and any Intellectual Property that is licensed by or to, or the subject of a covenant to sue granted by or to, the GNQ Companies, except for Standard Inbound IP Licenses.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the GNQ Companies, taken as a whole or (ii) the ability of the GNQ Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any GNQ Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the GNQ Companies operate, (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 5.2, unless otherwise agreed by SPAC to be subject to this clause (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the GNQ Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) solely to the extent related to the identity of the SPAC and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.5, Section 3.10 and Section 3.15, or to the extent related thereto, the condition in Section 8.2(a)), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the GNQ Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the GNQ Companies operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a GNQ Company shall be deemed to disproportionately affect the GNQ Companies).

“Company Non-Electing Shareholder” means a Company Shareholder who is not a Company Electing Shareholder.

“Company Options” means any outstanding options granted under the Company Incentive Plan to purchase Company Common Shares.

“Company Products” means each product, service, solution or offering sold, distributed or made available to third parties by any of the GNQ Companies as of the date of this Agreement.

“Company Required Approval” means, unless varied by the Interim Order, approval by the affirmative vote of the holders of at least 66 2/3% of the votes cast at the Company Shareholders Meeting by the holders of the Company Common Shares, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Company Governing Documents.

“Company Securities” means, collectively, the Company Common Shares, Company Options, Company Convertible Notes, the Company Warrants and any other issued and outstanding securities of the Company.

“Company Shareholder” means any holder of any Company Common Shares.

“Company Shareholders Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Source Code” shall mean, collectively, any software source code of any Software included in the Owned Intellectual Property.

“Company Superior Proposal” means a bona fide written Acquisition Proposal (solely with respect to the Company) (with all references to “15%” in the definition of Acquisition Proposal deemed to be references to “50%”) which the Company Board determines in good faith would result in a transaction (i) that, if consummated, is more favorable to the Company Shareholders than the Transactions, including from a financial point of view (taking into account, at the time of determination (A) all relevant circumstances the Company Board deems proper, including the various legal, financial and regulatory aspects of such proposal, (B) all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation), (C) this Agreement and the other Ancillary Agreements, and (D) any changes to the terms of this Agreement offered by SPAC in writing in response to such Acquisition Proposal), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such proposal.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the GNQ Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the GNQ Companies at or after the Closing pursuant to any agreement to which any of the GNQ Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 7.1(c).

“Company Warrants” means the outstanding warrants to purchase Company Common Shares, other than any warrants issued in connection with the Bridge Financing.

“Company Websites” means all websites owned, operated or hosted by the GNQ Companies or through which the GNQ Companies conduct their business, including gnqin.com.

“Computer Security Incident” means any incident or occurrence of unlawful or unauthorized access, modification, disclosure, misuse, destruction, loss, or unavailability that jeopardizes the confidentiality, integrity or availability of critical business information or systems, including Personal Information, Confidential Information, or IT Systems.

“Confidential Information” means any non-public information of or concerning the GNQ Companies or any of their respective businesses, including (in each case to the extent maintained on a confidential basis) business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of September 23, 2025, between SPAC and the Company.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the GNQ Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or T4, as applicable.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Control” of an entity means, for purposes of the Sanctioned Person definition, that (a) a Person holds, directly or indirectly, 50% or more of the shares or ownership interests in the entity or 50% or more of the voting rights in the entity, (b) a Person is able, directly or indirectly, to (i) appoint or remove, or has appointed or removed, a majority of the members of the entity’s board of directors or similar governing body, (ii) alter the powers of the entity’s board of directors or similar governing body, or (iii) for purposes of the Special Economic Measures Act (Canada) only, change the composition or powers of the entity’s board of directors or (c) it is reasonable to conclude, having regard to all the circumstances, that a Person is able, directly or indirectly and through any means, to direct the entity’s activities.

“Conversion Effective Time” means the date and time at which the Certificate of Conversion and the SPAC Charter Upon Conversion are filed with the Secretary of State of the State of Delaware (or such later time as may be specified in such filings), provided that the effective date and time of the Certificate of Conversion shall in all events be the same effective date and time as the SPAC Charter Upon Conversion.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, or improvement (and any contribution to the foregoing), whether independently or jointly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DTC” means The Depository Trust Company.

“Earnout Payment Spreadsheet” means the schedule delivered by the Company to SPAC prior to the Closing Date setting forth the allocation of the Earnout Shares among the Earnout Recipients.

“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act.

“Environmental Laws” means all applicable Laws as in effect on the date of this Agreement arising out of or relating to: (a) Releases of any Hazardous Material into the natural environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, and (c) the protection of the natural environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange” means The Nasdaq Stock Market LLC or, if applicable, the New York Stock Exchange.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“ExchangeCo” means GNQ Exchange Inc., a newly formed corporation formed by SPAC under the laws of the Province of Ontario as an indirect subsidiary of SPAC.

“ExchangeCo Common Shares” means common shares in the capital of ExchangeCo.

“ExchangeCo Exchangeable Shares” means exchangeable shares in the capital of ExchangeCo, exchangeable for shares of SPAC Class A Common Stock pursuant to the terms of the ExchangeCo Governing Documents and the New SPAC Governing Documents, such exchangeable shares to have the terms set out in the Exchangeable Share provisions attached hereto as EXHIBIT G.

“ExchangeCo Governing Documents” means the articles of incorporation of ExchangeCo and the by-laws of ExchangeCo, each to be adopted before the date of this Agreement in connection with the formation of ExchangeCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“ExchangeCo Shares” means, collectively, the ExchangeCo Common Shares, the ExchangeCo Exchangeable Shares, and any other shares in the capital of ExchangeCo from time to time.

“Existing SPAC Bylaws” means the bylaws of SPAC in effect as of the date of this Agreement, as amended and/or restated from time to time.

“Existing SPAC Charter” means the Amended and Restated Articles of Incorporation of SPAC, dated February 7, 2024, as amended and/or restated from time to time.

“Existing SPAC Governing Documents” means, collectively, the Existing SPAC Charter and the Existing SPAC Bylaws.

“Export Laws” means all Laws applicable to the Company or SPAC relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export and Import Permits Act and Defence Production Act.

“Final Order” means the final order of the Court pursuant to Section 192(4) of the CBCA, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Fully-Diluted Company Common Shares” means the total number of Company Common Shares outstanding immediately prior to the Arrangement Effective Time (including Company Common Shares issued upon conversion of Company Convertible Notes), plus (a) the Company Common Shares issuable upon exercise of the Company Warrants on a cashless basis under Section 2.10(e), and (b) the Company Common Shares issuable upon exercise of vested Company Options outstanding immediately prior to the Arrangement Effective Time (calculated in accordance with the treasury-stock method) less Dissenting Shares, but for certainty excluding any shares issuable upon exercise of unvested Company Options. For the avoidance of doubt, unvested Company Options shall not reduce or dilute the number of Arrangement Consideration Shares and shall be addressed exclusively under Section 2.10(c).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GNQ Companies” means, collectively, the Company and its Subsidiaries.

“GNQ Company Interests” means all of the outstanding equity interests of the GNQ Companies.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a Canadian company are its articles and by-laws, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed, identified, or regulated under Environmental Laws as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant”, a “contaminant”, a “waste”, or “deleterious”, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards, as issued by the International Account Standards Board.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS 16 or GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Independent Accounting Firm” means a nationally recognized independent public accounting firm that is not, and has not in the preceding two (2) years been, the regular auditor of either the SPAC or the Company or any of their respective Affiliates, and that is mutually agreed upon in writing by the Company and SPAC.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information; (e) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (f) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (g) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (h) all rights and powers to assert, defend and recover title to any of the foregoing; (i) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (j) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.3 and made pursuant to Section 192(4) of the CBCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, Company Websites, and other information technology equipment, facilities, infrastructure and documentation owned or controlled by any of the GNQ Companies and used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the GNQ Companies or to which the GNQ Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed by another Person to any of the GNQ Companies pursuant to a written Contract.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecs, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Minimum Cash Amount” means $15,000,000; provided, that for purposes of Section 5.1 and Section 8.3(c), Available Cash shall be calculated after giving effect to (i) payments in respect of SPAC Share Redemptions, (ii) the payment of deferred underwriting fees, (iii) the payment of SPAC Transaction Expenses and Company Transaction Expenses required to be paid at Closing, and (iv) any accrued Taxes relating to the SPAC Share Redemptions, and shall include the proceeds of the Bridge Financing, the PIPE Investments, and any financings for equity or equity-linked securities of the Company completed after the date of this Agreement and on or prior to the Closing Date.

“Nasdaq” means the Nasdaq Stock Market.

“New SPAC” means the SPAC, as it exists from and after the Arrangement Effective Time.

“NRS” means the Nevada Revised Statutes.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in ARTICLE III or ARTICLE IV as to the period prior to the date of this Agreement); and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the GNQ Companies.

“Owned Registered IP” means any and all Registered IP included in the Owned Intellectual Property.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration, letter, regulatory agreement, clearance, consent, waiver, closure, exemption, decision or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (i) mechanic’s, materialmen’s, construction, and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (iii) defects or imperfections of title, any easements or rights of way in favour of a Governmental Authority, any private or public utility, any railway company or any adjoining owner, including easements for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services which do not materially affect the present use of the Real Property, encroachments, municipal agreements, subdivision agreements, site plan control agreements, servicing or industrial agreements, utility agreements, airport zoning regulations and other similar agreements with a Governmental Authority or private or public utilities affecting the development or use of the Leased Real Property, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) Standard Inbound IP Licenses, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or finance lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the GNQ Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the GNQ Companies, (xi) Liens identified in the Company Year-End Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the GNQ Companies, and (xiv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means the same as the terms “personal information,” “personal data,” or similar terms under Privacy Laws.

“PIPE Investments” means a private investment in SPAC in the aggregate amount of $10,000,000 (including, for the avoidance of doubt, the proceeds from the Bridge Financing) (the “PIPE Investment Amount”) to purchase, pursuant to subscription agreements substantially in the form attached hereto as EXHIBIT B (the “PIPE Subscription Agreements”), an aggregate of up to 1,000,000 shares of SPAC Class A Common Stock at a price per share equal to $10.00 (ten dollars) at the Closing (the “PIPE Investments”).

“PIPE Investors” means those Persons who will participate in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with SPAC following the date of this Agreement in accordance with Section 5.1 or Section 6.8.

“PIPE Subscription Agreements” means the subscription agreements, substantially in the form attached hereto as EXHIBIT B, to be entered into by the PIPE Investors in connection with the PIPE Investments.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as EXHIBIT A, subject to any amendments or variations to such plan made in accordance with the terms thereof and this Agreement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident reporting requirements.

“Private Units Purchase Agreement” means the Private Placement Units Purchase Agreement, dated March 25, 2024, by and between Sponsor and SPAC.

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means trade secrets and other confidential information, including designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, reports, analyses, protocols, schematics, pricing, customer and user lists, market studies, business plans and databases.

“Reference Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Release” means a release, spill, discharge, emission, leak, pumping, pouring, emptying, escape, leaching, abandonment, dumping, incineration, spraying, injecting, depositing, or burying of Hazardous Materials into the natural environment (including ambient air, surface water, ground water, land surface or subsurface strata) or as defined in any Environmental Laws.

“Replacement Option” means a Company Option exchanged for an option to purchase shares of SPAC Class A Common Stock under the Incentive Plan under the Plan of Arrangement, as set out in Section 2.10(c).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person identified in any Sanctions-related list of designated Persons maintained by the United States (including OFAC or the United States Department of State), the United Nations Security Council, Canada (including through Global Affairs Canada), the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury), (b) any Person located, domiciled, organized or resident in a Sanctioned Territory or (c) any Person directly or indirectly owned (50% or more) or Controlled by, or acting for or on behalf of, or at the direction of, any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba (U.S. Persons only), Iran, North Korea, Syria, the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of Ukraine in the oblasts of the Kherson and Zaporizhzhia regions).

“Sanctions” means trade, economic or financial sanctions, requirements, regulations, restrictive measures or embargoes imposed, administered or enforced by the United States (including through OFAC or the United States Department of State), the United Nations Security Council, Canada, the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Software” means all computer software, programs, applications, scripts, middleware, firmware or other software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing).”SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Conversion and the Closing.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Certificate of Designation” means the Certificate of Designation of the SPAC Special Voting Share, in the form attached hereto as EXHIBIT M.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share, from and after the Arrangement Effective Time.

“SPAC Common Stock” means (i) prior to the Conversion Effective Time, common stock of SPAC, as a Nevada corporation, par value $0.0001 per share, (ii) from and after the Conversion Effective Time and prior to the Arrangement Effective Time, common stock of SPAC as a Delaware corporation, par value $0.0001 per share, and (iii) from and after the Arrangement Effective Time, the SPAC Class A Common Stock.

“SPAC Governing Documents” means, (i) prior to the Conversion, collectively, the Existing SPAC Charter, as amended and in effect on the date hereof, and the Existing SPAC Bylaws, as amended and in effect on the date hereof, (ii) following the Conversion and prior to the Arrangement Effective Time, collectively, the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion, and (iii) from and after the Arrangement Effective Time, collectively, the New SPAC Governing Documents.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the prior written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events generally applicable to blank check companies or the market in which blank check companies operate; (k) any Events that are cured by SPAC prior to the Closing, (l) solely to the extent related to the identity of the Company and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 4.5 and Section 4.9, and, to the extent related thereto, the condition in Section 8.3(a)) or (m) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Miscellaneous Agreement” means any financial advisory agreement, PIPE placement agent agreement or any similar agreement in respect of the Transactions to which Sponsor or any of its Affiliates may be a party.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Rights” means rights to purchase shares of SPAC Common Stock.

“SPAC Rights Agreement” means that certain Rights Agreement, dated March 25, 2024, by and between SPAC and Continental Stock Transfer & Trust Company, as the rights agent.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Special Voting Share” means the special voting share in the capital of SPAC, having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Agency Agreement and the SPAC Certificate of Designation.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock prior to the Arrangement Effective Time.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes and (C) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

“Sponsor Promote Shares” means, collectively, (a) the shares of SPAC Common Stock received by Sponsor upon the conversion at Closing of the shares of SPAC Common Stock held by Sponsor.

“Standard Inbound IP License” means nonexclusive licenses granted to the GNQ Companies (a) for commercially available software, products or applications that are licensed for a license fee of less than $500,000 per annum, (b) for Open Source Software, (c) for Intellectual Property provided under licenses in employee, consulting, contractor and other service provider agreements, or (d) in nondisclosure agreements entered into in the Ordinary Course.

“Stockholder Arrangement Consideration” means, collectively, (a) all shares of SPAC Class A Common Stock receivable by Company Non-Electing Shareholders pursuant to the Arrangement in exchange for their Company Common Shares in accordance with Section 2.10(b), (b) all ExchangeCo Exchangeable Shares receivable by Company Electing Shareholders pursuant to the Arrangement in exchange for their Company Common Shares in accordance with Section 2.10(b), and Section 2.10(c), (c) all Replacement Options receivable by holders of Company Options pursuant to the Arrangement in exchange for the Company Options in accordance with Section 2.9(c), and (d) all shares of SPAC Class A Common Stock receivable by the holders of the Company Warrants pursuant to the Arrangement in exchange for the Company Warrants in accordance with Section 2.10(e), in each case as allocated in accordance with the Payment Spreadsheet.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (including the Canada Revenue Agency) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, provincial, territorial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, goods and services tax (GST), harmonized sales tax (HST), inventory, franchise, profits, withholding, social security, Canada Pension Plan, Employment Insurance, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Total Contract Value Revenues” means, for any period, the aggregate value (in USD at the Bloomberg FX rate on the contract execution date) of all legally binding customer contracts for products and services entered into by the GNQ Companies during such period, excluding taxes, shipping and pass-through charges. The Independent Accounting Firm shall confirm Total Contract Value Revenues for the Earnout Period at the parties’ joint request, whose determination shall be final.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, Internet domain names, social media accounts, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the shares of SPAC Class A Common Stock are listed for trading, which shall be either Nasdaq or NYSE.

“Transactions” means, collectively, the Conversion, the Arrangement (including the Share Exchanges) and the other transactions contemplated by this Agreement, the Plan of Arrangement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration, land transfer tax (including Ontario Land Transfer Tax), goods and services tax (GST), harmonized sales tax (HST), and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Voting and Exchange Agency Agreement” means an agreement to be made by and among SPAC, ExchangeCo and such other person as may be appointed by the Company and SPAC (each acting reasonably), as agent, in connection with the Plan of Arrangement, substantially in the form of EXHIBIT L.

“VWAP” means, with respect to any trading day, the volume-weighted average price per share of SPAC Class A Common Stock as reported by Bloomberg (or, if not so reported, as reported by another nationally recognized source mutually acceptable to SPAC and the Company) for such trading day.

“Working Capital Loans” mean loans from Sponsor or an affiliate of Sponsor defined in the Prospectus as “Working Capital Loans.”

Section 1.2 Other Definitions.

Additional SEC Reports	Section 6.6
Agreement	Preamble
Agreement End Date	Section 9.1(h)
Amended and Restated Registration Rights Agreement	Recitals
Anti-Money Laundering Laws	Section 3.25
Arrangement Consideration Shares	Section 2.10(b)(i)
Author	Section 3.6(x)
Available Cash	Section 5.1
Break-Up Fee	Section 9.3(a)
Business Combination Period	ExtensionSection 7.11
CBCA	Recitals
Change of Control Price	Section 2.15(e)
Closing	Section 2.10(a)
Closing Date	Section 2.10(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.2(c)(i)

Company Certificates	Section 2.12(a)
Company Cure Period	Section 9.1(h)
Company Disclosure Letter	ARTICLE III
Company Financial Statements	Section 3.4(a)
Company Interim Financial Statements	Section 3.4(a)
Company Intervening Event	Section 7.2(c)(ii)
Company Intervening Event Change in Recommendation	Section 7.2(c)(ii)
Company Intervening Event Notice Period	Section 7.2(c)(ii)
Company Modification in Recommendation	Section 7.2(c)(i)
Company Non-Recourse Party	Section 10.16(b)
Company Related Parties	Section 9.3(b)
Company Transaction Expenses and Cash Certificate	Section 2.9(a)
Company U.S. Shareholder Exchange	Recitals
Company Warrants Exchange	Recitals
Company Year-End Financial Statements	Section 3.4(a)
Constituent Entity	Section 6.14(a)
Conversion	Recitals
D&O Indemnified Parties	Section 6.7(b)
Designated Entity	Section 3.6(c)
Dissenting Shares	Section 2.13(a)
Earnout Milestone	Section 2.15(c)
Earnout Payment Date	Section 2.14(a)
Earnout Period	Section 2.15(a)
Earnout Recipients	Section 2.15(b)
Earnout Shares	Section 2.15(c)
Exchange Agent	Section 2.12(a)
Extension Amendment	Section 7.11
Extension Date	Section 7.11
FCPA	Section 3.24
GNQ Data Commitments	Section 3.6(t)
Incentive Plan	Section 6.9
Intended Tax Treatment	Recitals
Interim Period	Section 5.2
Intervening Event	Section 7.2(b)(iii)
Intervening Event Change in Recommendation	Section 7.2(b)(iii)
Intervening Event Notice Period	Section 7.2(b)(iii)
IPO	Section 4.15
Letter of Transmittal	Section 2.12(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	Section 2.12(d)
Material Contract	Section 3.5(a)
New Company Governing Documents	Section 2.10(i)(ii)
New SPAC Board	Section 6.3(a)
New SPAC Bylaws	Section 2.10(i)(i)
New SPAC Charter	Section 2.10(i)(i)
New SPAC Governing Documents	Section 2.10(i)(i)
Note Conversion	Section 2.10(d)(i)
Original RRA	Recitals
Payment Spreadsheet	Section 2.9(c)
PCAOB 2025 Audited Financials	Section 5.5
PEO	Section 3.21(a)
Plan of Conversion	Recitals
Pre-Closing Period	Section 7.5(c)
Privacy Policies	Section 3.6(s)
Prospectus	Section 10.1
Proxy/Registration Statement	Section 7.2(a)(i)

Public Stockholders	Section 10.1
Q1 Financials	Section 5.5
Real Property Lease	Section 3.5(a)(iii)
Recipient	Section 7.9
Regulatory Approvals	Section 7.1(a)
Replacement Option	Section 2.10(c)(i)
Related Party	Section 3.19(a)
Released Claims	Section 10.1
Resulting Entity	Section 6.14(a)
Revenue Earnout	Section 2.15(b)
SEC Financials	Section 5.5
Share Price Earnout	Section 2.15(c)
Share Price Target	Section 2.15(c)
Shareholder Support Agreement	Recitals
SPAC Assumed Bridge Warrant	Section 2.10(f)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Bylaws Upon Conversion	Recitals
SPAC Charter Upon Conversion	Recitals
SPAC Cure Period	Section 9.1(i)
SPAC Disclosure Letter	ARTICLE IV
SPAC Financial Statements	Section 4.4(a)
SPAC Information	Section 2.4(d)
SPAC Modification in Recommendation	Section 7.2(b)(ii)
SPAC Non-Recourse Party	Section 10.16(b)
SPAC SEC Filings	Section 4.14
SPAC Special Voting Share Subscription	Recitals
SPAC Stockholder Meeting	Section 7.2(a)(i)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Litigation	Section 7.6
Terminating Company Breach	Section 9.1(h)
Terminating SPAC Breach	Section 9.1(i)
Transaction Personal Information	Section 7.9
Transaction Proposals	Section 7.2(a)(i)
Transferor	Section 7.9
Transmittal Documents	Section 2.12(a)
Triggering Event	Section 2.15(c)
Trust Account	Section 10.1
Trust Agreement	Section 4.15
Trustee	Section 4.15

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive unless the context clearly indicates otherwise; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references to statutes in this Agreement shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. For purposes of calculating the total Cash and Cash Equivalents, Company Closing Cash, or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of the time of calculation.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The parties hereto and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Letter; and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), after reasonable inquiry of their respective direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Closing Transactions.

(a) Conversion. At least one (1) Business Day prior to the Closing Date, SPAC shall cause the Conversion to occur in accordance with Section 265 of the DGCL and Chapter 92A.105 and 92A.205 of the NRS, including by filing with the Delaware Secretary of State a Certificate of Conversion with respect to the Conversion, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Conversion, and completing and making all filings required to be made with the Nevada Secretary of State to effect the Conversion. In connection with (and as part of) the Conversion, SPAC shall cause:

(i) each share of SPAC Common Stock (of SPAC as organized under the laws of the Nevada) that is issued and outstanding immediately prior to the Conversion to be converted into one share of SPAC Common Stock (of SPAC as incorporated under the laws of Delaware);

(ii) the Rights Agreement to be amended such that each SPAC Right that is outstanding immediately prior to the Conversion will entitle the holder thereof to receive one-twentieth of one share of Common Stock (of SPAC as incorporated under the laws of Delaware); and

(iii) SPAC to have a certificate of incorporation and bylaws substantially in the forms of the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion, respectively.

SPAC shall cause the Conversion to be consummated in accordance with applicable Law.

Section 2.2 The Arrangement. The Company and SPAC shall implement the Arrangement in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the parties hereto shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

Section 2.3 The Interim Order. No later than three (3) Business Days after the Proxy/Registration Statement is declared effective by the SEC, the Company shall apply pursuant to Section 192 of the CBCA in a manner reasonably acceptable to SPAC and, in cooperation with SPAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged upon filing notices of appearance;

(ii) that the record date for the holders of Company Common Shares entitled to receive notice of and to vote at the Company Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Shareholders Meeting, unless required by Law or the CBCA, or with the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed);

(iii) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iv) that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(v) that, in all other respects, the terms, restrictions and conditions of the Company Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(vi) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(viii) for the grant of Dissent Rights as set forth in the Plan of Arrangement to holders of Company Common Shares, in each case who are registered Company Shareholders; and

(ix) for such other matters as the parties hereto may agree are reasonably necessary to complete the Transactions.

Section 2.4 The Company Shareholders Meeting.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information in accordance with Section 2.5(d), the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Governing Documents, applicable Laws and the Interim Order as promptly as practicable, and in any event on or before the date that is thirty (30) days following the receipt of the Interim Order, unless a later date is required by the Court or agreed to in writing by SPAC, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes (in which case the Company Shareholders Meeting shall be adjourned and not cancelled) or as required by Law. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s representatives and legal counsel to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution; provided that neither the Company nor any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Required Approval. Unless required by applicable Law or by order of the Court, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of SPAC. The Company shall not change the record date for the Company Common Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting, unless required by Law.

(b) Subject to the Company’s obligations under Law, the Company shall (i) provide SPAC with periodic updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) provide SPAC with periodic updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, including with respect to written notice from any Company Shareholder of the exercise or withdrawal of Dissent Rights, (iii) to the extent reasonably practicable and subject to applicable Law, provide SPAC with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person, and the Company will provide SPAC with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) provide SPAC with the opportunity to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

Section 2.5 The Company Information Circular.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in conjunction with the preparation of the Proxy/Registration Statement in accordance with Section 7.2, the Company shall prepare and complete (but taking into account the need for SPAC to provide the SPAC Information in accordance with Section 2.5(d) within ten (10) Business Days of the Company’s written request), in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the date specified in Section 2.4(a).

(b) The Company shall ensure that the Company Information Circular (i) complies in all material respects with the Company Governing Documents, the Interim Order and applicable Law, (ii) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading), and (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting.

(c) The Company shall, subject to the terms of this Agreement (including, for the avoidance of doubt, Section 7.2(c)), ensure that the Company Information Circular includes: (i) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and unanimously recommends that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution; and (ii) a statement that each of the Key Company Shareholders has entered into the Shareholder Support Agreements pursuant to which, among other things, the Key Company Shareholders (A) will not transfer (other than certain permitted transfers), and will vote, their Company Common Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, and (B) will not exercise, and will waive, rights in respect of Dissent Rights.

(d) SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company, on a timely basis, any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), including using its commercially reasonable efforts to cause SPAC’s independent accountants to cooperate with the Company in a manner consistent with customary practice and to provide customary consents to the inclusion of audit reports if historical financial statements or other financial information are included in the Company Information Circular, and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SPAC Information shall include, but is not limited to, all information relating to SPAC and the Stockholder Arrangement Consideration. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall give reasonable consideration to any comments made by SPAC and its legal counsel. For the avoidance of doubt, the final form and content of the Company Information Circular shall be determined by the Company, acting reasonably. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(e) Each party hereto shall promptly notify the other party if it becomes aware that the Company Information Circular (i) contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise requires an amendment or supplement. The parties hereto shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders in a manner provided in the Interim Order.

Section 2.6 The Final Order. The Company shall, in consultation with SPAC, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA as soon as reasonably practicable, but in any event not later than five (5) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

Section 2.7 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently and expeditiously pursue, and cooperate with SPAC in diligently and expeditiously pursuing, the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity (being not less than three (3) Business Days prior to filing, except in cases of urgency where such shorter period as is reasonably practicable shall apply) to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Stockholder Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel reasonably considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information (i) required by applicable Law to be supplied by SPAC in connection therewith or (ii) reasonably requested by the Company in writing.

Section 2.8 Implementation Steps. Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date) as soon as reasonably practicable thereafter (and in any event no later than two (2) Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to SPAC prior to the Agreement End Date.

Section 2.9 Company Transaction Expenses and Cash Certificate; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), along with its estimate of the Company Closing Cash and reasonable detail regarding the components of such estimate (the “Company Transaction Expenses and Cash Certificate”). The Company shall give reasonable consideration to any comments made by SPAC to its estimate of the Company Closing Cash, and the Company shall make the final determination of Company Closing Cash, acting reasonably.

(b) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses invoiced and/or incurred as of such date (together with written invoices and wire transfer instructions for the payment thereof).

(c) Promptly following delivery by the Company of the Company Transaction Expenses and Cash Certificate pursuant to Section 2.9(a) and, in any event, not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Stockholder Arrangement Consideration payable to each Company Shareholder and the holders of the Company Warrants (including the allocation of shares of SPAC Class A Common Stock and ExchangeCo Exchangeable Shares and the Replacement Options, in each case, in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. If the parties cannot agree on the final Payment Spreadsheet, any disputed items shall be resolved by an Independent Accounting Firm mutually agreed upon by the parties hereto within three (3) Business Days, and the costs of such resolution shall be borne equally by the parties hereto. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein. The Payment Spreadsheet shall expressly exclude unvested Company Options from Fully-Diluted Company Common Shares for purposes of allocating the Arrangement Consideration and shall reflect the treasury-stock method treatment of vested Company Options.

Section 2.10 Closing Transactions.

(a) Closing Transactions. In accordance with the terms and subject to the conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order, the closing of the Arrangement and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at such closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Company shall file the Articles of Arrangement with the Director on the Closing Date at a time mutually agreed by the parties hereto (and in any event no later than 5:00 p.m. Eastern Time on the Closing Date), unless another date is agreed to in writing by the parties hereto. The Arrangement shall become effective at the Arrangement Effective Time on the Closing Date and will have all of the effects provided by Law. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Arrangement Effective Time.

(b) Effect of the Arrangement on Company Common Shares.

(i) Company Common Shares. Pursuant to the Arrangement, (A) each Company Common Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any Dissenting Shares), shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.12 and the Plan of Arrangement, such number of newly issued (1) shares of SPAC Class A Common Stock (in the case of Company Non-Electing Shareholders), or (2) ExchangeCo Exchangeable Shares (in the case of Company Electing Shareholders) that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Arrangement Consideration Shares”), without interest, subject to rounding pursuant to Section 2.12(g). No portion of the Arrangement Consideration Shares shall be designated for escrow or holdback. As of the Arrangement Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company (other than the rights set forth in Section 2.13(a) to the extent applicable to each such Company Shareholder). For the avoidance of doubt, from and after the Arrangement Effective Time, all issued and outstanding Company Common Shares shall be owned, directly or indirectly, by SPAC and its Subsidiaries, and SPAC shall, directly or indirectly, own one hundred percent (100%) of the outstanding equity of the Company. The Arrangement Consideration Shares exchanged for Company Common Shares that are subject to service vesting requirements shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding former Company Common Shares immediately prior to the Arrangement Effective Time, as applicable. For the avoidance of doubt, the aggregate consideration ascribed to the Company Existing Equity Holders in the Transactions shall be the Arrangement Consideration, which shall be paid in the form of the Arrangement Consideration Shares issuable to the Company Existing Equity Holders at a per share price of $10.00, subject to the terms of this Agreement (including Section 2.15 below).

(ii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, pursuant to the Arrangement, if there are any Company Common Shares that are owned by the Company as treasury shares or any Company Common Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Arrangement Effective Time, such Company Common Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Treatment of Company Options.

(i) Vested Options. Each Company Option that is vested and outstanding immediately prior to the Arrangement Effective Time shall be included for purposes of calculating the figure representing the Fully-Diluted Company Common Shares, and shall thereupon be exchanged for a Replacement Option in accordance with the terms of the Plan of Arrangement. The exchange of each Company Option for each Replacement Option, including application of the Company Exchange Ratio to the exercise price and number of shares of SPAC Class A Common Stock underlying such Replacement Option (as applicable), shall be effected by the SPAC in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.10(c) shall be construed consistent with this intent.

(ii) Unvested Options. Each Company Option that is unvested and outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a Replacement Option in accordance with the terms of the Plan of Arrangement. The exchange of each Company Option for each Replacement Option, including application of the Company Exchange Ratio to the exercise price and number of shares of SPAC Class A Common Stock underlying such Replacement Option (as applicable), shall be effected by the SPAC in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.10(c) shall be construed consistent with this intent. For greater certainty, unvested Company Options shall not be included in the Fully-Diluted Company Common Shares for allocation of the Arrangement Consideration and shall not reduce or dilute the Arrangement Consideration Shares.

(iii) Mechanics; Fractional Shares. No fractional shares of SPAC Class A Common Stock will be issued upon exercise of any assumed option. Any fractional interest shall be rounded down to the nearest whole share in accordance with the Incentive Plan.

(iv) Company Actions. At or prior to the Arrangement Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.10(c).

(v) SPAC Actions. SPAC shall take all actions that are necessary for the assumption and exchange of the Company Options convertible into Company Common Shares pursuant to this Section 2.10(c), including the reservation, issuance and listing of shares of SPAC Class A Common Stock as necessary to effect the transactions contemplated by this Section 2.10(c).

(d) Treatment of Company Convertible Notes.

(i) In connection with the Arrangement, each Company Convertible Note that is outstanding immediately prior to the Arrangement Effective Time shall, automatically and without any required action on the part of the holder thereof, convert into Company Common Shares immediately prior to the Arrangement Effective Time at the conversion price set forth in such Company Convertible Note (the “Note Conversion”). Following the Note Conversion and pursuant to the Arrangement, each share of Company Common Shares issued upon conversion of a Company Convertible Note shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares issued upon conversion of such Company Convertible Notes and (y) the Company Exchange Ratio. No fractional shares of SPAC Class A Common Stock will be issued in connection with the exchange of Company Common Shares issued upon conversion of Company Convertible Notes, and the number of shares of SPAC Class A Common Stock issued shall be rounded down to the next lowest whole number. Except as specifically provided herein, the Company Common Shares issued upon conversion of Company Convertible Notes shall be treated in the same manner as all other shares of Company Common Shares for purposes of the Arrangement.

(ii) Company Actions. At or prior to the Arrangement Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Convertible Notes pursuant to this Section 2.10(d).

(e) Treatment of Company Warrants. Pursuant to the Arrangement, at the Arrangement Effective Time, the Company Warrants shall cease to represent a warrant or other right to acquire Company Common Shares and shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of:

(i) the number of Company Common Shares equal to the value of the Company Warrant immediately prior to the Arrangement Effective Time, being the number computed using the formula X = (Y(A-B))/A, where:

X = the number of Company Common Shares;

Y = the aggregate number of Company Common Shares into which the Company Warrant may be exercised;

A = the fair market value of one Company Common Share (as determined by the Board of Directors of the Company); and

B = the exercise price per Company Common Share pursuant to the terms of the Company Warrant; and

(ii) the Company Exchange Ratio.

(f) Treatment of Bridge Warrants. Each issued and outstanding Bridge Warrant shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase SPAC Class A Common Stock (each, a “SPAC Assumed Bridge Warrant”) determined in accordance with the terms of such Bridge Warrants. At the Arrangement Effective Time, the Bridge Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the SPAC Assumed Bridge Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Bridge Warrants, except that in each case they shall represent the right to acquire SPAC Class A Common Stock in lieu of Company Common Shares, in each case, determined in accordance with the terms of such Bridge Warrant. At or prior to the Arrangement Effective Time, New SPAC shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the SPAC Assumed Bridge Warrants remain outstanding, a sufficient number of SPAC Class A Common Stock for delivery upon the exercise of such SPAC Assumed Bridge Warrants.

(g) Dissenting Shares. At the Arrangement Effective Time, each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist in accordance with Section 2.13(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13(a) and the Plan of Arrangement.

(h) Effect of the Arrangement on SPAC Capital Stock.

(i) SPAC Common Stock. At the Arrangement Effective Time, concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the other Transactions and without any action on the part of either party hereto or the holders of SPAC Capital Stock, each share of SPAC Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter Upon Conversion. Each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the New SPAC Governing Documents.

(ii) SPAC Treasury Stock. Notwithstanding any other provision of this Agreement to the contrary, at the Arrangement Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the Arrangement Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) SPAC Rights. At the Arrangement Effective Time, concurrently with the Arrangement and without any action on the part of any holder of a SPAC Right, each SPAC Right that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into the number of shares of SPAC Class A Common Stock that would have been received by the holder thereof if the SPAC Right had been converted in accordance with the SPAC Charter Upon Conversion into shares of SPAC Common Stock. At the Arrangement Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Arrangement Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by applicable Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive shares of SPAC Class A Common Stock as set forth herein.

(i) Governing Documents of SPAC and the Company.

(i) At the Arrangement Effective Time, the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in the forms attached hereto as EXHIBIT H (the “New SPAC Charter”) and EXHIBIT I (the “New SPAC Bylaws”, and together with the New SPAC Charter, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of SPAC until thereafter amended as provided therein and under the DGCL.

(ii) At the Arrangement Effective Time, the Company Articles and the Company Bylaws, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in form and substance reasonably satisfactory to the Company and SPAC (such documents, together, the “New Company Governing Documents”), and as so amended and restated shall be the articles and bylaws of the Company until thereafter amended as provided therein and under the CBCA.

(j) Directors and Officers of SPAC and the Company.

(i) At the Conversion Effective Time, the directors and officers of SPAC immediately prior to the Conversion Effective Time shall continue as directors and officers, respectively, of SPAC as a Delaware corporation, each to hold office in accordance with the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion until the earlier of the Arrangement Effective Time or until such director’s or officer’s successor is duly elected or appointed and qualified, or until such director’s or officer’s earlier death, resignation, or removal.

(ii) From and after the Arrangement Effective Time, the officers of the Company holding such positions as set forth in Section 6.3(b) of the Company Disclosure Letter (or such other persons who shall be designated by the Company prior to the Closing) shall be the officers of the Company and shall be appointed as the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents or New Company Governing Documents, as applicable.

(iii) From and after the Arrangement Effective Time, the Persons identified as the directors of SPAC as of immediately following the Arrangement Effective Time in accordance with the provisions of Section 6.3(a) shall be appointed as the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

Section 2.11 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) the Payment Spreadsheet;

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company or any of its Subsidiaries; and

(iv) duly executed employment agreements as described in Section 6.3(b) for the Chief Executive Officer and any such other key executives, each effective as of the Closing.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignation and releases of all the directors and officers of SPAC and its Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo), effective as of the Closing; and

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Sponsor, SPAC or any of SPAC’s Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo).

(c) On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses and Cash Certificate pursuant to Section 2.9(a), which shall include the respective amounts and wire transfer instructions for the payment thereof.

(d) At the Closing, SPAC shall repay in full the aggregate outstanding amount due under all Working Capital Loans to the payee designated by Sponsor by wire transfer of immediately available funds to the account designated by Sponsor.

Section 2.12 Surrender of Company Securities and Disbursement of Stockholder Arrangement Consideration.

(a) Prior to the Arrangement Effective Time, SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, shareholders’ ledger entries recording ownership of) Company Common Shares (“Company Certificates”). At the Closing, SPAC shall deposit, or cause to be deposited, a copy of the shareholders’ ledger of the Company (and/or the Payment Spreadsheet) with the Exchange Agent updated to reflect, effective immediately following the Arrangement Effective Time, the issuance of the Stockholder Arrangement Consideration receivable by the Company Shareholders and the holders of the Company Warrants in accordance with the Payment Spreadsheet. Upon consummation of the Arrangement, and subject to ARTICLE V of the Plan of Arrangement, the Stockholder Arrangement Consideration shall be duly issued to the former holders of Company Common Shares and the former holders of the Company Warrants upon the entry of the names of such former holders on the stockholders’ ledger of SPAC. Prior to the Arrangement Effective Time, substantially concurrently with the mailing of the Company Information Circular to the Company Shareholders, SPAC shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”), which shall specify that the delivery and/or cancellation of Company Certificates in respect of the Stockholder Arrangement Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the applicable Company Certificates (or a Lost Certificate Affidavit in lieu thereof) and such other documents as may be reasonably requested by the Exchange Agent or SPAC in connection therewith (the Letters of Transmittal, the Company Certificates (or Lost Certificate Affidavits in lieu thereof), and such other documents, collectively, the “Transmittal Documents”).

(b) Each Company Shareholder and the holders of the Company Warrants shall be entitled to receive his, her or its Stockholder Arrangement Consideration in accordance with the Payment Spreadsheet in respect of the Company Common Shares (or Company Warrants, as applicable) represented by such Company Shareholder’s Company Certificate(s) or Company Warrants (excluding any Dissenting Shares), as soon as reasonably practicable after the Arrangement Effective Time, subject to the prior delivery to the Exchange Agent of the Transmittal Documents in respect of such Company Common Shares or Company Warrants. Until so surrendered and/or cancelled, each such Company Certificate or Company Warrants shall represent after the Arrangement Effective Time for all purposes only the right to receive such Stockholder Arrangement Consideration (or portion thereof) attributable to such Company Certificate or Company Warrants in accordance with the Payment Spreadsheet and the Plan of Arrangement.

(c) If any Stockholder Arrangement Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Company Certificate is registered, or who is registered as the shareholder in the shareholders’ ledger of the Company’s, immediately prior to the Arrangement Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Arrangement Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Arrangement Consideration (or portion thereof), or the Person in whose name such Stockholder Arrangement Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or provide to the Exchange Agent evidence reasonably satisfactory to the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond or other security in such sum as SPAC may reasonably direct, provided that such sum shall not exceed 150% of the fair market value of the shares represented by such lost, stolen or destroyed Company Certificate as indemnity against any claim that may be made against SPAC or the Company with respect to the Company Common Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.12(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Arrangement Effective Time, there shall be no further registration of transfers of Company Common Shares except as specifically provided for in the Plan of Arrangement. If, after the Arrangement Effective Time, (i) Company Certificates are presented to SPAC or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Arrangement Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.12 and the Plan of Arrangement. No dividends or other distributions declared or made after the date of this Agreement with respect to shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares with a record date after the Arrangement Effective Time will be paid to the holders of any Company Certificates that, as of such record date, have not yet been surrendered with respect to the shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, Section 2.15 and the Plan of Arrangement, following the Arrangement Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Arrangement Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the Arrangement Effective Time theretofore paid with respect to such shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares represented by such Company Certificates.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock or ExchangeCo Share will be issued by virtue of the Arrangement (including the Share Exchanges) or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock or ExchangeCo Share (after aggregating all fractional shares of SPAC Common Stock or ExchangeCo Shares, as applicable, that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock or ExchangeCo Shares issued to such Person rounded down to the nearest whole share of SPAC Common Stock or ExchangeCo Share, as applicable, without payment in lieu of such fractional shares.

Section 2.13 Dissent Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CBCA, Company Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by Company Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have exercised their dissent rights pursuant to Section 190 of the CBCA and otherwise complied with all of the provisions of the CBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Company Common Shares (the “Dissenting Shares” ) shall not be exchanged for, and any such Company Shareholder shall have no right to receive, any Stockholder Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of the Company save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any Company Shareholder who prior to the Arrangement Effective Time fails to perfect or validly withdraws a written objection or otherwise loses his, her or its rights to payment for their Company Common Shares pursuant to section 190 of the CBCA shall be treated in the same manner as a Company Shareholder who did not exercise their dissent rights pursuant to Section 190 of the CBCA.

(b) Prior to the Arrangement Effective Time, the Company shall give SPAC (i) prompt notice of any written objection to the Company Arrangement Resolution pursuant to Section 190 of the CBCA received by the Company and any withdrawals of such objection, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of Dissent Rights. Subject to the requirements of Section 190 of the CBCA (as the same may be amended by the Interim Order or the Plan of Arrangement), the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 190 of the CBCA.

Section 2.14 Withholding. Each of the Company, SPAC, ExchangeCo, the Exchange Agent, and their respective agents shall be entitled to deduct and withhold from amounts payable to any persons pursuant to this Agreement or the Arrangement and the consideration otherwise payable pursuant to this Agreement or the Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. Without limiting the foregoing, the Company, SPAC, ExchangeCo, the Exchange Agent, and their respective agents may give effect to withholding hereunder by withholding any consideration issued in the form of shares of SPAC Common Stock or ExchangeCo Exchangeable Shares or other consideration issued in kind, and then selling such portion of such shares of SPAC Common Stock or ExchangeCo Exchangeable Shares (which shall first be converted into shares of SPAC Class A Common Stock in accordance with the terms of the ExchangeCo Exchangeable Shares and the Exchange and Support Agreement) or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. Any such sales shall be conducted in compliance with applicable securities laws and the policies of any stock exchange on which such shares are listed. To the extent that amounts are so withheld by SPAC, the Company, ExchangeCo, the Exchange Agent, or their respective agents, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.15 Earnout Arrangements.

(a) Earnout Period; Earnout Recipients. For purposes of this Section 2.15, the “Earnout Period” means the period beginning on the Closing Date and ending on the date that is twenty-four (24) months thereafter, and “Earnout Payment Date” means the 10th Business Day after the last day of the Earnout Period.

(b) Revenue Earnout. Subject to Section 2.15(d), if the GNQ Companies achieve the 2026 TCV Threshold, then SPAC shall issue on the Earnout Payment Date additional consideration in an amount equal to 7,500,000 shares of SPAC Class A Common Stock (valued at $10.00 per share) to the Persons and in the pro rata amounts set forth on the Earnout Payment Spreadsheet (the “Earnout Recipients”).

(c) Share Price Earnout. Subject to Section 2.15(d), during the Earnout Period, subject to the terms and conditions set forth herein, SPAC shall issue on the Earnout Payment Date additional shares of SPAC Class A Common Stock up to an aggregate of 7,500,000 shares (the “Share Price Earnout”, and together with such shares issued under the Revenue Earnout or the Share Price Earnout, the “Earnout Shares;” provided that if the Earnout Recipient is a Company Electing Shareholder, then such Earnout Shares shall be paid in the form of ExchangeCo Exchangeable Shares in lieu of SPAC Class A Common Stock), to the Persons set forth on the Earnout Payment Spreadsheet, with each Earnout Recipient receiving its pro rata portion of such shares as set forth on the Earnout Payment Spreadsheet. SPAC shall issue the Earnout Shares as soon as commercially practicable and in any event within ten (10) Business Days following the occurrence of the following circumstances during the Earnout Period (each, a “Triggering Event”):

(i) 2,500,000 shares if the VWAP of the SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days (which need not be consecutive) within any period of forty (40) consecutive Trading Days, or SPAC is acquired in a Change of Control Event at a per-share price equal to or greater than $15.00; and

(ii) an additional 1,250,000 shares for each $2.50 increment above $15.00 (i.e., at $17.50, $20.00 and $22.50), in each case if the VWAP equals or exceeds such threshold for any twenty (20) Trading Days (which need not be consecutive) within any period of forty (40) consecutive Trading Days during the Earnout Period, or SPAC is acquired in a Change of Control Event at a per-share price equal to or greater than such threshold; provided, that (A) no shares shall be earned for any threshold above $25.00 and (B) the aggregate number of shares earned under this Section 2.15(c) shall not exceed 7,500,000 shares (each of the milestones listed in Section 2.15(c)(i) and Section 2.15(c)(ii), an “Earnout Milestone”).

Subject to Section 2.15(d), once earned under this Section 2.15(c), such shares shall not be subject to forfeiture based on subsequent decreases in share price. The share price threshold set forth above is referred to herein as the “Share Price Target”, and such Share Price Target shall be subject to equitable adjustment for any share split, reverse share split, share dividend, combination, recapitalization, reorganization, reclassification, combination, exchange of shares or and the like after the Closing related to SPAC Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the Earnout Recipients.

(d) Higher-of; No Double-Counting. If both Section 2.15(b) and Section 2.15(c) would be satisfied, the Company Shareholders shall be entitled only to the earnout with the greater aggregate value, and the other shall be disregarded for purposes of this Section 2.15. Earnouts under this Section 2.15 shall not be cumulative.

(e) Change of Control. In the event that during the Earnout Period SPAC is subject to a Change of Control at an express or implied price per share in the applicable transaction as determined in good faith by the Board of directors of SPAC (taking into account any issuance of Earnout Shares pursuant to this Section 2.15(e) in connection therewith) (the “Change of Control Price”) that is equal to or greater than the applicable Share Price Target, then, subject to the terms and conditions of this Agreement, a Triggering Event shall be considered to have occurred pursuant to the applicable subsection of Section 2.15(c).

(f) Contractual Rights. Following the Closing (including during the Earnout Period), SPAC and its Subsidiaries will be entitled to operate their respective businesses based upon their respective business requirements. Each of SPAC and its Subsidiaries will be permitted, following the Closing (including during the Earnout Period), to make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their business, including actions that may have an impact on the price per share of SPAC Class A Common Stock, the achievement of the Revenue Earnout, the occurrence of a Change of Control and any related Change of Control Price and ability of the Earnout Recipients to earn the Earnout Shares, and the Earnout Recipients will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. The rights to the Earnout Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part. Notwithstanding anything to the contrary in this Agreement, in the event that any Earnout Recipient who is an individual dies, or any Earnout Recipient that is any entity is dissolved or otherwise ceases to exist, prior to the occurrence of a Triggering Event and the issuance of any Earnout Shares to such Earnout Recipient, all rights of such Earnout Recipient to receive any Earnout Shares under this Section 2.14 shall immediately terminate and be of no further force or effect, and no Earnout Shares shall be issuable or payable to such Earnout Recipient, its estate, heirs, successors, assigns, or any other person or entity claiming by, through, or under such Earnout Recipient.

(g) Availability of Earnout Funds. At all times during the Earnout Period, SPAC shall (i) keep available for issuance a sufficient number of unissued shares of SPAC Class A Common Stock to permit SPAC to satisfy its obligations set forth in this Section 2.15; (ii) take all actions required to increase the authorized number of shares of SPAC Class A Common Stock if at any time there are insufficient authorized but unissued shares of SPAC Class A Common Stock to permit it to satisfy its obligations set forth in this Section 2.15; and (iii) if, at the time the Earnout Shares are issued, SPAC is listed as a public company on, and the SPAC Class A Common Stock is tradeable over, the Exchange, SPAC shall use commercially reasonable efforts to cause Earnout Shares, when issued, to be approved for listing on the Exchange or such other securities exchange on which the shares of SPAC Common Stock are then listed, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this ARTICLE III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 10.9) or (b) as otherwise contemplated by the Arrangement with respect to the reasonably apparent effects of any such actions on the matters contemplated by Section 3.2, Section 3.3, Section 3.4(a), and Section 3.12:

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other GNQ Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate or other entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. One hundred percent (100%) of the shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and Liens arising from the applicable GNQ Company’s Governing Documents and applicable securities Laws), have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable GNQ Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and the number and the classes of shares the Company has issued is an unlimited number of Company Common Shares, of which 21,656,850 shares are issued and outstanding.

(c) As of the date of this Agreement the only warrant to purchase Company Common Shares outstanding is the Company Warrants.

(d) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the Company Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Common Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(e) As of the date of this Agreement, the Company has reserved (i) 1,420,134 Company Common Shares upon exercise of Company Options and (ii) 360,880 Company Common Shares upon exercise of the Company Warrants.

(f) Other than the Company Required Approval, there is no consent required of the Company Shareholders in connection with the approval of the Transactions.

(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter and for (i) the Company Options, (ii) the Company Convertible Notes, (iii) the Company Warrants, and (iv) the shares or other equity securities owned by the Company in its Subsidiaries, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any Company Subsidiary of any Company Common Shares or other equity securities, and there are no promises or commitments (whether oral or written) to grant any options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Common Shares (or other equity securities in its Subsidiaries). Except as set forth in Section 3.2(g) of the Company Disclosure Letter and the Company Governing Documents, no GNQ Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security or by a director of any GNQ Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of a GNQ Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the Ordinary Course, copies of which have been provided to SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of a GNQ Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such GNQ Company’s equityholders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which any GNQ Company would be or become subject, party or otherwise bound.

(h) Section 3.2(h) of the Company Disclosure Letter sets forth the Company Options and Company Convertible Notes ledger dated as of the date of this Agreement, which reflects all then outstanding Company Options and Company Convertible Notes and lists the applicable exercise prices and vesting schedules therefor as of such date, and whether such vesting accelerates in connection with the transactions contemplated by the Agreement.

(i) The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means, except for customary adjustments in connection with stock splits and the like. Except for the Company Common Shares, the Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Common Shares.

(j) The only Company Common Shares that will be outstanding immediately after the Closing will be such share(s) owned by ExchangeCo following the Arrangement Effective Time. Following the Arrangement Effective Time, each Company Option (whether vested or unvested) and each Company Convertible Note outstanding immediately prior to the Arrangement Effective Time, shall have automatically and without any required action on the part of the Company, SPAC or any holder or beneficiary thereof, been converted into Replacement Options or Company Common Shares, as applicable, in accordance with Section 2.10(c).

Section 3.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Company Required Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of the GNQ Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Required Approval, (ii) the receipt of the Interim Order and the Final Order and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to SPAC (a) the unaudited consolidated balance sheet of GNQ Insilico Inc. as of December 31, 2024 and the period from incorporation to December 31, 2023, and the related unaudited consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for the year then ended (collectively, the “Company Year-End Financial Statements”), and (b) the unaudited condensed consolidated interim balance sheet of GNQ Insilico Inc. as of September 30, 2025 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended September 30, 2025 (the “Company Interim Financial Statements” and together with the Company Year-End Financial Statements and SEC Financials following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements, including, in the case of the year-end financial statements, the notes thereto, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the GNQ Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Interim Financial Statements, subject to the absence of notes and to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect. The books of account, ledgers, order books, records and other financial documents of the GNQ Companies accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to the GNQ Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the GNQ Companies) is made known to the management of the Company by others within any of the GNQ Companies and are effective in recording, processing, summarizing and reporting financial data. The GNQ Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the date of incorporation, neither the Company nor, to the knowledge of the Company, any Representative of any of the GNQ Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the GNQ Companies with respect to the Company Financial Statements or the internal accounting controls of any of the GNQ Companies, including any written complaint, allegation, assertion or claim that any of the GNQ Companies has engaged in questionable accounting or auditing practices. Since the date of incorporation, to the knowledge of the Company, no attorney representing any of the GNQ Companies, whether or not employed by any of the GNQ Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the GNQ Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the GNQ Companies.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts (other than Company Benefit Plans) to which any GNQ Company is a party, by which any GNQ Company is bound or to which any GNQ Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the GNQ Companies of $200,000 or more in any twelve-month period or $500,000 or more over the term of the Contract;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv) any Contract (A) pursuant to which the GNQ Companies grant any right or license to material Owned Intellectual Property to any Person (excluding non-exclusive licenses granted in the Ordinary Course), (B) pursuant to which the GNQ Companies obtain the right to use any material Licensed Intellectual Property (excluding licenses for commercial off the shelf computer software, software-enabled services or data services for which the GNQ Companies pay less than $500,000 on an annual basis), or (C) that constitutes a concurrent use agreement, settlement agreement or co-existence agreement with respect to any material Owned Intellectual Property;

(v) Contracts between the GNQ Entities and any Governmental Authority;

(vi) Contracts which (A) remain in effect immediately following the Closing and limit the right of any GNQ Company to engage in any line of business or in any geographic area, or to Develop, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Owned Intellectual Property to any Person that is not a GNQ Company or (C) involve any joint or collaborative Development or contribution of any material Owned Intellectual Property by any GNQ Company;

(vii) Contracts between (A) on the one hand, any of the GNQ Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates;

(viii) Contracts with content creators which provide for guaranteed commitments and/or payments by the Company in excess of $50,000 in any fiscal year;

(ix) the grant of material rights to Develop, license, market or sell any material Company Products; and

(x) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed in Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the GNQ Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the GNQ Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Contract to which any of the GNQ Companies is a party or by which its assets are bound.

(d) Since the date of their incorporation, none of the GNQ Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than advances to employees for expenses in the Ordinary Course.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each item of Owned Registered IP, enumerating specifically, as applicable, the serial, registration or application number, title, jurisdiction, date of filing, date of issuance, and the names and addresses of the current applicant(s) or registered owners(s).

(b) Each item of Owned Registered IP is, as of the date of this Agreement, subsisting and, solely with respect to issued or registered items included therein, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with Owned Registered IP have been paid and all documents, recordations and certificates in connection with such Registered IP currently required to be filed have been filed with the relevant Patent, Copyright, Trademark or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Owned Registered IP and recording the GNQ Companies’ ownership interests therein. None of the Owned Registered IP has been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, abandonment, invalidation, expungement or opposition proceeding.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used in the Development or commercialization, in whole or in part, of any Owned Intellectual Property in such a manner that any Designated Entity has any right, title or interest (including any usage, license, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(d) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world with jurisdiction over Intellectual Property (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office, or similar authority anywhere in the world) to which any of the GNQ Companies is a party and in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any material Owned Intellectual Property.

(e) The GNQ Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) are duly licensed or otherwise possess the lawful right to use any and all Licensed Intellectual Property used or held for use by, for, or on behalf of the GNQ Companies in the operation of or in connection with the business or in connection with the Company Products. Except as set forth in Section 3.6(e) of the Company Disclosure Letter, the Company Intellectual Property constitutes all of the Intellectual Property materially necessary for the operation of the business of the GNQ Companies as conducted as of the date of this Agreement. The GNQ Companies have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property material to the business of the GNQ Companies, including with respect to the validity and enforceability thereof. The GNQ Companies have not transferred ownership of, or granted any exclusive rights in or to any Owned Intellectual Property to any other Person.

(f) None of the GNQ Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the GNQ Companies prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder or thereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.6(f) of the Company Disclosure Letter. Except as set forth in Section 3.6(f) of the Company Disclosure Letter or to the extent de minimis (individually and in the aggregate), as of the date of this Agreement, no GNQ Company has any indebtedness for borrowed money nor has incurred any guarantees in respect of indebtedness for borrowed money. No GNQ Company has any material off-balance sheet arrangements that are not disclosed in Section 3.6(f) of the Company Disclosure Letter.

(g) To the knowledge of the GNQ Companies, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Owned Intellectual Property by any other Person, and the GNQ Companies have not brought any proceeding or sent any notices to any other Person regarding the foregoing. The operation of the GNQ Companies’ business as currently conducted, including the use of any Company Product in accordance with the terms and conditions under which the GNQ Companies license or otherwise provide such Company Products to their customers as of the date of this Agreement or Company Intellectual Property as used by the GNQ Companies as of the date of this Agreement, does not infringe (directly or indirectly, including via contribution or inducement), misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property owned by any other Person, and does not constitute unfair competition or unfair trade practices under the Law of any jurisdiction in which the GNQ Companies conduct their business or in which Company Products are manufactured, marketed, distributed, licensed or sold. Except as set forth in Section 3.6(g) of the Company Disclosure Letter, since the date of their incorporation, the GNQ Companies have not been sued in any proceeding or received any written communications alleging that the GNQ Companies have infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person, inviting the GNQ Companies to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business, or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. To the knowledge of the GNQ Companies, no Owned Intellectual Property or Company Product is subject to any proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the GNQ Companies, or that may affect the validity, use or enforceability of any Owned Intellectual Property.

(h) Section 3.6(h) of the Company Disclosure Letter lists all material Company Products. Except in accordance with the applicable Privacy Policies and Law, none of the Company Products (i) sends personal information of a user to another Person without the user’s consent, which may be implied depending on the circumstances (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. To the knowledge of the GNQ Companies, since the date of their incorporation, there have not been any claims asserted against the GNQ Companies related to the Company Products.

(i) Except as set forth in Section 3.6(j)(i) of the Company Disclosure Letter, the GNQ Companies have not granted any options or licenses to any material Company Intellectual Property other than customer and end-user licenses granted in the Ordinary Course. All customer and end user licenses to the Company Products have been granted solely on a software-as-a-service basis, and no such licensee has been provided with direct access to the GNQ Companies’ confidential Proprietary Information. Except as set forth in Section 3.6(j)(ii) of the Company Disclosure Letter, the GNQ Companies are not obligated to pay any sales or revenue-based royalties to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any material Company Products or Owned Intellectual Property.

(j) With respect to the Company Intellectual Property Agreements:

(i) Each Company Intellectual Property Agreement is valid and subsisting, and, to the knowledge of the GNQ Companies, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(ii) The GNQ Companies are not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of their obligations hereunder or thereunder), in breach of any Company Intellectual Property Agreement;

(iii) There are no disputes or proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the GNQ Companies thereunder; and

(iv) No Company Intellectual Property Agreement requires the GNQ Companies to include any Intellectual Property owned by another Person in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product.

(k) The execution, delivery or performance of this Agreement, including the consummation of the Transactions, will not result in, pursuant to any Contract to which the GNQ Companies are a party as of the date of this Agreement: (i) the GNQ Companies granting to any other Person any right to or with respect to any Intellectual Property owned by the GNQ Companies or Licensed Intellectual Property; (ii) the GNQ Companies being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business; (iii) the GNQ Companies being obligated to pay any sales or revenue-based royalties or other material amounts to any other Person in excess of those payable by any of them, respectively, in the absence of this Agreement; or (iv) any termination of the ability to use any of the Company Intellectual Property.

(l) Following Closing, none of the GNQ Companies will retain any rights in or have any right to use any of the Owned Intellectual Property.

(m) To the Company’s knowledge, the IT Systems (i) perform in material conformance with their documentation; (ii) have not suffered any material persistent substandard performance, breakdown or failure; (iii) are free from any material defects or vulnerabilities; (iv) to the knowledge of the GNQ Companies do not contain any virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or Software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software; and (v) are protected by regular testing and assessments to identify the potential for items listed in (ii) to (iv).

(n) Except as set forth in Section 3.6(n) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property (other than any Open Source Software included therein) to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposes contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property (other than any Open Source Software included therein), or (iii) grants, or purports to grant, to any Person, any rights or immunities under any Owned Intellectual Property (other than with respect to any Open Source Software included therein). Each of the GNQ Companies is in material compliance with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the GNQ Companies.

(o) Except as set forth in Section 3.6(o) of the Company Disclosure Letter, the GNQ Companies have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any other Person of, any Company Source Code, other than disclosures to employees, Contract Workers and other service providers of the GNQ Companies involved in Software or IT Systems development or maintenance for or on behalf of the GNQ Companies and subject to a written confidentiality agreement. No event has occurred, and, to the knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the GNQ Companies of any Company Source Code, other than disclosures to employees, Contract Workers and other service providers of the GNQ Companies involved in Software or IT Systems development or maintenance for or on behalf of the GNQ Companies and subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement or any of the transactions contemplated by this Agreement will result in delivery to another Person of any Company Source Code pursuant to any Contract to which the GNQ Companies are a party as of the date of this Agreement.

(p) Except as set forth in Section 3.6(p) of the Company Disclosure Letter, since the date of their incorporation, to the Company’s knowledge based on reasonable diligence: (i) no Computer Security Incident has occurred that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority pursuant to Privacy Laws; (ii) no material violation of Privacy Laws by the GNQ Companies or their agents has occurred that would require notification to individuals or any Governmental Authority; and (iii) no material violation by the GNQ Companies or their third party Contract Workers or vendors of obligations relating to processing of Confidential Information has occurred that would require notification to third parties.

(q) The GNQ Companies have established and maintain appropriate technical, physical and organizational measures, in material compliance with Privacy Laws and Privacy Policies. The GNQ Companies take appropriate steps designed to protect Personal Information and Confidential Information and prevent Computer Security Incidents. The GNQ Companies have taken steps designed to ensure that third party Contract Workers or vendors with access to Personal Information have been appropriately vetted and, where required by Privacy Laws, are contractually bound to provide the same level of protection as required of the GNQ Companies herein. The GNQ Companies have taken commercially reasonable steps designed to ensure that employees or Contract Workers with the right to access Personal Information, Confidential Information or IT Systems are subject to appropriate written obligations of confidentiality.

(r) The GNQ Companies have implemented and maintain commercially reasonable and adequate security, disaster recovery, incident response and business continuity plans, procedures and measures that are appropriate for the nature and scope of the GNQ Companies’ business operations and the sensitivity and volume of the Personal Information processed by the GNQ Companies.

(s) Section 3.6(r) of the Company Disclosure Letter identifies all current privacy policies regarding the Processing of Personal Information by the GNQ Companies, including the GNQ Companies’ policies concerning the Processing of Personal Information on behalf of the GNQ Companies (collectively, “Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(t) The GNQ Companies and their agents, as applicable, have (i) provided adequate notice and obtained any necessary consents from data subjects as required by Privacy Laws for the Processing of Personal Information as conducted by or for the GNQ Companies, and (ii) since the date of their incorporation, materially complied with: (a) Privacy Laws, and (b) the terms of any Contracts by which any GNQ Companies are bound relating to the Processing of Personal Information or Confidential Information, (c) any privacy choices (including opt-out preferences), to the extent provided by an Privacy Law, of data subjects relating to Personal Information, and (d) the GNQ Companies’ Privacy Policies, (collectively, “GNQ Data Commitments”). The GNQ Companies take reasonable steps designed to ensure their material compliance with all GNQ Data Commitments.

(u) No Actions, or order, warrant, regulatory opinion, audit result, notice, complaint, or claim for compensation by any Governmental Authority, or by any Person including a data subject, are pending or, to the knowledge of the Company, threatened against any of the GNQ Companies relating to the Processing of Personal Information or Confidential Information or Computer Security Incidents. To the knowledge of the Company, the GNQ Companies have not been involved in any judicial proceeding or arbitration relating to Privacy Laws, Personal Information, Confidential Information or Computer Security Incidents.

(v) The GNQ Companies maintain and protect the confidentiality of all Proprietary Information constituting material Owned Intellectual Property. In addition to the foregoing, to the knowledge of the GNQ Companies, (i) there has been no misappropriation by any Person of any Confidential Information of the GNQ Companies, (ii) no employee, agent or other Contract Worker of the GNQ Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the GNQ Companies, and (iii) no employee, agent or other Contract Worker of the GNQ Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property as a result of their performance of their duties for the GNQ Companies.

(w) Except as set forth in Section 3.6(w)(i) of the Company Disclosure Letter, all current and former employees, Contract Workers, of the GNQ Companies having access to material Proprietary Information included in the Owned Intellectual Property has executed and delivered to the GNQ Companies, as applicable, written agreements regarding their contractual obligations to protect such material Proprietary Information. Except as set forth in Section 3.6(w)(ii) of the Company Disclosure Letter, each current and former employee of the GNQ Companies who works or worked in connection with any part of the business of the GNQ Companies and each current and former Contract Worker who provides or provided services to the GNQ Companies, in each case, that was or is involved in the Development of any material Intellectual Property for or on behalf of the GNQ Companies (each, an “Author”) has executed a written agreement expressly assigning to the GNQ Companies all of such Person’s right, title and interest in and to all Intellectual Property Developed within the scope of employment with and during the term of such Author’s work for the GNQ Companies (or, solely with respect to Contract Workers, expressly granting to the GNQ Companies a license or right to use such Intellectual Property), except to the extent that the GNQ Companies have waived, in writing, all moral rights therein to the extent applicable and legally permissible. No such Person has claimed an ownership interest in any of the Owned Intellectual Property. The Company has provided copies of all forms of such Intellectual Property assignment documents currently used by the GNQ Companies. To the knowledge of the Company, no current or former Author (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Author’s being employed by, or performing services for, the GNQ Companies, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the GNQ Companies that is subject to any agreement under which such Author has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(x) Except as set forth in Section 3.6(x) of the Company Disclosure Letter, the GNQ Companies do not actively operate any social media accounts with respect to their business.

Section 3.7 Title to Properties and Assets; Liens. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the GNQ Companies has good and marketable title to its properties, assets and rights, including the Owned Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights leased by the GNQ Companies, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the GNQ Companies is in material compliance with such leases and has a valid leasehold interest free of any Liens, other than Permitted Liens. Such properties, assets and rights constitute all the properties, assets and rights necessary for the GNQ Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted except as has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) None of the GNQ Companies own, and none of the GNQ Companies has ever owned, any real property.

(b) No GNQ Company is in material default under the Real Property Leases, and, to the knowledge of the Company, there is no material default by any lessor under the Real Property Leases. As of the date of this Agreement, there are no disputes or forbearance programs in effect as to any such Real Property Lease.

(c) All material buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) Each GNQ Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable GNQ Company that is the lessee thereunder, enforceable against such GNQ Company in accordance with its terms.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, expropriation, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any GNQ Company.

(f) Each GNQ Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(g) Each GNQ Company is the owner of all of its personal property and assets with good and marketable title thereto except for (i) Permitted Leins and (ii) as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Environmental Matters. As of the date of Closing, each GNQ Company has, to their knowledge, materially complied with and is currently in material compliance with all applicable Environmental Laws. If applicable, each GNQ Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are to their knowledge in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any GNQ Company have been made available to SPAC. No GNQ Company has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to (a) the generation, storage, use, handling, transportation, treatment, Release or removal of any Hazardous Materials that has not been fully cured, remediated, or resolved; or (b) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved. The representations and warranties set forth in this section are the sole and exclusive representations and warranties concerning the environment or Environmental Laws.

Section 3.10 Compliance with Other Instruments. None of the GNQ Companies is in material violation of any term of its Governing Documents. None of the GNQ Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or (except for obtaining the Company Required Approval, the filing of the Plan of Arrangement, the obtaining of the Interim Order and the Final Order and the receipt of the Regulatory Approvals) require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the GNQ Companies is a party or by which any of the GNQ Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, or (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the GNQ Companies has, since the date of their incorporation, been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the GNQ Companies, taken as a whole. Since the date of their incorporation, none of the GNQ Companies has received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the GNQ Companies, taken as a whole.

Section 3.12 Absence of Changes. Except as set forth in Section 3.12 of the Company Disclosure Letter, since the date of the most recent Company Year-End Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the GNQ Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and (c) none of the GNQ Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than the Company or any of its Subsidiaries, other than non-exclusive licenses in the Ordinary Course.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the GNQ Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the GNQ Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any GNQ Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a material change in the current equity ownership of the Company; (b) none of the GNQ Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the GNQ Companies currently pending or which any of the GNQ Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Set forth in Section 3.14 of the Company Disclosure Letter are the insurance policies maintained in full force and effect by the GNQ Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the GNQ Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by SPAC in ARTICLE IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the GNQ Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order,(iv) filing with the Delaware Secretary of State the SPAC Certificate of Incorporation and completing and making all filings required to be made with the Nevada Secretary of State to effect the Conversion and (v) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the aggregate value of the assets in Canada of the Company and any entities controlled by the Company, nor the gross revenues from sales in, from or into Canada generated from all assets of the Company and any entities controlled by the Company, exceeds CAD$93 million, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

Section 3.16 Permits. Each of the GNQ Companies has all Permits necessary for the conduct of its business as now being conducted by it, except for any Permits the lack of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the GNQ Companies is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Agreements, (a) none of the GNQ Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the GNQ Companies has entered into any agreements with respect to the voting of Company Common Shares.

Section 3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the GNQ Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the GNQ Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):

(a) No director, officer, employee, shareholder, warrant holder or Affiliate of any of the GNQ Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the GNQ Companies, nor is any of the GNQ Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party, other than with respect to advances to employees for expenses in the Ordinary Course.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the GNQ Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the GNQ Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the GNQ Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the GNQ Companies, other than any such Contracts related to such Person’s (i) ownership of Company Common Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20 Employment and Labor.

(a) The GNQ Companies are and have been at all times in compliance, in all material respects, with all applicable Laws relating to employees and employment or engagement of labor, including all applicable Laws relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the GNQ Companies.

(b) None of the GNQ Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no threatened or apparent activities or proceedings of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the GNQ Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the GNQ Companies, and none of the GNQ Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees since the date of their incorporation; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to any of the GNQ Companies pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) To the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any executive officer or director of the Company since the date of incorporation. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the GNQ Companies or the termination of any former employee of the GNQ Companies, in each case, other than routine claims for benefits under any Company Benefit Plan. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the GNQ Companies pursuant to which any current or former employee of any of the GNQ Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(d) To the knowledge of the Company as of the date of this Agreement, no officer of any of the GNQ Companies intends to terminate his or her employment with any of the GNQ Companies, nor do the GNQ Companies have any present intention to terminate the employment of any of the forgoing.

(e) Set forth on Section 3.20(e)(i) of the Company Disclosure Letter is a complete and accurate list, as of March 13, 2026, of (i) all employees of the GNQ Companies, together with each employee’s (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; (vi) annual bonus target, if any; (vii) employment status (full-time, part-time, temporary, or on leave); and (viii) whether the employee is subject to a written employment agreement. Set forth on Section 3.20(e)(ii) of the Company Disclosure Letter is a complete and accurate list, as of March 13, 2026, of all individual independent contractors engaged by any of the GNQ Companies to provide consulting or similar services (other than individual independent contractors whose principal services to the GNQ Companies consist of the posting of video content to any platforms maintained by any of the GNQ Companies).

Section 3.21 Company Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (whether written or unwritten). With respect to each material Company Benefit Plan (other than a Company Benefit Plan maintained by a PEO for the benefit of employee of the GNQ Companies based in the United States), the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan; and (iv) evidence of registration of such Company Benefit Plan. All representations pursuant to this Section 3.21 in respect of any Company Benefit Plan that is sponsored by a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider (a “PEO”) under which an employee of any of the GNQ Companies based in the United States may be eligible to receive benefits in connection with the engagement by the applicable GNQ Company of a PEO shall only be made to the knowledge of the Company; provided, however, that the Company shall use commercially reasonable efforts to obtain and provide accurate information regarding such PEO-sponsored plans.

(b) Each Company Benefit Plan has been, to the extent applicable, established, administered, operated and funded in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits by any Person against or relating to the Company Benefit Plans (other than routine benefits claims). To the knowledge of the Company, no Company Benefit Plan is presently under audit or examination by, nor has the Company received written notice of a potential investigation, audit or examination from, any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject any of the GNQ Companies to any material Tax, penalty or fine in connection with any Company Benefit Plan. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any material Lien on the assets of any of the GNQ Companies under ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is, and none of the GNQ Companies or any ERISA Affiliate of the GNQ Companies has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” Company Benefit Plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or (iii) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada) or a pension plan as defined under other applicable Laws in Canada, including any such plan that is a defined benefit pension plan or a multi-employer pension plan under applicable Laws in Canada. None of the GNQ Companies or any ERISA Affiliate has withdrawn at any time within the preceding six years from any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the GNQ Companies.

(d) All contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan except as would not result in material liability to the GNQ Companies.

(e) No event has occurred and no condition exists that would reasonably be expected to subject any of the GNQ Companies by reason of their affiliation with any of their ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any of their ERISA Affiliates (other than the GNQ Companies).

(f) None of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a Company employee’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law, the terms of any written employment agreement with an employee of any of the GNQ Companies, or at the sole expense of the participant or the participant’s beneficiary.

(g) Except for accelerated vesting of certain Company Options and restricted Company Common Shares pursuant to the terms of the applicable grant agreements, and disclosed on Section 3.21(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the GNQ Companies or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the GNQ Companies; (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan, or (v) result in any payment or benefit (whether in cash or property or the vesting of property) by any of the GNQ Companies to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the GNQ Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in all material respects in accordance with Section 409A of the Code and all regulations and other applicable guidance thereunder.

Section 3.22 Tax Matters. Each of the GNQ Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the GNQ Companies has paid all material Taxes regardless of whether shown on a Tax Return. None of the GNQ Companies is currently subject to any material audit, administrative or judicial proceeding with respect to Taxes. None of the GNQ Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the GNQ Companies has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. None of the GNQ Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to any GNQ Company. None of the GNQ Companies have been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local, or non-U.S. Law). During the two (2)-year period ending on the date of this Agreement, none of the GNQ Companies were a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code. None of the GNQ Companies is a party to any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up or similar agreements (other than (i) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (ii) with any other GNQ Company) and no GNQ Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes. None of the GNQ Companies (i) have been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return, or (ii) has any Liability for the Taxes of any Person under Section 160 of the Tax Act (or any similar provision of any applicable Canadian provincial Tax legislation) or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract, or pursuant to any applicable Law or otherwise. The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income Tax purposes. The Company has not been at any time since incorporation, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the GNQ Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that to their knowledge could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, as of the date of this Agreement there are no existing facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.23 Books and Records. The minute books of each of the GNQ Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The shareholders’ ledger, register of members or equivalent document of each of the GNQ Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the GNQ Companies, in each case except for any inaccuracies that are immaterial.

Section 3.24 Anti-Bribery Laws. None of the GNQ Companies, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents acting on behalf of the Company, have made, directly or to the Company’s knowledge, indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the GNQ Companies to obtain or retain business for, or direct business to any of the GNQ Companies in violation of applicable Anti-Bribery Laws. None of the GNQ Companies nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents acting on behalf of the Company, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the GNQ Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the GNQ Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the GNQ Companies are in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), to the extent applicable to each of the GNQ Companies (collectively, the “Anti-Money Laundering Laws”) in each case, and, no Action by or before any Governmental Authority involving any of the GNQ Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the GNQ Companies nor any of their respective directors, officers, employees (when acting in their official capacity) or, to the knowledge of the Company, agents, is a Sanctioned Person; nor (ii) located, organized, incorporated or resident in a Sanctioned Territory. To the Company’s knowledge, none of the GNQ Companies is engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Territory, in violation of Sanctions.

Section 3.27 Export Controls. The GNQ Companies, and to the Company’s knowledge, their respective agents in their capacity as such, are and have been at all times in compliance with, in all material respects, all applicable Export Laws, and none of the GNQ Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28 Proxy/Registration Statement and Company Information Circular. The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.29 Board Approval. The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, approval by the Court of the Arrangement and the entry of the Interim Order and the Final Order, recommended that the eligible Company Shareholders vote for the Company Arrangement Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.30 Shareholder Claims. As of the date of this Agreement, (i) there have been no Actions commenced, or to the Company’s knowledge, threatened, against any GNQ Company by or on behalf of, and (ii) no GNQ Company has received written notice of any claim or dispute from (including with respect to (x) any intent to dissent from any material transaction, including the Transactions, or (y) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any GNQ Company.

Section 3.31 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GNQ COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GNQ COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GNQ COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or cautionary, predictive or forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.3, Section 4.9, Section 4.12 or Section 4.16) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this ARTICLE IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 10.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents.

SPAC is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the articles of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Common Stock, 5,739,970 of which are issued and outstanding, and (ii) 10,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b) All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the Existing SPAC Charter. Upon completion of the Conversion, the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Conversion.

(c) Except for (i) the conversion privileges of the SPAC Common Stock, (ii) the Private Units Purchase Agreement, (iii) SPAC Rights to purchase 30,525 shares of SPAC Common Stock and (iv) the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the Closing in accordance with the provisions of the SPAC Charter Upon Conversion (such conversion also to be conditioned upon SPAC’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement).

(d) Other than CallCo and ExchangeCo, SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity and does not otherwise have any Subsidiaries.

(e) Other than the SPAC Rights, the PIPE Subscription Agreements or any rights to acquire securities of the SPAC pursuant to the Arrangement or the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any Person other than CallCo. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote.

(f) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g) As of the date of this Agreement, Sponsor, directors and certain other insiders collectively beneficially own 3,243,590 shares of SPAC Common Stock, which will automatically convert into 3,243,590 shares of SPAC Class A Common Stock at the Arrangement Effective Time in accordance with the SPAC Charter Upon Conversion.

(h) As of the date of this Agreement, an aggregate of 610,500 private placement units are outstanding pursuant to the SPAC Private Units Purchase Agreement. Such units are, in accordance with their terms, exercisable or convertible into an aggregate of 641,025 shares of SPAC Common Stock.

Section 4.3 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval and (ii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) Except as set forth in Section 4.4(a) of the SPAC Disclosure Letter, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with IFRS and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has in place disclosure controls and procedures that are designed to provide reasonable assurances that (i) material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is made known to the management of SPAC by others within SPAC and (ii) such controls and procedures are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the formation of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, or (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than obligations and liabilities arising from or due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter. Except as set forth in Section 4.4(d) of the SPAC Disclosure Letter or to the extent de minimis (individually and in the aggregate), as of the date of this Agreement, SPAC does not have any indebtedness for borrowed money nor has it incurred any guarantees in respect of indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.5 Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the Final Order and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Compliance with Law. SPAC is in compliance with, and since the date of its formation has been in compliance with, all applicable Laws including applicable Anti-Money Laundering Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC. Since the date of its formation, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. Since the date of the most recent SPAC Financial Statements, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.8 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in ARTICLE III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order, (iv) filing with the Delaware Secretary of State the SPAC Certificate of Incorporation and completing and making all filings required to be made with the Nevada Secretary of State to effect the Conversion and (v) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.10 Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.11 Tax. SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC, which agreement or ruling would be effective after the Closing Date. SPAC has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Law). SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, as of the date of this Agreement there are no existing facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) by SPAC or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.12 Takeover Statutes and Charter Provisions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law (including Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) applies with respect to SPAC in connection with this Agreement or the Arrangement (including the Share Exchanges). As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound. The SPAC Board has taken, or prior to the Conversion Effective Time will take, all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Arrangement (including the Share Exchanges) following the Conversion.

Section 4.13 Proxy/Registration Statement and Company Information Circular. The Proxy/Registration Statement, any current report of SPAC on Form 8-K, and the information supplied by SPAC in writing specifically for inclusion or incorporation by reference in the Company Information Circular shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Arrangement Effective Time, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Company Shareholder.

Section 4.14 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.15 Trust Account. As of the date of this Agreement, SPAC has at least $15,800,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 25, 2024, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement is in full force and effect, and is a valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Arrangement Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Arrangement Effective Time) pursuant to the SPAC Governing Documents and (ii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the Existing SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the Existing SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder exercises a SPAC Share Redemption prior to Closing (or a redemption right in connection with an amendment of Existing SPAC Governing Documents to extend SPAC’s deadline to consummate the Business Combination).

Section 4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination).

(c) Other than any officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.17(d) of the SPAC Disclosure Letter, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments of $200,000 or more as of the date of this Agreement or (ii) will remain in effect immediately following the Closing and limit the right of any GNQ Company to engage in any line of business or in any geographic area in any material respect.

Section 4.18 Nasdaq Quotation. As of the date of this Agreement, SPAC Common Stock and SPAC Rights are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “IBAC” and “IBACR” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock or the SPAC Rights or terminate the listing of SPAC Common Stock or SPAC Rights on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock or SPAC Rights under the Exchange Act except as contemplated by this Agreement.

Section 4.19 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) determined that this Agreement, the Plan of Conversion, the Conversion and the other Transactions are advisable, fair to and in the best interests of SPAC and the SPAC Stockholders, (b) adopted, approved and declared advisable this Agreement, the Plan of Conversion, the Conversion and the other Transactions, in accordance with the requirements of the NRS, (c) directed that this Agreement, the Plan of Conversion and the Conversion be submitted to the stockholders of SPAC for adoption and approval, (d) determined that the transactions contemplated hereby constitute a Business Combination and (e) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals (including the approval of the Plan of Conversion and the Conversion). The SPAC Stockholders’ Approval represents the only votes of the holders of any of SPAC’s capital stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions, including the approval of this Agreement and the Plan of Conversion and the approval of the Conversion by the holders of a majority of the outstanding shares of SPAC Common Stock entitled to vote thereon at the SPAC Stockholder Meeting.

Section 4.20 SPAC Certificate of Designation. The SPAC Certificate of Designation is in a form which complies with the DGCL and, when filed following the Conversion Effective Time, will constitute the valid SPAC Certificate of Designation under the DGCL.

Section 4.21 PIPE Investment. SPAC agrees that it shall use its commercially reasonable efforts to enter into the PIPE Subscription Agreements related to the PIPE Investments with PIPE Investors, provided that the terms of any such PIPE Subscription Agreement must be mutually agreeable to, and approved in advance by each of the Company and SPAC. As of the date of this Agreement, other than this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC or the Company, including any agreements, side letters, or other arrangements. Each of the PIPE Subscription Agreements shall be binding on, SPAC and, to the knowledge of SPAC, on the counterparties thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by SPAC to any PIPE Investor or Sponsor in respect of the PIPE Investments.

Section 4.22 Sanctions.

(a) Neither SPAC, nor any of its Subsidiaries, directors, officers or employees (i) is or has been a Sanctioned Person or (ii) has breached any Sanctions.

(b) Neither SPAC, nor any of its Subsidiaries, directors, officers or employees, is, or has been in the past five (5) years, engaged in or subject to any actual, pending or threatened proceeding (including any criminal or regulatory proceeding), settlement, alternative dispute resolution proceeding or process, inquiry or investigation (including with or by any Governmental Authority), in each case concerning or relating to any actual or alleged breach of Sanctions.

(c) The obtaining of funds, investment or otherwise, or any financing in connection with the transactions contemplated by this Agreement, including the PIPE Subscription Agreement, (i) will be conducted in all respects in compliance with applicable Sanctions, (ii) will be conducted in a manner that would comply with Sanctions if conducted by a Person required to comply with Canadian or U.S. Sanctions and (iii) will not cause or result in the violation of Sanctions by any Person.

(d) SPAC is subject to group-wide policies and procedures reasonably designed to promote compliance by such person, its Subsidiaries and their respective directors, officers and employees with Sanctions.

Section 4.23 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement as set forth in Section 4.23 of the SPAC Disclosure Letter, there are no Contracts between SPAC, on the one hand, and Sponsor, any director, officer, employee, stockholder, warrant holder or Affiliate of SPAC or Sponsor, on the other hand.

Section 4.24 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, (A) NONE OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Available Cash. If the amount of cash available to SPAC as of the Closing (without regard to, for the avoidance of doubt, any (x) advances or borrowings pursuant to Working Capital Loans, and (y) SPAC Transaction Expenses) from (i) the PIPE Investments that has been funded to SPAC pursuant to the PIPE Subscription Agreements as of immediately prior to the Closing and (ii) the cash available in the Trust Account after deducting the amount required to satisfy the SPAC Share Redemption Amount (clauses (i) and (ii), the “Available Cash”) is reasonably expected to be less than the Minimum Cash Amount, then SPAC and its Affiliates shall be entitled to arrange for the purchase by third Persons of additional shares of SPAC Class A Common Stock at a price per share of not less than $10.00 (ten dollars) and on substantially the same terms as the PIPE Investments (including using subscription agreements in substantially the same form as the PIPE Subscription Agreements prior to the Closing), in an aggregate amount such that the Available Cash is, at or immediately prior to the Closing, equal to the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall, without duplication, be added to the definition and amount of Available Cash, solely to the extent actually funded by such third Persons as of immediately prior to the Closing, including for purposes of Section 8.3(c).

Section 5.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the GNQ Companies is a party; (iii) as set forth on Section 5.2 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to ARTICLE IX (the “Interim Period”), the Company shall, and shall cause the other GNQ Companies to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement, (B) as required by applicable Law, (C) as set forth on Section 5.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent, except with respect to clauses (i), (l), and (m) (to the extent affecting the calculation of the Company Closing Cash) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other GNQ Companies not to:

(a) change or amend the Governing Documents of any GNQ Company;

(b) make or declare any dividend or distribution to the shareholders of any GNQ Company or make any other distributions in respect of any of the GNQ Companies’ securities or other equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a GNQ Company to such GNQ Company or another wholly-owned Subsidiary of such GNQ Company and (ii) repurchases of Company Common Shares in connection with any termination of employment or other services;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any class or series of the GNQ Companies’ securities or other equity interests, except for any such transaction by a wholly-owned Subsidiary of a GNQ Company that remains a wholly-owned Subsidiary of such GNQ Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding securities, membership interests or other equity interests of any GNQ Company, except for (i) transactions between a GNQ Company and any wholly-owned Subsidiary of such GNQ Company and (ii) repurchases of Company Common Shares in the Ordinary Course in connection with any termination of employment or other services;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the GNQ Companies, taken as a whole, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the GNQ Companies;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $25,000,000 in any individual transaction (or series of related transactions) or $100,000,000 in the aggregate;

(h) except as necessary to effect the transactions contemplated by the Plan of Arrangement or as otherwise would not reasonably be expected to have a material adverse effect on any other Party, or Company Material Adverse Effect, (A) make, change or revoke any material election in respect of Taxes, except to comply with IFRS or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) (A) issue any additional GNQ Company Interests or securities exercisable for or convertible into GNQ Company Interests, other than (1) Company Common Shares in connection with any conversion of Company Common Shares outstanding as of the date of this Agreement in accordance with their respective conversion terms, (2) Company Common Shares issued upon vesting of any equity award or exercise of any vested Company Option including in the number of Company Options outstanding as of the date of this Agreement, (3) Company Common Shares issued upon the exercise of conversion of Company Convertible Notes or (4) Company Common Shares issued upon full or partial exercise of the Company Warrants; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any GNQ Company, or (C) amend, modify or waive any of the terms or rights set forth in any Company Options, Company Convertible Notes, or in the Company Warrants, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any GNQ Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any GNQ Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(l) incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which exceeds $10,000,000 in the aggregate;

(m) delay payments of any accounts payable or other liability of a GNQ Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided, that nothing in this clause (m) shall prohibit or otherwise restrict any of the GNQ Companies from delaying payments of accounts payable or other liabilities to the extent that any such GNQ Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(n) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any GNQ Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii), or (ix) of the Company Disclosure Letter;

(o) limit the right of any GNQ Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(p) except as set forth on Section 5.2(p) of the Company Disclosure Letter, enter into, renew or amend any employment agreement with any executive officers of the Company; or

(q) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.2.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the GNQ Companies may be a party, and (2) with all applicable Sanctions and applicable Export Law. If, during the Interim Period, the Company (A) receives written notice of, any actual, alleged or potential violation of Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Laws, it shall provide written notice to the SPAC within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 5.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any GNQ Company would be or become subject, party or otherwise bound.

Section 5.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other GNQ Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.5 PCAOB Audited Financials. To the extent required for the Proxy/Registration Statement (and any amendment thereto), the Company shall deliver to SPAC the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the unaudited condensed consolidated interim balance sheet of the GNQ Companies as of March 31, 2026 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended March 31, 2026 (the “Q1 Financials”), and (b) the audited consolidated balance sheet of the GNQ Companies as of December 31, 2025 and 2024, and the related audited consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of the Company’s independent auditor (the “PCAOB 2025 Audited Financials”, and together with the Q1 Financials, the “SEC Financials”). The Company shall use its commercially reasonable efforts to deliver (i) the Q1 Financials to SPAC prior to May 14, 2026, and (ii) the PCAOB 2025 Audited Financials to SPAC prior to April 16, 2026. The Company shall use its commercially reasonable efforts to ensure that the Q1 Financials’ presentation of the financial condition, operating results, shareholders’ equity and cash flows of the GNQ Companies shall not differ in any material respect from the Company Interim Financial Statements. In addition to the foregoing (and its obligations under Section 7.2(a)(i)), the Company agrees to use its commercially reasonable efforts to provide SPAC with the information set forth in Section 5.5 of the Company Disclosure Letter prior to the effective date of the Proxy/Registration Statement.

Section 5.6 Company Shareholder Approval and Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 2 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the CBCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

ARTICLE VI

COVENANTS OF SPAC

Section 6.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2 SPAC Nasdaq or NYSE Listing. From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Common Stock, SPAC Rights and remain listed on Nasdaq or NYSE. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq or the NYSE with respect to the listing of SPAC Common Stock, SPAC Rights, or other securities of SPAC, compliance with the rules and regulations of Nasdaq or the NYSE, and any potential suspension of listing or delisting action contemplated or threatened by Nasdaq or the NYSE. Prior to the Closing Date, SPAC shall apply for, and shall use commercially reasonable efforts to cause, the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) to be approved for listing on Nasdaq or NYSE and accepted for clearance by DTC, subject to official notice of issuance. SPAC shall be responsible for any application and listing fees payable to Nasdaq or NYSE in connection with the foregoing.

Section 6.3 Post-Closing Directors and Officers of SPAC. Subject to the terms of the SPAC Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) subject to the terms of the SPAC Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the board of directors of New SPAC (the “New SPAC Board”) shall consist of five (5) directors, comprised of (i) one (1) director designated by Sponsor who is reasonably acceptable to the Company and who qualifies as an “independent director” under stock exchange regulations applicable to New SPAC, and (ii) four (4) additional directors designated by the Company in writing prior to filing the Proxy/Registration Statement, at least two (2) of whom shall qualify as an “independent director” under stock exchange regulations applicable to New SPAC (such that, in the aggregate, at least three (3) directors on the New SPAC Board qualify as independent), each such director to hold office in accordance with the New SPAC Governing Documents;

(b) the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter (or such other persons specified by the Company in writing prior to the Closing) shall be appointed as the officers of the New SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents; and

(c) effective as of the Closing, the Chief Executive Officer of the Company (and, as applicable, such other key executives identified on Section 6.3(b) of the Company Disclosure Letter as mutually agreed by SPAC and the Company) shall enter into written employment agreements with New SPAC with a three (3) year term on terms and conditions to be mutually agreed by SPAC and the Company.

Section 6.4 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as set forth on Section 6.4(a) of the SPAC Disclosure Letter, (iv) for the incurrence of SPAC Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not, and shall cause its Subsidiaries (including CallCo and ExchangeCo) not to:

(i) (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend the CallCo Governing Documents or the ExchangeCo Governing Documents, except as is necessary to amend the articles of ExchangeCo to include the ExchangeCo Exchangeable Share provisions set forth on EXHIBIT G hereto;

(ii) change, modify or amend the SPAC Rights Agreement, including by reducing the Warrant Price (as defined in the SPAC Rights Agreement);

(iii) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Arrangement Effective Time) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as necessary to effect the transactions contemplated by the Plan of Arrangement (or as otherwise would not reasonably be expected to have a material adverse effect on any other Party, including, after the Closing, the SPAC), (A) make, change or revoke any material election in respect of Taxes, except to comply with IFRS, GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or more, but excluding any Working Capital Loans), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement in accordance with Section 5.1 or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) other than in connection with any Working Capital Loans, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in IFRS or GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(ix) (A) other than pursuant to the Conversion, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock, CallCo Shares or ExchangeCo Shares or securities exercisable for or convertible into SPAC Capital Stock, CallCo Shares or ExchangeCo Shares or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock, CallCo Shares or ExchangeCo Shares not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xi) except as set forth on Section 6.4(a)(ix) of the SPAC Disclosure Letter, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests;

(xv) purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.4.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 6.5 Formation of CallCo and ExchangeCo. As of the date of this Agreement, SPAC has formed each of CallCo and ExchangeCo as newly formed corporations under the laws of the Province of Ontario, and has taken all necessary action to approve, adopt and execute the CallCo Governing Documents and the ExchangeCo Governing Documents, in each case in form and substance reasonably satisfactory to the Company and SPAC (and, in the case of the ExchangeCo Governing Documents, that reflect the terms of the Exchangeable Shares set forth on EXHIBIT G hereto).

Section 6.6 SPAC Public Filings.

(a) From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to ARTICLE IX, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq or NYSE. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.

(b) As soon as practicable following the Closing, and in any event within thirty (30) calendar days thereafter, New SPAC shall use its commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-1 (or, if New SPAC is then eligible, on Form S-3) registering the resale from time to time of (i) the shares of SPAC Class A Common Stock constituting the Stockholder Arrangement Consideration and (ii) the shares of SPAC Class A Common Stock issued to the PIPE Investors in the PIPE Investments, and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after filing; provided that New SPAC shall not be required to effect any resale prior to the expiration of any applicable transfer restrictions under the Lock-Up Agreement and the Amended and Restated Registration Rights Agreement, and provided further that the maintenance and availability of such registration shall otherwise be as set forth in the Amended and Restated Registration Rights Agreement.

Section 6.7 D&O Indemnification and Insurance.

(a) From and after the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of the GNQ Companies, SPAC, CallCo and ExchangeCo (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the GNQ Companies, SPAC, CallCo or ExchangeCo, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the GNQ Companies, SPAC, CallCo or ExchangeCo, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined by a final judgment of a court of competent jurisdiction that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, SPAC shall, and from and after the Closing shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the GNQ Companies’ and each of SPAC’s, CallCo’s or ExchangeCo’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable GNQ Companies, SPAC, CallCo or ExchangeCo, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Arrangement Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC and the Company shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. SPAC shall, at or promptly following the Closing, enter into customary indemnification agreements (in substantially the form historically used by SPAC or such other form reasonably acceptable to SPAC and the Company) with each member of the SPAC Board and each officer of SPAC serving immediately after the Closing.

(b) For a period of six years from the Closing, SPAC shall (and SPAC shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Parties) who are currently covered by the GNQ Companies’, SPAC’s, CallCo’s or ExchangeCo’s, respectively, directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to SPAC and the Company prior to the date of this Agreement) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the GNQ Companies, SPAC, CallCo or ExchangeCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the GNQ Companies, SPAC, CallCo or ExchangeCo, respectively, for such insurance policy for the year ending December 31, 2026; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, SPAC and its Subsidiaries may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, SPAC and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof. From and after the Closing until the sixth anniversary thereof, SPAC shall not amend, repeal, terminate or otherwise modify (i) any indemnification or advancement provisions in the New SPAC Governing Documents in any respect that would adversely affect the rights of any current or former director or officer of SPAC covered thereby, or (ii) any indemnification agreement in effect as of immediately prior to the Closing with any current or former director or officer of SPAC, in each case except as required by applicable Law.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Company, the other GNQ Companies, SPAC, CallCo, ExchangeCo and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that the Company, any of the other GNQ Companies, SPAC, CallCo, ExchangeCo or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company or SPAC, respectively, shall ensure (and the Company and SPAC shall cause their respective Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of the Company, any of the other GNQ Companies, SPAC, CallCo or ExchangeCo as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of Section 6.7(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company, the other GNQ Companies, SPAC, CallCo, ExchangeCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.8 PIPE Investments.

(a) Following the date of this Agreement and prior to the Closing, SPAC shall be permitted to obtain PIPE Investments from PIPE Investors for gross proceeds in an aggregate amount equal to the PIPE Investment Amount. Each subscriber shall execute a PIPE Subscription Agreement.

(b) Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements.

(c) SPAC shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done (or, with respect to actions required to be taken or done by the counterparties to the PIPE Subscription Agreements, request to be taken or done), all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein (including with respect to maintaining in effect the PIPE Subscription Agreements); provided, however, that SPAC shall not be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters. SPAC and the Company shall use commercially reasonable efforts to secure aggregate commitments for the PIPE Investments of not less than $10,000,000 (inclusive of the Bridge Financing) to fund at the closing.

Section 6.9 Incentive Plan. Prior to the Arrangement Effective Time, subject to approval by the SPAC Stockholders in the Proxy/Registration Statement and conditioned upon the occurrence of, and effective as of, the Closing Date, SPAC shall approve and adopt the SPAC 2026 Stock Incentive Plan in substantially the form attached hereto as EXHIBIT K (the “Incentive Plan”), with the number of shares of SPAC Class A Common Stock initially reserved for issuance under the Incentive Plan equal to fifteen percent (15%) of the total number of the shares of SPAC Class A Common Stock outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into shares of SPAC Class A Common Stock), which share reserve shall increase from time to time in accordance with the evergreen feature of the Incentive Plan. As promptly as practicable following the Closing Date, New SPAC shall implement an employee stock purchase plan on customary market terms for comparable public companies.

Section 6.10 Section 16 Matters. Prior to the Arrangement Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the beneficial ownership of any shares of SPAC Capital Stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Covenants Relating to ExchangeCo Exchangeable Shares. Prior to the Closing Date, each of the Company and SPAC shall not, and shall cause each of their respective Subsidiaries not to, take any action which would reasonably be expected to prevent the exchange of Company Common Shares for consideration that includes ExchangeCo Exchangeable Shares under the Arrangement by Company Electing Shareholders who make and file a valid tax election under Section 85 of the Tax Act as described, and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment.

Section 6.12 Section 85 Elections. Where a Company Electing Shareholder desires to so elect to receive ExchangeCo Exchangeable Shares, after the Closing SPAC shall cause ExchangeCo to make a joint election with such Company Electing Shareholder in respect of its disposition of its Company Common Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Electing Shareholder in his or her sole discretion within the limits set out in the Tax Act (and any similar provision of any applicable provincial Tax legislation).

Section 6.13 Post-Closing Name and Ticker. Effective as promptly as practicable following the Closing (and in any event within sixty (60) days thereafter), SPAC shall (a) change its corporate name to “GNQ Insilico” (or such other name as the parties hereto may mutually agree in writing) and (b) use commercially reasonable efforts to adopt and have approved by the Exchange a corresponding ticker symbol determined by the Company and reasonably acceptable to SPAC, in each case subject to compliance with applicable Law and the rules and policies of the Exchange. The parties shall cooperate in good faith and use commercially reasonable efforts to prepare, file and obtain all approvals, consents and acceptances necessary to effect the foregoing name and ticker symbol actions in a timely manner.

Section 6.1 Plan of Conversion.

(a) Upon the terms and subject to the conditions of this Agreement, at least one (1) Business Day prior to the Closing Date (but prior to the Arrangement Effective Time), and in accordance with Section 265 of the DGCL and NRS 92A, SPAC shall convert from a Nevada corporation (the “Constituent Entity”) to a Delaware corporation (the “Resulting Entity”) and shall thereafter be subject to all of the provisions of the DGCL, except that, pursuant to Section 265(d) of the DGCL, notwithstanding Section 106 of the DGCL, the existence of the Resulting Entity shall be deemed to have commenced on the date the Constituent Entity was first formed or incorporated in the State of Nevada. For purposes of NRS 92A.105, the name and jurisdiction of the Constituent Entity is IB Acquisition Corp., a Nevada corporation, and the name and jurisdiction of the Resulting Entity is IB Acquisition Corp., a Delaware corporation.

(b) Upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Conversion to occur pursuant to and in accordance with Section 265 of the DGCL and NRS 92A by filing or causing to be filed: (i) the Certificate of Conversion with the Secretary of State of the State of Delaware, together with the SPAC Charter Upon Conversion, with such Certificate of Conversion becoming effective at such time as is agreed by SPAC and the Company and specified in the Certificate of Conversion, provided that the effective date and time of the Certificate of Conversion shall in all events be the same effective date and time as the SPAC Charter Upon Conversion; and (ii) the Articles of Conversion with the Secretary of State of the State of Nevada, with such Articles of Conversion becoming effective at the same time as the Certificate of Conversion (and with such effective time being specified in the Articles of Conversion). The Conversion shall become effective at the time specified in the Certificate of Conversion and the Articles of Conversion (the “Conversion Effective Time”).

(c) In connection with (and as part of) the Conversion, and pursuant to and in accordance with this Agreement, Section 265 of the DGCL and NRS 92A.105: (i) automatically and without any action on the part of any holder thereof, each share of SPAC Common Stock that is issued and outstanding immediately prior to the Conversion Effective Time shall be converted at the Conversion Effective Time into one fully paid, validly issued and nonassessable share of SPAC Common Stock of the Resulting Entity; (ii) the SPAC Charter Upon Conversion shall become the certificate of incorporation of SPAC, until thereafter supplemented or amended in accordance with its terms and the DGCL; and (iii) SPAC shall adopt the SPAC Bylaws Upon Conversion as the bylaws of SPAC, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(d) No dissenters’ or appraisal rights shall be available with respect to the Conversion pursuant to NRS 92A.

(e) At the Conversion Effective Time, the directors and officers of SPAC immediately prior to the Conversion Effective Time shall continue as directors and officers, respectively, of SPAC as a Delaware corporation, each to hold office in accordance with the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion until the earlier of the Arrangement Effective Time or until such director’s or officer’s successor is duly elected or appointed and qualified, or until such director’s or officer’s earlier death, resignation, or removal.

(f) SPAC shall cause the Conversion to be consummated in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq or the NYSE, as applicable, and the SPAC Governing Documents. Following the consummation of the Conversion and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

(g) The Conversion is intended to be a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and the Parties shall take no position contrary to such treatment. Each Party agrees that it shall take any such action (or refrain from taking any action) as may be reasonably necessary to ensure such treatment.

ARTICLE VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 7.1(a) of the SPAC Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and SPAC shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.4 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.4 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date of this Agreement) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither the Company nor SPAC shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) The Company, on the one hand, and Sponsor, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by SPAC.

Section 7.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC and the Company shall prepare and SPAC shall file with the SEC a proxy/registration statement on Form S-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the shares of SPAC Class A Common Stock to be issued to the Company Shareholders and the holders of the Company Warrants pursuant to this Agreement or upon exchange of ExchangeCo Exchangeable Shares, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with the SPAC Governing Documents to have their shares of SPAC Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Arrangement (including the Share Exchanges) and the other Transactions, (B) the issuance of shares of SPAC Class A Common Stock and the SPAC Special Voting Share in connection with the Transactions (or issuable upon exchange of ExchangeCo Exchangeable Shares) and the PIPE Investments, (C) the Conversion, (D) the SPAC Charter Upon Conversion, (E) the SPAC Bylaws Upon Conversion, (F) the New SPAC Charter (including the new classes therein), (G) the Incentive Plan, (H) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (I) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), collectively, the “Transaction Proposals”). The Company and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of SPAC Class A Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, the SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. SPAC shall provide the Company and its legal counsel with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by the Company and its legal counsel prior to the filing of the Proxy/Registration Statement with the SEC. For the avoidance of doubt, the final form and content of the Proxy/Registration Statement (including any amendment or supplement thereto) shall be determined by SPAC, acting reasonably. Subject to Section 10.6, the Company, on the one hand, and Sponsor, on the other, shall each be responsible for and pay one-half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the other party’s outside counsel, financial advisors, consultants and other advisors).

(ii) Without limiting Section 7.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by SPAC and the Company and filed by SPAC with the SEC. SPAC will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of shares of SPAC Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors is discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, the Company shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Existing SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 8.3(c) would not be satisfied as of the Closing. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Rights with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholders’ Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the SPAC Stockholder Meeting, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the SPAC), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock or Company securities, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects the GNQ Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the GNQ Companies operate. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(c) Company Board Recommendation.

(i) Subject to clause (ii) below, the Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution (the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(i)), the Company Board may, at any time prior to, but not after, receipt of the Company Required Approval, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company Board may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Required Approval, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the Company), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock or Company securities, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “SPAC Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects SPAC relative to other participants in the industries or geographical areas in which SPAC operates. Notwithstanding anything to the contrary contained in this Agreement, during a Company Intervening Event Notice Period, the obligations of the Company and/or the Company Board to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as the Company has circulated an update to the Company Information Circular and has made such filings with the Court as required by applicable Law (and the Company shall circulate such update and make such filings as promptly as practicable after the Company Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Company Intervening Event Notice Period, the Company shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the Company Shareholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the Interim Order shall not be affected by any Company Modification in Recommendation.

Section 7.3 Arrangement. SPAC shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of SPAC, threatened against, relating to or involving SPAC that relate to this Agreement or the Arrangement. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Arrangement. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Arrangement. Each of SPAC and the Company shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law (subject to the proviso to Section 7.4) to consummate and make effective the Arrangement as soon as reasonably practicable, including (subject to the proviso to Section 7.4):

(a) using commercially reasonably efforts, from the date of this Agreement until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with ARTICLE IX, to cause the Closing Date to occur and the Arrangement to be completed on or before the Agreement End Date and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or to cause the satisfaction of): (i) in the case of SPAC, the conditions in favor of the Company set out in Section 8.1 and Section 8.3; and (ii) in the case of the Company, the conditions in favor of SPAC set out in Section 8.1 and Section 8.2;

(b) in the case of the Company, using commercially reasonable efforts to obtain and maintain all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under any Material Contracts to which the Company or any GNQ Company is a party in connection with the Arrangement, or (ii) required in order to maintain any Material Contracts to which the Company or any GNQ Company is a party in full force and effect following completion of the Arrangement;

(c) using commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d) carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement; and

(e) not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

Section 7.4 Support of Transaction. (i) The Company shall, and shall cause the other GNQ Companies to, and (ii) SPAC shall, and shall cause CallCo and ExchangeCo to, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any GNQ Company, SPAC, CallCo or ExchangeCo, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of SPAC, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any GNQ Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.6, and without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the GNQ Companies or SPAC, (iv) take or commit to take actions that limit the freedom of action of any of the GNQ Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the GNQ Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.5 Tax Matters.

(a) The parties intend that the Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The parties expect that, for U.S. federal income Tax purposes, the Company U.S. Shareholder Exchange, and the PIPE Investments, taken together, would qualify to the Intended Tax Treatment. No party has taken (or failed to take) any action, or caused any action to be taken (or to fail to be taken), or shall cause any of their Affiliates or Subsidiaries to take (or fail to take) any action, that in each case is not anticipated by this Agreement which, to its knowledge, could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment, and for the avoidance of doubt, each party shall, and shall cause its respective Affiliates to, use best efforts to cooperate to cause it to so qualify. In the event the SEC requests or requires tax opinions, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor and such party.

(b) To the extent the Company is responsible for the failure of the requirements of the Intended Tax Treatment to be met prior to Closing, the Company shall be solely responsible for taking such action as may be required in order for the transfers of stock of the Company to the SPAC to be treated as tax-free exchanges for U.S. federal income tax purposes, including such actions that would permit the Company Non-Electing Shareholders, together with the PIPE Investors, to “control” the SPAC within the meaning of Sections 351 and 368 of the Code.

(c) During the period from the date of this Agreement until the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the SPAC shall not authorize or propose to issue any shares of capital stock of the SPAC or any options, warrants, or convertible securities to acquire any such shares, except (1) as expressly contemplated or required by this Agreement or any Ancillary Agreement, (2) as required by applicable Law, (3) in connection with the PIPE Investment, or (4) with the prior written consent of the Company. The SPAC shall promptly notify the Company of any issuance pursuant to clause (2) in the preceding sentence. To the extent the SPAC authorizes or proposes to issue any shares of capital stock of the SPAC or any options, warrants, or convertible securities to acquire any such shares other than pursuant to an exception in the first sentence of this Section 7.5(c), the SPAC shall promptly notify the Company, and, to the extent such issuance or authorization would cause the requirements of the Intended Tax Treatment not to be met, and the Company provides SPAC written notice to this effect, then, without duplication of any obligation under Section 7.5(a), SPAC shall use its best efforts in coordination with the Company to cause such requirements ultimately to be met. To the extent the SPAC is responsible for the failure of the requirements of the Intended Tax Treatment as a result of a failure to comply with the provisions of this Section 7.5(c), the SPAC shall be solely responsible for taking such actions as may be required to cause the requirements ultimately to be met.

(d) Following the execution of this Agreement, to the extent requested by the Company, the Parties will cooperate to amend the terms of this Agreement to (i) impose a cap on the number of Company Electing Shareholders, (ii) to impose a cap on the proportion of Company Common Shares to which such Company Electing Shareholders may elect to exchange for ExchangeCo Exchangeable Shares in lieu of SPAC Class A Common Shares, (iii) increase the subscription amount for the SPAC Special Voting Share, (iv) some combination of the foregoing, or (v) such other actions as reasonably agreed to by the Parties to ensure that that the Intended Tax Treatment requirements are not violated as a result of the Electing Shareholders participating in the Transactions by exchanging their Company Shares for ExchangeCo Shares rather than SPAC Class A Common Shares.

Section 7.6 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Acquisition Proposals and Alternative Transactions.

(a) During the Interim Period, each of the Company and SPAC shall not, and shall cause its respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person (other than the other party hereto or any of its Representatives) concerning a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any GNQ Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or an Alternative Transaction, or (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction (other than a confidentiality agreement permitted by Section 7.7(b)). Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 7.7 shall prohibit the Company or any of its Representatives from (A) taking any action that would otherwise be prohibited by clauses (i) or (ii) above in response to an unsolicited bona fide Acquisition Proposal (solely with respect to the Company) received after the date of this Agreement that did not result from a breach of this Section 7.7(a), if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, or (B) making any disclosure to Company Shareholders that the Company Board determines in good faith, after consultation with its outside legal counsel, is required by applicable Law or necessary to comply with its fiduciary duties. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.7(a) by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 7.7 by such party.

(b) Notwithstanding Section 7.7(a), if the Company receives a bona fide Acquisition Proposal (solely with respect to the Company) from a third party made after the date of this Agreement that did not result from a material breach of Section 7.7(a), then the Company may (A) contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Acquisition Proposal, (B) afford access to, or furnish information concerning, itself and its business, properties or assets, or provide access to a data room (virtual or actual) to such Person or any of its Representatives pursuant to a confidentiality agreement (which the Company and its Representatives shall be permitted to negotiate) with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement, and (C) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Acquisition Proposal, in the case of clauses (B) and (C), only if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Acquisition Proposal could reasonably be expected to constitute or result in a Company Superior Proposal.

(c) The Company shall (A) promptly (and in any case within forty-eight (48) hours) provide SPAC notice of (1) the receipt by the Company (or any of its Representatives) of any Acquisition Proposal (solely with respect to the Company), which notice shall include a copy of all written proposals, draft agreements relating to, and/or other written materials that describe any such Acquisition Proposal, and (2) any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning an Acquisition Proposal (solely with respect to the Company), and disclose the material terms of such offer, proposal or request, (B) make available to SPAC, substantially concurrently with the time it is provided or made available to such party, all material nonpublic information, including copies of all material written materials, made available by the Company to such party but not previously made available to SPAC, and (C) keep SPAC informed on a reasonably prompt basis of the status and material events (including amendments and proposed amendments to any material terms) regarding any such Acquisition Proposal or other inquiry, offer, proposal or request, providing to SPAC copies of any additional or revised written proposals or draft agreements relating to such Acquisition Proposal or other inquiry, offer, proposal or request.

(d) Except as permitted by this Section 7.7, the Company Board shall not (A) effect a Company Modification in Recommendation, or (B) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, business combination agreement, or other similar agreement providing for any Acquisition Proposal (solely with respect to the Company) (other than a confidentiality agreement permitted by Section 7.7(b)).

(e) Notwithstanding anything in this Agreement to the contrary, if the Company Board receives an Acquisition Proposal (solely with respect to the Company) that did not result from a material breach of Section 7.7(a) (it being understood that any breach of Section 7.7(a) that results in a third party (or any of its Representatives) making an Acquisition Proposal shall be deemed to be a material breach), and that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may (A) effect a Company Modification in Recommendation or (B) cause the Company to terminate this Agreement pursuant to Section 9.1(e) in order to enter into a definitive agreement providing for such Company Superior Proposal if, in each case, (1) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) the Company has notified SPAC in writing at least ten (10) calendar days before taking such action that it intends to effect a Company Modification in Recommendation pursuant to this Section 7.7(e) or terminate this Agreement pursuant to Section 9.1(e), (3) the Company’s notice delivered pursuant to the foregoing clause (2) attaches the proposed definitive agreement or the most current version of any proposed agreements, commitment letters, and other documentation (and schedules and exhibits thereto) between the Company and the Person making such Company Superior Proposal, if any, or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, if no such agreement exists, (4) for a period of ten (10) calendar days following the notice delivered pursuant to clause (2) of this Section 7.7(e), the Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent SPAC desires to negotiate) with SPAC and SPAC’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement in response to such Company Superior Proposal, and (5) no earlier than the end of such ten (10) calendar day period, the Company Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by SPAC to amend or modify the terms of this Agreement that the Acquisition Proposal that is the subject of the notice described in clause (2) above still constitutes a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company to SPAC consistent with that described in clause (2) of this Section 7.7(e) shall be required and a new notice period under clause (2) of this Section 7.7(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 7.7(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

(f) Nothing contained in this Section 7.7 shall prohibit the Company or the Company Board from (A) making any disclosure to the Company Shareholders that the Company Board determines in good faith, after consultation with its outside legal counsel, is required by applicable Law or necessary to comply with its fiduciary duties or (B) informing any Person of the existence of the provisions contained in this Section 7.7; provided that this Section 7.7(f) shall not be deemed to permit the Company Board to effect a Company Modification in Recommendation except as permitted by Section 7.7(e).

Section 7.8 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of its respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Information” under the Confidentiality Agreement (subject to the exceptions (i)-(iv) set forth in Section 1 therein) with respect to the Company. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or violate any law or regulations applicable to such party.

Section 7.9 Privacy Matters.

(a) “Transaction Personal Information” means the Personal Information transferred, disclosed or conveyed to one Party or any of its Representatives (a “Recipient”) by or on behalf of another Party (a “Transferor”) as a result of or in conjunction with the Business Combination Agreement and/or Arrangement, and includes all such Personal Information transferred, disclosed or conveyed to the Recipient prior to the execution of this Business Combination Agreement.

(b) Each Transferor acknowledges and confirms that the transfer, disclosure, communication or conveyance of Transaction Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement and, if the determination is made to proceed with the Arrangement, to carry on the business and complete the Arrangement. The Parties agree that the primary purpose or result of the transactions contemplated herein is not the purchase, sale or other acquisition or disposition, or lease of Personal Information.

(c) In addition to its other obligations hereunder, the Recipient covenants and agrees to, prior to the completion of the Arrangement:

(i) collect, use and disclose the Transaction Personal Information solely for the purpose of reviewing, determining whether to proceed with and completing the Business Combination and/or Arrangement;

(ii) where required by applicable Law (including Privacy Laws), not communicate Transaction Personal Information without the consent of the individual concerned, unless authorized to do so by applicable Law;

(iii) protect and safeguard the confidentiality of the Transaction Personal Information using security safeguards appropriate to the sensitivity of the Transaction Personal Information and in accordance with applicable Privacy Laws;

(iv) within a reasonable time, return to the Transferor or destroy the Transaction Personal Information, at the option of the Recipient, should the Arrangement not be completed; and

(v) where required by applicable Law, securely destroy the Transaction Personal Information when it is no longer necessary for concluding the Arrangement.

(d) Should the Business Combination and Arrangement be completed, in addition to its other obligations hereunder, the Recipient and Transferor covenants and agrees to, following the completion of the Arrangement:

(i) use and disclose the Transaction Personal Information solely for the purposes for which the information was collected, permitted to be used or disclosed before the Arrangement was completed, unless the Recipient provides notice and/or obtains consent, in accordance with applicable Law, to use or disclose the Transaction Personal Information for other purposes, or the use or disclosure of the Transaction Personal Information is otherwise required or permitted by applicable Law;

(ii) protect the Transaction Personal Information by security safeguards appropriate to its sensitivity;

(iii) give effect to withdrawals of consent to collect, use or disclose the Transaction Personal Information, subject to and in accordance with applicable Law; and

(iv) where required by applicable Law, either the Recipient or the Transferor shall within a reasonable time after the Arrangement is completed, notify the individuals to whom the Transaction Personal Information pertains that the Arrangement has been completed and that their Personal Information has been disclosed to and is now held by the Recipient because of the Arrangement.

Section 7.10 Termination of Certain Agreements.

(a) SPAC shall take all necessary action to ensure that, effective as of the Closing any agreements with respect to Working Capital Loans, and any and all SPAC Miscellaneous Agreements are terminated upon payment in full of the SPAC Transaction Expenses and the repayment in full of amounts outstanding pursuant to Working Capital Loans; provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(b) The Company shall take all necessary action to ensure that, effective as of the Closing, any and all Contracts between any GNQ Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions are terminated upon payment in full of the Company Transaction Expenses to the extent any payment is due, provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(c) Each party will provide evidence reasonably satisfactory to the other party that the Contracts referred to in Section 7.10(a) or Section 7.10(b), as applicable, have been terminated (except for indemnification and confidentiality provisions as may survive any such termination in accordance with the terms of the applicable Contracts) and that all amounts owing thereunder have been paid in full.

Section 7.11 Extension.

(a) In the event that it is reasonably determined by SPAC that it is reasonably likely that the Arrangement will not be consummated by the final date in respect of which SPAC must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination Period”), then upon the written request of SPAC or the Company to the other party, SPAC and the Company (i) shall reasonably cooperate with respect to the preparation, filing and mailing of a proxy statement and any other materials necessary to solicit proxies from SPAC stockholders to vote, at an extraordinary general meeting of SPAC to be called and held for purpose of such vote, in favor of (A) amending SPAC’s Governing Documents (such amendment, the “Extension Amendment”) to extend the Business Combination Period thereunder to the date that is mutually agreed to by the Company and SPAC in writing (the “Extension Date”) and (B) such other matters as the Company and SPAC shall mutually determine to be necessary or appropriate in order to effect the Extension Amendment; and (ii) execute and deliver such other documents and take such other actions, as may reasonably be necessary to effectuate the Extension Amendment. Notwithstanding anything to the contrary, the right to make a written request pursuant to the preceding sentence shall not be available to a party if the potential failure of the Transaction to be consummated by the Business Combination Period was due to such party’s breach of or failure to perform any of its covenants or agreements set forth in this Agreement in any material respect.

(b) As promptly as reasonably practicable following the time at which the proxy statement contemplated by Section 7.11(a) is cleared by the SEC, SPAC shall (i) establish the record date for, duly call, give notice of and (ii) duly convene and hold the applicable extraordinary general meeting.

Section 7.12 ExchangeCo Exchangeable Shares. Each of the parties hereto covenants and agrees that the terms of the ExchangeCo Exchangeable Shares set forth on EXHIBIT J hereto shall not be amended, amended or restated, supplemented or otherwise modified in any respect without the mutual written consent of the parties hereto, each acting reasonably.

Section 7.13 Additional Financing. The parties hereto will cooperate in good faith to pursue additional committed capital to support the Transactions through one or more private placements of SPAC Class A Common Stock (each a “PIPE”) and/or a debt financing on terms reasonably acceptable to the parties. Without limiting Section 5.1 and Section 6.8, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to arrange, obtain and consummate any such PIPE and/or debt financing, including executing customary support documents, subject to applicable Law and stock exchange rules and without obligating either party to agree to any term materially adverse to such party or its stockholders.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of SPAC and the Company. The obligations of each of SPAC and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) The Conversion shall have been completed at least one (1) Business Day prior to the Closing Date in accordance with Section 6.14 and SPAC shall be a corporation duly incorporated and in good standing under the laws of the State of Delaware, and a time-stamped copy of the SPAC Charter Upon Conversion as filed with the Secretary of State of the State of Delaware shall have been delivered to the Company;

(c) The Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties hereto, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties hereto, acting reasonably.

(d) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(e) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(f) (i) SPAC’s listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, SPAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and SPAC shall not have received any notice of non-compliance therewith (including with respect to any of the terms contemplated by this Agreement or any of the Ancillary Agreements that will be implemented in connection with the Transactions) other than notices of non-compliance without material effect to the listing (including to the extent non-compliance is cured) and (ii) the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the shares of SPAC Class A Common Stock, and the outstanding shares of SPAC Class A Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(g) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(h) The SPAC Certificate of Designation shall have been filed with the relevant state authority and constitutes a valid Certificate of Designation under applicable Laws and has not been rescinded or amended in any way;

(i) Upon the Closing, after giving effect to any SPAC Share Redemption and the PIPE Investment Amount, SPAC shall have net tangible assets of at least $5,000,001;

(j) The Company Required Approval with respect to the Company Arrangement Resolution shall have been obtained in accordance with the Interim Order and applicable Law.

Section 8.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of Section 3.12(a)), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects (for purposes of clarity, any failure by the Company to provide the information set forth in the last sentence of Section 5.5 shall not be taken into account in determining whether the condition precedent in this Section 8.2(b) has been satisfied; provided that any failure by the Company to use commercially reasonable efforts pursuant to and to the extent provided by Section 5.5, shall be taken into account for purposes of determining whether the Company has complied with the condition precedent in this Section 8.2(b));

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders together holding at least 51% of the Fully-Diluted Company Common Shares;

(e) The Company shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from the Key Company Shareholders; and

(f) The Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of the Company Securities together holding at least 95% of the Fully-Diluted Company Common Shares.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of the first sentence of Section 4.8), individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount;

(d) Sponsor shall have executed and delivered the Lock-Up Agreement;

(e) SPAC and Sponsor shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from SPAC, Sponsor and the other stockholders of SPAC party thereto; and

(f) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 8.4 Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.4.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d) by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company to SPAC at any time in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal as contemplated by Section 7.7(e); provided that substantially concurrently with such termination, and as a condition to the effectiveness of such termination, the Company pays or causes to be paid to SPAC the Break-Up Fee in accordance with Section 9.3(b);

(f) by written notice from the Company or SPAC to the other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(g) by written notice from SPAC to the Company if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law;

(h) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is the 270th day following the date of this Agreement (the “Agreement End Date”), unless SPAC is in material breach hereof; provided, that, the Company may extend the Agreement End Date for a period of up to 60 days upon written notice to SPAC if SPAC failed to deliver its required annual audited financial statements for the year ended September 30, 2026 for incorporation into the Proxy/Registration Statement (to the extent required to be incorporated); or

(i) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period; or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof; provided, that, SPAC may extend the Agreement End Date for a period of up to 60 days upon written notice to the Company if the Company failed to deliver to SPAC the SEC Financials (to the extent required to be provided under Section 5.5) by the applicable dates set forth in Section 5.5.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, shareholders, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Section 9.3, ARTICLE X, Section 6.7, Section 7.1(c), and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.3 Break-Up Fee.

(a) Subject to Section 9.3(b), if this Agreement is terminated pursuant to Section 9.1(i) or Section 9.1(i) as a result of a Terminating Company Breach or a Terminating SPAC Breach, respectively, and such breach constitutes a material uncured willful breach or actual fraud by the breaching party in connection with the Transactions, then (i) the Company, on the one hand, in connection with a termination pursuant to Section 9.1(i) as a result of a Terminating Company Breach or (ii) SPAC on the other hand, in connection with a termination pursuant to Section 9.1(i) as a result of a Terminating SPAC Breach, shall owe to the other party a termination fee in an amount equal to $10,000,000 (the “Break-Up Fee”) in cash within three Business Days following such termination; provided, that no Break-Up Fee shall be due or payable by the breaching party unless and until the earliest to occur of (a) the consummation by the breaching party of an Alternative Transaction, or (b) the liquidation or bankruptcy of the breaching party. The obligation to pay the Break-Up Fee is in addition to, and not in limitation of, the rights and remedies of the non-breaching party at Law or in equity. Any Break-Up Fee owed by SPAC shall be funded solely from sources other than the Trust Account. In the event that the breaching party consummates an Alternative Transaction following the termination of this Agreement, the breaching party shall cause the payment of the Break-Up Fee to be funded from the proceeds of such Alternative Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that (i) this Agreement is terminated by the Company pursuant to Section 9.1(e), or (ii) this Agreement is terminated pursuant to Section 9.1(h) and (A) an Acquisition Proposal (solely with respect to the Company) shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (solely with respect to the Company) prior to the termination of this Agreement, and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of, or consummates, any Alternative Transaction (solely with respect to the Company); then, in the case of each of clauses (i) and (ii) above, the Company shall pay, or cause to be paid, to SPAC the Break-Up Fee. The Break-Up Fee shall be paid (x) in the case of clause (i), substantially concurrently with such termination, and (y) in the case of clause (ii), within two (2) Business Days following consummation of such Alternative Transaction, as applicable. In no event shall the Company be obligated to pay the Break-Up Fee on more than one occasion pursuant to this paragraph. If the Break-Up Fee becomes payable pursuant to this paragraph, the Company’s payment of the Break-Up Fee shall be the sole and exclusive remedy of SPAC against the Company and the GNQ Companies, and their respective former, current or future direct or indirect equity holders, controlling persons, shareholders, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Company Related Parties”), for any and all losses and damages suffered or incurred by SPAC or any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon payment of the Break-Up Fee, none of the Company Related Parties shall have any further liability or obligation to SPAC or any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives relating to or arising out of this Agreement, the Transactions or any matter forming the basis for such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the final prospectus of SPAC, dated March 25, 2024 and filed with the SEC on March 27, 2024 (File No: 333-275650) (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the GNQ Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the GNQ Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: lopez.al@mac.com

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: ralph.demartino@afslaw.com

Email: nick.tipsord@afslaw.com

Attention: Ralph V. De Martino and Nick Tipsord

(b)	If to the Company, to:

GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Email: rehan.huda@gnq.ai

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP

1600 West End Avenue

Nashville, TN 37203

Email: jay.knight@btlaw.com

Email: timothy.vanhal@btlaw.com

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP

40 Temperance Street, Suite 3200

Toronto, ON M4H 0B4

Canada

Email: osoliman@cassels.com

Attention: Omar Soliman

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such purported assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7, (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, SPAC shall pay or cause to be paid, in accordance with Section 2.11(c), the Company Transaction Expenses and the SPAC Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board, the Plan of Arrangement and any exercise of appraisal and dissention rights with respect to the Arrangement, shall in each case be governed by the CBCA and the Laws of the State of Nevada shall apply to the Conversion).

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated October 15, 2025). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a). For the avoidance of doubt, nothing contained in this Section 10.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of either party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which either party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) Nothing in this Section limits claims by a party against the other party hereto (and only against such contracting party, not against any Non-Recourse Party) for intentional misrepresentation or fraud with respect to the express representations and warranties set forth in Article III (in the case of the Company) or Article IV (in the case of SPAC). For the avoidance of doubt, claims of intentional misrepresentation or fraud (i) are limited to the express representations and warranties in this Agreement, (ii) exclude extra-contractual statements, projections, forecasts, estimates or omissions, and (iii) cannot be asserted against any Non-Recourse Party.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except for Section 214 and as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this ARTICLE X, and (c) any claims based on fraud, which shall survive indefinitely. For the avoidance of doubt, there shall be no post-Closing indemnification or other recourse of any kind by either party (or any of its direct or indirect equityholders) against the other party (or any of its direct or indirect equityholders) with respect to any representations, warranties or pre-Closing covenants set forth in this Agreement or any certificate, statement or instrument delivered pursuant hereto, except for claims based on fraud and except for those covenants that by their express terms survive the Closing.

Section 10.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including ArentFox Schiff LLP and Dentons Canada LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute. All pre-Closing communications between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Company or SPAC following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC and the GNQ Companies, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the GNQ Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the GNQ Companies after the Closing; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the GNQ Companies, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the GNQ Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor and GNQ Companies. In the event that SPAC or the GNQ Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the GNQ Companies agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC or any GNQ Companies after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees on behalf of itself and, after the Closing, on behalf of SPAC and the GNQ Companies, (i) to the extent that SPAC or, after the Closing, the GNQ Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 10.18, and (b) neither SPAC nor the GNQ Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC or any GNQ Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the GNQ Companies after the Closing have the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:
IB Acquisition Corp.

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

COMPANY:
GNQ Insilico Inc.

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement by and between IB Acquisition Corp. and GNQ Insilico Inc.]

EXHIBIT A

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

[***]

EXHIBIT B

FORM OF PIPE SUBSCRIPTION AGREEMENT

[***]

EXHIBIT C

FORM OF SHAREHOLDER SUPPORT AGREEMENT

[***]

EXHIBIT D

FORM OF SPONSOR SUPPORT AGREEMENT

[***]

EXHIBIT E

FORM OF LOCK-UP AGREEMENT

[***]

EXHIBIT F

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[***]

EXHIBIT G

FORM OF EXCHANGEABLE SHARE TERMS

[***]

EXHIBIT H

FORM OF NEW SPAC CHARTER

[***]

EXHIBIT I

FORM OF NEW SPAC BYLAWS

[***]

EXHIBIT J

COMPANY ARRANGEMENT RESOLUTION

[***]

EXHIBIT K

FORM OF INCENTIVE PLAN

[***]

EXHIBIT L

FORM OF VOTING AND EXCHANGE AGENCY AGREEMENT

[***]

EXHIBIT M

FORM OF SPAC CERTIFICATE OF DESIGNATION

[***]

EXHIBIT N

Form of Secured Convertible Promissory Note

[***]

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GNQ INSILICO INC.

*****

Article I

NAME

The name of the Corporation is GNQ Insilico Inc. (the “Corporation”).

Article II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is [____________]. The name of the registered agent of the Corporation in the State of Delaware at such address is [_______________].

Article III

PURPOSE

A.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

B.	The Corporation is to have perpetual existence.

Article IV

CAPITAL STOCK

A.	The total number of shares of all classes of stock that the Corporation shall have authority to issue is [___________], which shall be divided into two classes as follows:

[_________] shares of common stock, par value $0.0001 per share (“Common Stock”); and

[_________] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B-1

B.	The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (a “Preferred Stock Designation”)), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation.

C.	Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

D.	Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

E.	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F.	Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

G.	The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) on a one vote per share basis, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

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Article V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.	In addition to any vote required by applicable law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least 66% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, and Section B of Article X.

B.	The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Article VI

BOARD OF DIRECTORS

A.	Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B.	Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

C.	Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

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D.	Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E.	Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

F.	Elections of directors need not be by written ballot unless the Bylaws shall so provide.

G.	Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.

Article VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

A.	To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty owed to the Corporation or its stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

B.	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification and advancement of expenses) through provisions of the Bylaws, agreements with such persons, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C.	Neither the amendment nor repeal of this Article VII. nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

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Article VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

A.	Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

B.	Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chief Executive Officer, the President, the Board of Directors, the Chairperson of the Board of Directors, or any other person designated by the Board of Directors, but such special meetings may not be called by stockholders or any other person or persons.

C.	An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution adopted by the Board or a duly authorized committee thereof.

Article IX

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

A.	If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.	Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section B. of Article IX.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on [___________], 2026.

GNQ INSILICO INC.

By:
Name:
Title:

Annex C

GNQ INSILICO INC.

AMENDED AND RESTATED BYLAWS

(as adopted and effective as of [___], 2026)

C-1

TABLE OF CONTENTS

STOCKHOLDERS MEETINGS		1
1.	Time and Place of Meetings	1
2.	Annual Meetings	1
3.	Special Meetings	1
4.	Notice of Meetings	1
5.	Inspectors	1
6.	Quorum	2
7.	Voting List	2
8.	Voting; Proxies	2
9.	Order of Business	3
10.	Notice of Stockholder Proposals	3
11.	Notice of Directors Nominations	6
12.	Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations	7
13.	Record Dates	9
14.	Recesses and Adjournments	9
DIRECTORS		10
15.	Function	10
16.	Number	10
17.	Removal	10
18.	Resignation	10
19.	Regular Meetings	10
20.	Special Meetings	10
21.	Quorum: Voting	10
22.	Participation in Meetings by Remote Communications	10
23.	Committees	11
24.	Compensation	11
25.	Rules	11
26.	Chairperson: Vice Chairperson	11
27.	Indemnification	11
28.	Generally	13
29.	Waivers	13
OFFICERS		14
30.	Generally	14
31.	Compensation	15
32.	Succession	15
33.	Authority and Duties	15
STOCK		16
34.	Certificates	16
35.	Lost, Stolen or Destroyed Certificates	16
36.	Transfers	16
GENERAL		16
37.	Fiscal Year	16
38.	Reliance upon Books, Reports and Records	16
39.	Amendments	16
40.	Severability	16
41.	Certain Defined Terms	16

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STOCKHOLDERS MEETINGS

1. Time and Place of Meetings. All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of GNQ Insilico Inc., a Delaware corporation (the “Corporation”), from time to time in such manner as set forth in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”). Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications in a manner consistent with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), subject to such guidelines and procedures as the Board may adopt from time to time. The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders.

2. Annual Meetings. At each annual meeting of stockholders, the stockholders will elect the directors from the nominees for director, to succeed those directors whose terms expire at such meeting and will transact such other business, in such case as may properly be brought before the meeting in accordance with Sections 9, 10, 11 and 12. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.

3. Special Meetings. A special meeting of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation, in each case to transact only such business as is specified in the notice of such meeting.

4. Notice of Meetings. Notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Section 28 or by the DGCL, not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law. When a meeting is recessed or adjourned to another place, date, or time, notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, are (a) announced at the meeting at which the recess or adjournment is taken (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting; provided, however, that if the recess or adjournment is for more than thirty (30) days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, must be given in conformity herewith.

5. Inspectors. The Board will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

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6. Quorum. Except as otherwise provided by law, the Certificate of Incorporation, these bylaws (“Bylaws”), or in a certificate of designation of a series of preferred stock filed by the Board pursuant to the DGCL (“Preferred Stock Designation”), the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law, the Certificate of Incorporation, these Bylaws, or in a Preferred Stock Designation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established, will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. If, however, such a quorum shall not be present or represented at any meeting of the stockholders, the presiding officer of the meeting shall have the power to recess or adjourn the meeting from time to time, in the manner provided in Section 14, until a quorum is present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

7. Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, a list of stockholders entitled to vote at the meeting shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 7 or to vote in person or by proxy at any meeting of stockholders. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.

8. Voting; Proxies.

(a) General. Except as otherwise provided by law, by the Certificate of Incorporation, in these Bylaws, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one (1) vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision) and may be documented, signed and delivered in accordance with Section 116 of the DGCL (or any successor provision) provided that such authorization shall set forth, or be delivered with, information enabling the Corporation to reasonably determine the identity of the stockholder granting such authorization.

(b) Vote Required for Stockholder Action. When a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders with respect to all matters other than the election of directors (who will be elected by a plurality of all votes properly cast), except as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation, the rules or regulations of any stock exchange applicable to the Corporation, or by law.

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9. Order of Business. Meetings of stockholders shall be presided over by the Chairperson, if any, or in his or her absence, by the Vice Chairperson, if any, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President, or in his or her absence, by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting. Unless otherwise determined by the Board prior to the meeting, the presiding person of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (a) imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxy holders) that may attend the meeting; (b) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (c) determining the circumstances in which any person may make a statement or ask questions at the meeting; (d) ruling on all procedural questions that may arise during or in connection with the meeting; (e) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; and (f) determining the time or times at which the polls for voting at the meeting will be opened and closed.

10. Notice of Stockholder Proposals.

(a) Business to Be Conducted at Annual Meeting. At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Section 11 and, to the extent applicable, Section 12) must be (i) brought before the meeting by or at the direction of the Board or (ii) otherwise properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Section 10 and Section 12 in relation to such business, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Section 12(a) and is a stockholder of record of the Corporation at the time of the annual meeting, and (C) is entitled to vote at the annual meeting. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(b) Required Form for Stockholder Proposals. To be in proper form, regardless of whether the subject matter is already the subject of any notice to stockholders from the Board, a stockholder’s notice to the Secretary must set forth in writing, on the form provided to the stockholder upon written request to the Secretary and verification that the requesting party is a stockholder or is acting on behalf of a stockholder, including the following information, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is ten (10) business days prior to the annual meeting or any adjournment or postponement thereof; which update shall be delivered to the Secretary no later than five (5) business days after the record date for the annual meeting and not later than eight (8) business days prior to the date of the annual meeting.

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(i) Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Section 12(d)(ii)):

(A) the name and address of such Proposing Person, as they appear on the Corporation’s stock transfer book;

(B) the class, series and number of shares of the Corporation directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C) a representation (1) that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D) a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-l under the Exchange Act or other synthetic arrangement having characteristics of a long position), assuming for purposes of these Bylaws presently exercisable, with an exercise or conversion privilege or a settlement or payment mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation, or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F) any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Corporation or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Corporation;

(G) any material pending or threatened legal proceeding involving the Corporation, any affiliate of the Corporation or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party;

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(H) any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(I) any equity interests, including any convertible, derivative or short interests, in any principal competitor of the Corporation;

(J) any performance-related fees (other than an asset-based fee) to which the Proposing Person or any affiliate or immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests;

(K) a representation whether the stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal; and

(L) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii) Information Regarding the Proposal: As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders;

(B) a description in reasonable detail of any material interest of any Proposing Person in such business, and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and

(C) the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c) No Right to Have Proposal Included. A stockholder is not entitled to have its proposal included in the Corporation’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 10.

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(d) Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

11. Notice of Directors Nominations.

(a) Nomination of Directors. Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this Section 11 will be eligible to serve as directors. Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of stockholders and only (i) by or at the direction of the Board or (ii) by a stockholder who (A) has complied with all applicable requirements of this Section 11 and Section 12 in relation to such nomination, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Section 12(a) and is a stockholder of record of the Corporation at the time of the annual meeting, (C) is entitled to vote at the annual meeting, and (D) subject to Section 12, has nominated a number of nominees that does not exceed the number of directors that will be elected at such meeting.

(b) Required Form for Director Nominations. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing, substantially in the form provided to the stockholder upon written request to the Secretary, which form shall be provided only upon the receipt of evidence reasonably satisfactory to the Secretary verifying that the requesting party is a stockholder or is acting on behalf of a stockholder:

(i) Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined in Section 12(d)(iii)), the information set forth in Section 10(b)(i) (except that for purposes of this Section 11, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Section 10(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 11).

(ii) Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Section 10(b)(i) if such proposed nominee were a Nominating Person;

(B) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three (3) years, any other material relationships, between or among such Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

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(D) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(E) a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is qualified and if elected intends to serve as a director of the Corporation for the entire term for which such proposed nominee is standing for election, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with the proposed nominee’s fiduciary duties under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (4) has read and, if elected as a director of the Corporation, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c) No Right to Have Nominees Included. A stockholder is not entitled to have its nominees included in the Corporation’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 11.

(d) Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

12. Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.

(a) Timely Notice. To be timely, a stockholder’s notice required by Section 10(a) or Section 11(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than one hundred twenty (120) nor more than one hundred fifty (150) days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year 2026, be deemed to have occurred on June 1, 2025); provided, however, that if the date of the annual meeting is scheduled for a date more than thirty (30) days prior to or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting and the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event the number of directors to be elected to the Board at the annual meeting is increased by the Board, and there is no public announcement by the Corporation naming the nominees for the additional directors at least one hundred thirty (130) days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of stockholders, a stockholder’s notice pursuant to Section 11(a) will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(b) Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Section 10 or notice of any nomination to be made at an annual meeting pursuant to Section 11 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 10 or Section 11, as applicable, is true and correct as of the record date for notice of the meeting and as of the date that is ten (10) days prior to the meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, as promptly as practicable.

(c) Determinations of Form; Effect of Noncompliance; Etc.

(i) The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Section 10 and this Section 12 or that a nomination was not made in accordance with the procedures prescribed by Section 11 and this Section 12, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. Notwithstanding anything in these Bylaws to the contrary: (i) no nominations shall be made or business shall be conducted at any annual meeting or special meeting except in accordance with the procedures set forth in Sections 10, 11 and 12, and (ii) unless otherwise required by law, if a Proposing Person intending to propose business or a Nominating Person intending to make nominations at an annual meeting or special meeting pursuant to Sections 10, 11 and 12, as applicable, does not provide the information required under Sections 10, 11 and 12 to the Corporation in accordance with the applicable timing requirements set forth in these Bylaws, or the Proposing Person or Nominating Person (or a qualified representative thereof) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(ii) Notwithstanding the provisions of Sections 10, 11 and 12 and unless otherwise required by law, (A) if any Proposing Person (1) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any nomination or business proposal and (2) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act), then each applicable nomination or business proposal shall be disregarded, notwithstanding that the applicable nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

(d) Certain Definitions.

(i) For purposes of Sections 10, 11 and 12, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable national news service or in a document filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Exchange Act or furnished by the Corporation to stockholders.

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(ii) For purposes of Sections 10 and 12, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(iii) For purposes of Sections 11 and 12, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

13. Record Dates.

(a) Voting Record Dates. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any recess or adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the recessed or adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such recessed or adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 13(a) at the recessed or adjourned meeting.

(b) Payment Record Dates. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Identity of Registered Holder. The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

14. Recesses and Adjournments. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

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DIRECTORS

15. Function. The business and affairs of the Corporation will be managed under the direction of the Board.

16. Number. Election and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the authorized number of directors may be fixed from time to time only by a resolution adopted by the Board. The directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the provisions of the Certificate of Incorporation.

17. Removal. Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

18. Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairperson, if any, the President, the Chief Executive Officer or the Secretary. Any resignation is effective when the resignation is delivered to the Corporation unless the resignation specifies a later effective date or an effective date that is contingent upon the occurrence or non-occurrence of one or more specified events.

19. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

20. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, President, any Vice President, the Secretary, or by any member of the Board.

21. Quorum: Voting. At all meetings of the Board, a majority of the directors at any time in office will constitute a quorum of the Board for the transaction of business. Except for action to be taken by committees of the Board as provided in Section 23, and except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any action required to be taken at a meeting of the Board or any committee thereof, may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in accordance with applicable law. After an action is taken by unanimous written consent, such consent shall be filed with the minutes of proceedings for the Board or committee in accordance with applicable law.

22. Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

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23. Committees. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Board. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business. Any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

24. Compensation. The Board may establish the compensation of directors, including without limitation compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Corporation or at the request of the Board.

25. Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.

26. Chairperson: Vice Chairperson. The Board of Directors may appoint from its members a Chairperson and a Vice Chairperson, neither of whom need be an employee or officer of the Corporation. If the Board of Directors appoints a Chairperson, such Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairperson, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairperson or, in his or her absence, the Vice Chairperson, if any, shall preside at all meetings of the Board of Directors.

27. Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation (including any constituent corporation absorbed in a merger) or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation (including any such constituent corporation) as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 27(a), an indemnitee shall also have the right to be paid by the Corporation, to the fullest extent not prohibited by applicable law, the expenses (including attorney’s fees) incurred by indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Section 27 (which shall be governed by Section 27(c) (hereinafter an “advancement of expenses”)); provided, however, that, if the DGCL requires or in the case of an advancement of expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified under Section 27(a) and Section 27(b) or otherwise.

(c) Right of Indemnitee to Bring Suit. If a claim under Section 27(a) or Section 27(b) is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) thirty (30) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 27 or otherwise shall be on the Corporation.

(d) Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Section 27, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Section 27, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(e) Corporate Obligations: Reliance. The rights granted pursuant to the provisions of this Section 27 shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be entitled to rely on such provisions of this Section 27 without giving notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 27 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) Indemnification of Employees and Agents of the Corporation and Others. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any person (in addition to an indemnitee) serving at the request of the Corporation as an officer, director, employee or agent of any other enterprise to the fullest extent of the provisions of this Section 27 with respect to the indemnification and advancement of expenses of indemnitees hereunder.

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NOTICES

28. Generally.

(a) Form of Notices. Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service or, to the extent permitted by the DGCL, by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail or courier service shall be sent to the address of such stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or with the courier service. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Section 28, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) Notices to Directors. Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

29. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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OFFICERS

30. Generally.

(a) The officers of the Corporation will be elected by the Board and will consist of officers with titles and duties as determined by the Board, but in any case shall include a Chief Executive Officer (which may be the President), a President, a Treasurer and a Secretary, all of whom shall be elected at the annual meeting of the Board. The Board may also choose one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

(b) Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and all other contracts and documents whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board or by these Bylaws to some other officer or agent of the Corporation.

(c) President. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. At all other times the President shall have the active management of the business of the Corporation under the general supervision of the Chief Executive Officer or the Board of Directors. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board, or by these Bylaws to some other officer or agent of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Chief Executive Officer (if the President is not the Chief Executive Officer) or the Board may from time to time prescribe.

(d) Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer). The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

(e) Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board, and shall perform such other duties as may be assigned by the Board. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

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(f) Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Corporation, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and whenever requested by the Board, shall render an account of all his or her transactions as treasurer and of the financial condition of the Corporation, and shall perform such other duties as may be assigned by the Board.

(g) Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.

(h) Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President, any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

31. Compensation. The compensation of all executive officers of the Corporation will be fixed by the Board or by a committee of the Board. The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Corporation to an officer of the Corporation.

32. Succession. The officers of the Corporation will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or may, in the Board’s discretion, be left unfilled for such period as the Board may determine other than the offices of Chief Executive Officer, President, Treasurer and Secretary. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.

33. Authority and Duties. Each of the officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

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STOCK

34. Certificates. The Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Certificates, if any, representing shares of stock of the Corporation will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Corporation by, the Chairperson, if any, or the President or the Chief Executive Officer or the Chief Financial Officer, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

35. Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

36. Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made (a) upon the books of the Corporation only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (b) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or is transfer agent may reasonably require. No transfer shall be made that is inconsistent with the provisions of applicable law.

GENERAL

37. Fiscal Year. The fiscal year of the Corporation will end on December 31 of each calendar year or such other date as may be fixed from time to time by the Board.

38. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

39. Amendments. Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as provided by the Certificate of Incorporation (including any applicable Preferred Stock Designation) and applicable law.

40. Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

41. Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation. The use of the term “days” within these Bylaws, other than when referred to as “business days”, shall mean calendar days. The use of “business days” shall mean days other than Saturday, Sunday, and any day designated as a federal holiday as observed by the SEC. The use of “including” shall mean, including without limitation.

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Annex D

GNQ INSILICO INC.

2026 STOCK INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any corporation, partnership or other entity (i) in which the Company, directly or indirectly, has majority ownership interest or (ii) which the Company controls. For the purposes of this definition, the Company is deemed to “control” such corporation, partnership or other entity if the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under GAAP.

(b) “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) the Participant’s material failure to abide by the Company’s code of conduct or other policies; (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company; (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or which has or may have a material adverse effect on the Company or its goodwill.

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(f) “Change in Control” means the occurrence of any of the following events:

(i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control; or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer;

(B) a transfer of assets by the Company to:

(1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares,

(2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or

(4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection.

For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h) “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i) “Company” means GNQ Insilico Inc. (formerly known as IB Acquisition Corp.), a Delaware corporation.

(j) “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k) “Data” has the meaning set forth in Section 20(f) hereof.

(l) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

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(m) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(n) “Effective Date” means [●], 2026.

(o) “Eligible Person” means (i) each employee and officer of the Company or any of its direct or indirect subsidiaries, (ii) each non-employee director of the Company or any of its direct or indirect subsidiaries; (iii) each other natural Person who provides substantial services to the Company or any of its direct or indirect subsidiaries as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (iv) each natural Person who has been offered employment by the Company or any of its direct or indirect subsidiaries; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its direct or indirect subsidiaries; provided further, however, that (1) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “subsidiaries” as used in this Section 2(p) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (2) with respect to any Award that is intended to be an Incentive Stock Option, the term “subsidiaries” as used in this Section 2(p) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its direct or indirect subsidiaries for purposes of eligibility for participation in the Plan.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q) “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(r) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s) “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(t) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

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(u) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(v) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(w) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(z) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(aa) “Plan” means this GNQ Insilico Inc. 2026 Stock Incentive Plan, as amended from time to time.

(bb) “Qualified Member” means a member of the Committee who is a “Non- Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules or other applicable stock exchange rules.

(cc) “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(dd) “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ee) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ff) “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(gg) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(hh) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(jj) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(kk) “Share Limit” has the meaning set forth in Section 4(a) hereof.

(ll) “Stock” means Class A Common Stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(mm) “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

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(nn) “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(oo) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants, (ii) grant Awards, (iii) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (iv) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (v) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (vi) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (vii) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(b), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

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(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non- employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan (the “Share Limit”) shall equal [●]1. In addition to the foregoing, subject to Section 10(a), commencing on January 1, 2027, and on the first day of each fiscal year of the Company thereafter during the term of the Plan, additional shares of Stock representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding shares of Stock on such date will automatically be added to the Share Limit; provided that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional stockholder approval. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NASDAQ Listing Rule 5635(c) and IM-5635-1, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

1 Per Section 6.9 of the BCA the number of shares reserved for issuance under the plan shall equal 15% of the total number of shares of Class A Common Stock outstanding immediately following the closing on a fully diluted basis assuming the conversion of all securities convertible into shares of Class A Common Stock.

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(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

(c) Incentive Stock Options. No more than [●] shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d) Shares Available Under Acquired Plans. To the extent permitted by NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(p) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

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(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (i) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (ii) by delivery of shares of Stock having a value equal to the exercise price, (iii) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (iv) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(i) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (1) by the Service Recipient for Cause, or (2) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(ii) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (1) all vesting with respect to such Participant’s Options outstanding shall cease, (2) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (3) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

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(iii) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(i) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (1) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (2) cannot be exercised more than five (5) years after the date it is granted.

(ii) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iii) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

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(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (i) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (ii) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (i) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (ii) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (iii) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

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8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(i) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (A) by the Service Recipient for Cause, or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (2) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (3) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

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(ii) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(iii) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Stock-Based Awards; Cash-Based Awards.

(a) Other Stock-Based Awards. Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

(b) Cash-Based Awards. The Committee may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

10. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. In the event of (i) changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (ii) the declaration and payment of any extraordinary dividend in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (iii) any other change in applicable laws or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, then the Committee shall: (A) equitably and proportionately adjust or substitute, as determined by the Committee in its sole discretion, (w) the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4(a) hereof), (x) the number of shares of Stock covered by each outstanding Award, (y) the price per share of Stock underlying each outstanding Award, and/or (z) the kind of a share of Stock or other consideration subject to each outstanding Award and available for future issuance pursuant to the Plan; (B) in respect of an outstanding Award, make one or more cash payments to the holder of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion, in an amount that the Committee determines in its sole discretion addresses the diminution in the value of such outstanding Award in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Committee in its sole discretion. In no event shall any adjustments be made in connection with the conversion of one or more outstanding shares of preferred stock of the Company into shares of Stock. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

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(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), all Awards outstanding on the effective date of such Corporate Event shall be treated in the manner described in the definitive transaction agreement (or, in the event that the Corporate Event does not entail a definitive agreement to which the Company is party, in the manner determined by the Committee in its sole discretion), which agreement may provide, without limitation, for one or more of the following:

(A) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) above, and to the extent that such Awards vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

(B) The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event;

(C) The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Awards subject to exercise, the applicable exercise price (such amounts to be paid on substantially the same schedule and subject to substantially the same terms and conditions as the consideration payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee); provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars ($0), and to the extent that the per- share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration;

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(D) The cancellation of any or all Options and other Awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options and other Awards to be so cancelled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options or other Awards to be (1) contingent upon and subject to the occurrence of the Corporate Event, and (2) effectuated by such means as are approved by the Committee; and

(E) The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date (or such later date on which the applicable consideration is payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee).

Payments to holders pursuant to subsection 10(b)(iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (x) represent and warrant as to the unencumbered title to his or her Awards, (y) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (z) deliver customary transfer documentation as reasonably determined by the Committee.

The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

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13. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15. Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable.

17. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

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(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (ii) any other action that is treated as a repricing under GAAP, and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20. Miscellaneous

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (i) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (ii) the Company retain physical possession of the certificates, and (iii) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

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(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such employee dies or suffers a Disability, (ii) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e)will apply to all Awards.

(f) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(f) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

17

(g) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans (including the Canadian sub-plan attached hereto as Appendix A) as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in New Castle County, Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any court sitting in New Castle County, Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

19

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

* * *

20

GNQ Insilico Inc.

2026 Stock Incentive Plan

Special Terms and Conditions for Participants Outside of the United States

This Appendix A (the “Appendix”) is adopted by the Committee pursuant to Section 20(g) of GNQ Insilico Inc. 2026 Stock Incentive Plan (the “Plan”).

The Appendix includes additional terms and conditions that govern the Award if the Participant resides and/or works in one of the countries listed below. The Appendix shall only apply to the Participants in the Plan who reside and/or work in one of the countries listed below; and, in each case, the country-specific terms and conditions set out in the Appendix shall only apply to a Participant who resides and/or works in the corresponding country. If the Participant is a citizen or resident (or is considered as such for local law purposes of a country other than the country in which the Participant is currently residing and/or working), or if the Participant transfers to another country after the date of grant of an Award, the Board shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

Except as otherwise provided by the Appendix, all Awards pursuant to the Plan shall be governed by the terms of the Plan (or, as prescribed by the Plan, an applicable Award Agreement or Participant Agreement).

The Plan and the Appendix shall be read together. The Appendix may be amended or rescinded from time to time by the Committee.

The Participant to whom this Appendix has been delivered hereby accepts and consents to the terms of the Appendix.

Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Award Agreement.

Canada

1.	“Canadian Participant” means a Participant who is resident in, or is primarily employed in, Canada.

2.	“Disability” shall have the meaning set for in the human rights legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. In the absence of an applicable statutory definition, “Disability” means: the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code; or, in the event that there is an Award Agreement or Participant Agreement containing a definition of “Disability”, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

3.

Settlement. Notwithstanding Section 7(c) of the Plan, any Restricted Stock Unit Award that vests will be settled only in Stock. A Canadian Participant will not have any right to a cash payment in settlement of the Restricted Stock Unit Award.

A-1

4.	Termination. The provisions applicable in case of Termination of a Canadian Participant who is an employee of the Company or any of its Affiliates, including Termination with or without Cause or due to the Canadian Participant’s Disability, retirement, or death, shall be construed and regulated in accordance with the legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. Without limitation:

a.	the Canadian Participant’s continuous employment with the Company or any of its Affiliates will include the minimum period of statutory notice of termination (if any) required by applicable employment or labour standards legislation and regulations; and

b.

for the purposes of determining the Canadian Participant’s entitlements to any Award, the date on which the Canadian Participant’s employment is Terminated (the “Date of Termination”) shall be the latter of (x) the last day on which the Canadian Participant performs their duties to the Company or any of its Affiliates and (y) the end of the minimum period of notice (if any) required by applicable employment or labor standards legislation and regulations.

For the avoidance of any doubt, the Date of Termination for a Canadian Participant shall not be extended by any period of contractual or common law notice of termination of employment in respect of which a Canadian Participant receives or may receive pay in lieu of notice of termination of employment or damages in lieu of such notice of termination of employment. No participant in the Plan or entitlements thereunder shall be included in any entitlement which a Canadian Participant may have to contractual, civil law or common law pay in lieu of notice of termination of employment or damaged in lieu of such notice of termination of employment. A Canadian Participant will not earn or be entitled to any pro-rated Award for any portion of time before the date on which the Canadian Participant’s right to vest ceases. A Canadian Participant shall not be entitled to any right to claim damages under contract, civil law, or common law on account of or related to the loss of an Award beyond the Date of Termination.

The provisions applicable in case of Termination of a Canadian Participant shall apply regardless of the reason for Termination and even if such Termination is found to be invalid, in breach of an obligation owed to the Canadian Participant under applicable laws, in breach of an agreement between the Canadian Participant and the Company or any of its Affiliates, or otherwise. The provisions applicable in case of Termination of a Canadian Participant shall also apply in the event that a Canadian Participant asserts that their employment with the Company or any of its Affiliates has been constructively dismissed.

5.	An arbitration required by Section 20(g) of the Plan may be conducted in [●] or Toronto, Ontario, Canada. Nothing in Section 20(g) of the Plan shall operate to prohibit a Canadian Participant from pursuing any applicable statutory remedy with an applicable governmental agency or statutory tribunal pursuant to and in accordance with applicable legislation and regulations.

* * *

A-2

Annex E

FAIRNESS OPINION
RELATED TO THE BUSINESS COMBINATION BETWEEN
IB ACQUISITION CORP. &
GNQ INSILICO INC.
VALUATION DATE: JANUARY 16, 2026
REPORT DATE: FEBRUARY 19, 2026

Prepared for:

Board of Directors
IB Acquisition Corp.

MARSHALL STEVENS

E-1

February 19, 2026

Board of Directors of IB Acquisition Corp.
c/o Mr. Adelmo S. Lopez
Chief Executive Officer
IB Acquisition Corp.
2500 N Military Trail, Suite 160-A
Boca Raton, FL, 33431

Dear Mr. Lopez:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as "Marshall & Stevens", "we", "our" or words of similar import) has been engaged to advise the Board of Directors of IB Acquisition Corp. (the "Board" and "IBAC" respectively) as to the fairness, from a financial point of view, to IBAC of the proposed business combination with GNQ Insilico Inc. ("GNQ"). We understand that the transaction (the "Proposed Transaction") contemplates a business combination, or similar structure, among IBAC and GNQ. The consideration includes GNQ shareholders receiving 50,000,000 IBAC common shares (the "Base Consideration") and an earnout for up to an additional 7,500,000 IBAC common shares (the "Earnout"). The value of this consideration was determined to be $548,900,000 (the "Purchase Price").

This opinion (the "Opinion") is being provided to assist the Board in determining whether or not to enter into a definitive agreement with GNQ memorializing the Proposed Transaction and whether or not, in the event that such definitive agreement is entered into, to recommend the Proposed Transaction to GNQ's shareholders. Our analysis is based on the available financial information as of January 16, 2026 (the "Valuation Date"). Our Opinion is based on the assumption that all provisions related to the financial elements of the Proposed Transaction are as set forth in the draft Business Combination Agreement between IBAC and GNQ, last dated February 19, 2026. Our Opinion speaks solely as of the Valuation Date, and to no other date. It is understood that we have no obligation to update this Opinion, even if new, additional or revised information is brought to our attention. This Opinion is being issued pursuant to our Engagement Letter dated December 16, 2025, including the General Contractual Conditions incorporated therein (our "Agreement") and is subject to the terms, conditions, qualifications and limitations of our Agreement.

Our Opinion is based on a review of publicly available business and financial information relating to IBAC and GNQ. We have also reviewed internal financial and operating information related to IBAC and GNQ, where applicable. In addition, we interviewed members of IBAC and GNQ's respective management teams and advisors (collectively "Management").

This opinion is based on financial analyses prepared in accordance with applicable professional standards. These procedures included such valuation analyses as we considered necessary and appropriate under the circumstances of this engagement. With your approval: (i) we have valued GNQ based on its equity value as a going concern; (ii) we, at the direction of the Board, have used the initial issuance price of IBAC common stock ($10.00 per share)

950 East State Hwy 114, Southlake, TX 76092 | 817.481.4995 | marshall-stevens.com
Chicago Dallas/Fort Worth Los Angeles Minneapolis New York Princeton Salt Lake City Tampa

Board of Directors of IB Acquisition Corp.
c/o Mr. Adelmo S. Lopez
Page 2

as the value of the securities to be issued in the Proposed Transaction, and we have determined financial fairness by comparing the value of GNQ to the consideration paid by IBAC.

Our analyses relied upon, but were not necessarily limited to, the consideration of the following information:

- Draft Business Combination Agreement, last dated February 19, 2026, describing the terms of the Proposed Transaction (the "BCA");
- The historical financial statements of GNQ;
- The GNQ company presentation prepared by Management;
- Financial projections of GNQ prepared by Management;
- Information relating to GNQ's industry and similar companies;
- Discussions with and information provided by Management; and
- Such other information as we have determined to be useful to our analysis.

We have not independently verified any of the foregoing information or projections and, with your permission, have relied upon its completeness and accuracy in all material aspects. We have not made an independent evaluation or appraisal of the underlying assets of either IBAC or GNQ.

Our engagement was only to consider the fairness to IBAC, from a financial point of view, of the Proposed Transaction with GNQ. We have not been engaged to consider or advise upon the fairness of any other aspect of the Proposed Transaction, such as, without limitation, any fees paid or to be paid, any bonuses paid or to be paid, any incentive equity plans adopted or to be adopted, any executive employment agreements entered into or to be entered into, any subsequent equity raises or other diluting events, or the fact that the Potential Transaction will result in a change of control of IBAC. In reaching our conclusions, we have not considered the impact (positive or negative) of the transaction itself. We have not been retained to consider or to give advice, and have not considered and give no advice, as to whether the consummation of the transaction is in the best interests of IBAC or its equity holders, or whether any other transactions are available to IBAC or its equity holders, or whether this is the best transaction available to IBAC or its equity holders.

We are acting only as a valuation advisor to the Board and are not acting as the financial advisor, dealer, brokers or fiduciary to the Board, IBAC or its shareholders or any other individual or entity (together with any governmental or quasi-governmental agency or authority, each a "Person") in connection with the Proposed Transaction. It is understood that this Opinion is for the exclusive use of the Board and may only be relied upon by the Board.

Based on the above information and the qualifications and limitations set forth herein, we are of the view that, as of the Valuation Date, the Proposed Transaction with GNQ is fair to IBAC from a financial point of view.

Board of Directors of IB Acquisition Corp.
c/o Mr. Adelmo S. Lopez
Page 3

We are independent of and have no current or prospective economic interests in IBAC and/or GNQ.

As noted above, this Opinion is solely for the benefit of and may only be relied upon by the Board. This Opinion is not tax advice or a recommendation to any Person as to how to vote their interests with respect to the Proposed Transaction or any other transaction, or whether to purchase, sell or hold any securities.

Respectfully submitted,

MARSHALL & STEVENS TRANSACTION ADVISORY SERVICES LLC

Jason Wainwright, CFA, ABD
Managing Director

CC: Jeffrey Pierce, CFA

MARSHALL
STEVENS

IB Acquisition Corp.

Fairness Analysis Related to the Business Combination with
GNQ Insilico Inc.

Report Date as of February 6, 2026

Prepared for the Exclusive Benefit and Use of the Board of Directors of IB Acquisition Corp.

Legal Disclaimer

This presentation has been provided to the Board of Directors (referred to herein as the "Board", "you" "your" or words of similar import) of IB Acquisition Corp. ("IBAC", or the "SPAC") by Marshall & Stevens Transaction Advisory Services LLC ("Marshall & Stevens", "we", "our" or words of similar import) for use by you in consideration of the "Proposed Transaction" as such term is defined below, and for no other purpose, and may not be used or relied upon for any purpose without the written consent of Marshall & Stevens. The information contained herein (the "Information") is confidential. By accepting this Information, you agree to use it for informational purposes only and will not divulge any such Information to any other party. Reproduction of this Information, in whole or in part, is prohibited. These contents are proprietary and a product of Marshall & Stevens. This analysis and presentation were prepared pursuant to the terms, conditions, and limitations of the engagement letter (the "Engagement Letter") by and between Marshall & Stevens Transaction Advisory Services LLC and IB Acquisition Corp. Marshall & Stevens was initially engaged to prepare a valuation of GNQ Insilico Inc. ("GNQ") and, upon request, to deliver our opinion as to fairness to IBAC from a financial point of view of Proposed Consideration to be paid by IBAC for GNQ in the Proposed Transaction.

The information used in preparing these materials may have been obtained from or through you or your representatives or from public sources. Marshall & Stevens assumes no responsibility for independent verification of such information and has relied on such information as being complete and accurate in all material respects. To the extent such information includes estimates and/or forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with the management of your company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Marshall & Stevens has no obligation (express or implied) to update any or all of the Information or to advise you of any changes; nor do we make any express or implied warranties or representations as to the completeness or accuracy or accept responsibility for errors.

These materials are presented on a confidential basis, solely for your use and benefit in connection with your evaluation of the Proposed Transaction (defined herein), and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose, individual, or entity (each a "Person" and collectively "Persons") without the prior written consent of Marshall & Stevens. These materials are intended to serve as discussion materials for your benefit and as a summary of the basis upon which Marshall & Stevens may render an Opinion (defined herein). These materials should not be interpreted, as to how IBAC, or any Person (including your shareholders), should vote or act with respect to any matters relating to and any opinion provided by Marshall & Stevens would not, address the merits of the underlying business decision to enter into the Proposed Transaction relative to any other alternative strategy or transaction, nor constitute any recommendation on the Proposed Transaction, or whether to proceed with the Proposed Transaction or any other transaction.

2

Table of Contents

Section I	Introduction & Transaction Overview	4
Section II	GNQ Overview	8
Section III	Valuation of GNQ	12
Section IV	Conclusion & Opinion	29
Appendix A	Earnout Valuation	31
Appendix B	Dilution Analysis	35
Appendix C	Industry & Economic Overview	38
Appendix D	Valuation Methodology	44

3

Section I

Introduction & Transaction Overview

MARSHALL STEVENS

Engagement Overview

The Engagement

Marshall & Stevens Transaction Advisory Services LLC (**"Marshall & Stevens", "we", "our" or words of similar import**) was retained by IB Acquisition Corp., (**"IBAC"**, or the **"SPAC"**) for the benefit of IBAC's Board of Directors to evaluate the fairness to IBAC of the proposed consideration to be paid for GNQ Insilico Inc. (**"GNQ"**), and, if requested by the Board of Directors, to prepare a fairness opinion (the **"Fairness Opinion"**) addressed to the Board of Directors regarding the same.

The Proposed Transaction

As outlined in the executed non-binding Letter of Intent (the "LOI"), the subject transaction (the **"Proposed Transaction"**) involves IBAC acquiring all outstanding equity in GNQ Insilico Inc.

GNQ shareholders will receive aggregate consideration of approximately to $500,000,000 (the **"Base Consideration"**), comprising of 50 million shares of IBAC issued at a per share price of $10.00.

The Base Consideration will be subject to adjustments based upon achieving a contract revenue threshold and the potential to receive additional consideration via earnouts (the **"Proposed Consideration"**).

The Proposed Transaction provides that any GNQ unvested options outstanding will be assumed by the resulting public entity and will not reduce the share consideration otherwise payable to GNQ's existing equity holders.

Scope of Analysis

In connection with our engagement, Marshall & Stevens has made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances as we understand them.

Marshall & Stevens also took into account our assessment of general economic, capital market, and financial conditions as of the date of the analysis, as well as our experience in transactions in general and with respect to industry participants.

Marshall & Stevens's procedures, investigations, and financial analyses included, but were not limited to a review of the LOI outlining the terms of the transaction, forward-looking projections provided by the GNQ's management team, industry and market research, discussions with IBAC and GNQ management teams (collectively **"Management"**), and other documents related to the Proposed Transaction and GNQ.

5

The Proposed Transaction Structure

In exchange for all outstanding equity in GNQ, GNQ shareholders will receive consideration of 50 million shares of IBAC (the **"Base Consideration"**), to be adjusted based on the contract revenue threshold and the earnout (the **"Proposed Consideration"**). Per Management, IBAC shares were valued at **$10.00 per share.**

Proposed Consideration

Base Consideration	• Consideration will be in the form of **50 million shares of IBAC** (the "Base Consideration").
Contract Revenue Threshold	• If GNQ does not achieve the minimum contract value revenues of **$8,000,000** for the year ended December 31, 2025, the Base Consideration will be reduced to **$400,000,000** (the "Contract Revenue Threshold").

We have assumed the Contract Revenue Threshold was **met**; thus, the Base Consideration remained at **$500 million.**[1]

GNQ shall receive **either** the Revenue Earnout **or** the Share Price Earnout, whichever is **greater.**

Revenue Earnout	• If GNQ achieves a minimum of **$100,000,000** in total contract value revenues for the year ended December 31, 2026, the Proposed Consideration will be increased by **7.5 million shares of IBAC** (the "Revenue Earnout"). We have assumed contract revenues are equal to the face value of the contract assuming full completion, without any discount to present value and did not apply GAAP recognition standards.
Share Price Earnout	• If the volume-weighted average price of IBAC's common shares exceeds **$15.00** for any twenty (20) trading days within any period of forty (40) consecutive trading days during the Earnout Period, or IBAC is acquired in a change of control transaction at a price per share equal to or greater than $15.00, the GNQ's shareholders shall receive an additional **2.5 million shares of IBAC.** • For every **$2.50** increment in share price above **$15.00**, if the volume-weighted average price of IBAC's common shares exceeds such incremental threshold for any twenty (20) trading days in a period of forty (40) consecutive trading days during the Earnout Period, or if IBAC is acquired in a change of control transaction at a per-share price equal to or greater than such incremental threshold, the GNQ's shareholders shall receive **an additional 1.25 million shares of IBAC** for each such threshold achieved. • The maximum aggregate number of shares issuable pursuant to the Share Price Earnout shall not exceed **7.5 million shares of IBAC.** We have assumed, for the purposes of our analysis, that any such increase in share price is attributable to organic growth and have not considered the possibility of growth through acquisitions.

Proposed Transaction

IB Acquisition Corp.
(NasdaqGM: IBAC)
Proposed Consideration
All Outstanding Equity
GNQ Insilico Inc

[1] *We have not assessed the probability of these contract revenues will be realized.*

6

Valuation Conclusion

Based on the valuation analysis in this Report, the following chart represents the valuation range for GNQ relative to the Proposed Consideration paid in the Proposed Transaction.

GNQ Equity Value vs. Proposed Consideration
$548.9mm Proposed Consideration
$521.9mm
$594.3mm
$400
$450
$500
$550
$600
$650
Millions

7

GNQ Overview

GNQ
INSILICO

Business Description

GNQ is a California-based TechBio firm pioneering the integration of artificial intelligence, quantum computing, and advanced biological modeling for drug development. GNQ's Drug Assessment Platform (DAP) leverages digital twin technology to predict drug efficacy, safety, and patient response with unprecedented accuracy, enabling pharmaceutical companies to accelerate development timelines, reduce costs, and improve clinical outcomes. In November 2023, GNQ entered into a MOU with IBM to provide technology and data science support to develop the In Silico platform and in September 2025, the Company launched their Drug Assessment Platform. GNQ is headquartered in Pleasanton, CA.

Drug Assessment Platform

The GNQ Drug Assessment Platform (DAP) represents a breakthrough in computational drug development and due diligence, providing investors and pharmaceutical companies with an unprecedented depth of molecular and clinical insights. Key capabilities include:

i. Molecular profiling
ii. Clinical potential prediction
iii. Investment-grade due diligence

Bio Digital Twin Platform

The GNQ Bio Digital Twins Platform represents a revolutionary approach to personalized healthcare, creating comprehensive computational models of individual biological systems. Digital twin technology provides unprecedented insights into the patients own health, simulating how different lifestyle choices might impact their health trajectory.

Key capabilities include:

i. Comprehensive data integration
ii. Advanced modeling capabilities
iii. Healthcare applications

Information obtained from a corporate presentation provided by Management and GNQ's website.

9

Historical Financial Performance

GNQ provided historical financial statements for the years ended December 31, 2023, December 31, 2024, and the trailing twelve months ended June 30, 2025 (collectively, the "Review Period"). Given GNQ's launch of the Drug Assessment Platform in September 2025, GNQ has no reported revenue for the Review Period. Key income statement and balance sheet items are presented below.

Income Statements

	31-Dec-23	31-Dec-24	30-Jun-25
Revenue	$0	$0	$0
SG&A expenses	$46,671	$937,810	$1,004,221
EBITDA	($46,671)	($937,810)	($1,004,221)
Depreciation	$0	$0	$679
Other income (expense)	$0	($1,056,930)	($1,338,652)
Net income	($46,671)	($1,994,740)	($2,343,551)

Balance Sheets

	31-Dec-23	31-Dec-24	30-Jun-25
Assets	$353,826	$4,207,274	$4,620,415
Liabilities	$400,497	$1,512,243	$1,264,310
Equity	($46,671)	$2,695,030	$3,356,105
Debt	$0	$0	$20,000
Working capital	($400,497)	($1,512,243)	($1,244,310)

Historical financial information obtained from GNQ unaudited financial statements provided by Management

10

Deal Pipeline

Since the launch in September 2025, GNQ has closed 2 contracts for a total contract value of $10,750,000.
GNQ's current 2026 deal pipeline includes total contract values of $131,500,000.

Deal Pipeline				
Client	Contract Size	Status	Date	Type
Mindlab	$750,000	Signed Contract	Q4 2025	Standard Assessment
Insight[1]	$10,000,000	Signed Contract	Q4 2025	Platform Licensing
Total Closed Contracts	**$10,750,000**			
Regenalife	$13,500,000	Contract Negotiations	Q1 2026	Platform Licensing
Freehealth	$5,000,000	Contract Negotiations	Q1 2026	Platform Licensing
Gamela	$3,000,000	Contract Negotiations	Q1 2026	Platform Licensing
Hedge fund	$5,000,000	Awaiting Term Sheet	Q1 2026	Platform Licensing
Ministry of Bahrain	$10,000,000	Finalizing Scope	Q2 2026	Platform Licensing
Dept of Defense	$5,000,000	Demo to Leadership	Q2 2026	Platform Licensing
Regenalife	$75,000,000	Scope Discussions	Q2 2026	Platform Licensing
Koh – POR	$5,000,000	Initial Discussions	Q3 2026	Platform Licensing
Arbitrage B&L Fund	$5,000,000	Initial Discussions	Q3 2026	Platform Licensing
Lenghea Law Fund	$5,000,000	Initial Discussions	Q3 2026	Platform Licensing
Total Pipeline	**$131,500,000**			

[1] The Insight contract is in its pilot stage and is subject to cancellation by Insight for convenience. The fee for the pilot program is $50,000.
Pipeline provided by Management as of January 19, 2026

11

Discounted Cash Flow (DCF) Model

We developed a DCF model to arrive at GNQ's market value of invested capital. The DCF method first projects the cash flow the business is expected to produce over a discrete period. Then, each discrete cash flow is discounted to a present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection. To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value, using an appropriate discount rate. Cash & equivalents are added and total debt is subtracted, if any, to arrive at GNQ's equity value.

Project Cash Flows

- Development of projected income statements, balance sheets, and cash flows.
- Critical assumptions include projected revenue, profit margins, as well as working capital and capital expenditure requirements.

Determine Discount Rate

- Cash flows are discounted at the weighted average cost of capital (WACC) for the business.

Terminal Value

- Terminal value is the value remaining at the end of the discrete forecast period.
- Commonly used methods include the Gordon Growth Model, H-Model, or an exit multiple

13

Overview of Key Risks & Assumptions

GNQ management provided financial projections, which we relied upon for the valuation. The following outlines key assumptions underlying the projected financial performance of GNQ.

Description	Value	Notes

Standard Assessments

Engagements per Year
70
170
250
330
410

- Standard assessments carry an estimated revenue of **$250,000** per engagement.
- Revenue is earned in the quarter following the engagement.

Premium Simulations

Engagements per Year
20
52
84
116
148

- Premium simulations carry an estimated revenue of **$750,000** per engagement.
- Revenue is earned over the following two quarters.
- Additionally, a portion of clients are expected to enter into an annual subscription agreement for **$300,000** per annum over 3 years.

Platform Licensing

Revenue
$20mm
$40mm
$60mm
$80mm
$100mm

- Platform licensing represents engagements where GNQ's platform is being utilized by larger institutions.
- The larger fee per engagement is supported by the current deal pipeline.

Profitability

Operating Margins of 56-59%

- Direct costs for revenue were forecast to be 25.0% of revenue.
- 25% of Direct salaries, wages, & consulting fees were expensed up-front, with the remaining amortized over a five-year period.
- Operating expenses were forecast at 12.0% of revenue.
- Tax rate was estimated by management at 30.0%.

14

Financial Projections

Revenue Analysis

- Revenue was projected to be $37.5mm in year one, growing to $312.5mm in year five.
- The majority of year one revenue comes from Platform licensing. By year five, the revenue breakout is approximately an even split between the three streams.

Revenue

Millions
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$37.5
$108.0
$174.4
$242.8
$312.5
Year 1
Year 2
Year 3
Year 4
Year 5

Net Income Analysis

- Net income was projected to grow from $14.8mm in year one to $127.4mm in year five.
- Direct costs were 27-30% of revenue, and operating expenses were fixed at 12% of revenue.

Net Income

Millions
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
41.5%
41.0%
40.5%
40.0%
39.5%
39.0%
38.5%
39.4%
41.2%
41.2%
41.0%
40.8%
$14.8
$44.5
$71.9
$99.6
$127.4
Year 1
Year 2
Year 3
Year 4
Year 5

15

Weighted Average Cost of Capital (WACC)

In determining an indication of value utilizing the DCF model, we derived a discount rate for GNQ by determining its weighted average cost of capital. The WACC is intended to approximate the required rate of return of the operating assets. Two components of the WACC calculation are the firm's cost of equity capital and the firm's cost of debt.

Cost of Equity

A firm's cost of equity capital, K_e, is the expected, or required, rate of return on the firm's common stock. We relied on the Capital Asset Pricing Model (CAPM) to determine K_e. The components of the CAPM are the following:

- The risk-free rate of return, R_f, defined as the 20-year U.S. Treasury bond rate
- The market risk premium, designated as $[R_m - R_f]$ in the CAPM equation
- The security's beta coefficient, β, used as an index of the security's systematic risk
- The small stock risk premium, SSRP
- The security's unsystematic risk premium, USRP

The required rate of return on the security is calculated as follows:

$$K_e = R_f + \beta\,[R_m - R_f] + SSRP + USRP$$

Cost of Debt

We derived an estimate of the long-term cost of debt based on the Moody's Baa-rated corporate bond yield.

Weighted Average Cost of Capital

The WACC calculation is a function of the cost of capital components and the capital structure of the operating entity and its industry. The formula used for the calculation of the WACC is presented as follows:

$$K = W_e \times K_e + W_d \times K_d \times (1\text{-}T_m)$$

where:

K	=	the WACC
W_e	=	the proportion of equity in the capital structure
K_e	=	the cost of equity
W_d	=	the proportion of debt in the capital structure
K_d	=	the pretax cost of debt
T_m	=	the blended federal/state tax rate for C corporations

Public market data was obtained from S&P Capital IQ, as of January 16, 2026

16

Unsystematic Risk Premium Discussion

The unsystematic risk premium represents the additional return investors demand to compensate for company-specific risks that are not captured in the market assumptions and movements. GNQ faces certain specific challenges and risks beyond their guideline public company peers that would result in an investor requiring a higher rate of return.

Unsystematic Risk Premium Build Up		
Description	**Low Case**	**High Case**
[1] Limited operating history	6.00%	5.20%
[2] Pipeline concentration risk	3.75%	3.25%
[3] Financial projection risk	5.25%	4.55%
Concluded USRP	15.0%	13.0%

Notes:
[1] *GNQ has just launched in Q4 2025, so one cannot rely on the operating history as an indicator of future success.*
[2] *GNQ's current deal pipeline is concentrated with the Regenalife platform licensing opportunity ($75mm). Failure to close this deal could lead to lower near-term financial performance than expected.*
[3] *GNQ's long-term projected financial performance depends on assumptions and inputs that may prove inaccurate, resulting in variances from expected outcomes.*

17

Cost of Equity

The Pepperdine private cost of capital (PCOC) survey was originally launched in 2007 and was the first comprehensive and simultaneous investigation of the major private capital market segments. The PCOC survey investigates, for each private capital market segment, the important benchmarks that must be met in order to qualify for each particular capital type, how much capital is typically accessible, what the required returns are for extending capital in today's economic environment, and outlooks on demand for various capital types, interest rates, and the economy in general.

Private Capital Market Required Rates of Return			
Investment Type	1st Quartile	Median	3rd Quartile
PEG ($1M EBITDA)	22.0%	25.0%	30.0%
PEG ($5M EBITDA)	20.5%	21.0%	23.0%
PEG ($10M EBITDA)	20.0%	20.5%	21.5%
PEG ($25M EBITDA)	19.5%	20.0%	20.5%
PEG ($50M EBITDA)	19.0%	19.5%	20.0%
VC (Pre-Seed)	25.0%	35.0%	80.0%
VC (Seed)	24.0%	34.0%	43.0%
VC (Early Stage)	24.0%	30.0%	38.0%
VC (Expansion)	23.0%	29.0%	33.0%
VC (Later Stage)	23.0%	28.0%	32.0%
Angel (Seed)	25.0%	35.0%	90.0%
Angel (Startup)	23.0%	34.0%	49.0%
Angel (Early Stage)	20.0%	31.0%	45.0%
Angel (Expansion)	18.0%	29.0%	40.0%
Angel (Later Stage)	13.0%	28.0%	38.0%

The PCOC survey was reviewed to support the concluded CAPM cost of equity for GNQ. The concluded cost of equity rates from the CAPM calculation ranged from **27.4%** to **29.4%**. This corresponds with a cost of equity within the median of expansion or later stage venture capital, indicating that the concluded cost of equity in the CAPM calculation are reasonable estimates.

Source: Pepperdine Capital Markets Survey, 2025 Private Capital Markets Report

18

Determination of WACC

Cost of Equity

$K_e = R_f + \beta [R_m - R_f] + SSRP + USRP$

Low

$K_e = 4.79\% + 1.26 [6.26\%] + 1.73\% + 15.00\% =$ **29.4%**

High

$K_e = 4.79\% + 1.26 [6.26\%] + 1.73\% + 13.00\% =$ **27.4%**

Cost of Debt

$K_d =$ **5.87%**

Weighted Average Cost of Capital

$K = W_e \times K_e + W_d \times K_d \times (1-T_m)$

Low

$K = 0.967 \times 29.4\% + 0.033 \times 5.87\% \times (1 - 21\%) =$ **28.6%**

High

$K = 0.967 \times 27.4\% + 0.033 \times 5.87\% \times (1 - 21\%) =$ **26.6%**

Based on the parameters of CAPM, the cost of debt, and the capital structure, we determined the WACC for GNQ ranged from **26.6%** to **28.6%**.

Low & High refer to the resulting values, which has an inverse relationship to the WACC. Thus, the Low refers to the scenario with the higher WACC.

19

Synthesis of Net Cash Flow

	For the Year Ending:				
	Year 1	Year 2	Year 3	Year 4	Year 5
Sources of Cash Flow:					
Net income	14,778,435	44,493,960	71,907,360	99,599,710	127,362,410
Amortization	712,950	1,792,950	3,412,950	5,662,950	8,662,950
Total Sources of Cash Flow	15,491,385	46,286,910	75,320,310	105,262,660	136,025,360
Uses of Cash Flow:					
Additions to working capital	4,896,560	2,920,750	3,517,500	3,627,750	3,659,250
Capital expenditures	5,400,000	8,100,000	11,250,000	15,000,000	18,750,000
Net cash flow	5,194,825	35,266,160	60,552,810	86,634,910	113,616,110
Total Uses of Cash Flow	15,491,385	46,286,910	75,320,310	105,262,660	136,025,360
Net Cash Flow	**$5,194,825**	**$35,266,160**	**$60,552,810**	**$86,634,910**	**$113,616,110**

Net Cash Flow

Millions
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$5.2
$35.3
$60.6
$86.6
$113.6
Year 1
Year 2
Year 3
Year 4
Year 5

20

Residual Value Determination

To determine the residual value of GNQ, we utilized the H-model.

The H-model assumes that the growth rate of the GNQ's cash flows declines linearly from a high supernormal rate to a long-run, steady state growth rate during an initial stage (the "High Growth Stage") and then grows at the steady state growth rate thereafter (the "Steady State Growth Stage").

Growth Rate
25%
3%
High Growth Stage
Steady State Growth Stage
10
Time (Years)
*Graphic not drawn to scale

H-Model Assumptions & Multiple Determination

The components of the H-Model used to determine the implied cash flow multiple are as follows:

- The discount rate, k, defined as the weighted average cost of capital
- The high growth rate, g_1, defined as the initial growth rate at this stage
- The residual growth rate, g_2, defined as the long-run, steady state growth rate
- The life of the high growth stage, t, defined as the amount of time until the steady state is reached

The implied multiple cash flows is calculated as follows:

$$\frac{(1+g_2)+(\frac{t}{2}\times(g_1-g_2))}{k-g_2}=HM$$

Residual Value Calculation

	Low Case		High Case
Residual cash flow	$142,020,137		$142,020,137
Discount rate	28.6%	to	26.6%
High growth rate	25.0%		25.0%
Residual growth rate	3.0%		3.0%
Life of high growth stage	10		10
x H-model Multiple	8.32x	to	9.03x
Residual value	**$1,181,651,924**	**to**	**$1,281,791,917**

We note that the residual values were 3.78x to 4.10x GNQ's forecasted year five sales.

21

Income Approach Conclusion

Discounted Cash Flow Method Conclusion	Low Case		High Case
PV net cash flow	$133,603,122		$140,207,558
PV residual value	$380,982,658		$443,471,641
Enterprise Value	**$514,585,781**	**to**	**$583,679,199**
Plus: Cash	$813		$813
Less: Debt	($20,000)		($20,000)
Equity Value	**$514,566,594**	**to**	**$583,660,012**

The income approach indicated an equity value of **$514.6mm** to **$583.7mm.**

Income Approach Equity Value Range

$514.6mm
$583.7mm
$400
$450
$500
$550
$600
Millions

22

Overview of the Guideline Companies

Ticker: CRL	Charles River Laboratories International, Inc. provides preclinical and clinical laboratory services that support pharmaceutical and biotechnology companies, government agencies, and academic institutions. Its operations span drug discovery, non-clinical development, and safety testing, supplying research models and associated services used in therapeutic development. The company offers genetically engineered models, in vivo and in vitro testing, and biologics testing solutions that enable clients to evaluate efficacy, safety, and regulatory compliance. Its global footprint includes facilities in North America, Europe, Canada, and the Asia-Pacific region.
Ticker: IQV	IQVIA Holdings Inc. provides advanced analytics, technology solutions, and clinical research services to organizations within the life sciences and healthcare industries. Its offerings include clinical trial management, real-world evidence insights, healthcare data analytics, and commercial intelligence tools that support decision-making across drug development and commercialization. IQVIA operates across the Americas, Europe, Africa, and the Asia-Pacific region, serving pharmaceutical, biotechnology, and medical device companies as well as healthcare providers and payers.
Ticker: MEDP	Medpace Holdings, Inc. is a clinical contract research organization offering development services for drugs and medical devices. The company manages studies from Phase I through Phase IV, supporting regulatory submissions, data management, medical writing, and clinical monitoring. It works across therapeutic areas including oncology, cardiology, metabolic diseases, and infectious diseases. Medpace operates in North America, Europe, and Asia, providing integrated clinical development capabilities that help sponsors conduct global clinical trials efficiently.
Ticker: SDGR	Schrödinger, Inc. develops a physics-based computational platform used for molecular discovery in drug development and materials science. Its software applications support molecular modeling, simulation, and predictive design, enabling researchers to explore molecular structures and identify potential therapeutic compounds. In addition to software licensing, the company engages in collaborative drug discovery programs with pharmaceutical and biotechnology partners.
Ticker: CERT	Certara, Inc. provides biosimulation software and technology-enabled services used in drug discovery, preclinical research, clinical trial design, regulatory submissions, and market access. Its modeling and simulation platforms support pharmacokinetic and pharmacodynamic analysis, virtual trials, and regulatory strategy. The company serves pharmaceutical and biotechnology organizations worldwide, helping them predict clinical outcomes, optimize study designs, and navigate approval processes.

Companies were identified via S&P Capital IQ

23

Overview of the Guideline Companies (cont.)

Ticker: SLP	Simulations Plus, Inc. develops modeling and simulation software used by the pharmaceutical, biotechnology, agrochemical, cosmetics, and food industries, as well as academic institutions and regulatory agencies. Its products assist with absorption, distribution, metabolism, excretion, and toxicity (ADMET) predictions, as well as formulation design and clinical trial simulation. Incorporated in 1996 and headquartered in Lancaster, California, the company provides analytical tools that support compound screening, regulatory filings, and research decision-making.

Ticker: HYFT	MindWalk Holdings Corp. operates as a bio-native AI company. It focuses on the integration of artificial intelligence, multi-omics data, and advanced laboratory research to accelerate the discovery and development of biologics. The company, through its LensAI platform and HYFT technology, it partners with pharmaceutical and biotechnology companies to drive de-risk drug development and unlock therapeutic possibilities. The company was incorporated in 1983 and is headquartered in Austin, Texas.

Ticker: ABSI	Absci Corporation is a generative artificial intelligence–focused biotechnology company that integrates AI with scalable wet-lab technologies to design antibody therapeutics. Its platform analyzes datasets to propose molecular designs and rapidly test them using proprietary protein expression systems. Absci aims to accelerate therapeutic discovery by combining computational modeling with laboratory automation. The company operates in the United States and partners with pharmaceutical and biotech firms developing biologic therapies.

Ticker: RXRX	Recursion Pharmaceuticals, Inc. is a clinical-stage biotechnology company that applies automation, data science, and computational tools to drug discovery. The company integrates biological and chemical experimentation with machine-learning-driven analysis to map cellular behavior and identify potential therapeutic candidates. Its platform is designed to industrialize drug discovery by generating large-scale datasets and using them to uncover novel biological insights. Recursion conducts research and development programs across multiple therapeutic areas.

Companies were identified via S&P Capital IQ

24

Guideline Company Multiple Analysis

Ticker	CRL	IQV	MEDP	SDGR	CERT	SLP	HYFT	ABSI	RXRX
Revenue (S)	$4,024	$15,904	$2,358	$257	$416	$79	$19	$3	$44
Gross profit	$1,395	$5,372	$1,641	$149	$255	$47	$11	($70)	($503)
% margin	*34.7%*	*33.8%*	*69.6%*	*58.2%*	*61.4%*	*59.6%*	*57.6%*	*-2495.0%*	*-1152.3%*
EBITDA	$885	$2,926	$536	($164)	$105	$12	($7)	($106)	($638)
% margin	*22.0%*	*18.4%*	*22.7%*	*-63.9%*	*25.3%*	*15.0%*	*-34.4%*	*-3747.9%*	*-1460.0%*
Market capitalization	$10,813	$40,477	$17,208	$1,237	$1,515	$410	$97	$454	$2,431
Enterprise value (EV)	$13,282	$53,873	$17,067	$957	$1,651	$374	$87	$308	$1,853
EV/S	3.30x	3.39x	7.24x	3.73x	3.97x	4.76x	4.60x	109.37x	42.42x
EV/'26S	3.26x	3.15x	6.07x	3.17x	3.71x	4.66x	5.09x	16.62x	22.42x
EV/'27S	3.13x	2.99x	5.58x	2.84x	3.46x	4.25x	3.91x	9.10x	11.36x
27-'25 CAGR	2.76%	6.53%	13.84%	14.54%	7.10%	5.87%	8.39%	246.60%	93.22%

Figures in millions

Guideline Company Analysis

We bifurcated the guideline company set into low growth and high growth, ranked based on the '25-'27 compound annual growth rate (CAGR). Companies with greater than a 10.0% CAGR were characterized as high growth.

Low Growth:

- CRL, IQV, CERT, SLP, HYFT

High Growth:

- MEDP, SDGR, ABSI, RXRX

EV / '27 Sales[1]

Low Growth
High Growth
12
10
8
6
4
2
0
3.13x
2.99x
5.58x
2.84x
3.46x
4.25x
3.91x
9.10x
11.36x
CRL
IQV
MEDP
SDGR
CERT
SLP
HYFT
ABSI
RXRX

[1] *2027 corresponds to Year 2 of the forecast*

25

Guideline Company Multiple Analysis (cont.)

Summary Statistics - EV/'27 S		
Measure	Low Growth	High Growth
Low	2.99x	2.84x
25th Percentile	3.13x	4.90x
Median	3.46x	7.34x
Mean	3.55x	7.22x
75th Percentile	3.91x	9.67x
High	4.25x	11.36x

EV / '27 Sales

12.00x
10.00x
8.00x
6.00x
4.00x
2.00x
0.00x
Low Growth
High Growth
Selected Multiple Range, 4.90x – 5.60x
3.13x
4.25x
2.99x
3.46x
3.91x
5.58x
2.84x
11.36x
9.10x
CRL, 2.76%
SLP, 5.87%
IQV, 6.53%
CERT, 7.10%
HYFT, 8.39%
MEDP, 13.84%
SDGR, 14.54%
RXRX, 93.22%
ABSI, 246.60%

Companies sorted left-right by ascending CAGR

Based on a review of the guideline companies and their multiples, we selected an EV/'27 Sales range of **4.90x** to **5.60x**.

26

Market Approach Conclusion

Market Approach Conclusion			
	Low Case		*High Case*
Projected Year 2 Sales	$108,025,000		$108,025,000
EV / '27 S Multiple Range	4.90x		5.60x
Enterprise Value	**$529,322,500**	**to**	**$604,940,000**
Plus: Cash	$813		$813
Less: Debt	($20,000)		($20,000)
Equity Value	**$529,303,313**	**to**	**$604,920,813**

The market approach indicated an equity value of **$529.3mm** to **$604.9mm.**

Market Approach Equity Value Range

$529.3mm
$604.9mm
$400
$450
$500
$550
$600
$650
Millions

27

Valuation Conclusion

The income approach indicated a valuation range of $514.6mm to $583.7mm.

The market approach indicated a valuation range of $529.3mm to $604.9mm.

Our concluded valuation range was an average of these two indications, resulting in an equity value range of **$521.9mm** to **$594.3mm**.

Reconciliation of Valuation Methods

Income Approach
$514.6mm
$583.7mm
Market Approach
$529.3mm
$604.9mm
Equity Value Conclusion
$521.9mm
$594.3mm
$400
$450
$500
$550
$600
$650
Millions

28

Section IV

Conclusion & Opinion

MARSHALL & STEVENS

Assessment of Transaction Terms

Based on the valuation analysis in this Report, the following chart represents the valuation range for GNQ relative to the Proposed Consideration paid in the Proposed Transaction.

GNQ Equity Value vs. Proposed Consideration

$548.9mm Proposed Consideration
$521.9mm
$594.3mm
$400
$450
$500
$550
$600
$650
Millions

30

Earnout Characteristics

The characteristics of the Earnout in the Proposed Compensation for GNQ are presented in the following tables.

GNQ shall receive **either** the Revenue Earnout **or** the Share Price Earnout, whichever is **greater**.

Revenue Earnout	
Shares Received	7,500,000
Start Date	January 1, 2026
Expiration Date	December 31, 2026
Contract Revenues Threshold	$100,000,000

Share Price Earnout	
Shares Received	2,500,000
Start Date	Closing Date
Expiration Date	2 Years from Close
Strike Price	$15.00 VWAP[1]
Price Requirement	20 of 40 Trading Days
Incremental Shares	1,250,000
Price Increment Above Strike	$2.50
Maximum Shares	7,500,000

[1] *VWAP – Volume-Weighted Average Price*

32

Monte Carlo Inputs

We performed a Monte Carlo Simulation with the following inputs:

Global Inputs	
Stock Price	$10.00
Volatility	60.0%
Dividend Yield	0.0%
Step-size	0.004
Trading Steps per Year	252
Trials	50,000

Revenue Earnout	
Shares Received	7,500,000
Contract Revenue Threshold	$100,000,000
Forecast of Contract Revenues	$56,850,000
Probability	25.0%

Share Price Earnout	
Shares Received	2,500,000
Strike Price	$15.00 VWAP
Price Requirement	20 of 40 Trading Days
Incremental Shares	1,250,000
Incremental Strike Price	$2.50
Maximum Shares	7,500,000
Forecast Horizon	2.00 Years
Risk-Free Rate	3.59%
Number of Steps	504

33

Simulation Results

The table below presents the simulation results for the Earnout.

Simulation Results			
Description	Present Value	Shares Received	Value Received
Trials	50,000	50,000	50,000
Mean	$48,945,471	3,391,475	$50,601,904
Standard Deviation	$57,443,025	3,388,146	$59,319,049
Skewness	0.93	0.19	0.92
Kurtosis	2.60	1.22	2.59
Coeff. of Variation	1.17	1.00	1.17

The results of the simulation indicated a total present value for the Earnout (rounded) of **$48,900,000.**

34

Unvested Stock Options

Rollover of Unvested Options

Per the LOI, "Issued but unvested stock options will be assumed by the Public Entity and will not reduce the Share Consideration otherwise payable to the Company's Existing Equity Holders".

By allowing the unvested options to rollover to the Public Entity, there will be dilution to shareholders. We performed an analysis to estimated the economic impact of this dilution.

Summary of Unvested Options*

Holder	Number of Options	Expiration Date	Term (Years)	Strike Price
Nimish Saxena	36,667	12/1/2034	8.87	$2.00
Nira Barlow	22,500	10/1/2034	8.71	$2.00
Aparajita Pathak	37,500	4/1/2035	9.21	$2.00
Andrea Dobrindt	88,542	6/1/2035	9.37	$4.00
Anh Pham	125,000	10/1/2035	9.71	$6.00
Eduardo Austin	60,000	10/1/2035	9.71	$6.00
Carmen Gil	60,000	11/1/2035	9.79	$6.00
Total	**430,208**			

[1] *Per GNQ's capitalization table, reflective of their stock split effective February 5, 2026*

Exchange Ratio Determination

GNQ Insilico Inc
29,336,488
Fully Diluted Shares

IB Acquisition Corp.
50,000,000
Shares

1.70 IBAC Shares : 1 GNQ share

The exchange ratio was used to adjust the starting stock price when valuing the options.

36

Option Valuation

We assessed the value of the options by looking at both their intrinsic value[1] and options value, as determined by the Black-Scholes Option Pricing Model (BSOPM).

[1] *Intrinsic value is the immediate, realizable value of an option if it were exercised right now.*

BSOPM Inputs	
Stock Price	$17.04
Volatility	60.0%
Dividend Yield	0.0%
Risk-free rate	4.24%
Term	8-10 Years

Intrinsic Value of Unvested Options

Holder	Number of Options	Strike Price	Stock Price[2]	Intrinsic Value	Option Value
Nimish Saxena	36,667	$2.00	$17.04	$551,599	$583,201
Nira Barlow	22,500	$2.00	$17.04	$338,481	$357,538
Aparajita Pathak	37,500	$2.00	$17.04	$564,136	$597,549
Andrea Dobrindt	88,542	$4.00	$17.04	$1,154,904	$1,340,789
Anh Pham	125,000	$6.00	$17.04	$1,380,453	$1,820,482
Eduardo Austin	60,000	$6.00	$17.04	$662,617	$873,831
Carmen Gil	60,000	$6.00	$17.04	$662,617	$874,971
Total	**430,208**			**$5,314,808**	**$6,448,361**

[2] *Stock price was adjusted by multiplying $10 by the exchange ratio.*

37

GDP & Employment

Gross Domestic Product

Real gross domestic product (GDP) increased at an annual rate of 4.3 percent in the third quarter of 2025 (July, August, and September), according to the initial estimate released by the U.S. Bureau of Economic Analysis. In the second quarter, real GDP increased 3.8 percent.

The increase in real GDP in the third quarter reflected increases in consumer spending, exports, and government spending that were partly offset by a decrease in investment. Imports, which are a subtraction in the calculation of GDP, decreased.

8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
-1.0
-2.0
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

Employment

Nonfarm payroll employment, according to the Bureau of Labor Statistics (BLS), rose by 50,000 in December 2025 and the unemployment rate changed little at 4.4 percent. Employment continued to trend up in food services and drinking places, health care, and social assistance. Retail trade lost jobs.

The U6 unemployment rate, which includes all marginally attached workers and those employed part-time for economic reasons, increased from 7.6% in December 2024 to 8.4% in December 2025.

28.0
24.0
20.0
16.0
12.0
8.0
4.0
0.0
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
U3
U6

Sources: Bureau of Economic Analysis, Federal Reserve Bank of St. Louis, Bureau of Labor Statistics

39

Interest Rates & Inflation

Interest Rates

The interest rate on the three-month Treasury bill declined from 4.23% as of December 31, 2024, to 3.57% as of December 31, 2025. The interest rate on the ten-year Treasury note decreased from 4.58% as of December 31, 2024, to 4.18% as of December 31, 2025.

In the last twelve months, the yield curve continues to steepen, with the spread between the twenty-year Treasury Bond and the one-year Treasury Bill increasing between December 31, 2024, to December 31, 2025 from 0.70% to 1.31%.

6.0
5.0
4.0
3.0
2.0
1.0
0.0
1 Mo
3 Mo
6 Mo
1 Yr
2 Yr
3 Yr
5 Yr
7 Yr
10 Yr
20 Yr
30 Yr
12/31/2024
12/31/2025

Inflation

According to the BLS, the Consumer Price Index for All Urban Consumers (CPI-U) increased 0.2 percent on a seasonally adjusted basis over the two months from September to November 2025. Over the past 12 months, the all-items index rose 2.7 percent before seasonal adjustment; October data were unavailable due to a lapse in appropriations. The index for all items less food and energy increased 0.2 percent over the period, while shelter rose 0.2 percent. Energy prices increased 1.1 percent and the food index rose 0.1 percent. Household furnishings, communication, and personal care increased, while lodging away from home, recreation, and apparel declined. The price pressures measure indicates a 61.48 percent probability that PCE inflation will exceed 2.5 percent over the next twelve months, up from 11.54 percent a year earlier. Forecasters expect headline CPI inflation to average 3.1 percent at an annual rate this quarter.

Percent Change from a Year Ago
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
-4.0%
100.00%
80.00%
60.00%
40.00%
20.00%
0.00%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Price Pressures Measure
CPI, % Change

Sources: U.S. Department of Treasury, Federal Reserve Bank of St. Louis, Bureau of Labor Statistics

40

Stock Markets & Population

Stock Markets

The stock markets gained momentum from December 31, 2024, to December 31, 2025. The S&P 500 Index (SPY) closed at 586.08 on December 31, 2024, and closed higher at 681.92 on December 31, 2025. The Dow Jones Industrial Average Index (DIA) closed at 425.50 on December 31, 2024, and closed higher at 480.57 on December 31, 2025. The NASDAQ Composite Index (QQQ) closed at 511.23 on December 31, 2024, and closed higher at 614.31 on December 31, 2025.

170
160
150
140
130
120
110
100
90
80
Jan-24
Apr-24
Jul-24
Oct-24
Jan-25
Apr-25
Jul-25
Oct-25
S&P 500
Dow Jones
NASDAQ

Consumer Sentiment

The University of Michigan Survey of Consumers reported that the Index of Consumer Sentiment has decreased from 71.8 a year ago in November 31, 2024 to 51.0 in November 31, 2025. The index is still well below the pre-COVID high of 101.0 in February 2020. The index is based on a survey of consumer perceptions of present economic conditions and expectations of future conditions. The survey is based on a sample of 500 phone interviews consisting of 50 core questions conducted across the continental U.S. This is considered a leading indicator of future consumer expenditures and economic activity.

120
100
80
60
40
20
0
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Sources: CapIQ Database, University of Michigan, Surveys of Consumers

41

Biotechnology Overview

Executive Summary

The explosive growth in biotechnology in recent years can't be understated. What's fueling this rapid growth varies, as biotech's applications span healthcare, agriculture and manufacturing. COVID-19 brought more attention to biotechnology, as biotech was central to vaccine development and a reopening economy. Biotech's potential to develop vaccines shifted the industry's trajectory, with investment reaching unprecedented levels and over 150 biotech producers going public in 2021. However, biotechnology producers faced a noticeable slowdown in a post pandemic environment. Investor uncertainty grew as capital became harder to secure and high interest rates persisted. Major pharmaceutical firms actively pursued mergers and acquisitions to replenish pipelines as blockbuster patents expired, but the overall pace of deals slowed because of greater scrutiny and lower valuations. In 2025, investors remain cautious as interest rates remain high, critical funding sources are at risk and an evolving policy environment triggers uncertainty. Despite recent challenges, revenue has been expanding at a CAGR of 2.4% to an estimated $258.4 billion over the past five years, with expected growth of 6.3% in 2025.

Research and development (R&D) is crucial for biotechnology companies to successfully discover, develop and commercialize products. Early-stage biotech producers can't cover the **skyrocketing R&D costs** alone, relying on external funding for growth instead. While biotech evaded the economic downturn during the pandemic as investors poured capital into the field, biotechnology companies have navigated a challenging financial climate as inflation and high interest rates made funding difficult. In 2025, regulatory and funding shifts have added a new challenge. FDA changes under the Trump administration have hurt investor confidence and stretched development timelines, particularly for smaller firms. At the same time, deep NIH funding cuts and stricter grant rules threaten critical early-stage research. As these pressures mount, many small companies delay projects, downsize or exit, while larger companies gain market share. This environment risks concentrating innovation, making it more challenging for new entrants to compete.

Market Size

Billions
$350
$300
$250
$200
$150
$100
$50
$0
2.35% CAGR
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031

Products and Services

Human health technologies
Animal health, marine and terrestrial microbial technologies
Environmental remediation and natural resource recovery
Agriculture and aquaculture technologies
Industrial technologies
11.3%
12.0%
7.4%
7.5%
61.8%

Source: IBISWorld Industry Report, Biotechnology in the US, August 2024

42

In Silico Technologies Overview

Definition

"In silico" processes occur on a computer rather than in a physical laboratory (in vitro) or living organism (in vivo). In silico technologies ("ISTs") complement or may replace traditional evidence generation methods by enhancing in vitro testing and in vivo studies through finer resolution, examination beyond the limits of physical testing, and elucidation of causal links. ISTs allow researchers to conduct experiments, test hypotheses, and predict outcomes beyond the scope of, and in addition to, experiments in the physical world (in vitro or in vivo) by tapping into technologies like augmented or virtual reality (AR/VR). This technology convergence provides innovative pathways to accelerate research, enhance precision, and optimize outcomes across a broad spectrum of applications

Drivers of Adoption

- De-risk time-consuming preclinical development
- Shorten/improve time to market
- Reduce/refine/replace for animal experimentation
- Reduce clinical trial costs by reducing necessary enrollment
- Address unmet needs for rare conditions
- Enhance clinical efficiency through pre-operative planning

Cost and Time Benefits

1. The expected cost to develop a new drug—including capital costs and expenditures on drugs that fail to reach the market (90% failure rate in translating from pre-clinical to clinical)—has been estimated to range from less than $1 billion to more than $2 billion. In 2018, four drug development programs had previously-unstudied dose regimens approved based on in silico evidence in lieu of additional clinical trials. Combined, these companies saved an estimated $80 million in development costs and 54 months of development time.

2. In 2021, sixteen companies participating in the FDA's model-informed drug development paired meeting pilot program estimated that their participation in the program collectively saved $201.5 million in development costs, and 279 months of development time. This translates to a total estimated savings of $54.7 billion.

3. The economic benefit for a new product first to market usually results in market exclusivity for 2.8 to 3.8 years, so utilizing ISTs to accelerate the delivery of transformative products into the market can yield tremendous financial benefits. Relative to other industry sectors, the health care industry is slow moving: new products often require five to seven years to become publicly available. The first mover advantage persists for ten years after launching a new drug, despite the unique complexities in the pharmaceutical industry, such as prescribing characteristics and competitive dynamics.

Source: Reagan-Udall Foundation, In Silico Technologies, June 2024

43

Appendix D

Valuation Methodology

MARSHALL & STEVENS

Valuation Methodology

There are three conceptually distinct methodologies that can be applied to estimate indications of value of a business or asset: (a) the income approach, (b) the market approach and (c) the cost approach.

Income Approach

The income approach quantifies the present value of anticipated future income generated by a business or an asset. Forecasts of future income require analyses of variables that influence income, such as revenues, expenses, and taxes. One form of the income approach, the discounted cash flow (DCF) analysis, defines future economic income as net cash flow and considers not only the profit-generating abilities of a business but also the investment in capital equipment and working capital required to sustain the projected net cash flow. The forecasted net cash flow is then discounted to present value using an appropriate rate of return or discount rate. The income approach is unique in its ability to account for the specific contribution to the overall value of various factors of production.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

Cost Approach

The cost approach considers replacement cost as the primary indicator of value. The cost approach is based on the reasoning that a prudent investor would not pay more for the subject business or an asset than the cost to the investor to replace or re-create it. Historical cost data is often used to indicate the current cost of replacement or recreation, with certain adjustments made for physical deterioration or obsolescence. Like the market approach, the cost approach makes fewer assumptions than the income approach, but the primary limitation inherent in the cost approach is its inability to capture the value of many categories of intangible assets

45

Valuation Methodology for GNQ

The following are common valuation methods used under the three approaches:

Income Approach	Market Approach	Cost Approach
1. Discounted Cash Flow Method 2. Direct Capitalization Method 3. Excess Earnings Method	1. Guideline Public Company Method 2. Merger and Acquisition Method 3. Backsolve Method	1. Reproduction Cost 2. Replacement Cost 3. Net Asset Value Method

Selected Methodology

In our valuation of GNQ, we considered all three approaches to value. Under the income approach, we utilized the DCF method. Under the market approach, we utilized the guideline public company method. We determined that the cost approach was not appropriate for the valuation of GNQ because this method does not account for the intangible asset value of an ongoing business enterprise.

46

Levels of Value & Terminology

The Market Value of Invested Capital (MVIC) is a financial metric that represents the total market value of a company's invested capital. It includes the combined value of equity and long-term interest-bearing debt.

Enterprise Value (EV) is a measure of a company's total operating value. Enterprise value represents a cash-free, debt-free value of the business. Transactions often occur based on an agreed upon enterprise value.

Equity Value represents the total value of a company that is attributable to its shareholders. In a stock or membership purchase, the equity value is what the seller receives, prior to any transaction fees.

Market Value of Invested Capital
Less: Cash
Enterprise Value
Less: Debt
Plus: Cash
Equity Value

47

Option Valuation Methodology

In order to value the Earnout, we considered using option valuation methodologies. There are several different models which could be used to value an option: (a) Black-Scholes Option Pricing Model ("BSOPM"), (b) Monte Carlo Simulation ("MCS") and (c) Binomial Option Pricing Model ("BOPM").

Black-Scholes Model

In 1973, Fisher Black and Myron Scholes issued a paper titled, "The Pricing of Options and Corporate Liabilities," which presented a closed-form solution for determining the value of options on non-dividend-paying stocks. BSOPM has been extended to dividend-paying stocks and is based on several assumptions:

1. The options are European, which means that they can be exercised only on the option expiration date.
2. Stock prices behave randomly, and stock returns are distributed log normally.
3. Interest rates and the standard deviation of stock returns remain constant over the option's life.
4. Trading occurs continuously.
5. There are no taxes, commissions, or other transactions costs in trading the stock or the option.

Monte Carlo Simulation

MCS analysis is mathematically similar to that used in a BSOPM. However, in a MCS, a computer is used to generate random price movements, which are constrained by the expected volatility of the underlying security. Where each step in a binomial model contains two possible outcomes, each step in a MCS contains an unlimited number of potential outcomes (simulations of 10,000 to 1,000,000 outcomes are common). The price path that the assets are assumed to follow is Geometric Brownian Motion.

The benefit of MCS over formula-based option pricing models such as the BSOPM is that the flexibility allows for more complex options to be valued and, thus, more precision.

Binomial Model

BOPM uses a step procedure, allowing for the specification of nodes during the time span between the Valuation Date and the option's expiration date. Each node represents a step of the model, and each step contains a decision between one possible upward and one possible downward movement. Per the model's name, binomial, each node has exactly two possible outcomes.

The model reduces possibilities of price changes, removes the possibility for arbitrage, assumes a perfectly efficient market, and shortens the duration of the option. Under these simplifications, it is able to provide a mathematical valuation of the option at each point in time specified.

BOPM is useful for valuing derivatives such as American options, which allow the owner to exercise the option at any point in time until expiration.

Selected Methodology

Based on the terms and parameters of the Earnout, we utilized a Monte Carlo Simulation to perform the valuation.

48

Annex F

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2026, by and among I-B Good Works 4, LLC, a Delaware limited liability company (“Sponsor”), IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement, dated as of March 16, 2026, by and between SPAC and the Company (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, Sponsor owns 3,243,590 shares of common stock, par value $0.0001 per share, of SPAC (the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with SPAC’s initial public offering (the “IPO”), Sponsor purchased 610,500 units of SPAC (“Units”), each Unit consisting of one share of common stock, par value $0.0001 per share, of SPAC (“Common Stock”) and one-twentieth of one right, each whole right (the “Rights”) entitling Sponsor to purchase one share of Common Stock (the 610,500 shares of Common Stock and 30,525 Rights included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of March 25, 2024 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares, (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the BCA, the Company has required that Sponsor enter into this Agreement.

F-1

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the BCA is validly terminated in accordance with its terms prior to the Closing, for the benefit of the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the shares of SPAC Common Stock (including the shares of SPAC Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of SPAC Common Stock in connection with the Transactions and fully comply with the transfer restrictions (as adjusted solely for the benefit of the Company as provided below) with respect to the Founder Shares and the Private Placement Securities (with the transfer restrictions in Section 7(a) of the Insider Letter on the Founder Shares (and as adjusted solely for the benefit of the Company as provided below) applied to the Private Placement Securities, mutatis mutandis, in each case subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares and the Private Placement Securities, (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) six (6) months after the date of the Closing, (B) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property, and (C) such shorter period as specified in the Lock-Up Agreement.

2. Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding Founder Shares, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, any rights to adjustment or other anti-dilution protections to which it may be entitled in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the BCA is validly terminated in accordance with its terms. All other terms related to the SPAC Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

3. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that none of SPAC, ExchangeCo or CallCo shall be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of SPAC, ExchangeCo, CallCo and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

2

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, SPAC and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the BCA, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA; (B) the Insider Letter; (C) the Amended and Restated Registration Rights Agreement; (D) any PIPE Subscription Agreement to which a Releasing Party may be a party; or (E) any underwriting agreement, business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the SPAC Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the BCA or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of SPAC owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any SPAC Governing Documents of its Subsidiaries or any indemnity or similar agreements by SPAC or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the SPAC Disclosure Letter or as contemplated by Section 6.7 of the BCA.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

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4. Reserved.

5. Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Founder Shares listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Founder Shares and (iii) Sponsor has not entered into any voting agreement (other than this Sponsor Support Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Founder Shares.

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(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of SPAC Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of SPAC Common Stock underlying the Units purchased in the Private Placement.

(e) Contracts with SPAC. Except for (a) the Contracts described in Section 3(c) or otherwise disclosed in the SPAC Disclosure Letter and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

6. Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the BCA is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to SPAC, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC) or afford to any Person access to the business, properties, assets or personnel of SPAC (in each case, solely in their respective capacities as businesses, properties, assets or personnel of SPAC disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (ii) enter into, or encourage SPAC to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or SPAC.

7. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the BCA and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the BCA.

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8. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

IB Acquisition Corp.
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: lopez.al@mac.com

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: ralph.demartino@afslaw.com

Email: marc.rivera@afslaw.com

Attention: Ralph V. De Martino and Marc E. Rivera

if to Sponsor, to it at:

I-B Good Works 4, LLC
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: lopez.al@mac.com

Attention: Al Lopez

with copies to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: ralph.demartino@afslaw.com

Email: marc.rivera@afslaw.com

Attention: Ralph V. De Martino and Marc E. Rivera

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if to the Company or, after Closing, SPAC, to it at:

c/o GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588
Email: rehan.huda@gnq.ai

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP
1600 West End Avenue
Nashville, TN 37203

Email: jay.knight@btlaw.com

Email: timothy.vanhal@btlaw.com

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, ON M4H 0B4
Canada
Email: osoliman@cassels.com

Attention: Omar Soliman

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought, provided that, prior to the Closing, SPAC shall not waive any of its rights hereunder without the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement. Without limiting the foregoing, if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by SPAC that were incurred by the Company) exceeds the SPAC Transaction Expenses Cap, then, at the election of Sponsor made at or prior to Closing by delivery of written notice thereof to SPAC and the Company (the “Excess Expense Notice”), Sponsor shall either (A) pay to SPAC at Closing the Excess Expense Amount in cash, or (B) effective immediately following Closing, forfeit a number of shares of SPAC Common Stock held by Sponsor immediately following Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00, and Sponsor shall immediately thereafter surrender such forfeited shares to SPAC, whereupon such shares shall be cancelled and retired. If Sponsor shall fail to deliver the Excess Expense Notice to SPAC and the Company prior to the Closing, then Sponsor shall be deemed to have made the election referred to in clause (B) of the immediately preceding sentence.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

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(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Arrangement (including the Share Exchanges) and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Reserved.

(o) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

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(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,

a Nevada corporation

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

Sponsor:

I-B GOOD WORKS 4, LLC,

a Delaware limited liability company

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Managing Member

Company:

GNQ INSILICO INC.,

a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

SCHEDULE I

Stockholder	Number of Founder Shares	Number and Type of Private Placement Securities
I-B Good Works 4, LLC	3,243,590 shares of Common Stock	610,500 shares of Common Stock 30,252 shares of Common Stock to be issued upon conversion of the private placement rights

Annex G

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2026 by and among the persons identified on Schedule I hereto (each, a “Shareholder” and collectively the “Shareholders”), IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement between SPAC and the Company, dated as of March 16, 2026 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, each Shareholder owns the number and class(es) of shares in the capital of the Company as set forth next to the name of such Shareholder on Schedule I (such Company Common Shares, together with all other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), by reason of any stock split, equity security dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares of stock or other equity securities or other rights, the “Shareholder Shares”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares; (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, obtaining the Company Required Approval is a condition precedent to the consummation of the Closing; and

G-1

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the BCA, SPAC has required certain Company Shareholders to enter into this Agreement and a lock-up agreement with the Company and SPAC to be entered into prior to the Closing (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Covenants of the Shareholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing or (y) the date on which the BCA is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Shareholder, severally and not jointly, hereby agrees that:

(i) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Company Shareholders, however called, and in any action by written consent of the Company Shareholders, at which the BCA and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the Company Shareholders, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) in favor of the Company Arrangement Resolution, the Plan of Arrangement and the other Transactions, and to execute and deliver any written consents with respect to the Shareholder Shares approving any matter in connection with the Arrangement (including the Share Exchanges) and the matters contemplated by the BCA and the Ancillary Agreements promptly, but in no event later than five (5) Business Days after the registration statement filed with the SEC on Form S-4 is declared effective; and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) against (other than pursuant to, or in furtherance of, the Arrangement (including the Share Exchanges) and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Arrangement (including the Share Exchanges) or any of the other Transactions, the BCA or any of the other agreements related to the Arrangement (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as an exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by SPAC; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the constating documents or the other organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the BCA or the Ancillary Agreements), except if approved in writing by SPAC; (ee) any other change in the corporate structure (other than the Arrangement (including the Share Exchanges) or any of the other Transactions) or business of the Company or any of its Subsidiaries, except if approved in writing by SPAC; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (2) any Acquisition Proposal or Alternative Transaction (unless the Company Board has effected a Company Modification in Recommendation pursuant to Section 7.7(e) of the BCA in respect of a Company Superior Proposal, or the Company has terminated or is terminating the BCA pursuant to Section 9.1(e) thereof); (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the BCA or of such Shareholder contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Closing set forth in Article VIII of the BCA not being fulfilled; (5) any action that would preclude SPAC from filing with the SEC a registration statement on Form S-4 as contemplated by the BCA; and (6) any action that would preclude SPAC from filing with the SEC the Proxy Statement as contemplated by the BCA; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (6) of the preceding clause (A) by written consent (subject to the exception set forth in sub-clause (2) of clause (A) above).

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(b) During the Restricted Period, each Shareholder shall not, and shall cause such Shareholder’s Affiliates (as defined below) not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any Subsidiary of the Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any Subsidiary of the Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage the Company or any Subsidiary of the Company to enter into, any acquisition agreement, merger agreement, amalgamation agreement, plan of arrangement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state or province in connection with an Acquisition Proposal, Alternative Transaction or otherwise, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction, or (v) take any action which would reasonably be expected to impede, prevent or materially delay the approval of the Arrangement, including bringing, or threatening to bring, any suit or proceeding for the purpose of stopping, preventing, impeding or delaying the Plan of Arrangement, including exercising any rights to appear before a proceeding related to the Arrangement in a manner that is not supportive of the approval of the Arrangement; provided, however, that notwithstanding the foregoing, nothing in this Section 1(c) shall prohibit a Shareholder from taking any action that is permitted by, or done in compliance with, Section 7.7 of the BCA (including with respect to a Company Superior Proposal).

(c) Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the BCA, the Arrangement (including the Share Exchanges) and the other Transactions, to the extent same are available under applicable Law, including the CBCA, that such Shareholder may have with respect to the Shareholder Shares owned beneficially or of record by such Shareholder.

(d) Reserved.

(e) Each Shareholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to the Shareholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the constating documents of the Company) necessary to effect the Arrangement and the other Transactions and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the BCA (in substantially the form previously provided to the Shareholder as of the date of this Agreement), including the Share Exchanges and the Arrangement.

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2. Irrevocable Proxy. Each Shareholder hereby revokes any proxies that such Shareholder has heretofore granted with respect to his, her or its Shareholder Shares, hereby irrevocably constitutes and appoints the Company as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder for and on such Shareholder’s behalf, for and in such Shareholder’s name, place and stead, in the event that such Shareholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Shareholder Shares of such Shareholder and grant all written consents thereto in each case in accordance with the provisions of Section 1(a)(i) and (ii), and to represent and otherwise act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Shareholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6(m). Each Shareholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by the Company of the BCA and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Shareholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the Company in this Agreement.

3. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to SPAC, severally and not jointly, as follows:

(a) Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is not an individual, (a) such Shareholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) such Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of any such Shareholder or such Shareholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the execution of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by SPAC and the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

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(b) Consents and Approvals; No Violations.

(1) The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Shareholder.

(2) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Shareholder if such Shareholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Governmental Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii) through (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Shareholder is a married individual and is subject to community property laws, such Shareholder’s spouse has consented to this Agreement and the transactions contemplated by this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

(c) Ownership of Shareholder Shares. Such Shareholder (a) as of the date hereof, is the sole record and beneficial owner of all of the Shareholder Shares, Company Options and/or Company Warrants listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents), (b) as of the date hereof, has the sole voting power with respect to such Shareholder Shares and (c) has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than this Agreement). As of the date hereof, except as set forth on Schedule I, neither such Shareholder nor, to the knowledge of such Shareholder, any Family Member (as defined below) of such Shareholder nor any of the Affiliates of such Shareholder or of such Family Member of such Shareholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the Company Shareholders referred to in Section 1(a)(i) and with respect to any written consent of the Company Shareholders referred to in each of Section 1(a)(i) or (ii), such Shareholder or such Shareholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents), except with respect to any Shareholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter). As used in this Agreement, the term “Family Member” means, with respect to each Shareholder, (i) any spouse, parent, grandparent or natural or adopted sibling, child or grandchild of such Shareholder, together with the current spouse of each such individual and (ii) any corporation, trust, limited liability company, partnership, charitable foundation or organization or other entity directly or indirectly controlled by, and substantially all of whose equity or membership interests are owned by, or whose sole beneficiaries are, directly or indirectly, any of the individuals referenced in the preceding clause (i).

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(d) Contracts with the Company. Except for (a) any Contract listed in Section 3.5(a)(vii) or 3.19 of the Company Disclosure Letter and (b) any agreement pursuant to which such Shareholder purchased or received any Shareholder Shares, Company Options, Company Convertible Notes or Company Warrants which was shared with SPAC in the Company’s virtual data room for the Transactions, neither such Shareholder nor any Family Member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder is a party to any Contract with the Company and/or any of its Subsidiaries.

(e) Independent Advice. Such Shareholder has received a copy of and has reviewed the BCA, the Lock-Up Agreement and the other documentation relating to the Arrangement (including the Share Exchanges) and the other Transactions (including any other Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Shareholder deems relevant or appropriate.

4. No Transfers.

(a) Each Shareholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Shareholder Shares or Company Convertible Notes owned of record or beneficially by such Shareholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer; provided, however, that (i) the conversion of Company Convertible Notes or the exercise of Company Warrants by such Shareholder, or (ii) the Transfer of any Shareholder Shares pursuant to the Company Warrants by any Shareholder to the holder of the Company Warrants, in each case, shall not constitute a Transfer. Each Shareholder hereby authorizes SPAC to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect. For the avoidance of doubt, nothing herein shall be construed to permit the Transfer of any Company Options, which are non-transferable under their governing terms.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, shares, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, shares, options or warrants (including the right or power to vote any capital stock or shares) or (ii) in respect of any capital stock, shares, options or warrants or interest (including any beneficial ownership interest) in any capital stock, shares, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, shares, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, shares, options or warrants or interest (including any beneficial ownership interest) in capital stock, shares, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Shareholder to such Shareholder’s estate, such Shareholder’s immediate family, to a trust for the benefit of such Shareholder’s family, upon the death of such Shareholder or to an Affiliate of such Shareholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement and the Lock-Up Agreement by signing a joinder agreement hereto and thereto in form and substance reasonably satisfactory to SPAC (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

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(c) Each Shareholder hereby agrees not to, and not to permit any Person under such Shareholder’s control to deposit any of such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares owned beneficially or of record by such Shareholder to any arrangement with respect to the voting of such Shareholder Shares other than agreements entered into with SPAC.

5. Waiver and Release of Claims. Each Shareholder covenants and agrees, severally with respect to such Shareholder only and not with respect to any other Shareholder, as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), each Shareholder, on behalf of such Shareholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (provided, for the avoidance of doubt, that none of the Company or any of its Subsidiaries shall be deemed to release, waive or discharge any of the following Persons), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company and its Subsidiaries, and each of their respective predecessors, successors, assigns, Subsidiaries and Affiliates, and each of the respective past and present directors, officers, employees and agents of the foregoing, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”) arising out of or relating to the Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company.

(b) Each Shareholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Shareholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Shareholder knowingly and voluntarily waives and releases any and all rights and benefits arising out of or relating to such Shareholder’s capacity as a holder of equity securities of the Company that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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Each Shareholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Shareholder the right not to release existing claims of which the Shareholder is not aware, unless the Shareholder voluntarily chooses to waive this right. Having been so apprised, each Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, SPAC would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Shareholder or any of his, her or its Family Members or Affiliates releases or discharges, and each Shareholder (for himself, herself or itself and on behalf of his, her or its Family Members and Affiliates) expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the BCA, this Agreement or any of the other Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA, the Arrangement (including the Share Exchanges) or the other Transactions; (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement, shareholders agreement or equivalent document of the Company or any of its Subsidiaries with respect to such Shareholder, or any of his, her or its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries, in each case, solely to the extent contemplated by Section 6.7 of the BCA; (iii) for compensation or benefits payable to such Shareholder in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries that are (x) in the Ordinary Course or (y) otherwise on arms’ length terms and approved by the Company Board or any committee thereof; or (iv) for obligations pursuant to, or other rights set forth in, any employment or similar agreement (to the extent such agreement is an Ancillary Agreement or disclosed in the Company Disclosure Letter) between such Shareholder, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment-related rights that such Shareholder has by Contract or pursuant to applicable Law.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

6. General.

(a) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (1) when delivered in person, (2) when delivered after posting in the United States or Canada mail having been sent registered or certified mail return receipt requested, postage prepaid, (3) when delivered by FedEx or other nationally recognized overnight delivery service, or (4) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to SPAC (prior to Closing):

IB Acquisition Corp.
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: lopez.al@mac.com
Attention: Chief Executive Officer

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with a copy to (which shall not constitute notice):

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: ralph.demartino@afslaw.com

Email: marc.rivera@afslaw.com
Attention: Ralph V. De Martino and Marc E. Rivera

if to the Company or, after Closing, SPAC:

c/o GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588
Email: rehan.huda@gnq.ai

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP
1600 West End Avenue
Nashville, TN 37203
Email: jay.knight@btlaw.com

Email: timothy.vanhal@btlaw.com

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, ON M4H 0B4
Canada
Email: osoliman@cassels.com

Attention: Omar Soliman

If to a Shareholder, at such Shareholder’s address set forth on Schedule I

(b) Headings; Counterparts. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(c) Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the BCA and each Ancillary Agreement to which a Shareholder is a party, constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the BCA and each Ancillary Agreement to which a Shareholder is a party.

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(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

(f) Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(i) Enforcement.

(i) Each Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect SPAC’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) SPAC and the Company would not have entered into the BCA and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(ii) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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(iii) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 6(i), no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6(i) are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 6(i) prior to pursuing any other form of relief referred to in the preceding clause (i).

(j) Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(k) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6(k).

(l) Publicity.

(i) All press releases or other public communications of any Shareholder relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that no Shareholder shall be required to obtain consent pursuant to this Section 6(l)(i) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6(l)(i); provided, further, that nothing herein shall prohibit any Shareholder from indicating that he, she or it was an early investor of the Company.

(ii) The restriction in Section 6(l)(i) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Shareholder making the announcement shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing.

(m) Termination. This Agreement shall terminate on the earliest to occur of (a) the Closing, (b) the termination of the BCA in accordance with its terms, or (c) a Company Modification in Recommendation made pursuant to Section 7.7(e) of the BCA in connection with a Company Superior Proposal. Upon any termination of this Agreement pursuant to clause (c), each Shareholder shall be released from all obligations under Section 2 (including any obligation to vote in favor of the Company Arrangement Resolution). No termination of this Agreement pursuant to clause (a) or (b) shall relieve or release any Shareholder from any obligations or liabilities arising out of such Shareholder’s breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 6 shall survive any termination of this Agreement pursuant to clause (a).

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(n) Capacity. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company, and not in such Shareholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, as applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by such Shareholder or any representative of such Shareholder, as applicable, serving in the capacity of a director or officer of the Company or any Subsidiary of the Company, or acting in such person’s capacity as a director or officer of the Company or any Subsidiary of the Company (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of the Company with respect to the Arrangement (including the Share Exchanges) and the other Transactions); or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting such Shareholder’s obligations hereunder in its capacity as a Shareholder).

(o) No Recourse. Notwithstanding anything herein to the contrary, the obligations of the Shareholders hereunder are several and not joint, and no Shareholder shall be responsible for the actions or inactions of any other Shareholder. Neither the Company nor any of its Subsidiaries, nor any of the past, present or future Company Shareholders (other than the Shareholders party hereto), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any Company Shareholder, shall have any obligation or liability for the obligations or liabilities of any Shareholder under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (a) neither SPAC nor any Subsidiary of SPAC shall be deemed an Affiliate of any Shareholder for purposes of this Agreement and (b) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by any Shareholder or by any Shareholder’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of any Shareholder, except to the extent any such Person is expressly requested or directed by a Shareholder to take any action which would constitute a breach of this Agreement if taken by a Shareholder hereunder, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (b)).

(q) Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof”, “herein,” “hereto,” “herewith” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,
a Nevada corporation

By:	/s/ Al Lopez
Name: Al Lopez
Title: Chief Executive Officer

Company:

GNQ INSILICO INC.
a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name: Rehan Huda
Title: Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	GNQI Holdings Inc.
Signature:	/s/ Rehan Huda
Name of Signer:	Rehan Huda
Title of Signer:	President
Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	Trenchant Technologies Capital Corp.
Signature:	/s/ Tom English
Name of Signer:	Tom English
Title of Signer:	Director
Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	Sudhir Saxena
Signature:	/s/ Sudhir Saxena
Name of Signer:	Sudhir Saxena
Title of Signer:	-
Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	My Next Health Inc.
Signature:	/s/ Rehan Huda
Name of Signer:	Rehan Huda
Title of Signer:	Executive Chairperson and Director
Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

SCHEDULE I

Shareholders

[***]

Annex H

FORM OF PIPE SUBSCRIPTION AGREEMENT

[______], 2026

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between IB Acquisition Corp., a Nevada corporation (the “Company”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (“Target”), pursuant to that certain Business Combination Agreement, dated as of February 19, 2026 (as it may be amended, the “Transaction Agreement”), by and between the Company and Target, the Company is seeking commitments to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Per Share Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).

On the date set forth on the signature page of this subscription agreement (this “Subscription Agreement”), the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase in the Offering, effective on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to 800,000 shares of Common Stock, at the Per Share Purchase Price (such aggregate amount, the “Subscriber Payment”). In connection therewith, the undersigned subscriber (“Subscriber”) and the Company agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Subscriber Shares”) at the Per Share Purchase Price and on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of the Subscriber Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and concurrently with, the Transaction Closing.

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(b) At least five (5) business days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Subscriber Payment to the Company. No later than two (2) business days after receiving the Closing Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscriber Shares to the Subscriber. No later than 4:00 p.m. (Eastern time) one (1) business day prior to the Closing Date, Subscriber shall deliver the Subscriber Payment by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. The Company shall deliver to Subscriber (i) at the Closing, the Subscriber Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscriber Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) business days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than five (5) business days after the anticipated Closing Date specified in the Closing Notice) return the Subscriber Payment so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver the Subscriber Payment to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the Transaction Closing.

3. Closing Conditions. In addition to the conditions set forth in Section 2:

(a) General Conditions. The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscriber Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived by the applicable party pursuant to the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to the satisfaction or waiver of such conditions as of the Transaction Closing.).

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(b) Company Conditions. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) Subscriber Conditions. The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement, which such prohibition, for the avoidance of doubt, shall not include the waiver of any minimum cash condition by the Company and/or Target as set forth in the Transaction Agreement or any extension of the “Agreement End Date” as defined in the Transaction Agreement.

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4. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. However, the Company may convert into a Delaware corporation before the Closing. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Issuance. The Subscriber Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscriber Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Articles of Incorporation, the Company’s bylaws or under the laws of the State of Nevada or Delaware, as applicable.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscriber Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq Stock Market or New York Stock Exchange (each, an “Exchange”) listing rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

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(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Subscriber Shares), other than (i) those required to consummate the Transaction as provided under the Transaction Agreement, (ii) the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Section 8, (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 6(c), (v) any filings or notices required by an Exchange, as applicable, (vi) those required to consummate the Transaction as provided under the Transaction Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Capitalization. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which (A) 5,739,970 shares of Common Stock are issued and outstanding and (B) 11,500,000 public rights are issued and outstanding with each right entitling the holder thereof to receive one-twentieth of one share of Common Stock, and (ii) 10,000,000 shares of preferred stock (“Preferred Stock”), none of which are issued and outstanding. All (1) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding rights have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement, and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), as of the date of this Subscription Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date of this Subscription Agreement, the Company has no subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.

(g) Registration of Common Stock. As of the date of this Subscription Agreement, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq Global Market (the “Trading Market”) under the symbol “IBAC”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Trading Market or the Commission with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by an Exchange of the Company’s listing application with respect to the Transaction.

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(h) Regulatory Actions. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

(i) Compliance. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(j) Broker Fees. Except as set forth in the following sentence, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation to be paid to [●], as placement agent to the Company (the “Placement Agent”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of Subscriber in connection with the sale of any shares of Common Stock in the Offering.

(k) Investment Company. The Company is not, and immediately after receipt of payment for the Subscriber Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Private Placement. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Subscriber Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the offering of the Subscriber Shares under the Securities Act of 1933 (the “Securities Act”). The Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) SEC Reports; Financial Statements. As of their respective dates, all forms, reports, statements, schedules, proxies, registration statements and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission (the “Staff”) with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies issued by the Staff on April 12, 2021, (ii) the classification of shares of the Company’s Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the Commission or the Staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Company’s SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the Company.

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(n) No Side Letters. Other than the Other Subscription Agreements, the Sponsor Support Agreement between the Company, the Sponsor and Target, dated February 19, 2026, and the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s investment in the Company through the Offering.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Subscriber Shares, it was, and the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)) (an “Institutional Account”), as indicated in the questionnaire attached as Exhibit A hereto (an “Investor Questionnaire”), and (ii) is acquiring the Subscriber Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber, if not an individual, is not an entity formed for the specific purpose of acquiring the Subscriber Shares.

(b) Nature of Investment. The Subscriber understands that the Subscriber Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscriber Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Subscriber Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Subscriber Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Subscriber Shares and may be required to bear the financial risk of an investment in the Subscriber Shares for an indefinite period of time. The Subscriber acknowledges that the Subscriber Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscriber Shares.

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(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing the Subscriber Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(e) Tax Treatment. The Subscriber’s acquisition and holding of the Subscriber Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscriber Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Commission, had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of [●], 202[6] and filed with the Commission (File No. 333-[●]) on [●], 202[6] (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by Target, together with the accompanying investor presentation summary risk factors. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscriber Shares.

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(g) No General Solicitation. The Subscriber became aware of this Offering of the Subscriber Shares solely by means of direct contact between the Subscriber and the Company, the Placement Agent or a representative of the Company or the Placement Agent, and the Subscriber Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, the Placement Agent or a representative of the Company or the Placement Agent. The Subscriber acknowledges that the Company represents and warrants that the Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscriber Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is a sophisticated institutional investor and is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscriber Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscriber Shares and determined that the Subscriber Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) SEC Guidance. The Subscriber acknowledges and agrees that notwithstanding anything in this Subscription Agreement to the contrary, no restatement, revision or other modification of the SEC Reports to the extent resulting from the SEC Guidance shall constitute a breach by the Company of this Subscription Agreement.

(j) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Subscriber Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

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(k) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Subscriber Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(l) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscriber Shares were legally derived.

(m) No Reliance on Placement Agent. In making its decision to purchase the Subscriber Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agent concerning the Company, Target or the Subscriber Shares or the offer and sale of the Subscriber Shares. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscriber Shares. The Placement Agent and each of its members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscriber Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscriber Shares, the Placement Agent has not made any recommendations regarding an investment in the Company or the Subscriber Shares or acted as the Subscriber’s financial advisor or fiduciary.

The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

6. Additional Covenants.

(a) Transfer Restrictions.

(i) The Subscriber Shares may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws. In connection with any transfer of Subscriber Shares other than pursuant to an effective registration statement, or a transfer to the Company or to one or more affiliates of the Subscriber or to a lender to Subscriber pursuant to a pledge and, thereafter, a transferee thereof pursuant to a foreclosure, of the Subscriber, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company to the effect that such transfer does not require registration of such transferred Subscriber Shares, and after the consummation of the Transaction, the Subscriber Shares, under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and each lender transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

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(ii) The Company acknowledges and agrees that the Subscriber may from time to time after the Closing pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Subscriber Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Subscriber may transfer pledged or secured Subscriber Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith; further, no notice shall be required of such pledge; provided that the Subscriber and its pledgee shall be required to comply with other provisions of this Section 6 in order to effect a sale, transfer or assignment of the Subscriber Shares to such pledgee. At the Subscriber’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Subscriber Shares may reasonably request in connection with a pledge or transfer of the Subscriber Shares.

(iii) The Subscriber agrees to the imprinting, so long as is required by this Section 6(a), of a legend on any of the Subscriber Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

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(iv) Subject to applicable requirements of the Securities Act and the interpretations of the Commission thereunder and any requirements of the Company’s transfer agent, the Company shall ensure that instruments, whether certificated or uncertificated, evidencing the Subscriber Shares shall not contain any legend (including the legend set forth in Section 6(a)(iii), (A) following any sale of such Subscriber Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), (B) if such Subscriber Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, and in each case, the Subscriber provides the Company with an undertaking to effect any sales or other transfers in accordance with the Securities Act and such other documentation required by the Company’s transfer agent, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff).

(v) The Subscriber agrees with the Company that the Subscriber will sell any Subscriber Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that, if any Subscriber Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Subscriber Shares as set forth in this Section 6 is predicated upon the Company’s reliance upon this understanding.

(b) Furnishing of Information; Public Information. Until the earliest of (i) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and (ii) two (2) years from the Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, provided that the foregoing shall not in any way restrict the Company from engaging in any change of control, going private or similar transaction in which the shares of the Common Stock are no longer registered under the Exchange Act.

(c) Public Disclosure. The Company shall (i) by the end of the day on the business day following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby (“Disclosure Time”), and (ii) file a Current Report on Form 8-K, including the Transaction Agreement as an exhibit thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Subscriber that it shall have publicly disclosed all material, non-public information regarding the Company delivered to the Subscriber by or on behalf of the Company, the Target or any of their respective officers, directors, employees or agents (including the Placement Agent) in connection with the transactions contemplated by this Subscription Agreement. Prior to the Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, neither party shall publicly disclose the name of the other party, or include the name of the other party in any filing with the Commission, any regulatory agency or an Exchange, as applicable, without the prior written consent of the party being disclosed, except (A) as required by federal securities law in connection with any registration statement contemplated by Section 8 and (B) to the extent such disclosure is required by applicable law, Commission, or an Exchange, as applicable, regulations or at the request of any governmental or regulatory agency or as required by legal process, in which case (to the extent legally permissible) written notice of such disclosure permitted under this clause (B) shall be made to the other party prior to or as reasonably practicable following such disclosure.

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(d) Non-Public Information. Following the Disclosure Time or otherwise as required by applicable law, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide the Subscriber with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Subscriber shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company; provided, that each Subscriber shall be solely responsible for its compliance with federal, state and foreign securities laws. Any request by the Company that the Subscriber waive or amend any term of this Subscription Agreement shall not by itself be deemed to constitute material non-public information.

(e) Listing of Common Stock. The Company hereby agrees to use its best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed (or the New York Stock Exchange) until Closing and, prior to the Closing, the Company shall apply to list or quote the Common Stock and all of the Subscriber Shares on an Exchange, as determined by the Company, and promptly secure the listing of the Common Stock (including the Subscriber Shares) on an Exchange, as applicable. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(f) Other Subscription Agreements. The Company agrees that no Other Subscription Agreements will be amended in any material respect following the date of this Subscription Agreement, and each Other Subscription Agreement reflects the same Per Share Purchase Price and other terms that are not materially more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, except to the extent required to comply with an Other Subscriber’s policies and procedures or rules and regulations applicable to such Other Subscriber. For the avoidance of doubt, the Company may waive or terminate any Other Subscriber’s commitment under any Other Subscription Agreement without violating the terms of this Section 6(f).

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(g) Certain Transactions and Confidentiality. The Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of the Company’s securities during the period that commenced at the time that the Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c). The Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 6(c), the Subscriber will maintain the confidentiality of the existence and terms of the Transaction and the transactions contemplated hereby. Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Subscriber makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c), (ii) the Subscriber shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c) and (iii) the Subscriber shall have no duty of confidentiality or duty not to trade in the securities of the Company as set forth in this Section 6(g) to the Company after the issuance of the initial press release as described in Section 6(c). Notwithstanding the foregoing, in the case that the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares covered by this Subscription Agreement.

(h) Subscriber Undertaking. The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Subscriber Shares, and the Subscriber shall promptly provide such information to the Company upon such request, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.

(i) No Short Sales. The Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 6(i), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (A) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (B) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares.

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7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the “Agreement End Date” (as defined in the Transaction Agreement), as it may be amended by the Company and the Target pursuant to the Transaction Agreement; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and (ii) each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and the provisions of this Section 7 and Sections 9 and 10 will survive any termination of this Subscription Agreement and continue indefinitely.

8. Registration Rights.

(a) The Company agrees that, within thirty (30) days after the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscriber Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 8, the “Registration Statement”), and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Transaction Closing and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two (2) years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Subscriber Shares covered by such Registration Statement, or (iii) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 of the Securities Act without restriction, including any volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Subscriber Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscriber Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Subscriber Shares as shall be reasonably requested by the Company to effect the registration of the Subscriber Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscriber Shares. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 8. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the option, in its sole and absolute discretion, to either (i) have an opportunity to withdraw from the Registration Statement, in which case the Company’s obligation to register the Subscriber Shares will be deemed satisfied, or (ii) be included as such in the Registration Statement. For purposes of this Section 8, “Subscriber Shares” shall mean, as of any date of determination, the Subscriber Shares and any other equity security of the Company issued or issuable with respect to the Subscriber Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

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(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii) advise Subscriber within five (5) business days:

(A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscriber Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

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(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscriber Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Subscriber Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and

(vi) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscriber Shares contemplated hereby and (B) for so long as the Subscriber holds Subscriber Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Subscriber Shares under Rule 144.

(c) The Company may delay filing or suspend the use of any such registration statement (x) if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year, or (z) if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay filing or suspend use of any registration statement on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Subscriber Shares under the Registration Statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscriber Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscriber Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Subscriber Shares is effective or when the Subscriber Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, cause the Company’s transfer agent to remove any restrictive legends on any Subscriber Shares sold by the Subscriber within two (2) business days of the date that such Subscriber Shares are sold and the Subscriber notifies the Company of such sale (and prior to removal the Subscriber provides the Company with any customary representations in connection therewith).

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(d) From and after the Closing, the Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Subscriber, and each person, if any, who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Subscriber and each of the foregoing, a “Subscriber Indemnified Party”), from and against any losses, judgments, claims, damages, liabilities or reasonable costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. Notwithstanding the foregoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Closing, the Subscriber shall, severally and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Company, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any Losses, that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

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(f) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 8(f) shall be individual, not joint, and in no event shall the liability of the Subscriber under this Section 8(f) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation.

(g) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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(h) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscriber Shares purchased pursuant to this Subscription Agreement.

9. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of the Company’s initial public offering “IPO” and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company Common Stock in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within the timeframe set forth in the Company’s Amended and Restated Articles of Incorporation (as amended, modified or supplemented from time to time) after the closing of the IPO (as such date may be extended by amendment to the Company’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 9 to the contrary, nothing herein shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Company (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the Company) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

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10. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscriber Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as Subscriber, that is an Accredited Investor and an Institutional Account, so long as the Subscriber provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

(b) Company Reliance. The Subscriber acknowledges that the Company, the Placement Agent, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company and/or the Target. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

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(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 10(d), Section 10(o) and Section 11 may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto, the Placement Agent or the Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Subscription Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Subscriber hereby irrevocably waives such immunity in respect of its obligations with respect to this Subscription Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered Sections and Subsections of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Sponsor.

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(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that (a) the Placement Agent is an express third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and covenants of the Subscriber contained in Section 5, and their express rights set forth in Section 10(d) and this Section 10(o), and (b) Target is an express third-party beneficiary of the representations, warranties and covenants contained in this Subscription Agreement. The parties hereto acknowledge and agree that Target shall be entitled to specifically enforce the Subscriber’s obligations to fund the Subscriber Payment and the provisions of this Subscription Agreement of which Target is an express third-party beneficiary on the terms and subject to the conditions set forth in this Subscription Agreement. Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

11. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agent, its affiliates or any of its or its affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscriber Shares.

12. Several and not Joint. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement. Nothing contained herein or in any Other Subscription Agreement and no action taken by no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscriber Shares or enforcing its rights under this Subscription Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IB ACQUISITION CORP.

By:
Name:
Title:

Address for Notice:

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: lopez.al@mac.com

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: ralph.demartino@afslaw.com

Email: marc.rivera@afslaw.com

Attention: Ralph V. De Martino and Marc Rivera

and

[Placement Agent]

[Address]

[City, State ZIP Code]

Email: [●]

Attention: [●]

[Signature Page to Subscription Agreement by and between IB Acquisition Corp. and the Subscriber party thereto]

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber: _______________________________________________________________

Signature of Authorized Signatory of Subscriber: ___________________________________________

Name of Authorized Signatory: _________________________________________________________

Title of Authorized Signatory: __________________________________________________________

Address for Notice to Subscriber: _______________________________________________________

 __________________________________________________________________________

 __________________________________________________________________________

 __________________________________________________________________________

Attention: __________________________________________________________________

Email: ______________________________________________________________________

Facsimile No.: ________________________________________________________________

Telephone No.: _______________________________________________________________

Address for Delivery of Subscriber Shares to Subscriber (if not same as address for notice):

 ___________________________________________________________________________

 ___________________________________________________________________________

 ___________________________________________________________________________

Subscription Amount: $ ________________________________________________________________

Number of Subscriber Shares: ___________________________________________________________

EIN Number: _________________________________________________________________________

Jurisdiction of Organization of Subscriber (country and/or state): __________________________________

Name of Account Nominee (if different than Name of Subscriber): __________________________________

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c).

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) (1), (2), (3), (7) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_____	(i)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;
_____	(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
_____	(iii)	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the Commission under the section 203(l) or (m) of the Investment Advisers Act;
_____	(iv)	An insurance company as defined in section 2(a)(13) of the Exchange Act;
_____	(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;
_____	(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
_____	(vii)	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
_____	(viii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
_____	(ix)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
_____	(x)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
_____	(xi)	A (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, partnership, or limited liability company, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;
_____	(xii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;
_____	(xiii)	An entity in which all of the equity owners are “accredited investors”;
_____	(xiv)	An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities and owning investments in excess of $5,000,000; and/or
_____	(xv)	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.
_____	(xvi)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1 million.
_____	(xvii)	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.
_____	(xviii)	The Subscriber does not qualify under any of the investor categories set forth in (i) through (xiii) above.

2.1 Type of the Subscriber. Indicate the form of entity of the Subscriber:

☐	Limited Partnership	☐	Corporation
☐	General Partnership	☐	Revocable Trust
☐	Other Type of Trust (indicate type): ________________________________
☐	Limited Liability Company (if so, indicate whether it is treated as a corporation or a partnership for tax purposes): __________________________
☐	Other (indicate form of organization): ________________________________

Subscriber:

Subscriber Name:_________________________

By:
Signatory Name:
Signatory Title:

Annex I

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and among (i) GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”), (ii) IB Acquisition Corp., a Nevada corporation (“SPAC”), (iii) I-B Good Works 4, LLC, a Delaware limited liability company (“Sponsor”), and (iv) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, dated as of February 19, 2026, by and between SPAC and the Company (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, SPAC and the Company have entered into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares, (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, as of the date hereof, Holder is a holder of Company Common Shares, Replacement Options, Company Convertible Notes or Company Warrants, in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to enter into this Agreement, pursuant to which the SPAC Class A Common Stock, Replacement Options, or ExchangeCo Exchangeable Shares to be received by Holder as consideration pursuant to the transactions contemplated by the BCA, including any SPAC Class A Common Stock underlying the Replacement Options (as exercised) and the Company Warrants and any SPAC Class A Common Stock issued in connection with an exchange of ExchangeCo Exchangeable Shares, and further including any other securities held by the Holder immediately following the Share Exchanges which are convertible into, or exercisable, or exchangeable for, SPAC Class A Common Stock (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

I-1

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of SPAC (subject to Section 2(h)), during the period (the “Lock-Up Period”) commencing from the Closing and ending on the date that is the earlier of (A) six (6) months after the date of the Closing, and (B) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Class A Common Stock for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”); provided, that (A) if the closing trading price of the SPAC Class A Common Stock on the stock exchange on which the SPAC Class A Common Stock is listed exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period, then Holder shall have the right to sell 50% of its SPAC Class A Common Stock subject to applicable regulatory restrictions, and (B) if the closing trading price of the SPAC Class A Common Stock on the stock exchange on which the SPAC Class A Common Stock is listed exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period (that does not overlap with the 30 day Trading Period in (A) above), then Holder shall have the right to sell the remaining 50% of its SPAC Class A Common Stock subject to applicable regulatory restrictions. The foregoing sentence shall not apply to any of the following actions in respect of any or all of the Restricted Securities owned by Holder (each transferee of a transfer or other action referred to below, a “Permitted Transferee”):

(i) in the case of an entity, transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, (B) as part of a distribution to members, partners or stockholders of the undersigned or (C) to officers or directors, any current or future affiliate or family member of any of Holder’s officers or directors, or to any member(s), officers, directors or employees of Holder or any of its current or future affiliates;

(ii) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v) in the case of an individual, transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

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(vi) in the case of an entity that is a trust, transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, transfers by virtue of the laws of the state or province of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) transfers of Restricted Securities as a bona fide gift, or to a charitable organization or educational institution in a transaction not involving a disposition for value;

(ix) transfers by Holder of Replacement Options or restricted SPAC Class A Common Stock, in connection with the exercise of a Replacement Option that is scheduled by its terms in effect as of the date hereof to expire (including expiration in connection with a termination of employment) during the Lock-Up Period or the lapse of a substantial risk of forfeiture (within the meaning of Section 83 of the Code) in respect of restricted SPAC Class A Common Stock held by Holder, in each case in accordance with the express terms of the applicable grant agreement (and without any consent or additional action (other than a termination of employment) by the Company’s Board of Directors triggering such exercise or vesting), transfers by Holder of a number of shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares with a market price up to the maximum tax amount incurred by Holder as a direct result of the exercise of such Replacement Options or the lapse of the substantial risk of forfeiture in respect of such restricted SPAC Class A Common Stock, and the payment of the exercise price of any such Replacement Options through a cashless exercise thereof (for the avoidance of doubt, any SPAC Class A Common Stock received upon exercise of Replacement Options (or formerly restricted SPAC Common Stock)), after giving effect to the transfers permitted by this clause (ix), shall remain subject to the restrictions of this Lock-Up Agreement during the Lock-Up Period);

(x) transfers to SPAC pursuant to any contractual arrangement in effect at the Arrangement Effective Time that provides for the repurchase by SPAC or forfeiture of SPAC Class A Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Class A Common Stock (i) in connection with the termination of the Holder’s service to SPAC, or (ii) pursuant to any agreement containing a holdback of shares to satisfy any indemnification obligations;

(xi) book-entry transfers to a nominee, custodian or depositary (including CDS or DTC) that do not change beneficial ownership and are solely for custody or settlement, with the Restricted Securities remaining subject to this Agreement; and

(xii) the entry, by the Holder, at any time after the effective time of the Share Exchanges, of any trading plan providing for the sale of SPAC Class A Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any SPAC Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that it shall be a condition to any transfer pursuant to clauses (i) through (viii) above that the Permitted Transferee of such transfer shall enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), stating that such Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and that there shall be no further transfer of such Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Holder further agrees to execute such agreements as may be reasonably requested by SPAC that are consistent with the foregoing or that are necessary to give further effect thereto.

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(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and SPAC shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, SPAC may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [_______], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, SPAC will make reasonable best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of SPAC and/or ExchangeCo during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Holder hereby acknowledges and agrees that, upon the Closing, each of Holder’s Company Options outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall automatically and without any required action on the part of the Holder or any other beneficiary thereof, be exchanged for Replacement Options under the Incentive Plan with the same vesting schedule, expiry or remaining term and other provisions (subject to adjustments for the Company Exchange Ratio and applicable Law) in accordance with Section 2.9(c) of the BCA, and without any right or claim to any further equity or other compensation with respect to such Company Options.

(f) Holder hereby acknowledges and agrees that, in connection with the Arrangement, each of Holder’s Company Convertible Notes outstanding immediately prior to the Arrangement Effective Time, shall automatically and without any required action on the part of Holder thereof, convert into Company Common Shares immediately prior to the Arrangement Effective Time at the conversion price set forth in such Company Convertible Note, in accordance with Section 2.9(d)(i) of the BCA, and without any right or claim to any further equity or other compensation with respect to such Company Convertible Notes.

(g) Holder hereby acknowledges and agrees that, upon the Closing, pursuant to the Arrangement, Holder’s Company Warrants outstanding immediately prior to the Arrangement Effective Time, shall automatically and without any required action on the part of Holder or any other beneficiary thereof, be exchanged for SPAC Class A Common Stock in accordance with Section 2.9(e) of the BCA and without any right or claim to any further equity or other compensation with respect to such Company Warrants.

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(h) Without limiting the terms set forth in clauses (i)-(xii) of Section 1(a) hereof, Holder shall be free to engage in bona-fide purchase or sale transactions involving SPAC Class A Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Class A Common Stock in compliance with applicable laws and solely to the extent acquired in bona fide open market transactions, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Lock-Up Period. Holder acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning SPAC from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

2. Miscellaneous.

(a) Termination of BCA. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of SPAC in accordance with Section 2(h), except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in the second sentence of Section 1(a). Each of SPAC, Sponsor, and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale, plan of arrangement/exchange or otherwise) without obtaining the consent or approval of Holder. For the avoidance of doubt this Section 2(b) does not apply to Sponsor’s rights under Section 2(h).

(c) Third Parties. Except for the rights of Sponsor (or its assignee) as provided in Section 2(h), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx, UPS or other nationally recognized overnight courier service or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to SPAC prior to the Closing, to:

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: lopez.al@mac.com

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: ralph.demartino@afslaw.com

Email: marc.rivera@afslaw.com

Attention: Ralph V. De Martino and Marc E. Rivera

If to Sponsor, to:

I-B Good Works 4, LLC

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: lopez.al@mac.com

Attention: Al Lopez

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: ralph.demartino@afslaw.com

Email: marc.rivera@afslaw.com

Attention: Ralph V. De Martino and Marc E. Rivera

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If to the Company and, from and after the Closing, SPAC, to:

c/o GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Email: rehan.huda@gnq.ai

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP

1600 West End Avenue

Nashville, TN 37203

Email: jay.knight@btlaw.com

Email: timothy.vanhal@btlaw.com

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP

40 Temperance Street, Suite 3200

Toronto, ON M4H 0B4

Canada

Email: osoliman@cassels.com

Attention: Omar Soliman

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of (i) SPAC, the Company, Sponsor, and Holder (if prior to the Closing) or (ii) SPAC (in accordance with Section 2(h)) and Holder (if from and after the Closing). The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of SPAC. The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any consent, waiver or material amendment with respect to the restrictions set forth in Section 1 of this Agreement shall require the prior written consent of Sponsor, and Sponsor shall be entitled to cause SPAC to enforce its rights and remedies under this Agreement; provided, that, subject to approval by the SPAC Board, Sponsor consent shall not be required for the transfers of Restricted Securities by a holder of less than 0.5% of the Fully-Diluted Company Common Shares, solely to the extent that (i) such holder is not a director, officer or employee of SPAC or any of its Subsidiaries and (ii) following any transfer of Restricted Securities pursuant to such consent, waiver or amendment, the aggregate amount of Restricted Securities remaining subject to the restrictions set forth in Section 1 of the Lock-Up Agreements entered into as contemplated by the BCA reflects at least ninety-five percent (95%) of the Fully-Diluted Company Common Shares. Sponsor may, without being required to obtain the consent of any party hereto, assign all of its rights under this Agreement to any Affiliate of Sponsor to whom Sponsor’s SPAC Class A Common Stock is transferred after the Closing in compliance with any applicable contractual or legal requirements.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and SPAC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties hereto is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of SPAC or any of the obligations of Holder under any other agreement between Holder and SPAC or any certificate or instrument executed by Holder in favor of SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of SPAC or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,

a Nevada corporation

By:
Name:
Title:

Sponsor:

I-B GOOD WORKS 4, LLC,

a Delaware limited liability company

By:
Name:
Title:

Company:

GNQ INSILICO INC.

a corporation formed under the federal laws of Canada

By:
Name:
Title:

[Signature Page to Lock-Up Agreement among GNQ Insilico Inc., IB Acquisition Corp., I-B Good Works 4, LLC, and Holder]

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Company Securities:

Company Common Shares:
Company Options:
Company Convertible Notes:
Company Warrants:

Address for Notice:

Address:

Telephone No.:

Email:

[Signature Page to Lock-Up Agreement among GNQ Insilico Inc., IB Acquisition Corp., I-B Good Works 4, LLC, and Holder]

Annex J

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

Execution Version

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

March 16, 2026

Via Electronic Mail

GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Attention: Rehan Huda

Email: rehan.huda@gnq.ai

Re: Bridge Financing described in the Business Combination Agreement by and between IB Acquisition Corp. (“IBAC”) and GNQ Insilico Inc. (“GNQ”) dated as of March 16, 2026 (the “BCA”). Capitalized terms not defined in this letter shall have the meanings set forth in the BCA.

Dear Mr. Huda,

This letter agreement (this “Agreement”) confirms the binding commitments of IBAC to GNQ in connection with the Bridge Financing. IBAC and GNQ are referred to herein individually as a “Party” and collectively as the “Parties.” IBAC is pleased to confirm that subject to the satisfaction of the conditions set forth below, IBAC and/or one or more third-party investors, lenders, or financing sources introduced to GNQ by IBAC (directly or through its representatives) (“Introduced Investors” and collectively with IBAC, the “Investors” and each, an “Investor”) will loan to GNQ up to $2.0 million in one or more tranches as set forth below.

Loan Amount:	Up to $2.0 million

Security:	Upon the funding of any tranche, GNQ will issue each funding Investor a convertible promissory note with the face amount equal to the amount funded by such investor (the “Funded Amount”) in the tranche (each, a “Note”). The Notes will be in the form appended to the BCA at Exhibit N.

J-1

Priority:	The Notes will be senior in priority to all other indebtedness of GNQ, except for any amounts financed by PIPE Investors, which shall have priority over the Notes.

Interest:	Interest shall accrue on the outstanding principal balance at a rate of 10% per annum, calculated on the basis of a 360-day year and the actual number of days elapsed.

Conversion:	At any time and from time to time until the Maturity Date, the holders may elect to convert the principal amount outstanding under the Notes, together with any accrued and unpaid interest owing thereon up to, but excluding, the date of conversion (the “Conversion Amount”), into that number of Company Common Shares as is equal to the quotient of (a) the Conversion Amount as of the date immediately prior to conversion, divided by (b) a price per Company Common Share equal to 80% of the deemed price per Company Common Share as adjusted pursuant to the Company Exchange Ratio (the “Conversion Price”).

Maturity:	Six months from the date of issuance.

Prepayment:	The principal amount of the Notes may be prepaid in whole, or in amounts of $100,000 and integral multiples thereof, at the election of GNQ upon the completion of a qualified financing by GNQ (defined as an equity financing of at least $5.0 million in gross proceeds). GNQ shall provide the holders with at least ten (10) days’ prior written notice of any prepayment (a “Prepayment Notice”), during which time the holders may elect to exercise their conversion rights under the Notes with respect to the principal amount to be prepaid. Any prepayment shall include (i) the outstanding principal amount being prepaid, (ii) all accrued and unpaid interest through the prepayment date, and (iii) a make-whole amount equal to all interest that would have accrued on the principal amount being prepaid from the prepayment date through the maturity date.

Warrant Coverage:

Each Note shall be accompanied by a common share purchase warrant to purchase Company Common Shares, with the number of Company Common Shares determined by dividing (a) 100% of the Funded Amount by (b) an assumed value for a Company Common Share to be agreed upon by the Parties based on a discount to the $10.00 reference value of a share of SPAC Class A Common Stock in the BCA (each, a “Warrant”). The Warrants shall be exercisable for a period of five (5) years from the date of issuance, provided that, in the event that the Arrangement is effected in advance of such expiry date, immediately prior to the effective time of the Arrangement, the holders may elect to exercise the Warrants into Company Common Shares on a cashless basis immediately prior to the Arrangement Effective Time.

The exercise price under the Warrants will be equal to the Conversion Price.

The Warrants will be in the form attached hereto as Schedule “B” and will feature customary cash and cashless exercise provisions and anti-dilution protections.

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Initial Tranche:	Concurrently with the execution and delivery of the BCA, GNQ has provided IBAC with a copy of the fully executed definitive agreement with RegenaLife™ (or one of its affiliates) (the “RegenaLife Agreement”), and the Investors are funding $250,000 in immediately available funds to GNQ in accordance with the wire instructions attached as Schedule “A” hereto.

Second Tranche:	Following GNQ’s entry into a definitive Joint Initiative Agreement with International Business Machines Corporation (or one of its affiliates) (the “IBM Agreement”) and following GNQ’s delivery to IBAC of a copy of the fully executed IBM Agreement, Investors will fund $500,000 in immediately available funds to GNQ in accordance with the wire instructions attached as Schedule “A”.

Subsequent Tranches:	The Investors at their discretion may fund additional tranches from time to time prior to the Closing Date.

Placement Agency Agreement:	On all investments funded from Introduced Investors other than the Initial Tranche, GNQ will pay a placement agent fee detailed in a separate Placement Agent Agreement between GNQ and I-Bankers Securities.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or commercially recognized e-signature platforms) shall be deemed effective for all purposes.

This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts-of-law principles that would result in the application of the laws of another jurisdiction.

Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York, for any action or proceeding arising out of or relating to this Agreement, and waives any objection based on forum non conveniens or improper venue.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions and understandings, whether oral or written, relating to such subject matter. This Agreement may be amended or modified only by a written instrument executed by both Parties.

[Remainder of Page Intentionally Blank.]

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Please acknowledge your acceptance of the foregoing by countersigning this letter agreement below.

Sincerely,

IB ACQUISITION CORP., a Nevada corporation

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED,

GNQ INSILICO INC., a corporation formed under the federal
laws of Canada

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

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SCHEDULE “A”

WIRE INSTRUCTIONS

[***]

5

SCHEDULE “B”

FORM OF WARRANT CERTIFICATE

[***]

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